                             Rule 424(b)(3) Prospectus (Reg. No. 333-44758)


              [Letterhead of Allegiant Bancorp, Inc.]

                         September 15, 2000


Dear Fellow Shareholder:


   The board of directors cordially invites you to attend a Special
Meeting of Shareholders of Allegiant Bancorp, Inc. to be held at 3:00 p.m., local time, on Thursday, October 19, 2000, at our headquarters, 2122 Kratky Road, St. Louis, Missouri. At the special meeting, you will be asked to consider and vote to approve the issuance of shares of common stock of Allegiant Bancorp in connection with our acquisition of Equality Bancorp, Inc., a savings and loan holding company headquartered in St. Louis, Missouri. Under the Agreement and Plan of Merger, dated as of July 26, 2000, we will acquire Equality Bancorp through the merger of Allegiant Acquisition Corporation, a wholly-owned subsidiary of our company, into Equality Bancorp. In connection with the merger, each outstanding share of common stock of Equality Bancorp will be converted into 1.118 shares of our common stock, all as more fully described in the accompanying Joint Proxy Statement/Prospectus.

   We expect to issue up to 2,874,877 shares of our common stock in connection with the acquisition. We have attached a copy of the merger agreement as Annex A to the Joint Proxy Statement/Prospectus. We have
             -------
included the following items with this letter:


   1.   Joint Proxy Statement/Prospectus;

   2.   Proxy card; and

   3. A pre-addressed return envelope to UMB Bank N.A. for the proxy card.

   The Joint Proxy Statement/Prospectus and related proxy materials set forth, or incorporate by reference, financial data and other important information relating to us and Equality Bancorp and describe the terms and conditions of the merger. Our board of directors requests that you carefully review these materials before completing the enclosed proxy card or attending the special meeting.


   OUR BOARD OF DIRECTORS CAREFULLY CONSIDERED AND APPROVED THE TERMS OF THE MERGER AGREEMENT BETWEEN US AND EQUALITY BANCORP AS BEING IN THE BEST INTERESTS OF ALLEGIANT BANCORP AND OUR SHAREHOLDERS. OUR BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS OF ALLEGIANT BANCORP VOTE "FOR" APPROVAL OF THE ISSUANCE OF SHARES OF OUR COMMON STOCK UNDER THE MERGER AGREEMENT.

   The investment banking firm of Howe Barnes Investments, Inc. issued its written opinion, dated today's date, to your board of directors. Howe Barnes Investment, Inc.'s opinion relates to the fairness, from a financial point of view, to our shareholders of the consideration to be paid to the shareholders of Equality Bancorp under the merger agreement. We have attached a copy of the opinion as Annex B to the Joint Proxy
                                          -------
Statement/Prospectus.

   ALLEGIANT BANCORP'S SHAREHOLDERS MUST APPROVE THE ISSUANCE OF THE SHARES OF OUR COMMON STOCK IN CONNECTION WITH THE MERGER IN ORDER FOR THE MERGER TO BE COMPLETED. Accordingly, it is important that your shares be represented at the special meeting, whether or not you plan to attend the special meeting in person. Please complete, date and sign the enclosed proxy card and return it to UMB Bank N.A. in the enclosed pre-addressed envelope, which requires no postage if mailed within the United States.
If you later decide to attend the special meeting and vote in person, or if you wish to revoke your proxy for any reason before the vote at the special meeting, you may do so and your proxy will have no further effect. You may revoke your proxy by delivering to our corporate secretary a written notice of revocation or another proxy relating to the same shares bearing a later date than the proxy being revoked or by attending the special meeting and voting in person. Attendance at the special meeting will not, in itself, revoke an earlier dated proxy.


   If you need assistance in completing your proxy card or if you have any questions about the Joint Proxy Statement/Prospectus, please call (314) 692-8200 and ask for Investor Relations.

                            Sincerely,


                            /s/ Marvin S. Wool

                            Marvin S. Wool
                            Chairman of the Board

                  PLEDGED TO A BETTER WAY OF BANKING.

                      [Allegiant Bancorp Logo]


                      ALLEGIANT BANCORP, INC.
             NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                  TO BE HELD ON OCTOBER 19, 2000



To the Shareholders of
Allegiant Bancorp, Inc.:


   We will hold a special meeting of shareholders of Allegiant
Bancorp, Inc., a Missouri corporation, on Thursday, October 19,
2000, at 3:00 p.m., local time, at our headquarters, 2122 Kratky
Road, St. Louis, Missouri, for the following purposes:

   1. To consider and vote upon a proposal to approve the issuance of shares of common stock, $0.01 par value, of Allegiant Bancorp, Inc. in connection with the consummation of the transactions contemplated by the Agreement and Plan of Merger, dated as of July 26, 2000, by and among Allegiant Bancorp, Inc., Allegiant Acquisition Corporation and Equality Bancorp, Inc. The merger agreement provides that (a) Allegiant Bancorp will acquire Equality Bancorp through the merger of Allegiant Acquisition Corporation with and into Equality Bancorp, (b) in connection with the merger, each issued and outstanding share of common stock of Equality Bancorp will be converted into and become the right to receive 1.118 shares of our common stock and (c) each outstanding option to acquire shares of common stock of Equality Bancorp will be converted into an option to acquire shares of our common stock, upon the terms and subject to the conditions set forth in the merger agreement and as more fully described in the enclosed Joint Proxy Statement/Prospectus.


   2. To transact any other business as may properly be brought before the special meeting or any adjournments or postponements of the special meeting.


   We have fixed the close of business on September 1, 2000 as the record date for determining those shareholders entitled to vote at the special meeting and any adjournments or postponements of the special meeting. Accordingly, only shareholders of record on that date are entitled to notice of, and to vote at, the special meeting and any adjournments or postponements of the special meeting.



                       /s/ Kevin R. Farrell
                       Kevin R. Farrell
                       Secretary


September 15, 2000


   WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING IN PERSON, PLEASE COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY CARD IN THE ENCLOSED ENVELOPE. THE ENVELOPE REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. IF YOU ATTEND THE SPECIAL MEETING, YOU MAY VOTE IN PERSON IF YOU WISH, EVEN IF YOU HAVE PREVIOUSLY RETURNED YOUR PROXY CARD. IF YOU PLAN TO ATTEND THE MEETING YOU SHOULD SUBMIT YOUR PROXY INDICATING YOUR INTENT TO ATTEND PROMPTLY.


   THE BOARD OF DIRECTORS OF ALLEGIANT BANCORP UNANIMOUSLY RECOMMENDS THAT YOU VOTE "FOR" APPROVAL OF THE ISSUANCE OF SHARES OF OUR COMMON STOCK UNDER THE MERGER AGREEMENT.

               [Letterhead of Equality Bancorp, Inc.]


                         September 15, 2000



Dear Fellow Stockholder:


   You are cordially invited to attend a Special Meeting of Stockholders of Equality Bancorp, Inc. to be held on Thursday, October 19, 2000 at 10:00 a.m., local time, at 558 Gravois Road,
Fenton, Missouri.

   At the special meeting, you will be asked to approve and adopt the Agreement and Plan of Merger, dated July 26, 2000, by and among Allegiant Bancorp, Inc., Allegiant Acquisition Corporation and Equality Bancorp, and each of the related transactions, under which Allegiant Bancorp will acquire Equality Bancorp through the merger of Allegiant Acquisition Corporation with and into Equality Bancorp. A copy of the merger agreement is attached to the Joint Proxy Statement/Prospectus as Annex A.
   -------

   Under the terms of the merger agreement and upon consummation of the merger, (1) Allegiant Acquisition Corporation will merge with and into Equality Bancorp, with Equality Bancorp being the surviving corporation in the merger and (2) each share of our outstanding common stock will be canceled and converted into the right to receive 1.118 shares of common stock of Allegiant Bancorp, all as more fully described in the accompanying Joint Proxy Statement/Prospectus. Your board of directors has received a written fairness opinion from its financial advisor, RP Financial, LC., dated the date of the attached Joint Proxy Statement/Prospectus, that, as of such date, and based upon matters considered as set forth in such opinion, the consideration to be received under the merger agreement is fair, from a financial point of view, to our stockholders. A copy of the opinion is attached as
Annex C to the Joint Proxy Statement/Prospectus.
-------


   The merger agreement and related transactions are described in greater detail in the accompanying Notice and Joint Proxy Statement/Prospectus and its various attachments. Please read these materials carefully.

   YOUR BOARD OF DIRECTORS HAS APPROVED THE MERGER AGREEMENT AS BEING IN THE BEST INTERESTS OF EQUALITY BANCORP AND OUR STOCKHOLDERS AND RECOMMENDS THAT STOCKHOLDERS OF EQUALITY BANCORP VOTE "FOR" THE PROPOSAL TO APPROVE AND ADOPT THE MERGER AGREEMENT AND THE RELATED TRANSACTIONS. IN MAKING THIS RECOMMENDATION, YOUR BOARD OF DIRECTORS HAS CONSIDERED NUMEROUS FACTORS, WHICH ARE DISCUSSED IN THE ATTACHED JOINT PROXY STATEMENT/ PROSPECTUS.


   Whether or not you plan to attend the special meeting, you are asked to please fill out, sign and date the enclosed proxy card, and return it promptly in the accompanying envelope which requires no postage if mailed in the United States. If you later find that you may be present at the special meeting or for any other reason desire to revoke your proxy, you may do so at any time before it is voted.

                                    Sincerely,


                                    /s/ Richard C. Fellhauer

                                    Richard C. Fellhauer
                                    Chairman of the Board, President and
                                    Chief Executive Officer

                       EQUALITY BANCORP, INC.
                       4131 SOUTH GRAND BLVD.
                     ST. LOUIS, MISSOURI 63118

             NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                   TO BE HELD ON OCTOBER 19, 2000

   YOU ARE HEREBY NOTIFIED of and invited to attend a special meeting of stockholders of Equality Bancorp, Inc., a Delaware corporation, to be held at 558 Gravois Road, Fenton, Missouri, on Thursday, October 19, 2000, 10:00 a.m., local time, for the purpose of considering and voting upon the following:

   1. A proposal to approve and adopt the Agreement and Plan of Merger, dated as of July 26, 2000, by and among Allegiant Bancorp, Inc., a Missouri corporation, Allegiant Acquisition Corporation, a Delaware corporation and wholly-owned subsidiary of Allegiant Bancorp, and Equality Bancorp, Inc. The merger agreement provides that (a) Allegiant Acquisition Corporation will be merged with and into Equality Bancorp, Inc., with Equality Bancorp being the surviving corporation in the merger, and (b) each outstanding share of our common stock, $0.01 par value, will be canceled and converted into the right to receive 1.118 shares of common stock, $0.01 par value, of Allegiant Bancorp, upon the terms and subject to the conditions set forth in the merger agreement, as more fully described in the enclosed Joint Proxy Statement/Prospectus.


   2. To transact any other business that may properly be brought before the special meeting or any adjournments or postponements of the special meeting.


   Our board of directors has determined that the terms of the merger are fair to and in the best interests of Equality Bancorp and our stockholders, has approved and adopted the merger agreement and the related transactions, and unanimously recommends that our stockholders vote "FOR" the approval and adoption of the merger agreement and the related transactions.

   Our board of directors has fixed the close of business on September 6, 2000 as the record date for determination of our stockholders entitled to receive notice of and to vote at the special meeting. The special meeting may be adjourned or postponed from time to time upon approval of our stockholders without any notice other than by announcement at the special meeting of any adjournment or postponement thereof, and any and all business for which notice is hereby given may be transacted at such adjourned or postponed special meeting.

   The affirmative vote of the holders of a majority of the outstanding shares of our common stock on the record date is required to approve and adopt the merger agreement and the related transactions. Please complete, date, sign and promptly return the enclosed proxy card, which is solicited by your board of directors, in the enclosed envelope, whether or not you expect to attend the special meeting. You may revoke the proxy at any time before its exercise by delivering to us a written notice of revocation, delivering to us a duly executed proxy card bearing a later date or by voting in person at the special meeting. Failure to return a properly executed proxy card, or to vote at the special meeting, will have the same effect as a vote against the merger agreement.


                        By Order of the Board of Directors


                        /s/ Richard C. Fellhauer

                        Richard C. Fellhauer
                        Chairman of the Board, President and
                        Chief Executive Officer

September 15, 2000




   PLEASE DO NOT SEND YOUR COMMON STOCK CERTIFICATES AT THIS TIME.
IF THE MERGER IS CONSUMMATED, YOU WILL BE SENT INSTRUCTIONS REGARDING THE SURRENDER OF YOUR STOCK CERTIFICATES.

         ALLEGIANT BANCORP, INC. PROXY STATEMENT/PROSPECTUS
                          _______________

               EQUALITY BANCORP, INC. PROXY STATEMENT

                        SPECIAL MEETINGS OF
            SHAREHOLDERS OF ALLEGIANT BANCORP, INC. AND
               STOCKHOLDERS OF EQUALITY BANCORP, INC.
                   TO BE HELD ON OCTOBER 19, 2000

   This Prospectus of Allegiant Bancorp, Inc., a Missouri
corporation, relates to up to 2,874,877 shares of common stock, $0.01 par value, of Allegiant Bancorp, to be issued to the stockholders of Equality Bancorp, Inc., a Delaware corporation, upon completion of the proposed merger of Allegiant Acquisition Corporation, a Delaware corporation and wholly-owned subsidiary of Allegiant Bancorp, with and into Equality Bancorp. Upon receipt of the requisite shareholder and regulatory approvals, and the satisfaction or waiver of certain conditions precedent, the merger will be completed according to the terms of the Agreement and Plan of Merger, dated as of July 26, 2000, by and among Allegiant Bancorp, Allegiant Acquisition Corporation and Equality Bancorp. We have attached a copy of the merger agreement as Annex A to this Joint Proxy Statement/Prospectus. This Prospectus also
-------
serves as the Proxy Statement of (1) Allegiant Bancorp for use in connection with the Special Meeting of Shareholders of Allegiant Bancorp, which will be held on October 19, 2000, at the time and place and for the purposes stated in the Allegiant Bancorp Notice of Special Meeting of Shareholders accompanying this Joint Proxy Statement/Prospectus and
(2) Equality Bancorp for use in connection with the Special Meeting of Stockholders of Equality Bancorp, which will be held on October 19, 2000, at the time and place and for the purposes stated in the Equality Bancorp Notice of Special Meeting of Stockholders accompanying this Joint Proxy Statement/Prospectus.

   Under the merger agreement, Allegiant Bancorp will issue up to an aggregate of 2,874,877 shares of Allegiant Bancorp common stock. Upon completion of the merger, Equality Bancorp will become a wholly-owned subsidiary of Allegiant Bancorp and each outstanding share of common stock, $0.01 par value, of Equality Bancorp will be converted into the right to receive 1.118 shares of Allegiant Bancorp common stock, subject to certain anti-dilution adjustments as set forth in the merger agreement. However, the exchange ratio is not adjustable based upon the operating results, financial condition or other factors affecting either Allegiant Bancorp or Equality Bancorp prior to the completion of the merger. The fair market value of Allegiant Bancorp common stock to be received under the merger may fluctuate and at the consummation of the merger may be more or less than the current fair market value of such shares. See "The Merger--General Description of the Merger." No fractional shares of Allegiant Bancorp common stock will be issued in the merger, but cash will be paid in lieu of such fractional shares. See "The Merger--Fractional Shares."

   The merger is intended to qualify as a reorganization under the Internal Revenue Code of 1986, as amended. The merger generally is intended to achieve certain federal income tax deferral benefits for Equality Bancorp stockholders with respect to shares of Allegiant Bancorp common stock received in the merger. See "Summary Information-- Material Federal Income Tax Consequences" and "Certain Federal Income Tax Consequences of the Merger."

   Allegiant Bancorp common stock is traded on the Nasdaq National Market under the symbol "ALLE" and Equality Bancorp common stock is traded on the American Stock Exchange under the symbol "EBI." On September 12, 2000, the closing sale price for Allegiant Bancorp common stock as reported on the Nasdaq National Market was $9.50 per share and the closing sale price for Equality Bancorp common stock as reported on the American Stock Exchange was $9.75 per share.

   This Joint Proxy Statement/Prospectus, the Notices of Special
Meetings and the forms of proxy were first mailed to the shareholders of Allegiant Bancorp and stockholders of Equality Bancorp on or about September 15, 2000.

   SEE "RISK FACTORS" BEGINNING ON PAGE 10 FOR A DISCUSSION OF
CERTAIN FACTORS THAT EQUALITY BANCORP STOCKHOLDERS SHOULD CONSIDER IN CONNECTION WITH VOTING TO APPROVE AND ADOPT THE MERGER AGREEMENT AND THE RELATED TRANSACTIONS.


   NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES OR DETERMINED IF THIS JOINT PROXY STATEMENT/PROSPECTUS IS ACCURATE OR ADEQUATE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


   THE SHARES OF ALLEGIANT BANCORP COMMON STOCK BEING OFFERED THROUGH THIS DOCUMENT ARE NOT SAVINGS ACCOUNTS, DEPOSITS OR OTHER OBLIGATIONS OF ANY BANK OR NON-BANK SUBSIDIARY OF ALLEGIANT BANCORP AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION, THE BANK INSURANCE FUND, THE SAVINGS ASSOCIATION INSURANCE FUND OR ANY OTHER FEDERAL OR STATE GOVERNMENTAL AGENCY.


   All information contained in this Joint Proxy Statement/Prospectus with respect to Allegiant Bancorp has been supplied by Allegiant Bancorp and all information with respect to Equality Bancorp has been supplied by Equality Bancorp.


    The date of this Joint Proxy Statement/Prospectus is September 15, 2000.

                         TABLE OF CONTENTS

                                                                       Page
                                                                       ----

FINDING IMPORTANT INFORMATION                                            iv

QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE SPECIAL MEETINGS           v

SUMMARY                                                                   1

COMPARATIVE UNAUDITED PER SHARE DATA                                      6

SUMMARY FINANCIAL DATA                                                    7

RISK FACTORS                                                             10

ALLEGIANT SPECIAL MEETING                                                14
   Matters to Be Considered                                              14
   Proxies                                                               14
   Solicitation of Proxies                                               14
   Record Date and Voting Rights                                         14
   Recommendation of Allegiant Bancorp Board of Directors                15

EQUALITY SPECIAL MEETING                                                 16
   Matters to Be Considered                                              16
   Proxies                                                               16
   Solicitation of Proxies                                               16
   Record Date and Voting Rights                                         17
   Recommendation of Equality Bancorp Board of Directors                 17

THE MERGER                                                               18
   General Description of the Merger                                     18
   Other Agreements                                                      19
   Interests of Certain Persons in the Merger                            20
   Background of the Merger; Board Recommendations and Reasons for
     the Merger                                                          22
   Opinion of Allegiant Bancorp's Financial Advisor                      25
   Opinion of Equality Bancorp's Financial Advisor                       29
   Conditions of the Merger                                              33
   Representations and Warranties                                        35
   Termination, Waiver and Amendment of the Merger Agreement             35
   Indemnification                                                       37
   Closing Date                                                          37
   Surrender of Equality Bancorp Stock Certificates and Receipt
     of Allegiant Bancorp Common Stock                                   37
   Fractional Shares                                                     37
   Regulatory Approvals                                                  38
   Conduct of Business Pending the Merger                                38
   Accounting Treatment                                                  40
   Management and Operations after the Merger                            40

                                                                       Page
                                                                       ----


CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER                    41

PRO FORMA FINANCIAL INFORMATION                                          43
   Comparative Unaudited Per Share Data                                  43
   Pro Forma Unaudited Combined Consolidated Financial Statements        44
   Notes to Unaudited Pro Forma Combined Consolidated Financial
     Statements                                                          48

NOTES TO UNAUDITED PRO FORMA COMBINED CONSOLIDATED FINANCIAL
  STATEMENTS                                                             50

INFORMATION ABOUT ALLEGIANT BANCORP                                      50
   General                                                               51
   Operations                                                            51
   Competition                                                           51
   Employees                                                             51
   Properties                                                            51
   Legal Proceedings                                                     51
   Management's Discussion and Analysis of Financial Condition
     and Results of Operations                                           51
   Results of Operations                                                 52
   Liquidity Management and Capital Resources                            89

INFORMATION ABOUT EQUALITY BANCORP                                       91
   General                                                               91
   Subsidiary Activities and Joint Ventures                              92
   Competition                                                           92
   Employees                                                             93
   Description of Properties                                             93
   Legal Proceedings                                                     94
   Executive Compensation                                                94
   Voting Securities and Principal Holders Thereof                       95
   Operations                                                            96
   Management's Discussion and Analysis of Financial Condition
     and Results of Operations                                          116
   Liquidity and Capital Resources                                      128
   Regulatory Agreement                                                 130

INFORMATION REGARDING ALLEGIANT BANCORP COMMON STOCK                    131
   Description of Allegiant Bancorp Common Stock                        131
   Restrictions on Resales by Affiliates                                132

COMPARATIVE RIGHTS OF SHAREHOLDERS                                      133

SUPERVISION AND REGULATION                                              144
   General                                                              144
   Liability for Bank Subsidiaries                                      144
   Capital Requirements                                                 144
   Dividend Restrictions                                                146

                                                                       Page
                                                                       ----
   Deposit Insurance Assessments                                        146
   Supervisory Assessments                                              146
   Depositor Preference Statute                                         146
   Brokered Deposits                                                    146
   Interstate Banking and Branching                                     147
   Control Acquisitions                                                 147
   Gramm-Leach-Bliley                                                   147
   Future Legislation                                                   148
   FDIC and Equality Savings Bank Memorandum of Understanding           148

LEGAL MATTERS                                                           149

EXPERTS                                                                 149

INDEPENDENT PUBLIC ACCOUNTANTS                                          149
   Allegiant Bancorp                                                    149
   Equality Bancorp                                                     149

SHAREHOLDER PROPOSALS                                                   150
   Allegiant Bancorp                                                    150
   Equality Bancorp                                                     151

OTHER MATTERS                                                           152

WHERE YOU CAN FIND MORE INFORMATION                                     152

ALLEGIANT BANCORP AND EQUALITY BANCORP CONSOLIDATED
  FINANCIAL STATEMENTS                                                  154


Annex A -- Agreement and Plan of Merger, dated as of July 26, 2000, by and among Allegiant Bancorp, Inc., Allegiant Acquisition Corporation and Equality Bancorp, Inc.

Annex B -- Opinion of Howe Barnes Investments, Inc. to the Board of Directors
           of Allegiant Bancorp, Inc.

Annex C -- Opinion of RP Financial, LC. to the Board of Directors of Equality
           Bancorp, Inc.

                   FINDING IMPORTANT INFORMATION


   This Joint Proxy Statement/Prospectus contains important information about our companies and the merger that you should read and consider carefully before you vote your shares. The principal sections of this document are located at the pages referenced in the Table of Contents. Business and financial information about Allegiant Bancorp and Equality Bancorp also may be found in documents filed with the Securities and Exchange Commission. You may read and copy these documents at the SEC's public reference facilities. Please call the SEC at 1-800-SEC-0330 for information about these facilities. This information also is available at the Internet site the SEC maintains at http:\\www.sec.gov. Reports and other information relating to Allegiant Bancorp also are available at the offices of the Nasdaq National Market and Equality Bancorp at the offices of the American Stock Exchange. See "Where You Can Find More Information" on page 152.

                       QUESTIONS AND ANSWERS
             ABOUT THE MERGER AND THE SPECIAL MEETINGS

Q: WHY ARE THE TWO COMPANIES PROPOSING TO COMBINE?


A: We believe the proposed combination is in the best interests of both the companies and their respective shareholders. Allegiant Bancorp's board of directors believes that combining with Equality Bancorp will serve to bring together two complementary institutions to create a strategically, operationally and financially strong company that is positioned for further growth. Equality Bancorp's board of directors believes that combining with Allegiant Bancorp provides significant value to Equality Bancorp stockholders and enables them to participate in the opportunities for growth offered by Allegiant Bancorp.

   You should review the reasons for the merger described in greater detail at pages 22 through 25.


Q: WHEN AND WHERE ARE THE SPECIAL MEETINGS?


A: The Allegiant Bancorp special meeting is scheduled to take place on Thursday, October 19, 2000, at 3:00 p.m., local time, at Allegiant Bancorp's headquarters, 2122 Kratky Road, St. Louis, Missouri. The Equality Bancorp special meeting is scheduled to take place on Thursday, October 19, 2000, at 10:00 a.m., local time, at 558 Gravois Road, Fenton, Missouri.


Q: WHAT DO I NEED TO DO NOW?


A: You should carefully read and consider the information contained in this document. Then, please fill out, sign and mail your proxy card in the enclosed return envelope as soon as possible so that your shares may be represented at the special meeting. If a card does not specify a choice, the Allegiant Bancorp proxy will be voted "FOR" the approval of the issuance of shares of Allegiant Bancorp common stock and the Equality Bancorp proxy will be voted "FOR" the merger and the related transactions, as the case may be.


Q: WHAT IF I DON'T VOTE OR I ABSTAIN FROM VOTING?


A: If you abstain from voting and you are an Allegiant Bancorp shareholder, your abstention will count as a "NO" vote on the issuance of shares of common stock of Allegiant Bancorp. If you do not vote or you abstain from voting and you are an Equality stockholder, your abstention will count as a "NO" vote on the merger and the related transactions.


Q: IF MY SHARES ARE HELD BY MY BROKER IN "STREET NAME," WILL MY
   BROKER VOTE MY SHARES FOR ME?


A: Your broker will vote your shares only if you provide instructions on how to vote. You should follow the directions provided by your broker to vote your shares. If you do not provide your broker with instructions on how to vote your shares held in "street name," your broker will not be permitted to vote your shares, which will have the effect of a "NO" vote on the issuance of shares of common stock of Allegiant Bancorp if you are an Allegiant Bancorp shareholder, or if you are an Equality Bancorp stockholder, it will have the effect of a "NO" vote on the merger and the related transactions.


Q: MAY I CHANGE MY VOTE AFTER I HAVE MAILED MY SIGNED PROXY CARD?

A: Yes. You may change your vote at any time before your proxy is voted at the special meeting. You can do this in one of three ways. First, you can send a written notice stating that you would like to revoke your proxy. Second, you can complete and submit a new proxy card. If you choose either of these two methods you must submit your notice of revocation or your new proxy card to your company before the respective special meeting. If you are an Allegiant Bancorp shareholder, submit your notice of revocation or new proxy card to Allegiant Bancorp, Inc., 2122 Kratky Road, St. Louis, Missouri 63114, Attention: Corporate Secretary. If you are an Equality Bancorp stockholder, submit your notice of revocation or new proxy card to Equality Bancorp, Inc., 4131 South Grand Blvd., St. Louis, Missouri 63118, Attention: Richard C. Fellhauer, President. Third, you may attend the special meeting and vote in person. Simply attending the meeting, however, will not revoke your proxy; you must request a ballot and vote the ballot at the meeting. If you have instructed a broker to vote your shares, you must follow directions received from your broker to change your vote.

Q: SHOULD I SEND IN MY STOCK CERTIFICATE NOW?


A: No. After the merger is completed, Equality stockholders will receive written instructions for exchanging their stock certificates for certificates of Allegiant Bancorp common stock and for cash consideration in the case of fractional shares. Allegiant Bancorp shareholders need not do anything with their stock certificates as their shares will remain issued and outstanding after the merger.

                              SUMMARY

   This brief summary highlights selected information from this document. It does not contain all of the information that is important to you. We urge you to carefully read the entire document and the other documents to which this document refers to fully understand the merger. See "Where You Can Find More Information." Each item in this summary includes a page reference directing you to a more complete description of that item.


THE MERGER (PAGE 18)


   We have attached the merger agreement to this document as Annex A.
                                                             -------
Please read the merger agreement. It is the legal document that governs the merger.


   We propose a combination in which Allegiant Acquisition
Corporation, a wholly-owned subsidiary of Allegiant Bancorp, will merge into Equality Bancorp, Inc., with Equality Bancorp as the surviving corporation. The merger will result in each outstanding share of Equality Bancorp common stock being converted into the right to receive
1.118 shares of Allegiant Bancorp common stock, in accordance with the terms and conditions set forth in the merger agreement, and Equality Bancorp will become a wholly-owned subsidiary of Allegiant Bancorp. We expect to complete the merger in the fourth quarter of 2000.

OUR REASONS FOR THE MERGER (PAGE 23)


   We are proposing the merger because we believe that:


   * the combined company will have an opportunity to grow and compete successfully in a consolidating financial services industry and will be able to achieve financial performance beyond what our two companies could achieve separately;


   * we expect to combine our two operations successfully and manage them in an efficient manner after the merger; and

   * the combination will permit us to enhance further our presence in our market and in our core businesses, including those that generate fee income.


EXCHANGE OF SHARES (PAGE 37)


   Equality Bancorp stockholders. Each of your shares of Equality Bancorp common stock will automatically be converted into 1.118 shares of common stock of Allegiant Bancorp. The total number of Allegiant Bancorp shares of common stock you will be entitled to receive will, therefore, be equal to the number of shares of Equality Bancorp common stock you own multiplied by 1.118, and cash consideration in the case of fractional shares.

   You must surrender your Equality Bancorp common stock certificates to receive new certificates representing Allegiant Bancorp common stock. This will not be necessary until you receive further written instructions after we complete the merger.


   Allegiant Bancorp shareholders. Each of your shares of Allegiant Bancorp common stock will remain issued and outstanding as one share of common stock of Allegiant Bancorp. You will not need to surrender your Allegiant Bancorp stock certificates or exchange them for new ones.

OUR RECOMMENDATIONS (PAGE 23)

   Allegiant Bancorp shareholders. The Allegiant Bancorp board of directors believes that the merger is fair to the Allegiant Bancorp shareholders and in their best interests. Allegiant Bancorp's board unanimously recommends that Allegiant Bancorp shareholders vote "FOR" the proposal to issue additional shares of Allegiant Bancorp common stock.

   Equality Bancorp stockholders. The Equality Bancorp board of directors believes that the merger is fair to Equality Bancorp stockholders and in their best interests. Equality Bancorp's board unanimously recommends that Equality Bancorp stockholders vote "FOR" the proposal to approve and adopt the merger agreement.

OPINIONS OF FINANCIAL ADVISORS (PAGE 25)

   Allegiant Bancorp shareholders. Howe Barnes Investments, Inc. delivered a written opinion to the Allegiant Bancorp board of directors that, as of the date of this Joint Proxy Statement/Prospectus, the exchange ratio is fair to Allegiant Bancorp shareholders, from a financial point of view. We attached this opinion to this document as Annex B. You should read it completely to understand the assumptions
-------
made, matters considered and limitations of the review undertaken by Howe Barnes Investments in providing its opinion.

   Equality Bancorp stockholders. RP Financial, LC. delivered a written opinion to the Equality Bancorp board of directors that, as of the date of this Joint Proxy Statement/Prospectus, the exchange ratio is fair to the Equality Bancorp stockholders, from a financial point of view.  We attached this opinion to this document as Annex C.  You
                                                       -------
should read this opinion completely to understand the assumptions made, matters considered and limitations of the review undertaken by RP Financial in providing its opinion.

APPRAISAL RIGHTS NOT AVAILABLE (PAGE 141)


   Equality Bancorp stockholders. Under Delaware law, you cannot dissent from the merger and receive the fair value of your Equality Bancorp common stock appraised by a court and paid in cash by the combined company.


ACCOUNTING TREATMENT (PAGE 40)

   It is intended that we will account for the merger under the purchase method of accounting. See "The Merger--Accounting
Treatment."

MATERIAL FEDERAL INCOME TAX CONSEQUENCES (PAGE 41)

   You generally will not recognize any gain or loss for U.S. federal income tax purposes as a result of your exchange of Equality Bancorp common stock for shares of Allegiant Bancorp common stock. You will, however, have to recognize income or gain in connection with your receipt of cash in lieu of any fractional shares of Allegiant Bancorp common stock which you receive in the merger. This tax treatment may not apply to all Equality Bancorp stockholders. You should consult your own tax advisor for a full understanding of the merger's tax consequences that are particular to you. You will not be obligated to exchange your shares of Equality Bancorp common stock unless we receive a legal opinion that the merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code. This opinion, however, will not bind the Internal Revenue Service, which could take a different view. See "Certain Federal Income Tax Consequences of the Merger."

THE COMPANIES (PAGES 50 AND 91)


   Allegiant Bancorp, Inc.
   2122 Kratky Road
   St. Louis, Missouri 63114
   (314) 692-8200
   (314) 692-8500 (fax)

   Allegiant Bancorp is a bank holding company organized under the laws of Missouri and registered under the federal Bank Holding Company Act. Through its bank subsidiary, Allegiant Bank, it offers full service community banking and personal trust services to individuals, businesses and municipalities in the St. Louis metropolitan area. Allegiant Bancorp's services include commercial, real estate and installment loans, checking, savings and time deposit accounts, trust and other personal fiduciary services and various other financial services such as securities brokerage, insurance and safe deposit boxes.

   As of June 30, 2000, Allegiant Bancorp reported, on a consolidated basis, total assets of $827.2 million, net loans of $694.2 million, deposits of $639.4 million and shareholders' equity of $49.1 million. Allegiant Bancorp is currently the second largest publicly-owned
St. Louis-based bank holding company.

   Equality Bancorp, Inc.
   4131 South Grand Blvd.
   St. Louis, Missouri 63118
   (314) 352-7768
   (314) 352-3333 (fax)

   Equality Bancorp is a savings and loan holding company organized under the laws of Delaware and registered under the Home Owners' Loan Act. Through its savings bank subsidiary, Equality Savings Bank, Equality Bancorp gathers deposits from the local community and uses these funds to invest primarily in residential one- to four-family mortgage loans, U.S. Government and agency securities, mortgage-backed securities and corporate obligations and, to a lesser extent, multi-family and commercial real estate, consumer and business loans.


   As of June 30, 2000, Equality Bancorp reported, on a consolidated basis, total assets of $329.1 million, net loans of $114.0 million, deposits of $159.7 million and stockholders' equity of $20.4 million.

THE SPECIAL MEETINGS (PAGES 14 AND 16)

   Allegiant Bancorp shareholders. The Allegiant Bancorp special meeting will be held on October 19, 2000 at 3:00 p.m., local time, at Allegiant Bancorp's headquarters, 2122 Kratky Road, St. Louis, Missouri. At the Allegiant Bancorp special meeting, you will be asked:

   * to approve the issuance of shares of Allegiant Bancorp common stock in connection with the merger; and


   * to act on other matters that may properly be submitted to a vote at the Allegiant Bancorp special meeting.


   Equality Bancorp stockholders. The Equality Bancorp special meeting will be held on October 19, 2000 at 10:00 a.m., local time, at 558 Gravois Road, Fenton, Missouri. At the Equality Bancorp special meeting, you will be asked:

   * to approve the merger agreement and the related transactions, including the merger of Allegiant Acquisition Corporation into Equality Bancorp, with Equality Bancorp being the surviving corporation and becoming, as a result of the merger, a wholly-owned subsidiary of Allegiant Bancorp; and


   * to act on other matters that may properly be submitted to a vote at the Equality Bancorp special meeting.

RECORD DATES; VOTES REQUIRED (PAGES 14 AND 17)

   Allegiant Bancorp shareholders. You can vote at the Allegiant Bancorp special meeting if you owned Allegiant Bancorp common stock at the close of business on September 1, 2000. On that date, there were 6,205,127 shares of Allegiant Bancorp common stock outstanding and entitled to vote. You can cast one vote for each share of Allegiant Bancorp common stock that you owned on that date. The issuance of shares of common stock of Allegiant Bancorp requires the approval of the holders of a majority of the shares present at the special meeting.

   As of September 1, 2000, Allegiant Bancorp directors and executive officers held approximately 40.4% of the outstanding shares of Allegiant Bancorp common stock entitled to vote at the Allegiant Bancorp special meeting. We expect the Allegiant Bancorp directors and officers will vote their shares for approval of the issuance of shares of Allegiant Bancorp common stock in the merger.

   Equality Bancorp stockholders.  You can vote at the Equality
Bancorp special meeting if you owned Equality Bancorp common stock at the close of business on September 6, 2000. On that date, Equality Bancorp had 2,381,389 shares of common stock outstanding and entitled to vote. You can cast one vote for each share of Equality Bancorp common stock you owned on that date. In order to approve the merger agreement, the holders of a majority of Equality Bancorp's outstanding shares must vote in favor of the merger agreement. We expect that any Equality Bancorp officer who has not otherwise agreed to vote for the merger agreement, will, in any event, vote for the merger agreement.

   As of September 6, 2000, Equality Bancorp's directors and executive officers held approximately 15.7% of the outstanding shares of Equality Bancorp common stock entitled to vote at the Equality Bancorp special meeting. The Equality Bancorp directors have agreed to vote the shares of Equality Bancorp common stock they own for approval of the merger agreement.

CONDITIONS TO COMPLETION OF THE MERGER (PAGE 33)


   Our obligations to complete the merger depend on a number of conditions being met. These include:


   * Allegiant Bancorp shareholders' approval of the issuance of Allegiant Bancorp common stock under the merger agreement;

   * Equality Bancorp stockholders' approval and adoption of the merger agreement and the related transactions;


   * approval of Allegiant Bancorp's application to list the shares of Allegiant Bancorp common stock to be issued in the merger on the Nasdaq National Market;

   * approval of the merger by the necessary federal and state regulatory authorities;

   * the absence of any order, injunction, decree, law or regulation that would prohibit the merger or make it illegal; and


   * receipt by Equality Bancorp of an opinion that, for United States federal income tax purposes, Equality Bancorp stockholders who exchange all of their shares solely for shares of Allegiant Bancorp common stock will not recognize any gain or loss as a result of the merger, except in connection with the payment of cash instead of fractional shares. This opinion will be subject to various limitations. We recommend that you read the more detailed description of the merger's tax consequences beginning on page 41.


   Where the law permits, either of us could choose to waive a condition to our obligation to complete the merger although that condition has not been satisfied. We cannot be certain when, or if, the conditions to the merger will be satisfied or waived, or that the merger will be completed.


REGULATORY APPROVALS (PAGE 38)


   We cannot complete the merger unless it is approved by the Board of Governors of the Federal Reserve System and the Office of Thrift Supervision. Once the Federal Reserve Board approves the merger, we have to wait from 15 to 30 days before we can complete it. During that time, the Department of Justice may challenge the merger.


   As of the date of this document, we have not yet received the required approvals. While we do not know of any reason why we would not be able to obtain the necessary approvals in a timely manner, we cannot be certain when or if we will receive them. See "The Merger--Regulatory Approvals."

TERMINATION OF THE MERGER AGREEMENT; EXPENSES (PAGE 35)

   Allegiant Bancorp and Equality Bancorp can mutually agree at any time to terminate the merger agreement without completing the merger, even if our respective shareholders have approved it. Also, either of us can decide, without the consent of the other, to terminate the merger agreement in a number of other situations, including:


   *    the final denial of a required regulatory approval;

   *    failure of a party to obtain the required shareholder vote;

   * an unremedied breach of the merger agreement by the other party, so long as the party that is seeking to terminate the merger agreement has not itself breached the agreement; and

   *    the failure to complete the merger by March 31, 2001.

   Equality Bancorp can terminate the merger agreement if, as a result of a tender offer by a party other than Allegiant Bancorp, or any written offer with respect to a merger, share exchange, sale of a material portion of its assets or other business combination, Equality Bancorp's board of directors determines that it has a fiduciary obligation to its stockholders to accept such proposal.

   If the merger agreement is terminated due to a breach by a party of any representations or warranties, or due to a party's failure to perform and comply with any agreement contained in the merger agreement, the party entitled to terminate the merger agreement will be entitled to recover from the non-terminating party all out-of-pocket expenses and fees, not to exceed $250,000.


WAIVER AND AMENDMENT (PAGE 35)


   We may jointly amend the merger agreement, and each of us may waive our right to require the other party to adhere to the terms and conditions of the merger agreement. However, we may not do so after our shareholders approve the necessary transactions if the amendment or waiver reduces or changes the consideration that will be received by Equality Bancorp stockholders, unless they approve the amendment or waiver.


OPTION AGREEMENT (PAGE 19)


   As an inducement to Allegiant Bancorp to enter into the merger agreement, Equality Bancorp has entered into an option agreement granting to Allegiant Bancorp an option to purchase from Equality Bancorp shares of common stock under the circumstances described in the option agreement. Allegiant Bancorp may purchase up to 474,000 shares of Equality Bancorp common stock (approximately 19.9% of the outstanding shares) at a purchase price of $9.50 per share. Allegiant Bancorp may choose to give up its option to Equality Bancorp and, instead, receive payment from Equality Bancorp of a termination fee, which is based on a formula described in the option agreement designed to equate the value of the option.

   Allegiant Bancorp can only exercise the option if particular events described in the option agreement occur. These events generally are agreements by Equality Bancorp to engage in business combinations or acquisition transactions with third parties and related events, other than the merger proposed in this document, such as a merger or the sale of a substantial amount of assets or stock. We do not know of any event that has occurred as of the date of this document that would allow Allegiant Bancorp to exercise the option or receive payment of the termination fees under the option agreement.


INTERESTS OF DIRECTORS AND OFFICERS IN THE MERGER THAT DIFFER FROM YOUR
   INTERESTS (PAGE 20)

   Some of the directors and officers of Equality Bancorp have interests in the merger that differ from, or are in addition to, their interests as stockholders of Equality Bancorp. These interests exist because of employment or severance agreements that the officers entered into with Equality Bancorp, and rights that Equality Bancorp officers and directors have under Equality Bancorp's benefit plans. These employment and severance agreements provide the officers with severance benefits if their employment is terminated following the merger, and the merger agreement provides for the accelerated vesting of certain benefits under the plans. See "The Merger--Interests of Certain Persons in the Merger."


   The members of each of Allegiant Bancorp's board of directors and Equality's board of directors knew about these additional interests and considered them when they approved the merger agreement and the merger.


EQUALITY BANCORP STOCK OPTIONS (PAGE 21)


   Under the merger agreement, each stock option to buy Equality
Bancorp common stock granted under Equality Bancorp's stock option plans that is outstanding and not yet exercised immediately before completing the merger will become an option to buy Allegiant Bancorp common stock. The number of shares of Allegiant Bancorp common stock subject to each new stock option, as well as the exercise price of that stock option, will be adjusted to reflect the exchange ratio.


MATERIAL DIFFERENCES IN THE RIGHTS OF ALLEGIANT BANCORP SHAREHOLDERS AND
   EQUALITY BANCORP STOCKHOLDERS (PAGE 133)


   The rights of Allegiant Bancorp shareholders are governed by Missouri law and by Allegiant Bancorp's articles of incorporation and by-laws. The rights of Equality Bancorp stockholders are governed by Delaware law and by Equality Bancorp's certificate of incorporation and by-laws. Upon our completing the merger, Equality Bancorp's stockholders will become shareholders of Allegiant Bancorp, and their rights will be governed by Missouri law, Allegiant Bancorp's articles of incorporation and Allegiant Bancorp's by-laws.

MARKETS AND MARKET PRICES

   Allegiant Bancorp common stock is traded on the Nasdaq National Market under the symbol "ALLE." The closing per share sale price reported for Allegiant Bancorp common stock on July 26, 2000, the last trading date preceding the public announcement of the merger, was $9.00. Equality Bancorp common stock is traded on the American Stock Exchange under the symbol "EBI." The closing per share sale price reported for Equality Bancorp common stock on July 26, 2000, the last date on which Equality Bancorp common stock traded preceding the public announcement of the merger, was $8.875.

   The following table sets forth for the periods indicated the high and low prices per share of Allegiant Bancorp common stock as reported on the Nasdaq National Market and of Equality Bancorp common stock as reported on the American Stock Exchange along with the quarterly cash dividends per share declared. The per share prices do not include adjustments for markups, markdowns or commissions.


                                                ALLEGIANT BANCORP                              EQUALITY BANCORP
                                      --------------------------------------       ---------------------------------------
                                          SALES PRICE <F1>           CASH             SALES PRICE <F1>              CASH
                                      -----------------------       DIVIDEND       ----------------------         DIVIDEND
                                        HIGH           LOW          DECLARED         HIGH           LOW           DECLARED
                                        ----           ---          --------         ----           ---           --------
1998
----
First Quarter                         $21.042        $11.000         $0.025        $16.000        $13.500          $0.06
Second Quarter                         19.167         13.333          0.025         15.938         13.250           0.06
Third Quarter                          15.000         10.417          0.033         15.125         12.188           0.06
Fourth Quarter                         10.833          9.167          0.042         12.875          9.125           0.06

1999
----
First Quarter                         $12.875        $ 8.958         $0.050        $10.625        $ 8.500          $0.06
Second Quarter                         12.000          8.500          0.050          9.875          7.750           0.06
Third Quarter                          11.500          9.000          0.050          8.625          7.625           0.06
Fourth Quarter                         10.000          8.500          0.050          8.625          6.125           0.06

2000
----
First Quarter                         $12.000        $ 6.750         $0.050        $ 6.813        $ 5.500          $0.06
Second Quarter                          9.938          8.250          0.055          8.875          5.938           0.06
Third Quarter (through
   September 8, 2000)                  10.500          8.625          0.055          9.928          7.500           0.06

----------------

<F1>    For recent sale prices of Allegiant Bancorp common stock and
        Equality Bancorp common stock, see the cover of this Joint Proxy Statement/Prospectus.

   The market value of the aggregate consideration that Equality Bancorp stockholders will receive in the merger is approximately $24.0 million based on Allegiant Bancorp's closing stock price on July 26, 2000, the date preceding public announcement of the transaction. The closing prices of Allegiant Bancorp and Equality Bancorp common stock on July 26, 2000 and September 8, 2000, and the implied value to be received in the merger by Equality Bancorp stockholders for each share of Equality Bancorp common stock on these dates, were as follows:

                                                                               VALUE OF MERGER
                                                                           CONSIDERATION PER SHARE
                              ALLEGIANT BANCORP        EQUALITY BANCORP      OF EQUALITY BANCORP
                                 COMMON STOCK            COMMON STOCK            COMMON STOCK
                                 ------------            ------------      -----------------------
   July 26, 2000                    $9.00                   $8.88                   $10.06
   September 8, 2000                 9.31                    9.25                    10.41


   Of course, the market price of Allegiant Bancorp common stock will fluctuate prior to the merger, while the exchange ratio is fixed. You should obtain current stock price quotations for Allegiant Bancorp common stock and Equality Bancorp common stock.

                COMPARATIVE UNAUDITED PER SHARE DATA


   The following table sets forth for the periods indicated selected historical per share data of Allegiant Bancorp and Equality Bancorp and the corresponding pro forma and pro forma equivalent per share amounts giving effect to the proposed merger. You are strongly urged to read this section in conjunction with the historical and pro forma financial statements and notes thereto of both companies. See "Pro Forma
Financial Information--Notes to Unaudited Pro Forma Combined Consolidated Financial Statements." This data is not necessarily indicative of the results of the future operations of the combined organization or the actual results that would have occurred if the proposed merger had been consummated prior to the periods indicated.

                                                                                      ALLEGIANT BANCORP/
                                                                                         EQUALITY                EQUALITY
                                           ALLEGIANT BANCORP      EQUALITY               PRO FORMA               PRO FORMA
                                                REPORTED        REPORTED <F1>           COMBINED <F2>          EQUIVALENT <F3>
                                                --------        --------------          -------------          ---------------
BOOK VALUE PER SHARE
June 30, 2000                                    $8.08             $8.57                   $8.34                   $9.32
December 31, 1999                                 7.73              8.35                    7.60                    8.50

CASH DIVIDENDS DECLARED PER SHARE
Six months ended June 30, 2000                   $0.11             $0.12                   $0.11                   $0.12
Year ended December 31, 1999                      0.20              0.24                    0.20                    0.22

BASIC EARNINGS PER SHARE
Six months ended June 30, 2000                   $0.53             $0.26                   $0.42                   $0.47
Year ended December 31, 1999                      0.84              0.50                    0.68                    0.76

DILUTED EARNINGS PER SHARE
Six months ended June 30, 2000                   $0.52             $0.26                   $0.42                   $0.47
Year ended December 31, 1999                      0.83              0.49                    0.68                    0.76

-------------

<F1> Equality Bancorp has a March 31 fiscal year-end.  For purposes of this table, Equality Bancorp information at March 31, 2000 is reported as December 31, 1999 data. Equality Bancorp information for the six months ended June 30, 2000 includes information from the last three months of its fiscal year ended March 31, 2000 combined with information for the quarter ended June 30, 2000.

<F2> Includes the effect of pro forma adjustments for Equality Bancorp, as appropriate. See "Pro Forma Financial Information--Notes to Unaudited Pro Forma Combined Consolidated Financial Statements."

<F3> Based on the pro forma combined per share amounts multiplied by
     1.118, the exchange ratio applicable to one share of Equality
     Bancorp common stock. The notes to pro forma combined consolidated financial statements contain further explanation of the assumptions used in the preparation of the pro forma combined consolidated financial statements. See "Pro Forma Financial Information--Notes to Unaudited Pro Forma Combined Consolidated Financial Statements."

                       SUMMARY FINANCIAL DATA


     The following table sets forth certain summary historical consolidated financial information for Allegiant Bancorp and Equality Bancorp. The balance sheet data and income statement data of each of Allegiant Bancorp and Equality Bancorp as of and for the five years in the period ended December 31, 1999 and March 31, 2000, respectively, are taken from the audited consolidated financial statements of Allegiant Bancorp and Equality Bancorp. The balance sheet data and income statement data of Allegiant Bancorp as of and for the six months ended June 30, 2000 and 1999 are taken from the unaudited consolidated financial statements of Allegiant Bancorp as of and for the six months ended June 30, 2000 and 1999. The balance sheet data and income statement data of Equality Bancorp as of and for the three months ended June 30, 2000 and 1999 are taken from the unaudited consolidated financial statements of Equality Bancorp as of and for the three months ended June 30, 2000 and 1999. These data include all adjustments which are, in the opinion of the respective managements of Allegiant Bancorp and Equality Bancorp, necessary to present a fair statement of these periods and are of a normal recurring nature. Results for either the six months ended June 30, 2000 or the three months ended June 30, 2000 do not necessarily indicate results for the entire year. The following information should be read in conjunction with the audited consolidated financial statements of each of Allegiant Bancorp and Equality Bancorp, and the related notes, included in this Joint Proxy Statement/Prospectus, in documents incorporated by reference, and in conjunction with the unaudited pro forma combined consolidated financial information, including the notes, appearing elsewhere in this document. See "Pro Forma Financial Information."

                                                   ALLEGIANT BANCORP, INC.
                                                   SUMMARY FINANCIAL DATA

                                        AS OF OR FOR THE SIX                            AS OF OR FOR THE
                                        MONTHS ENDED JUNE 30,                         YEAR ENDED DECEMBER 31,
                                        ---------------------      --------------------------------------------------------------
                                          2000         1999          1999         1998          1997         1996          1995
                                          ----         ----          ----         ----          ----         ----          ----
PER SHARE DATA
Basic earnings per share <F1>           $   0.53     $   0.36      $   0.84     $   0.72      $   0.54     $   0.55      $   0.42
Diluted earnings per share <F1>             0.52         0.35          0.83         0.68          0.49         0.48          0.42
Dividends declared                          0.11         0.10          0.20         0.12          0.08         0.06          0.04
Book value at period end                    8.08         7.56          7.73         7.36          6.88         4.80          4.25

EARNINGS (THOUSANDS)
Interest income                         $ 32,598     $ 24,233      $ 52,112     $ 49,218      $ 37,765     $ 25,056      $ 19,252
Interest expense                          17,945       12,238        26,601       27,267        21,466       14,999        11,206
                                        --------     --------      --------     --------      --------     --------      --------
Net interest income                       14,653       11,995        25,511       21,951        16,299       10,057         8,046
Provision for possible loan losses         1,565        1,012         2,546        2,420         2,397        1,448           977
Other income                               2,860        2,442         4,843        9,324         3,298        1,393           654
Other expense                             10,506        9,512        18,762       21,295        13,069        7,019         5,625
Income taxes                               2,221        1,566         3,644        3,026         1,716        1,175           823
                                        --------     --------      --------     --------      --------     --------      --------
   Net income                           $  3,221     $  2,347      $  5,402     $  4,534      $  2,415     $  1,808      $  1,275
                                        ========     ========      ========     ========      ========     ========      ========

BALANCE SHEET (THOUSANDS)
Total assets                            $827,182     $638,166      $728,492     $596,274      $608,237     $377,564      $280,386
Earning assets                           755,473      593,120       677,600      547,437       558,138      360,161       266,825
Investment securities                     60,968       56,574        60,797       54,780        76,869       60,559        73,211
Loans, net of unearned income            703,765      543,627       615,191      495,668       484,863      291,926       181,544
Deposits                                 639,406      489,816       548,466      450,766       484,641      308,670       231,309
Long-term debt                            30,860       37,275        35,860       40,275        23,275       14,663        19,719
Shareholders' equity                      49,092       49,951        47,991       48,104        42,071       16,386        13,938
Allowance for loan losses                  9,580        7,085         8,315        6,442         5,193        3,100         2,130

SELECTED RATIOS
Return on average assets                    0.83%<F2>    0.77%<F2>     0.83%        0.73%         0.52%        0.59%         0.56%
Return on average equity                   13.30 <F2>    9.66 <F2>    10.60        10.14          9.55        12.17         10.86
Net interest rate margin                    4.05 <F2>    4.21 <F2>     4.17         3.82          3.71         3.39          3.71
Equity to assets                            5.93         7.83          7.55         7.22          5.46         4.81          5.14
Allowance for loan losses to:
   Outstanding loans                        1.36         1.30          1.35         1.30          1.07         1.06          1.17
   Non-performing loans                 1,156.04       850.54      1,324.20       362.32        377.12       447.98        691.56
Dividend payout ratio                      20.02        14.10         18.10        20.22         13.77        10.34          8.86

------------

<F1> Based on weighted-average common shares outstanding.
<F2> On an annualized basis.

                                                             EQUALITY BANCORP, INC.
                                                             SUMMARY FINANCIAL DATA

                                          AS OF OR FOR THE                              AS OF OR FOR THE
                                        QUARTER ENDED JUNE 30,                         YEAR ENDED MARCH 31,
                                        ---------------------      --------------------------------------------------------------
                                          2000         1999          2000         1999          1998         1997          1996
                                          ----         ----          ----         ----          ----         ----          ----
PER SHARE DATA
Basic earnings per share <F1>           $   0.10     $   0.10      $   0.50     $   0.48      $   0.51     $   0.21      $   0.27
Diluted earnings per share <F1>             0.10         0.10          0.49         0.47          0.51         0.21          0.27
Dividends declared                          0.06         0.06          0.24         0.24          0.40         0.62          0.60
Book value at period end                    8.57         9.99          8.35        10.24         10.31        15.11         15.29

EARNINGS (THOUSANDS)
Interest income                         $  5,678     $  4,814      $ 21,043     $ 17,558      $ 14,680     $ 13,610      $ 12,275
Interest expense                           3,998        3,206        14,361       12,351         9,725        9,112         8,540
                                        --------     --------      --------     --------      --------     --------      --------
Net interest income                        1,680        1,608         6,682        5,207         4,955        4,498         3,735
Provision for loan losses                     --           --            --           --           116           50            31
Other income                                 766          851         3,307        4,237         2,882        2,384         2,658
Other expense                               2068        2,044         8,099        7,607         5,704        6,024         5,291
Income taxes                                 144          170           738          708           778          303           418
                                        --------     --------      --------     --------      --------     --------      --------
   Net income                           $    234     $    245      $  1,152     $  1,129      $  1,239     $    505      $    653
                                        ========     ========      ========     ========      ========     ========      ========

BALANCE SHEET (THOUSANDS)
Total assets                            $329,135     $305,924      $323,335     $288,437      $255,550     $200,764      $195,768
Earning assets                           300,806      292,232       299,908      270,812       240,873      190,710       184,958
Investments and interest bearing
  deposits                               193,252      184,451       194,592      180,581       132,458       94,782        87,960
Loans and leases                         114,020      102,200       105,316       90,231       108,415       95,928        96,998
Deposits                                 159,740      128,675       140,885      128,954       119,301      122,983       124,515
Borrowings                               147,993      150,962       161,435      132,010       105,679       64,249        57,305
Shareholders' equity                      20,429       24,724        19,925       25,608        25,838       12,634        12,789
Allowance for loan losses                    363          366           364          366           374          283           233

SELECTED RATIOS
Return on average assets                    0.29%<F2>    0.33%<F2>     0.36%        0.40%         0.55%        0.25%         0.35%
Return on average equity                    4.65 <F2>    3.89 <F2>     4.83         4.33          7.07         3.98          5.18
Net interest rate margin                    2.10 <F2>    2.26 <F2>     2.20         1.94          2.30         2.31          2.09
Equity to assets                            6.21         8.08          6.16         8.88         10.11         6.29          6.53
Allowance for loan losses to:
   Outstanding loans                        0.32         0.36          0.34         0.40          0.34         0.29          0.24
   Non-performing loans                    81.21        58.65         51.20        50.76         43.04        40.26         30.54
Dividend payout ratio                      58.01        57.28         48.42        50.33         21.74        46.16         34.16

---------------

<F1> Based on weighted average common shares outstanding.
<F2> On an annualized basis.

                              RISK FACTORS


     Equality stockholders should carefully consider the following risk factors concerning Allegiant Bancorp in determining whether to vote to approve the merger and the related transactions. This Joint Proxy Statement/Prospectus contains forward-looking statements that involve risks and uncertainties. You can identify these forward-looking statements because they may include terms such as "believes," "anticipates," "intends," "expects," or similar expressions and may include discussions of future strategy. Each of Allegiant Bancorp and Equality Bancorp caution you not to rely unduly on any forward-looking statements in this Joint Proxy Statement/Prospectus. Allegiant Bancorp's actual results could differ materially from the forward-looking statements. The risk factors described below could cause or contribute to these differences and apply to all forward-looking statements wherever they appear in this Joint Proxy Statement/ Prospectus. However, there could be other factors not listed below that may affect Allegiant Bancorp. We may not update these risk factors or publicly announce revisions to forward-looking statements contained in this Joint Proxy Statement/Prospectus.


ALLEGIANT BANCORP SHARES OF COMMON STOCK ARE NOT FDIC INSURED.

     Neither the Federal Deposit Insurance Corporation nor any other governmental agency insures the shares of Allegiant Bancorp common stock.

ALLEGIANT BANCORP MAY EXPERIENCE DIFFICULTIES IN MANAGING ITS GROWTH.


     As part of Allegiant Bancorp's overall growth strategy, Allegiant Bancorp may acquire banks and related businesses which Allegiant Bancorp's board of directors believes provide a strategic fit with its business. To the extent that Allegiant Bancorp does grow, Allegiant Bancorp may not be able to adequately and profitably manage its growth. In addition, Allegiant Bancorp may not obtain regulatory approval for future acquisitions proposed to be undertaken in the future. Acquiring other banks and businesses will involve risks commonly associated with acquisitions, including:

     * potential exposure to liabilities of any acquired banks or other businesses;

     * difficulty and expense of integrating the operations and personnel of any acquired banks or other businesses;


     *    potential disruption to Allegiant Bancorp's business;

     * potential diversion of Allegiant Bancorp's management's time and attention; and


     * impairment of relationships with and the possible loss of key employees and customers of any acquired banks or other businesses.

IT MAY BE DIFFICULT FOR ALLEGIANT BANCORP TO MAINTAIN ITS HISTORICAL
GROWTH RATE.

     Allegiant Bancorp completed various acquisitions and opened additional branches in the past few years that significantly enhanced its rate of growth. Allegiant Bancorp may not continue to sustain this rate of growth or grow at all. Competition for suitable acquisition candidates is intense. Allegiant Bancorp may target acquisition candidates that a variety of larger financial institutions with substantially greater resources than it also may be interested in acquiring, which may make it more difficult and/or expensive for Allegiant Bancorp to acquire any candidate.

RISKS OF ACQUISITION

     Although Allegiant Bancorp has acquired or organized other financial services businesses in the past, including two mortgage companies, it has not completed an acquisition as large as Equality Bancorp. The success of the acquisition will depend on a number of factors, including (but not limited to), Allegiant Bancorp's ability to:
(1) integrate Equality Bancorp's operations into its current operations;
(2) maintain existing relationships with depositors in Equality Savings Bank to minimize withdrawals of deposits subsequent to the acquisition; (3) maintain and enhance existing relationships with borrowers to limit unanticipated losses from loans of Equality Savings Bank; (4) control the incremental non-interest expense from Equality Savings Bank to maintain overall operating efficiencies;
(5) retain and attract qualified personnel; and (6) compete effectively in the communities served by Equality Savings Bank and in nearby communities. Allegiant Bancorp may not be able to manage effectively its growth resulting from the acquisition.


THE LOSS OF CERTAIN KEY PERSONNEL COULD ADVERSELY AFFECT ALLEGIANT BANCORP'S OPERATIONS.

     Allegiant Bancorp's success depends in large part on the retention of a limited number of key personnel, including Shaun R. Hayes, Allegiant Bancorp's President and Chief Executive Officer, Marvin S. Wool, its Chairman, and certain other executive officers.

     Allegiant Bancorp will likely undergo a difficult transition period if it loses the services of any of these individuals. In recognition of this risk, Allegiant Bancorp owns and is the beneficiary of an insurance policy on the life of Mr. Hayes providing death benefits of $2.0 million.

     Allegiant Bancorp's success also depends on the experience of its banking facilities' managers and on their relationships with the communities they serve. The loss of these key persons could negatively impact the affected banking operations. Allegiant Bancorp may not be able to retain its current key personnel or attract additional qualified key persons as needed.

CHANGES IN THE LOCAL ECONOMIC CONDITIONS COULD ADVERSELY AFFECT
ALLEGIANT BANK'S LOAN PORTFOLIO.


     Allegiant Bancorp's success depends to a great extent upon the general economic conditions of the St. Louis metropolitan area. Unlike larger banks that are more geographically diversified, Allegiant Bank provides banking and financial services to customers primarily in the St. Louis metropolitan area. Allegiant Bank's commercial, real estate and construction loans, the ability of the borrowers to repay these loans and the value of the collateral securing these loans are impacted by our local economic conditions. Favorable economic conditions may not exist in Allegiant Bancorp's market.


ALLEGIANT BANCORP'S ALLOWANCE FOR LOAN LOSSES MAY NOT BE ADEQUATE TO COVER ACTUAL LOAN LOSSES.

     Allegiant Bank's loan customers may not repay their loans according to their terms and the customers collateral securing the payment of their loans may be insufficient to assure repayment. Credit losses are inherent in the lending business and could have a material adverse effect on Allegiant Bancorp's operating results. Allegiant Bancorp's credit risk with respect to its real estate and construction loan portfolio relates principally to the general creditworthiness of individuals and the value of real estate serving as security for the repayment of loans. Allegiant Bancorp's credit risk with respect to its commercial and consumer installment loan portfolio relates principally to the general creditworthiness of businesses and individuals within the local market.

     While management believes the allowance is sufficient, Allegiant Bancorp makes various assumptions and judgments about the collectibility of Allegiant Bancorp's loan portfolio and provides an allowance for potential losses based on a number of factors. If its assumptions are wrong, the allowance for loan losses may not be sufficient to cover Allegiant Bancorp's loan losses. Allegiant Bancorp may have to increase the allowance in the future. Additions to Allegiant Bancorp's allowance for loan losses would decrease its net income.

ALLEGIANT BANCORP MAY BE UNABLE TO MANAGE INTEREST RATE RISKS THAT COULD REDUCE ITS NET INTEREST INCOME.

     Like other financial institutions, net interest income affects Allegiant Bancorp's results of operations. Net interest income is the difference between interest earned on loans and investments and interest expense paid on deposits and other borrowings. We cannot predict or control changes in interest rates. Regional and local economic conditions and the policies of regulatory authorities, including monetary policies of the Board of Governors of the Federal Reserve System, affect interest income and interest expense. While Allegiant Bancorp continually takes measures intended to manage the risks from changes in market interest rates, changes in interest rates can still have a material adverse effect on its profitability.

     In addition, certain assets and liabilities may react in different degrees to changes in market interest rates. For example, interest rates on some types of assets and liabilities may fluctuate prior to changes in broader market interest rates, while rates on other types may lag behind. Further, some of Allegiant Bancorp's assets, such as adjustable rate mortgages, have features, including rate caps, which restrict changes in such assets' interest rates.

     Factors such as inflation, recession, unemployment, money supply, international disorders, instability in domestic and foreign financial markets, and other factors beyond Allegiant Bancorp's control may affect interest rates. Changes in market interest rates also will affect the level of voluntary prepayments on Allegiant Bancorp's loans and the receipt of payments on its mortgage-backed securities resulting in the receipt of proceeds that may be reinvested at a lower rate than the loan or mortgage-backed security being prepaid. Although Allegiant Bancorp pursues an asset-liability management strategy designed to control its risk from changes in market interest rates, changes in interest rates can still have a material adverse effect on Allegiant Bancorp's profitability.

INSIDERS MAY CONTROL ALLEGIANT BANCORP'S FUTURE OPERATIONS AS A RESULT OF THE CONCENTRATION OF CONTROL OF ITS COMMON STOCK.


     Allegiant Bancorp's executive officers and directors beneficially currently own approximately 40.4% of its outstanding common stock and, upon completion of the merger, will own approximately 28.3% of its outstanding common stock. As a result, these insiders may be able to control the election of Allegiant Bancorp's board of directors and thus its direction and future operations, and Allegiant Bancorp's shareholders may lack an effective vote with respect to such matters.


WE CANNOT PREDICT HOW CHANGES IN TECHNOLOGY WILL IMPACT ALLEGIANT
BANCORP'S BUSINESS.

     The financial services industry, including the banking sector, is increasingly affected by advances in technology, including developments in:

     *    telecommunications;

     *    data processing;

     *    automation;

     *    Internet banking;

     *    telebanking; and

     *    debit cards and so-called "smart cards."

     Allegiant Bancorp's ability to compete successfully in the future will depend on whether it can anticipate and respond to technological changes. To develop these and other new technologies, Allegiant Bancorp will likely make additional capital investments. Although Allegiant Bancorp continually invests in new technology, we cannot assure you that Allegiant Bancorp will have sufficient resources or access to the necessary technology to remain competitive in the future.

THE BANKING BUSINESS IS HIGHLY COMPETITIVE.

     Allegiant Bancorp operates in a competitive environment. In the St. Louis metropolitan area, other commercial banks, savings and loan associations, credit unions, finance companies, mutual funds, insurance companies, brokerage and investment banking firms and other financial intermediaries offer similar services. Many of these competitors have substantially greater resources and lending limits and may offer certain services Allegiant Bancorp does not currently provide. In addition, the extensive regulations that govern Allegiant Bancorp and Allegiant Bank may not apply to some of our non-bank competitors. Allegiant Bancorp's profitability depends upon the ability of the bank to compete in its market area.

ALLEGIANT BANCORP IS SUBJECT TO EXTENSIVE AND CONSTANTLY CHANGING
REGULATION.


     The banking industry is heavily regulated under both federal and state law. These regulations are primarily intended to protect depositors and the Federal Deposit Insurance Corporation, not our creditors or shareholders. Allegiant Bancorp, and each of our non-bank subsidiaries, is subject to the supervision of the Federal
Reserve Board, in addition to other regulatory organizations. Regulations affecting banks and financial services companies undergo continuous change, and the ultimate effect of such changes cannot be predicted. Federal and state governments may modify regulations and laws at any time, and may enact new legislation that affects us, Allegiant Bank or our subsidiaries. New laws or changes to existing laws may adversely affect us, Allegiant Bank or our other subsidiaries. See "Supervision and Regulation."

FIXED EXCHANGE RATIO MAY ADVERSELY AFFECT THE VALUE OF YOUR SHARES.

     If the merger is completed, you will receive a number of shares of Allegiant Bancorp common stock based on a fixed exchange ratio of 1.118 shares of Allegiant Bancorp common stock for each share of Equality common stock you own. Because the market value of the Allegiant Bancorp common stock may fluctuate, the value of the consideration you receive for your Equality Bancorp shares also may fluctuate. The market value of Allegiant Bancorp common stock could fluctuate depending upon any number of reasons, including those specific to Allegiant Bancorp and those that influence the trading prices of financial institutions or equity securities generally.

                       ALLEGIANT SPECIAL MEETING

     This section contains information from Allegiant Bancorp to its shareholders about the shareholder meeting that has been called to consider and approve the issuance of shares of Allegiant Bancorp common stock in the merger.

     We are mailing this Joint Proxy Statement/Prospectus to you, as an Allegiant Bancorp shareholder, on or about September 15, 2000. Together with this document, we also are sending to you a notice of the Allegiant Bancorp special meeting and a form of proxy that our board is soliciting for use at the special meeting. The special meeting will be held on Thursday, October 19, 2000, at 3:00 p.m., local time.

MATTERS TO BE CONSIDERED

     The purpose of the special meeting is to vote on the approval of the issuance of the shares of Allegiant Bancorp common stock in the merger. At the special meeting, Allegiant Bancorp shareholders also may vote on any other matters that may properly be submitted to a vote at the special meeting. You also may be asked to vote on a proposal to adjourn or postpone the special meeting.


PROXIES

     The accompanying form of proxy is for use at the special meeting if you are unable or do not desire to, attend in person. You can revoke the proxy at any time before the vote is taken at the special meeting by submitting to our corporate secretary written notice of revocation or a properly executed proxy of a later date, or by attending the special meeting and electing to vote in person. Written notices of revocation and other communications with respect to the revocation of Allegiant Bancorp proxies should be addressed to:

               Allegiant Bancorp, Inc.
               2122 Kratky Road
               St. Louis, Missouri 63114
               Attention:  Corporate Secretary


     All shares represented by valid proxies we receive through this solicitation, and not revoked before they are exercised, will be voted in the manner specified in this paragraph. If you make no specification on your proxy card, your proxy will be voted "FOR" the approval of the issuance of shares in the merger. Our board does not presently know of any other matters that may be presented for action at the special meeting. If other matters do properly come before the special meeting, however, we intend that shares represented by proxies in the form accompanying this document will be voted by and at the discretion of the persons named in the proxies. However, proxies that indicate a vote against approval of the issuance of shares in the merger will not be voted in favor of any adjournment or postponement of the special meeting to solicit additional proxies.

SOLICITATION OF PROXIES

     We will bear the entire cost of soliciting proxies from you. In addition to the soliciting of proxies by mail, we will request banks, brokers and other record holders to send proxies and proxy material to the beneficial owners of Allegiant Bancorp common stock and secure their voting instructions, if necessary. We will reimburse those record holders for their reasonable expenses in taking those actions. If necessary, we also may use several of our regular employees or directors, who will not be specially compensated, to solicit proxies from our shareholders, either personally or by telephone, telegram, fax, letter or special delivery letter.

RECORD DATE AND VOTING RIGHTS

     In accordance with Missouri law, Allegiant Bancorp's articles of incorporation and by-laws and Nasdaq National Market rules, we fixed September 1, 2000 as the record date for determining the Allegiant Bancorp shareholders entitled to notice of and to vote at the special meeting. Accordingly, you are only entitled to notice of, and to vote at, the special meeting if you were a record holder of shares of Allegiant Bancorp common stock at the close of business on the record date. At that time, there were 6,205,127 shares of Allegiant Bancorp common stock held by approximately 743 holders of record. To have a quorum that permits us to conduct business at the special meeting, we require the presence, whether in person or through return of a proxy card, of holders of Allegiant Bancorp common stock representing a majority of the shares outstanding and entitled to vote on the record date. You are entitled to one vote for each outstanding share of Allegiant Bancorp common stock you held as of the close of business on the record date.


     Holders of shares of Allegiant Bancorp common stock present in person at the special meeting but not voting, and shares of Allegiant Bancorp common stock for which we have received proxies indicating that their holders have abstained, will be counted as present at the special meeting for purposes of determining whether we have a quorum for transacting business. Shares held in street name that have been designated by brokers on proxy cards as not voted will not be counted as votes cast for or against any proposal. These broker non-votes will, however, be counted for purposes of determining whether a quorum exists.


     Under the rules of the Nasdaq National Market, approval of Allegiant Bancorp's issuance of shares in the merger requires the affirmative vote of the holders of a majority of the outstanding shares of Allegiant Bancorp common stock present at the special meeting.

     BECAUSE APPROVAL OF THE ISSUANCE OF SHARES IN THE MERGER REQUIRES THE AFFIRMATIVE VOTE OF HOLDERS OF A MAJORITY OF THE OUTSTANDING SHARES OF ALLEGIANT BANCORP COMMON STOCK PRESENT AT THE SPECIAL MEETING, ABSTENTIONS AND BROKER NON-VOTES WILL HAVE THE SAME EFFECT AS VOTES AGAINST APPROVAL OF THE ISSUANCE OF THE SHARES. ACCORDINGLY, THE ALLEGIANT BANCORP BOARD URGES YOU TO COMPLETE, DATE AND SIGN THE ACCOMPANYING PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED, POSTAGE-PAID ENVELOPE.

     As of record date our directors and executive officers beneficially owned approximately 2,507,647 shares of Allegiant Bancorp common stock, entitling them to exercise approximately 40.4% of the voting power of the Allegiant Bancorp common stock entitled to vote at the special meeting. We currently expect that each of our directors and executive officers will vote the shares of Allegiant Bancorp common stock he or she beneficially owns "FOR" approval of the issuance of shares in the merger.

RECOMMENDATION OF ALLEGIANT BANCORP BOARD OF DIRECTORS

     The Allegiant Bancorp board of directors has unanimously approved the merger agreement and the related transactions, including the merger and the issuance of shares of Allegiant Bancorp common stock in the merger. The Allegiant Bancorp Board believes that the merger agreement and the transactions it contemplates are fair to, and are in the best interests of, Allegiant Bancorp and Allegiant Bancorp shareholders and recommends that Allegiant Bancorp shareholders vote "FOR" approval of the issuance of additional shares.

     See "The Merger--Background of the Merger; Board Recommendations and Reasons for the Merger" for a more detailed discussion of Allegiant Bancorp's board's recommendation.

                        EQUALITY SPECIAL MEETING

     This section contains information from Equality Bancorp to Equality Bancorp stockholders about the stockholder meeting that has been called to approve and adopt the merger agreement and the related transactions.

     We are mailing this document to you, as a Equality Bancorp stockholder, on or about September 15, 2000. Together with this document, we also are sending to you a notice of the Equality Bancorp special meeting and a form of proxy that our board is soliciting for use at the special meeting. The special meeting will be held on Thursday, October 19, 2000, at 10:00 a.m., local time.

MATTERS TO BE CONSIDERED

     The purpose of the special meeting is to vote on a proposal to approve and adopt the merger agreement, dated as of July 26, 2000, by and among Allegiant Bancorp, Allegiant Acquisition Corporation and Equality Bancorp, Inc., and the transactions contemplated in that agreement. These include the merger of Allegiant Acquisition Corporation with and into Equality Bancorp, and any other matters that may properly be submitted to a vote at the special meeting. You also may be asked to vote upon a proposal to adjourn or postpone the special meeting. We could use any adjournment or postponement for the purpose, among others, of allowing more time to solicit votes to approve and adopt the merger agreement and the related transactions.


PROXIES

     The accompanying form of proxy is for use at the special meeting if you are unable or do not desire to attend in person. You can revoke your proxy at any time before the vote is taken at the special meeting by submitting to our corporate secretary written notice of revocation or a properly executed proxy of a later date, or by attending the special meeting and electing to vote in person. Written notices of revocation and other communications about revoking your proxy should be addressed to:

               Equality Bancorp, Inc.
               4131 South Grand Blvd.
               St. Louis, Missouri 63118
               Attention:  Richard C. Fellhauer

     All shares represented by valid proxies we receive through this solicitation, and not revoked before they are exercised, will be voted in the manner specified in this paragraph. If you make no specification on your returned proxy card, your proxy will be voted "FOR" the proposal to approve and adopt the merger agreement. Our board is presently unaware of any other matters that may be presented for action at the special meeting. If other matters do properly come before the special meeting, however, we intend that shares represented by properly submitted proxies will be voted by and at the discretion of the persons named in the proxies. However, proxies that indicate a vote against approval of the merger agreement will not be voted in favor of any adjournment or postponement of the special meeting for the purpose of soliciting additional proxies to approve the merger agreement.

SOLICITATION OF PROXIES

     We will bear the entire cost of soliciting proxies from you, except that Allegiant Bancorp has agreed to pay all costs and expenses of printing and mailing this document and all filing and other fees relating to the merger paid to the SEC. In addition to solicitation of proxies by mail, we will request banks, brokers and other record holders to send proxies and proxy material to the beneficial owners of the stock and secure their voting instructions, if necessary. We will reimburse those record holders for their reasonable expenses in taking those actions. If necessary, we also may use several of our regular employees, who will not be specially compensated, to solicit proxies from our stockholders, either personally or by telephone, the Internet, telegram, fax, letter or special delivery letter.

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

RECORD DATE AND VOTING RIGHTS


     In accordance with Delaware law, Equality Bancorp's certificate of incorporation and by-laws and the rules of the American Stock Exchange, we have fixed September 6, 2000 as the record date for determining the Equality Bancorp stockholders entitled to notice of and to vote at the special meeting. Accordingly, you are only entitled to notice of, and to vote at, the special meeting if you were a record holder of Equality Bancorp common stock at the close of business on the record date. At that time, 2,381,389 shares of Equality Bancorp common stock were outstanding, held by 1,038 holders of record. To have a quorum that permits us to conduct business at the special meeting, we require the presence, whether in person or through the prior submission of a proxy, of the holders of Equality Bancorp common stock representing a majority of the shares outstanding and entitled to vote on the record date. You are entitled to one vote for each outstanding share of Equality Bancorp common stock you held as of the close of business on the record date.


     Shares of Equality Bancorp common stock present in person at the special meeting but not voting, and shares of Equality Bancorp common stock for which we have received proxies indicating that their holders have abstained, will be counted as present at the special meeting for purposes of determining whether we have a quorum for transacting business. Shares held in street name that have been designated by brokers on proxy cards as not voted will not be counted as votes cast for or against any proposal. These broker non-votes will, however, be counted for purposes of determining whether a quorum exists.

     Under Delaware law, approval of the merger agreement requires the affirmative vote of the holders of a majority of the outstanding shares of Equality Bancorp common stock entitled to vote at the special meeting.


     BECAUSE APPROVAL OF THE MERGER AGREEMENT REQUIRES THE AFFIRMATIVE VOTE OF THE HOLDERS OF A MAJORITY OF THE OUTSTANDING SHARES OF EQUALITY BANCORP COMMON STOCK ENTITLED TO VOTE AT THE SPECIAL MEETING,
ABSTENTIONS AND BROKER NON-VOTES WILL HAVE THE SAME EFFECT AS VOTES AGAINST APPROVAL OF THE MERGER AGREEMENT AND THE RELATED TRANSACTIONS. ACCORDINGLY, EQUALITY BANCORP'S BOARD OF DIRECTORS URGES YOU TO COMPLETE, DATE AND SIGN THE ACCOMPANYING PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED, POSTAGE-PAID ENVELOPE.

     As of the record date, directors and executive officers of Equality Bancorp beneficially owned approximately 372,952 shares of Equality Bancorp common stock, entitling them to exercise approximately 15.7% of the voting power of the Equality common stock entitled to vote at the special meeting. We currently expect that each of our directors and executive officers will vote the shares of Equality common stock he or she beneficially owns "FOR" approval of the merger agreement. In addition, each director of Equality Bancorp executed a separate voting agreement containing an agreement to vote each share of Equality Bancorp common stock that he or she owns "FOR" approval and adoption of the merger agreement. Such directors currently hold 347,785 shares of Equality Bancorp common stock, or approximately 14.6% of the outstanding common stock of Equality Bancorp as of the record date.

     You can find additional information about beneficial ownership of Equality Bancorp common stock by persons and entities owning more than 5% of the stock, and more detailed information about beneficial ownership of Equality Bancorp common stock by our directors and executive officers, in the section entitled "Information about Equality Bancorp--Voting Securities and Principal Holders Thereof" in this Joint Proxy Statement/Prospectus.


RECOMMENDATION OF EQUALITY BANCORP BOARD OF DIRECTORS

     The Equality Bancorp board has approved the merger agreement and the transactions it contemplates, including the merger. The Equality Bancorp board believes that the merger agreement and the transactions it contemplates, including the merger, are fair to, and are in the best interests of, Equality Bancorp and its stockholders and recommends that Equality Bancorp stockholders vote "FOR" approval of the merger agreement.


     See "The Merger--Background of the Merger; Board Recommendations and Reasons for the Merger" for a more detailed discussion of Equality Bancorp's board's recommendation.

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
                               THE MERGER

     This summary of the material terms and provisions of the merger agreement, the stock option agreement and the voting agreements is qualified in its entirety by reference to such documents. The merger agreement is attached as Annex A to this Joint Proxy Statement/
                         -------
Prospectus, and the stock option agreement and voting agreements have been filed by Allegiant Bancorp with the SEC. We incorporate each of these documents into this summary by reference.

GENERAL DESCRIPTION OF THE MERGER


     Under the merger agreement, subject to satisfaction or waiver of certain conditions precedent, including receipt of all applicable regulatory approvals, Allegiant Acquisition Corporation, a Delaware corporation and a wholly-owned subsidiary of Allegiant Bancorp, will be merged on the closing date of the merger with and into Equality Bancorp. Upon completion of the merger, Allegiant Acquisition Corporation's corporate existence will terminate and Equality Bancorp will continue as the surviving entity. At the effective time of the merger, each share of Equality Bancorp common stock will be converted into the right to receive 1.118 shares of Allegiant Bancorp common stock. Such consideration is subject to certain anti-dilution protections but is not adjustable based upon the operating results, financial condition or other factors affecting either Allegiant Bancorp or Equality Bancorp before the merger. The fair market value of Allegiant Bancorp common stock received in the merger may fluctuate and at the time of the merger may be more or less than the current fair market value of such shares.

     The amount and nature of the consideration was established through arm's-length negotiations between Allegiant Bancorp and Equality Bancorp and their respective advisors, and reflects the balancing of a number of countervailing factors. The total amount of the consideration reflects a price both parties concluded was appropriate. See "--Background of the Merger; Board Recommendations and Reasons for the Merger." The parties have structured the merger, in part, to have the favorable tax attributes of a "reorganization" for federal income tax purposes. See "Certain Federal Income Tax Consequences of the Merger."

     NO ASSURANCE CAN BE GIVEN THAT THE CURRENT FAIR MARKET VALUE OF ALLEGIANT BANCORP COMMON STOCK WILL BE EQUIVALENT TO THE FAIR MARKET VALUE OF ALLEGIANT BANCORP COMMON STOCK ON THE DATE SUCH STOCK IS RECEIVED BY AN EQUALITY STOCKHOLDER OR AT ANY OTHER TIME. THE FAIR MARKET VALUE OF ALLEGIANT BANCORP COMMON STOCK RECEIVED BY AN EQUALITY BANCORP STOCKHOLDER MAY BE GREATER THAN OR LESS THAN THE CURRENT FAIR MARKET VALUE OF ALLEGIANT BANCORP COMMON STOCK DUE TO NUMEROUS MARKET FACTORS.

     Following the closing date of the merger, each stockholder of Equality Bancorp will be required to surrender their Equality Bancorp shares and to submit certain documents to UMB, N.A., the exchange agent for Allegiant Bancorp common stock, in order to receive shares of Allegiant Bancorp common stock. See "Surrender of Equality Bancorp
Stock Certificates and Receipt of Allegiant Bancorp Common Stock."
The exchange agent will mail to each Equality Bancorp stockholder the documents required (i.e., letter of transmittal), together with instructions and a return envelope to facilitate the exchange for Allegiant Bancorp common stock. No dividends or other distributions will be paid to a former Equality Bancorp stockholder with respect to shares of Allegiant Bancorp common stock issuable in the merger until such stockholder's letter of transmittal and Equality Bancorp stock certificate(s) are delivered to the exchange agent. For a discussion of the differences between the rights of the holders of Allegiant Bancorp common stock and the holders of Equality Bancorp common stock, see "Comparative Rights of Shareholders" on page 133. No fractional shares of Allegiant Bancorp common stock will be issued in the merger, but cash will be paid in lieu of such fractional shares. The shares of Allegiant Bancorp common stock to be issued in the merger will be freely transferable except by certain stockholders of Equality Bancorp who are deemed to be "affiliates" of Equality Bancorp. The shares of Allegiant Bancorp common stock issued to such affiliates will be restricted in their transferability in accordance with the rules and regulations promulgated by the SEC. See "Information Regarding Allegiant Bancorp Stock--Restrictions on Resales by Affiliates."

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

OTHER AGREEMENTS

     In addition to and in connection with the execution of the merger agreement, Allegiant Bancorp and Equality Bancorp executed an option agreement and Allegiant Bancorp and each of the directors of Equality Bancorp executed separate voting agreements. The following is a summary of the material terms of the option agreement and the voting agreements:


     OPTION AGREEMENT. In the option agreement, Equality Bancorp granted Allegiant Bancorp an option to purchase up to 474,000 shares of Equality Bancorp common stock at an exercise price of $9.50 per share. Equality Bancorp granted the option as a condition of and in consideration for Allegiant Bancorp's entering into the merger agreement. The option is intended to increase the likelihood that the merger will be completed in accordance with the terms of the merger agreement. Any purchase of shares upon the exercise of the option is subject to compliance with applicable law.

     The occurrence of certain events described below could cause Allegiant Bancorp's option to become exercisable, which could significantly increase the cost to a potential acquirer, other than Allegiant Bancorp, of acquiring Equality Bancorp or a significant portion of its assets or business compared to the cost had Equality Bancorp not granted Allegiant Bancorp the option. Consequently, the option may have the effect of discouraging persons who might now or prior to the completion of the merger be interested in acquiring Equality Bancorp (or a significant interest in Equality Bancorp) from considering or proposing such an acquisition, even if such persons were prepared to pay a higher price per share for Equality Bancorp common stock than the price per share as provided by the merger agreement, or may result in a potential acquirer's proposing to pay a lower per share price than it might otherwise have proposed to pay.

     Allegiant Bancorp may exercise the option, in whole or in part, at any time or from time to time until the occurrence of an "Exercise Termination Event" (described below), but only if both a "Triggering Event" and an "Exercise Event" shall have occurred before Allegiant Bancorp's exercise of the option. Each of the following shall be an "Exercise Termination Event": (1) the effective time of the merger; (2) the termination of the merger agreement (a) by mutual agreement of the parties, (b) as a result of the issuance of a final non-appealable denial of a required regulatory approval or the issuance of a final non-appealable order enjoining the transactions contemplated by the merger agreement, (c) if the merger is not completed on or before March 31, 2001 or (d) if there is a material breach or failure to perform by Allegiant Bancorp which is not remedied within 30 days of notification of such breach or failure to perform; (3) the termination of the merger agreement in accordance with the provisions thereof if such termination occurs before the occurrence of a Triggering Event; or (4) the passage of nine months after termination of the merger agreement (other than a termination of the merger agreement pursuant to (2) above) if the termination follows the occurrence of a Triggering Event.


     The term "Triggering Event" means any of the following events or transactions: (1) Equality Bancorp or Equality Savings Bank, without having received Allegiant Bancorp's prior written consent, shall have entered into an agreement to engage in an acquisition transaction (as defined below) with any person other than Allegiant Bancorp or any of its affiliates, the board of directors of Equality shall have recommended that the Equality Bancorp stockholders approve or accept any acquisition transaction other than as contemplated by the merger agreement, Equality Bancorp's board of directors shall have withdrawn its recommendation or failed to recommend that the Equality Bancorp stockholders vote for the merger agreement and the merger or Equality shall have acted inconsistently with the terms of the merger agreement;
(2) any person other than Allegiant Bancorp or an affiliate of Allegiant Bancorp shall have acquired beneficial ownership or the right to acquire beneficial ownership of, or commenced a tender offer or exchange offer for, 25% or more of the outstanding shares of Equality Bancorp common stock; (3) any person other than Allegiant Bancorp or an affiliate of Allegiant Bancorp shall have made a bona fide proposal to Equality Bancorp or Equality Savings Bank by public announcement or written communication that is or becomes the subject of public disclosure to engage in an Acquisition Transaction; or (4) any person other than Allegiant Bancorp or an affiliate of Allegiant Bancorp, other than in connection with a transaction to which Allegiant Bancorp has given its prior written consent, shall have filed an application or notice with the Office of Thrift Supervision or other federal or state bank regulatory authority, which application or notice has been accepted for processing, for approval to engage in an Acquisition Transaction. The term "acquisition transaction" means (a) a merger, consolidation, share exchange or similar business combination transaction involving Equality Bancorp or Equality Savings Bank, (b) a purchase, lease or other acquisition of 25% or more of the assets of Equality Bancorp or Equality Savings Bank or (c) a purchase or other acquisition (including by way of merger, consolidation, share exchange or otherwise) of securities representing 25% or more of the voting power of Equality Bancorp or Equality Savings Bank.


     The term "Exercise Event" means either of the following events or transactions: (1) the acquisition by any person of beneficial ownership of 25% or more of the then outstanding Equality Bancorp common stock without giving effect to any shares subject to or issued under the option; or (2) the execution by Equality Bancorp or Equality Savings Bank of an agreement for an Acquisition Transaction with any person other than Allegiant Bancorp or any of its affiliates.

     As of September 6, 2000 the maximum number of shares issuable under the option represented approximately 19.9% of the issued and outstanding shares of Equality Bancorp common stock. The option agreement also provides for adjustment provisions in the case of any recapitalization of Equality Bancorp common stock. If Allegiant Bancorp acquires shares of Equality Bancorp under the option, Allegiant Bancorp could vote such shares in the election of Equality Bancorp board of directors and other matters requiring a stockholder vote, thereby potentially having a material impact on the outcome of such matters.

     VOTING AGREEMENTS. In connection with the execution of the merger agreement, each of the directors of Equality Bancorp, in his or her capacity as a stockholder of Equality Bancorp, entered into a separate voting agreement, dated July 26, 2000. Each voting agreement provides, among other things, that the director will vote all of the shares of Equality Bancorp common stock over which the director has voting power in favor of the merger agreement and the related transactions. The voting agreements relate to an aggregate of 365,682 shares of Equality Bancorp common stock. In addition, until the earliest to occur of the effective time, the termination of the voting agreements or the abandonment of the merger, each such director further agreed that he or she will not vote any such shares in favor of the approval of any other competing acquisition proposal involving Equality Bancorp and a third party. Each such director also agreed that he or she will not transfer shares of Equality Bancorp common stock unless, prior to such transfer, the transferee executes an agreement in substantially the same form as the voting agreement.


INTERESTS OF CERTAIN PERSONS IN THE MERGER

     Some of Equality Bancorp's executive officers and directors may be deemed to have certain interests in the merger in addition to their interests as stockholders of Equality Bancorp. The board of directors of Equality Bancorp was aware of these interests and considered them, among other matters, in approving the merger agreement.

     EMPLOYMENT AGREEMENTS. Under the merger agreement, Allegiant Bancorp agreed to assume and honor all of Equality Bancorp's (and/or Equality Savings Bank's) obligations under employment agreements with certain officers. These officers include Richard C. Fellhauer, President and Chief Executive Officer of Equality Bancorp and Equality Savings Bank, Michael A. Deelo, Senior Executive Vice President and
Chief Financial Officer of Equality Bancorp and Equality Savings Bank, Leonard O. Wolter, Vice President of Equality Bancorp and Equality Savings Bank and President of Equality Mortgage Corporation, and
John L. Tacke, Senior Vice President of Commercial Lending of Equality Savings Bank. Each employment agreement provides for an annual base salary that may be increased (but not reduced) by Equality Bancorp's board. Each employment agreement also provides for participation in incentive compensation plans and arrangements and employee benefit plans (including, but not limited to, retirement, medical, health, life and other insurance coverage) that may be made available to other executives. The annual base salary for 2000 for Messrs. Fellhauer, Deelo, Wolter and Tacke is $157,400, $100,000, $68,520 and $68,520, respectively.


     Each employment agreement also provides that if within 12 months following a "change in control" of Equality Bancorp the executive's employment is terminated for other than "cause" or the executive terminates his employment for "good reason", then Equality Bancorp will pay the executive a lump sum equal to 2.99 times his "base amount" as that term is defined in Section 280(G)(b)(3) of the Internal Revenue Code. In addition, Equality Bancorp will continue to provide benefit plan coverage (or payments in lieu thereof if coverage is not permitted under the terms of any plan) to the executive for the remainder of the term of the employment agreement, provided

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
that if such payments and benefits constitute an "excess parachute payment" under Section 280G of the Code, then such payments and benefits will be reduced to one dollar less than the executive's "base amount."


     For purposes of each employment agreement; (i) a "change in control" is defined to include, among other things, the acquisition of beneficial ownership of 20% of more of the voting power of Equality Bancorp's capital stock; (ii) "cause" means personal dishonesty, incompetence, willful misconduct or breach of fiduciary duty involving personal profit which in each case is not cured within ten days of notice of such conduct from Equality Bancorp, willful violation of any law, rule or regulation (other than traffic violations or similar offenses), final cease-and-desist order or a material breach of any provision of the employment agreement; and (iii) "good reason" includes, among other things, a reduction in the executive's job titles, status or responsibilities without his consent, the relocation of the executive outside the St. Louis metropolitan area without his consent, the assignment of duties that are materially inconsistent with those of the executive's current position, a change in the scope or nature of the executive's authority, the failure to provide the executive with substantially equivalent incentive compensation benefits, or the reduction in the executive's current salary and other benefits.

     SEVERANCE PROGRAM. Equality Bancorp's severance plan provides that regular and part-time Equality Bancorp employees shall be eligible for severance benefits in the event that (1) Allegiant Bancorp terminates such employee's employment without cause or (2) Allegiant Bancorp fails to continue such employee's employment with a similar compensation package received from Equality Bancorp. Equality Bancorp employees whose employment terminates for certain reasons will not receive severance benefits. Those reasons include: (1) involuntary termination for cause, (2) voluntary termination other than for failure of Allegiant Bancorp to continue employee's employment with a similar compensation package to the one such employee received from Equality Bancorp on or after the effective time of the merger, or (3) death or disability of the employee.

     Equality Bancorp employees who are eligible for severance benefits will receive one week of salary for each year of service to Equality Bancorp up to a maximum of 12 weeks. However, each employee eligible for severance benefits will receive at least two weeks' salary. Upon Equality Bancorp employee's termination from service, except for COBRA benefits, all of Equality Bancorp's obligations cease with respect to such employee.

     STAY BONUS PROGRAM. In addition to the severance program, under Equality Bancorp's stay bonus program Equality Bancorp's President may choose, in his sole discretion, to give certain employees monetary awards, not to exceed $75,000 in the aggregate. The amount of such stay bonus awarded to certain employees is payable in one lump sum after the earlier of (1) the effective time of the merger or (2) the employee's termination of employment other than for cause.

     EQUALITY BANCORP OPTIONS. Under the merger agreement, as of the closing date of the merger, certain outstanding and unexercised options granted under the Equality 1993 Stock Option and Incentive Plan and the Equality 1997 Stock Option and Incentive Plan will be converted into options to purchase shares of Allegiant Bancorp common stock. The number of Allegiant Bancorp shares subject to the converted options will be equal to the original number of shares of Equality Bancorp common stock subject to the original Equality Bancorp options multiplied by
1.118. The holders of the Equality Bancorp options converted into Allegiant Bancorp common stock will be able to exercise their options following the effective time of the merger whether or not such options were exercisable prior to the effective time.


     Each director of Equality Bancorp has entered into an agreement with Allegiant Bancorp providing for the cancellation of his or her outstanding Equality Bancorp options that as of the closing date of the merger have an exercise price greater than an amount equal to 1.118 times the average closing price of Allegiant Bancorp's common stock on the Nasdaq National Market for the 20 trading days ending on the fifth trading day before the closing date. Assuming a closing date of September 6, 2000, directors of Equality Bancorp would hold options for an aggregate of 56,583 shares of Equality Bancorp common stock, excluding those options canceled under the agreements described above.


     The exercise price of the converted options which are not canceled will be equal to the exercise price per share of Equality Bancorp common stock under the original option divided by 1.118 (rounded up to the nearest cent).

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


     Allegiant Bancorp also will have the option to merge the Equality Bancorp stock option plans with its own stock option plans or to continue the Equality Bancorp stock option plans after the effective time of the merger. If Allegiant Bancorp elects to merge each companies' options plans, then the holder of the Equality Bancorp merged options will receive the more favorable rights, benefits and features as between the two companies' stock option plans.

     MANAGEMENT RECOGNITION PLAN. Under Equality Bancorp's management recognition plan, executive officers and directors have been awarded the right to earn shares of Equality Bancorp common stock over a five-year period. As of the record date, 34,310 such shares remained unearned. Under the merger agreement, at the effective time of the merger, all the unearned shares will be deemed earned, and the holders will receive 1.118 shares of Allegiant Bancorp common stock for each unearned share.


     INDEMNIFICATION RIGHTS. Under the merger agreement, Allegiant Bancorp has agreed to provide certain continuing indemnification and insurance benefits for officers, directors and employees of Equality Bancorp. See "--Indemnification" below.

     EQUALITY DIRECTOR. The merger agreement provides that before the closing date of the merger, the directors of Allegiant Bancorp will elect Richard C. Fellhauer to the board of directors of Allegiant
Bancorp, to be effective at the effective time of the merger.

BACKGROUND OF THE MERGER; BOARD RECOMMENDATIONS AND REASONS FOR THE
MERGER

     BACKGROUND TO THE MERGER. In connection with its normal strategic planning process, Equality Bancorp continuously reviewed its strategic business alternatives, devoting particular attention to the continuing consolidation and increasing competition in the banking and financial services industries in the Midwest U.S. regional market. The Midwest U.S. regional market is home to several large, aggressive regional commercial banking entities, and the banking market in Missouri in particular has been subject to significant consolidation in recent years. As a result, competition in the local banking and financial services industries has intensified, especially for smaller institutions like Equality Bancorp.


     In early calendar 2000, Equality Bancorp engaged in informal discussions with a local institution (hereinafter, "Institution #1") seeking to explore the possibility of pursuing a negotiated merger with Equality Bancorp. In the Spring of 2000, in order to evaluate the merit of considering such a transaction, Equality Bancorp's board of directors retained RP Financial to provide strategic planning assistance. On
April 13, 2000, RP Financial presented to Equality Bancorp's board the results of its analysis, including an overview of the market for bank and thrift mergers, an assessment of Equality Bancorp's then current strategic business plan, identification of alternative strategies, an assessment of the range of potential value were Equality Bancorp to pursue a strategic merger, and a preliminary analysis of the merits of pursuing a negotiated merger with Institution #1. At that meeting, Equality Bancorp's board authorized management to engage in preliminary discussions with Institution #1. During May 2000, management of
Equality Bancorp and Institution #1 and their representatives engaged in preliminary discussions regarding the potential terms and conditions of a negotiated merger. In late May 2000, Equality Bancorp's board determined that the preliminary terms suggested by Institution #1 were not sufficiently attractive to warrant proceeding to more formal discussions without first conducting a survey of other potential merger partners to ascertain their level of interest.


     During late May and early June 2000, with the authorization of Equality Bancorp's board, RP Financial contacted eight institutions who were considered to be viable potential strategic merger partners, including Allegiant Bancorp. After executing confidentiality agreements, each of the eight potential merger partners received a binder of financial and other information concerning Equality Bancorp and was asked to provide a non-binding expression of interest. Five of the potential merger partners, including Allegiant Bancorp, submitted expressions of interest. On June 14, 2000, RP Financial met with Equality Bancorp's board to review the expressions of interest including the terms originally indicated to senior management of Equality Bancorp by Institution #1. Based on that meeting, Equality Bancorp's board elected to suspend discussions with Institution #1, reject two potential merger partners and instructed RP Financial to go back to the remaining three potential merger partners to request a best and final expression. The two rejected bids were cash offers valued at between $8.00 and $8.90 per share, where all or a portion of the purchase price was subject to a financing contingency.

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

     The three remaining potential merger partners (hereinafter, "Institution #2", "Institution #3" and Allegiant Bancorp), submitted their best and final expressions of interest near the end of June 2000. Institution #2 indicated an estimated purchase price of approximately $10 per share in either common stock or cash. Institution #3 indicated an estimated purchase price valued at approximately $9.50 to $10.00 per share in common stock. Allegiant Bancorp indicated an estimated purchase price of approximately $10.00 to $10.25 per share in common stock. Equality Bancorp's board met in early July, 2000 to review the best and final expressions of interest. Among the factors considered in evaluating each offer were the form and amount of consideration, the potential for price appreciation of the common stocks of the potential merger partners, the amount of dividends, the pro forma return on equity and return on assets of the potential merger partners after merging with Equality Bancorp, and the anticipated aftermarket liquidity of the shares. After consulting with representatives of RP Financial and counsel, Equality Bancorp's board elected to suspend discussions with Institution #2 and Institution #3.

     During July 2000, senior management and the financial advisors of each of Equality Bancorp and Allegiant Bancorp continued to discuss the financial and other terms of the proposed merger, including the form and amount of consideration to be offered, the exchange ratio, the treatment of Equality Bancorp stock options, the termination provisions, and issues relating to the management and operations of Equality Bancorp following the merger. During this period, Equality Bancorp, Allegiant Bancorp and their respective legal counsel and financial advisors conducted reciprocal due diligence analyses and negotiated the merger agreement and related agreements. During this period, the form and amount of consideration and the exchange ratio was determined on the basis of arms-length-negotiation among Equality Bancorp representatives, Allegiant Bancorp representatives and the financial advisors.

     On July 18, 2000, Equality Bancorp issued a press release that it was in the process of reviewing strategic alternatives available to maximize stockholder value, which alternatives included a possible sale or merger of the company.


     On July 20, 2000, at a special meeting of Allegiant Bancorp's board of directors, management of Allegiant Bancorp, along with the company's legal counsel, reviewed the results of management's due diligence and plans for integrating the operations of the two companies, the terms of the proposed transaction and the principal provisions of the draft merger agreement, the option agreement and the voting agreement. In addition, Howe Barnes Investments submitted its proposed opinion and analysis that the exchange ratio was fair, from a financial point of view, to the shareholders of Allegiant Bancorp. At such meeting, Allegiant Bancorp's board approved the merger agreement, the option agreement and the related transactions, subject to such revisions as management of Allegiant Bancorp may have negotiated upon consultation with the company's financial advisor and legal counsel.

     On July 26, 2000, at a meeting of Equality Bancorp's board of directors, Mr. Fellhauer reviewed with Equality Bancorp's board the reasons for, and the potential benefits of the merger; Equality Bancorp's legal counsel reviewed the terms of the merger agreement, related agreements and the related transactions; and RP Financial made a presentation regarding the financial terms of the merger agreement and the fairness, from a financial point of view, of the exchange ratio to holders of Equality Bancorp common stock. After a thorough discussion and consideration of the factors discussed below under "--Equality Bancorp Board Recommendation and Reasons for the Merger," the Equality Bancorp directors present at the meeting unanimously approved the merger agreement and the related transactions, and authorized the execution of the merger agreement. The merger agreement was executed by the parties on July 26, 2000.

     ALLEGIANT BANCORP BOARD RECOMMENDATION AND REASONS FOR THE MERGER. Allegiant Bancorp's board believes that the merger is fair to, and in the best interests of, Allegiant Bancorp and Allegiant Bancorp shareholders. Accordingly, Allegiant Bancorp's board of directors unanimously approved the merger agreement and unanimously recommends that the Allegiant Bancorp shareholders vote "FOR" the issuance of shares of Allegiant Bancorp common stock under the merger agreement.


     Allegiant Bancorp's board of directors believes that the merger presents a unique opportunity to combine two financial institutions to create a banking and financial services company with the capability to offer a full range of financial products and services through a powerful distribution network in the greater St. Louis area.

     In reaching its decision to approve the merger agreement and the option agreement, the board consulted with Allegiant Bancorp management, as well as with our company's financial and legal advisors, and considered a variety of factors, including the following:

     * Our knowledge of our company's business, operations, financial condition, earnings and prospects.

     * The business, operations, financial condition, earnings and prospects of Equality Bancorp. In making its determination, we took into account the results of our company's due diligence review of Equality Bancorp.

     *    The consistency of the merger with our business strategy.

     * Our expectation that the combined company would benefit from greater economics of scale than either Allegiant Bancorp or Equality Bancorp separately in its consumer banking, commercial banking, asset management and other businesses.

     * Our view that the combination of Allegiant Bancorp and Equality Bancorp presents manageable execution risk in view of the similar markets and customer demographics served by Allegiant Bancorp and Equality Bancorp, the geographic area to be served by the combined company, the similar business lines and business cultures of the two companies and our management's prior experience in integrating acquisitions.

     *    The complementary nature of the business of Allegiant
          Bancorp and Equality Bancorp.

     * Our belief and that both Allegiant Bancorp's and Equality Bancorp's senior management share a common vision about the importance of delivering financial performance and shareholder value and that the managements and employees of Allegiant Bancorp and Equality Bancorp possess complementary skills and expertise.

     * The structure of the merger and the terms of the merger agreement and the option agreement.

     * The opinion of Howe Barnes Investments, Inc. that the exchange ratio set forth in the merger agreement was fair, from a financial point of view, to Allegiant Bancorp shareholders. See "--Opinion of Allegiant Bancorp's Financial Advisor."


     * The perceived likelihood that the merger will be approved by the appropriate regulatory authorities. See "--Regulatory Approvals."

     This discussion of the information and factors considered by Allegiant Bancorp's board of directors is not intended to be exhaustive but includes all material factors the board considered. In reaching the determination to approve and recommend the merger, Allegiant Bancorp's board of directors did not assign any relative or specific weights to the foregoing factors, and individual directors may have given differing weights to different factors. Allegiant Bancorp's board of directors is unanimous in its recommendation that Allegiant Bancorp shareholders vote "FOR" the issuance of shares of Allegiant common stock under the merger agreement.


     EQUALITY BANCORP BOARD RECOMMENDATION AND REASONS FOR THE MERGER. In reaching the decision to approve the merger agreement and the related agreements, Equality Bancorp's board of directors consulted with Equality Bancorp management, as well as its financial and legal advisors, and considered many factors, including the following:

     * The formation of a Missouri financial institution with more than $1.154 billion in total assets;

     * The increased economic value for Equality Bancorp stockholders, because the merger terms provide a premium over the Equality Bancorp market price existing immediately before the announcement of the transaction;

     * The opportunity for Equality Bancorp stockholders to continue their investment in a regional bank holding company through a tax-free exchange;

     * The advice from RP Financial, Equality Bancorp's financial advisor, that the merger terms are fair from a financial point of view as discussed under "--Opinion of Equality
          Bancorp's Financial Advisor";

     * Increasingly competitive conditions in the marketplace for financial institutions;


     * The regulatory environment in which Equality Bancorp operates and the effects of operating under the limitations imposed by the Memorandum of Understanding entered into with the FDIC and the Missouri Division of Finance on June 26, 2000 (see "Information About Equality Bancorp--Regulatory Agreement");


     * The ability to combine Equality Bancorp's operations with an attractive bank holding company which shares many of Equality Bancorp's goals of providing exemplary regional banking services, but which also offers a larger market area and larger asset base to allow for enhanced service in the future;

     * The enhanced financial and management resources of the merged institution could be utilized to address the interest rate risk inherent in Equality Bancorp's current residential lending strategy;

     * Availability for employees and customers of opportunities for employment with and service from a larger bank holding company; and

     *    The terms of the merger agreement and related agreements.

     The board of directors of Equality Bancorp also reviewed various issues in connection with its approval of the merger agreement. In particular, Equality Bancorp's board discussed the potential effects of the stock option agreement, including a possible deterrent effect that it might have on subsequent, better offers. Equality Bancorp's board of directors took into account this potential disadvantage when considering the merger. Equality Bancorp's board concluded that any such disadvantages were outweighed by the factors described above, and the opinion that the merger agreement with Allegiant Bancorp was fair from a financial point of view for the stockholders of Equality Bancorp.

     This discussion of the various factors considered by the board of directors of Equality Bancorp is not, and is not intended to be, exhaustive. It is not necessarily in the order of importance to the board of directors or any particular director. Equality Bancorp's board of directors did not find it practicable to, and did not quantify or otherwise assign relative weights to the specific factors considered in reaching its determination due to the variety of factors considered. In addition, each director may have given different weights to different factors.


     Equality Bancorp's board of directors believes that the merger is fair to, and in the best interests of, Equality Bancorp and its stockholders. Accordingly, Equality Bancorp's board of directors has approved the merger agreement and the related transactions and unanimously recommends that Equality Bancorp stockholders vote "FOR" the proposal to approve and adopt the merger agreement.

OPINION OF ALLEGIANT BANCORP'S FINANCIAL ADVISOR

     In connection with the meeting of the board of directors of Allegiant Bancorp on July 20, 2000, at which the terms of the proposed merger were discussed and considered, Howe Barnes Investments, Inc., Allegiant Bancorp's financial advisor, submitted a proposed opinion to Allegiant Bancorp's board of directors that, based upon the matters set forth in such opinion, that the consideration to be paid by Allegiant Bancorp in the merger was fair, from a financial point of view, to the holders of Allegiant Bancorp common stock. Howe Barnes Investments has confirmed its opinion by delivery of an updated written opinion to Allegiant Bancorp's board of directors dated the date of this Joint Proxy Statement/Prospectus.

     THE FULL TEXT OF HOWE BARNES INVESTMENTS' OPINION DATED THE DATE
OF THIS DOCUMENT, WHICH SETS FORTH ASSUMPTIONS MADE, PROCEDURES FOLLOWED, MATTERS CONSIDERED, AND LIMITS ON THE REVIEW UNDERTAKEN BY HOWE BARNES INVESTMENTS, IS ATTACHED AS ANNEX B AND IS INCORPORATED HEREIN BY
                            -------
REFERENCE. THE DESCRIPTION OF THE HOWE BARNES INVESTMENTS OPINION SET FORTH IN THIS JOINT PROXY STATEMENT/PROSPECTUS IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF SUCH OPINION. ALLEGIANT
BANCORP SHAREHOLDERS ARE URGED TO READ THE HOWE BARNES INVESTMENTS OPINION IN ITS ENTIRETY.

     Howe Barnes Investments' opinion is limited to the fairness, from a financial point of view, of the merger agreement's exchange ratio to the holders of Allegiant Bancorp common stock and does not address Allegiant Bancorp's underlying business decision to proceed with the merger, nor does it express an opinion as to the prices at which shares of Allegiant Bancorp common stock issued in the merger may trade if and when they are issued or at any future time. The opinion is directed only to the exchange ratio in the merger and does not constitute a recommendation to any holder of Allegiant Bancorp common stock as to how such holder should vote with respect to the proposal to approve the issuance of shares of Allegiant Bancorp common stock in the merger.

     Howe Barnes Investments, as part of its investment banking business, regularly engages in the valuation of banks and bank holding companies, thrifts and thrift holding companies, and various other financial services companies, in connection with mergers and acquisitions, initial and secondary offerings of securities, and valuations for other purposes. The Allegiant Bancorp board of directors selected Howe Barnes Investments on the basis of its familiarity with the financial services industry, its qualifications, ability, previous experience, and its reputation with respect to such matters.

     For purposes of its opinion dated September 15, 2000 in connection with its review of the proposed transaction with Equality Bancorp, Howe Barnes Investments, among other things:


     (1) participated in discussions with representatives of Allegiant Bancorp concerning Allegiant Bancorp's and
          Equality Bancorp's financial condition, businesses, assets, earnings, prospects, and such senior management's views as to its future financial performance;

     (2) reviewed the merger agreement and the specific terms of the merger;

     (3) reviewed certain publicly available financial statements, both audited (where available) and unaudited, and related financial information of Allegiant Bancorp and Equality Bancorp, including those included in their respective Annual Reports on Form 10-K and Form 10-KSB for the past two years and the respective Quarterly Reports on Form 10-Q and Form 10-QSB for the periods ended March 31, 2000 and June 30, 2000, as the case may be, as well as other internally generated reports relating to asset/liability management, asset quality, and so forth;

     (4) reviewed certain financial forecasts and projections of Allegiant Bancorp and Equality Bancorp prepared by its management and reviewed publicly available information for Allegiant Bancorp and Equality Bancorp;

     (5) discussed and reviewed certain aspects of the past and current business operations, financial condition, and future prospects of Allegiant Bancorp and Equality Bancorp with certain members of management;

     (6) reviewed reported market prices and historical trading activity of Allegiant Bancorp and Equality Bancorp common stock;

     (7) reviewed certain aspects of the financial performance of Allegiant Bancorp and Equality Bancorp and compared such financial performance of Allegiant Bancorp and Equality Bancorp, together with stock market data relating to Allegiant Bancorp and Equality Bancorp common stock, with similar data available for certain other financial institutions and certain of their publicly traded securities; and

     (8) reviewed certain of the financial terms, to the extent publicly available, of certain recent business combinations involving other financial institutions.


     In conducting its review and rendering its opinion, Howe Barnes Investments assumed and relied, without independent verification, upon the accuracy and completeness of all of the financial and other information provided by Allegiant Bancorp, Equality Bancorp and their respective representatives, and of the publicly available information that was reviewed by Howe Barnes Investments. Howe Barnes Investments is not an expert in the evaluation of allowances for loan losses and has not independently verified such allowances. Howe Barnes Investments relied on and assumed that the aggregate allowances for loan losses set forth in the balance sheets of each of Allegiant Bancorp and Equality Bancorp at June 30, 2000 were adequate to cover such losses and complied fully with applicable law, regulatory policy, and sound banking practice as of the date of such financial statements. Howe Barnes Investments was not retained for and did not (1) conduct a physical inspection of any of the properties or facilities of Allegiant Bancorp or Equality Bancorp, (2) make any independent evaluation or appraisal of the assets, liabilities or prospects of Allegiant Bancorp or Equality Bancorp or review any such evaluation or appraisal, and (3) review any individual credit files. Howe Barnes Investments' opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to them as of, the date hereof.


     The following is a brief summary of the analyses presented by Howe Barnes Investments to Allegiant Bancorp's board of directors in connection with Howe Barnes Investments' written opinion.

     COMPARABLE TRANSACTION ANALYSIS. As part of its analyses, Howe Barnes Investments reviewed 12 completed or pending comparable mergers and acquisitions of savings institutions headquartered throughout the United States announced from July 8, 1999 to July 21, 2000 in which total assets of the acquired company were in the approximate range of $250 million to $500 million. These comparable mergers and acquisitions included the following transactions:

     (1)  the acquisition of Home Port Bancorp Inc. by Seacoast
          Financial Services Corp.;

     (2)  the acquisition of Home Bancorp by Old Kent Financial
          Corporation;

     (3) the acquisition of Catskill Financial Corporation by Troy Financial Corporation;

     (4) the acquisition of Harbor Federal Bancorp Inc. by Provident Bankshares Corporation;

     (5) the acquisition of South Jersey Financial Corp. by Richmond County Financial Corp.;

     (6)  the acquisition of Heritage Bancorp Inc. by SouthBanc Shares
          Inc.;

     (7) the acquisition of Milton Federal Financial Corporation by BancFirst Ohio Corp.;

     (8)  the acquisition of CNY Financial Corp. by Niagara Bancorp
          Inc.;

     (9)  the acquisition of First Savings Bancorp Inc. by First
          Bancorp;

     (10) the acquisition of OHSL Financial Corp. by Provident
          Financial Group Inc.;

     (11) the acquisition of SGV Bancorp Inc. by IndyMac Mortgage
          Holdings Inc.; and

     (12) the acquisition of Community Federal Bancorp Inc. by First
          M & F Corp.

     For each transaction for which data was available, Howe Barnes Investments calculated the multiple of the offer value to the acquired company's: (a) earnings per share for the twelve months preceding ("LTM"); (b) premium to core deposits; (c) book value per share;
(d) tangible book value per share; and (e) assets. Howe Barnes Investments compared these multiples with the corresponding multiples for the merger, valuing the merger consideration at $24.0 million, or $10.05 per share using a $9.00 per share price for Allegiant Bancorp.
In
calculating the multiples for the merger, Howe Barnes Investments used Equality Bancorp's earnings per share for the year ended March 31, 2000, and book value per share, tangible book value per share, core deposits and assets as of March 31, 2000.

                           PRICE/          CORE          PRICE/         PRICE/
                          LTM EPS        DEPOSIT          BOOK      TANGIBLE BOOK      PRICE/
                           RATIO         PREMIUM         VALUE          VALUE          ASSETS
                            (%)            (%)            (%)            (%)            (%)
                            ---            ---            ---            ---            ---
High:                      76.81          22.69          241.99         241.99         29.67
Low:                       12.96           0.50          104.11         104.11          9.67
Mean:                      26.65           9.69          144.27         144.41         20.11
Median:                    23.07           6.97          131.64         131.64         20.92

MERGER CONSIDERATION
  FOR EQUALITY BANCORP:    20.82           2.91          120.38         120.38          7.42

     No company or transaction used in the above analyses as a comparison is identical to Allegiant Bancorp, Equality Bancorp or the merger. Accordingly, an analysis of the results of the foregoing is not mathematical; rather, it involves complex considerations and judgments concerning differences in financial operating characteristics, including, among other things, differences in revenue composition and earnings performance among the companies, and other facts that could affect the public trading value of the comparison companies.

     DISCOUNTED CASH FLOW ANALYSIS. Using discounted cash flow analysis, Howe Barnes Investments estimated the future dividend streams that Equality Bancorp could produce over the period from April 1, 2001 through March 31, 2005, assuming annual asset growth rates and further assumed Equality Bancorp performed in accordance with recent historical trends and the future outlook of Equality Bancorp management. Howe Barnes Investments calculated terminal values as a perpetuity with an asset growth rate of 3.0%. Howe Barnes Investments discounted the dividend streams and terminal value to present values as of March 31, 2000, using discount rates which reflect different assumptions regarding the required rates of return to holders and prospective buyers of Equality Bancorp common stock. Howe Barnes Investments estimated a range of terminal values by applying multiples to estimated fiscal year-end 2005 net income. The range of terminal multiples was chosen based on past and current trading multiples of institutions similar to Equality Bancorp and past and current multiples of comparable merger and acquisition transactions. The range of present values of Equality Bancorp resulting from this analysis was then compared with the $24.0 million estimated merger consideration.

                                                    LONG-TERM         TERMINAL       CALCULATED
                  GROWTH RATE     DISCOUNT RATE    GROWTH RATE       MULTIPLES         VALUES
                  -----------     -------------    -----------       ---------         ------
High:                 5.00%           12.00%           3.00%            15x        $30.3 million
Low:                  3.00            10.00            3.00             12x         23.0 million

     CONTRIBUTION ANALYSIS. Howe Barnes Investments utilized publicly available historical financial data regarding Allegiant Bancorp and Equality Bancorp and estimates for future financial performance of Allegiant Bancorp and Equality Bancorp to calculate the relative contributions of Allegiant Bancorp and Equality Bancorp to the pro forma combined company with respect to total assets, deposits, equity and earnings for the twelve months ended March 31, 2000 and estimated earnings adjusted for projected cost savings. Howe Barnes Investments compared such contributions to the pro forma ownership of the combined company by Allegiant Bancorp and Equality Bancorp shareholders.

                                                                        LTM        COST ADJUSTED
                                                                      3/31/00        ESTIMATED
                  TOTAL ASSETS      DEPOSITS          EQUITY         EARNINGS         EARNINGS
                  ------------      --------          ------         --------         --------
Allegiant Bancorp    70.80%          81.10%           70.57%          83.97%           68.69%
Equality Bancorp     29.20           18.90            29.43           16.03            31.31

     The pro forma ownership based on the exchange ratio, shares outstanding for Allegiant Bancorp at March 31, 2000 and fully diluted shares outstanding for Equality Bancorp is 69.5% for Allegiant Bancorp and 30.5% for Equality Bancorp.


     PRO FORMA MERGER ANALYSIS. Howe Barnes Investments noted that, based upon estimates of Allegiant Bancorp's and Equality Bancorp's management and after giving effect to Allegiant Bancorp management's net pretax cost savings estimates resulting from synergies created from the merger, internal asset and deposit growth estimates and certain assumptions, as to, among other things, the number of pro forma shares outstanding, the proposed merger could be accretive to Allegiant Bancorp's estimated 2000 earnings per share on a fully diluted basis by approximately 2.0% and accretive to tangible book value by approximately 2.7%. In this analysis, Howe Barnes Investments assumed that both Allegiant Bancorp and Equality Bancorp would perform substantially in accordance with earnings forecasts provided to Howe Barnes Investments by Allegiant Bancorp's and Equality Bancorp's management. The actual results achieved by the combined company may vary from projected results and the variations may be material. This analysis is based on the assumption that the merger would be accounted for as a purchase transaction and excludes merger-related expenses.

     The foregoing is a summary of the material financial analyses performed by Howe Barnes Investments and presented to the Allegiant Bancorp board of directors, but does not purport to be a complete description of the analyses performed by Howe Barnes Investments. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Furthermore, in arriving at its opinion, Howe Barnes Investments did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Selecting portions of the analyses or of the summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying Howe Barnes Investments' opinion. The ranges of valuations resulting from any particular analysis described above should not be taken to be Howe Barnes Investments' view of the actual value of Equality Bancorp, or the current or future trading price for Allegiant Bancorp common stock.

     In performing its analyses, Howe Barnes Investments made numerous assumptions with respect to industry performance, business and economic conditions and other matters, many of which are beyond the control of Allegiant Bancorp and Equality Bancorp. The analyses performed by Howe Barnes Investments do not necessarily indicate actual values of future results, which may be significantly more or less favorable than suggested by such analyses. Such analyses were prepared solely as part of Howe Barnes Investments' analysis of the fairness of the merger consideration, from a financial point of view, to the holders of Allegiant Bancorp common stock. The analyses do not purport to be appraisals or to reflect the prices at which a company or its securities may actually be bought or sold.


     Under a letter agreement dated July 13, 2000, Allegiant Bancorp agreed to pay Howe Barnes Investments for its services in connection with the merger, including the rendering of its opinion. The agreement provides for Allegiant Bancorp to pay Howe Barnes Investments a cash fee of $62,500 upon execution of the merger agreement and rendering of the fairness opinion and a cash fee of $62,500 on the closing date of the merger, for advisory services rendered in connection with reaching the merger agreement. In addition, Allegiant Bancorp agreed to indemnify Howe Barnes Investments against certain liabilities arising out of its engagement, including liabilities under the federal securities laws.


OPINION OF EQUALITY BANCORP'S FINANCIAL ADVISOR

     Equality Bancorp's board of directors retained RP Financial, LC.
in June 2000 to provide certain financial advisory and investment banking services to Equality Bancorp in conjunction with the merger, including the rendering of an opinion with respect to the fairness of the exchange ratio, from a financial point of view, to holders of Equality Bancorp common stock. In requesting RP Financial's advice and opinion, Equality Bancorp's board of directors did not give any special instructions to, or impose any limitations upon the scope of the investigation which RP Financial might wish to conduct to enable it to give its opinion. Equality Bancorp selected RP Financial to act as its financial advisor because of RP Financial's expertise in the valuation of businesses and their securities for a variety of purposes including its expertise in connection with mergers and acquisitions of savings and loans, savings banks, and savings and loan holding companies.

     On July 26, 2000, at the meeting in which Equality Bancorp's board approved and adopted the merger agreement and the related transactions, RP Financial rendered its opinion to Equality Bancorp's board that, as of such date, the exchange ratio was fair to holders of Equality Bancorp common stock from a financial point of view. That opinion was updated as of the date of this Joint Proxy Statement/Prospectus. In connection with its opinion dated the date of this Joint Proxy Statement/Prospectus, RP Financial also confirmed the appropriateness of its reliance on the analysis used to render its July 26, 2000 opinion by performing procedures to confirm the appropriateness of such analyses and by reviewing the assumptions on which such analyses were based and the factors considered in connection therewith.


     THE FULL TEXT OF THE OPINION OF RP FINANCIAL, WHICH SETS FORTH THE ASSUMPTIONS MADE, MATTERS CONSIDERED AND LIMITATIONS ON THE REVIEW UNDERTAKEN, IS ATTACHED AS ANNEX C TO THIS JOINT PROXY STATEMENT/
                           -------
PROSPECTUS AND IS INCORPORATED HEREIN BY REFERENCE.  EQUALITY
BANCORP'S BOARD OF DIRECTORS URGES THE HOLDERS OF EQUALITY BANCORP COMMON STOCK TO READ THE ENTIRE OPINION.

     The opinion of RP Financial is directed to Equality Bancorp's board in its consideration of the exchange ratio as described in the merger agreement, and does not constitute a recommendation to any stockholder of Equality Bancorp as to any action that such stockholder should take in connection with the merger agreement, or otherwise. It is further understood that the opinion of RP Financial is based on market conditions and other circumstances existing on the date hereof.

     The opinion states that RP Financial reviewed the following material: (1) the merger agreement; (2) the Joint Proxy Statement/ Prospectus and related Annexes contained in Allegiant Bancorp's Registration Statement on Form S-4 with respect to the merger;
(3) financial and other information for Equality Bancorp, all with regard to balance sheet and off-balance sheet composition, profitability, interest rates, volumes, maturities, trends, credit risk, interest rate risk, liquidity risk and operations including: (a) audited financial statements for the fiscal years ended March 31, 1998 through 2000,
(b) stockholder, regulatory and internal financial and other reports through June 30, 2000, (c) the two most recent proxy statements for Equality Bancorp, (d) internal budgets, financial projections and earnings per share forecasts prepared by management, and (e) Equality Bancorp's management comments regarding past and current business, operations, financial condition and future prospects; and (4) financial and other information for Allegiant Bancorp including: (a) audited financial statements for the fiscal years ended December 31, 1997 through 1999, incorporated in Annual Reports to Shareholders, (b) Form 10-K as of December 31, 1999, Form 10-Q as of March 31, 2000 and June 30, 2000, and interim results and developments through June 30, 2000 released in press release form, (c) regulatory and internal financial and other reports through June 30, 2000, (d) internal budgets and financial projections prepared by management of Allegiant Bancorp and third parties, and
(e) Allegiant Bancorp's management comments regarding past and current business, operations, financial condition and future prospects.

     In addition, RP Financial stated that it reviewed financial, operational, market area and stock price and trading characteristics for Equality Bancorp and Allegiant Bancorp relative to publicly-traded savings institutions and commercial banking with comparable resources, financial condition, earnings, operations and markets. RP Financial also considered the economic and demographic characteristics in the local market area, and the potential impact of the regulatory, legislative and economic environments on operations for Equality Bancorp and Allegiant Bancorp and the public perception of the thrift industry. In rendering its opinion, RP Financial stated that it relied, without independent verification, on the accuracy and completeness of the information concerning Equality Bancorp and Allegiant Bancorp furnished by the respective institutions to RP Financial for review, as well as publicly-available information regarding other financial institutions and economic and demographic data. RP Financial stated that Equality Bancorp and Allegiant Bancorp did not restrict RP Financial as to the material it was permitted to review. The opinion further states that RP Financial did not perform or obtain any independent appraisals or evaluations of the assets and liabilities and potential and/or contingent liabilities of Equality Bancorp or Allegiant Bancorp. RP Financial further indicated that the managements of Equality Bancorp and Allegiant Bancorp prepared the financial forecasts and budgets reviewed by RP Financial. Neither Equality Bancorp nor Allegiant Bancorp publicly discloses internal management forecasts or budgets of the type provided to RP Financial in connection with the review of the merger and neither company prepared such financial forecasts with a view towards public disclosure. Allegiant Bancorp and Equality Bancorp based the financial forecasts and budgets upon numerous variables and assumptions which are inherently uncertain, including, without limitation, factors related to general

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

economic and competitive conditions, as well as trends in asset quality. Accordingly, RP Financial cautioned that actual results could vary significantly from those set forth in such financial forecasts.

     In connection with rendering its opinion dated July 26, 2000 and updated as of the date of this Joint Proxy Statement/Prospectus, RP Financial performed a variety of analyses, which are summarized below. The preparation of a fairness opinion is a complex process involving subjective judgments and is not necessarily susceptible to partial analyses or summary description. RP Financial stated that its analyses must be considered as a whole and that selecting portions of such analyses and of the factors considered by RP Financial without considering all such analyses and factors could create an incomplete view of the process underlying RP Financial's opinion. In its analyses, RP Financial made numerous assumptions with respect to industry performance, business and economic conditions, applicable laws and regulations, and other matters, many of which are beyond the control of Equality Bancorp. Any estimates contained in RP Financial's analyses do not necessarily indicate future results or values, which may be significantly more or less favorable than such estimates. No company or transaction utilized in RP Financial's analyses was identical to Equality Bancorp, Allegiant Bancorp or the merger. None of the analyses performed by RP Financial was assigned a greater significance by RP Financial than any other.

     The following is a summary of the material financial analyses performed by RP Financial in connection with providing its opinion of July 26, 2000.


     TRANSACTION SUMMARY. RP Financial summarized the terms of the merger, including the conversion of each share of Equality Bancorp common stock into the right to receive Allegiant Bancorp common stock according to the exchange ratio. RP Financial also summarized the methodology for calculating the exchange ratio, the treatment of the outstanding options to acquire Equality common stock, the termination provisions incorporated in the merger agreement, and the pricing ratios indicated by the exchange ratio relative to the book value, earnings, assets, deposits and market value of Equality Bancorp.


     COMPARABLE TRANSACTIONS ANALYSIS. In this analysis, RP Financial conducted an evaluation of the financial terms, financial and operating condition and market area of recent business combinations among comparable thrift institutions both pending and completed. In conjunction with its analysis, RP Financial considered the multiples of book value, earnings and assets implied by the terms in such completed and pending transactions involving selling companies whose financial characteristics were comparable to those of Equality Bancorp. These comparable transactions included companies in the Midwest, Mid-Atlantic and Southeast regions of the U.S. with total assets between $200 million and $500 million, operating profitably, and where the transactions were announced during calendar year 2000, representing a total of nine transactions. The average and median price-to-earnings multiples indicated by these comparable transactions were 19.6 times and 18.8 times, respectively, based on trailing twelve month earnings, versus a price-to-earnings multiple of approximately 20.3 times indicated by the exchange ratio relative to Equality Bancorp's March 31, 2000 trailing twelve-month fully diluted earnings. The average and median price-to-book value ratios indicated by the comparable transactions were 127% and 131%, respectively, versus a price-to-book value ratio of approximately 121% indicated by the exchange ratio based on March 31, 2000 financial data. The comparable transactions indicated an average and median price-to-assets ratios of 17.6% and 18.2%, respectively, versus a price-to-assets ratio of approximately 7.5% indicated by the exchange ratio. RP Financial also considered qualitative factors including differences between Equality Bancorp and the comparable transactions in financial condition, operating results and the existence of the regulatory agreement between Equality Bancorp and the FDIC. The pricing ratios based on earnings and book value indicated by the exchange ratio were generally comparable to or exceeded the average and median pricing ratios indicated by the comparable group which, in conjunction with the qualitative factors, RP Financial cited in support of its fairness conclusions. The pricing ratio based on assets indicated by the exchange ratio was lower than the average and median ratios indicated by the comparable group, which RP Financial discounted in its fairness conclusions based on the general lack of emphasis by public investors in price-to-assets based valuation approaches.

     DISCOUNTED CASH FLOW ANALYSIS. RP Financial prepared several discounted cash flow analyses, all of which incorporated a five-year financial projection and cash flow analysis to stockholders. The discounted cash flow analyses incorporated several specific factors reflecting the operating environment of Equality Bancorp on a stand-alone basis, including growth prospects in the local market, the level of competition from other financial institutions, and future earnings estimates for Equality Bancorp under a stand-alone business plan without the benefits of the merger. The projections of future cash flows to stockholders included the continued payment of cash

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
dividends during interim years and the receipt of consideration at the end of five years, assuming a terminal value for Equality Bancorp common stock equal to an assumed merger value. The merger value reflected an estimate of the price that could be received for Equality Bancorp common stock assuming Equality Bancorp's board sought to pursue a merger transaction at the end of five years, including an orderly marketing of Equality Bancorp to potential merger partners and receipt of a control premium by the holders of Equality Bancorp common stock. In the "base case" operating scenario, the projections of future cash flows assumed continued payment of cash dividends, the sale of loan servicing rights in fiscal year 2001, asset growth of 10.0% annually, a return on average assets of approximately 0.40% of average assets, the repurchase of 5% of outstanding shares annually, and realization of a terminal value at the end of five years of operations equal to 120% of book value per share (assumed to be the "current market merger value" based on comparable group transaction data). The cash flow represented by the dividends and terminal value was discounted to present value using a range of discount rates between 12% and 16%. The "base case" discounted cash flow analysis indicated a present value to stockholders ranging between $8.32 and $9.67 per share (assuming a year 5 merger value of 120% of book value). In addition to the "base case" operating scenario, RP Financial prepared discounted cash flow analyses assuming different year 5 merger values. Under the conservative year 5 merger value scenario, in which the terminal value was projected at 100% of book value, the discounted cash flow analysis indicated a present value to stockholders ranging between $7.09 and $8.22 per share. Under the optimistic year 5 merger value scenario, in which the terminal value was projected at 140% of book value, the discounted cash flow analysis indicated a present value to stockholders ranging between $9.56 and $11.11 per share. RP Financial concluded that since the per share value implied by the exchange ratio exceeded the present value of future cash flows accruing to holders of Equality Bancorp common stock under the base case and conservative scenarios, and was within the per share value range under the optimistic scenario, the discounted cash flow analyses supported its fairness conclusions.

     IMPACT ANALYSIS. RP Financial evaluated the projected financial impact of the merger on the balance sheet, income statement and per share financial measures of Equality Bancorp. RP Financial's analysis considered the financial condition and operations of Equality Bancorp and Allegiant Bancorp at March 31, 2000 (with stockholders' equity and goodwill projected through September 30, 2000) and the pro forma impact of the merger. Based on the exchange ratio, RP Financial estimated that holders of Equality Bancorp common stock would realize accretion in market value of approximately 21%, which represents the difference between the per share price indicated by the exchange ratio and the most recent trading price for Equality Bancorp common stock prior to execution of the merger agreement. RP Financial estimated that holders of Equality Bancorp common stock would incur dilution of approximately 3% in tangible book value per share, would realize accretion of 137% in projected current year earnings per share, and would realize accretion of 2% in dividends per share. Moreover, the holders of Equality Bancorp common stock would enjoy a stronger return on assets (ROA) and return on equity (ROE) on a pro forma basis relative to stand-alone operations.
RP Financial considered both the impact of the merger on the overall financial measures of Equality Bancorp as well as the impact of the merger on the per share financial measures of Equality Bancorp in support of the fairness conclusion.

     In addition to these financial analyses, RP Financial considered several other considerations in its fairness conclusions. Such other financial considerations included the greater market capitalization of the merged company relative to Equality Bancorp on a stand-alone basis; the greater liquidity in the shares relative to the shares of Equality Bancorp common stock without the merger; the likelihood of greater potential stock price appreciation in the Allegiant Bancorp shares relative to the shares of Equality Bancorp common stock without the merger; and that the potential negative effects on Equality Bancorp without the merger of the regulatory agreement between Equality Bancorp and the FDIC are anticipated to be mitigated as a result of the merger. RP Financial also considered the potential purchase prices and other financial terms indicated by other parties that expressed an interest in pursuing a merger with Equality Bancorp.

     On the basis of these analyses and other considerations, RP Financial concluded that the exchange ratio, as described in the merger agreement, is fair to the stockholders of Equality Bancorp from a financial point of view. As described above, RP Financial's opinion and presentation to Equality Bancorp's Board was one of many factors taken into consideration by Equality Bancorp's Board in making its determination to approve the merger agreement. Although the foregoing summary describes the material components of the analyses presented by RP Financial to Equality Bancorp's board, it does not purport to be a complete description of all the analyses performed by RP Financial and is qualified by reference to the written opinion of RP Financial set forth as Annex C hereto, which the Equality Bancorp stockholders are
         -------
urged to read in its entirety.



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     Under a letter dated June 16, 2000, RP Financial estimates that it will receive from Equality Bancorp total fees of $125,000, of which $25,000 has been paid to date, plus reimbursement of certain out-of-pocket expenses, for its services in connection with the merger. In addition, Equality Bancorp has agreed to indemnify RP Financial against certain liabilities, including liabilities under the federal securities laws.


CONDITIONS OF THE MERGER

     The respective obligations of Allegiant Bancorp and Equality
Bancorp to consummate the merger are subject to the satisfaction of certain mutual conditions, including the following:

          (1) The Federal Reserve Board's, any other required federal and/or state regulatory agency's, approval of the merger agreement and the transactions contemplated therein, and all waiting periods after such approvals required by law or regulation shall have expired.

          (2) The Registration Statement (of which this Joint Proxy Statement/Prospectus is a part) registering shares of Allegiant Bancorp common stock to be issued in the merger, shall have been declared effective and not be subject to a stop order or any threatened stop order.

          (3) Neither Allegiant Bancorp nor Equality Bancorp shall be subject to any order, decree, litigation or injunction of a court or agency of competent jurisdiction that enjoins or prohibits the consummation of the merger.

     In addition to the mutual covenants described above, the obligation of Allegiant Bancorp to consummate the merger is subject to the satisfaction, unless waived, of certain other conditions, including the following:


          (1) Equality Bancorp stockholders' approval of the merger agreement at the Equality Bancorp special meeting and Allegiant Bancorp shareholders' approval of the issuance of the shares of Allegiant Bancorp common stock in the merger.


          (2) The representations and warranties of Equality Bancorp made in the merger agreement and all related documents, certificates, schedules or exhibits delivered by Equality Bancorp shall be true and correct in all material respects as of the closing date of the merger except where the facts that caused the failure of any representation or warranty to be so true and correct would not have, individually or in the aggregate, a material adverse effect on Equality Bancorp, and all obligations required to be performed by Equality Bancorp prior to the closing date of the merger shall have been performed, and Allegiant Bancorp shall have received a certificate of the chief executive officer of Equality Bancorp to that effect.

          (3) Equality Bancorp shall have obtained any and all material permits, authorizations, consents, waivers and approvals required of Equality Bancorp for the lawful consummation of the merger.


          (4) Howe Barnes Investments, Inc.'s delivery of fairness opinion to Allegiant Bancorp dated the date of mailing of the Joint Proxy Statement/Prospectus stating that the consideration paid by Allegiant Bancorp in the merger is fair, from a financial point of view, to Allegiant Bancorp's shareholders.


          (5) Schiff Hardin & Waite, counsel to Equality Bancorp, shall have delivered to Allegiant Bancorp of an opinion regarding certain legal matters dated as of the closing date or a mutually agreeable earlier date.

          (6) Since July 26, 2000, the business, properties, financial condition, loan portfolio, operations or prospects of Equality Bancorp and its subsidiaries, taken as a whole, shall have experienced no material adverse changes.

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


     Equality Bancorp's obligation to complete the merger is subject to the satisfaction, unless waived, of certain other conditions, including the following:

          (1) Allegiant Bancorp shareholders' approval of the issuance of the shares of Allegiant Bancorp common stock in the merger and the approval of its own stockholders of the merger agreement and the related transactions.


          (2)  The representations and warranties of Allegiant
     Bancorp made in the merger agreement and all related documents, certificates, schedules or exhibits delivered by Allegiant Bancorp shall be true and correct, in all material respects, as of the closing date of the merger except where the facts that caused the failure of any representation or warranty to be so true and correct would not have, individually or in the aggregate, a material adverse effect on Allegiant Bancorp, and all obligations required to be performed by Allegiant Bancorp prior to the closing date of the merger shall have been performed, and Equality Bancorp shall have received a certificate from the chief executive officer of Allegiant Bancorp to that effect.

          (3) RP Financial, LC. shall deliver to Equality Bancorp a fairness opinion dated the date of mailing of the Joint Proxy Statement/Prospectus that the consideration to be received by stockholders of Equality Bancorp in the merger is fair, from a financial point of view, to the stockholders of Equality Bancorp.

          (4) Allegiant Bancorp shall have obtained any and all material permits, authorizations, consents, waivers and approvals required of Allegiant Bancorp for the lawful consummation of the merger.

          (5) Since July 26, 2000, the business, properties, financial condition, loan portfolio, operations and prospects of Allegiant Bancorp and its subsidiaries, taken as a whole, shall have experienced no material adverse changes.

          (6) Thompson Coburn LLP, counsel to Allegiant Bancorp, shall have delivered to Equality Bancorp an opinion dated as of the closing date of the merger or a mutually agreeable earlier date regarding certain legal matters.

          (7) Thompson Coburn LLP shall have delivered to Equality Bancorp an opinion, dated as of the closing date of the merger, that the merger will constitute a tax-free reorganization within the meaning of the Internal Revenue Code.

          (8) The shares of Allegiant Bancorp common stock to be issued in connection with the merger shall have been approved for listing on the Nasdaq National Market, subject to official notice of issuance.

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REPRESENTATIONS AND WARRANTIES

     The merger agreement contains extensive representations and warranties by Allegiant Bancorp and Equality Bancorp. These include, among other things, representations and warranties by Allegiant Bancorp and Equality Bancorp to each other as to:

* the organization and good standing of each company and its subsidiaries;
*  each company's capital structure;
* each company's authority relative to the execution and delivery of, and performance of its obligations under, the merger agreement;
*  the absence of material adverse changes since March 31, 2000;
*  agreements with regulatory agencies;
*  the absence of undisclosed liabilities;
* the accuracy of the information supplied by each company for inclusion in this Joint Proxy Statement/Prospectus and related documents;
* the absence of registration obligations with respect to each company's common stock;
* the absence of actions that would jeopardize the qualification of the transactions contemplated by the merger agreement as a tax-deferred transaction or jeopardize the receipt of certain regulatory approvals;
*  consents and approvals required;
* the documents, including financial statements and other reports, filed by each company with the applicable regulatory authorities including the OTS, FDIC, state regulatory agencies, self-regulatory organizations and the SEC;
*  SEC documents filed;
*  all interests held by each company;
*  loans, commitments and contracts;
* the absence of material conflicts between each company's obligations under the merger agreement and its charter documents and material contracts to which it is a party or by which it is bound;
*  litigation;
*  title to and condition of assets, including investment securities;
*  real property;
*  taxes;
*  directors' and officers' insurance;
*  property insurance;
*  compliance with laws;
*  labor;
*  the existence of certain material interests of certain persons;
*  allowance for loan and lease losses and non-performing assets;
*  employee benefit plans and related matters;
*  regulatory approval delays;
*  obligations to brokers and finders;
*  the absence of interest rate management instruments;
* the accuracy of the statements contained in the merger agreement and related documents; and
*  environmental liability.

     Equality Bancorp made additional representations and warranties as to Equality Bancorp's stockholder vote required for stockholder approval of the merger and the conduct of Equality Bancorp and its subsidiaries since March 31, 2000. Allegiant Bancorp made additional representations and warranties as to its shareholder vote required for approval of the issuance of shares of its common stock and conduct of Allegiant Bancorp and its subsidiaries since December 31, 1999.

TERMINATION, WAIVER AND AMENDMENT OF THE MERGER AGREEMENT

     The merger agreement may be terminated at any time prior to the date the certificate of merger is filed with the Delaware Secretary of State and becomes effective, whether before or after approval by Equality Bancorp's stockholders, by the shareholders of Allegiant Bancorp and by mutual consent of Allegiant Bancorp's and Equality Bancorp's board of directors. In addition, Allegiant Bancorp's or Equality Bancorp's board of directors may unilaterally terminate the merger agreement:

          (1) if the other party does not fulfill its obligations which are a condition to closing;

          (2) at any time after March 31, 2001, if the merger has not been consummated by such date (provided that the terminating party has not breached any covenant in the merger agreement);

          (3) if (a) any governmental authority whose approval is required for consummation of the merger shall have issued a final non-appealable denial of such approval or (b) any governmental entity of

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

     competent jurisdiction shall have issued a final non-appealable order permanently enjoining or otherwise prohibiting the consummation of the transactions contemplated by the merger agreement;


          (4) if the stockholders of Equality Bancorp voted against approving the merger agreement or the shareholders of Allegiant Bancorp voted against the issuance of shares of Allegiant Bancorp common stock in the merger;

          (5) in the event of a material breach (not waived or cured within 30 days after written notice) of any representation, warranty or agreement contained in the merger agreement by the non-breaching party;


          (6) by Equality Bancorp upon at least two days' prior written notice to Allegiant Bancorp as a result of a tender given by a party other than Allegiant Bancorp or its affiliates, if Equality Bancorp's board determines in good faith that its fiduciary obligation under the applicable law requires that such offer be accepted. However, Equality Bancorp must (a) obtain written legal opinion that acceptance of the tender offer is a proper exercise of the board's fiduciary duties, (b) allow its legal and financial advisors negotiate with Allegiant Bancorp for at least five days, and (c) not have breached any covenants under the merger agreement, or

          (7) by Allegiant Bancorp if Equality Bancorp's board of directors (or any committee thereof) resolves to or takes any of the following actions: (a) withdraws or modifies, in any manner adverse to Allegiant Bancorp, its approval or recommendation of the merger, (b) fails to reaffirm its approval or recommendation upon Allegiant Bancorp's request, or (c) approves or recommends any different form of business combination with Equality by or involving a party other than Allegiant Bancorp or its affiliates.


     If the merger agreement is terminated, it shall become void and there shall be no liability on the part of any party or their respective officers and directors, except that (1) confidentiality and indemnification obligations shall survive termination, (2) Allegiant Bancorp shall pay all printing, mailing and filing expenses with respect to the Registration Statement and this Joint Proxy Statement/Prospectus and (3) in the case of termination due to continued material volitional breach after notice and opportunity to cure, the breaching party shall not be relieved of liability to the non-breaching party arising from the intentional, deliberate or willful breach of any representation, warranty, covenant or agreement contained in the merger agreement.

     If the merger agreement is terminated because of a material breach, then the breaching party must pay all documented out-of-pocket expenses and fees incurred by the non-breaching party (including all legal, accounting, financial, public relations and other professional advisors fees related to the merger) not in excess of $250,000. If one party willfully breaches the merger agreement, then the non-breaching party may pursue any available legal and equitable remedies in addition to an unlimited amount of all documented out-of-pocket expenses and fees.


     AMENDMENT. Subject to compliance with applicable law, the merger agreement may be amended by action taken or authorized by each company's board of directors, at any time before or after approval of the stockholders of Equality Bancorp. However, after any approval of the merger by Equality Bancorp's stockholders, any amendment of the merger agreement that changes the amount or the form of the consideration to be delivered to the holders of Equality Bancorp common stock requires the further approval of such stockholders. Any amendment to the merger agreement requires the written consent of both Allegiant Bancorp and Equality Bancorp.

     EXTENSION; WAIVER. At any time before the effective time of the merger, Allegiant Bancorp and Equality Bancorp, by action taken or authorized by their respective board of directors, may (1) extend the time for the performance of any of the obligations or other acts of the other parties, (2) waive any inaccuracies in the representations and warranties contained in the merger agreement or in any document delivered pursuant thereto, and (3) waive compliance with any of the agreements or conditions contained in the merger agreement. However, any extension or waiver of the merger agreement or any portion thereof which reduces the amount or changes the form of the consideration to be delivered to the holders of Equality Bancorp common stock requires the further approval of such stockholders. Any extension or waiver requires the written consent of both Allegiant Bancorp and Equality Bancorp and shall not excuse subsequent breaches of the merger agreement.


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INDEMNIFICATION

     Allegiant Bancorp has agreed to use reasonable efforts to obtain insurance for all directors and officers of Equality Bancorp after the merger. Allegiant Bancorp also agreed to indemnify any director or officer or employee of Equality Bancorp or its subsidiaries who is made a party to a claim, action, suit, proceeding or investigation (1) as a director, officer or employee of Equality Bancorp or its subsidiaries or any of their respective predecessors, or (2) because of the merger agreement asserted or arising before or after the effective time of the merger. Allegiant Bancorp shall have the right to assume the defense of any Equality Bancorp director, officer or employee and upon such assumption Allegiant Bancorp shall not be liable to any such individual for any legal expenses of other counsel or any other expenses subsequently incurred by that individual. The merger agreement does not obligate Allegiant Bancorp to indemnify a Equality Bancorp director, officer or director if (a) a court determines that such indemnification is prohibited by law or (b) Allegiant Bancorp did not give prior written consent to a settlement. Under the merger agreement, Allegiant Bancorp also is required to pay for certain director and officer liability insurance.

CLOSING DATE

     The merger will be consummated and become effective upon the issuance of a certificate of merger by the Delaware Secretary of State. Under the merger agreement, unless otherwise agreed to by the parties, the closing date of the merger shall occur on such date as Allegiant Bancorp shall notify Equality Bancorp in writing but: (1) not earlier than the satisfaction or waiver of all of the conditions to the merger agreement and (2) not later than the first business day of the first month following the month on which all conditions to the merger agreement have been satisfied or waived or have become capable of being satisfied.

SURRENDER OF EQUALITY BANCORP STOCK CERTIFICATES AND RECEIPT OF
ALLEGIANT BANCORP COMMON STOCK

     At the effective time of the merger, each outstanding share of Equality Bancorp common stock will be converted into the right to receive 1.118 shares of Allegiant Bancorp common stock. Each holder of Equality Bancorp common stock, upon submission to Allegiant Bancorp's exchange agent of a properly executed letter of transmittal and surrender to the exchange agent of the stock certificate(s) formerly representing shares of Equality Bancorp common stock, will be entitled to receive a stock certificate(s) evidencing the shares of Allegiant Bancorp common stock to which such shareholder is entitled.

     As soon as practicable following the effective time of the merger, the exchange agent will mail to each Equality Bancorp stockholder of record as of the effective time notification of the effectiveness of the merger. The exchange agent also will provide a letter of transmittal and instructions as to the procedure for the surrender of the stock certificates evidencing the Equality Bancorp common stock and the receipt of shares of Allegiant Bancorp common stock and any cash in lieu of fractional shares of Allegiant Bancorp common stock. It will be the responsibility of each holder of Equality Bancorp shares to submit all certificates formerly evidencing such holder's shares of Equality Bancorp common stock to the exchange agent. No dividends or other distributions will be paid to a former Equality Bancorp stockholder with respect to shares of Allegiant Bancorp common stock until such stockholder's properly completed letter of transmittal and stock certificates formerly representing Equality Bancorp common stock, or, in lieu thereof, such evidence of a lost, stolen or destroyed certificate and/or such insurance bond as the exchange agent may reasonably require, are delivered to the exchange agent. All dividends or other distributions on the Allegiant Bancorp common stock declared between the closing date of the merger and the date of the surrender of a Equality Bancorp stock certificate will be held for the benefit of the shareholder and will be paid to the shareholder, without interest thereon, upon the surrender of such stock certificate(s) or documentation and/or insurance bond in lieu thereof.

FRACTIONAL SHARES

     No fractional shares of Allegiant Bancorp common stock will be issued to the former stockholders of Equality Bancorp in connection with the merger. Each holder of Equality Bancorp common stock who otherwise would have been entitled to receive a fraction of a share of Allegiant Bancorp common stock shall receive in lieu thereof cash, without interest, in an amount equal to the holder's fractional share interest multiplied by the average closing stock price of Allegiant Bancorp common stock on the Nasdaq National Market for the 20 consecutive

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trading days immediately preceding the fifth trading day prior to the closing date of the merger. Cash received by Equality Bancorp stockholders in lieu of fractional shares may give rise to taxable income. See "Certain Federal Income Tax Consequences of the Merger."


REGULATORY APPROVALS

     In addition to Equality Bancorp stockholders, the Federal Reserve Board and the Office of Thrift Supervision must approve the merger. As a bank holding company, Allegiant Bancorp is subject to regulation under the Bank Holding Company Act of 1956. Allegiant Bancorp will file all required applications seeking approval of the merger with the regulatory authorities.

     Under the Bank Holding Company Act, the Federal Reserve Board can withhold approval of the merger if, among other things, it determines that the effect of the merger would be to substantially lessen competition in the relevant market. In addition, the Federal Reserve Board is required to consider whether the combined organization meets the requirements of the Community Reinvestment Act of 1977, as amended, by assessing the involved entities' respective records of meeting the credit needs of the local communities in which they are chartered, consistent with the safe and sound operation of such institutions. In its review, the Federal Reserve Board also is required to examine the financial and managerial resources and future prospects of the combined organization and analyze the capital structure and soundness of the resulting entity. The Federal Reserve Board has the authority to deny an application if it concludes that the combined organization would have inadequate capital.

     Under the Home Owners' Loan Act, the Office of Thrift Supervision may withhold approval of the merger if it determines that the merger would (1) frustrate the purposes of the Home Owners' Loan Act, (2) be manipulative or deceptive, (3) subvert the fairness of the conversion of Equality Bancorp to a stock holding company, (4) be likely to result in injury to Equality Bancorp, (5) not be consistent with economical home financing, (6) otherwise be violative of law or regulation, or (7) would not contribute to the prudent deployment of Equality Bancorp's conversion proceeds.

     The merger cannot be consummated prior to receipt of all required approvals. There can be no assurance that required regulatory approvals for the merger will be obtained, and, if the merger is approved, as to the date of such approvals or whether the approvals will contain any unacceptable conditions. There can likewise be no assurance that the United States Department of Justice will not challenge the merger during the waiting period set aside for such challenges after receipt of approval from the Federal Reserve Board. See "Supervision and Regulation."

     Allegiant Bancorp and Equality Bancorp are not aware of any governmental approvals or actions that may be required for consummation of the merger other than as described above. Should any other approval or action be required, it is presently contemplated that such approval or action would be sought. There can be no assurance that any necessary regulatory approvals or actions will be timely received or taken, that no action will be brought challenging such approval or action or, if such a challenge is brought, as to the result thereof, or that any such approval or action will not be conditioned in a manner that would cause the parties to abandon the merger. See "Supervision and Regulation."

CONDUCT OF BUSINESS PENDING THE MERGER

     Under the merger agreement, Allegiant Bancorp and Equality Bancorp agreed, except for any potential business combination transactions or similar acquisitions to be entered into by Allegiant Bancorp and except for any Allegiant Bancorp capital formation transaction, until the closing date of the merger to conduct their respective businesses and to cause their subsidiaries to conduct their businesses in the usual and ordinary course consistent in all material respects with past and current practices and prudent banking practices. In addition, each company agreed to use their best efforts to maintain and preserve their respective business organizations and advantageous business relationships.

     Equality Bancorp also agreed to not take certain actions until the merger became effective, without the written consent of Allegiant
Bancorp. Equality Bancorp agreed not to (and agreed not to permit its subsidiaries to):

     *    except upon the exercise of options under the Equality
          Bancorp option plans, make any changes in the number of their issued and outstanding shares or in their respective charters or bylaws;

     * increase the compensation of their directors, officers or key employees. Equality Bancorp may, however, increase the compensation of officers and key employees of Equality Bancorp and its subsidiaries in a manner consistent with its prior practices, not to exceed an aggregate amount of $20,000 for all increases;


     * make (1) any loan for $300,000 or more, except for loans currently committed to be made according to written commitment letters, and (2) no other loans, or renewals or restructuring of loans regardless of amount except in the ordinary course of business and consistent in all material respects with prudent banking practices and applicable rules and regulations of regulatory authorities with respect to amount, terms, security and quality of the borrower's credit;


     * declare, set aside or pay any stock dividend, cash dividend or other distribution of the merger. Equality Bancorp may continue to declare and pay its regular quarterly cash dividend to its stockholders in the amount of $.06 per share of Equality Bancorp Common Stock until the closing date. However, Equality Bancorp must coordinate with Allegiant Bancorp to avoid receipt by stockholders of Equality Bancorp of a cash dividend from both Equality Bancorp and Allegiant Bancorp in the same quarterly period;

     * except for Equality Bancorp's proposed sale of its current mortgage servicing rights, make any significant changes, outside the ordinary course of business, in the general nature of the business conducted by Equality Bancorp, its subsidiaries, including, but not limited to, the investment or use of their assets, the liabilities they incur, or the facilities they operate;

     * enter into any employment, consulting or other similar agreements that are not terminable on 30 days' notice or less without penalty or obligation (beyond the notice period of 30 days or less), amend any existing employment, severance, or similar agreement or arrangement with any director, officer or employee or modify any of the Equality Bancorp benefit plans or increase any employee benefit (including incentive or bonus payments or severance amounts);

     * take any action that would result in a termination, partial termination, curtailment, discontinuance or merger into another plan or trust of any Equality Bancorp benefit plan;

     * except as already reflected in Equality Bancorp's consolidated financial statements, make any expenditure for fixed assets in excess of $10,000 for any single item, or $50,000 in the aggregate, or enter into any lease of fixed assets, if the monthly rental payment under such lease exceeds $1,000;

     * except for Equality Bancorp's proposed sale of its current mortgage servicing rights and except for dispositions of other real estate owned, incur any liabilities or obligations, make any commitments or disbursements, acquire or dispose of any property or asset, make any contract or agreement, or engage in any transaction, except in the ordinary course consistent in all material respects with past practices and prudent banking practices;

     * do or fail to do anything that will cause a breach of, or default under, any contract, agreement, commitment, obligations, appointment, plan, trust or other arrangement to which Equality Bancorp or its subsidiaries is a party or by which either Equality Bancorp or its subsidiaries is otherwise bound where such breach would have a material adverse effect on Equality Bancorp;

     * make any change of a material nature in their accounting procedures, methods, policies or practices or the manner in which they conduct their businesses and maintain their records;

     *    accept or renew any brokered deposits; or

     * agree, in writing or otherwise, to take any of the foregoing actions.

ACCOUNTING TREATMENT

     It is expected that the purchase method of accounting will be used to reflect the merger upon consummation. As required by generally accepted accounting principles, under purchase accounting, the assets and liabilities of Equality Bancorp as of the closing date will be recorded at their respective estimated fair market values and added to those of Allegiant Bancorp. Financial statements of Allegiant Bancorp issued after the consummation of the merger would reflect such values as well as the results of operations of the combined entity beginning after the closing date of the merger. Financial statements of Allegiant Bancorp issued before consummation of the merger would not be restated to reflect Equality Bancorp's historical financial position or results of operations. The unaudited pro forma combined consolidated financial statements contained in this Joint Proxy Statement/Prospectus have been prepared using the purchase method of accounting to account for the merger.

     Shares of Allegiant Bancorp common stock to be issued in the merger may include treasury shares as well as authorized but unissued shares. The issuance of treasury shares in connection with the merger may enable Allegiant Bancorp to account for subsequent acquisitions on the pooling-of-interests basis which would not have been available absent such issuance.

MANAGEMENT AND OPERATIONS AFTER THE MERGER

     BOARD OF DIRECTORS. Once the merger is consummated, Richard C. Fellhauer, the current President and Chief Executive Officer of Equality Bancorp, will become a member of the board of directors of Allegiant Bancorp. In connection with the merger, Allegiant Bancorp's board of directors is electing Richard C. Fellhauer to fill a newly created vacancy on such board. Allegiant Bancorp has agreed that at its 2001 annual meeting, Richard C. Fellhauer will be nominated as a director to serve a term of three years on Allegiant Bancorp's board of directors.

     MANAGEMENT. It is anticipated that there will be no changes in the current management of Allegiant Bancorp. However, Richard C. Fellhauer, the current President and Chief Executive Officer of Equality Bancorp, will become a Senior Vice President of Allegiant Bank.
Shaun R. Hayes will continue to serve as President and Chief Executive Officer of Allegiant Bancorp, Marvin S. Wool will continue to serve as its Chairman of the Board and Thomas A. Daiber will continue to serve as a Senior Vice President and its Chief Financial Officer.

     BANK MERGER. Allegiant Bancorp anticipates that following the merger, when Equality Savings Bank is a wholly-owned subsidiary of Allegiant Bancorp, Allegiant Bancorp will merge Equality Savings Bank with and into Allegiant Bank. This bank merger will only occur if the merger is completed. Equality Bancorp will assist Allegiant Bancorp before the merger in connection with obtaining any necessary regulatory approvals for this bank merger. However, Allegiant Bancorp is not required to obtain such approvals before it acquires Equality Bancorp.

          CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER


     In the opinion of Thompson Coburn LLP, tax counsel to Allegiant Bancorp, subject to the qualifications set forth below, the following summary sets forth the material United States federal income tax consequences to the holders of Equality Bancorp common stock who exchange such stock for Allegiant Bancorp common stock in the merger. The following summary addresses only such stockholders who hold their Equality Bancorp common stock as a capital asset, and does not address all of the United States federal income tax consequences that may be relevant to particular stockholders in light of their individual circumstances or to stockholders that are subject to special rules (including, without limitation, financial institutions, tax-exempt organizations, insurance companies, dealers in securities or foreign currencies, foreign holders, persons that hold such shares as a hedge against currency risk or a constructive sale or conversion transaction or holders who acquired their shares pursuant to the exercise of employee stock options or otherwise as compensation). Such opinion is not binding on the Internal Revenue Service. The following summary is based upon the Internal Revenue Code of 1986, as amended, laws, regulations, rulings and decisions in effect as of the date hereof, all of which are subject to change possibly with retroactive effect. Tax consequences under state, local and other foreign laws are not addressed herein.


     No ruling has been (or will be) sought from the Internal Revenue Service as to the United States federal income tax consequences of the merger. It is a condition to the consummation of the merger that Equality Bancorp receive an opinion from Thompson Coburn LLP to the effect that, based upon certain facts, representations and assumptions, the merger will qualify as a reorganization within the meaning of
Section 368(a) of the Internal Revenue Code. The issuance of such opinion is conditioned on, among other things, such tax counsel's receipt of representation letters from each of Equality Bancorp, Allegiant Bancorp and Allegiant Acquisition Corporation, in each case, in form and substance reasonably satisfactory to such counsel. The following discussion assumes that the merger qualifies as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code.


     Based on the above assumptions and qualifications, holders of Equality Bancorp common stock who exchange their Equality Bancorp common stock for Allegiant Bancorp common stock in the merger will not recognize income, gain or loss for United States federal income tax purposes, except with respect to cash, if any, they receive in lieu of fractional shares of Allegiant Bancorp common stock.


     Holders of Equality Bancorp common stock who receive cash in lieu of fractional shares of Allegiant Bancorp common stock in the merger generally will be treated as if the fractional shares of Allegiant Bancorp common stock had been distributed to them as part of the merger and then redeemed by Allegiant Bancorp in exchange for the cash actually distributed in lieu of the fractional shares, with such redemption qualifying as an exchange under Section 302 of the Internal Revenue Code. Consequently, such holders generally will recognize capital gain or loss with respect to cash payments they receive in lieu of fractional shares. The tax rate applicable to capital gains of a non-corporate holder varies depending on the holder's holding period for the shares. In the case of a non-corporate holder, any such capital gain will be subject to a maximum federal income tax rate of 20% if such holder held the Equality Bancorp common stock for more than 12 months at the time of the closing of the merger. The deductibility of capital losses is subject to limitations for both corporate and non-corporate holders.


     Each Equality Bancorp stockholder's aggregate tax basis in the Allegiant Bancorp common stock received in the merger will be the same as such stockholder's aggregate tax basis in the Equality Bancorp common stock exchanged therefor, decreased by the amount of any tax basis allocable to any fractional share interest for which cash is received.
The holding period of the Allegiant Bancorp common stock received by an Equality Bancorp stockholder in the merger will include the holding period of the Equality Bancorp common stock surrendered in exchange therefor.

     Equality Bancorp stockholders, other than certain exempt recipients, may be subject to backup withholding at a rate of 31% with respect to any cash payment received in the merger. However, backup withholding will not apply to an Equality Bancorp stockholder who either (1) furnishes a correct taxpayer identification number and certifies that such holder is not subject to backup withholding by completing the substitute Form W-9 that will be included as part of the transmittal letter, or (2) otherwise proves to Allegiant Bancorp and its exchange agent that such holder is exempt from backup withholding.

     Equality Bancorp stockholders will also be required to file certain information with their federal income tax returns and to retain certain records with regard to the merger.

     THE DISCUSSION OF UNITED STATES FEDERAL INCOME TAX CONSEQUENCES SET FORTH ABOVE IS FOR GENERAL INFORMATION ONLY AND DOES NOT PURPORT TO BE A COMPLETE ANALYSIS OR LISTING OF ALL POTENTIAL TAX EFFECTS THAT MAY APPLY TO A HOLDER OF EQUALITY BANCORP COMMON STOCK. STOCKHOLDERS OF EQUALITY BANCORP ARE STRONGLY URGED TO CONSULT THEIR TAX ADVISORS TO DETERMINE THE PARTICULAR TAX CONSEQUENCES TO THEM OF THE MERGER, INCLUDING THE APPLICATION AND EFFECT OF FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX LAWS.

                    PRO FORMA FINANCIAL INFORMATION

COMPARATIVE UNAUDITED PER SHARE DATA


     The following table sets forth for the periods indicated selected historical per share data of Allegiant Bancorp and Equality Bancorp and the corresponding pro forma and pro forma equivalent per share amounts giving effect to the proposed merger. The data presented is based upon the consolidated financial statements and related notes of each of Allegiant Bancorp included with and Equality Bancorp included in this Joint Proxy Statement/Prospectus or in documents incorporated by reference, and the pro forma combined consolidated balance sheet and income statements, including the notes, appearing elsewhere in this document. This information should be read in conjunction with such historical and pro forma financial statements and related notes. The assumptions used in the preparation of this table appear in the notes to the pro forma financial information appearing elsewhere in this document. See "-- Notes to Unaudited Pro Forma Combined Consolidated Financial Statements." This data is not necessarily indicative of the results of the future operations of the combined organization or the actual results that would have occurred if the proposed merger had been consummated prior to the periods indicated.

                                                                                    ALLEGIANT BANCORP/
                                                                                        EQUALITY                EQUALITY
                                          ALLEGIANT BANCORP          EQUALITY           PRO FORMA               PRO FORMA
                                               REPORTED            REPORTED <F1>      COMBINED <F2>          EQUIVALENT <F3>
                                               --------            -------------      -------------          ---------------
BOOK VALUE PER SHARE
June 30, 2000                                   $8.08                  $8.57              $8.34                   $9.32
December 31, 1999                                7.73                   8.35               7.60                    8.50

CASH DIVIDENDS DECLARED PER SHARE
Six  months ended June 30, 2000                 $0.11                  $0.12              $0.11                   $0.12
Year ended December 31, 1999                     0.20                   0.24               0.20                    0.22

BASIC EARNINGS PER SHARE
Six months ended June 30, 2000                  $0.53                  $0.26              $0.42                   $0.47
Year ended December 31, 1999                     0.84                   0.50               0.68                    0.76

DILUTED EARNINGS PER SHARE
Six months ended June 30, 2000                  $0.52                  $0.26              $0.42                   $0.47
Year ended December 31, 1999                     0.83                   0.49               0.68                    0.76


---------------

<F1> Equality Bancorp has a March 31 fiscal year end.  For purposes of this table, Equality Bancorp information at March 31, 2000 is reported as December 31, 1999 data. Equality Bancorp information for the six months ended June 30, 2000 includes information from the last three months of its fiscal year ended March 31, 2000 combined with information for the quarter ended June 30, 2000.

<F2> Includes the effect of pro forma adjustments for Equality Bancorp, as appropriate. See "--Notes to Unaudited Pro Forma Combined Consolidated Financial Statements."

<F3> Based on the pro forma combined per share amounts multiplied by
     1.118, the exchange ratio applicable to one share of Equality Bancorp common stock. The notes to pro forma combined consolidated financial statements contain further explanation of the assumptions used in the preparation of the pro forma combined consolidated financial statements. See "--Notes to Unaudited Pro Forma Combined Consolidated Financial Statements."


PRO FORMA UNAUDITED COMBINED CONSOLIDATED FINANCIAL STATEMENTS


     The following unaudited pro forma combined consolidated balance sheet gives effect to the proposed merger as if it were consummated on June 30, 2000.


     The following unaudited pro forma combined consolidated income statements for the six months ended June 30, 2000 and the year ended December 31, 1999 set forth the results of operations of Allegiant Bancorp combined with the results of operations of Equality Bancorp as if the proposed merger had occurred as of the first day of each period presented.

     The unaudited pro forma combined consolidated financial statements should be read in conjunction with the accompanying Notes to the Unaudited Pro Forma Combined Consolidated Financial Statements and with the historical financial statements of Allegiant Bancorp and Equality Bancorp. These unaudited pro forma combined consolidated financial statements may not be indicative of the results of operations that actually would have occurred if the proposed merger had been consummated on the dates assumed above or of the results of operations that may be achieved in the future.

                                    ALLEGIANT BANCORP, INC. AND EQUALITY BANCORP, INC.
                                 UNAUDITED PRO FORMA COMBINED CONSOLIDATED BALANCE SHEET
                                                   AS OF JUNE 30, 2000
                                                      (IN THOUSANDS)

                                                                                                              PRO FORMA
                                                     ALLEGIANT BANCORP      EQUALITY         PRO FORMA         COMBINED
                                                        BANCORP, INC.     BANCORP, INC.     ADJUSTMENTS      CONSOLIDATED
                                                        -------------     -------------     -----------      ------------
ASSETS
Cash and due from banks                                   $ 22,042          $ 13,750       $ (2,547)<Fa>      $   33,245
Money market investments                                       320               198             --                  518
Investment securities
   Available for sale                                       54,394           185,989             --              240,383
   Held-to-maturity                                          6,574               600             --                7,174
                                                          --------          --------       --------           ----------
   Total securities                                         60,968           186,589             --              247,557
Loans
   Commercial loans                                        154,699            14,584             --              169,283
   Real estate loans                                       520,526            90,458         (1,500)<Fb>         609,484
   Retail loans                                             28,540             5,026             --               33,566
                                                          --------          --------       --------           ----------
      Total loans                                          703,765           110,068         (1,500)             812,333
         Allowance for loan losses                           9,580               363             --                9,943
                                                          --------          --------       --------           ----------
      Net loans                                            694,185           109,705         (1,500)             802,390
Loans held for sale                                             --             4,315             --                4,315
Premises and equipment                                       9,809             7,066          1,400 <Fb>          18,275
Intangible assets                                           11,249                --          1,400 <Fc>          12,649
Other assets                                                28,609             7,512          2,354 <Fb>          38,475
                                                          --------          --------       --------           ----------
      Total assets                                        $827,182          $329,135       $  1,107           $1,157,424
                                                          ========          ========       ========           ==========

LIABILITIES
Deposits
   Non-interest-bearing deposits                          $ 65,925          $  6,807       $     --           $   72,732
   Interest-bearing deposits                               573,481           152,933            300 <Fb>         726,714
                                                          --------          --------       --------           ----------
      Total deposits                                       639,406           159,740            300              799,446
Short-term borrowings                                       86,490            62,000             --              148,490
Long-term debt                                              30,860            85,993         (1,546)<Fb>         115,307
Guaranteed preferred beneficial interests
   in subordinated debentures                               17,250                --             --               17,250
Other liabilities                                            4,084               973           (174)<Fd>           4,883
                                                          --------          --------       --------           ----------
      Total liabilities                                    778,090           308,706         (1,420)           1,085,376
                                                          --------          --------       --------           ----------

SHAREHOLDERS' EQUITY
Common stock                                                    66                25              2 <Fe>              93
Surplus                                                     42,373            16,189          1,125 <Ff>          59,687
Retained earnings                                           13,058            11,948        (11,948)<Fg>          13,058
ESOP and MRP                                                    --            (1,389)         1,389 <Fh>              --
Treasury stock, at cost                                     (5,615)           (1,246)         6,861 <Fi>              --
Accumulated other comprehensive income (loss)                 (790)           (5,098)         5,098 <Fj>            (790)
                                                          --------          --------       --------           ----------
      Total shareholders' equity                            49,092            20,429          2,527               72,048
                                                          --------          --------       --------           ----------
      Total liabilities and shareholders' equity          $827,182          $329,135       $  1,107           $1,157,424
                                                          ========          ========       ========           ==========

The accompanying notes are an integral part of the unaudited pro forma combined consolidated financial information.

                                   ALLEGIANT BANCORP, INC. AND EQUALITY BANCORP, INC.
                             UNAUDITED PRO FORMA COMBINED CONSOLIDATED STATEMENT OF INCOME
                                         FOR THE SIX MONTHS ENDED JUNE 30, 2000
                                  (DOLLARS IN THOUSANDS, EXCEPT FOR PER SHARE AMOUNTS)

                                                                                                               PRO FORMA
                                                     ALLEGIANT BANCORP     EQUALITY           PRO FORMA         COMBINED
                                                       BANCORP, INC.     BANCORP, INC.       ADJUSTMENTS      CONSOLIDATED
                                                       -------------     -------------       -----------      ------------
INTEREST INCOME
Interest and fees on loans                              $   30,683        $    4,223         $ 250 <Fk>       $   35,156
Interest on investment securities                            1,874             6,683            --                 8,557
Interest on money market investments                            41               269            --                   310
                                                        ----------        ----------         -----            ----------
   Total interest income                                    32,598            11,175           250                44,023

INTEREST EXPENSE
Interest on deposits                                        13,677             3,158           (50)<Fk>           16,785
Interest on borrowings                                       4,268             4,822           257 <Fk>            9,347
                                                        ----------        ----------         -----            ----------
   Total interest expense                                   17,945             7,980           207                26,132
                                                        ----------        ----------         -----            ----------
      Net interest income                                   14,653             3,195            43                17,891
Provision for loan losses                                    1,565                --            --                 1,565
                                                        ----------        ----------         -----            ----------
      Net interest income after provision
         for loan losses                                    13,088             3,195            43                16,326

NON-INTEREST INCOME
Mortgage banking income                                        119             1,358          (235)<Fk>            1,242
Service charges on deposits                                    564                83            --                   647
All other income                                             2,004               435            --                 2,439
Investment securities gains/(losses)--net                      173               (78)            --                   95
                                                        ----------        ----------         -----            ----------
   Total non-interest income                                 2,860             1,798          (235)                4,423

NON-INTEREST EXPENSE
Salaries and other employee benefits                         5,379             2,236            --                 7,615
Occupancy and equipment expense                              1,604               403            24 <Fk>            2,031
All other expense                                            3,523             1,378            47 <Fc>            4,948
                                                        ----------        ----------         -----            ----------
   Total non-interest expense                               10,506             4,017            71                14,594
                                                        ----------        ----------         -----            ----------

Income before tax                                            5,442               976          (263)                6,155
Income tax                                                   2,221               370           (86)<Fl>            2,505
                                                        ----------        ----------         -----            ----------
NET INCOME                                              $    3,221        $      606         $(177)           $    3,650
                                                        ==========        ==========         =====            ==========

PER SHARE
Basic earnings per common share                         $     0.53        $     0.26                          $     0.42
Diluted earnings per common share                             0.52              0.26                                0.42
Average common shares-basic                              6,106,169         2,287,350                           8,663,426
Average common shares-diluted                            6,138,101         2,302,911                           8,712,756

The accompanying notes are an integral part of the unaudited pro forma combined consolidated financial information.

                                    ALLEGIANT BANCORP, INC. AND EQUALITY BANCORP, INC.
                              UNAUDITED PRO FORMA COMBINED CONSOLIDATED STATEMENT OF INCOME
                                           FOR THE YEAR ENDED DECEMBER 31, 1999
                                   (DOLLARS IN THOUSANDS, EXCEPT FOR PER SHARE AMOUNTS)

                                                                                                             PRO FORMA
                                                     ALLEGIANT BANCORP     EQUALITY          PRO FORMA       COMBINED
                                                       BANCORP, INC.     BANCORP, INC.      ADJUSTMENTS    CONSOLIDATED
                                                       -------------     -------------      -----------    ------------
INTEREST INCOME
Interest and fees on loans                              $   48,604        $    7,754         $ 500 <Fk>     $   56,858
Interest on investment securities                            3,361            12,785            --              16,146
Interest on money market investments                           147               504            --                 651
                                                        ----------        ----------         -----          ----------
   Total interest income                                    52,112            21,043           500              73,655

INTEREST EXPENSE
Interest on deposits                                        20,595             5,596          (100)<Fk>         26,091
Interest on short-term borrowings                            6,006             8,765           515 <Fk>         15,286
                                                        ----------        ----------         -----          ----------
   Total interest expense                                   26,601            14,361           415              41,377
                                                        ----------        ----------         -----          ----------
      Net interest income                                   25,511             6,682            85              32,278
Provision for loan losses                                    2,546                --            --               2,546
                                                        ----------        ----------         -----          ----------
      Net interest income after provision
         for loan losses                                    22,965             6,682            85              29,732

NON-INTEREST INCOME
Mortgage banking income                                        944             2,476          (471)<Fk>          2,949
Service charges on deposits                                  1,888                37            --               1,925
All other income                                             2,011               837            --               2,848
Investment securities gains/(losses)--net                       --               (43)           --                 (43)
                                                        ----------        ----------         -----          ----------
   Total non-interest income                                 4,843             3,307          (471)              7,679

NON-INTEREST EXPENSE
Salaries and other employee benefits                         9,717             4,502            --              14,219
Occupancy and equipment                                      2,994               851            47 <Fk>          3,892
All other expense                                            6,051             2,746            93 <Fc>          8,890
                                                        ----------        ----------         -----          ----------
   Total non-interest expense                               18,762             8,099           140              27,001

Income before tax                                            9,046             1,890          (526)             10,410
Income tax                                                   3,644               738          (173)<Fl>          4,209
                                                        ----------        ----------         -----          ----------
NET INCOME                                              $    5,402        $    1,152         $(353)         $    6,201
                                                        ==========        ==========         =====          ==========

PER SHARE
Basic earnings per common share                         $     0.84        $     0.50                             $0.68
Diluted earnings per common share                             0.83              0.49                              0.68
Average common shares-basic                              6,450,639         2,328,762                         9,054,195
Average common shares-diluted                            6,510,045         2,349,442                         9,136,721

The accompanying notes are an integral part of the unaudited pro forma combined consolidated financial information.

         ALLEGIANT BANCORP, INC. AND EQUALITY BANCORP, INC.


NOTES TO UNAUDITED PRO FORMA COMBINED CONSOLIDATED FINANCIAL STATEMENTS


NOTE 1--BASIS OF PRESENTATION

     On July 26, 2000, Allegiant Bancorp announced that it signed a definitive agreement to acquire Equality Bancorp through the merger of Allegiant Acquisition Corporation, a wholly-owned subsidiary of Allegiant Bancorp, with and into Equality Bancorp.

     The unaudited pro forma combined consolidated financial information assumes that the merger will be accounted for under the purchase accounting method and is based on the historical consolidated financial statements of the two companies. Allegiant Bancorp has not completed a review of Equality Bancorp's accounting policies. As a result of this review, it might be necessary to restate certain amounts in the financial statements of the combined company to conform to Allegiant Bancorp's accounting policies. Allegiant Bancorp does not expect to make any material restatements.

NOTE 2--SHAREHOLDERS' EQUITY


     Under the terms of the merger agreement, holders of Equality Bancorp common stock will receive 1.118 shares of Allegiant Bancorp common stock for each share of Equality Bancorp common stock owned. Equality Bancorp had 2,383,989 shares of its common stock outstanding at June 30, 2000, which shares will be exchanged for approximately 2,665,300 shares of Allegiant Bancorp common stock. The combined company will have approximately 8,737,887 shares outstanding after the merger. The common stock in the unaudited pro forma combined consolidated balance sheet has been adjusted to reflect the par value amount of shares of the combined company.


NOTE 3--FISCAL YEAR END

     Equality Bancorp's fiscal year end is March 31, 2000. For purposes of the unaudited pro forma combined consolidated statement of income for the six months ended June 30, 2000, Equality Bancorp information for such period includes financial information for the quarter ended June 30, 2000 combined with financial information for the last quarter of the year ended March 31, 2000. For purposes of the unaudited pro forma combined consolidated statement of income for the year ended December 31, 1999, Equality Bancorp information for the year ended March 31, 2000 is reported as December 31, 1999 information.


NOTE 4--PRO FORMA ADJUSTMENTS (DOLLARS IN THOUSANDS)


        [FN]
        <Fa>  To record net cash as follows:

                  Cash received from Equality Bancorp ESOP to repay note  $   953
                  Cash paid for merger related compensation costs          (1,500)
                  Cash paid for estimated transaction costs                (2,000)
                                                                          -------
                                                                          $(2,547)
                                                                          =======

        [FN]
        <Fb>  To record purchase accounting mark-to-market adjustments.
        <Fc>  To record estimated goodwill of $1,400 and reflect goodwill amortization over a 15-year period.
        <Fd>  To record the income tax effect of the merger compensation expense and all other merger expenses of $1,574 and to record current and deferred taxes payable of $1,400 as a result of the purchase accounting mark-to-market adjustments.
        <Fe>  To eliminate Equality Bancorp common stock of $25 and record issuance of $27 of Allegiant Bancorp common stock.
        <Ff>  To eliminate Equality Bancorp surplus of $16,189 and record surplus of $17,576 as a part of the common stock issued by Allegiant Bancorp, record $38 of merger adjustments and the effect of merger transaction costs, net of taxes, on Allegiant Bancorp of $300.
        <Fg>  To record elimination of Equality Bancorp adjusted retained earnings of $11,948.
        <Fh>  To record effect of payoff of ESOP note receivable and distribution of unallocated shares and record termination of MRP.
        <Fi>  To record elimination of Equality Bancorp treasury stock of
              $1,246 and reissuance of Allegiant Bancorp treasury stock of $5,615 as a result of the merger.

        <Fj>  To eliminate Equality Bancorp's accumulated other comprehensive income (loss) account as a result of the merger.
        <Fk>  To record accretion and/or amortization of purchase accounting adjustments.

        <Fl>  To reflect impact of taxes at a 40% rate.


NOTE 5--SUBSEQUENT EVENTS

     Management of Equality Bancorp currently is pursuing the sale of its mortgage servicing rights on its FNMA servicing portfolio of approximately $235.0 million. In connection with such sale, Equality Bancorp expects to realize a gain before income taxes of approximately $2.1 million. This amount is reflected in the unaudited pro forma combined consolidated balance sheet as of June 30, 2000 as a pro forma adjustment to "Other assets."

     In order to improve its interest rate position, management of Equality Bancorp is considering a sale of a minimum of $60.0 million of available for sale investment securities. In connection with such a sale, Equality Bancorp would likely record an approximately $2.0 million loss before income taxes (which loss has been reflected in other comprehensive income, net of tax). Equality Bancorp may use the proceeds from the sale of the investment securities to purchase commercial real estate loan participations from Allegiant Bank.

                 INFORMATION ABOUT ALLEGIANT BANCORP

GENERAL

     Allegiant Bancorp is a bank holding company headquartered in St. Louis, Missouri. Its bank subsidiary, Allegiant Bank, offers full-service banking and personal trust services to individuals, commercial business and municipalities in the St. Louis metropolitan area. Allegiant Bancorp's services include commercial, real estate and installment loans, checking, savings and time deposit accounts, personal trust and other fiduciary services and various other financial services such as securities brokerage, insurance and safe deposit boxes. As of June 30, 2000, Allegiant Bancorp reported, on a consolidated basis, total assets of $827.2 million, loans of $694.2 million, deposits of $639.4 million and shareholders' equity of $49.1 million.

     Since its inception in 1989, Allegiant Bancorp has committed to building a strong, customer-friendly community bank. As a community bank, Allegiant Bancorp is able to respond quickly to its customers through local decision-making and to tailor products and services to meet their needs. Allegiant Bancorp believes this customer-friendly approach provides us with a competitive advantage over many of the larger financial institutions in the St. Louis metropolitan area. In addition, Allegiant Bancorp believes that it benefited from recent acquisitions of locally headquartered financial institutions by larger regional or national out-of-town financial institutions. Recent acquisitions of financial institutions in Allegiant Bancorp's market area include: Bank America Corporation's acquisition of Boatmen's Bancshares, Inc., Union Planters' Corporation's acquisition of Magna Group, Inc., and Firstar Corporation's acquisition of Mercantile Bancorporation Inc.

     Currently, Allegiant Bancorp is the second largest publicly traded bank holding company headquartered in St. Louis. Allegiant Bancorp expanded rapidly through internal growth and acquisitions. Allegiant Bancorp believes that market coverage is necessary, and its goal is to have a banking facility within a 20-minute drive from all principal sectors of the St. Louis metropolitan area.

     In 1989, Allegiant Bancorp acquired Allegiant State Bank located in Northeastern Missouri. Allegiant Bancorp acquired Allegiant Bank in St. Louis, Missouri in 1990. In November 1994, Allegiant Bancorp acquired Allegiant Mortgage Company. In January 1995, Allegiant State Bank merged into Allegiant Bank. Allegiant Bancorp acquired Reliance Savings and Loan Association of St. Louis County in August 1997 and later merged it with Allegiant Bank.

     In September 1997, Allegiant Bank acquired two branches in Union and Warrenton, Missouri from Roosevelt Bank. In that transaction, Allegiant Bank assumed approximately $96.1 million of deposit liabilities, acquired real property and related automated teller machines, furniture, fixtures, equipment and other operating assets with an aggregate value of $0.5 million, and approximately $3.0 million of consumer loans. Allegiant Bank recorded goodwill of $8.8 million in connection with this branch acquisition. In January 1999, Allegiant Bank acquired all the assets and liabilities of Allegiant Mortgage Company which then was dissolved.

     In addition to Allegiant Bancorp's acquisitions, it opened several new branches in Missouri with a view toward covering all sectors of the St. Louis metropolitan area. Branch openings in the past three years include Mehlville in 1996, and St. Peters, Affton and Crestwood in 1997. Allegiant Bancorp also opened a branch in Town & Country in 1998, a downtown St. Louis branch in March 1999, a branch in Ballwin in August 1999 and a branch in Chesterfield in May 2000. Allegiant Bancorp opened its 17th location in downtown St. Louis City in August 2000.

     Since the beginning of 1998, Allegiant Bancorp focused primarily on improving the profitability of its banking operations. As a result, Allegiant Bancorp reduced the amount of one- to four-family mortgages that it holds in its loan portfolio and increased the amount of higher yielding commercial loans. Allegiant Bancorp also hired several banking professionals with experience in the St. Louis metropolitan area to help it grow its commercial loans and deposits. Allegiant Bancorp refined its market focus to concentrate exclusively on opportunities in the higher growth St. Louis metropolitan area and, accordingly, Allegiant Bancorp sold three retail banking offices outside the St. Louis metropolitan area in December 1998. Allegiant Bancorp also implemented company-wide, cost-control efforts to enhance efficiencies throughout its entire operation.

     The St. Louis metropolitan area is the 17th largest metropolitan area in the United States with a population of approximately 2.45 million. The St. Louis metropolitan area is home to 18 Fortune 1000 companies, such as Anheuser-Busch Companies, Inc., Ralston Purina Company and Trans World Airlines, Inc. Also the St. Louis metropolitan area ranks fifth in the United States as a headquarters location for Fortune 500 companies. In 1998, the St. Louis area ranked second in Entrepreneur Magazine's listing of the top places in the United States for small business, marking four straight years on that publication's top ten list, and Inc. magazine placed St. Louis among its top ten areas for growing firms.

OPERATIONS

     Allegiant Bank offers complete banking and trust services to individuals, businesses and municipalities in the St. Louis metropolitan area. Services include commercial, real estate, mortgage, and installment loans, checking, savings and time deposit accounts, trust and other fiduciary services and various other customer services such as brokerage, insurance and safe deposit boxes.

COMPETITION

     Allegiant Bancorp operates in a competitive environment. In the St. Louis metropolitan area, other commercial banks, savings and loan associations, credit unions, finance companies, mutual funds, insurance companies, brokerage and investment banking firms and other financial intermediaries offer similar services. Many of these competitors have substantially greater resources and lending limits and may offer certain services Allegiant Bancorp does not currently provide. In addition, some of Allegiant Bancorp's nonbank competitors are not subject to the same extensive regulations that govern Allegiant Bancorp, Allegiant Bank and Allegiant Bancorp's subsidiaries. Allegiant Bancorp's profitability depends upon the ability of Allegiant Bank to compete in Allegiant Bancorp's market area.

EMPLOYEES

     As of June 30, 2000, Allegiant Bancorp had approximately 219 full-time equivalent employees. None of Allegiant Bancorp's employees are subject to a collective bargaining agreement. Allegiant Bancorp considers its relationship with its employees and those of Allegiant Bank to be good.

PROPERTIES

     Allegiant Bancorp's principal executive, administrative and operational offices are located at 2122 Kratky Road in St. Louis, Missouri. As of June 30, 2000, Allegiant Bank conducted its business and operations out of 16 locations in the greater St. Louis Metropolitan area. Allegiant Bancorp's physical properties, which are either owned or leased, are in satisfactory condition, adequately insured and suitable and adequate for present operations.

LEGAL PROCEEDINGS

     Various claims and lawsuits, incidental to Allegiant Bancorp's ordinary course of business, are pending against Allegiant Bancorp or Allegiant Bank. In the opinion of management, after consultation with legal counsel, resolution of these matters is not expected to have a material effect on Allegiant Bancorp's consolidated financial condition or results of operations.


MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION


     This Joint Proxy Statement/Prospectus contains certain forward-looking statements with respect to the financial condition, results of operations and business of Allegiant Bancorp and its subsidiaries.
These forward-looking statements involve certain risks and uncertainties. For example, by accepting fixed rate deposits at different times and for different terms, and lending funds at fixed rates for fixed periods, a bank accepts the risk that the cost of funds may rise and the use of funds may be at a fixed rate. Similarly, the cost of funds may fall, but a bank may have committed by virtue of the term of a deposit to pay what becomes an above-market rate. Investments may decline in value in a rising interest rate environment. Loans, and the reserve for loan losses, have the risk that the borrower will not repay all funds in a timely manner as well as the risk of total loss. Collateral may or may not have the value attributed to it. The loan loss reserve, while believed adequate, may prove inadequate if one or more large borrowers, or numerous mid-size borrowers, or a combination of both experience financial difficulty for individual, national or international reasons. Because the business of banking is highly regulated, decisions of governmental authorities, such as the rate of deposit insurance, can have a major effect on operating results. All these uncertainties, as well as others, are present in a banking operation and shareholders are cautioned that Allegiant Bancorp management's view of the future may prove to be other than anticipated. Allegiant Bancorp undertakes no obligation to release revisions to these forward-looking statements or reflect events or circumstances after the date of this report. The data presented in the following pages should be read in conjunction with Allegiant Bancorp's audited consolidated financial statements included in this Joint Proxy Statement/Prospectus.

     OVERVIEW. The profitability of Allegiant Bancorp's operations depends on its net interest income, provision for loan losses, other income and other expense. Net interest income is the difference between the income Allegiant Bancorp receives on its loan and investment portfolios and its cost of funds, which consists of interest paid on deposits and borrowings. The provision for loan losses reflects the cost of credit risk in Allegiant Bancorp's loan portfolio. Other income consists primarily of service charges on deposit accounts and fees for ancillary banking services and, to a lesser extent, revenues generated from Allegiant Bancorp's mortgage banking, securities brokerage, insurance brokerage and trust operations. Other expense includes salaries and employee benefits as well as occupancy, data processing, marketing, professional fees, insurance and other expenses.

     Net interest income is dependent on the amounts and yields of interest earning assets compared to the amounts and rates on interest bearing liabilities. Net interest income is sensitive to changes in market rates of interest and Allegiant Bancorp's asset/liability management procedures are intended to manage the risk presented by changes in market interest rates. The provision for loan losses is dependent on changes in the loan portfolio, management's assessment of the collectibility of the loan portfolio and loss experience, as well as economic and market factors.

     Since the beginning of 1998, Allegiant Bancorp focused primarily on improving the profitability of its banking operations. As a result, Allegiant Bancorp reduced the amount of one- to four-family mortgages that it holds in its loan portfolio and increased the amount of higher yielding commercial loans. Allegiant Bancorp also hired several banking professionals with experience in the St. Louis metropolitan area. Allegiant Bancorp refined its market focus to concentrate exclusively on opportunities in the higher-growth St. Louis metropolitan area and, accordingly, Allegiant Bancorp sold three retail banking offices outside the St. Louis metropolitan area in December 1998. Allegiant Bancorp also implemented company-wide cost control efforts to enhance efficiencies throughout its entire operation.

     Allegiant Bancorp's primary financial strategies are to continue to grow its loan portfolio while maintaining high asset quality, expand its core deposit base to provide cost-effective and stable source of funding for its loan portfolio and increase other income while maintaining strong expense controls. Allegiant Bancorp believes that it has maintained high asset quality while managing growth both internally and by acquisition. Allegiant Bancorp also believes its history of strong credit quality results from sound credit practices.

RESULTS OF OPERATIONS

     COMPARISON OF RESULTS OF OPERATIONS FOR THE PERIODS ENDED JUNE 30, 2000 AND 1999. Allegiant Bancorp's net income for the three months ended June 30, 2000 was $1.6 million, an 18% increase over the $1.3 million earned for the second quarter of 1999. Basic and diluted earnings per share increased 30% to $0.26 for the second quarter of 2000 compared to $0.20 for the second quarter of 1999. The annualized return on average assets for the second quarter of 2000 was 0.79% compared to 0.86% reported for the second quarter of 1999. The return on average equity on an annualized basis was 13% for the second quarter of 2000 compared to 11 % for the second quarter of 1999.

     Net income for the six-month period ended June 30, 2000 was $3.2 million, a 37% increase over the $2.3 million earned for the six-month period ended June 30, 1999. Basic earnings per share increased 47% to $0.53 from $0.36, and diluted earnings per share increased 49% to $0.52 from $0.35 in the respective six-month periods. The annualized return on average assets was 0.83% and the annualized return on average equity was 13% for the six months ended June 30, 2000. This compares to, on an annualized basis, a return on average assets of 0.77% and a return on average equity of 10% for the corresponding period in 1999.

     Allegiant Bancorp utilized the purchase method of accounting to reflect its business combinations. The purchase method results in the recording of goodwill that is amortized as a non-cash charge included in operating expenses. Goodwill amortization included as an operating expense totaled $237,000 and $475,000, respectively, for the three and six months ended June 30, 2000 and $250,000 and $501,000, respectively, for the three and six months ended June 30, 1999. Cash net income, which adjusts earnings to exclude goodwill amortization, was $1.8 million and $3.7 million, respectively, for the three and six months ended June 30, 2000 and $1.6 million and $2.8 million, respectively, for the three and six months ended June 30, 1999, respectively. Diluted cash earnings per share increased 25% to $0.30 in the second quarter of 2000 compared to $0.24 in the second quarter of 1999. Diluted cash earnings per share increased 40% to $0.60 for the six months ended June 30, 2000 compared to $0.43 in the 1999 period.

     Total assets at June 30, 2000 increased to $827.2 million from $728.5 million at December 31, 1999. Asset growth during the period was primarily in loans which, before the allowance for loan losses, increased $88.6 million, or 14%. Deposit balances increased $90.9 million, or 17%, during the first six months of 2000. Certificates of deposit increased $90.7 million representing the majority of the net deposit growth during the period. This growth was a result of certificate of deposit promotions during the first six months of 2000. Non-interest bearing deposits also increased $14.1 million during the first six months of 2000, while NOW accounts decreased $6.6 million and money market accounts decreased $7.4 million during the period.

     Net Interest Income.  Allegiant Bancorp's net interest income
     -------------------
for the three months ended June 30, 2000 was $7.5 million, a 22% increase compared to $6.2 million reported for the second quarter of 1999. This $1.3 million increase was attributable to an increase of $163.7 million in average earning assets and a 71 basis point increase in the yield on earning assets. The $4.7 million increase in interest income was partially offset by a $3.4 million increase in interest expense. The increase in interest expense was the result of a $167.6 million increase in average interest bearing liabilities and an increase of 84 basis points in the average interest rate paid between the periods.

     Net interest margin for the second quarter of 2000 decreased 20 basis points compared to the second quarter of 1999. The earning assets yield increased 71 basis points while the overall interest rate paid on interest bearing deposits increased 84 basis points. The net interest spread decreased 12 basis points in the second quarter of 2000 compared to the second quarter of 1999.

     Interest expense on deposits increased $2.3 million due to a $115.0 million increase in average interest bearing deposits and due to an increase in the rate paid on deposits from 4.57% in the second quarter of 1999 to 5.30% for the comparable period in 2000. The increase in interest expense on deposits consisted primarily of a $2.1 million increase in interest expense on certificates of deposit and a $207,000 increase in interest expense on money market and NOW accounts. The average balance of certificates of deposit increased by $118.0 million from the second quarter of 2000 compared to the second quarter of 1999 and average money market and NOW accounts decreased $1.2 million. Allegiant Bancorp continued to build its deposit base while maintaining its focus on personal service. The growth in certificates of deposit was the result of special promotions of these products during the first half of 2000.

     Interest expense on other interest bearing liabilities increased $1.1 million in the second quarter of 2000 compared to the same quarter of 1999. Allegiant Bancorp issued $17.2 million of trust preferred securities in August 1999 and the interest expense in the second quarter of 2000 on these securities totaled $442,000. Average short- and long-term borrowings also increased $35 million in the second quarter of 2000 compared to the second quarter of the prior year. The average rate on short-term borrowings increased 93 basis points, while the rate paid on long-term borrowings in the second quarter of 2000 compared to the second quarter of 1999 increased 34 basis points.

     Net interest income for the six months ended June 30, 2000 was $17.9 million, a 47% increase compared to the $12.2 million reported for the corresponding period in 1999. This $5.7 million increase was attributable to an increase of $151.1 million in average earning assets and a 54 basis point increase in the yield on earning assets. The

$8.4 million increase in interest income was partially offset by a $5.7 million increase in interest expense. The increase in interest expense was the result of a $149.8 million increase in average interest bearing liabilities and an increase of 64 basis points in the average interest rate paid.

     Net interest margin for the first six months of 2000 decreased 14 basis points compared to the corresponding period in 1999. The earning assets yield increased 54 basis points while the overall interest rate paid on interest bearing deposits increased 54 basis points. The net interest spread decreased 10 basis points comparing the first six months of 2000 to the first six months of 1999.

     The following tables set forth Allegiant Bancorp's condensed average balance sheets for the periods reported. Also shown is the average yield on each category of interest earning assets and the average rate paid on interest bearing liabilities for each of the periods reported.

                                        DISTRIBUTION OF AVERAGE ASSETS, LIABILITIES AND
                                            SHAREHOLDERS' EQUITY AND INTEREST RATES

                                                                                THREE MONTHS ENDED JUNE 30,
                                                           --------------------------------------------------------------------
                                                                         2000                                1999
                                                           --------------------------------   ---------------------------------
                                                           AVERAGE    INT.EARNED/    YIELD/   AVERAGE     INT.EARNED/    YIELD/
                                                           BALANCE       PAID         RATE    BALANCE        PAID         RATE
                                                           -------    -----------    ------   -------     -----------    ------
                                                                                   (DOLLARS IN THOUSANDS)
ASSETS
Interest earning assets
Loans<F1>                                                 $691,452     $16,085        9.36%   $529,146     $11,471        8.70%
Taxable investment securities                               55,250         882        6.42      54,588         793        5.81
Non-taxable investment securities<F2>                        3,940          56        5.72       1,750          21        4.80
Federal funds sold and overnight investments                   350           6        6.89       1,851          23        4.98
                                                          --------     -------                --------     -------
     Total interest earning assets                         750,992      17,029        9.12     587,335      12,308        8.41
                                                          --------     -------                --------     -------

Non-interest earning assets
Cash and due from banks                                     15,751                              11,365
Premises and equipment                                       9,878                              10,867
Other assets                                                39,722                              20,834
Allowance for loan losses                                   (9,230)                             (6,874)
                                                          --------                            --------
     Total assets                                         $807,113                            $623,527
                                                          ========                            ========

LIABILITIES AND SHAREHOLDERS' EQUITY
Interest bearing liabilities
Money market and NOW accounts                             $178,399     $ 2,015        4.54%   $179,635     $ 1,808        4.04%
Savings deposits                                            13,219          69        2.10      14,942          80        2.15
Certificates of deposit                                    277,543       4,036        5.85     190,086       2,431        5.13
Certificates of deposit over $100,000                       55,338         738        5.36      29,525         347        4.71
IRA certificates                                            24,305         375        6.21      19,567         272        5.58
                                                          --------     -------                --------     -------
     Total interest bearing deposits                       548,804       7,233        5.30     433,755       4,938        4.57
                                                          --------     -------                --------     -------

Federal funds purchased, repurchase agreements and
 other short-term borrowings                                99,068       1,462        5.94      51,760         647        5.01
Other borrowings                                            25,915         407        6.32      37,879         565        5.98
Guaranteed preferred beneficial
 interest in subordinated debentures                        17,250         442       10.31          --          --          --
                                                          --------     -------                --------     -------
     Total interest bearing liabilities                    691,037       9,544        5.55     523,394       6,150        4.71
                                                          --------     -------                --------     -------

NON-INTEREST BEARING LIABILITIES AND EQUITY
Demand deposits                                             62,629                              49,786
Other liabilities                                            4,568                                 654
Shareholders' equity                                        48,879                              49,693
                                                          --------                            --------

Total liabilities and shareholders' equity                $807,113                            $623,527
                                                          ========                            ========
Net interest income                                                    $ 7,485                             $ 6,158
                                                                       =======                             =======
Net interest spread                                                                   3.57%                               3.69%
Net interest margin                                                                   4.01                                4.21

------------

<F1> Average balances include non-accrual loans.

<F2> Presented at actual yield rather than tax-equivalent yield.

                                      DISTRIBUTION OF AVERAGE ASSETS, LIABILITIES AND
                                          SHAREHOLDERS' EQUITY AND INTEREST RATES

                                                                                  SIX MONTHS ENDED JUNE 30,
                                                           --------------------------------------------------------------------
                                                                         2000                                1999
                                                           --------------------------------   ---------------------------------
                                                           AVERAGE    INT.EARNED/    YIELD/   AVERAGE     INT.EARNED/    YIELD/
                                                           BALANCE       PAID         RATE    BALANCE        PAID         RATE
                                                           -------    -----------    ------   -------     -----------    ------
                                                                                   (DOLLARS IN THOUSANDS)
ASSETS
Interest earning assets
Loans<F1>                                                 $666,929     $30,683        9.25%   $518,547     $22,547        8.77%
Taxable investment securities                               56,953       1,790        6.32      52,912       1,548        5.85
Non-taxable investment securities<F2>                        3,115          84        5.42       1,583          38        4.80
Federal funds sold and overnight investments                 1,415          41        5.83       4,316         102        4.77
                                                          --------     -------                --------     -------
     Total interest earning assets                         728,412      32,598        9.00     577,358      24,233        8.46
                                                          --------     -------                --------     -------

Non-interest earning assets
Cash and due from banks                                     14,877                              13,409
Premises and equipment                                       9,859                              10,917
Other assets                                                33,543                              22,243
Allowance for loan losses                                   (8,883)                             (6,601)
                                                          --------                            --------
     Total assets                                         $777,808                            $617,326
                                                          ========                            ========

LIABILITIES AND SHAREHOLDERS' EQUITY
Interest bearing liabilities
Money market and NOW account                              $176,456     $ 3,911        4.46%   $167,413     $ 3,339        4.02%
Savings deposits                                            13,150         137        2.10      14,910         159        2.15
Certificates of deposit                                    262,396       7,473        5.73     191,368       5,005        5.27
Certificates of deposit over $100,000                       55,424       1,465        5.32      31,488         746        4.78
IRA certificates                                            22,841         691        6.08      19,121         545        5.75
                                                          --------     -------                --------     -------
     Total interest bearing deposits                       530,267      13,677        5.19     424,300       9,794        4.65
                                                          --------     -------                --------     -------

Federal funds purchased, repurchase agreements
 and other short-term borrowings                            89,886       2,526        5.65      51,847       1,286        5.00
Other borrowings                                            27,591         857        6.25      39,070       1,158        5.98
Guaranteed preferred beneficial
 interest in subordinated debentures                        17,250         885       10.32          --          --          --
                                                          --------     -------                --------     -------
     Total interest bearing liabilities                    664,994      17,945        5.43     515,217      12,238        4.79
                                                          --------     -------                --------     -------

NON-INTEREST BEARING LIABILITIES AND EQUITY
Demand deposits                                             60,009                              50,786
Other liabilities                                            4,380                               2,316
Shareholders' equity                                        48,425                              49,007
                                                          --------                            --------

Total liabilities and shareholders' equity                $777,808                            $617,326
                                                          ========                            ========
Net interest income                                                    $14,653                             $11,995
                                                                       =======                             =======
Net interest spread                                                                   3.57%                               3.67%
Net interest margin                                                                   4.05                                4.19


--------

<F1> Average balances include non-accrual loans.

<F2> Presented at actual yield rather than tax-equivalent yield.

     The following table sets forth for the periods indicated Allegiant Bancorp's changes in interest income and interest expense which were attributable to changes in average volume and changes in average rates. Volume variances are computed using the change in volume multiplied by the previous year's rate. Rate variances are computed using the changes in rate multiplied by the previous year's volume. The change in interest due to both rate and volume has been allocated between the factors in proportion to the relationship of the absolute dollar amounts of the change in each.

                                                 RATE/VOLUME ANALYSIS

                                                             QUARTER ENDED JUNE 30, 2000        SIX MONTHS ENDED JUNE 30, 2000
                                                                   COMPARED TO THE                     COMPARED TO THE
                                                             QUARTER ENDED JUNE 30, 1999        SIX MONTHS ENDED JUNE 30, 1999
                                                            ------------------------------      ------------------------------
                                                                                      NET                                 NET
                                                            VOLUME       RATE       CHANGE      VOLUME       RATE       CHANGE
                                                            ------       ----       ------      ------       ----       ------
                                                                                       (IN THOUSANDS)
INTEREST EARNED ON:
Loans                                                       $3,700      $  914      $4,614      $6,832      $1,360      $8,138
Taxable investment securities                                    9          80          89         118         124         242
Non-taxable securities                                          31           4          35          42           4          46
Federal funds sold and
 other investments                                             (22)          5         (17)        (80)         19         (61)
                                                            ------      ------      ------      ------      ------      ------
   Total interest income                                     3,718       1,003       4,721       6,912       1,453       8,365
                                                            ------      ------      ------      ------      ------      ------

INTEREST PAID ON:
Money market and NOW accounts                                  (14)        221         207         189         383         572
Savings deposits                                                (9)         (2)        (11)        (18)         (4)        (22)
Certificates of deposit                                      1,230         375       1,605       1,994         474       2,468
Certificates of deposit over $100,000                          339          52         391         626          93         719
IRA certificates                                                70          33         103         113          33         146
Federal funds purchased and
 other short-term borrowings                                   678         137         815       1,054         186       1,240
Long-term borrowings                                          (188)         30        (158)       (351)         50        (301)
Guaranteed preferred beneficial
 interests in subordinated debentures                          442          --         442         885          --         885
                                                            ------      ------      ------      ------      ------      ------
   Total interest expense                                    2,548         846       3,394       4,492       1,215       5,707
                                                            ------      ------      ------      ------      ------      ------

   Net interest income                                      $1,170      $  157      $1,327      $2,420      $  238      $2,658
                                                            ======      ======      ======      ======      ======      ======

Note: The change in interest due to the combined rate-volume variance has been allocated to rate and volume changes in proportion to the absolute dollar amount of the changes in each.

     Other Income.  Other income increased $423,000, or 36%, to $1.6
     ------------
million for the three months ended June 30, 2000 compared to the second quarter of 1999. Service charge income for the three-month period ended June 30, 2000 increased $175,000, or 109%, compared to the second quarter of 1999. Overdraft fee income for the three-month period ended June 30, 2000 increased $134,000, or 57%, compared to the second quarter of 1999. The increases in these two categories were attributable to an increased deposit base and Allegiant Bancorp's focus on revenue enhancement programs. In March 2000, Allegiant Bancorp made an investment in bank-owned life insurance that resulted in $213,000 of income for the second quarter of 2000. For the quarter ended June 30, 2000, mortgage banking revenue was $57,000 compared to $278,000 for the quarter ended June 30, 1999. The change was the result of a general slow-down in mortgage refinancings.

     Other income increased by $418,000, or 17%, from $2.4 million to $2.9 million for the six months ended June 30, 1999 and 2000, respectively. The reasons underlying the variations in other income categories discussed above for the three-month periods also were applicable to the year-to-date amounts.

     Other Expenses.  For the three months ended June 30, 2000
     --------------
compared to the second quarter of 1999, other expenses increased
$922,000, or 20%, to $5.6 million from $4.7 million. The increase in other expenses includes increased salaries and benefit expense and the costs associated with opening of new branches in Ballwin and Chesterfield, Missouri.

     Salaries and employee benefits increased 19% to $2.9 million for the three months ended June 30, 2000 compared to $2.4 million for the three months ended June 30, 1999. Allegiant Bancorp had 219 full-time equivalent employees at June 30, 2000 compared to 223 full-time equivalent employees at June 30, 1999. Total annualized cost per full-time equivalent employee was $52,384 for the three months ended June 30, 2000 compared to $43,186 for the corresponding period of 1999.

     Expenses associated with premises and equipment also increased for the quarter ended June 30, 2000 compared to the second quarter of 1999, with occupancy expense increasing $44,000, or 13%, and furniture and equipment increasing $12,000, or 3%. The increases in these expense categories were directly related to additional costs associated with Allegiant Bancorp's Ballwin and Chesterfield branches. Advertising and business development expenses increased by $172,000 for the second quarter of 2000 compared to the second quarter of 1999 as Allegiant Bancorp increased its efforts to attract new business.

     Allegiant Bancorp's efficiency ratio was 61% for the quarter ended June 30, 2000 compared to 63% for the second quarter of 1999. This improvement reflected Allegiant Bancorp's commitment to improving its overall efficiency by continuing to emphasize revenue growth, while maintaining control over its operating costs as Allegiant Bancorp continues to expand its banking franchise.

     For the six months ended June 30, 2000, other expenses increased $1.0 million, or 11%, to $10.5 million from $9.5 million for the corresponding period in 1999. The variance in expense categories discussed above for the six-month periods also were applicable to the year-to-date amounts. Allegiant Bancorp's efficiency ratio was 60% for the first six months of 2000 compared to 66% for the six months ended June 30, 1999.

     Securities Portfolio.  Allegiant Bancorp's securities portfolio
     --------------------
consists of securities classified as held-to-maturity and available for sale. Allegiant Bancorp designates these securities upon purchase into one of these two categories. At June 30, 2000, held-to-maturity securities amounted to $6.6 million, representing those securities Allegiant Bancorp intended to hold to maturity. Securities designated as available for sale totaled $54.4 million, representing securities which Allegiant Bancorp may sell to meet liquidity needs or in response to significant changes in interest rates or prepayment patterns.

     For purposes of this discussion, held-to-maturity and available for sale securities are described as the securities portfolio. At June 30, 2000, the securities portfolio totaled $61.0 million, an increase of $171,000 from December 31, 1999. Allegiant Bancorp maintains a conventional short-term laddered portfolio investment strategy to afford adequate liquidity while minimizing interest rate risk.

     The carrying values of Allegiant Bancorp's securities portfolio at the dates indicated were as follows:

                             INVESTMENT SECURITIES PORTFOLIO

                                                           JUNE 30,  DECEMBER 31,  JUNE 30,
                                                             2000        1999        1999
                                                           --------  ------------  --------
                                                                    (IN THOUSANDS)

U.S. government and agency securities                      $38,001     $39,024     $40,392
State and municipal securities                               8,338       4,794       2,224
Mortgage-backed securities                                   9,257       9,397       9,889
Federal Home Loan Bank stock                                 4,936       7,124       3,574
Other securities                                               436         458         494
                                                           -------     -------     -------
    Total investment securities                            $60,968     $60,797     $56,573
                                                           =======     =======     =======

     Loans.  Loans historically have been Allegiant Bancorp's primary
     -----
component of earning assets. At June 30, 2000, loans totaled $703.8 million, an increase of 14% from year-end 1999. Substantially all of these loans were originated in Allegiant Bancorp's market area. At June 30, 2000, Allegiant Bancorp had no foreign loans and only a minimal amount of participations purchased.

     Multi-family and commercial real estate mortgage loans increased $31.1 million, or 13%, during the first six months of 2000. The increase in these loans reflects our continued efforts to grow Allegiant Bancorp's commercial loan portfolio, including loans originated by Allegiant Bancorp's expanded commercial lending staff. The second largest increase in loans involved real estate construction loans, which increased $26.8 million, or 41% at June 30, 2000 as compared to December 31, 1999. The increase was primarily due to loans made to home builders. As a result of this emphasis, real estate construction loans comprised 13% of the loan portfolio at June 30, 2000, compared to 11% at December 31, 1999. Multi-family and commercial real estate mortgage loans comprised 38% of the portfolio at both June 30, 2000 and year-end 1999.

     The following table summarizes the composition of Allegiant
Bancorp's loan portfolio at the dates indicated:

                                               LENDING AND CREDIT MANAGEMENT

                                                                  JUNE 30,             DECEMBER 31,              JUNE 30,
                                                                   2000                   1999                    1999
                                                          ---------------------   ---------------------   ---------------------
                                                                       PERCENT                 PERCENT                 PERCENT
                                                           AMOUNT      OF TOTAL    AMOUNT      OF TOTAL    AMOUNT      OF TOTAL
                                                          --------     --------   --------     --------   --------     --------
                                                                                 (DOLLARS IN THOUSANDS)
Commercial, financial,
   agricultural, municipal and
   industrial development                                 $154,699       21.98%   $150,259       24.42%   $138,802       25.53%
Real estate -- construction                                 92,070       13.08      65,310       10.62      50,508        9.29
Real estate -- mortgage
   One- to four-family residential                         163,107       23.18     141,264       22.96     117,604       21.63
   Multi-family and commercial                             266,219       37.83     235,158       38.22     216,984       39.92
Consumer and other                                          28,540        4.06      24,152        3.93      20,460        3.76
Less unearned income                                          (870)      (0.12)       (952)      (0.15)        731       (0.13)
                                                          --------      ------    --------      ------    --------      ------
      Total loans<F1>                                     $703,765      100.00%   $615,191      100.00%   $543,627      100.00%
                                                          ========      ======    ========      ======    ========      ======

----------

<F1> Allegiant Bancorp had no outstanding foreign loans at the dates reported.

     Asset Quality.  Non-performing assets consist of the following:
     -------------
non-accrual loans on which the ultimate collectibility of the full amount of interest is uncertain; loans which have been renegotiated to provide for a reduction or deferral of interest or principal because of a deterioration in the financial condition of the borrower; and loans past due 90 days or more as to principal or interest and other real estate owned. Non-performing assets increased to $1.2 million at June 30, 2000 compared to $1.0 million at December 31, 1999. At June 30, 2000, non-
performing assets represented 0.15% of total assets compared to 0.14% at December 31, 1999. Non-accrual loans totaled $744,000 at June 30, 2000 compared to $606,000 at December 31, 1999.

     Allegiant Bancorp continually analyzes its loan portfolio to identify potential risk elements. The loan portfolio is reviewed by lending management and the bank's internal loan review staff. As an integral part of their examination process, the various regulatory agencies periodically review its allowance for loan losses.

     The following table summarizes, at the date presented, Allegiant Bancorp's non-performing assets by category:

                         RISK ELEMENTS - NON-ACCRUAL, PAST DUE AND RESTRUCTURED LOANS

                                                                            JUNE 30,     DECEMBER 31,      JUNE 30,
                                                                              2000           1999            1999
                                                                           ---------     ------------      --------
                                                                                     (DOLLARS IN THOUSANDS)
COMMERCIAL, FINANCIAL, AGRICULTURAL,
   MUNICIPAL AND INDUSTRIAL DEVELOPMENT
Past due 90 days or more                                                   $      --      $      --        $   116
Non-accrual                                                                      399            379            483
Restructured terms                                                                --             --             --

REAL ESTATE - CONSTRUCTION
Past due 90 days or more                                                          --             --             --
Non-accrual                                                                       --             --             --
Restructured terms                                                                --             --             --

REAL ESTATE -- MORTGAGE
   One- to four-family residential
Past due 90 days or more                                                          81             22             51
Non-accrual                                                                      113            178            146
Restructured terms                                                                --             --             --
   Multi-family and commercial
Past due 90 days or more                                                          --             --             --
Non-accrual                                                                       --             --             18
Restructured terms                                                                --             --             --

CONSUMER AND OTHER, NET OF UNEARNED INCOME
Past due 90 days or more                                                           4             --             --
Non-accrual                                                                      232             49             19
Restructured terms                                                                --             --             --
                                                                           ---------      ---------        -------

      Total non-performing loans                                                 829            628            833

Other real estate                                                                392            402             40
                                                                           ---------      ---------        -------

      Total non-performing assets                                          $   1,221      $   1,030        $   873
                                                                           =========      =========        =======

RATIOS
Non-performing loans to total loans outstanding                                 0.12%          0.10%          0.15%
Non-performing assets to total assets                                           0.15           0.14           0.14
Non-performing loans to shareholders' equity                                    1.69           1.31           1.60
Allowance for loan losses to total loans                                        1.36           1.35           1.30
Allowance for loan losses to non-performing loans                           1,155.61       1,324.20         850.54

     Allowance for Loan Losses.  Allegiant Bancorp set aside $1.6
     -------------------------
million for loan losses during the first six months of 2000 compared to $1.0 million for the first six months of 1999. Net charge-offs were $300,000 for the six months ended June 30, 2000 compared to $369,000 for the first six months of 1999. Net charge-offs for the first six months of 2000 represented 0.05% of average loans, compared to 0.07% of average loans for the first six months of 1999.

     Allegiant Bancorp's allowance for loan losses increased to $9.6 million at June 30, 2000 compared to $7.1 million at June 30, 1999. As a percentage of loans outstanding, the allowance represented 1.36% of loans at June 30, 2000, 1.35% at December 31, 1999 and 1.30% at June 30, 1999.

     The higher expense provision and the higher allowance percentage were the result of the continuing change in the composition of the loan portfolio and the shift in Allegiant Bancorp's lending focus to higher yielding commercial relationships. This shift, while providing higher earnings potential, does entail greater risk than traditional residential mortgage loans. Additional weight has been given to the increased risks associated with the commercial real estate portfolio. Specific allowances have been increased on certain commercial real estate loans based on individual reviews of these loans and an estimate of the borrower's ability to repay the loan given the availability of collateral, other sources of cash flow and collection options available to Allegiant Bancorp. The specific review of these commercial real estate loans resulted in the increase in the percentage of allowances allocated to this loan category.

     The allowance for loan losses is provided at a level considered adequate to provide for potential losses and, among other things, is based on management's evaluation of the anticipated impact on the loan portfolio of current economic conditions, changes in the character and size of the loan portfolio and the evaluation of potential problem loans identified based on existing circumstances known to management. Allegiant Bancorp continually monitors the quality of the loan portfolio to ensure the timely charge-off of problem loans and to determine the adequacy of the level of the allowance for loan losses. Allegiant Bancorp presently believes that its asset quality, as measured by the statistics in the following table, continues to be very high and that its allowance was adequate to absorb potential losses inherent in the portfolio at June 30, 2000.

     The following table summarizes, for the periods indicated, activity in the allowance for Allegiant Bancorp's loan losses, including amounts of loans charged off, amounts of recoveries and additions to the allowance charged to operating expense.

                             SUMMARY OF LOAN LOSS EXPERIENCE AND RELATED INFORMATION

                                                                                       SIX MONTHS ENDED
                                                                                           JUNE 30,
                                                                               --------------------------------
                                                                                 2000                    1999
                                                                               --------                --------
                                                                                        (IN THOUSANDS)
Allowance for loan losses (beginning of period)                                $  8,315                $  6,442

LOANS CHARGED OFF
Commercial, financial, agricultural,
      municipal and industrial development                                         (189)                   (243)
Real estate -- construction                                                          --                      --
Real estate -- mortgage
      One- to four-family residential                                               (27)                   (112)
      Multi-family and commercial                                                    --                      --
Consumer and other                                                                 (116)                    (71)
                                                                               --------                --------
         Total loans charged off                                                   (332)                   (426)
                                                                               --------                --------

RECOVERIES OF LOANS PREVIOUSLY CHARGED OFF
Commercial, financial, agricultural,
      municipal and industrial development                                            7                       7
Real estate -- construction                                                          --                      --
Real estate -- mortgage
      One- to four-family residential                                                12                      42
      Multi-family and commercial                                                    --                      --
Consumer and other                                                                   13                       8
                                                                               --------                --------
         Total recoveries                                                            32                      57
                                                                               --------                --------

Net loans charged off                                                              (300)                   (369)
                                                                               --------                --------
Provision for loan losses                                                         1,565                   1,012
                                                                               --------                --------
Allowance for loan losses (end of period)                                      $  9,580                $  7,085
                                                                               ========                ========
Loans outstanding
      Average                                                                  $666,929                $518,547
      End of period                                                             703,765                 543,628

RATIOS
Net charge-offs to average loans outstanding                                       0.05%                   0.07%
Net charge-offs to provision for loans losses                                     19.23                   36.36
Provision for loan losses to average loans outstanding                             0.23                    0.20
Allowance for loan loss to total loans outstanding                                 1.36                    1.30

     Deposits.  Allegiant Bancorp's total deposits increased $90.9
     --------
million, or 17%, during the first six months of 2000. The increase in deposits consisted primarily of a $90.7 million increase in certificates of deposit. Much of this growth was the result of certificate of deposit promotions during the first six months of 2000. Non-interest bearing deposits increased by $14.1 million, or 27%, to $66 million at June 30, 2000 while Allegiant Bancorp's NOW and money market accounts decreased by $14.0 million, or 8%, during the first six months of 2000. Allegiant Bancorp successfully expanded its deposit base while maintaining its focus on personal service. Allegiant Bancorp's lending officers have increased commercial deposits while its retail banking staff continues efforts to increase its core deposits.

     The following table summarizes Allegiant Bancorp's deposits as of the dates indicated:

                                               DEPOSIT LIABILITY COMPOSITION

                                              JUNE 30, 2000               DECEMBER 31, 1999               JUNE 30, 1999
                                         -----------------------       -----------------------       -----------------------
                                                         PERCENT                       PERCENT                       PERCENT
                                         AMOUNT         OF TOTAL       AMOUNT         OF TOTAL       AMOUNT         OF TOTAL
                                         ------         --------       ------         --------       ------         --------
                                                                      (DOLLARS IN THOUSANDS)
Demand deposits                         $ 65,925          10.31%      $ 51,845           9.45%      $ 49,997          10.21%
NOW accounts                              17,831           2.79         24,492           4.47         20,614           4.21
Money market accounts                    153,292          23.97        160,701          29.30        171,535          35.02
Savings deposits                          13,264           2.07         13,052           2.38         14,706           3.00
Certificates of deposit                  302,273          47.28        229,700          41.88        178,379          36.42
Certificates of deposit
   over $100,000                          62,523           9.78         47,550           8.67         33,232           6.78
IRA certificates                          24,298           3.80         21,126           3.85         21,353           4.36
                                        --------         ------       --------         ------       --------         ------
     Total deposits                     $639,406         100.00%      $548,466         100.00%      $489,816         100.00%
                                        ========         ======       ========         ======       ========         ======

     COMPARISON OF RESULTS OF OPERATIONS FOR YEARS ENDED DECEMBER 31, 1999 AND 1998. Allegiant Bancorp reported record earnings of $5.4 million for 1999, marking the eighth consecutive year of earnings growth. Consolidated net income increased 19.1% over the 1998 level of $4.5 million. Basic earnings per share were $0.84 compared to $0.72 in 1998, an increase of 16.7%. Diluted earnings per share in 1999 were $0.83 increasing 22.1% compared to the $0.68 reported for 1998.

     Allegiant Bancorp utilized the purchase method of accounting to reflect its business combinations. The purchase method results in the recording of goodwill that is amortized as a noncash charge to operating expenses. Goodwill amortization included as an operating expense totaled $1.0 million in 1999 and $0.9 million in 1998. Cash net income (net income adjusted to exclude the goodwill amortization) was $6.4 million and $5.4 million for the years ended December 31, 1999 and 1998, respectively. Diluted cash earnings per share were $0.98 in 1999 compared to $0.81 in 1998.

     Return on average assets for 1999 was 0.83%, an improvement from 0.73% recorded for 1998 and 0.52% for 1997. The increase in return on average assets was primarily the result of improved net interest income and an improved mix of earning assets. Return on average shareholders' equity was 10.6% in 1999, compared to 10.1% in 1998 and 9.6% in 1997. Allegiant Bancorp achieved the increase in 1999 as a result of the growth in net income while shareholders' equity remained constant compared with 1998 due to its purchase of treasury stock under Allegiant Bancorp's share repurchase program which offset the increase in retained earnings.

     Net interest income in 1999 increased 15.9% to $25.5 million from $22.0 million in 1998. The net interest margin improved by 35 basis points to 4.17% for 1999 compared to 3.82% for 1998. This improvement in net interest margin, together with strong earning asset growth, resulted in the increase in net interest income.

     The provision for loan losses totaled $2.5 million in 1999 representing a slight increase compared to the $2.4 million provided in both 1998 and 1997. The level of the allowance for loan losses was increased with the allowance representing 1.35% of total loans outstanding at December 31, 1999, compared to 1.30% and 1.07% of total loans at December 31, 1998 and 1997, respectively. The allowance has been increased to reflect the change in the mix of the loan portfolio toward a greater percentage of commercial loans. This change is discussed in greater depth under the section entitled "Balance Sheet Analysis--Allowance for Loan Losses."

     Non-interest income decreased by 48.0% in 1999 compared to 1998 primarily as a result of gains in 1998 from the sale of mortgage loans and the sale of three branches in Northeast Missouri. Leasing income also decreased in 1999 as Allegiant Bancorp originated no new lease financing. Mortgage banking revenue decreased as a result of the sale of Allegiant Bancorp's subsidiary, Edge Mortgage Services, Inc., in March 1999 and a decline in mortgage refinancings as a result of higher market interest rates in 1999. Income from service charges on deposit accounts and overdraft fees increased in 1999 from 1998. See "--Other Income."

     Non-interest expense declined $2.5 million in 1999, to $18.8 million, a decrease of 11.7%. This compared to 1998 non-interest expense of $21.3 million and $13.1 million in 1997. Salaries and benefits totaled $9.7 million in 1999 and 1998, while other operating expenses decreased from $11.6 million in 1998 to $9.0 million in 1999. See "--Other Expense."

     Net Interest Income.  Net interest income totaled $25.5 million,
     -------------------
an increase of $3.6 million or 16.2% in 1999 compared to net interest income of $22.0 million in 1998. Net interest income totaled $16.3 million in 1997. The net interest spread and the net interest margin each increased by 35 basis points from 1998 following an 11 basis point increase in net interest margin from 1997 and a 13 basis point increase in net interest spread from 1997. The increase in net interest income reflected the greater percentage of higher yielding loans to earning assets and overall growth in average earning assets and interest bearing liabilities. The 1999 increase in net interest spread was due to the yields on earning assets declining only 4 basis points from 1998 and a decline of 50 basis points on interest bearing liabilities. In 1998, the spread increased 13 basis points as a result of similar changes on both sides of the balance sheet, the yield on earning assets decreased 2 basis points and cost of interest bearing liabilities decreased 15 basis points.

     The yield on loans declined by 18 basis points in 1999 and 16 basis points in 1998 as market interest rates declined in late 1998 and early 1999. The declines in loan yields were offset by an increase in the ratio of loans to total earning assets growing to 90.2% in 1999 from 86.0% in 1998 and 83.2% in 1997. Allegiant Bancorp received lower rates on all categories of interest bearing deposits in 1999 compared to 1998 and rates were generally flat or lower in 1998 compared to 1997. Total cost of deposits declined 50 basis points in 1999 and 11 basis points in 1998 due to a reduction of rates paid on money market/NOW accounts, savings deposits and retail certificates of deposit. Average borrowings increased $11.5 million in 1999 from 1998 and included $17.2 million of trust preferred securities issued in August 1999. The effects of changes in rates and average volumes can been seen in the table titled "Rate/Volume Analysis" below.

     Average earning assets increased $34.0 million or 5.9% during 1999 compared to an increase of $134.6 million or 30.6% in 1998. Average loans increased 11.1% or $54.5 million compared to growth of $128.0 million or 35.0% in 1998. The growth in average loans was effected by the bulk sale of mortgage loans that occurred during the second and third quarters of 1998. These sales, which amounted to $78.4 million, decreased average loans outstanding for 1998 by approximately $34.3 million compared to 1997. The average of Allegiant Bancorp's securities portfolio (held-to-maturity and available for sale) decreased $14.6 million or 20.4% during 1999 compared to an increase of 9.3% in 1998. Average investment securities represented 9.3% of earning assets during 1999 compared to 12.5% during 1998. This decline in the actual and relative amounts of investment securities was directly related to the increase in the percentage of loans to earning assets discussed above. In essence, strong loan growth necessitated the reduction in the securities portfolio. Earning assets as a percentage of total assets increased in 1999 to 94.0% from 92.8% in 1998 following a decline from 94.9% in 1997. The 1998 increase in non-earning assets was the result of opening additional branch locations as well as 1997 acquisitions, which increased the number of branches and intangible assets. This increase was somewhat offset by the sale of branches located outside the St. Louis metropolitan area which occurred in December 1998.

     Average interest bearing liabilities increased $27.9 million or 5.4% in 1999 compared to an increase of $122.0 million or 30.6% in 1998. Average deposits increased $16.4 million or 3.8% in 1999 compared to an increase in 1998 of $99.1 million or 30.1%. During 1999, average money market and NOW accounts increased $52.7 million or 41.6% while certificates of deposit under $100,000 decreased $48.6 million or 21.6%. This shift in deposit mix was the result of Allegiant Bancorp management's decision to replace these rate-sensitive certificates of deposit with lower cost money market deposits. The decline in certificates also was partially offset by an increase in average brokered deposits of $21.1 million in 1999. The change in deposit mix contributed to a 50 basis point decrease in the average cost of deposits in 1999 compared to 1998. During 1998, certificates of deposit over $100,000 declined as a percentage of total deposits while retail certificates of deposit increased. Non-interest bearing deposits as a percentage of total deposits declined only 10 basis points to 10.00% from 10.10%. The substantial growth in average deposits and the relatively stable mix allowed for the average cost of interest bearing deposits to decline by 11 basis points.

     Average short-term borrowings increased $6.0 million in 1999 averaging $58.9 million during 1999 compared to $52.9 million during 1998 after remaining flat in 1998 compared to 1997. See "--Liquidity Management."

     Average long-term debt in 1999 decreased by $1.6 million or 4.1% following an increase of $22.5 million or 136.5% in 1998. The majority of the 1998 increase was due to long-term borrowings from the Federal Home Loan Bank of $26.6 million at year-end 1998, a $17.0 million change from year-end 1997. Allegiant Bancorp still continues to utilize the Federal Home Loan Bank as a cost-effective source of funding loans. Additionally, during November 1998, Allegiant Bancorp refinanced a portion of its long-term debt and its entire issue of subordinated debentures with a $13.7 million, 7.00% fixed rate, three-year note.

     The following table presents Allegiant Bancorp's net interest income, net interest margin and net interest spread for the years 1999 through 1997. The table compares interest income and average interest-earning assets with interest expense and average interest bearing liabilities.

                                      DISTRIBUTION OF AVERAGE ASSETS, LIABILITIES AND
                                          SHAREHOLDERS' EQUITY AND INTEREST RATES

                                                                            YEARS ENDED DECEMBER 31,
                                              ------------------------------------------------------------------------------------

                                                               1999                                         1998
                                              ---------------------------------------      ---------------------------------------
                                               AVERAGE      INT. EARNED/      AVERAGE       AVERAGE      INT. EARNED/      AVERAGE
                                               BALANCE          PAID           YIELD        BALANCE          PAID           YIELD
                                              ---------------------------------------      ---------------------------------------
                                                                            (DOLLARS IN THOUSANDS)
ASSETS
Interest earning assets
Loans<F1>                                     $551,189        $48,604           8.82%      $493,619        $44,412           9.00%
Taxable investment securities                   54,984          3,263           5.93         70,079          4,223           6.03
Non-taxable investment securities<F2>            2,026             98           4.83          1,494             72           4.89
Federal funds sold and other investments         3,028            147           4.86          9,036            511           5.66
                                              --------        -------                      --------        -------
  Total interest earning assets                611,227         52,112           8.53        574,228         49,218           8.57

Non-interest earning assets
Cash and due from banks                         12,073                                       12,230
Premises and equipment                          10,537                                       10,994
Other assets                                    23,771                                       27,238
Allowance for loan losses                       (7,057)                                      (5,674)
                                              --------                                     --------
  Total assets                                $650,551                                     $619,016
                                              ========                                     ========

LIABILITIES AND SHAREHOLDERS' EQUITY
Interest bearing liabilities
Money market/NOW accounts                     $179,484          7,165           3.99       $126,829          5,221           4.12
Savings deposits                                14,448            308           2.13         16,524            425           2.57
Certificates of deposit                        176,106          9,202           5.23        224,661         12,878           5.73
Certificates of deposit over $100,000           33,105          1,587           4.79         39,581          2,198           5.55
IRA certificates                                20,291          1,154           5.69         20,584          1,227           5.96
Brokered deposits                               21,135          1,179           5.58             --             --             --
                                              --------        -------                      --------        -------
  Total interest bearing deposits              444,569         20,595           4.63        428,179         21,949           5.13
Federal funds purchased, repurchase
  agreements and other short-term
  borrowings                                    58,877          3,002           5.10         52,855          2,624           4.96
Other borrowings                                37,797          2,271           6.01         39,403          2,694           6.84
Guaranteed preferred beneficial interest in
  subordinated debentures                        7,079            733          10.35             --             --             --
                                              --------        -------                      --------        -------
  Total interest bearing liabilities           548,322         26,601           4.85        520,437         27,267           5.24
                                              --------        -------                      --------        -------

Non-interest bearing liabilities and equity:
Demand deposits                                 49,886                                       47,560
Other liabilities                                3,244                                        6,298
Shareholders' equity                            49,099                                       44,721
                                              --------                                     --------
  Total liabilities and
  shareholders' equity                        $650,551                                     $619,016
                                              ========                                     ========
Net interest income                                           $25,511                                      $21,951
                                                              =======                                      =======
Net interest spread                                                             3.68%                                        3.33%

Net interest margin                                                             4.17%                                        3.82%

                                                                     YEARS ENDED DECEMBER 31,
                                                             ---------------------------------------

                                                                              1997
                                                             ---------------------------------------
                                                               AVG.        INT. EARNED/        AVG.
                                                              BALANCE          PAID           YIELD
                                                             ---------------------------------------
                                                                     (DOLLARS IN THOUSANDS)
ASSETS
Interest earning assets
Loans<F1>                                                    $365,615        $33,473           9.16%
Taxable investment securities                                  64,384          3,910           6.07
Non-taxable investment securities<F2>                           1,130             56           4.96
Federal funds sold and other investments                        8,492            326           3.84
                                                             --------        -------
  Total interest earning assets                               439,621         37,765           8.59

Non-interest earning assets
Cash and due from banks                                         9,341
Premises and equipment                                          6,869
Other assets                                                   11,065
Allowance for loan losses                                      (3,867)
                                                             --------
  Total assets                                               $463,029
                                                             ========

LIABILITIES AND SHAREHOLDERS' EQUITY
Interest bearing liabilities
Money market/NOW accounts                                    $ 95,431          4,092           4.29
Savings deposits                                                9,665            279           2.89
Certificates of deposit                                       162,870          9,436           5.79
Certificates of deposit over $100,000                          48,358          2,686           5.55
IRA certificates                                               12,780            760           5.95
Brokered deposits                                                  --             --             --
                                                             --------        -------
  Total interest bearing deposits                             329,104         17,253           5.24
Federal funds purchased, repurchase
  agreements and other short-term
  borrowings                                                   52,702          2,895           5.49
Other borrowings                                               16,658          1,318           7.91
Guaranteed preferred beneficial interest in
  subordinated debentures                                          --             --             --
                                                             --------        -------
  Total interest bearing liabilities                          398,464         21,466           5.39
                                                             --------        -------

Non-interest bearing liabilities and equity:
Demand deposits                                                36,966
Other liabilities                                               2,307
Shareholders' equity                                           25,292
                                                             --------
  Total liabilities and
  shareholders' equity                                       $463,029
                                                             ========
Net interest income                                                          $16,299
                                                                             =======
Net interest spread                                                                            3.20%

Net interest margin                                                                            3.71%


-----------------

<F1> Average balances include non-accrual loans.

<F2> Presented at actual yield rather than tax-equivalent yield.


     The following table sets forth for the periods indicated, Allegiant Bancorp's changes in interest income and interest expense which were attributable to changes in average volume and changes in average rates:

                                                           RATE/VOLUME ANALYSIS

                                             TWELVE MONTHS ENDED DECEMBER 31, 1999   TWELVE MONTHS ENDED DECEMBER 31, 1998
                                                        COMPARED TO THE                         COMPARED TO THE
                                             TWELVE MONTHS ENDED DECEMBER 31, 1998   TWELVE MONTHS ENDED DECEMBER 31, 1997
                                             -------------------------------------   -------------------------------------

                                               VOLUME        RATE      NET CHANGE       VOLUME      RATE     NET CHANGE
                                               ------        ----      ----------       ------      ----     ----------
                                                                           (IN THOUSANDS)
Interest earned on
Loans                                         $ 5,096      $  (904)     $ 4,192        $11,534     $(595)     $10,939
Taxable investment securities                    (891)         (69)        (960)           340       (27)         313
Non-taxable investment securities                  26           --           26             16        --           16
Federal funds sold and
   other investments                             (300)         (64)        (364)            24       161          185
                                              -------      -------      -------        -------     -----      -------
     Total interest income                      3,931       (1,037)       2,894         11,914      (461)      11,453
                                              -------      -------      -------        -------     -----      -------

Interest paid on
Money market/NOW accounts                       2,114         (169)       1,945          1,297      (169)       1,128
Savings deposits                                  (50)         (67)        (117)           180       (34)         146
Certificates of deposit                        (2,618)      (1,058)      (3,676)         3,539       (97)       3,442
Certificates of deposit
   over $100,000                                 (333)        (278)        (611)          (488)       --         (488)
IRA certificates                                  (18)         (55)         (73)           465         2          467
Brokered deposits                               1,179           --        1,179             --        --           --
Federal funds purchased,
   repurchase agreements and
   other short-term borrowings                    307           70          377              8      (278)        (270)
Other borrowings                                 (106)        (317)        (423)         1,577      (201)       1,376
Guaranteed preferred beneficial interest
   in subordinated debentures                     733           --          733             --        --           --
                                              -------      -------      -------        -------     -----      -------
     Total interest expense                     1,208       (1,874)        (666)         6,578      (777)       5,801
                                              -------      -------      -------        -------     -----      -------
     Net interest income                      $ 2,723      $   837      $ 3,560        $ 5,336     $ 316      $ 5,652
                                              =======      =======      =======        =======     =====      =======

     Other Income.  Other income totaled $4.8 million in 1999 compared
     ------------
to $9.3 million in 1998 and $3.3 million in 1997. Included in other income in 1998 were $3.6 million of non-recurring gains, specifically:
$2.4 million from the sale of branch offices; $1.1 million from the sale of mortgage loans; and $0.1 million from securities transactions. Eliminating all one-time or discretionary gains, 1998 other income was $5.8 million. The decrease in other income also included a $1.4 million or 58.9% decrease in mortgage banking revenue from $2.3 million in 1998 to $0.9 million in 1999. The change included the results of a general slow-down in mortgage refinancings due to higher mortgage rates in the latter half of 1999 and the March 1999 sale of Edge Mortgage, a former subsidiary of Allegiant Bancorp. The sale of Edge Mortgage was consistent with Allegiant Bancorp's strategic focus to concentrate its resources on increasing its commercial loan portfolio. Leasing revenues decreased by $0.5 million in 1999 from 1998 as Allegiant Bancorp terminated production of operating leases in the latter half of 1998. Service charge income increased $0.5 million or 36.1% from 1998 to 1999 as enhanced service charge programs were implemented.

     In December 1998, Allegiant Bancorp sold its branches located outside the greater metropolitan St. Louis area in order to focus on and expand its market share in its principal trade area. This sale generated a reduction in loans of $13.5 million, a reduction in deposits of $40.0 million and a pre-tax gain of $2.4 million.

     Also during 1998, Allegiant Bancorp completed two significant sales of a large portion of its one- to four-family adjustable rate mortgage loans. These sales generated a pre-tax gain of $1.1 million. While Allegiant Bancorp sold some of its mortgage loans in previous years, the 1998 bulk sales reflected a shift in its strategy from originating and holding mortgage loans to increasing its lending emphasis on more profitable commercial loan relationships.

     Mortgage banking revenues decreased 58.9% in 1999 to $0.9 million. This compares to $2.3 million in 1998 which represented an increase of 76.9% compared to 1997. The decrease in 1999 reflected a general slow-down in mortgage refinancings and Allegiant Bancorp's March 1999 sale of Edge Mortgage. The increase in 1998 was attributable to a favorable economic environment of low unemployment and stable, low long-term interest rates.

     Leasing revenues totaled $1.1 million in 1999, a decrease of 29.5% compared to $1.5 million in 1998 and $0.4 million in 1997. Allegiant Bancorp entered the retail leasing business during 1997 and the 1998 results reflected a full year of business operation compared to a partial year in 1997. During the latter part of 1998, Allegiant Bancorp decided to curtail this line of business because of declining profit margins.

     Service charges on deposit accounts increased to $1.9 million in 1999 compared to $1.4 million in 1998 and $913,000 in 1997. The increases were due to additional branch locations generating a larger base of transaction deposits as well as the benefit of Allegiant Bank's revised fee structure.

     Brokerage revenues remained flat at $0.3 million in 1999 and 1998, representing an increase of 50.0% compared to $0.2 million in 1997.

     Other Expenses.  Total operating expenses decreased $2.5 million
     --------------
or 11.7% during 1999, totaling $18.8 million compared to $21.3 million in 1998. Allegiant Bancorp's efficiency ratio for 1999 was 61.8%, an improvement from 68.1% in 1998 and 66.7% in 1997. The improvement reflected Allegiant Bancorp's commitment to improving its overall efficiency by continuing to emphasize revenue growth while decreasing its current level of operating expense.

     Salaries and employee benefits remained unchanged at $9.7 million in 1999 and 1998 following an increase from $6.2 million in 1997. The increase from 1997 was due to additional staffing resulting from acquisitions and new locations. Average full-time equivalent employees for 1999 was 224 compared to 237 in 1998 and 146 in 1997. At December 31, 1999, Allegiant Bancorp had 225 full-time equivalent employees compared to 215 at year-end 1998 and 209 at year-end 1997.

     Furniture and equipment expenses decreased $105,000 to $1.7 million in 1999. This followed an increase of $809,000 in 1998. The increase in 1998 was the result of acquisitions in 1997 and branch openings in 1998 and 1997.

     Occupancy expenses totaled $1.3 million, a decrease of $179,000 or 11.8% during 1999 following an increase of 106.4% in 1998. The 1998 increase in occupancy expenses to $1.5 million from $738,000 in 1997 was attributable to acquisitions and branch openings, as discussed above.

     Depreciation of the assets held for operating leases decreased $479,000 in 1999 compared to 1998. As discussed under "--Other Income," the retail leasing business was started in late 1997 so that 1998 reflected a full year of operations. During the latter part of 1998, this line of business was curtailed resulting in lower depreciation expense in 1999.

     Expense for the amortization of goodwill totaled $980,000 in 1999 and $910,000 in 1998 compared to $552,000 in 1997. This increase was the result of acquisitions and deposit purchases during 1997 and reflected a full year of amortization during 1998 and 1999.

     In 1999, operating losses totaled $80,000 compared to $450,000 in 1998 and $870,000 in 1997. Of the amount in 1997, $752,000 was considered systemic and non-recurring due to integration of two branch acquisitions and difficulties associated with upgrading Allegiant Bancorp's computer systems to an entirely new operating system. Excluding non-recurring items in 1998, the increase in operating losses in 1998 was $332,000. The 1998 operating losses were related to inconsistent operating procedures as a result of the expansion of the number of branches and number of employees. Throughout 1998 and 1999, Allegiant Bancorp reengineered several operational processes in an effort to improve quality and control. As a result of training and improved operating procedures, Allegiant Bancorp reduced other operating losses to $80,000 in 1999.

     Allegiant Bancorp's other non-interest expense decreased $1.1 million or 22.0% in 1999 compared to 1998. Other non-interest expense increased $1.8 million in 1998 from 1997. The growth in 1998 expenses was associated with an increase in employees, an increase in the number of deposit and loan accounts, and an increase in physical locations compared to prior years. The decrease in 1999 was the result of tighter expense control and implementation of operating efficiencies following the sale of Allegiant Bancorp's three Northeast Missouri branches in December 1998. Specific cost savings realized in 1999 compared to 1998 included a decrease in supplies expense of $215,000 as a result of the implementation of a centralized purchasing function. Telephone expense decreased $118,000 as telephone contracts were reviewed and renegotiated. Legal, accounting and professional fee expense decreased $432,000 in 1999 compared to 1998 as expenses in 1998 included costs associated with establishing a real estate investment trust and the costs associated with changing independent accounting firms.

     The following table sets forth Allegiant Bancorp's summary of other income and expenses for the years indicated:

                                                            YEARS ENDED DECEMBER 31,
                                                         -----------------------------
                                                           1999       1998       1997
                                                         -------    -------    -------
                                                                 (IN THOUSANDS)
     OTHER INCOME
     Service charges on deposits                         $ 1,888    $ 1,387    $   913
     Leasing revenues                                      1,077      1,527        433
     Mortgage banking revenues                               944      2,299      1,300
     Brokerage division revenues                             306        312        169
     Gain on sale of branches                                 --      2,370         --
     Gain on sale of mortgage loans                           --      1,112         27
     Gain on the sale of securities                           --         68          2
     Other non-interest income                               628        249        454
                                                         -------    -------    -------
          Total other income                             $ 4,843    $ 9,324    $ 3,298
                                                         =======    =======    =======

     OTHER EXPENSES
     Salaries and employee benefits                      $ 9,717    $ 9,663    $ 6,192
     Furniture and equipment                               1,650      1,752        943
     Occupancy                                             1,344      1,523        738
     Goodwill amortization                                   980        910        358
     Depreciation of operating leases                        861      1,340        394
     Supplies                                                274        489        428
     Operating losses - other                                 80        450        870
     Operating losses - overdrawn customer accounts           35        272         68
     Other non-interest expense                            3,821      4,896      3,078
                                                         -------    -------    -------
          Total other expenses                           $18,762    $21,295    $13,069
                                                         =======    =======    =======

     BALANCE SHEET ANALYSIS

     Securities Portfolio.  Allegiant Bancorp's securities portfolio
     --------------------
consists of securities classified as held-to-maturity and available for sale. Allegiant Bancorp designates these securities upon purchase into one of these two categories. At December 31, 1999 held-to-maturity securities amounted to $11.7 million representing those securities Allegiant Bancorp intends to hold to maturity. Securities designated as available for sale totaled $49.1 million representing securities which Allegiant Bancorp may sell to meet liquidity needs or in response to significant changes in interest rates or prepayment patterns.

     For purposes of this discussion, held-to-maturity and available for sale securities are referred to as the securities portfolio. At December 31, 1999 the securities portfolio totaled $60.8 million, an increase of 11.0% from the preceding year. While year-end balances for 1999 were higher than 1998, the percentage of securities to earning assets declined to 9.0% in 1999 compared to 12.5% in 1998. This decline reflected management's decision to allow the proceeds of maturing securities to be reinvested in higher yielding commercial loans.

     The carrying value and approximate fair value of investment securities at December 31, 1999, 1998 and 1997 were as follows:

                                                     SECURITIES AVAILABLE FOR SALE
                                                           DECEMBER 31, 1999
                                         ----------------------------------------------------
                                                           GROSS        GROSS
                                        AMORTIZED       UNREALIZED   UNREALIZED        FAIR
                                           COST            GAINS       LOSSES          VALUE
                                         -------           -----       ------         -------
                                                             (IN THOUSANDS)
U.S. government and
  agency securities                      $34,553            $ 3       $(1,032)        $33,524
State and municipal securities               598             --           (14)            584
Mortgage-backed securities                 7,558             13          (132)          7,439
Federal Home Loan Bank
  stock                                    7,124             --            --           7,124
Other securities                             458             --            --             458
                                         -------            ---       -------         -------
    Total                                $50,291            $16       $(1,178)        $49,129
                                         =======            ===       =======         =======

                                                      SECURITIES HELD-TO-MATURITY
                                                           DECEMBER 31, 1999
                                         ----------------------------------------------------
                                                           GROSS         GROSS
                                        AMORTIZED       UNREALIZED    UNREALIZED       FAIR
                                           COST            GAINS        LOSSES         VALUE
                                         -------           -----        ------        -------
                                                             (IN THOUSANDS)
U.S. government and
  agency securities                      $ 5,500            $ 1         $ (15)        $ 5,486
State and municipal securities             4,210              4          (418)          3,796
Mortgage-backed securities                 1,958             44            --           2,002
Federal Home Loan Bank
  stock                                       --             --            --              --
Other securities                              --             --            --              --
                                         -------            ---         -----         -------
    Total                                $11,668            $49         $(433)        $11,284
                                         =======            ===         =====         =======

                                                     SECURITIES AVAILABLE FOR SALE
                                                           DECEMBER 31, 1998
                                         ----------------------------------------------------
                                                           GROSS         GROSS
                                        AMORTIZED       UNREALIZED    UNREALIZED       FAIR
                                           COST            GAINS        LOSSES         VALUE
                                         -------           -----        ------        -------
                                                             (IN THOUSANDS)
U.S. government and
  agency securities                      $29,269           $217         $ (51)        $29,435
State and municipal securities               598              9            --             607
Mortgage-backed securities                 8,360             38           (65)          8,333
Federal Home Loan Bank
  stock                                    3,574             --            --           3,574
Other securities                             791             --            --             791
                                         -------           ----         -----         -------
    Total                                $42,592           $264         $(116)        $42,740
                                         =======           ====         =====         =======

                                                      SECURITIES HELD-TO-MATURITY
                                                           DECEMBER 31, 1998
                                         ----------------------------------------------------
                                                           GROSS         GROSS
                                        AMORTIZED       UNREALIZED    UNREALIZED       FAIR
                                           COST            GAINS        LOSSES         VALUE
                                         -------           -----        ------        -------
                                                             (IN THOUSANDS)
U.S. government and
  agency securities                      $ 7,585           $ 30          $(21)        $ 7,594
State and municipal securities               858             28            --             886
Mortgage-backed securities                 3,597             55            --           3,652
Federal Home Loan Bank
  stock                                       --             --            --              --
Other securities                              --             --            --              --
                                         -------           ----          ----         -------
    Total                                $12,040           $113          $(21)        $12,132
                                         =======           ====          ====         =======


                                                     SECURITIES AVAILABLE FOR SALE
                                                           DECEMBER 31, 1997
                                         ----------------------------------------------------
                                                           GROSS         GROSS
                                        AMORTIZED       UNREALIZED    UNREALIZED       FAIR
                                           COST            GAINS        LOSSES         VALUE
                                         -------           -----        ------        -------
                                                             (IN THOUSANDS)
U.S. government and
  agency securities                      $26,545           $106          $ (9)        $26,642
State and municipal securities               597             --            --             597
Mortgage-backed securities                 9,243             33            (1)          9,275
Federal Home Loan Bank
  stock                                    7,033             --            --           7,033
Other securities                           1,371             --            --           1,371
                                         -------           ----          ----         -------
    Total                                $44,789           $139          $(10)        $41,918
                                         =======           ====          ====         =======

                                                      SECURITIES HELD-TO-MATURITY
                                                           DECEMBER 31, 1997
                                         ----------------------------------------------------
                                                           GROSS         GROSS
                                        AMORTIZED       UNREALIZED    UNREALIZED       FAIR
                                           COST            GAINS        LOSSES         VALUE
                                         -------           -----        ------        -------
                                                             (IN THOUSANDS)
U.S. government and
  agency securities                      $21,712           $ 50         $(131)        $21,631
State and municipal securities               966             24            --             990
Mortgage-backed securities                 9,273            253            (1)          9,525
Federal Home Loan Bank
  stock                                       --             --            --              --
Other securities                              --             --            --              --
                                         -------           ----         -----         -------
    Total                                $31,951           $327         $(132)        $32,146
                                         =======           ====         =====         =======

     Maturities and yield information of Allegiant Bancorp's investment securities portfolio as of December 31, 1999 were as follows:

                                             SECURITIES PORTFOLIO--MATURITIES AND YIELDS<F1>


                                                    WEIGHTED  OVER ONE      WEIGHTED  OVER FIVE     WEIGHTED                WEIGHTED
                                      ONE YEAR      AVERAGE    THROUGH      AVERAGE    THROUGH      AVERAGE   OVER TEN      AVERAGE
                                       OR LESS       YIELD   FIVE YEARS      YIELD    TEN YEARS      YIELD      YEARS        YIELD
                                      --------      -------- ----------     --------  ---------     --------  --------      --------
                                                                          (DOLLARS IN THOUSANDS)
    U.S. Governmental securities       $ 1,500        6.26%    $    --          --%    $    --          --%    $    --          --%
    U.S. agency securities               9,992        5.76      20,543        5.62       6,989        6.17          --          --
    Municipal securities                    85        3.41         161        2.06       1,128        4.29       3,419        6.20
    Mortgage-backed securities           4,328        6.85       4,603        5.94         380        7.60          87        7.60
    Federal Home Loan Bank stock            --          --          --          --       7,124        6.35          --          --
    Other securities                       458        6.00          --          --          --          --          --          --
                                       -------                 -------                 -------                 -------
        Total securities               $16,363        6.09     $25,307        5.65     $15,621        6.15     $ 3,506        6.23
                                       =======                 =======                 =======                 =======
        Total securities portfolio                                                                             $60,797        5.93
                                                                                                               =======

---------------

<F1> Maturities are shown in this table by expected maturity.
     Expected maturities differ from contractual maturities due to the right to call or prepay obligations.


     Loans.  Loans historically have been the primary component of
     -----
Allegiant Bancorp's earning assets. At December 31, 1999 loans totaled $615.2 million, an increase of 24.1% from year-end 1998. Average loans increased 11.1% during 1999 compared to a 35.0% increase in 1998. Substantially all of these loans were originated in Allegiant Bancorp's primary market areas. Allegiant Bancorp has no foreign loans and a minor amount of participations purchased.

     An increase in commercial loans comprised the majority of Allegiant Bancorp's loan growth in 1999 and 1998. Commercial real estate loans increased $38.6 million or 19.6% to $235.2 million at year-end 1999 compared to $196.5 million at year-end 1998. Construction loans increased $28.7 million or 78.5% in 1999, totaling $65.3 million at year-end 1999 compared to $36.6 million at year-end 1998. The increase in construction loans in 1999 was primarily due to an increase in loans to St. Louis area home builders. Traditional commercial loans increased $24.0 million or 19.0% in 1999 to $150.3 million at December 31, 1999. Growth in these commercial categories reflected management's decision to focus on the more profitable commercial relationships and reduce the amount of one- to four-family mortgage loans carried on Allegiant Bancorp's balance sheet. The growth in the commercial sectors was accomplished by hiring additional commercial lending personnel and directing existing staff toward commercial relationship procurement. As a result of this emphasis, commercial real estate loans comprised 38.2% of the loan portfolio in 1999 and 39.7% in 1998 compared to 27.9% in 1997. Traditional commercial loans comprised 24.4% of the portfolio in 1999 and 25.5% in 1998 compared to 22.7% in 1997.

     The decline in one- to four-family residential loans since 1997 partially offset the commercial loan growth. Residential loans declined from $196.0 million at December 31, 1997 to $116.3 million at year-end 1998. This decline was primarily the result of the 1998 bulk sale of $78.4 million in loans. One- to four-family residential loans increased 21.5% to $141.3 million at December 31, 1999, as Allegiant Bancorp retained a larger percentage of the adjustable rate mortgages. One- to four-family residential loans represented 23.0% of total loans at year-end 1999 and 23.5% at year-end 1998 compared to 40.4% of total loans at year-end 1997.

     Consumer loans increased $3.2 million dollars or 10.5% during 1999, reaching $24.2 million at December 31, 1999 compared to $20.9 million and $16.8 million at December 31, 1998 and 1997, respectively. Consumer loans do not comprise a large percentage of its loan portfolio (3.9% at December 31, 1999), but are an important product which allows Allegiant Bancorp to meet the lending needs of individuals within the St. Louis community.

     The following table summarizes the composition of Allegiant
Bancorp's loan portfolio at the dates indicated:

                                                LOAN PORTFOLIO--TYPES OF LOANS

                                                                             DECEMBER 31,
                                                 --------------------------------------------------------------------
                                                   1999           1998           1997           1996           1995
                                                 --------       --------       --------       --------       --------
                                                                            (IN THOUSANDS)
Commercial, financial, agricultural,
      municipal and industrial
      development                                $150,259       $126,239       $109,937       $ 75,129       $ 40,518
Real estate--construction                          65,310         36,590         27,181          8,763          8,777
Real estate--mortgage
      One- to four-family residential             141,264        116,291        195,964        121,386         71,260
      Multi-family and commercial                 235,158        196,545        135,452         74,721         52,795
Consumer and other                                 24,152         20,908         16,821         12,084          8,379
Less unearned income                                 (952)          (904)          (493)          (157)          (185)
                                                 --------       --------       --------       --------       --------
      Total loans<F1>                            $615,191       $495,669       $484,862       $291,926       $181,544
                                                 ========       ========       ========       ========       ========

---------------

<F1>  Allegiant Bancorp had no outstanding foreign loans at the dates reported.

                                    LOAN PORTFOLIO - MATURITIES AND SENSITIVITIES OF LOANS

                                                                                   DECEMBER 31, 1999
                                                --------------------------------------------------------------------------------
                                                                MATURING AFTER ONE YEAR           MATURING AFTER
                                                MATURING IN       THROUGH FIVE YEARS                FIVE YEARS
                                                 ONE YEAR      ------------------------      ------------------------
                                                  OR LESS      FIXED-RATE      VARIABLE      FIXED-RATE      VARIABLE      TOTAL
                                                -----------    ----------      --------      ----------      --------      -----
                                                                                   (IN THOUSANDS)
Commercial, financial, agricultural,
      municipal and industrial
      development                                $ 94,322       $ 34,479        $14,991        $ 1,557        $ 4,910    $150,259
Real estate--construction                          43,432         13,192          7,653            700            333      65,310
Real estate--mortgage
      One- to four-family residential              61,978         30,337         15,719          5,216         28,014     141,264
      Multi-family and commercial                  88,756        105,222         25,095          5,705         10,380     235,158
Consumer and other                                  8,381         11,923          3,296            552             --      24,152
Less unearned income                                 (952)            --             --             --             --        (952)
                                                 --------       --------        -------        -------        -------    --------
      Total loans                                $295,917       $195,153        $66,754        $13,730        $43,637    $615,191
                                                 ========       ========        =======        =======        =======    ========

     Asset Quality.  Non-performing assets, consisting of loans past
     -------------
due 90 days or greater, non-accrual loans, restructured loans and other real estate owned decreased to $1.0 million at December 31, 1999 compared to $1.8 million at December 31, 1998 and $1.7 million at December 31, 1997. At December 31, 1999 non-performing assets represented 0.14% of total assets compared to 0.30% of total assets at December 31, 1998 and 0.28% of total assets at December 31, 1997. Non-accrual loans were $0.6 million at December 31, 1999 compared to $1.5 million at December 31, 1998 and $0.6 million at December 31, 1997. Loans delinquent 90 days or more decreased from $818,000 at year-end 1997 to $69,000 and $73,000 at December 31, 1998 and 1999, respectively.
Other real estate owned at December 31, 1999 totaled $402,000 and consisted primarily of assets repossessed through a loan foreclosure in December 1999. Other real estate was $0 and $330,000 at December 31, 1998 and 1997, respectively.

     Allegiant Bancorp has two loan relationships, not included in the past-due, restructured or non-accrual categories, where known information about credit problems causes management to be uncertain as to the ability of the borrowers to comply with the present loan repayment terms over the next six months. These two loan relationships totaled $8.7 million at December 31, 1999. Principal and interest payments on such loans were current at December 31, 1999.

     Allegiant Bancorp continually analyzes its loan portfolio to identify potential risk elements. The loan portfolio is reviewed by lending management and its internal loan review staff. As an integral part of their examination process, the various regulatory agencies periodically review Allegiant Bancorp's reserve for loan losses. Allegiant Bancorp believes that its allowance for loan losses at December 31, 1999 was adequate to absorb potential losses inherent in the loan portfolio.

     The following table summarizes, for the periods presented, Allegiant Bancorp's non-performing assets by category:

                                       RISK ELEMENTS--NONACCRUAL, PAST DUE AND RESTRUCTURED LOANS

                                                                                            DECEMBER 31,
                                                               ------------------------------------------------------------------
                                                                  1999           1998           1997           1996        1995
                                                               ---------       --------       --------       --------    --------
                                                                                        (DOLLARS IN THOUSANDS)
COMMERCIAL, FINANCIAL, AGRICULTURAL, MUNICIPAL
      AND INDUSTRIAL DEVELOPMENT
Past due 90 days or more                                       $      --       $     --       $    341       $      5    $    113
Non-accrual                                                          379            962            360            207         109
Restructured terms                                                    --             --             --             --          --

REAL ESTATE--CONSTRUCTION
Past due 90 days or more                                              --             --             --            264          36
Non-accrual                                                           --             --            108             84          20
Restructured terms                                                    --             --             --             --           3

REAL ESTATE--MORTGAGE
One- to four-family residential
Past due 90 days or more                                              22             69            456             --          --
Non-accrual                                                          178            378             70             --          --
Restructured terms                                                    --             --             --             --          --
Multi-family and commercial
Past due 90 days or more                                              --             --             --             --          --
Non-accrual                                                           --            307             --             --          --
Restructured terms                                                    --             --             --             --          --

CONSUMER AND OTHER, NET OF UNEARNED INCOME
Past due 90 days or more                                              --             --             21             23          12
Non-accrual                                                           49             62             21            109          15
Restructured terms                                                    --             --             --             --          --
                                                               ---------       --------       --------       --------    --------

      Total non-performing loans                                     628          1,778          1,377            692         308
                                                               ---------       --------       --------       --------    --------

Other real estate                                                    402             --            330             --          10
                                                               ---------       --------       --------       --------    --------

      Total non-performing assets                              $   1,030       $  1,778       $  1,707       $    692    $    318
                                                               =========       ========       ========       ========    ========

BALANCE SHEET INFORMATION (AT YEAR-END)
Total assets                                                   $ 728,492       $596,274       $608,237       $377,564    $280,386
Loans outstanding                                                615,191        495,669        484,862        291,926     181,544
Shareholders' equity                                              47,991         48,104         42,071         16,386      13,938
Allowance for loan losses                                          8,315          6,442          5,193          3,100       2,130

RATIOS
Non-performing loans to total loans                                 0.10%          0.36%          0.28%          0.24%       0.17%
Non-performing assets to total assets                               0.14           0.30           0.28           0.18        0.11
Non-performing loans to shareholders' equity                        1.31           3.70           3.27           4.22        2.21
Allowance for loan losses to total loans                            1.35           1.30           1.07           1.06        1.17
Allowance for loan losses to non-performing loans               1,324.20         362.32         377.12         447.98      691.56

     Allowance for Loan Losses.  Allegiant Bancorp's allowance for loan
     -------------------------
losses increased 29.1% from $6.4 million at December 31, 1998 to $8.3 million on December 31, 1999. This followed an increase of 24.1% in 1998 compared to 1997. The provision charged to expense was $2.5 million in 1999, similar to the $2.4 million expensed in 1998. The 1999 provision allowed the level of the allowance to increase to 1.35% of total loans at December 31, 1999 compared to 1.30% at December 31, 1998. As previously discussed, Allegiant Bancorp shifted its lending focus to higher yielding commercial relationships. This shift, while providing higher earnings potential, does entail greater risk than traditional residential mortgage loans. Because of this shift, Allegiant Bancorp increased the overall level of the allowance for loan losses. Further, Allegiant Bancorp gave additional weight to the increased risks associated with the commercial real estate portfolio. Allegiant Bancorp increased specific allowances on certain commercial real estate loans based on individual reviews of these loans and an estimate of the borrower's ability to repay the loan given the availability of collateral, other sources of cash flow and collection options available to Allegiant Bancorp. The specific review of these commercial real estate loans resulted in the increase in the percentage of allowance allocated to this loan category. Net charge-offs for 1999 were 12 basis points of average loans outstanding compared to 25 basis points in 1998 and 19 basis points in 1997. At year-end 1999, Allegiant Bancorp's allowance represented 1,324.2% of non-performing loans compared to 362.3% at year-end 1998 and 377.1% at year-end 1997.

     The allowance for loan losses is provided at a level considered adequate to provide for potential loan losses and, among other things, is based on Allegiant Bancorp management's evaluation of the anticipated impact on the loan portfolio of current economic conditions, changes in the character and size of the loan portfolio, evaluation of potential problem loans identified based on existing circumstances known to management and recent loan loss experience. Allegiant Bancorp continually monitors the quality of its loan portfolio to ensure timely charge-off of problem loans and to determine the adequacy of the level of the allowance for loan losses. Allegiant Bancorp presently believes that its asset quality, as measured by the statistics in the following table, continues to be very high and that its allowance was adequate to absorb potential losses inherent in the portfolio at December 31, 1999.

     The following table summarizes Allegiant Bancorp's allocation of the allowance for loan losses by major category and identifies the percentage of each loan category to the total loan portfolio balance:

                                             ALLOCATION OF THE ALLOWANCE FOR LOAN LOSSES

                                                                          DECEMBER 31,
                                         ----------------------------------------------------------------------------
                                                 1999                        1998                        1997
                                         --------------------        --------------------        --------------------
                                                       PERCENT                     PERCENT                     PERCENT
                                         ALLOCATED       OF          ALLOCATED       OF          ALLOCATED       OF
                                         RESERVES       TOTAL        RESERVES       TOTAL        RESERVES       TOTAL
                                         --------       -----        --------       -----        --------       -----
                                                                    (DOLLARS IN THOUSANDS)
Commercial, financial, agricultural,
  municipal and industrial
  development                             $2,082        25.04%        $1,327        20.60%        $1,352        26.04%
Real estate - construction                   649         7.80            347         5.39            303         5.83
Real estate - mortgage
  One- to four-family residential          1,712        20.59          1,222        18.97            636        12.25
  Multi-family and commercial              3,208        38.58          2,883        44.75          1,572        30.27
Consumer and other                           239         2.88            162         2.51            179         3.45
Unallocated                                  425         5.11            501         7.78          1,151        22.16
                                          ------       ------         ------       ------         ------       ------
    Total                                 $8,315       100.00%        $6,442       100.00%        $5,193       100.00%
                                          ======       ======         ======       ======         ======       ======


                                                            DECEMBER 31,
                                         ------------------------------------------------
                                                 1996                        1995
                                         --------------------        --------------------
                                                       PERCENT                     PERCENT
                                         ALLOCATED       OF          ALLOCATED       OF
                                         RESERVES       TOTAL        RESERVES       TOTAL
                                         --------       -----        --------       -----
                                                       (DOLLARS IN THOUSANDS)
Commercial, financial, agricultural,
  municipal and industrial
  development                             $  833        26.87%        $  467        21.92%
Real estate - construction                   124         4.00            281        13.19
Real estate - mortgage
  One- to four-family residential            439        14.16            305        14.32
  Multi-family and commercial                714        23.03            513        24.09
Consumer and other                           142         4.58             90         4.23
Unallocated                                  848        27.36            474        22.25
                                          ------       ------         ------       ------
    Total                                 $3,100       100.00%        $2,130       100.00%
                                          ======       ======         ======       ======

     The following table summarizes, for the periods indicated, activity in Allegiant Bancorp's allowance for loan losses, including amounts of loans charged off, amounts of recoveries and additions to the allowance charged to operating expenses:

                                   SUMMARY OF LOAN LOSS EXPERIENCE AND RELATED INFORMATION

                                                                              YEARS ENDED DECEMBER 31,
                                                       --------------------------------------------------------------------
                                                         1999           1998           1997           1996           1995
                                                       --------       --------       --------       --------       --------
                                                                                (DOLLARS IN THOUSANDS)
Allowance for loan losses (beginning of year)          $  6,442       $  5,193       $  3,100       $  2,130       $  1,455
LOANS CHARGED OFF
Commercial, financial, agricultural,
   municipal and industrial development                    (504)          (632)          (536)          (113)          (183)
Real estate--construction                                    --             (7)           (22)          (250)           (82)
Real estate--mortgage
   One- to four-family residential                         (160)          (307)           (88)           (37)            --
   Multi-family and commercial                              (23)          (133)            --            (75)            --
Consumer and other                                         (173)          (147)          (113)           (68)           (58)
                                                       --------       --------       --------       --------       --------
     Total loans charged off                               (860)        (1,226)          (759)          (545)          (323)
                                                       --------       --------       --------       --------       --------

RECOVERIES OF LOANS PREVIOUSLY CHARGED OFF
Commercial, financial, agricultural,
   municipal and industrial development                      67              4             12             54             11
Real estate--construction                                    --              6             --             --             --
Real estate--mortgage
   One- to four-family residential                           95             14             10              3             --
   Multi-family and commercial                               10             20             20             --             --
Consumer and other                                           16             11             30             10             10
                                                       --------       --------       --------       --------       --------
     Total recoveries                                       188             55             52             67             21
                                                       --------       --------       --------       --------       --------

Net loans charged off                                      (672)        (1,171)          (707)          (478)          (302)
                                                       --------       --------       --------       --------       --------
Acquired subsidiary balance                                  --             --            403             --             --
Provision for loan losses                                 2,545          2,420          2,397          1,448            977
                                                       --------       --------       --------       --------       --------
Allowance for loan losses (end of year)                $  8,315       $  6,442       $  5,193       $  3,100       $  2,130
                                                       ========       ========       ========       ========       ========

LOANS OUTSTANDING
Average                                                $548,165       $493,619       $365,615       $232,314       $158,503
End of year                                             615,191        495,669        484,862        291,926        181,544

RATIOS
Net charge-offs to average loans                           0.12%          0.25%          0.19%          0.21%          0.19%
Net charge-offs to provision for loan losses              26.39          48.39          29.50          33.01          30.91
Provision for loan losses to average loans                 0.46           0.49           0.66           0.62           0.62
Allowance for loan losses to total loans                   1.35           1.30           1.07           1.06           1.17

   Deposits.  As shown below, Allegiant Bancorp's total deposits
   --------
increased $97.7 million or 21.7% in 1999 compared to 1998. The increase in deposits included $48.0 million in brokered certificates of deposit which were utilized as a cost-effective method of funding a portion of its loan growth in 1999. Money market accounts increased $36.9 million or 29.8% to $160.7 million at December 31, 1999. Allegiant Bancorp continues to attract money market deposits with competitive interest rates and have increased these core deposits to 29.3% of total deposits from 27.5% at December 31, 1998.

   Average deposits for 1999 were $494.5 million compared to $475.7 million in 1998. The increase in average deposits included a $52.7 million increase in money market accounts and a decrease in certificates of deposit of $34.2 million. Changes in the mix of average deposits were the result of a reduction in emphasis on certificates of deposit under $100,000 along with management's decision to replace these deposits with more cost effective deposits.

                                               DEPOSIT LIABILITY COMPOSITIONS

                                                                                DECEMBER 31,
                                           -----------------------------------------------------------------------------------
                                                              1999                                         1998
                                           --------------------------------------       --------------------------------------
                                                           PERCENT           AVG.                        PERCENT          AVG.
                                            AMOUNT         OF TOTAL          RATE        AMOUNT          OF TOTAL         RATE
                                            ------         --------          ----        ------          --------         ----
                                                                            (DOLLARS IN THOUSANDS)
   Demand deposits                         $ 51,845           9.45%            --%      $ 55,417          12.29%            --%
   Money market and
     NOW accounts                           185,193          33.77           3.99        142,902          31.70           4.12
   Savings deposits                          13,052           2.38           2.13         14,917           3.31           2.57
   Certificates of deposit                  181,700          33.13           5.23        187,886          41.68           5.73
   Certificates of deposit
     over $100,000                           47,550           8.67           4.79         31,173           6.92           5.55
   IRA Certificates                          21,126           3.85           5.69         18,471           4.10           5.96
   Brokered deposits over $100,000           48,000           8.75           5.58             --             --             --
                                           --------         ------                      --------         ------
     Total Deposits                        $548,466         100.00%          4.63       $450,766         100.00%          5.13
                                           ========         ======                      ========         ======

             AMOUNTS AND MATURITIES OF BROKERED DEPOSITS
                AND TIME DEPOSITS OF $100,000 OR MORE

                                                      DECEMBER 31, 1999
                                                      -----------------
                                                        (IN THOUSANDS)
   Three months or less                                    $36,220
   Over three months through six months                     33,724
   Over six months through twelve months                    16,167
   Over twelve months                                        9,439
                                                           -------
     Total                                                 $95,550
                                                           =======

     Interest Rate Sensitivity.  Allegiant Bancorp's asset/liability
     -------------------------
strategy is to minimize the sensitivity of earnings to changes in interest rates while maintaining an acceptable net interest margin. Allegiant Bank's asset/liability committee monitors the interest rate sensitivity of the balance sheet on a monthly basis. The committee reviews asset and liability repricing in the context of current and future interest rate scenarios affecting the economic climate in Allegiant Bancorp's market areas.

     Allegiant Bancorp's pricing policy is that all earning assets and interest bearing liabilities be either based on floating rates or have a fixed rate not exceeding five years. Real estate mortgage loans held by Allegiant Bancorp, while having long final maturities, are comprised of one-, two- or three-year adjustable rate loans. The adjustable basis of these loans significantly reduces interest rate risk.

     The following table illustrates Allegiant Bancorp's estimated interest rate sensitivity and periodic and cumulative gap positions calculated as of December 31, 1999:

                                                                                TIME TO MATURITY OR REPRICING
                                                          --------------------------------------------------------------------
                                                           0 TO 3        4 TO 12         1 TO 5          OVER
                                                           MONTHS         MONTHS          YEARS        5 YEARS          TOTAL
                                                          --------       --------       --------       --------       --------
                                                                                    (DOLLARS IN THOUSANDS)
RATE SENSITIVE ASSETS (RSA)
Loans                                                     $312,621       $ 90,225       $210,509       $  1,836       $615,191
Investment securities                                        7,036          9,285         25,306         19,170         60,797
Federal funds sold                                           9,927             --             --             --          9,927
                                                          --------       --------       --------       --------       --------
   Total RSA                                              $329,584       $ 99,510       $235,815       $ 21,006       $685,915
                                                          ========       ========       ========       ========       ========

RATE SENSITIVE LIABILITIES (RSL)
Money market accounts                                     $160,701       $     --       $     --       $     --       $160,701
NOW accounts                                                24,492             --             --             --         24,492
Savings                                                     13,052             --             --             --         13,052
Time deposits                                               36,838        100,022         65,688            457        203,006
Time deposits over $100,000                                 13,064         24,895          9,261            330         47,550
Brokered deposits                                           23,000         25,000             --             --         48,000
Repurchase agreements                                       17,787             93            480             --         18,361
Short-term borrowings--other                                    --            500             --             --            500
Short-term FHLB borrowings                                  32,500         24,500             --             --         57,000
Long-term FHLB borrowings                                        6             20         22,249            935         23,210
Long-term borrowings--other                                     --             --         11,798         17,922         29,720
                                                          --------       --------       --------       --------       --------
   Total RSL                                              $321,441       $175,031       $109,476       $ 19,644       $625,592
                                                          ========       ========       ========       ========       ========

PERIODIC INFORMATION
GAP (RSA-RSL)                                             $  8,143       $(75,520)      $126,339       $  1,362
RSA/RSL                                                     102.53%         56.85%        215.40%        106.94
RSA/total assets                                             45.24          13.66          32.37           2.88
RSL/total assets                                             44.12          24.03          15.03           2.70
GAP/total assets                                              1.12         (10.37)         17.34           0.19
GAP/RSA                                                       2.47         (75.89)         53.58           6.48

CUMULATIVE INFORMATION
Cumulative RSA                                            $329,584       $429,094       $664,909       $685,915
Cumulative RSL                                             321,441        496,472        605,948        625,592
GAP (RSA-RSL)                                                8,143        (67,378)        58,961         60,323
RSA/RSL                                                     102.53%         86.43%        109.73%        109.64%
RSA/total assets                                             45.24          58.90          91.27          94.16
RSL/total assets                                             44.12          68.15          83.18          85.87
GAP/total assets                                              1.12          (9.25)          8.09           8.28
GAP/RSA                                                       2.47         (15.70)          8.87           8.79

     Allegiant Bancorp measures the impact of interest rate changes on its income statement through the use of gap analysis. The gap represents the net position of assets and liabilities subject to repricing in specified time periods. During any given time period, if the amount of rate-sensitive liabilities exceeds the amount of rate-sensitive assets, a company would generally be considered negatively gapped and would benefit from falling rates over that period of time. Conversely, a positively gapped company would generally benefit from rising rates.

     Allegiant Bancorp structured its assets and liabilities to mitigate the risk of either a rising or falling interest rate environment. Depending upon Allegiant Bancorp's assessment of economic factors such as the magnitude and direction of projected interest rates over the short and long term, Allegiant Bancorp generally operates within guidelines set by its asset/liability policy and attempt to maximize its returns within an acceptable degree of risk. Allegiant Bancorp's intention is to maintain a gap position at the one-year horizon of between 0.75% and 1.25%. Allegiant Bancorp's position at December 31, 1999 was 0.86%. Allegiant Bancorp manages its gap position at the one-year horizon as well as monitor the cumulative gap position for succeeding time frames.

     Interest rate changes do not affect all categories of assets and liabilities equally or simultaneously. There are other factors that are difficult to measure and predict that would influence the effect of interest rate fluctuations on Allegiant Bancorp's income statement. For example, a rapid drop in interest rates might cause Allegiant Bancorp's borrowers to repay their loans at a more rapid pace and certain mortgage-related investments to be prepaid more quickly than projected. This could mitigate some of the benefits of falling rates as are expected when negatively gapped. Conversely, a rapid rise in rates could give Allegiant Bancorp an opportunity to increase its margins and stifle the rate of repayment on its mortgage-related loans which would increase its returns.

     The following table shows the "rate shock" results of a simulation model that attempts to measure the effect of rising and falling interest rates over a two-year horizon in a rapidly changing rate environment.

                                                                   +200 BASIS    -200 BASIS
                                                                     POINTS        POINTS
                                                                   ----------    ----------
            Percentage change in net income due to an
              immediate 200 basis point change in interest rates
              over a two-year time horizon                           +17.5%        -21.0%

     Allegiant Bancorp uses a sensitivity model that simulated these interest rate changes on its earning assets and interest-bearing liabilities. This process allows Allegiant Bancorp to explore the complex relationships among the financial instruments in various interest rate environments.

     The preceding sensitivity analysis is based on numerous assumptions including: the nature and timing of interest rate levels including the shape of the yield curve; prepayments on loans and securities; changes in deposit levels; pricing decisions on loans and deposits; reinvestment/replacement of asset and liability cash flows; and others. While assumptions are developed based upon current economic and local market conditions, Allegiant Bancorp makes no assurances as to the predictive nature of these assumptions including how client preferences or competitor influences might change.

     Interest rate exposure is measured by the potential impact on Allegiant Bancorp's income statement of changes in interest rates. Allegiant Bancorp uses information from its gap analysis and rate shock calculations as input to help manage its exposure to changing interest rates.

     Allegiant Bancorp uses its rate shock information to analyze how much exposure Allegiant Bancorp has to rapidly changing rates. Based on historical information and Allegiant Bancorp's assessment of future interest rate trends, Allegiant Bancorp does not believe that rapidly rising rates would have a significant positive impact on its results of operations. Conversely, Allegiant Bancorp also believes there is minimal likelihood that rapidly falling rates would have a significant negative impact on its results of operations.

     Allegiant Bancorp believes that more likely scenarios include gradual changes in interest rate levels. Allegiant Bancorp continues to monitor its gap and rate shock analyses to detect changes to its exposure to fluctuating rates. Allegiant Bancorp has the ability to shorten or lengthen maturities on newly acquired assets, sell investment securities, or seek funding sources with different maturities in order to change its asset and liability structure for the purpose of mitigating the effect of interest rate risk.

     The following table provides additional information about
Allegiant Bancorp's financial instruments at December 31, 1999.   For
loans, securities and liabilities with contractual maturities, the table presents principal cash flow and related weighted-average interest rates by contractual maturities. Core deposits that have no contractual maturity are subject to immediate withdrawal or repricing.

                                                                  YEAR OF CONTRACTUAL MATURITY
                                      -----------------------------------------------------------------------------------------
                                         2000          2001        2002           2003         2004       THEREAFTER    TOTAL
                                      --------       -------     --------       -------      -------      ----------   --------
                                                                         (DOLLARS IN THOUSANDS)
RATE-SENSITIVE ASSETS
Fixed rate loans                      $ 77,997       $46,728     $101,747       $24,180      $22,497       $13,730     $286,880
   Average interest rate                  8.57%         8.35%        8.27%         8.34%        8.03%         8.29%        8.35%
Variable rate loans                   $217,921       $21,557     $ 26,837       $ 7,470      $10,889       $43,637     $328,312
   Average interest rate                  9.04%         8.92%        8.47%         8.79%        8.52%         7.78%        8.79%
Fixed rate securities                 $  5,881       $ 7,065     $  5,484       $ 7,854      $ 4,630       $16,340     $ 47,254
   Average interest rate                  6.17%         6.65%        6.76%         6.82%        7.17%         6.88%        6.76%
Variable rate securities              $  4,000            --           --            --           --            --     $  4,000
   Average interest rate                  4.86%           --           --            --           --            --         4.86%
Federal funds sold and other
   overnight investments              $  9,927            --           --            --           --            --     $  9,927
   Average interest rate                  6.17%           --           --            --           --            --         6.17%

RATE-SENSITIVE LIABILITIES
Non interest-bearing
 deposits                             $ 51,845            --           --            --           --            --     $ 51,845
Savings and interest-
 bearing checking                      358,946            --           --            --           --            --     $358,946
   Average interest rate                  3.96%           --           --            --           --            --         3.96%
Time deposits                         $228,382       $56,378     $ 10,390       $ 5,610      $ 2,871       $   787     $304,419
   Average interest rate                  5.29%         5.52%        5.68%         5.64%        5.40%         6.51%        5.35%
Fixed interest rate
 borrowings                           $ 55,861       $12,650     $    625       $ 1,500           --       $41,085     $111,721
   Average interest rate                  5.20%         7.00%        5.87%         5.62%          --          5.27%        5.44%

     COMPARISON OF RESULTS OF OPERATIONS FOR THE YEARS ENDED DECEMBER 31, 1998 AND 1997. Allegiant Bancorp reported record earnings for 1998. Consolidated net income was $4.53 million, an increase of 87.74% over the 1997 level of $2.42 million. The 1998 results represented Allegiant Bancorp's seventh consecutive year of record earnings. Net income has increased at a compound rate of 78.24% over the past five years. Basic earnings per share were $0.72 compared to $0.54 in 1997, an increase of 33.33%. A similar increase was achieved in diluted earnings per share with 1998 results of $0.68 increasing 38.78% compared to the $0.49 recorded for 1997. Diluted earnings per share have grown at a compound rate of 33.56% during the last five years.

     Return on average assets for 1998 was 0.73%, an improvement from 0.52% recorded for 1997. The improvement in return on assets was the result of lower asset growth, improved net interest income, improved mix of earning assets and a considerable increase in shareholders' equity. Return on average shareholders' equity was 10.14% in 1998 compared to 9.55% in 1997. The improvement in 1998 was achieved despite a 76.82% increase in average equity between 1998 and 1997.

     Net Interest Income.  Net interest income totaled $21.95 million,
     -------------------
an increase of $5.65 million in 1998 compared to an increase of $6.24 million in 1997. The net interest spread increased by 13 basis points and the net interest margin increased by 11 basis points from the prior year. All of these increases were the result of a relatively stable rate environment, the shifting of earning assets into higher yielding loans and overall growth in average earning assets and interest bearing liabilities. Partially offsetting these positive factors were the declines in the prime lending rate which affected Allegiant Bancorp's floating rate loans, the decline in the ratio of earning assets to total assets and a decline in non-interest bearing demand deposits to total deposits. Net interest margin and net interest spread were fairly stable throughout the year, with only minor quarterly fluctuations. The increase in net interest spread was due to the yields on earning assets declining only 2 basis points year-to-year compared to a decline of 15 basis points on interest bearing liabilities. In 1997, the spread increased 28 basis points as a result of similar changes on both sides of the balance sheet, earning assets increasing 14 basis points and interest bearing liabilities decreasing 14 basis points. In 1998, the yield on loans declined by 16 basis points. However, this decline was offset by an increase in the ratio of loans to total earning assets improving to 85.96% in 1998 compared to 83.17% in 1997. Generally flat or lower rates were paid on all categories of interest bearing liabilities. Total cost of deposits declined 11 basis points due to a reduction of rates paid on money market and NOW accounts, savings deposits and retail certificates of deposit. Further reduction in the costs of short-term and long-term borrowings also helped lower the overall costs of funds, despite the substantial increase in long-term debt.

     Average earning assets increased $134.61 million, or 30.62%, during 1998 compared to an increase of $143.23 million, or 48.33%, in 1997. Average loans increased 35.01%, or $128.00 million, compared to growth of 57.35%, or $133.30 million, in 1997. The growth in average loans includes the bulk sale of mortgage loans that occurred during the second and third quarters of 1998. These sales, which aggregated $77.04 million, decreased average loans outstanding for the year by approximately $34.32 million. Allegiant Bancorp's securities portfolio (held-to-maturity and available-for sale) increased 9.25% during 1998 compared to an increase of 7.41% in 1997. Average investment securities represented 12.46% of earning assets during 1998 compared to 14.91% during 1997. This decline in the relative amount of investment securities was directly correlated to the increase in the percentage of loans to earning assets mentioned above. In essence, strong loan growth necessitated the reduction in the growth of the securities portfolio. Earning assets as a percentage of total assets declined again in 1998 to 92.76% from 94.94% in 1997. The increase in non-earning assets was the result of opening additional branch locations as well as acquisitions, which increased the number of branches and intangible assets. This growth was somewhat mitigated by the sale of three branch offices of the bank located outside the St. Louis metropolitan area, which occurred in December of 1998. The impact of this change to average balances was minimal due to the timing of the consummation of Allegiant Bancorp's branch sales.

     Average interest bearing liabilities increased 30.61%, or $121.97 million, for 1998 compared to an increase of $127.23 million, or 46.91%, in 1997. Average deposits increased 29.96% to $475.74 million compared to $366.07 million in 1997. As was the case in 1997, only moderate changes occurred in the mix of deposits. During 1998, certificates of deposit over $100,000 declined as a percent of total deposits while retail certificates of deposit increased. Non-interest bearing deposits as a percentage of total deposits declined only 10 basis points to 10.00% from 10.10%. The substantial growth in average deposits and the relatively stable mix allowed for the average cost of interest bearing deposits to decline by 11 basis points.

     Average short-term borrowings were flat during the year averaging $52.86 million during 1998 compared to $52.70 million during 1997. The level of short-term borrowings during 1998 was consistent throughout the year with only minor fluctuations between quarters.

     Average long-term debt for 1998 increased 136.54%, or $22.75 million. The majority of this increase was due to long-term borrowings from the Federal Home Loan Bank of $26.63 million at December 31, 1998, a $17.00 million change from December 31, 1997. Allegiant Bancorp uses the Federal Home Loan Bank as a cost-effective source of funding loans. Additionally, during November 1998, Allegiant Bancorp refinanced a portion of its long-term debt and its entire issue of subordinated debentures with a $13.65 million, 7.00% fixed rate, three-year note.

     The following table sets forth Allegiant Bancorp's condensed average balance sheets for the periods reported and the percentage of each principal category of assets, liabilities and shareholders' equity to total assets. Also shown is the average yield on each category of interest earning assets and the average rate paid on interest-bearing liabilities for each of the periods reported.

                   DISTRIBUTION OF AVERAGE ASSETS, LIABILITIES AND SHAREHOLDERS' EQUITY AND INTEREST RATES

                                                                               YEARS ENDED DECEMBER 31,
                                                    ------------------------------------------------------------------------------
                                                                     1998                                     1997
                                                    --------------------------------------   -------------------------------------
                                                     AVERAGE      INTEREST        AVERAGE    AVERAGE      INTEREST       AVERAGE
                                                     BALANCE    EARNED/PAID     YIELD/RATE   BALANCE     EARNED/PAID    YIELD/RATE
                                                    --------    -----------     ----------  --------     -----------    ----------
                                                                                  (DOLLARS IN THOUSANDS)
ASSETS
Interest earning assets
Loans<F1>                                           $493,619      $44,412          9.00%    $365,615       $33,473         9.16%
Taxable investment securities                         70,079        4,223          6.03       64,384         3,910         6.07
Non-taxable investment securities<F2>                  1,494           72          4.89        1,130            56         4.96
Federal funds sold and other
   investments                                         9,036          511          5.66        8,492           326         3.84
                                                    --------      -------                   --------       -------
   Total interest earning assets                     574,228       49,218          8.57      439,621        37,765         8.59

Non-interest earning assets
Cash and due from banks                               12,230                                   9,341
Bank premises and equipment                           10,994                                   6,869
Other assets                                          27,238                                  11,065
Allowance for loan losses                             (5,674)                                 (3,867)
                                                    --------                                --------
   Total assets                                     $619,016                                $463,029
                                                    ========                                ========

LIABILITIES AND SHAREHOLDERS' EQUITY
Interest bearing liabilities
Money market and NOW accounts                       $126,829        5,221          4.12%    $ 95,431         4,092         4.29%
Savings deposits                                      16,524          425          2.57        9,665           279         2.89
Certificates of deposit                              224,661       12,878          5.73      162,870         9,436         5.79
Certificates of deposit over $100,000                 39,581        2,198          5.55       48,358         2,686         5.55
IRA certificates                                      20,584        1,227          5.96       12,780           760         5.95
                                                    --------      -------                   --------       -------
   Total interest bearing deposits                   428,179       21,949          5.13      329,104        17,253         5.24
                                                    --------      -------                   --------       -------

Federal funds purchased, repurchase
   agreements and other short-term
   borrowings                                         52,855        2,624          4.96       52,702         2,895         5.49
Other borrowings                                      39,403        2,694          6.84       16,658         1,318         7.91
                                                    --------      -------                   --------       -------
   Total interest bearing liabilities                520,437       27,267          5.24      398,464        21,466         5.39
                                                    --------      -------                   --------       -------

Non-interest bearing liabilities and equity
Demand deposits                                       47,560                                  36,966
Other liabilities                                      6,298                                   2,307
Shareholders' equity                                  44,721                                  25,292
                                                    --------                                --------
   Total liabilities and shareholders'
     equity                                         $619,016                                $463,029
                                                    ========                                ========

Net interest income                                               $21,951                                  $16,299
                                                                  =======                                  =======

Net interest spread                                                                3.33%                                   3.20%

Net interest margin                                                                3.82%                                   3.71%

__________________

<F1> Average balances include non-accrual loans.

<F2> Presented at actual yield rather than tax-equivalent yield.

     The following table sets forth for the periods indicated, Allegiant Bancorp's changes in interest income and interest expense which were attributable to changes in average volume and changes in average rates. Volume variances are computed using the change in volume multiplied by the previous year's rate. Rate variances are computed using the changes in rate multiplied by the previous year's volume. The change in interest due to both rate and volume has been allocated between the factors in proportion to the relationship of the absolute dollar amounts of the change in each.

                                       RATE/VOLUME ANALYSIS

                                                                   YEAR ENDED DECEMBER 31, 1998
                                                                          COMPARED TO THE
                                                                   YEAR ENDED DECEMBER 31, 1997
                                                              --------------------------------------
                                                              VOLUME            RATE      NET CHANGE
                                                              ------            ----      ----------
INTEREST EARNED ON                                                       (IN THOUSANDS)
Loans                                                         $11,534          $(595)       $10,939
Taxable investment securities                                     340            (27)           313
Non-taxable investment securities                                  16             --             16
Federal funds sold and other investments                           24            161            185
                                                              -------          -----        -------
   Total interest income                                       11,914           (461)        11,453
                                                              -------          -----        -------

INTEREST PAID ON
Money market and NOW accounts                                   1,297           (168)         1,129
Savings deposits                                                  180            (34)           146
Certificates of deposit                                         3,539            (97)         3,442
Certificates of deposit over $100,000                            (488)            --           (488)
IRA certificates                                                  465              2            467
Federal funds purchased, repurchase agreements
   and other short-term borrowings                                  8           (279)          (271)
Other borrowings                                                1,577           (201)         1,376
                                                              -------          -----        -------
   Total interest expense                                       6,578           (777)         5,801
                                                              -------          -----        -------

     Net interest income                                      $ 5,336          $ 316        $ 5,652
                                                              =======          =====        =======

   Other Income.  Other income increased 182.72% totaling $9.32 million
   ------------
in 1998 compared to $3.30 million in 1997. Included in other income in 1998 were $3.55 million of non-recurring gains, specifically: $2.37 million from the sale of branches; $1.11 million from the sale of mortgage loans; and $0.07 million from securities transactions. Eliminating all one-time or discretionary gains, 1998 other income was $5.77 million compared to $3.27 million in 1997. The increase in 1998 was due to substantial growth in mortgage banking revenues, leasing revenues, deposit service charges and brokerage revenues. Other income, excluding non-recurring gains, has increased at a compound growth rate of 82.93% over the last five years.

   In December 1998, Allegiant Bancorp completed the sale of three branch offices of Allegiant Bancorp located outside the St. Louis metropolitan area in order to focus on, and expand its market share in, its market area. This sale generated a reduction in loans of $13.52 million, a reduction in deposits of $39.99 million and a pre-tax gain of $2.37 million.

   Also during the year, Allegiant Bancorp completed two significant sales of a large portion of its one- to four-family adjustable rate mortgage loans. These sales generated a pre-tax gain of $1.11 million. While Allegiant Bancorp previously had sold some of its mortgage loans, the 1998 bulk sales reflect a shift in its strategy from originating and holding mortgage loans to increasing Allegiant Bancorp's lending emphasis on more profitable commercial loan relationships. During 1998, Allegiant Bancorp also hired several experienced commercial loan officers in order to implement its strategy.

   Mortgage banking revenues increased 76.85% in 1998 to $2.30 million. This compares to $1.30 million in 1997. The increase was attributable to a continued favorable economic environment of low unemployment and stable, low long-term interest rates. Allegiant Bancorp benefited from these macro economic trends as well as a larger customer base.

   Leasing revenues totaled $1.53 million, an increase of 252.66% compared to 1997's level of $0.44 million. Allegiant Bancorp entered the retail leasing business during 1997 and the 1998 results reflect a full year of business operation compared to a partial year in 1997. During the latter part of 1998, a decision was made to curtail this line of business because of declining profit margins.

   Service charges on deposit accounts increased 51.92% to $1.39 million in 1998 compared to $0.91 million in 1997. The increase in 1998 was due to a larger customer base generating an increased number of transaction deposits as well as the benefit of a full year of the bank's revised fee structure.

   Brokerage revenues increased 84.62% to $0.31 million compared to $0.17 million in 1997. Part of this increase reflects a full year of operation in 1998 compared to nine months of operation in 1997 and higher transaction volumes.

   Other Expenses.  Total other expenses increased 62.94%, or $8.23
   --------------
million, during 1998, totaling $21.30 million compared to $13.07 million in 1997. Operating expenses have increased at a 52.93% five year annual compound growth rate. Allegiant Bancorp's efficiency ratio for 1998 was 68.09%, up slightly from 66.69% in 1997. The increase in this ratio was the result of acquisitions, deposit purchases, start-up costs associated with new lines of business and costs resulting from additional banking locations.

   Salaries and employee benefits showed the largest dollar increase year to year, increasing $3.47 million to $9.66 million compared to $6.19 million in 1997. The percentage increase for 1998 was 56.06%.
The increase in 1998 was due to additional staffing resulting from acquisitions and new locations. Also included in this caption was a payout related to a phantom stock plan for Allegiant Bancorp's president. Amounts expensed under this plan, which has expired, were $0.05 million in 1998 and $0.23 million in 1997. Average full-time equivalent employees for 1998 were 237 compared to 146 in 1997, a 62.33% increase. At December 31, 1998 Allegiant Bancorp had 215 full-time equivalent employees compared to 209 at year-end 1997.

   Furniture and equipment expenses increased $0.81 million to $1.75 million in 1998. The increase in 1998 was the result of acquisitions in 1997 and branch openings in 1998 and 1997. Additionally, investments in computer resources in both years also contributed to the large increase. Occupancy expenses totaled $1.52 million, an increase of $0.79 million, or 106.37%, during 1998. The increase was attributable to acquisitions and branch openings, as mentioned above. Depreciation of the assets held for operating leases increased $0.95 million in 1998 compared to 1997. As previously discussed, the retail leasing business was started in late 1997 so that 1998 reflects a full year of operations.

   Expense for the amortization of goodwill increased 154.19% during 1998 or $0.55 million, totaling $0.91 million compared to $0.39 million in 1997. This increase was the result of acquisitions and deposit purchases undertaken during 1997 and reflected a full year of amortization during 1998.

   In 1998, operating losses totaled $0.72 million, as compared to $0.94 million in 1997. Of the amount in 1997, $0.75 million was considered systemic and non-recurring due to integration of two branch acquisitions and difficulties associated with upgrading Allegiant Bancorp's computer systems to an entirely new operating system. Excluding non-recurring items in 1997, the increase in operating losses in 1998 was $0.53 million. The 1998 operating losses relate to inconsistent operating procedures as a result of expanding the number of branches and number of employees. Throughout 1998, Allegiant Bancorp reengineered several operational processes in an effort to improve quality and control.

   Other non-interest expense increased $1.82 million in 1998 compared to 1997. This growth in expenses was associated with increases in the number of employees, deposit and loan accounts and physical locations as compared to prior years.

   The following table sets forth a summary of Allegiant Bancorp's other income and expense for the years indicated:

                                                    YEARS ENDED DECEMBER 31,
                                                    ------------------------
                                                      1998            1997
                                                    --------        --------
                                                         (IN THOUSANDS)
      OTHER INCOME

      Gain on sale of branches                       $ 2,370        $    --
      Mortgage banking revenues                        2,299          1,300
      Leasing revenues                                 1,527            433
      Service charges on deposits                      1,387            913
      Gain on sale of mortgage loans                   1,112             27
      Brokerage division revenues                        312            169
      Gain on the sale of securities                      68              2
      Other non-interest income                          249            454
                                                     -------        -------
        Total other income                           $ 9,324        $ 3,298
                                                     =======        =======

      OTHER EXPENSES

      Salaries and employee benefits                 $ 9,663        $ 6,192
      Furniture and equipment                          1,752            943
      Occupancy                                        1,523            738
      Depreciation of operating leases                 1,340            394
      Goodwill amortization                              910            358
      Operating losses                                   722            938
      Supplies                                           489            428
      Other non-interest expense                       4,896          3,078
                                                     -------        -------
        Total other expenses                         $21,295        $13,069
                                                     =======        =======

     Securities Portfolio.  Allegiant Bancorp's securities portfolio
     --------------------
consists of securities classified as held-to-maturity and available for sale. Allegiant Bancorp designates these securities upon purchase into one of these two categories. At December 31, 1998, held-to-maturity securities amounted to $12.04 million representing those securities Allegiant Bancorp intended to hold to maturity. Securities designated as available for sale totaled $42.74 million representing securities which Allegiant Bancorp may sell to meet liquidity needs or in response to significant changes in interest rates or prepayment patterns.

     For purposes of this discussion, held-to-maturity and available for sale securities are described as the securities portfolio. At December 31, 1998, the securities portfolio totaled $54.78 million, a decline of 28.74% from the preceding year. The decline in the securities portfolio occurred in the fourth quarter of 1998, as maturities were not rolled over in order to fund the previously mentioned branch sales. While average balances for 1998 were higher than 1997, the relative percentage of securities to earning assets declined to 12.46% in 1998 compared to 14.91% in 1997. This decline reflected management's decision to allow maturing securities to be reinvested in higher yielding commercial loans. Allegiant Bancorp maintains a traditional short-term laddered portfolio investment strategy to insure adequate liquidity while minimizing interest rate risk.

     The carrying values of Allegiant Bancorp's securities portfolio at the dates indicated were as follows:

                              SECURITIES PORTFOLIO

                                                                    DECEMBER 31,
                                                              ----------------------
                                                                1998           1997
                                                              -------        -------
                                                                  (IN THOUSANDS)
            U.S. governmental and agency securities           $37,021        $48,354
            Mortgage-backed securities                         11,930         18,548
            Federal Home Loan Bank stock                        3,574          7,033
            State and municipal securities                      1,464          1,563
            Other securities                                      791          1,371
                                                              -------        -------
              Total securities                                $54,780        $76,869
                                                              =======        =======

     Maturities and yield information of Allegiant Bancorp's securities portfolio as of December 31, 1998 were as follows:

                                                  SECURITIES--MATURITIES AND YIELDS<F1>

                                                   WEIGHTED   OVER ONE     WEIGHTED    OVER FIVE    WEIGHTED              WEIGHTED
                                      ONE YEAR      AVERAGE    THROUGH      AVERAGE     THROUGH     AVERAGE   OVER TEN     AVERAGE
                                      OR LESS        YIELD   FIVE YEARS      YIELD     TEN YEARS     YIELD     YEARS        YIELD
                                      --------     --------  ----------    --------    ---------    --------  --------     -------
                                                                         (DOLLARS IN THOUSANDS)
U.S. governmental and agency
   securities                         $24,549        5.89%    $12,472        5.94%       $ --          --%    $    --         --%
Mortgage-backed securities              6,579        6.42       5,294        5.86          57        9.68
Federal Home Loan Bank stock            3,574        6.55          --          --          --          --          --         --
States and municipal securities           324        4.87         281        5.08         859        4.87          --         --
Other securities                           --          --         791        6.21          --          --          --         --
                                      -------                 -------                    ----                 -------
   Total securities                   $35,026        6.05%    $18,838        5.91%       $916        5.17%    $    --         --
                                      =======                 =======                    ====                 =======

   Total securities portfolio                                                                                 $54,780       5.99%
                                                                                                              =======

____________________

<F1> Maturities are shown in this table by expected maturity.  Expected maturities differ from contractual maturities due to the right to call or prepay obligations. Yields on tax-exempt obligations have been presented on an actual basis rather than a tax-equivalent basis.

     Loans.  Loans have historically been the primary component of
     -----
earning assets. At December 31, 1998 loans totaled $495.67 million, an increase of 2.23% from year-end 1997. This small increase included the sale of $78.4 million of mortgage loans. Without this sale, year-end 1998 loans would have increased 18.31% compared to year-end 1997. Average loans increased 35.01% during 1998 compared to a 57.38% increase in 1997. Loans have increased at a 48.01% compound average growth rate over the last five years. Substantially all of these loans were originated in Allegiant Bancorp's primary market areas. At December 31, 1998, Allegiant Bancorp had no foreign loans and only a minimal amount of participations purchased.

     The largest increase in loans involved commercial real estate loans, which increased $61.09 million, or 45.10%, in 1998. Traditional commercial loans showed the second largest increase of $16.30 million, or 14.83%. Growth in both of these categories reflected Allegiant Bancorp management's decision to focus on the more profitable commercial relationships instead of emphasizing one- to four-family mortgage loans. Allegiant Bancorp accomplished the growth in the commercial sectors by hiring several additional commercial lending personnel and directing existing staff toward developing commercial banking relationships. As a result of this emphasis, commercial real estate loans comprised 39.65% of the loan portfolio at December 31, 1998 compared to 27.94% at December 31, 1997. Traditional commercial loans comprised 25.47% of the portfolio at December 31, 1998 versus 22.67% in 1997. Additionally, construction loans, which can be viewed as commercially oriented, increased 34.62%, totaling $36.59 million at year-end 1998 compared to $27.18 million at year-end 1997. Finally, consumer loans increased $4.09 million, or 24.30%, during 1998, reaching $20.91 million at December 31, 1998 compared to $16.82 million at December 31, 1997.

     The decline in one- to four-family residential loans offsets the substantial loan growth mentioned above. This category of loans declined $79.67 million during 1998. This decline was accomplished by the bulk sale of loans mentioned before as well as normal pay-offs and amortization. This category represented 23.46% of total loans at year-end 1998 compared to 40.42% of total loans at year-end 1997.

     The following table summarizes the composition of Allegiant
Bancorp's loan portfolio at the dates indicated:

                                                            LOAN PORTFOLIO--TYPES OF LOANS

                                                                        DECEMBER 31,
                         ---------------------------------------------------------------------------------------------------------
                                 1998                 1997                 1996                  1995                  1994
                         -------------------  -------------------  -------------------  ---------------------  --------------------
                                     PERCENT              PERCENT              PERCENT                PERCENT               PERCENT
                                       OF                   OF                   OF                     OF                    OF
                          AMOUNT      TOTAL    AMOUNT      TOTAL    AMOUNT      TOTAL     AMOUNT       TOTAL    AMOUNT       TOTAL
                          ------     -------   ------     -------   ------     -------    ------      -------   ------      ------
                                                                 (DOLLARS IN THOUSANDS)
Commercial, financial,
   agricultural,
   municipal and
   industrial
   development           $126,239     25.47%  $109,937     22.67%  $ 75,129     25.74%   $ 40,518      22.32%  $ 28,212      23.24%
Real estate --
   construction            36,590      7.38     27,181      5.61      8,763      3.00       8,777       4.83      5,504       4.53
Real estate --
   mortgage
   One- to four-family
     residential          116,291     23.46    195,964     40.42    121,386     41.58      71,260      39.25     47,109      38.81
   Multi-family and
     commercial           196,545     39.65    135,452     27.94     74,721     25.60      52,795      29.08     31,813      26.21
Consumer and other,
   net of unearned
   income                  20,004      4.04     16,328      3.36     11,927      4.08       8,194       4.52      8,755       7.21
                         --------    ------   --------    ------   --------    ------    --------     ------   --------     ------
     Total loans         $495,669    100.00%  $484,862    100.00%  $291,926    100.00%   $181,544     100.00%  $121,393     100.00%
                         ========    ======   ========    ======   ========    ======    ========     ======   ========     ======

                                          LOAN PORTFOLIO - MATURITIES AND SENSITIVITIES OF LOANS

                                                                             DECEMBER 31, 1998
                                             -----------------------------------------------------------------------------------
                                                            MATURING AFTER ONE YEAR           MATURING AFTER
                                             MATURING IN      THROUGH FIVE YEARS                FIVE YEARS
                                              ONE YEAR     -------------------------     -------------------------
                                              OR LESS      FIXED-RATE       VARIABLE     FIXED-RATE       VARIABLE         TOTAL
                                             -----------   ----------       --------     ----------       --------         -----
                                                                               (IN THOUSANDS)
Commercial, financial, agricultural,
   Municipal and industrial
   development                                $ 99,942       $ 24,180         $  500        $ 1,617         $   --       $126,239
Real estate-construction                        33,661          2,222             --            707                        36,590
Real estate-mortgage
   One- to four-family  residential             81,815         29,313             28          5,135             --        116,291
   Multi-family and commercial                  92,411         98,141          1,556          4,437             --        196,545
Consumer and other, net of
   unearned income                              10,966          8,870             --            168             --         20,004
                                              --------       --------         ------        -------         ------       --------
     Total loans                              $318,795       $162,726         $2,084        $12,064         $   --       $495,669
                                              ========       ========         ======        =======         ======       ========

     Asset Quality.  Non-performing assets consist of the following:
     -------------
nonaccrual loans on which the ultimate collectibility of the full amount of interest is uncertain; loans which have been renegotiated to provide for a reduction or deferral of interest or principal because of a deterioration in the financial condition of the borrower; and loans past due 90 days or more as to principal or interest and other real estate owned. Non-performing assets increased slightly to $1.78 million at December 31, 1998 compared to $1.71 million at December 31, 1997. At December 31, 1998 non-performing assets represented 0.30% of total assets compared to 0.28% of total assets at December 31, 1997. Non-accrual loans were $1.50 million at December 31, 1998 compared to $0.56 million at December 31, 1997. This increase was offset by declines in loans delinquent 90 days or more, reflecting migration to non-accrual status, and by the elimination of other real estate owned.

     At December 31, 1998, Allegiant Bank had one loan relationship, not included in the past-due, restructured or non-accrual categories, where known information about possible credit problems caused management to be uncertain as to the ability of the borrower to comply with the present loan repayment terms over the next six months. This loan relationship totaled $2.51 million at December 31, 1998. Principal and interest payments were current at December 31, 1998.

     Allegiant Bancorp continually analyzes its loan portfolio to identify potential risk elements. The loan portfolio is reviewed by Allegiant Bancorp's lending management and Allegiant Bank's internal loan review staff. As an integral part of their examination process, the various regulatory agencies periodically review Allegiant

Bancorp's allowance for loan losses. Allegiant Bancorp believes that its allowance for loan losses at December 31, 1998 was consistent with applicable regulatory requirements.

     The following table summarizes, at the dates presented, Allegiant Bancorp's non-performing assets by category:

                                     RISK ELEMENTS--NONACCRUAL, PAST DUE AND RESTRUCTURED LOANS

                                                                                           DECEMBER 31,
                                                              -------------------------------------------------------------------
                                                                1998           1997           1996           1995           1994
                                                              -------        -------        -------        -------        -------
                                                                                        (DOLLARS IN THOUSANDS)
COMMERCIAL, FINANCIAL, AGRICULTURAL, MUNICIPAL
   AND INDUSTRIAL DEVELOPMENT
Past due 90 days or more                                      $    --        $   341        $     5        $   113        $    --
Non-accrual                                                       962            360            207            109             40
Restructured terms                                                 --             --             --             --             --

REAL ESTATE--CONSTRUCTION
Past due 90 days or more                                           --             --            264             36             90
Non-accrual                                                        --            108             84             20             35
Restructured terms                                                 --             --             --              3             --

REAL ESTATE--MORTGAGE
   One- to four-family residential
Past due 90 days or more                                           69            456             --             --             --
Non-accrual                                                       378             70             --             --             --
Restructured terms                                                 --             --             --             --
   Multi-family and commercial
Past due 90 days or more                                           --             --             --             --             --
Non-accrual                                                       307             --             --             --             --
Restructured terms                                                 --             --             --             --             --

CONSUMER AND OTHER, NET OF UNEARNED INCOME
Past due 90 days or more                                           --             21             23             12              8
Non-accrual                                                        62             21            109             15             --
Restructured terms                                                 --             --             --             --             --
                                                              -------        -------        -------        -------        -------

      Total non-performing loans                                1,778          1,377            692            308            173
                                                              -------        -------        -------        -------        -------

Other real estate                                                  --            330             --             10             25
                                                              -------        -------        -------        -------        -------

      Total non-performing assets                             $ 1,778          1,707        $   692        $   318        $   198
                                                              =======        =======        =======        =======        =======

RATIOS
Non-performing loans to total loans                              0.36%          0.28%          0.24%          0.17%          0.14%
Non-performing assets to total assets                            0.30           0.28           0.18           0.11           0.12
Non-performing loans to shareholders' equity                     3.70           3.27           4.22           2.21           2.05
Allowance for loan losses to total loans                         1.30           1.07           1.06           1.17           1.20
Allowance for loan losses to non-performing loans              362.32         377.12         447.98         691.56         841.04

     Interest income that would have been recorded during the year ended December 31, 1998 had all non-accrual, past due and restructured loans been current in accordance with their original terms was immaterial.

     Allowance for Loan Losses.  Allegiant Bancorp's allowance for loan
     -------------------------
losses increased 24.05% from $5.19 million on December 31, 1997 to $6.44 million on December 31, 1998. The provision charged to expense was $2.42 million in 1998. This level, coupled with the bulk sale of loans previously mentioned, allowed the level of the allowance to increase to 1.30% of total loans at December 31, 1998 compared to 1.07% at December 31, 1997. As mentioned above in the loan discussion, Allegiant Bancorp shifted its lending focus in 1998 to higher yielding commercial relationships. This shift, while providing higher earnings potential, does entail greater risk than traditional residential mortgage loans. Because of this shift, Allegiant Bancorp increased the overall level of the allowance for loan losses. Additionally, as can be seen from the allocation of the allowance, additional weight was given to the increased risks associated with the commercial real estate portfolio that was reflected in the real estate -- mortgage category. Net charge-offs for 1998 were 24 basis points of average loans outstanding. Although up from 1997's level of 19 basis points, net charge-offs in 1998 were low and consistent with Allegiant Bancorp's historically low charge-off ratio. At year-end 1998, Allegiant Bancorp's allowance represented 362.32% of non-performing loans compared to 377.12% at year-end 1997.

     Allegiant Bancorp provides the allowance for loan losses at a level considered adequate to provide for potential loan losses and, among other things, is based on its management's evaluation of the anticipated impact on the loan portfolio of current economic conditions, changes in the character and size of the loan portfolio, evaluation of potential problem loans identified based on existing circumstances known to management, potential future loan losses on loans to specific customers or industries and recent loan loss experience. Allegiant Bancorp continually monitors the quality of its loan portfolio to ensure the timely charge-off of problem loans and to determine the adequacy of the level of the allowance for loan losses. Allegiant Bancorp believed that its asset quality, as measured by the statistics in the following table, continued to be very high and that the allowance was adequate to absorb potential losses in the portfolio at December 31, 1998. See the tables entitled "--Allocation of the Allowance for Loan Losses" and "Summary of Loan Loss Experience and Related Information" in the "--Allowance for Loan Losses" section above for further detail.

     The following table summarizes Allegiant Bancorp's allocation of the allowance for loan losses by major category and identifies the percentage of each loan category to the total loan portfolio balance:

                                              ALLOCATION OF THE ALLOWANCE FOR LOAN LOSSES

                                                                      DECEMBER 31,
                          --------------------------------------------------------------------------------------------------------
                                 1998                 1997                 1996                   1995                 1994
                          ------------------  -------------------   --------------------  -------------------  -------------------
                                     PERCENT              PERCENT                PERCENT              PERCENT              PERCENT
                          ALLOCATED    OF     ALLOCATED     OF      ALLOCATED      OF     ALLOCATED     OF     ALLOCATED     OF
                          ALLOWANCE   LOANS   ALLOWANCE    LOANS    ALLOWANCE     LOANS   ALLOWANCE    LOANS   ALLOWANCE    LOANS
                          ---------  -------  ---------   -------   ---------    -------  ---------   -------  ---------   -------
                                                                    (DOLLARS IN THOUSANDS)
Commercial, financial,
   agricultural,
   municipal and
   industrial
   development             $1,327     25.47%    $1,352     22.67%    $  833     25.74%     $  467      22.32%   $  315      23.24%
Real estate --
   construction               347      7.38        303      5.61        124      3.00         281       4.83        74       4.53
Real estate --
   mortgage
   One- to four-family
     residential            1,222     23.46        636     40.42        439     41.58         305      39.25       128      38.81
   Multi-family and
     commercial             2,883     39.65      1,572     27.94        714     25.60         513      29.08       343      26.21
Consumer and others           162      4.04        179      3.36        142      4.08          90       4.52        93       7.21
Unallocated                   501        --      1,151        --        848        --         474         --       502         --
                           ------    ------     ------    ------     ------    ------      ------     ------    ------     ------
     Total                 $6,442    100.00%    $5,193    100.00%    $3,100    100.00%     $2,130     100.00%   $1,455     100.00%
                           ======    ======     ======    ======     ======    ======      ======     ======    ======     ======

     Deposits.  Allegiant Bancorp's total deposits declined $33.88
     --------
million, or 6.99%, in 1998 compared to 1997. As previously mentioned, this decline in year-end numbers was the result of the sale of three branch offices of Allegiant Bank. This sale reduced total deposits at December 31, 1998 by $39.99 million. The majority of deposits sold were in the certificate of deposit category, hence the decline in certificates of deposit as a percent of total deposits to 41.55% at December 31, 1998 from 47.79% at December 31, 1997. Absent the sale, deposits would have increased slightly during 1998.

     Average deposits for 1998 were $475.74 million compared to $366.07 million in 1997. The increase in average deposits was the result of acquisitions and deposit purchases that occurred during the third quarter of 1997. The effect of these 1997 acquisitions increased averages for the full year of 1998. Changes in the mix of average deposits were concentrated in both categories of certificates of deposit. On average, retail certificates of deposit increased as a percentage of total deposits to 47.22% in 1998 from 44.49% in 1997. Certificates of deposit over $100,000 declined to 8.32% of total deposits in 1998 from 13.21% of total deposits in 1997. The reduction in large certificates of deposit was the result of management's efforts to replace these rate sensitive funds with core deposits.

     The following tables summarize Allegiant Bancorp's deposits as of the dates indicated:

                                                         DEPOSIT LIABILITY COMPOSITION

                                                                                 DECEMBER 31,
                                              ------------------------------------------------------------------------------------
                                                              1998                                          1997
                                              ---------------------------------------      ---------------------------------------
                                                               PERCENT          AVG.                        PERCENT          AVG.
                                               AMOUNT          OF TOTAL         RATE        AMOUNT          OF TOTAL         RATE
                                               ------          --------         ----        ------          --------         ----
                                                                             (DOLLARS IN THOUSANDS)
      Demand deposits                         $ 55,417          12.29%            --%      $ 50,060          10.33%            --%
      Money market and NOW accounts            142,902          31.70           4.12        115,856          23.91           4.29
      Savings deposits                          14,917           3.31           2.57         16,157           3.33           2.89
      Certificates of deposit                  187,886          41.68           5.73        231,601          47.79           5.79
      Certificates of deposit over $100,000     31,173           6.92           5.55         52,211          10.77           5.55
      IRA certificates                          18,471           4.10           5.96         18,756           3.87           5.95
                                              --------         ------                      --------         ------
        Total deposits                        $450,766         100.00%          5.13       $484,641         100.00%          5.24
                                              ========         ======                      ========         ======

      AMOUNTS AND MATURITIES OF TIME DEPOSITS OF $100,000 OR MORE

                                                        DECEMBER 31, 1998
                                                        -----------------
                                                          (IN THOUSANDS)
      Three months or less                                    $14,387
      Over three months through six months                      5,658
      Over six through twelve months                            5,905
      Over twelve months                                        5,223
                                                              -------
        Total                                                 $31,173
                                                              =======

LIQUIDITY MANAGEMENT AND CAPITAL RESOURCES

     LIQUIDITY MANAGEMENT. Long-term liquidity is a function of the core deposit base and an adequate capital base. Allegiant Bancorp is committed to growth of its core deposit base and maintenance of its capital base. The growth of the deposit base is internally generated through product pricing and product development. During the first six months of 2000 and the year ended December 31, 1999, both of these elements contributed to developing and maintaining long-term liquidity. Allegiant Bancorp's capital position has been maintained through earnings retention and raising of capital. See "-- Capital Resources."

     Short-term liquidity needs arise from continuous fluctuations in the flow of funds on both sides of the balance sheet resulting from growth and seasonal and cyclical customer demands. The securities portfolio provides stable long-term earnings, as well as being a primary source of liquidity. The designation of securities as available for sale and held-to-maturity does not impact the portfolio as a source of liquidity due to the ability to enter into repurchase agreements using those securities.

     Allegiant Bancorp anticipates continued loan demand in its market areas as banking industry consolidation continues. Allegiant Bancorp has utilized, and expects to continue to utilize, Federal Home Loan Bank borrowings to fund a portion of future loan growth. Allegiant Bancorp has a $99.0 million secured credit facility with the Federal Home Loan Bank, of which $89.2 million and $80.4 million were outstanding at June 30, 2000 and December 31, 1999, respectively.

     Average short-term borrowings increased $38.0 million during the first six months of 2000 while average long term borrowings decreased $11.5 million. The net increase in borrowings reflected Allegiant Bancorp's strategy of utilizing Federal Home Loan Bank borrowings to fund loan growth while continuing to systematically build its deposit base. Allegiant Bancorp anticipates similar use of the Federal Home Loan Bank facility in the foreseeable future.

     Allegiant Bancorp experienced net growth in assets of 14% during the first six months of 2000, while deposits increased 17% during the same period. Allegiant Bancorp continues to emphasize growth in stable core deposits and utilized the Federal Home Loan Bank, federal funds purchased and brokered certificates of deposit as necessary to balance liquidity and cost-effectiveness. Allegiant Bancorp closely monitors its level of liquidity to meet expected future needs.

     CAPITAL RESOURCES. Allegiant Bancorp's total shareholders' equity was $49.1 million at June 30, 2000, compared to $48.0 million at year-end 1999. The increase in total equity was the result of earnings retention, partially offset by treasury stock purchased and dividends paid.

     By March 31, 2000, Allegiant Bancorp completed its previously announced share repurchase program and repurchased a total of 554,715 shares of its common stock at a cost of $5.6 million. The shares repurchased included 235,715 shares in a privately negotiated transaction and all of the 319,000 shares approved in September 1999 under the repurchase program.

     Allegiant Bancorp finances its capital requirements historically through offerings of debt and equity securities, retained earnings and borrowings from a commercial bank. Allegiant Bank also utilizes its borrowing capacity with the Federal Home Loan Bank. The principal amount of Allegiant Bancorp's term loan was $13.2 million as of June 30, 2000, and matures in November 2001.

     During 1999 Allegiant Bancorp purchased brokered certificates of deposit in order to fund loan growth and meet other liquidity needs. At June 30, 2000, Allegiant Bancorp had $54.0 million outstanding which matures on various dates through December 1, 2000. Allegiant Bancorp may use brokered deposits in the future as a source of liquidity.

     In August 1999, Allegiant Bancorp and its wholly-owned subsidiary, Allegiant Capital Trust I, a Delaware statutory business trust, issued $17.2 million of trust preferred securities. Allegiant Capital Trust invested all the proceeds from the sale of the trust preferred securities in Allegiant Bancorp's junior subordinated debentures. Allegiant Bancorp used a portion of the net proceeds of $16.2 million from the sale of the junior subordinated debentures to infuse $8.0 million of capital into Allegiant Bank, to repay approximately $2.5 million of corporate indebtedness consisting of $2.0 million under a revolving line of credit and a $0.5 million principal repayment on term debt. Allegiant Bancorp is also using the proceeds for general corporate purposes, and may use them in the future to repurchase shares of its common stock.

     Allegiant Bancorp also analyzes its capital and the capital position of its bank in terms of regulatory risked-based capital guidelines. This analysis of capital is dependent upon a number of factors, including asset quality, earnings strength, liquidity, economic conditions and combinations thereof. The Federal Reserve Board has issued standards for measuring capital adequacy for bank holding companies. These standards are designed to provide risk-responsive capital guidelines and to incorporate a consistent framework for use by financial institutions. Allegiant Bancorp's management believes that, as of June 30, 2000, Allegiant Bancorp and its subsidiaries met all capital adequacy requirements. Allegiant Bancorp will seek to maintain a strong equity base while executing its controlled expansion plans.

     As of June 30, 2000, December 31, 1999 and June 30, 1999,
Allegiant Bancorp's and Allegiant Bank's capital ratios were as follows:

                                                  JUNE 30, 2000                DECEMBER 31, 1999               JUNE 30, 1999
                                             -----------------------       -----------------------       -----------------------
                                             ALLEGIANT     ALLEGIANT       ALLEGIANT     ALLEGIANT       ALLEGIANT     ALLEGIANT
                                              BANCORP         BANK          BANCORP         BANK          BANCORP         BANK
                                             ---------     ---------       ---------     ---------       ---------     ---------
Total capital
   (to risk-weighted assets)                   9.47%         11.00%         10.23%         11.52%          8.37%         10.50%
Tier 1 capital
   (to risk-weighted assets)                   8.12           9.74           8.80          10.27           7.12           9.25
Tier 1 capital
   (to average assets)                         6.93           8.33           7.47           8.89           6.26           8.11

                 INFORMATION ABOUT EQUALITY BANCORP

GENERAL

     Equality Bancorp, Inc. is a Delaware corporation which was formed on May 14, 1997. Equality Bancorp is the holding company for Equality Savings Bank. Equality Bancorp holds, as its only material asset, all of the capital stock of Equality Savings Bank, its sole subsidiary. Equality Bancorp is engaged in the business of managing its investments and directing, planning and coordinating the business activities of Equality Savings Bank. At June 30, 2000, Equality Bancorp reported, on a consolidated basis, total assets of $329.1 million, deposit accounts of $159.7 million and total stockholders' equity of $20.4 million.

     Equality Savings Bank is a Missouri state-chartered savings bank regulated by the Missouri Division of Finance and by the Federal Deposit Insurance Corporation (FDIC) and its deposits are insured by the FDIC through the Savings Association Insurance Fund. Equality Savings Bank was originally chartered in 1884. Equality Savings Bank conducts its business through six full-service branch offices and two additional limited-service loan-production offices. Equality Savings Bank's main office is located at 4131 South Grand Boulevard, St. Louis, Missouri 63118-3464, and its telephone number is (314) 352-3333.

     On October 22, 1993, Equality Bancorp Savings and Loan Association (the Association and the predecessor of Equality Savings Bank) (1) reorganized into a mutual holding company and changed its name to First Missouri Financial, M.H.C. (the Mutual Holding Company) and (2) transferred substantially all of its assets and all of its liabilities to the Association, which sold a minority interest in its common stock to depositors of the Association and various stock compensation plans (the Mutual Holding Company Reorganization). A total of 380,000 shares of newly issued common stock were sold at $10.00 per share. An additional 11,400 authorized but unissued shares were later sold to the Association's 1993 Management Recognition Plan at $10.00 per share. The Association received net proceeds of approximately $3.2 million from the sale of its common stock. On June 13, 1995, the Association converted from a Missouri state-chartered stock savings-and-loan association to a federally-chartered stock savings-and-loan association. On December 28, 1999, Equality Savings Bank converted from a federally-chartered stock-based savings association to a Missouri state-chartered savings bank.

     On December 1, 1997, Equality Bancorp completed the sale of 1,322,500 shares of common stock at a price of $10.00 per share in a subscription offering. In conjunction with the subscription offering, an additional 1,163,402 shares of common stock were issued by Equality Bancorp to convert 391,400 shares of the Association's common stock held by minority shareholders into common stock of the Company.

     Equality Bancorp's business strategy includes (1) maintaining a strong capital level, (2) maintaining a high level of asset quality, (3) managing Equality Savings Bank's exposure to fluctuations in interest rates, (4) emphasizing local originations of one- to four-family fixed-rate mortgage loans and adjustable rate mortgage loans and (5) continuing to emphasize high quality customer service with a competitive service fee structure.

     Equality Savings Bank's business is similar in many respects to other savings banks in that it gathers deposits from its local community and uses these funds, along with Federal Home Loan Bank System advances, to invest primarily in residential one- to four-family mortgage loans, U.S. Government and agency securities, mortgage-backed securities and corporate obligations and, to a lesser extent, multi-family and commercial real estate, consumer and commercial business loans. Notwithstanding these traditional thrift attributes, Equality Savings Bank's operations are distinct in one respect in that it conducts its residential mortgage lending business primarily through a wholly-owned mortgage-banking subsidiary, Equality Mortgage Corporation.

     Operating through Equality Savings Bank's eight full and limited service offices, Equality Mortgage Corporation acts as a conduit for the origination, purchase and sale of residential mortgage loans for the benefit of Equality Savings Bank. It funds its mortgage-banking activities through lines of credit from Equality Savings Bank and an unrelated commercial bank. Equality Mortgage Corporation provides several benefits to Equality Savings Bank, including, among other things, originating a variety of mortgage loan products for Equality Savings Bank's portfolio and generating non-interest income for Equality Savings Bank through its activities in the secondary mortgage market. Equality Savings Bank's President and Chief Executive Officer, Richard
C. Fellhauer, also is Chairman of Equality Mortgage Corporation.
Leonard O. Wolter, Senior Vice President of Equality Savings Bank, is Equality Mortgage Corporation's President. Mr. Wolter, in consultation with Mr. Fellhauer and Michael A. Deelo, Equality Savings Bank's Chief Financial Officer, manages the day-to-day operations of Equality Mortgage Corporation. These individuals have over 50 years of combined experience in the mortgage-banking business. The following description includes detailed information regarding the business of Equality Savings Bank and Equality Mortgage Corporation.

SUBSIDIARY ACTIVITIES AND JOINT VENTURES

     Equality Savings Bank has two wholly owned subsidiaries, Equality Mortgage Corporation and Equality Commodity Corporation. Equality Commodity Corporation operates a full-service insurance agency under the name Equality Insurance Agency. Equality Insurance Agency provides a full array of insurance products, including property and casualty, automobile, health and life insurance, and, to a much lesser degree, commercial fire and casualty insurance. Equality Insurance Agency also offers annuities and operates Flood Information Specialists, which issues flood plain certificates. These certificates are required by all mortgage loan lenders and is a requirement for selling a loan in the secondary market.

COMPETITION

     Equality Bancorp has been, and intends to continue to be, a community-oriented financial intermediary offering a wide variety of financial services to meet the needs of the communities it serves. Equality Bancorp is headquartered in St. Louis, Missouri. It currently operates through Equality Savings Bank and Equality Mortgage Corporation using eight full- and limited-service offices in the St. Louis area.

     Equality Savings Bank faces intense competition both in making loans and in attracting deposits. The St. Louis area has a large number of financial institutions, many of which have greater financial resources, name recognition and market presence than Equality Savings Bank, and all of which are competitors of Equality Savings Bank to varying degrees. Particularly intense competition exists for deposits and in all of the lending activities engaged in by Equality Savings Bank and Equality Mortgage Corporation.

     Equality Mortgage Corporation's competition for loans comes principally from national, regional and local mortgage-banking companies, commercial banks, other savings and loan associations, savings banks, insurance companies, finance companies and credit unions. Thus, no assurances can be made that Equality Mortgage Corporation will be able to maintain its current level of such loans. Equality Savings Bank competes for mortgage loans principally through Equality Mortgage Corporation. Competition is based on a combination of interest rates and loan fees charged in addition to the availability of special issues such as the Affordable Housing Program. The efficiency and quality of the service provided also plays a significant role in Equality Mortgage Corporation's competitive position.

     Equality Savings Bank's most direct competition for deposits historically has come from other savings banks, savings and loan associations, commercial banks, savings banks and credit unions. In addition, Equality Savings Bank faces increasing competition for deposits from non-bank institutions such as brokerage firms and insurance companies in such areas as money market funds, other mutual funds (such as corporate and government securities funds) and annuities. Equality Savings Bank competes for deposits by offering customers a variety of savings accounts, checking accounts, certificates of deposit and a responsive, customer-oriented staff, as well as convenient access to Equality Savings Bank by 24-hour automatic teller machines or personal appointment.

     Trends toward the consolidation of the banking industry and the lifting of interstate banking and branching restrictions may make it more difficult for smaller institutions, such as Equality Savings Bank, to compete effectively with large, national and regional banking institutions.

     Smaller institutions such as Equality Savings Bank will be forced to either compete with larger institutions on pricing of products and services, or to identify and operate in a niche that will permit operating margins to be maintained at profitable levels. As a locally-based financial institution, Equality Savings Bank's strategy has been to position itself as a community-oriented financial institution that provides high quality products and services to meet the retail banking needs of its local customer base. This strategy is designed to identify a niche in Equality Savings Bank's market where it can effectively compete against much larger institutions.

EMPLOYEES

     As of June 30, 2000, Equality Savings Bank, including subsidiaries, had 111 full-time equivalent employees. The employees are not represented by a union or collective bargaining unit. Equality Savings Bank believes its relationship with its employees is good.

DESCRIPTION OF PROPERTIES

     Equality Savings Bank conducts its business through six full-service offices. Equality Savings Bank's main office is located at 4131 South Grand Boulevard, St. Louis, Missouri. Equality Savings Bank owns all of its offices, which are not leaseholds, in fee and they are unencumbered.

                                                                                            NET            LEASE
                                               YEAR         OWNED OR         TOTAL         BOOK         EXPIRATION      SQUARE
           LOCATION                           OPENED         LEASED        INVESTMENT      VALUE           DATE         FOOTAGE
           --------                           ------         ------        ----------      -----           ----         -------
                                                                           (DOLLARS IN THOUSANDS)
MAIN OFFICE
4131 South Grand Boulevard                     1944          Owned         $3,209<F1>      1,543             --         21,740
St. Louis, Missouri 63118

BRANCHES
Marborough Branch                              1998          Owned          1,224          1,020             --          2,912
7809 Watson Road
St. Louis, Missouri 63119

South County Branch                            1987          Owned          2,022          1,319             --          4,545
5400 South Lindbergh Boulevard
St. Louis, Missouri 63123

Washington Branch                              1998          Owned          1,437          1,371             --          1,859
801 Franklin Street
Washington, MO 63090

St. Peters Branch                              1999         Leased            187            163           2009          4,500
583 Mid Rivers Mall Drive
St. Peters, Missouri 63376

Arnold Branch                                  1999          Owned          1,049          1,020             --          2,500
1532 Jeffco Boulevard
Arnold, MO 63010

LOAN OFFICES
Florissant Loan Office                         1992         Leased             20              9           2001          1,306
2620 North Lindbergh
Florissant, Missouri 63033

West County Loan Office                        1993         Leased              3              2           2000          1,200
14334 South Outer Forty
Chesterfield, Missouri 63017

----------

<F1> Includes investment in future branches of $743,000.

     In December 1997, Equality Savings Bank purchased a building in Fenton, Missouri, for the purpose of branch expansion. The Fenton branch office is currently subject to use restriction, and is expected to be operational in the third quarter of 2000. This facility will be used as a training facility in the interim. With the exception of the foregoing, Equality Savings Bank believes that its current facilities are adequate to meet the present and foreseeable needs of Equality Savings Bank and Equality Bancorp.

     The net book value of Equality Savings Bank's investment in office properties and equipment totaled $6.9 million at March 31, 2000.

     Equality Savings Bank uses an outside data processing firm to process customer records and monetary transactions, post deposit and general ledger entries and record activity in installment lending. Equality Mortgage Corporation uses a second outside data processing firm to process loan servicing and loan originations.

LEGAL PROCEEDINGS

     Equality Bancorp is, from time to time, a party to legal proceedings arising in the ordinary course of its business, including legal proceedings to enforce its rights. Equality Bancorp is not currently a party to any legal proceedings which could reasonably be expected to have a material adverse effect on the consolidated financial condition or results of operations of Equality Bancorp.

EXECUTIVE COMPENSATION

     The following tables summarize compensation information for the fiscal years ended March 31, 2000, 1999, and 1998 with respect to Equality Bancorp's President and Chief Executive Officer.


                                                                                    LONG-TERM COMPENSATION
                                                    ANNUAL COMPENSATION            -------------------------
                                          ---------------------------------------  RESTRICTED     SECURITIES
                                                                  OTHER ANNUAL       STOCK        UNDERLYING    ALL OTHER
PRINCIPAL POSITION              YEAR      SALARY       BONUS     COMPENSATION<F1>    AWARDS        OPTIONS    COMPENSATION<F2>
------------------              ----      ------       -----     ----------------    ------        -------    ----------------
Richard C. Fellhauer            2000     $157,400       --          $ 8,500       $     --         2,500          $7,299
  President and Chief           1999      159,415       --            8,400        199,688<F3>    25,000<F4>       9,978
  Executive Officer             1998      138,000       --           10,200             --            --           3,300

--------

<F1> Consists solely of directors' fees.

<F2> Represents the dollar value of matching and discretionary profit sharing contributions under Equality Savings Bank's tax-qualified thrift plan and the Employee Stock Ownership Plan (the Employee Stock Ownership Plan) contributions (based on the value of Equality Bancorp common stock on the date such common stock was allocated) made by Equality Savings Bank for the fiscal years ended March 31, 1998, 1999 and 2000.

<F3> Represents award of 15,000 shares of Equality Bancorp common stock to Mr. Fellhauer under the Management Recognition Plan based upon the value of such stock of $13.3125 per share as of the date of such award. As of March 31, 2000, the value of restricted stock (15,000 shares) was $6.50 per share, or $97,500 in the aggregate. Such stock award becomes nonforfeitable at the rate of 20% of total shares per year commencing on August 14, 1999. Dividends are paid for all shares awarded.

<F4> Represents award of options exercisable at the rate of 20% per year commencing on August 14, 1999. The exercise price equals the average market value of common stock on the date of grant of $13.90 for 1999 options and $8.00 for 2000 options. As of the closing date of the merger certain options for Equality Bancorp common stock shall become immediately exercisable. These include options which have an exercise price lower than 1.118 times the average closing price per share of Allegiant Bancorp common stock for 20 trading days ending on the fifth day before the merger becomes effective. The options with exercise prices higher than
     1.118 times the average closing price of Allegiant Bancorp common stock within such time frame, shall be surrendered.


     The following tables set forth information concerning options granted to the named executive officer in the last fiscal year and fiscal year end values of unexercised options.

                                                                                                  POTENTIAL REALIZABLE VALUE
                                           % OF TOTAL                                             AT ASSUMED ANNUAL RATE OF
                         NUMBER OF          OPTIONS           EXERCISE                             STOCK PRICE APPRECIATION
                     SECURITIES UNDER-     GRANTED TO         OR BASE                                  FOR OPTION TERM
                       LYING OPTIONS      EMPLOYEES IN         PRICE          EXPIRATION          -------------------------
NAME                    GRANTED (#)       FISCAL YEAR          ($/SH)            DATE                5%               10%
----                    -----------       -----------          ------            ----                --               ---
Richard C. Fellhauer       2,500             12.50%             8.00        August 14, 2008       $12,578           $31,875

                               - 94 -


                                                                 NUMBER OF SECURITIES                VALUE OF UNEXERCISED
                                                                UNDERLYING UNEXERCISED               IN-THE-MONEYOPTIONS
                                             VALUE           OPTIONS AT FISCAL YEAR END (#)          AT FISCAL YEAR END<F2>
                      SHARES ACQUIRED       REALIZED        -------------------------------      ----------------------------
NAME                    ON EXERCISE         ($)<F1>         EXERCISABLE       UNEXERCISABLE      EXERCISABLE    UNEXERCISABLE
----                    -----------         -------         -----------       -------------      -----------    -------------
Richard C. Fellhauer       12,115           $35,715            22,832            22,500           $140,908            --

------------

<F1> Market value of the underlying securities at the date of exercise minus the exercise price, multiplied by the number of underlying securities.

<F2> Market value of the underlying securities at year end minus the exercise price, multiplied by the number of underlying securities. Based upon the closing price of Equality Bancorp common stock as of March 31, 2000 of $6.50 per share.

VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF


     Only holders of record of Equality Bancorp common stock at the close of business on September 6, 2000 will be entitled to notice of, and to vote at, the special meeting of Equality Bancorp stockholders. On September 6, 2000 there were 1,038 holders of record.

     The following table sets forth, as of September 6, 2000, the amount of Equality Bancorp common stock beneficially owned by each director, executive officer and all directors and executive officers as a group of Equality Bancorp.

                                               AMOUNT AND NATURE OF                PERCENT OF COMMON
NAME OF BENEFICIAL OWNER                      BENEFICIAL OWNERSHIP<F1>             STOCK OUTSTANDING
------------------------                      ------------------------             -----------------
Daniel C. Aubuchon<F2>                                16,758                              <F*>
Stacey W. Braswell<F2>,<F3>                           24,216                              <F*>
Michael A. Deelo<F2>,<F4>                             99,538                              4.15%
Richard C. Fellhauer<F2>,<F5>                        135,663                              5.63
Kenneth J. Hrdlicka<F2>,<F6>                          19,759                              <F*>
Berenice J. Mahacek<F2>,<F7>                          51,951                              2.18
Michael J. Walsh<F2>,<F8>                             46,395                              1.95
Charles J. Wolter<F2>,<F9>                            15,471                              <F*>
All directors and executive officers
  as a group (10 persons)<F10>                       444,235                             18.11

--------
<F*>  Less than 1%.

<F1>  Unless otherwise indicated, the nature of beneficial ownership for shares shown in this column is sole voting and investment power.

<F2>  Includes shares issuable under stock options currently exercisable or exercisable within 60 days of September 6, 2000; Mr. Aubuchon 2,300 shares, Mr. Braswell 2,300 shares, Mr. Deelo 16,717 shares, Mr. Fellhauer 28,834 shares, Mr. Hrdlicka 3,429 shares, Ms. Mahacek 2,300 shares, Mr. Walsh 3,786 shares, and Mr. Wolter 2,300 shares.

<F3>  Of the 24,216 shares reported as beneficially owned by Mr. Braswell,
      1,594 are held for his minor children.

<F4>  Mr. Deelo also is an executive officer. Of the 99,538 shares reported as beneficially owned by Mr. Deelo, 10,400 are held by his spouse.

<F5>  Mr. Fellhauer also is an executive officer. Of the 135,663 shares beneficially owned by Mr. Fellhauer, 3,275 are held by his spouse and 1,586 are held for his minor children.

<F6>  Of the 19,759 shares reported as beneficially owned by Mr. Hrdlicka,
      1,218 are held by his spouse.

<F7>  Of the 51,951 shares reported as beneficially owned by Ms. Mahacek,
      5,326 are held by her spouse.

<F8>  Of the 46,395 shares reported as beneficially owned by Mr. Walsh,
      5,101 are held by his spouse.

<F9>  Of the 15,471 shares reported as beneficially owned by Mr. Wolter,
      3,000 are held by his spouse.

<F10> Includes 71,283 shares issuable under stock options granted to executive officers and directors that are currently exercisable or exercisable within 60 days of September 6, 2000.

OPERATIONS

     Equality Savings Bank concentrates its business in residential mortgage finance, which involves the origination, purchase and sale of residential real estate loans secured by one- to four-family, owner-occupied residential properties. In the past, and to a much lesser degree, Equality Savings Bank has originated conventional loans secured by multi-family residential dwellings and commercial real estate projects. Equality Savings Bank also originates short-term consumer loans, primarily loans secured by savings deposits, home equity and second mortgage loans, direct automobile loans and student loans, and, since early 1997, commercial business loans.

     LOANS

     Loan Originations.  During the first several years of its
     -----------------
existence, Equality Mortgage Corporation originated primarily government mortgage loans (Federal Housing Administration and Veterans Administration loans) on behalf of Equality Savings Bank, while Equality Savings Bank originated conventional loans. But in 1989, Equality Savings Bank shifted its mortgage loan origination function to Equality Mortgage Corporation. However, Equality Savings Bank will still on occasion originate a mortgage loan directly and it continues to originate an increasing amount of commercial, consumer and other non-mortgage loans.

     Today, Equality Mortgage Corporation, using its 44 employees (including 13 commissioned loan originators), underwrites residential mortgage loans, which are secured by properties located primarily in the St. Louis metropolitan area. In addition, through Equality Savings Bank's Affordable Housing Program, Equality Mortgage Corporation provides mortgage financing to low- and moderate-income families, which provides Equality Savings Bank with an effective way to attract customers in its local market area. During fiscal 2000, Equality Mortgage Corporation originated mortgage loans totaling $86.9 million, all of which were one- to four-family loans.

     Loan Sales.  Central to Equality Mortgage Corporation's loan
     ----------
origination activity is the sale of fixed-rate mortgage loans to the secondary mortgage market. All loans originated by Equality Mortgage Corporation satisfy the guidelines of the Federal Housing Administration, the Veterans Administration, the Federal National Mortgage Association, the Government National Mortgage Association, the Federal Home Loan Mortgage Corporation or various private investors so that the loans can be sold in the secondary mortgage market. Equality Mortgage Corporation has been approved under the Federal Housing Administration Direct Endorsement Program and, consequently, Equality Mortgage Corporation's Federal Housing Administration-approved direct endorsement underwriters are authorized to approve or reject Federal Housing Administration insured loans up to maximum amounts established by the Federal Housing Administration. Equality Mortgage Corporation also has been approved as a Veterans Administration "automatic approved lender," which enables designated qualified Equality Mortgage Corporation personnel to approve or reject loans on behalf of Equality Savings Bank.

     In most cases, Equality Mortgage Corporation sells in the secondary mortgage market the majority of the fixed-rate loans it originates, while the majority of its adjustable rate mortgage loan originations are sold to Equality Savings Bank and retained by Equality Savings Bank in its portfolio. The current strategy of selling fixed-rate loans and retaining adjustable rate mortgage loans assists Equality Savings Bank in management of the interest-rate sensitivity of its assets. Moreover, the loans retained by Equality Savings Bank contribute to Equality Savings Bank's net interest margin.

     Equality Mortgage Corporation's loan-origination and sale activities create interest rate risk for Equality Savings Bank in that if interest rates decline after the loan commitment date below the interest rate on the loan, and Equality Savings Bank has not hedged its interest rate risk using a forward commitment, Equality Savings Bank may incur a loss when the loan is sold. Equality Savings Bank manages this risk by using a computerized tracking system that allows Equality Mortgage Corporation's management to closely monitor the interest rates for all loans being processed by Equality Mortgage Corporation, reviewing the future prospects for movements in interest rates and entering into forward commitment contracts with Federal National Mortgage Association, Government National Mortgage Association and Federal Home Loan Mortgage Corporation for the sale of fixed-rate loans that limit the potential loss on loan sales, but which also limit the potential gain. Equality Mortgage Corporation's success in managing the interest-rate risk associated with the origination-and-sale and purchase-and-resale of fixed-rate mortgage loans depends primarily on the abilities of its managers.

     Loan Purchases and Resales.  In addition to originating
     --------------------------
residential mortgage loans for sale in the secondary market, Equality Mortgage Corporation also purchases loans from other financial institutions for packaging (or securitization) and resale in the secondary mortgage market as either whole loans or as loan pools to Federal National Mortgage Association, Government National Mortgage Association, Federal Home Loan Mortgage Corporation or other investors. Other financial institutions may sell loans to Equality Mortgage Corporation because they lack the capability or expertise to package and sell their own loans in the secondary market. Equality Mortgage Corporation performs strict underwriting on each loan purchased based on guidelines of the federal secondary mortgage market agencies and private investors and standards otherwise applicable to loans originated by Equality Savings Bank. Immediately following the purchase of a loan or loan package, Equality Mortgage Corporation simultaneously sells the mortgage or group of mortgages for future delivery. Accordingly, Equality Savings Bank does not assume so-called pipeline risk because the loans are not held in inventory. Pipeline risk is the hazard that market interest rates will increase before the loan is sold, thereby reducing the price at which the loan may be sold. During fiscal 2000, Equality Mortgage Corporation purchased mortgage loans totaling $773,000.

     Equality Mortgage Corporation's Contributions to the Business of
     ----------------------------------------------------------------
Equality Bancorp.  Equality Mortgage Corporation contributes
----------------
significantly to Equality Bancorp's operations by providing an additional income stream and by providing a conduit to offer lending services to the local community. Equality Mortgage Corporation's mortgage-banking activities produce primarily two types of income -- gain on sale of mortgage loans, and loan servicing fees and late charges.
Each of these two types of income accounted for 25.4% and 40.4%, respectively, of Equality Mortgage Corporation's total noninterest income for the fiscal year ended March 31, 2000. Equality Mortgage Corporation contributed approximately 13.2% to Equality Bancorp's total interest income and other income for the year ended March 31, 2000.

     Loan sales are intended to generate one-time gains, while loan originations (whether the loans are sold or retained by Equality Savings Bank in portfolio) produce loan origination fees that generally approximate 1% of the loan amount. Federal Housing Administration and Veterans Administration loans are generally sold with servicing released, for which Equality Mortgage Corporation generally receives an additional servicing fee of approximately 1.5% of the aggregate loan amount. Equality Mortgage Corporation sells conventional mortgage loans (non-Federal Housing Administration and Veterans Administration) and retains the servicing.

     At March 31, 2000, Equality Mortgage Corporation serviced $334.4 million in residential mortgage loans (of which $85.0 million was for Equality Savings Bank). Loan servicing fees and late charges totaled $1.3 million, $1.3 million, and $1.0 million for fiscal years 2000, 1999 and 1998, respectively. The proportionate contribution made by gains on loan sales, loan origination fees and loan servicing fees to Equality Bancorp's net income varies each year depending on interest rates, which, in turn, affect Equality Mortgage Corporation's business focus from year to year.

     As a result of the high level of residential mortgage loan originations, Equality Mortgage Corporation had focused its efforts toward increasing its loan servicing portfolio and increasing the associated income stream through increased servicing retention. Equality Mortgage Corporation's focus on servicing retention and fluctuating interest rates have contributed to instability in recent years in Equality Mortgage Corporation's gains on loan sales. In 2000, Equality Mortgage Corporation sold approximately $65.0 million of Government National Mortgage Association servicing in a bulk sale and recorded a gain on sale of approximately $451,000. In addition, Equality Mortgage Corporation has begun focusing on selling loans with servicing to pass on rather than retain the servicing.

     Loan Portfolio.  The following table sets forth the composition of
     --------------
Equality Bancorp's loan portfolio by type of loan as of the dates indicated:

                                                                             AT MARCH 31,
                                                ----------------------------------------------------------------------
                                                        2000                    1999                     1998
                                                --------------------     --------------------     --------------------
                                                AMOUNT       PERCENT     AMOUNT       PERCENT     AMOUNT       PERCENT
                                                ------       -------     ------       -------     ------       -------
                                                                        (DOLLARS IN THOUSANDS)
LOANS SECURED BY REAL ESTATE
Residential
   One- to four-family:
      Conventional<F1>                         $ 68,183        64.5%     $54,525        60.1%    $ 67,543        62.0%
      Federal Housing Administration/
         Veterans Administration                 10,758        10.2       10,629        11.7       11,718        10.8
      Loans held for sale                         2,641         2.5        7,021         7.8       14,523        13.3
   Multi-family                                   1,343         1.3        1,430         1.6        1,382         1.3
Commercial                                        4,097         3.9        4,382         4.8        2,684         2.5
                                               --------       -----      -------       -----     --------       -----
         Total loans secured by real estate      87,022        82.4       77,987        86.0       97,850        89.9
                                               --------       -----      -------       -----     --------       -----

CONSUMER LOANS
Loans secured by savings deposits              $    257         0.2      $   254         0.3     $    391         0.4
Property improvement                              1,633         1.5        1,482         1.6        1,728         1.6
Automobiles                                       1,763         1.7        1,042         1.1          617         0.6
Other consumer loans                                563         0.5          268         0.4          157         0.1
                                               --------       -----      -------       -----     --------       -----
         Total consumer loans                     4,216         3.9        3,046         3.4        2,893         2.7
                                               --------       -----      -------       -----     --------       -----
Commercial business loans                        14,476        13.7        9,642        10.6        8,153         7.4
                                               --------       -----      -------       -----     --------       -----
         Total loans                           $105,714       100.0%     $90,675       100.0%    $108,896       100.0%
                                               --------       -----      -------       -----     --------       -----

LESS
Loans in process                               $     --                  $    --                 $      3
Deferred loan fees, net                              13                       25                       37
Unearned discounts                                   21                        5                        8
Allowance for loan losses                           364                      366                      374
Valuation reserve on loans held for sale             --                       48                       59
                                               --------                  -------                 --------
         Total loans receivable, net           $105,316                  $90,231                 $108,415
                                               ========                  =======                 ========


                                                                 AT MARCH 31,
                                                ---------------------------------------------
                                                        1997                    1996
                                                --------------------     --------------------
                                                AMOUNT       PERCENT     AMOUNT       PERCENT
                                                ------       -------     ------       -------
                                                            (DOLLARS IN THOUSANDS)

LOANS SECURED BY REAL ESTATE
Residential
   One- to four-family:
      Conventional<F1>                          $69,810        72.5%     $64,873        66.6%
      Federal Housing Administration/
         Veterans Administration                 14,233        14.8       13,656        14.0
      Loans held for sale                         4,398         4.6       13,507        13.9
   Multi-family                                   1,637         1.7          783         0.8
Commercial                                        2,662         2.8        2,622         2.7
                                                -------       -----      -------       -----
         Total loans secured by real estate      92,740        96.4       95,441        98.0
                                                -------       -----      -------       -----

CONSUMER LOANS
Loans secured by savings deposits               $   366         0.4      $   453         0.5
Property improvement                              1,596         1.7        1,300         1.3
Automobiles                                         122         0.1           97         0.1
Other consumer loans                                162         0.1           96         0.1
                                                -------       -----      -------       -----
         Total consumer loans                     2,246         2.3        1,946         2.0
                                                -------       -----      -------       -----
Commercial business loans                         1,280         1.3           --          --
                                                -------       -----      -------       -----
         Total loans                            $96,266       100.0%     $97,387       100.0%
                                                -------       -----      -------       -----

LESS
Loans in process                                $    --                  $    --
Deferred loan fees, net                              46                       59
Unearned discounts                                    4                       12
Allowance for loan losses                           283                      233
Valuation reserve on loans held for sale              5                       85
                                                -------                  -------
         Total loans receivable, net            $95,928                  $96,998
                                                =======                  =======

-------

<F1> Includes construction loans converted to permanent loans.

     Residential One- to Four-Family Loans.  The primary lending
     -------------------------------------
activity of Equality Savings Bank has been the making of mortgage loans to enable borrowers to purchase existing homes or to construct new single-family homes. The mortgage loans are primarily originated by Equality Mortgage Corporation and are sold to Equality Savings Bank at par. Management believes that this policy of focusing on single-family residential mortgage loans has been successful in contributing to interest income while keeping delinquencies and losses to a minimum. At March 31, 2000, approximately $81.6 million, or 77.2% of the total loan portfolio, consisted of loans secured by one- to four-family residential real estate. In recent years, Equality Savings Bank's one- to four-family mortgage lending has been concentrated in St. Louis City and St. Louis County.

     Equality Mortgage Corporation presently originates both fixed-rate mortgage loans and adjustable rate mortgage loans secured by one- to four-family properties with loan terms of 10 to 30 years. The adjustable rate mortgage loans have interest rates that adjust at regular intervals ranging between one to five years generally based upon changes in the One-, Three- and Five-Year Treasury Index. At March 31, 2000, Equality Savings Bank's adjustable rate mortgage loan portfolio totaled approximately $44.3 million. The majority of these loans provide that the amount of any increase or decrease in the interest rate is limited to one or two percentage points (upward or downward) per adjustment period and are generally limited to an increase or decrease of five to eight percentage points over the life of the loan. Borrower demand for adjustable rate mortgage loans versus fixed-rate mortgage loans is a function of the level of interest rates, the expectation of changes in the level of interest rates and the difference between the interest rates and loan fees offered for fixed-rate mortgage loans and the first year "teaser rates" and loan fees for adjustable rate mortgage loans. The relative amount of fixed-rate mortgage loans and adjustable rate mortgage loans that can be originated at any time is largely determined by the demand for each in a competitive mortgage finance environment. During 2000, total one- to four-family mortgage loan originations were $88.5 million of which $17.6 million, or 19.9%, were subject to periodic interest rate adjustments and $70.9 million, or 80.1%, were long-term, fixed-rate mortgage loans.

     Adjustable rate mortgage loans generally involve credit risks different from those inherent in fixed-rate mortgage loans, primarily because if interest rates rise, the underlying payments of the borrower rise, thereby increasing the potential for default. Equality Savings Bank underwrites adjustable rate mortgage loans based on the borrower's ability to repay the loan assuming the fully indexed accrual rate on the adjustable rate mortgage loan remains constant during the loan term. As a result, the potential for a substantial increase in delinquencies and defaults is lessened.

     The retention of adjustable rate mortgage loans helps reduce Equality Savings Bank's exposure to interest rate risk. In an environment of rapidly increasing interest rates, however, it is possible for the interest rate increases to exceed the maximum allowable adjustment on adjustable rate mortgage loans, which would negatively affect Equality Savings Bank's interest rate spread. In addition, because the interest earned on adjustable rate mortgage loans, which are refinanced on a one- to three-year cycle, varies with prevailing interest rates, such loans do not offer Equality Savings Bank as predictable a cash flow as do longer-term, fixed-rate loans.

     Equality Mortgage Corporation originates long-term, fixed-rate loans under guidelines established by Federal National Mortgage Association and Federal Home Loan Mortgage Corporation, which facilitates the sale of such loans to Federal National Mortgage Association or Federal Home Loan Mortgage Corporation in the secondary market. Long-term, fixed-rate mortgage loans are originated with terms of between 10 and 30 years, amortized on a monthly basis with principal and interest due each month. At March 31, 2000, Equality Savings Bank had approximately $43.5 million of long-term, fixed-rate mortgage loans in its portfolio. A determination is made at the time of origination whether the loan is held for sale. Currently, Equality Mortgage Corporation is originating fixed-rate loans primarily for sale in the secondary market. At March 31, 2000, Equality Bancorp had approximately $2.6 million of loans held for sale of which $1.7 million were adjustable-rate loans and $927,000 were fixed-rate loans.

     Equality Savings Bank's lending policies generally limit the maximum loan-to-value ratio on fixed-rate and adjustable-rate residential mortgage loans to 80% of the lesser of the appraised value or purchase price of the underlying residential property unless private mortgage insurance to cover the excess over 80% is obtained, in which case the mortgage is limited to 95% of the lesser of appraised value or purchase price. The loan-to-value ratio, maturity and other provisions of the loans made by Equality Savings Bank are generally reflected in the policy of making less than the maximum loan permissible under federal regulations, in accordance with established lending practices, market conditions and underwriting standards maintained by Equality Savings Bank. Equality Savings

Bank requires title, fire and extended insurance coverage on all mortgage loans originated. All of Equality Savings Bank's real estate loans contain due-on-sale clauses and Equality Savings Bank obtains appraisals on all its real estate loans from outside appraisers.

     Equality Savings Bank also originates construction loans on residential properties against commitments for permanent financing at the completion of construction. Construction loans are generally for a term of six to 11 months, and bear an interest rate tied to Equality Savings Bank's cost of funds which varies on the term and amount of the loan. At March 31, 2000, Equality Savings Bank had no construction loans outstanding.

     Construction lending is generally considered to involve a higher degree of credit risk than residential mortgage lending. Equality Savings Bank's risk of loss on a construction loan is dependent largely upon the accuracy of the initial estimate of the property's value at completion of construction and the estimated cost (including interest) of construction. If the estimate of construction cost proves to be inaccurate, Equality Savings Bank may be required to advance funds beyond the amount originally committed to permit completion of the dwelling. If the estimate of value proves to be inaccurate, Equality Savings Bank may be confronted with, at or before the maturity of the loan, loan security with a value which is insufficient to assure full repayment. In addition, construction lending entails the risk that the project may not be completed due to cost overruns or changes in market conditions.

     Multi-family and Commercial Real Estate Loans.  In addition to
     ---------------------------------------------
originating one- to four-family residential real estate loans, Equality Savings Bank originates loans secured by multi-family dwelling units (more than four units). At March 31, 2000, Equality Savings Bank had $1.3 million, or 1.3% of the total loan portfolio, secured by multi-family dwelling units, located primarily in Equality Savings Bank's primary market area. At March 31, 2000, Equality Savings Bank's largest multi-family residential loan was a $898,000 loan secured by a 26-unit apartment complex. Multi-family real estate loans are generally originated at 75% of the appraised value of the property or selling price, whichever is less, and are generally originated for 10- to 30-year terms with the principal amortized over 30 years. Loans secured by multi-family residential real estate are generally larger and involve a greater degree of risk than one- to four-family residential mortgage loans, similar to the risks associated with commercial real estate lending. At March 31, 2000, Equality Savings Bank had no multi-family loans accounted for on a nonaccrual basis.

     Equality Savings Bank's permanent commercial real estate loans are secured by improved properties such as office buildings, restaurants and various retail operations located in Equality Savings Bank's primary market area. At March 31, 2000, commercial real estate loans totaled approximately $4.1 million, or 3.9% of Equality Savings Bank's total loan portfolio. Equality Savings Bank originates permanent loans on commercial real estate at up to 80% of the appraised value.

     Currently, it is Equality Savings Bank's policy to originate commercial real estate loans only to selected borrowers known to Equality Savings Bank and on properties in its primary market area. These loans generally have repayment schedules based upon a 10- to 25-year constant payment amortization, but may have a 10-year final maturity (balloon payment) and are currently originated with an interest rate that floats over the prime rate. At March 31, 2000, Equality Savings Bank had no commercial real estate loans accounted for on a nonaccrual basis.

     The largest commercial real estate loan in the portfolio at March 31, 2000 totaled $1.4 million, which was secured by a real estate mortgage on a shopping center located in the St. Louis metropolitan area. This loan is a seasoned loan, having been originated in 1994. Equality Savings Bank's legal lending limit is approximately $3.0 million. Of primary concern in commercial real estate lending is the borrower's creditworthiness, and the feasibility and cash flow potential of the project. Loans secured by income properties are generally larger and involve greater risks than residential mortgage loans because payments on loans secured by income properties are often dependent on the successful operation or management of the properties. As a result, repayment of such loans may be subject to a greater extent than residential real estate loans to adverse conditions in the real estate market or the economy. Equality Savings Bank does not presently intend to emphasize or expand this type of lending in the future.

     Consumer Loans.  Equality Savings Bank originates a wide variety
     --------------
of consumer loans, which are made primarily on a secured basis to existing customers. Such loans include loans secured by savings deposits, home equity and second mortgage loans, direct automobile loans and student loans. These loans are made at both fixed and variable rates of interest, which adjust annually, and vary in terms depending on the type of loan. In addition, Equality Savings Bank offers unsecured consumer loans. Consumer loans totaled approximately $4.2 million at March 31, 2000, or 3.9% of Equality Savings Bank's total loan portfolio.

     Equality Savings Bank applies strict underwriting standards for consumer loans. These procedures include an assessment of the applicant's payment history on other debts and ability to meet existing obligations and payments on the proposed loans. Although the applicant's creditworthiness is a primary consideration, the underwriting process also includes a comparison of the value of the security, if any, to the proposed loan amount. Equality Savings Bank underwrites and originates all of its consumer loans internally, which management believes limits exposure to credit risks relating to loans underwritten or purchased from brokers or other outside sources. Equality Savings Bank views consumer lending as a component of its business operations because consumer loans generally have shorter terms and higher yields, thus reducing exposure to changes in interest rates. In addition, Equality Savings Bank believes that offering consumer loans helps to expand and create stronger ties to its customer base. Equality Savings Bank does not presently intend to emphasize this type of lending in the future.

     Equality Savings Bank's consumer loan portfolio had three automobile loans with a total outstanding principal balance of approximately $13,000, which were 90 days or more delinquent at March 31, 2000. Consumer loans may entail greater risk than do residential mortgage loans, particularly in the case of consumer loans which are unsecured or secured by assets that depreciate rapidly, such as automobiles. In the latter case, repossessed collateral for a defaulted consumer loan may not provide an adequate source of repayment for the outstanding loan and the remaining deficiency often does not warrant further substantial collection efforts against the borrower. In addition, consumer loan collections are dependent on the borrower's continuing financial stability, and thus are more likely to be adversely affected by job loss, divorce, illness or personal bankruptcy. Furthermore, the application of various federal and state laws, including federal and state bankruptcy and insolvency laws, may limit the amount that can be recovered on such loans. Such loans may also give rise to claims and defenses by the borrower against Equality Savings Bank as the holder of the loan, and a borrower may be able to assert claims and defenses that it has against the seller of the underlying collateral.

     Commercial Business Loans.  In early 1997, in connection with its
     -------------------------
hiring of a new commercial lending officer, Equality Savings Bank began originating a limited number of commercial business loans based on community needs. Management of Equality Savings Bank expects this type of lending to increase gradually over the next several years. Such loans include, but are not limited to, automobile dealer floor planning, commercial use vehicles and general working capital loans. These loans are made at both fixed and variable rates of interest and vary in terms depending on the type of loan and collateral.

     At March 31, 2000, approximately $14.4 million, or 13.7% of Equality Savings Bank's loan portfolio, consisted of commercial business loans, which are primarily secured by automobile floor planning collateral. At March 31, 2000, the largest commercial loan in the portfolio, which was secured by floor planned vehicles, had a principal balance of approximately $1.4 million. Unlike residential mortgage loans, which generally are made on the basis of the borrower's ability to make repayment based on the borrower's salary and other income and which are secured by real property, the value of which tends to be more easily ascertainable, commercial business loans typically are made on the basis of the borrower's ability to make repayment from the cash flow of the borrower's business. As a result, the availability of funds for the repayment of commercial business loans may be substantially dependent on the success of the business itself (which, in turn, is likely to be dependent, in part, upon the general economic environment). Equality Savings Bank's commercial business loans are usually secured by business assets, which may depreciate over time, may be difficult to appraise and may fluctuate in value based on the success of the business.

     Equality Savings Bank's underwriting standards for commercial business loans include credit file documentation and analysis of the borrower's character, capacity to repay the loan, the adequacy of the borrower's capital and collateral as well as an evaluation of conditions affecting the borrower. Analysis of the borrower's past, present and future cash flows is also an important aspect of Equality Savings Bank's current credit analysis. Nonetheless, such loans are believed to carry higher credit risk than residential mortgage loans. Equality Savings Bank generally requires personal guarantees from corporate borrowers.
At March 31, 2000, Equality Savings Bank had two commercial loans with an outstanding principal balance of approximately $233,000 which were 90 days or more delinquent. These loans are secured by commercial real estate and floor plan automobiles.

     Loan Maturity and Repricing.  The following table sets forth
     ---------------------------
certain information at March 31, 2000 regarding the dollar amount of loans maturing in Equality Savings Bank's portfolio based on their contractual terms to maturity, but does not include scheduled payments or potential prepayments. Overdrafts are reported as due in one year or less. Loan balances do not include undisbursed loan proceeds, unearned discounts, unearned income and allowance for loan losses.

                                                                       DUE AFTER  DUE AFTER    DUE AFTER
                                            DUE DURING THE             3 THROUGH  5 THROUGH   10 THROUGH   DUE OVER
                                              YEAR ENDED                5 YEARS    10 YEARS    15 YEARS    15 YEARS
                                               MARCH 31,                 AFTER       AFTER       AFTER       AFTER
                                     ----------------------------      MARCH 31,   MARCH 31,   MARCH 31,   MARCH 31,
                                     2001        2002        2003        2000        2000        2000        2000       TOTAL
                                     ----        ----        ----        ----        ----        ----        ----       -----
                                                                     (DOLLARS IN THOUSANDS)
Loans secured by real estate
  Residential<F1><F2>              $ 3,656      $1,152      $1,234      $1,713     $15,870     $11,127     $48,173    $ 82,925
  Commercial                           142          --         591       1,367         427         483       1,087       4,097
Loans secured by savings
  deposits                             243          --          14          --          --          --          --         257
Property improvement                    23          70         139         552         742         107          --       1,633
Automobiles                            117         432         203         993          18          --          --       1,763
Other consumer loans                    41          49         364          42          --          67          --         563
Commercial business loans           11,186         752       1,118       1,101         196         123          --      14,476
                                   -------      ------      ------      ------     -------     -------     -------    --------
    Total loans                    $15,408      $2,455      $3,663      $5,768     $17,253     $11,907     $49,260    $105,714
                                   =======      ======      ======      ======     =======     =======     =======    ========

------------
<F1> Includes $2.6 million of loans held for sale, reported as due in one year or less.

<F2> Includes multi-family loans totaling $1.3 million.

    The following table sets forth the dollar amount of all loans due after March 31, 2001 which have fixed interest rates and adjustable interest rates.


                                                         FIXED                       ADJUSTABLE
                                                         RATES                         RATES
                                                         -----                         -----
                                                               (DOLLARS IN THOUSANDS)
      Loans secured by real estate
        Residential                                     $38,171                       $41,098
        Commercial                                        2,453                         1,502
      Loans secured by savings
        deposits                                             14                            --
      Property improvement                                1,610                            --
      Automobiles                                         1,646                            --
      Other consumer loans                                  522                            --
      Commercial business loans                              --                         3,290
                                                        -------                       -------
           Total loans                                  $44,416                       $45,890
                                                        =======                       =======

     The following table sets forth total loans originated, purchased, sold and repaid during the periods indicated:

                                                                YEAR ENDED MARCH 31
                                                      --------------------------------------
                                                        2000           1999           1998
                                                      --------      ---------       --------
                                                              (DOLLARS IN THOUSANDS)

     Total loans at beginning of period               $ 90,675      $ 108,896       $ 96,266
     LOANS ORIGINATED
     Residential one- to four-family                    88,460        172,345        113,982
     Commercial business loans                           5,990          4,626          8,298
     Consumer (property improvement
        and automobiles)                                 2,809          1,893          1,415
     Other loans                                            82            165            189
                                                      --------      ---------       --------
           Total loans originated                       97,341        179,029        123,884
     Loans purchased - residential one- to
        four-family                                        773          7,374          6,059
     Participation purchased - residential
        one- to four-family                                 --            817             --
     LOANS SOLD
     Whole loans:
        Servicing retained                             (30,131)      (110,079)       (56,302)
        Servicing released                             (35,030)       (31,713)       (21,759)
                                                      --------      ---------       --------
           Total loans sold                            (65,161)      (141,792)       (78,061)
     Loan principal repayments                         (17,914)       (20,593)       (11,879)
     Loans converted to mortgage-backed
        securities and sold                                 --        (43,056)       (27,373)
                                                      --------      ---------       --------
           Total loans at end of period               $105,714      $  90,675       $108,896
                                                      ========      =========       ========

     Loan Soliciting and Processing.  Loan originations are derived
     ------------------------------
primarily through Equality Mortgage Corporation loan officers' solicitation and personal visits to the local real estate offices in the metropolitan St. Louis area as well as current and walk-in customers. These loan officers have developed a clientele over the years that refer potential customers to Equality Mortgage Corporation for loans. By use of the Equality Mortgage Corporation loan officers and client contacts, Equality Savings Bank has been able to cover a broad market area and offer mortgage services to an extended number of potential customers.

     The eight-member Executive Loan Committee, chaired by
Mr. Fellhauer, is authorized to approve residential mortgage loans up to $500,000. Residential mortgage loans in excess of $500,000 require full Board of Directors approval. All residential mortgage loans are subsequently approved by the full Board of Directors.

     Loans-to-One Borrower Limitations.  Equality Savings Bank's loans
     ---------------------------------
and extensions of credit to a person outstanding at one time and not fully secured may not exceed 15% of the unimpaired capital and surplus of Equality Savings Bank. This limitation calls for a loan-to-one borrower limitation for Equality Savings Bank of $3.0 million at March 31, 2000. Loans and extensions of credit fully secured by readily marketable collateral may comprise an additional 10% of unimpaired capital and surplus. At March 31, 2000, the largest aggregate amount of loans by Equality Savings Bank to any borrower was approximately $2.0 million, which was secured by automobile floor planning and personal assets.

     Loan Commitments.  Equality Savings Bank issues commitments for
     ----------------
fixed- and adjustable-rate single-family residential mortgage loans conditioned upon the occurrence of certain events. Such commitments are made in writing on specified terms and conditions and are generally honored for up to 60 days from application, depending on the type of transaction. Equality Savings Bank had outstanding loan commitments of approximately $1.4 million at March 31, 2000. In addition, Equality Savings Bank offers its commercial customers lines of credit. Any unfunded line of credit represents a commitment to fund. All lines of credit are prime rate based and fluctuate with changes in the prime rate. Equality Savings Bank had outstanding lines of credit of approximately $4.1 million at March 31, 2000.

     Loan Origination and Other Fees.  Equality Savings Bank, in most
     -------------------------------
instances, receives loan origination fees and discount "points." Loan fees and points are a percentage of the principal amount of the mortgage loan that are charged to the borrower for funding the loan. Equality Savings Bank usually charges origination fees of 1% on all real estate loans. Fees received for originating loans are deferred and amortized into interest income over the contractual life of the loan. Deferred fees associated with loans that are sold are included in the gain/loss computation at the time of sale. Equality Savings Bank had approximately $13,000 of net deferred loan fees at March 31, 2000.

     Equality Savings Bank offsets all loan origination fees and certain related direct loan origination costs against all fees and costs associated with loan origination. The resulting net amount is deferred and amortized over the contractual life of the related loans as an adjustment to the yield on such loans, unless prepayments of a large group of similar loans are probable and the timing and amount of prepayments can be reasonably estimated. Equality Savings Bank offsets commitment fees against related direct costs and the resulting net amount is recognized over the contractual life of the related loans as an adjustment of yield if the commitment is exercised. If the commitment expires unexercised, the fees collected are recognized as noninterest income upon expiration of the commitment.

     Delinquencies.  Equality Savings Bank's collection procedures
     -------------
provide that when a loan is 30 days overdue and again after an additional 15 days, the borrower will be contacted by mail and payment requested. After a delinquency of 15 days, a late charge is assessed. If the delinquency continues, subsequent efforts will be made to contact the delinquent borrower. In certain instances, Equality Savings Bank may modify the loan or grant a limited moratorium on loan payments to enable reorganization of the borrower's financial affairs. If the loan continues in a delinquent status for 90 days or more, Equality Savings Bank generally will initiate foreclosure proceedings.

     Nonperforming Assets and Their Classification.  The following
     ---------------------------------------------
table sets forth information with respect to Equality Savings Bank's nonperforming assets for the periods indicated. During the periods shown, Equality Savings Bank had no restructured loans within the meaning of Statement of Financial Accounting Standards No. 15, Accounting by Debtors and Creditors for Troubled Debt Restructurings:

                                                                     AT MARCH 31,
                                                         -----------------------------------
                                                          2000           1999           1998
                                                         -----          -----          -----
                                                               (DOLLARS IN THOUSANDS)
     LOANS WHICH ARE CONTRACTUALLY PAST DUE
        90 DAYS OR MORE<F1>
     Residential one- to four-family<F2>                 $ 471          $ 650          $ 853
     Commercial real estate                                 --             51             --
     Commercial business                                   233             --             --
     Consumer                                               13             15              8
                                                         -----          -----          -----
           Total                                           717            716            861
     Personal property owned                                 2              4             --
     Real estate owned                                      --             --             --
                                                         -----          -----          -----
           Total nonperforming assets                    $ 719          $ 720          $ 861
                                                         =====          =====          =====

     Nonperforming loans to gross loans                   0.68%          0.79%          0.79%
     Total nonperforming assets to total assets           0.22           0.25           0.34

--------

<F1> All loans contractually past due 90 days or more are accounted for on a nonaccrual basis by Equality Savings Bank.

<F2> Includes $388,000, $486,000, and $833,000 of Federal Housing
     Administration/Veterans Administration loans, the principal and interest payments of which are insured by the Federal Housing Administration or guaranteed by the Veterans Administration, at March 31, 2000, 1999 and 1998, respectively.

     Equality Savings Bank had $717,000 in loans 90 days or more delinquent at March 31, 2000 which consisted of 16 one- to four-family residential mortgage loans, each with an outstanding principal balance of less than $98,000, three consumer automobile loans, each with an outstanding principal balance of less than $8,000 and two commercial business loans with an outstanding principal balance of less than $156,000.

     For fiscal 2000, 1999 and 1998, gross interest income which would have been recorded had the nonaccruing loans been current in accordance with their original terms amounted to $70,000, $62,000 and $69,000, respectively, of which $50,000, $31,000 and $49,000, respectively, was included in interest income.

     Asset Classification.  The FDIC asset classification system
     --------------------
conforms with commercial banking practices and puts the establishment of loan loss allowances on a basis consistent with the requirements of generally accepted accounting principles. The regulations require that each insured institution review and classify its assets on a regular basis. In addition, in connection with examinations of insured institutions, FDIC examiners have authority to identify problem assets and, if appropriate, require them to be classified. There are three classifications for problem assets: substandard, doubtful and loss. "Substandard" assets must have one or more defined weaknesses and are characterized by the distinct possibility that the insured institution will sustain some loss if the deficiencies are not corrected. "Doubtful" assets have the weaknesses of substandard assets with the additional characteristic that the weaknesses make collection or liquidation in full on the basis of currently existing facts, conditions and values questionable, and there is a high possibility of loss. An asset classified "loss" is considered uncollectible and of such little value that continuance as an asset of the institution is not warranted.
Assets classified as substandard or doubtful generally require the institution to establish general allowances for loan losses. If an asset or portion thereof is classified loss, the insured institution must either establish specific allowances for loan losses in the amount of 100% of the portion of the asset classified loss or charge-off such amount. A portion of general loss allowances established to cover possible losses related to assets classified substandard or doubtful may be included in determining an institution's regulatory capital, while specific valuation allowances for loan losses generally do not qualify as regulatory capital.

     Equality Savings Bank's classified assets, general and specific loss allowances and charge-offs were as follows:

                                                                    AT OR FOR THE
                                                                 YEAR ENDED MARCH 31
                                                        ------------------------------------
                                                         2000            1999           1998
                                                        ------           ----           ----
                                                                (DOLLARS IN THOUSANDS)
     Substandard and doubtful assets<F1><F2>            $2,313           $234           $ 28
     General loss allowances                               364            366            374
     Specific loss allowances                               --             --             --
     Net charge-offs                                         2              8             25

---------

<F1> Includes a $2.0 million corporate obligation, with a fair value of
     $1.06 million at March 31, 2000 and a maturity date of March 15, 2003, which was investment grade when originally purchased but has subsequently downgraded below investment grade requiring classification of $1.0 million as substandard and $940,000 as doubtful. However, the security continues to meet its interest payment obligations. Management believes the decline in fair value of this security is temporary. Equality Bancorp has the ability and it is management's intent to hold this security until maturity. There were no other doubtful assets at March 31, 2000.

<F2> Includes "doubtful" assets of $4,000 at March 31, 1999.

     Real Estate Owned.  Real estate acquired by Equality Savings Bank
     -----------------
as a result of foreclosure or by deed-in-lieu of foreclosure is classified as real estate owned until sold. When property is acquired, it is recorded at fair value. Equality Savings Bank had no real estate owned at March 31, 2000.

     Allowance for Loan Losses.  Equality Savings Bank's management
     -------------------------
evaluates the need to establish reserves against losses on loans based on estimated losses on specific loans. Such evaluation includes a review of all loans for which full collectibility may not be reasonably assured and considers, among other matters, the estimated market value of the underlying collateral of problem loans, prior loss experience, economic conditions and overall portfolio quality. These provisions for losses are charged against earnings in the year they are established. Equality Savings Bank established provisions for losses on loans for fiscal 2000, 1999 and 1998 of approximately $0, $0 and $116,000, respectively. At March 31, 2000, Equality Savings Bank had an allowance for loan losses of $364,000, which represented .34% of total loans. Based on past experience and future expectations, management believes that the allowance for loan losses is adequate.


                              - 105 -


     The following table sets forth an analysis of Equality Savings Bank's allowance for loan losses as of the dates and for the periods indicated:


                                                                                    AT OR FOR THE
                                                                                 YEAR ENDED MARCH 31
                                                         ------------------------------------------------------------------
                                                          2000           1999           1998           1997           1996
                                                         ------         ------         ------         ------         ------
                                                                               (DOLLARS IN THOUSANDS)
Allowance at beginning of period                         $  366         $  374         $  283         $  233         $  217
Provision charged to expense                                 --             --            116             50             31
Net charge-offs:
      Residential one- to four-family                        --             --            (25)            --            (15)
      Automobiles                                            (2)            (8)            --             --             --
                                                         ------         ------         ------         ------         ------
Balance at end of period                                 $  364         $  366         $  374         $  283         $  233
                                                         ======         ======         ======         ======         ======
Ratio of allowance to total loans outstanding
  at the end of the period                                 0.34%          0.40%          0.34%          0.29%          0.24%
Ratio of net charge-offs to average loans
  outstanding during the period                              --            .01            .02             --            .02
Allowance for loan losses to total
  nonperforming assets                                    50.60          50.80          43.40          39.90          30.40
Allowance for loan losses to total
  nonperforming loans                                     50.80          51.10          43.40          44.00          34.80

     The following table sets forth the breakdown of the allowance for loan losses by loan category at the dates indicated:

                                                                           AT MARCH 31
                                      -----------------------------------------------------------------------------------
                                                      2000                                          1999
                                      --------------------------------------        -------------------------------------
                                      AMOUNT OF       LOAN           PERCENT        AMOUNT OF       LOAN          PERCENT
                                      ALLOWANCE     AMOUNTS            OF           ALLOWANCE      AMOUNTS          OF
                                      FOR LOAN         BY             TOTAL         FOR LOAN         BY            TOTAL
                                       LOSSES       CATEGORY          LOANS          LOSSES       CATEGORY         LOANS
                                      ---------     --------         -------        ---------     --------        -------
                                                                     (DOLLARS IN THOUSANDS)
LOANS SECURED BY REAL ESTATE
Residential one- to
  four-family<F1>                        $200       $ 81,582           77.2%          $235        $72,175           79.6%
Multi-family and
  commercial                               20          5,440            5.1             28          5,812            6.4
Property improvement                        7          1,633            1.5              7          1,482            1.6
Automobiles                                 7          1,763            1.7              5          1,042            1.1
Other                                      --            820            0.8              2            522            0.7
Commercial business loans                 130         14,476           13.7             89          9,642           10.6
                                         ----       --------          -----           ----        -------          -----
    Total allowance for loan losses      $364       $105,714          100.0%          $366        $90,675          100.0%
                                         ====       ========          =====           ====        =======          =====

--------

<F1> Includes loans held for sale.

                                                                       AT MARCH 31
                                     -------------------------------------------------------------------------------
                                                      1998                                      1997
                                     -------------------------------------     -------------------------------------
                                     AMOUNT OF        LOAN         PERCENT     AMOUNT OF        LOAN         PERCENT
                                     ALLOWANCE       AMOUNT          OF        ALLOWANCE       AMOUNT          OF
                                     FOR LOAN          BY           TOTAL       FOR LOAN         BY           TOTAL
                                      LOSSES        CATEGORY        LOANS        LOSSES       CATEGORY        LOANS
                                     ---------      --------       -------     ---------      --------       -------
                                                                                        (DOLLARS IN THOUSANDS)
LOANS SECURED BY REAL ESTATE
Residential one- to
  four-family<F1>                      $234         $ 93,784         86.1%        $174         $88,441         91.9%
Multi-family and
  commercial                             19            4,066          3.8           49           4,299          4.5
Property improvement                      7            1,728          1.6           20           1,596          1.7
Automobiles                               3              617          0.6            2             122          0.1
Other                                    --              548          0.5           --             528          0.5
Commercial business
  loans                                 111            8,153          7.4           38           1,280          1.3
                                       ----         --------        -----         ----         -------        -----
    Total allowance for
     loan losses                       $374         $108,896        100.0%        $283         $96,266        100.0%
                                       ====         ========        =====         ====         =======        =====

                                                     1996
                                    ------------------------------------
                                    AMOUNT OF        LOAN        PERCENT
                                    ALLOWANCE       AMOUNT         OF
                                     FOR LOAN         BY          TOTAL
                                      LOSSES       CATEGORY       LOSSES
                                    ---------      --------      -------
                                          (DOLLARS IN THOUSANDS)
LOANS SECURED BY REAL ESTATE
Residential one- to
  four-family<F1>                      $174        $92,036         94.5%
Multi-family and
  commercial                             41          3,405          2.7
Property improvement                     16          1,300          1.3
Automobiles                               2             97          0.1
Other                                    --            549          1.4
Commercial business
  loans                                  --             --           --
                                       ----        -------        -----
    Total allowance for
     loan losses                       $233        $97,387        100.0%
                                       ====        =======        =====

--------

<F1> Includes loans held for sale.

     INVESTMENT ACTIVITIES

     Equality Savings Bank classifies its investment securities and mortgage-backed securities for financial accounting purposes into one of three categories:

     - Held to Maturity: includes investments in debt securities which Equality Savings Bank has the positive intent and ability to hold until maturity.

     - Trading: includes investments in debt and equity securities purchased and held principally for the purpose of selling them in the near term.

     - Available for Sale: includes investments in debt and equity securities not classified as held to maturity or trading (i.e., investments that Equality Savings Bank has no present plans to sell in the near term but may be sold in the future under different circumstances).

     Investment and mortgage-backed securities classified as held to maturity are measured at amortized cost, in which the amortization of premiums and accretion of discounts, which are recognized as adjustments to interest income, are recorded using methods approximating the interest method. Unrealized gains and losses for trading securities (for which no securities were so designated at March 31, 2000 or 1999) are included in earnings, while such gains and losses for available for sale securities are excluded from earnings and reported as a net amount as accumulated other comprehensive income, a separate component of stockholders' equity, net of income taxes, until realized. Unrealized gains and losses for held to maturity securities are excluded from earnings and stockholders' equity. Gains or losses for available for sale securities are realized and included in other noninterest income upon sale, based on the amortized cost of the individual security sold. All previous fair value adjustments included in accumulated other comprehensive income are reversed upon sale. Mortgage-backed securities represent a significant portion of the debt security portfolio. Amortization of premiums and accretion of discounts on mortgage-backed securities are analyzed in relation to the corresponding prepayment rates, both historical and estimated, using a method that approximates the interest method.

     It has been Equality Savings Bank's practice to maintain assets in investment securities at levels higher than required by federal regulations. Equality Savings Bank's investment securities portfolio at March 31, 2000 consisted of $600,000 in U.S. Government and agency obligations classified as held to maturity, with a fair value of $548,000, $68.7 million in U.S. Government and agency obligations classified as available for sale carried at their estimated market value of $64.8 million, and $58.0 million in corporate bonds classified as available for sale carried at their estimated fair value of $55.7 million. One corporate bond, with a carrying value of $2.0 million and a fair value of $1.06 million at March 31, 2000, which was investment grade when purchased, has been downgraded below investment grade as discussed below.

     The overall objective of Equality Savings Bank's investment portfolio is to provide a sufficient and consistent spread over Equality Savings Bank's marginal cost of funds by investing funds that are not currently required for lending purposes and to provide a liquidity reserve in excess of regulatory requirements. Equality Savings Bank has traditionally maintained an investment portfolio in the range of 15% to 20% of total assets. As of March 31, 2000, investment securities represented 37% of total assets. Equality Savings Bank's regulatory liquidity ratio at March 31, 2000 was 24.0%. The portfolio is also intended to assist in managing Equality Savings Bank's asset and liability interest rate sensitivity.

     Equality Savings Bank's chief financial officer is responsible for daily management of Equality Savings Bank's investment activities and is authorized to perform any Board of Directors-approved transaction necessary to achieve the objectives established by the Board of Directors and that falls within parameters established by the Board of Directors.

     In an effort to increase earnings, Equality Savings Bank deployed a strategy in late 1997 in order to better leverage its balance sheet. The funds received from Federal Home Loan Bank System advances have been invested in mortgage-backed securities and investment securities. Federal Home Loan Bank System advances obtained by Equality Savings Bank were generally longer-term borrowings which contained call features. In general, the investments purchased by Equality Savings Bank with these advances were medium- to long-term investments, many of which have call or prepayment features. As interest rates have risen, Federal Home Loan Bank System advances have been called and replaced with shorter-term, but higher-cost borrowings; however, the investments have not been called. As a result of Equality Savings Bank's strategy, the increase in interest rates, Federal Home Loan Bank System advances exceeding core deposits, and a $2.0 million corporate bond that has been downgraded below investment grade, Equality Savings Bank now has considerable interest rate risk and cannot liquidate its portfolio without a significant impact on earnings. Management is considering reducing Equality Bancorp's interest rate risk by selling a minimum of $60.0 million of available for sale investment securities. See "Pro Forma Financial Information--Notes to Pro Forma Combined Consolidated Financial Statements--Subsequent Events."

     The following table sets forth Equality Savings Bank's investment securities at the dates indicated:


                                                                              AT MARCH 31
                                  ------------------------------------------------------------------------------------------------
                                                2000                              1999                            1998
                                  ------------------------------   ------------------------------   ------------------------------
                                              PERCENT                           PERCENT                        PERCENT
                                  CARRYING      OF        FAIR     CARRYING       OF       FAIR     CARRYING      OF        FAIR
                                   VALUE     PORTFOLIO    VALUE      VALUE     PORTFOLIO   VALUE     VALUE     PORTFOLIO    VALUE
                                  --------   ---------  --------   --------    ---------  -------   --------   ---------   -------
                                                                         (DOLLARS IN THOUSANDS)
U.S. GOVERNMENT AND
  AGENCY OBLIGATIONS
    Available for sale            $ 64,806     53.5%    $ 64,806    $60,500      73.6%    $60,500    $68,897      96.4%    $68,897
    Held to maturity                   600      0.5          548        600       0.7         531      2,600       3.6       2,527
CORPORATE OBLIGATIONS -
  Available for sale                55,682     45.9       55,682     21,047      25.6      21,047         --        --          --
MARKETABLE EQUITY SECURITIES -
  available for sale              $     88      0.1%    $     88    $    88       0.1%    $    88         --        --          --
                                  --------    -----     --------    -------     -----     -------    -------     -----     -------
     Total                        $121,176    100.0%    $121,124    $82,235     100.0%    $82,166    $71,497     100.0%    $71,424
                                  ========    =====     ========    =======     =====     =======    =======     =====     =======

     The following table sets forth the maturities and weighted average yields of Equality Savings Bank's debt securities at March 31, 2000:

                                LESS THAN ONE YEAR            ONE TO FIVE YEARS             FIVE TO TEN YEARS
                             ------------------------      ------------------------      ------------------------
                                             WEIGHTED                      WEIGHTED                      WEIGHTED
                             CARRYING        AVERAGE       CARRYING        AVERAGE       CARRYING        AVERAGE
                               VALUE          YIELD         VALUE           YIELD          VALUE          YIELD
                             --------        --------      --------        --------      --------        --------
                                                       (DOLLARS IN THOUSANDS)
U.S. GOVERNMENT AND AGENCY
  OBLIGATIONS
  Available for sale          $   --             --%       $ 6,736           6.87%       $34,838           6.82%
  Held to maturity                --             --            600           4.18             --             --
CORPORATE OBLIGATIONS
  Available for sale           4,182           6.18         47,448           6.76          4,052           7.21
                              ------                       -------                       -------
     Total                    $4,182           6.18        $54,784           6.75        $38,890           6.87
                              ======                       =======                       =======

                                 OVER TEN YEARS                                     TOTAL
                            ------------------------        -----------------------------------------------------
                                                             AVERAGE
                                            WEIGHTED        REMAINING                                    WEIGHTED
                            CARRYING         AVERAGE        YEARS TO     CARRYING         FAIR           AVERAGE
                              VALUE           YIELD         MATURITY       VALUE          VALUE           YIELD
                            --------        --------        ---------    --------       --------         --------
                                                            (DOLLARS IN THOUSANDS)
U.S. GOVERNMENT AND AGENCY
  OBLIGATIONS
  Available for sale         $23,232           7.71%           9.4%      $ 64,806       $ 64,806           7.15%
  Held to maturity                --             --            3.3            600            548           4.18
CORPORATE OBLIGATIONS
  Available for sale              --             --            2.9         55,682         55,682           6.75
                             -------                                     --------       --------
     Total                   $23,232           7.71            6.4       $121,088       $121,036           6.93
                             =======                                     ========       ========

     MORTGAGE-BACKED SECURITIES. In order to supplement residential loan demand in its primary market area and maintain geographic diversity in its loan portfolio, Equality Savings Bank has a substantial portfolio of mortgage-backed securities that are classified as available for sale and, accordingly, are carried at fair value. All of Equality Savings Bank's mortgage-backed securities are federal agency securities.

     Mortgage-backed securities represent a participation interest in a pool of single-family or multi-family mortgages, the principal and interest payments of which are passed from the mortgage originators through intermediaries that pool and repackage the participation interest in the form of securities to investors such as Equality Savings Bank. Such intermediaries may include quasi-governmental agencies such as Federal Home Loan Mortgage Corporation, Federal National Mortgage Association and Government National Mortgage Association that guarantee or insure the payment of principal and interest to investors. Mortgage-backed securities generally increase the quality of Equality Savings Bank's assets by virtue of the guarantees that back them, are more liquid than individual mortgage loans and may be used to collateralize borrowings or other obligations of Equality Savings Bank.

     Mortgage-backed securities typically are issued with stated principal amounts and the securities are backed by pools of mortgages that have loans with interest rates that are within an identified range and have similar maturities. The underlying pool of mortgages can be composed of either fixed rate mortgages, adjustable rate mortgage loans, or balloon loans. Mortgage-backed securities generally are referred to as mortgage participation certificates or pass-through certificates. As a result, the interest rate risk characteristics of the underlying pool of mortgages, i.e., fixed rate or adjustable rate, as well as prepayment risk, are passed on to the certificate holder. The life of a mortgage-backed pass-through security is equal to the life of the underlying mortgages.

     The actual maturity of a mortgage-backed security varies, depending on when the mortgagors prepay or repay the underlying mortgages. Prepayments of the underlying mortgages may shorten the life of the investment, thereby adversely affecting its yield to maturity and the related market value of the mortgage-backed security. The yield is based upon the interest income and the amortization of the premium or discount related to the mortgage-backed security. Premiums and discounts on mortgage-backed securities are amortized over the estimated term of the securities using a level yield method. The prepayment assumptions used to determine the amortization period for premiums and discounts can significantly affect the yield of the mortgage-backed security and these assumptions are reviewed periodically to reflect the actual prepayment. The actual prepayments of the underlying mortgages depend on many factors, including the type of mortgages, the coupon rate, the age of mortgages, the geographical location of the underlying real estate collateralizing the mortgages and general levels of market interest rates. The difference between the interest rates on the underlying mortgages and the prevailing mortgage interest rates is an important determinant in the rate of prepayments. If the coupon rate of the underlying mortgages significantly exceeds the prevailing market interest rates offered for mortgage loans, refinancing generally increases and accelerates the prepayment of the underlying mortgages. Prepayment experience is more difficult to estimate for adjustable rate mortgage-backed securities.

     Certain of Equality Savings Bank's mortgage-backed securities yield above-market rates of interest and are subject to substantial risk of prepayment. In a declining interest rate environment, Equality Savings Bank may experience significant prepayments of both fixed and adjustable rate mortgage-backed and related securities. In such instances, Equality Savings Bank may be unable to reinvest the cash flow from these securities into comparable yielding investments, and would expect this reinvestment risk to continue so long as interest rates remained relatively low. The majority of Equality Savings Bank's mortgage-backed securities are yielding below-market rates of interest due to the increase in interest rates. In a rising rate environment, Equality Savings Bank may experience a slow down in prepayments and a lengthening in the expected maturity of the mortgage-backed securities.

     Equality Savings Bank's mortgage-backed securities are a blend of fixed-rate balloon securities and adjustable-rate securities maturing in between one and 29 years. Equality Savings Bank's holdings of mortgage-backed securities have decreased in the past year as a result of increased portfolio lending. Because federal agency mortgage-backed securities generally carry a yield of approximately 50 to 100 basis points below that of the corresponding type of residential loan (due to the implied federal agency guarantee fee and the retention of a servicing spread by the loan servicer), Equality Savings Bank's asset yields have been somewhat adversely affected. Due to the existence of the federal agency guarantee on Equality Savings Bank's mortgage-backed securities and the availability of adjustable-rate mortgage-backed securities, however, Equality Savings Bank's credit risk has not increased. Equality Savings Bank will continue to evaluate mortgage-backed securities purchases based on its asset/liability objectives, market conditions and its alternate investment opportunities.

     The following table sets forth certain information regarding carrying and fair values and percentage of total carrying values of Equality Savings Bank's mortgage-backed securities portfolio.

                                                                AT MARCH 31
                            -----------------------------------------------------------------------------------
                                              2000                                         1999
                            --------------------------------------       --------------------------------------
                                             PERCENT                                      PERCENT
                            CARRYING           OF           FAIR         CARRYING           OF           FAIR
                              VALUE           TOTAL         VALUE          VALUE           TOTAL         VALUE
                            --------         -------       -------       --------          ------       -------
                                                           (DOLLARS IN THOUSANDS)
Federal National
  Mortgage Association       $36,340           56.7%       $36,340        $49,365           54.4%       $49,365
Federal Home Loan
  Mortgage Corporation        11,686           18.2         11,686         17,120           18.9         17,120
Government National
  Mortgage Association        16,112           25.1         16,112         24,326           26.7         24,326
                             -------          -----        -------        -------          -----        -------
    Total mortgage-
      backed securities      $64,138          100.0%       $64,138        $90,811          100.0%       $90,811
                             =======          =====        =======        =======          =====        =======


                                          AT MARCH 31
                            --------------------------------------
                                              1998
                            --------------------------------------
                                             PERCENT
                            CARRYING           OF           FAIR
                              VALUE           TOTAL         VALUE
                            --------         -------       -------
                                     (DOLLARS IN THOUSANDS)
Federal National
  Mortgage Association       $28,570           48.8%       $28,570
Federal Home Loan
  Mortgage Corporation         2,580            4.4          2,580
Government National
  Mortgage Association        27,362           46.8         27,362
    Total mortgage-
                             -------          -----        -------
      backed securities      $58,512          100.0%       $58,512
                             =======          =====        =======

     The following table sets forth the activity in Equality Savings Bank's mortgage-backed securities during the periods indicated:

                                                 FOR THE YEAR ENDED MARCH 31,
                                           --------------------------------------
                                             2000           1999           1998
                                           --------       --------       --------
                                                   (DOLLARS IN THOUSANDS)
MORTGAGE-BACKED SECURITIES
At beginning of period                     $ 90,811       $ 58,512       $ 14,954
 Purchases                                    5,300         92,917         56,569
 Sales                                      (10,514)       (26,460)       (10,036)
 Repayments                                 (18,301)       (33,071)        (3,134)
 Premium/discount amortization, net            (798)          (648)          (204)
 Fair value adjustment                       (2,360)          (439)           363
                                           --------       --------       --------
End of period                              $ 64,138       $ 90,811       $ 58,512
                                           ========       ========       ========

     The composition and maturities of Equality Savings Bank's mortgage-backed securities portfolio at March 31, 2000 are indicated in the following table:

                                                LESS THAN ONE YEAR           ONE TO FIVE YEARS             FIVE TO TEN YEARS
                                             ------------------------     ------------------------      ------------------------
                                                             WEIGHTED                     WEIGHTED                      WEIGHTED
                                             CARRYING        AVERAGE      CARRYING        AVERAGE       CARRYING         AVERAGE
                                               VALUE          YIELD        VALUE           YIELD         VALUE            YIELD
                                             --------        --------     --------        --------      --------        --------
                                                                           (DOLLARS IN THOUSANDS)
Federal National Mortgage Association           $29           8.14%        $  306           6.25%        $4,731           6.15%
Federal Home Loan Mortgage Corporation           --             --          3,459           6.01            708           6.10
Government National Mortgage Association         --             --             --             --             --             --
                                                ---           ----         ------           ----         ------           ----
    Total mortgage-
     backed securities                          $29           8.14%        $3,765           6.03%        $5,439           6.14%
                                                ===           ====         ======           ====         ======           ====

                                                OVER TEN YEARS                                  TOTAL
                                            ------------------------       -----------------------------------------------------
                                                                            AVERAGE
                                                            WEIGHTED       REMAINING                                    WEIGHTED
                                            CARRYING         AVERAGE       YEARS TO     CARRYING         FAIR            AVERAGE
                                             VALUE            YIELD        MATURITY       VALUE          VALUE            YIELD
                                            --------        --------       ---------    --------        -------         --------
                                                                           (DOLLARS IN THOUSANDS)
Federal National Mortgage Association       $31,274           7.01%          16.5        $36,340        $36,340           6.89%
Federal Home Loan Mortgage Corporation        7,519           6.16           21.3         11,686         11,686           6.11
Government National Mortgage Association     16,112           6.60           26.2         16,112         16,112           6.60
                                            -------                                      -------        -------
    Total mortgage-
     backed securities                      $54,905           6.77           21.7        $64,138        $64,138           6.68
                                            =======                                      =======        =======

     At March 31, 2000, Equality Savings Bank did not hold any security of an issuer (other than U.S. Government and agency securities) which had an aggregate fair value in excess of 10% of Equality Savings Bank's stockholders' equity at the dates indicated.

     DEPOSIT ACTIVITIES AND OTHER SOURCES OF FUNDS

     General.  Deposits and advances from the Federal Home Loan Bank
     -------
System of Des Moines are the primary source of Equality Savings Bank's funds for lending and other investment purposes. In addition, Equality Savings Bank derives funds from loan principal repayments. Loan repayments are a relatively stable source of funds while deposit inflows and outflows may be significantly influenced by the general level of interest rates and money market conditions.

     Deposit Accounts.  Local deposits are and traditionally have been
     ----------------
the primary source of Equality Savings Bank's funds for use in lending and other general business purposes. Deposits are attracted from within Equality Savings Bank's primary market area (metropolitan St. Louis) through an offering of a variety of financial accounts including savings, checking, money market, certificates of deposit, retirement plan accounts and commercial checking. The account terms vary by type of account according to minimum balance requirements, interest rate and the length of time the account must remain open without incurring a penalty for withdrawal of the funds as well as other factors. Equality Savings Bank relies on the location of its offices, customer satisfaction and other references as its primary sources of deposit solicitation. To a lesser degree, local media advertising is used in the seeking of deposit funds.

     In determining the individual characteristics of its deposit accounts, Equality Savings Bank considers the products and rates offered by the competition, the attractiveness of the product to its customer base, the profitability of the product to Equality Savings Bank and the effect the account will have on the asset liability mix of the institution. Equality Savings Bank believes that it competes favorably on the basis of attractive, convenient locations and quality service. Equality Savings Bank does not use brokered deposits.

     The following table sets forth information concerning Equality Savings Bank's savings deposits at the dates indicated.

                                                                         MARCH 31,
                               -----------------------------------------------------------------------------------------------
                                           2000                            1999                            1998
                               -----------------------------  -------------------------------  -------------------------------
                                          PERCENT                         PERCENT                         PERCENT
                                          OF TOTAL   NOMINAL              OF TOTAL    NOMINAL             OF TOTAL     NOMINAL
                               BALANCE    DEPOSITS    RATE    BALANCE     DEPOSITS     RATE    BALANCE    DEPOSITS       RATE
                               -------    --------   -------  -------     --------    -------  -------    --------     -------
                                                                   (DOLLARS IN THOUSANDS)
NOW accounts                  $ 10,348      7.34%     1.23%   $  8,123      6.30%      2.25%   $  8,370      7.02%       1.86%
Passbook                        20,074     14.26      2.51      20,767     16.10       2.51      19,762     16.57        2.51
Money market demand             12,459      8.85      4.34       8,237      6.39       4.31       5,517      4.62        3.07
Noninterest checking             8,707      6.18        --       7,959      6.17         --       6,920      5.80          --

CERTIFICATES OF DEPOSIT
  28-91 days - Fixed term,
    fixed-rate                      17      0.01      3.00          16      0.01       3.00          30      0.02        2.95
  6 months - Fixed-term,
    fixed-rate                   2,570      1.82      4.38       2,106      1.63       4.04       2,271      1.90        4.00
  9 months - Fixed-term,
    fixed-rate                   5,458      3.87      4.69      11,738      9.10       5.00       8,054      6.75        5.26
  12 months - Fixed-term,
    fixed-rate                  12,832      9.11      5.15       9,646      7.48       4.86       8,036      6.74        5.14
  18 months - Fixed-term,
    fixed-rate                  12,506      8.88      6.28          --        --         --          --        --          --
  24 months - Fixed-term,
    fixed-rate                   8,749      6.21      5.34       8,441      6.55       5.36       7,467      6.26        5.50
  36 months - Fixed-term,
    fixed-rate                   3,938      2.80      5.67       3,229      2.51       5.51       3,029      2.54        5.57
  48 months - Fixed-term,
    fixed-rate                  11,710      8.31      5.57      15,759     12.22       5.87      12,955     10.86        6.36
  60 months - Fixed-term,
    fixed-rate                   7,242      5.14      5.54       7,611      5.90       5.67      12,869     10.79        5.61
  24 months - Fixed-term,
    variable-rate                  705      0.50      4.80         980      0.76       4.80         639      0.54        5.50
  5 - 20 years - Fixed-term,
    fixed-rate
     (Guaranteed Account)          142      0.10      8.92         132      0.10       8.92         122      0.10        8.92
  1 - 60 months -
    Negotiated rate              1,599      1.13      5.84       2,112      1.64       5.79       2,214      1.86        6.12

RETIREMENT ACCOUNTS (IRAS)
  12 months - Fixed-term,
    fixed-rate                   1,015      0.72      4.86       1,123      0.87       4.85         883      0.74        5.00
  18 months - Fixed-term,
    fixed-rate                   3,388      2.40      6.04          --        --         --          --        --          --
  24 months - Fixed-term,
    fixed-rate                   1,524      1.08      5.38         957      0.74       5.30       1,004      0.84        5.39
  36 months - Fixed-term,
    fixed-rate                   1,004      0.71      5.79         711      0.55       5.48         734      0.62        5.53
  48 months - Fixed-term,
    fixed-rate                   5,338      3.79      5.37       9,518      7.38       5.87      10,848      9.09        6.53
  60 months - Fixed-term,
    fixed-rate                   8,891      6.31      5.55       9,065      7.03       5.64       6,944      5.82        5.86
  120 months - Fixed-term,
    fixed-rate                     436      0.31     10.11         422      0.33      10.00         395      0.33       10.00
  24 months - Fixed-term,
    variable-rate                  233      0.17      4.80         302      0.24       4.80         238      0.19        5.50
                              --------    ------     -----    --------    ------      -----    --------    ------       -----
                              $140,885    100.00%     4.39%   $128,954    100.00%      4.37%   $119,301    100.00%       4.49%
                              ========    ======     =====    ========    ======      =====    ========    ======       =====

     The following table indicates the amount of Equality Savings Bank's jumbo certificates of deposit by time remaining until maturity as of March 31, 2000. Jumbo certificates of deposit require minimum deposits of $100,000 and have negotiable rates.

                                                           CERTIFICATES
           MATURITY PERIOD                                  OF DEPOSIT
           ---------------                                  ----------
                                                      (DOLLARS IN THOUSANDS)

           Three months or less                               $  369
           Three through six months                               --
           Six through twelve months                             430
           Over twelve months                                    800
                                                              ------
                                                              $1,599
                                                              ======

     DEPOSIT FLOW

     The following table sets forth the balances of savings deposit in the various types of savings accounts offered by Equality Savings Bank at March 31, 2000, 1999 and 1998:

                                                                        AT MARCH 31,
                              -------------------------------------------------------------------------------------------------
                                         2000                               1999                            1998
                              -----------------------------    --------------------------------  ------------------------------
                                       PERCENT                            PERCENT                          PERCENT
                                          OF      INCREASE                   OF       INCREASE               OF       INCREASE
                              AMOUNT    TOTAL    (DECREASE)    AMOUNT      TOTAL     (DECREASE)  AMOUNT     TOTAL    (DECREASE)
                              ------   -------   ----------    ------     -------    ----------  ------    -------   ----------
                                                                   (DOLLARS IN THOUSANDS)
Noninterest-bearing checking $  8,707    6.18%    $   748     $  7,959      6.17%     $1,039    $  6,920     5.80%    $ 1,927
NOW accounts                   10,348    7.34       2,225        8,123      6.30        (247)      8,370     7.02       1,200
Passbook accounts              20,074   14.25        (693)      20,767     16.10       1,005      19,762    16.57      (1,815)
Money market demand            12,459    8.84       4,222        8,237      6.39       2,720       5,517     4.62        (618)
Fixed-rate certificates        88,359   62.72       5,772       82,587     64.05       4,732      77,855    65.26      (4,370)
Variable-rate certificates        938    0.67        (343)       1,281      0.99         404         877     0.73          (6)
                             --------  ------     -------     --------    ------      ------    --------   ------     -------
   Total                     $140,885  100.00%    $11,931     $128,954    100.00%     $9,653    $119,301   100.00%    $(3,682)
                             ========  ======     =======     ========    ======      ======    ========   ======     =======

     CERTIFICATES OF DEPOSIT BY RATES

     The following table sets forth the certificates of deposits classified by rates at March 31, 2000, 1999 and 1998:

                                                                YEAR ENDED MARCH 31,
                                                       -------------------------------------
                                                         2000           1999           1998
                                                       -------        -------        -------
                                                               (DOLLARS IN THOUSANDS)
     Less than 3.00%                                   $    --        $    --        $     3
     3.00% to 3.99%                                         17             16             26
     4.00% to 4.99%                                     24,331         17,288          3,214
     5.00% to 5.99%                                     35,357         49,393         48,216
     6.00% to 6.99%                                     28,850         13,634         15,122
     7.00% to 7.99%                                        164          2,982         11,634
     8.00% and greater                                     579            555            517
                                                       -------        -------        -------
           Total                                       $89,298        $83,868        $78,732
                                                       =======        =======        =======

     Certificate of deposit accounts at March 31, 2000, 1999 and 1998 are scheduled to mature as indicated in the following table:

                                                  2000                          1999                          1998
                                         ----------------------        ----------------------        ----------------------
                                                        PERCENT                       PERCENT                       PERCENT
                                                          OF                            OF                            OF
                                         AMOUNT          TOTAL         AMOUNT          TOTAL         AMOUNT          TOTAL
                                         ------         -------        ------         -------        ------         -------
                                                                       (DOLLARS IN THOUSANDS)
     Within one year                    $34,467           38.6%       $46,479           55.4%       $42,430           53.9%
     Second year                         25,804           28.9         12,329           14.7         21,282           27.0
     Third year                          14,420           16.1          4,943            5.9          6,832            8.7
     Fourth year                          7,312            8.2         13,109           15.6          4,563            5.8
     Thereafter                           7,295            8.2          7,008            8.4          3,625            4.6
                                        -------          -----        -------          -----        -------          -----
         Total                          $89,298          100.0%       $83,868          100.0%       $78,732          100.0%
                                        =======          =====        =======          =====        =======          =====

     The following table sets forth the savings activities of Equality Savings Bank for the periods indicated:

                                            FOR THE YEAR ENDED MARCH 31,
                                       --------------------------------------
                                         2000           1999           1998
                                       --------       --------       --------
                                               (DOLLARS IN THOUSANDS)
     Beginning balance                 $128,954       $119,301       $122,983
     Net increase (decrease) before
        interest credited                 7,398          5,354         (8,121)
     Interest credited                    4,533          4,299          4,439
                                       --------       --------       --------
                                       $140,885       $128,954       $119,301
                                       ========       ========       ========

     BORROWINGS. Deposits and advances from the Federal Home Loan Bank System of Des Moines are the primary source of funds for Equality Savings Bank. At March 31, 2000, Equality Savings Bank had $159.7 million in Federal Home Loan Bank System of Des Moines advances outstanding and maintained a line of credit of approximately $12.3 million available from the Federal Home Loan Bank System of Des Moines. During fiscal year 2000, Equality Savings Bank utilized Federal Home Loan Bank System advances to provide for increased investment in loans receivable and investment securities. As previously mentioned, Equality Savings Bank deployed a strategy in late 1997 in order to better leverage its balance sheet. The funds received from Federal Home Loan Bank System advances have been invested in mortgage-backed securities and investment securities. Federal Home Loan Bank System advances obtained by Equality Savings Bank were generally longer-term borrowings which contained call features. In general, the investments purchased by Equality Savings Bank with these advances were medium to long-term investments, many of which have call or prepayment features. As interest rates have risen, Federal Home Loan Bank System advances have been called and replaced with shorter-term, but higher-cost borrowings, however, the investments have not been called. As a result of Equality Savings Bank's strategy, the increase in interest rates, Federal Home Loan Bank System advances exceeding core deposits, and a $2.0 million corporate bond that has been downgraded below investment grade, Equality Savings Bank now has considerable interest rate risk and cannot liquidate its portfolio without a significant impact on earnings. Management is considering reducing Equality Bancorp's interest rate risk by selling a minimum of $60.0 million of available for sale investment securities. See "Pro Forma Financial Information--Notes to Pro
Forma Combined Consolidated Financial Statements--Subsequent Events."

     Equality Mortgage Corporation maintains a custodial borrowing relationship at an unaffiliated bank secured by investment securities with an amortized cost of approximately $4.7 million and a fair value of approximately $4.0 million at March 31, 2000. At March 31, 2000, there was $1.7 million outstanding on this note payable.

     The following table sets forth certain information regarding borrowings by Equality Savings Bank at the end of and during the periods indicated.

                                                                        AT AND FOR THE YEAR ENDED MARCH 31,
                                                                      --------------------------------------
                                                                        2000           1999           1998
                                                                      --------       --------       --------
                                                                              (DOLLARS IN THOUSANDS)
Weighted average rate at March 31:
      Federal Home Loan Bank System of Des Moines borrowings              5.95%          5.37%          5.32%
      Note payable to bank                                                2.25           2.25           2.25
      Employee Stock Ownership Plan debt<F1>                                --             --             --

Maximum amount of borrowings outstanding
      at any month-end:
      Federal Home Loan Bank System of Des Moines borrowings          $171,779       $130,396       $104,000
      Note payable to bank                                               4,000          4,000          4,000
      Employee Stock Ownership Plan debt<F1>                                --             --            136

Weighted average amount of borrowings outstanding:
      Federal Home Loan Bank System of Des Moines borrowings          $156,654       $125,994        $76,208
      Note payable to bank                                               2,964          3,108          3,085
      Employee Stock Ownership Plan debt<F1>                                --             --             68

Approximate weighted average rate paid on:
      Federal Home Loan Bank System of Des Moines borrowings              5.55%          5.41%          5.29%
      Note payable to bank                                                2.36           2.28           1.90
      Employee Stock Ownership Plan debt<F1>                                --             --           8.50

--------

<F1> Employee Stock Ownership Plan debt was assumed by Equality Bancorp in connection with its conversion in December 1997.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     GENERAL. Equality Bancorp, Inc. is the holding company for Equality Savings Bank. Equality Bancorp is principally engaged in the business of attracting deposits from the general public and uses these deposits, together with other funding sources, to originate or invest in residential and other mortgage loans and nonmortgage loans, investments and other assets. Because Equality Bancorp is primarily dependent on net interest margin (interest income from loans and investments minus interest expense on deposit accounts and borrowed money) for earnings, the focus of the Company's planning has been to devise and employ strategies that provide a stable, positive spread between the yield on interest-earning assets and the cost of interest-bearing liabilities in order to maximize the dollar amount of net interest income.

     A substantial portion of Equality Bancorp's operations and income are derived from the operations of Equality Mortgage Corporation, a wholly-owned subsidiary of Equality Savings Bank. Equality Mortgage Corporation provides several benefits to Equality Bancorp, including, among other things, originating a variety of mortgage loan products for Equality Bancorp's portfolio and generating fee income for Equality Bancorp through its activities in the secondary mortgage market. Equality Mortgage Corporation's mortgage banking activities produce primarily two types of income - gain on sale of mortgage loans and loan servicing fees and late charges. Equality Mortgage Corporation's mortgage banking activities consist of the origination, purchase and sale of residential mortgage loans.

     ASSET AND LIABILITY MANAGEMENT. Equality Bancorp's principal objective is to achieve long-term profitability while reducing its exposure to fluctuating market interest rates and has employed various strategies intended to minimize the adverse effect of interest rate risk on future operations. Progress has been made toward restructuring the composition of the loan portfolio, and liquidity has been accumulated in investments in investment-grade corporate obligations and in U.S. Government and agency notes and bonds.

     Adjustable-rate mortgages, shorter-term consumer loans and commercial business loans are among the products currently utilized by Equality Bancorp to restructure the loan portfolio. The proper pricing of deposit accounts is also significant. During periods of low or declining rates, the long-term deposits extend attractive rates while in periods of high rates, the short-term deposit accounts are competitively priced. This position allows Equality Bancorp to benefit from the ability to reprice as necessary based on market conditions. Equality Bancorp also relies on Federal Home Loan Bank advances as a primary source of funds in its asset and liability management program.

     Through Equality Mortgage Corporation, Equality Bancorp has focused on the origination of adjustable-rate mortgages that reprice based on fluctuations in interest rates. Fixed-rate mortgage loan originations are generally sold in the secondary market. In addition, Equality Mortgage Corporation's loan servicing operations have been a source of noninterest income to Equality Bancorp.

     YIELDS EARNED AND RATES PAID. The earnings of Equality Bancorp depend largely on the spread between the yield on interest-earning assets (primarily loans and investments) and the cost of interest-bearing liabilities (primarily deposit accounts and borrowed money), as well as the relative size of Equality Bancorp's interest-earning assets and interest-bearing liability portfolios.

     The following table sets forth, for the periods indicated, information regarding average balances of interest-earning assets and interest-bearing liabilities as well as the total dollar amounts of interest income from average interest-earning assets and interest expense on average interest-bearing liabilities, resultant yields, interest rate spread, net interest margin, and ratio of average interest-earning assets to average interest-bearing liabilities. Average balances for a period have been calculated using the average of month-end balances during such period.

                                                                  YEARS ENDED MARCH 31,
                        ----------------------------------------------------------------------------------------------------------
                                       2000                                1999                                1998
                        ----------------------------------   ---------------------------------  ----------------------------------
                                      INTEREST                            INTEREST                            INTEREST
                          AVERAGE       AND        YIELD/     AVERAGE       AND        YIELD/     AVERAGE       AND        YIELD/
                        BALANCE<F1>  DIVIDENDS      COST      BALANCE    DIVIDENDS      COST      BALANCE    DIVIDENDS      COST
                        -----------  ---------     -----      -------    ---------     -----      -------    ---------     -----
                                                                 (DOLLARS IN THOUSANDS)
INTEREST-EARNING ASSETS
Mortgage loans<F2>       $ 84,854       6,202        7.31%   $ 86,630       6,519        7.53%   $ 99,335       7,341        7.39%
Consumer loans<F2>          3,434         327        9.52       3,001         295        9.83       2,677         232        8.67
Commercial business
 loans<F2>                 12,652       1,225        9.68       9,164         889        9.70       5,249         530       10.10
                         --------     -------      ------    --------     -------      ------    --------     -------      ------
   Total loans
    receivable            100,940       7,754        7.68      98,795       7,703        7.80     107,261       8,103        7.55

Investment securities     115,373       8,145        7.06      63,001       3,722        5.91      77,443       4,748        6.13
Interest-bearing
 deposits                   3,804          69        1.81      10,686         400        3.74      10,474         416        3.97
Mortgage-backed
 securities                76,216       4,570        6.00      89,298       5,321        5.96      16,805       1,153        6.86
Federal Home Loan Bank
System stock                7,894         505        6.40       6,337         412        6.50       3,894         260        6.68
                         --------     -------      ------    --------     -------      ------    --------     -------      ------

   Total interest-
    earning Assets       $304,227      21,043        6.92    $268,117      17,558        6.55    $215,877      14,680        6.80
                         ========     =======      ======    ========     =======      ======    ========     =======      ======

INTEREST-BEARING
 LIABILITIES
Passbook savings         $ 20,809         523        2.51%   $ 20,244         506        2.50%   $ 27,229         663        2.43%
Checking                   17,379         246        1.42      15,460         195        1.26      13,487         193        1.43
Money market accounts      10,038         396        3.95       7,047         236        3.35       5,401         150        2.78
Certificates of deposit    83,516       4,431        5.31      80,587       4,521        5.61      80,529       4,628        5.75
                         --------     -------      ------    --------     -------      ------    --------     -------      ------

   Total savings
    deposits              131,742       5,596        4.25     123,338       5,458        4.43     126,646       5,634        4.45

Federal Home Loan Bank
System advances           156,654       8,695        5.55     125,994       6,822        5.41      76,208       4,031        5.29
Other interest-bearing
 liabilities                2,964          70        2.36       3,108          71        2.28       3,153          60        1.90
                         --------     -------      ------    --------     -------      ------    --------     -------      ------

   Total interest-
    bearing liabilities  $291,360      14,361        4.93%   $252,440      12,351        4.89%   $206,007       9,725        4.72%
                         ========     =======      ======    ========     =======      ======    ========     =======      ======

   Net interest income                $ 6,682                             $ 5,207                             $ 4,955
                                      =======                             =======                             =======

   Interest rate spread                              1.99%                               1.66%                               2.08%
                                                   ======                              ======                              ======

   Net interest
    margin<F3>                                       2.20%                               1.94%                               2.30%
                                                   ======                              ======                              ======

RATIO OF AVERAGE
Interest-earning assets
 to average interest-
 bearing liabilities                               104.42%                             106.21%                             104.79%
                                                   ======                              ======                              ======

--------------

<F1> Average balances are computed on a monthly basis (month-end balances).

<F2> Average balances include loans 90 days or more past due; however, interest is not accrued on these loans as they are accounted for on a nonaccrual basis.

<F3> Net interest income divided by average interest-earning assets.

     ANALYSIS OF CHANGES IN NET INTEREST INCOME DUE TO CHANGES IN
VOLUME AND CHANGES IN RATES. The following table sets forth the effects of changing rates and volumes on net interest income of Equality Bancorp. Information is provided with respect to: (1) effects on interest income attributable to changes in rate (changes in rate multiplied by prior volume); (2) effects on interest income attributable to changes in volume (changes in volume multiplied by prior rate); and
(3) changes in rate/volume.

                                                 2000 COMPARED TO 1999                           1999 COMPARED TO 1998
                                               INCREASE (DECREASE) DUE TO                      INCREASE (DECREASE) DUE TO
                                        -----------------------------------------       -----------------------------------------
                                                                RATE/                                           RATE/
                                         RATE      VOLUME       VOLUME       NET         RATE      VOLUME       VOLUME      NET
                                         ----      ------       ------       ---         ----      ------       ------      ---
                                                                         (DOLLARS IN THOUSANDS)
INTEREST-EARNING ASSETS
Mortgage loans<F1>                      $(187)     $ (134)       $  4      $ (317)      $ 139      $ (939)      $ (22)    $  (822)
Consumer loans<F1>                         (9)         42          (1)         32          31          28           4          63
Commercial business loans<F1>              (2)        339          (1)        336         (21)        395         (15)        359
                                        -----      ------        ----      ------       -----      ------       -----     -------

     Total loans receivable              (198)        247           2          51         149        (516)        (33)       (400)

Investment securities                     726       3,094         603       4,423        (170)       (885)         29      (1,026)
Interest-bearing deposits                (206)       (258)        133        (331)        (24)         98         (90)        (16)
Mortgage-backed securities                 33        (779)         (5)       (751)       (152)      4,974        (654)      4,168
Federal Home Loan Bank System stock        (7)        102          (2)         93          (7)        163          (4)        152
                                        -----      ------        ----      ------       -----      ------       -----     -------

     Total net change in income on
       interest-earning assets            348       2,406         731       3,485        (204)      3,834        (752)      2,878
                                        -----      ------        ----      ------       -----      ------       -----     -------

INTEREST-BEARING LIABILITIES
Passbook savings                            3          14          --          17          18        (170)         (5)       (157)
Checking                                   24          24           3          51         (23)         28          (3)          2
Money market accounts                      42         100          18         160          31          46           9          86
Certificates of deposit                  (245)        164          (9)        (90)       (113)          3           3        (107)
                                        -----      ------        ----      ------       -----      ------       -----     -------

     Total savings deposits              (176)        302          12         138         (87)        (93)          4        (176)

Federal Home Loan Bank
   System advances                        171       1,660          42       1,873          91       2,634          66       2,791
Other interest-bearing liabilities          2          (3)         --          (1)         12          (1)         --          11
                                        -----      ------        ----      ------       -----      ------       -----     -------

     Total net change in expense on
       interest-bearing liabilities        (3)      1,959          54       2,010          16       2,540          70       2,626
                                        -----      ------        ----      ------       -----      ------       -----     -------

     Net change in interest income      $ 351      $  447        $677      $1,475       $(220)     $1,294       $(822)    $   252
                                        =====      ======        ====      ======       =====      ======       =====     =======

------------

<F1> Does not include interest on loans 90 days or more past due as interest has not been accrued. All loans contractually past due 90 days or more are accounted for on a nonaccrual basis.

     FISCAL YEAR ENDED MARCH 31, 2000 COMPARED TO MARCH 31, 1999

     Net Income.  Net income increased $23,000, or 2.0%, to $1.2 in
     ----------
2000 from $1.1 million in 1999. The increase was primarily the result of increased net interest income of $1.5 million, or 28.3%, offset by decreased noninterest income of $931,000, or 22.0%, increased noninterest expense of $491,000, or 6.5%, and increased income taxes of $31,000, or 4.4%.

     Net Interest Income.  Interest income increased $3.4 million, or
     -------------------
19.3%, to $21.0 million in 2000 from $17.6 million in 1999. Interest on loans receivable increased by $50,000, or 0.7% to $7.8 million in 2000. This increase was the result of an increase in the average balance of loans outstanding of $2.1 million from $98.8 million in 1999 to $100.9 million in 2000, offset by a decrease in the yield on loans from 7.80% in 1999 to 7.68% in 2000. The higher average balance of loans outstanding reflects an increase in secured commercial lending offset by a decrease in the mortgage lending portfolio. Interest on investment securities increased $4.4 million, or 118.9%, from $3.7 million in 1999 to $8.1 million in 2000, due to an increase in the average balance of investment securities of $52.4 million from $63.0 million in 1999 to $115.4 million in 2000. As previously discussed, the increase in investment securities is a result of Equality Bancorp's leverage strategy and also a result of shifting funds from the sale or maturity of mortgage-backed securities. The yield on investment securities increased from 5.91% in 1999 to 7.06% in 2000. Interest income on mortgage-backed securities decreased $751,000, or 14.1%, from $5.3 million in 1999 to $4.6 million in 2000 due to a decrease in the average balances of $13.1 million from $89.3 million in 1999 to $76.2 million in 2000, and an increase in the yield on mortgage-backed securities from 5.96% in 1999 to 6.00% in 2000.

     Interest expense increased $2.0 million, or 16.1%, from $12.4 million in 1999 to $14.4 million in 2000. The increase resulted primarily from increased average deposits and Federal Home Loan Bank System advances. Average deposit balances increased $8.4 million from $123.3 million in 1999 to $131.7 million in 2000. The weighted average cost of deposits decreased from 4.43% in 1999 to 4.25% in 2000. The increase in average savings deposits is primarily due to Equality Savings Bank's opening of three new branch facilities and deposit marketing efforts.

     Average advances from the Federal Home Loan Bank System increased $30.7 million from $126.0 million in 1999 to $156.7 million in 2000.
The increase is primarily the result of borrowings used to fund increased investment securities and loans receivable. The weighted average cost of advances increased from 5.41% in 1999 to 5.55% in 2000. The weighted average rate for Federal Home Loan Bank System advances was 5.95% at March 31, 2000.

     Net interest margin was 2.20% for the year ended March 31, 2000 and 1.94% for the year ended March 31, 1999. While Equality Bancorp's leverage strategy has increased net margin and net interest income, it has caused Equality Bancorp to have considerable interest rate risk. Although interest rates have increased, the increase in net interest margin has been offset by lower yields on loans as a result of lending competition and adjustable rate mortgages and a result of higher yields on Federal Home Loan Bank System advances as lower cost borrowings have been called or have matured. The retention of adjustable rate mortgages helps reduce Equality Savings Bank's exposure to interest rate risk. In an environment of rapidly increasing interest rates, however, it is possible for the interest rate increases to exceed the maximum allowable adjustment on adjustable rate mortgages, which would negatively affect Equality Savings Bank's interest rate spread. In addition, because the interest earned on adjustable rate mortgages, which are refinanced on a one- to three-year cycle, varies with prevailing interest rates, such loans do not offer Equality Savings Bank as predictable a cash flow as do longer-term, fixed-rate loans.

     Management's efforts to reduce interest rate risk through less reliance on Federal Home Loan Bank System advances and using maturities of investment securities and mortgage-backed securities to fund the repayment of advances could result in a reduction of net interest income and net interest margin in the future. In addition, if management is forced to sell investment securities to meet liquidity needs, market losses could result.

     Provision for Losses on Loans.  Equality Bancorp had no provision
     -----------------------------
for losses on loans in 2000 or 1999. The provision for loan losses is determined by management as the amount to be added to the allowance for loan losses after net chargeoffs have been deducted to bring the allowance to a level which is considered adequate to absorb losses inherent in the loan portfolio. Equality Savings Bank's allowance for loan losses totaled $364,000 at March 31, 2000 and $366,000 at March 31, 1999. The allowance for loan losses is established through a provision for loan losses charged to expense. While Equality Savings Bank maintains its allowance for losses at a level which it considered to be adequate, there can be no assurances that further additions will not be made to the allowance or that such losses will not exceed the estimated amounts.

     Noninterest Income.  Noninterest income decreased $931,000, or
     ------------------
22.0%, from $4.2 million in 1999 to $3.3 million in 2000. The decrease is due primarily to gain on sales of mortgage loans which decreased $1.2 million from $2.0 million in 1999 to $771,000 in 2000, decreased gain on sale of investment securities which decreased $209,000 from $166,000 in 1999 to a loss of $43,000 in 2000, and decreased loan servicing fees and late charges of $36,000 offset by a gain on sale of mortgage servicing rights of $451,000, no equity in loss of joint ventures which decreased $54,000 as a result of Equality Bancorp's sale of its joint venture interest in 1998, and increased other noninterest income of $135,000.
In 2000, Equality Savings Bank, through Equality Mortgage Corporation, sold $87.7 million of mortgage loans as compared to $177.3 million in the comparable period in 1999. The decreased sales volume of $89.6 million resulted in decreased gain on sale of mortgage loans and a corresponding decrease in fees related to reduced originations. Gain on sale of mortgage servicing rights was $451,000 in 2000, as a result of the sale of $65.0 million of Government National Mortgage Association servicing, with no comparable sale in 1999. As a result, the loan servicing portfolio of Equality Mortgage Corporation decreased $34.9 million, or 9.5%, from $369.3 million, of which $297.8 million was serviced for unaffiliated institutions at March 31, 1999 to $334.4 million at March 31, 2000, of which $249.4 million was serviced for unaffiliated institutions.

     While management does not believe Equality Savings Bank will be required to sell investment securities to meet liquidity needs, market losses could be incurred if Equality Savings Bank would be required to do so.

     Noninterest Expense.  Noninterest expense increased $491,000, or
     -------------------
6.5%, from $7.6 million in 1999 to $8.1 million in 2000 due primarily to increased occupancy expenses of $253,000, or 42.2%, from $599,000 in 1999 to $851,000 in 2000, increased data processing expenses of $110,000, or 33.0%, from $332,000 in 1999 to $442,000 in 2000, increased advertising expense of $78,000, or 27.5%, from $282,000 in 1999 to $360,000 in 2000, and increased other expenses of $83,000, or 4.6%, from $1.8 million in 1999 to $1.9 in 2000 offset by decreased salary and employee benefits of $29,000, or 0.6%, which decreased primarily due to reduced commissions paid of $250,000, or 44.0%, for comparable periods, as a result of reduced loan originations, partially offset by an increase of Equality Savings Bank personnel to staff two newly opened branch facilities in St. Peters, Missouri, and Arnold, Missouri, as well as additional employment needs in Equality Savings Bank's subsidiaries. The increase in occupancy, data processing and other expenses in 2000 compared to 1999 is also reflective of the new branches which have been opened.

     Income Taxes.  Income tax expense increased $31,000, or 4.4%, from
     ------------
$708,000 in 1999 to $739,000 in 2000. The increase was the result of the increase in income before income tax expense of $54,000 in 2000. The effective tax rate was approximately 38.5% and 39.1% in 1999 and 2000, respectively.

     FISCAL YEAR ENDED MARCH 31, 1999 COMPARED TO MARCH 31, 1998

     Net Income.  Net income decreased $110,000, or 8.9%, to $1.1
     ----------
million in 1999 from $1.2 million in 1998. The decrease was primarily the result of increased noninterest expense of $1.9 million, or 33.4%, offset by increased net interest income of $252,000, or 5.1%, increased noninterest income of $1.4 million, or 47.1%, decreased provision for losses on loans of $116,000, or 100.0%, and decreased income taxes of $70,000, or 9.0%.

     Net Interest Income.  Interest income increased $2.9 million, or
     -------------------
19.6%, to $17.6 million in 1999 from $14.7 million in 1998. Interest on loans receivable decreased by $400,000, or 4.9%, to $7.7 million in 1999 as compared to $8.1 million in 1998. This decrease was the result of a decrease in the average balance of loans outstanding of $8.5 million from $107.3 million in 1998 to $98.8 million in 1999, offset by an increase in the average yield on loans from 7.55% in 1998 to 7.80% in 1999. The lower average balance of loans outstanding for 1999 reflects a decrease in mortgage loan portfolio lending and increased repayments due to low interest rates, offset by increased secured commercial lending. Interest on investment securities decreased $1.0 million, or 20.2%, from $4.7 million in 1998 to $3.7 million in 1999, due to a decrease in the average balance of investment securities of $14.4 million from $77.4 million in 1998 to $63.0 million in 1999. During the same period the yield on investment securities decreased from 6.13% in 1998 to 5.91% in 1999. Interest income on mortgage-backed securities increased $4.2 million, or 361.3%, from $1.2 million in 1998 to $5.3 million in 1999 due to an increase in the average balances of mortgage-backed securities of $72.5 million from $16.8 million in 1998 to $89.3 million in 1999, offset by a decrease in the yield on mortgage-backed securities from 6.86% in 1998 to 5.96% in 1999.

     Interest expense increased $2.6 million, or 27.0%, to $12.4 million in 1999 from $9.7 million in 1998. The increase resulted primarily from increased Federal Home Loan Bank System advances.
Average advances from the Federal Home Loan Bank System increased $49.8 million from $76.2 million in 1998 to $126.0 million in 1999.

The increase was primarily the result of borrowings used to fund increased investments in mortgage-backed securities. The weighted average cost of Federal Home Loan Bank System advances increased from 5.29% in 1998 to 5.41% in 1999. Average deposit balances decreased $3.3 million from $126.6 million in 1998 to $123.3 million in 1999. During the same period, the weighted average cost of deposits decreased from 4.45% to 4.43% due to a higher concentration of money market demand accounts and a 14 basis point decrease in the average cost of certificates of deposit.

     Net interest margin was 1.94% for the year ended March 31, 1999 and 2.30% for the year ended March 31, 1998. The decrease in net interest margin is a result of a highly competitive lending environment, a decrease in adjustable rate mortgages due to refinancing activity in the lower interest rate environment and Equality Bancorp's leverage strategy.

     Provision for Losses on Loans.  Provision for losses on loans was
     -----------------------------
$-0- in 1999 as compared to $116,000 in 1998. The provision for loan losses is determined by management as the amount to be added to the allowance for loan losses after net charge-offs have been deducted to bring the allowance to a level which is considered adequate to absorb losses inherent in the loan portfolio. Equality Savings Bank's allowance for loan losses totaled $366,000 at March 31, 1999 and $374,000 at March 31, 1998. The allowance for loan losses is established through a provision for loan losses charged to expense. While Equality Savings Bank maintains its allowance for losses at a level which it considered to be adequate, there can be no assurances that further additions will not be made to the allowance or that such losses will not exceed the estimated amounts.

     Noninterest Income.  Noninterest income increased $1.4 million, or
     ------------------
47.1%, to $4.2 million in 1999 from $2.9 million in 1998. The increase is due primarily to gain on sales of mortgage loans which increased from $1.7 million in 1998 to $2.0 million in 1999, increased loan servicing fees and late charges which increased $370,000 from $920,000 in 1998 to $1.3 million in 1999, increased gain on sale of real estate of $147,000 due to Equality Commodity Corporation's sale of its 50% ownership interest in WC Joint Venture, a direct investment, and one investment property, and increased gain on sale of investments of $125,000 from $41,000 in 1998 to $166,000 in 1999. The increase of $645,000, or
55.2%, on gain on sales of mortgage loans was due to a continued improvement in market interest rates during calendar year 1999. In 1999, Equality Savings Bank, through Equality Mortgage Corporation, sold $184.8 million of mortgage loans as compared to $105.4 million in 1998. The increased sales volume of $79.4 million resulted in increased gain on sales of mortgage loans due to the condition of the secondary mortgage market. Loan servicing fees and late charges increased $370,000, or 40.2%, due primarily to an increase in the average servicing portfolio of Equality Mortgage Corporation. Average loan servicing by Equality Mortgage Corporation increased $29.2 million, or 8.6%, from $340.1 million in 1998 to $369.2 million in 1999.

     Noninterest Expense.  Noninterest expense increased $1.9 million,
     -------------------
or 33.4%, to $7.6 million in 1999 from $5.7 million in 1998, due primarily to increased salaries and employee benefits of $1.1 million, or 33.3%, from $3.4 million in 1998 to $4.5 million in 1999, increased advertising expenses of $158,000, or 128.0%, from $124,000 in 1998 to $282,000 in 1999 and increased other expenses of $486,000, or 37.3%, from $1.3 million in 1998 to $1.8 million in 1999. Increased salary and employee benefits are the direct result of increased commissions paid to mortgage loan origination personnel of $169,000, or 42.5%, from $398,000 in 1998 to $567,000 in 1999, general wage increases and an increase in five bank personnel to staff the new Washington branch facility, in addition to Employee Stock Ownership Plan and Management Recognition Plan compensation expenses which increased $308,000 in 1999 as compared to 1998. Advertising expenses increased as a result of marketing promotions during 1999 for Equality Savings Bank's relocated bank office, newly opened Washington, Missouri facility, and overall promotion of Equality Savings Bank. Other expenses increased due primarily to an increase in expenses totaling $155,000 in connection with professional services and taxes for Equality Bancorp with no comparable items in 1998, increases in supplies and services associated with increased mortgage loan activity and an increased number of Equality Savings Bank branch facilities.

     Income Taxes.  Income tax expense decreased $70,000, or 9.0%, to
     ------------
$708,000 in 1999 from $778,000 in 1998. The decrease was the result of the decrease in income before income tax expense of $180,000. The effective tax rate was approximately 38.5% and 38.6% in 1999 and 1998, respectively.

     IMPACT OF NEW ACCOUNTING PRONOUNCEMENTS


     Accounting For Derivative Instruments And Hedging Activities.  In
     ------------------------------------------------------------
June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133, Accounting for Derivative Instruments and Hedging Activities (Statement of Financial Accounting Standards 133) which establishes standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. It requires an entity to recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. In June 1999, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards 137, Accounting for Derivative Instruments and Hedging Activities - Deferral of the Effective Date of Financial Accounting Standards Board Statement
No. 133, an Amendment of Financial Accounting Standards Board Statement No. 133, which defers the effective date of Statement of Financial Accounting Standards 133 from fiscal years beginning after June 15, 1999 to fiscal years beginning after June 15, 2000. Initial application should be as of the beginning of an equity's fiscal quarter; on that date, hedging relationships must be designated and documented according to the provisions of Statement of Financial Accounting Standards 133, as amended. Earlier application of all of the provisions is encouraged but is permitted only as of the beginning of any fiscal quarter that begins after the issuance date of Statement of Financial Accounting Standards 133, as amended. Additionally, Statement of Financial Accounting Standards 133, as amended, should not be applied retroactively to financial statements of prior periods. Equality Bancorp is currently evaluating the requirements and impact of Statement of Financial Accounting Standards 133.


     COMPARISON OF THE QUARTERS ENDED JUNE 30, 2000 AND 1999

     Changes in Financial Condition.  The total assets of Equality
     ------------------------------
Bancorp increased $5.8 million, or 1.8%, to $329.1 million at June 30, 2000 from $323.3 million at March 31, 2000. This increase in asset size primarily relates to an increase in cash and loans receivable which were funded through increased savings deposits, the proceeds from the sales of investment securities, and the proceeds from repayment of mortgage loans and mortgage-backed securities.

     Cash, primarily interest bearing demand accounts, increased $4.7 million, or 51.4%, to $13.7 million at June 30, 2000 from $9.1 million at March 31, 2000. At June 30, 2000, cash was being accumulated to repay a FHLB advance maturing July 14, 2000. This increase is also the result of decreased investment securities and mortgage-backed securities partially offset by increased loans receivable.

     Interest bearing deposits totaled $198,000 at June 30, 2000 and March 31, 2000.

     Investment securities available for sale decreased $4.1 million, or 3.4%, to $116.5 million at June 30, 2000 from $120.6 million at March 31, 2000. The decrease is due primarily to $3.9 million of purchases of securities and a mark to market adjustment of $231,000 to reflect the unrealized gain on investment securities during the three months ended June 30, 2000, offset by $1.7 million of maturities and sales proceeds of $7.0 million. The decrease in investment securities is the result of management's efforts to shift funds from investing in securities to investing in loans receivable. Included in investment securities is a $2.0 million corporate obligation, with a fair value of $1.3 million at June 30, 2000 and maturity date of March 15, 2003 which has been downgraded below investment grade; however, the security continues to meet its interest payment obligations. Management believes the decline in the fair value of this security is temporary. Equality Bancorp has the ability and it is management's intent to hold this security until maturity.

     Investment securities held to maturity totaled $600,000 at June 30, 2000 and March 31, 2000.

     Mortgage-backed securities available for sale decreased $2.0 million, or 3.0%, to $62.2 million at June 30, 2000 from $64.1 million at March 31, 2000. This decrease is the result of principal repayments of $2.2 million, offset by a mark to market adjustment of $341,000 to reflect the unrealized gain on mortgage-backed securities during the three months ended June 30, 2000.

     Loans receivable, net, increased $8.7 million, or 8.3%, to $114.0 million at June 30, 2000, from $105.3 million at March 31, 2000. Loans held for investment increased $7.0 million, or 6.9%, to $109.7 million at June 30, 2000 from $102.7 million at March 31, 2000. This increase reflects Equality Bancorp's efforts to prudently increase its loan portfolio while developing an expanded retail banking presence in its market area. Loans held for sale increased $1.7 million, or 63.4%, to $4.3 million at June 30, 2000 from $2.6 million at March 31, 2000. This increase is the result of Equality Mortgage Corporation mortgage loan originations totaling $23.1 million, offset by mortgage loan sales of $21.6 million at June 30, 2000.

     The following table sets forth composition of the Company's loan portfolio in dollars and in percentages of total loans at the dates indicated:

                                                                        JUNE 30, 2000                      MARCH 31, 2000
                                                                ----------------------------        ---------------------------
                                                                 AMOUNT              PERCENT         AMOUNT             PERCENT
                                                                 ------              -------         ------             -------
                                                                                       (DOLLARS IN THOUSANDS)
LOANS SECURED BY REAL ESTATE
Residential:
   One- to-four family:
     Conventional                                               $ 73,541              64.3%         $ 68,183              64.5%
     FHA/VA                                                       12,573              11.0            10,758              10.2
     Loans held for sale                                           4,315               3.8             2,641               2.5
   Multi-family                                                    1,220               1.1             1,343               1.3
Commercial                                                         3,176               2.8             4,097               3.9
     Total Real Estate Loans                                      94,825              82.9            87,022              82.4
                                                                --------             -----          --------             -----

Commercial Business Loans                                         14,573              12.7            14,476              13.7
                                                                --------             -----          --------             -----

CONSUMER LOANS
Loans secured by savings deposits                                    221               0.2               257               0.2
Property improvement loans                                         1,749               1.5             1,633               1.5
Automobile loans                                                   2,627               2.3             1,763               1.7
Other consumer loans                                                 439               0.4               563               0.5
                                                                --------             -----          --------             -----

     Total Consumer Loans                                          5,036               4.4             4,216               3.9
                                                                --------             -----          --------             -----

     Total Loans                                                 114,434             100.0%          105,714             100.0%

LESS
Deferred loan fees                                                    41                                  21
Unearned discounts                                                    10                                  13
Allowance for loan losses                                            363                                 364
                                                                --------                            --------

     Total loans receivable, net                                $114,020                            $105,316
                                                                ========                            ========

     Office properties and equipment increased $73,000, or 1.1%, to $7.0 million at June 30, 2000 from $6.9 million at March 31, 2000. The increase resulted from additional improvements to Equality Savings Bank's future full-service branch in Fenton, Missouri, scheduled to open in the third quarter of 2000.

     Savings deposits increased $18.9 million, or 13.4%, to $159.7 million at June 30, 2000 from $140.9 million at March 31, 2000.
Interest credited during the three months ended June 30, 2000 was approximately $1.4 million. Savings deposits have increased as a result of specific marketing tactics directed to that effort as well as to replace borrowed funds with savings deposit relationships.

     FHLB advances decreased $14.1 million, or 8.8%, to $145.6 million at June 30, 2000 from $159.7 million at March 31, 2000. FHLB advances were decreased as a result of marketing efforts directed at increasing savings deposits and the associated banking relationships.

     Other borrowed money increased $673,000, or 39.7%, to $2.4 million at June 30, 2000 from $1.7 million at March 31, 2000. These short term borrowings relate to a warehouse line of credit established with an independent bank and maintained by Equality Mortgage Corporation, the proceeds of which were invested solely in residential mortgage loans.

     Total stockholders' equity increased $504,000, or 2.5%, to $20.4 million at June 30, 2000 from $19.9 million at March 31, 2000. The increase was primarily attributable to net income of $234,000, a reduction in ESOP indebtedness of $37,000, a reduction of unamortized restricted stock awards of $36,000, and a mark to market adjustment to reflect unrealized gain on securities available for sale of $349,000, offset by Equality Bancorp's purchase of treasury stock of $12,000 and payment of quarterly dividends totaling $136,000.

     The following table presents the net interest income, net interest margin and net interest spread for the quarters ended June 30, 2000 and 1999. The table compares interest income and average interest-earning assets with interest expense and average interest-bearing liabilities.

                                             CONSOLIDATED AVERAGE BALANCE SHEET,
                                           INTEREST AND DIVIDENDS EARNED OR PAID,
                                            AND RELATED INTEREST YIELDS AND RATES

                                                                          QUARTERS ENDED JUNE 30,
                                          --------------------------------------------------------------------------------------
                                                            2000                                         1999
                                          -----------------------------------------    -----------------------------------------
                                                           INTEREST                                     INTEREST
                                            AVERAGE           AND           YIELD/      AVERAGE            AND           YIELD/
                                          BALANCE<F1>      DIVIDENDS       COST<F2>    BALANCE<F1>      DIVIDENDS       COST<F2>
                                          -----------      ---------       --------    -----------      ---------       --------
                                                                          (DOLLARS IN THOUSANDS)
INTEREST-EARNING ASSETS
Loans receivable <F3>                      $111,516         $2,182           7.83       $ 97,037         $1,825           7.52%
Investment securities                       127,437          2,234           7.01         93,704          1,614           6.89
Mortgage-backed securities                   65,326          1,096           6.71         84,419          1,256           5.95
Interest-bearing deposits                     8,399             36           1.71          2,864             10           1.40
Investment in FHLB                            7,519            130           6.92          7,084            109           6.15
                                           --------         ------                      --------         ------

     Total interest-earning assets          320,197          5,678           7.10        285,108          4,814           6.76
                                                            ------                                       ------

Other assets                                  5,396                                       12,681
                                           --------                                     --------

Total assets                               $325,593                                     $297,789
                                           ========                                     ========

INTEREST BEARING LIABILITIES
   Regular savings                           19,450                                       21,042
   NOW accounts                              19,674                                       16,222
   Money market accounts                     12,706                                        8,426
   Certificates of deposit                  102,740                                       82,601
                                           --------                                     --------

     Total savings deposits                 154,570          1,714           4.44        128,291          1,373           4.28
FHLB advances                               149,664          2,273           6.07        139,279          1,821           5.23
Other interest-bearing
   liabilities                                2,239             11           1.97          2,423             12           1.98
                                           --------         ------                      --------         ------

     Total interest bearing
       liabilities                          306,473          3,998           5.22        269,993          3,206           4.75
                                                            ------                                       ------

Other liabilities                            (1,025)                                       2,553
                                           --------                                     --------

     Total liabilities                      305,448                                      272,546
       Stockholders' equity                  20,145                                       25,243
                                           --------                                     --------

     Total liabilities and
       stockholders' equity                $325,593                                     $297,789
                                           ========                                     ========

Net interest income                                         $1,680                                       $1,608
                                                            ======                                       ======

Interest rate spread                                          1.88%                                        2.01%
                                                            ======                                       ======

Net interest margin <F4>                                      2.10%                                        2.26%
                                                            ======                                       ======

Ratio of average interest-
   earning assets to
   average interest-bearing
   liabilities                                                               1.04x                                       1.06x
                                                                             ====                                        ====

---------------

<F1> Average balances are computed on a monthly basis (month-end balances).

<F2> Annualized.

<F3> Does not include accrued interest on loans 90 days or more past due.

<F4> Net interest income divided by average interest-earning assets.

     Net Income.  Net income decreased $11,000, or 4.6%, to $234,000
     ----------
for the three months ended June 30, 2000 from $245,000 for the three months ended June 30, 1999. The decrease was primarily the result of decreased noninterest income of $85,000, or 10.0%, and increased noninterest expense of $24,000, or 1.2%, offset by increased net interest income of $73,000, or 4.5%, and decreased income taxes of $26,000, or 15.3%, for the three months ended June 30, 2000.

     Interest Income.  Interest income increased $864,000, or 18.0%, to
     ---------------
$5.7 million for the three months ended June 30, 2000 from $4.8 million for the three months ended June 30, 1999. The increase is primarily due to increased average investment securities of $33.7 million to $127.4 million for the three months ended June 30, 2000 from $93.7 million for the three months ended June 30, 1999 and increased average loans receivable of $14.5 million to $111.5 million for the three months ended June 30, 2000 from $97.0 million for the three months ended June 30, 1999, offset by decreased average mortgage-backed securities of $19.1 million to $65.3 million for the three months ended June 30, 2000 from $84.4 million for the three months ended June 30, 1999. The weighted average yield on total interest-earning assets increased to 7.10% for the three months ended June 30, 2000 from 6.76% for the three months ended
June 30, 1999 due to the investment of proceeds of mortgage loan and mortgage-backed securities repayments and investment securities sales and maturities into loans receivable and investment securities at current market rates.

     Interest Expense.  Interest expense increased $792,000, or 24.7%,
     ----------------
to $4.0 million for the three months ended June 30, 2000 from $3.2 million for the three months ended June 30, 1999. The increase is primarily due to increased average FHLB advances of $10.4 million to $149.7 million for the three months ended June 30, 2000 from $139.3 million for the three months ended June 30, 1999 and increased average savings deposits of $26.3 million to $154.6 million for the three months ended June 30, 2000 from $128.3 million for the three months ended
June 30, 1999. This increase is due primarily to the opening of three new branch facilities and increased general marketing efforts. Weighted average cost of funds increased to 5.22% for the three months ended
June 30, 2000 from 4.75% for the three months ended June 30,1999, which reflect increased general market interest rates on deposits and FHLB advances.

     Provision for Losses on Loans.  Equality Bancorp had no provision
     -----------------------------
for losses on loans for the three-month periods ended June 30, 2000 or June 30, 1999. The provision for loan losses is determined by management as the amount to be added to the allowance for loan losses after net charge-offs have been deducted to bring the allowance to a level which is considered adequate to absorb losses inherent in the loan portfolio. Equality Savings Bank's allowance for loan losses totaled $363,000 at June 30, 2000 and $364,000 at March 31, 2000. The allowance for loan losses is established through a provision for loan losses charged to expense. While Equality Savings Bank maintains its allowance for losses at a level which it considered to be adequate, there can be no assurances that further additions will not be made to the allowance or that such losses will not exceed the estimated amounts.

     Noninterest Income.  Noninterest income decreased $85,000, or
     ------------------
10.0%, to $766,000 for the three months ended June 30, 2000 from $851,000 for the three months ended June 30, 1999. This decrease was due primarily to decreased gain on sale of loans of $87,000, or 26.2%, to $244,000 for the three months ended June 30, 2000 from $331,000 for the three months ended June 30, 1999, decreased loan servicing fees and late charges of $62,000, or 19.9%, to $249,000 for the three months ended June 30, 2000 from $311,000 for the three months ended June 30, 1999, and decreased gain on sale of investment securities of $31,000, to a negligible gain for the three months ended June 30, 2000 from $31,000 for the three months ended June 30, 1999, offset by increased other noninterest income of $88,000, or 62.2%, to $230,000 for the three months ended June 30, 2000 from $142,000 for the three months ended
June 30, 1999. For the three months ended June 30, 2000, Equality Bancorp, through Equality Mortgage Corporation, sold $21.6 million of mortgage loans as compared to sales of $28.5 million for the three months ended June 30, 1999. The decreased volume of sales due to rising interest rates resulted in decreased gain on sale for the comparable periods. During the period the average loan servicing portfolio decreased $16.6 million, or 4.5%, to $353.4 million from $370.0 million for the three months ended June 30, 1999.

     Noninterest Expense.  Noninterest expense increased $24,000, or
     -------------------
1.2%, to $2.1 million for the three months ended June 30, 2000 from $2.0 million for the three months ended June 30, 1999. The increase was due primarily to increased occupancy expense of $13,000, or 6.8%, to $196,000 for the three months ended June 30, 2000 from $184,000 for the three months ended June 30, 1999, increased data processing expenses of $9,000, or 9.3%, to $100,000 for the three months ended June 30, 2000 from $91,000 for the three months ended June 30, 1999, increased advertising expense of $52,000, or 65.9%, to $132,000 for the three months ended June 30, 2000 from $80,000 for the three months ended
June 30, 1999, offset by decreased salary and employee benefits of $34,000, or

2.9%, to $1.1 million for the three months ended June 30, 2000, from $1.2 million for the three months ended June 30, 1999 and decreased FDIC insurance premiums of $11,000, or 61.1%, to $7,000 for the three months ended June 30, 2000 from $19,000 for the three months ended June 30, 1999. Salary and employee benefits decreased primarily due to a reduction of Equality Mortgage Corporation personnel. The increase in occupancy and data processing is reflective of the new branch in Arnold, Missouri which opened in July 1999.

     Income Taxes.  Income tax expense decreased $26,000, or 15.3%, to
     ------------
$143,000 for the three months ended June 30, 2000 from $169,000 for the three months ended June 30, 1999. This decrease was primarily due to a decrease in income before income tax of $37,000, or 9.0%. The effective tax rate was approximately 38.0% and 40.9% for the three-month periods ended June 30, 2000 and 1999, respectively.

     Nonperforming Assets.  At June 30, 2000, nonperforming assets were
     --------------------
approximately $447,000, which represents a decrease of $272,000, or 37.8%, as compared to March 31, 2000. A summary of nonperforming assets by category is summarized as follows:

                                                      JUNE 30,      MARCH 31,
                                                       2000           2000
                                                      --------      ---------
                                                          (IN THOUSANDS)
NONACCRUING LOANS
One- to four- family<F1>                               $ 408            471
Commercial business                                       --            233
Consumer and other                                        39             13
                                                       -----           ----

   Total nonaccruing loans                               447            717
Repossessed assets                                        --              2
                                                       -----           ----

   Total nonperforming assets                          $ 447            719
                                                       =====           ====

Nonaccruing loans as a percent of net loans             0.39%          0.68%
                                                       =====           ====

Nonaccruing loans as a percent of total assets          0.14%          0.22%
                                                       =====           ====

Nonperforming assets as a percent of total assets       0.14%          0.22%
                                                       =====           ====

-----------

<F1> Includes $293,000 and $388,000 of FHA/VA loans, the principal and interest payments of which are either issued by FHA or guaranteed by the VA at June 30, 2000 and March 31, 2000, respectively.

LIQUIDITY AND CAPITAL RESOURCES

     Equality Savings Bank's primary sources of funds are deposits, advances from the FHLB, repayments, prepayments and maturities of outstanding loans, maturities of investment securities and other short-term investments, and funds provided from operations. While scheduled loan repayments and maturing investment securities and short-term investments are relatively predictable sources of funds, deposit flows and loan prepayments are greatly influenced by the movement of interest rates in general, economic conditions and competition. Equality Savings Bank manages the pricing of its deposits to maintain a deposit balance deemed appropriate and desirable. In addition, Equality Savings Bank invests in short-term investment securities and interest-earning assets which provide liquidity to meet lending requirements. Although Equality Savings Bank's deposits have historically represented the majority of its total liabilities, Equality Savings Bank also utilizes other borrowing sources, primarily advances from the FHLB which totaled $145.6 million at June 30, 2000. At June 30, 2000, Equality Savings Bank had approximately $964,000 in outstanding commitments to originate loans, approximately $874,000 of which were adjustable rate loans. The interest rate on one fixed rate commitment was 8.375% at June 30, 2000. The majority of the loans will be sold into the secondary market upon origination.

     Liquidity management is both a daily and long-term function.
Excess liquidity is generally invested in short-term investments such as cash and cash equivalents, and U.S. Government agency securities. On a longer-term basis, Equality Savings Bank invests in various loans, mortgage-backed securities, and investment securities. Equality Savings Bank uses its sources of funds primarily to meet its ongoing commitments to pay maturing savings certificates and savings withdrawals, fund loan commitments and maintain an investment securities portfolio. Management of Equality Savings Bank believes that it has adequate resources, including principal prepayments and repayments of loans and maturing investments, to fund all of its commitments to the extent required. Based upon its historical run-off experience, management believes that a significant portion of maturing deposits will remain with Equality Savings Bank.

     In an effort to increase earnings, Equality Savings Bank deployed a strategy in late 1997 in order to better leverage its balance sheet.
The funds received from Federal Home Loan Bank System advances have been invested in mortgage-backed securities and investment securities.
Federal Home Loan Bank System advances obtained by Equality Savings Bank were generally longer-term borrowings which contained call features. In general, the investments purchased by Equality Savings Bank with these advances were medium to long-term investments, many of which have call or prepayment features. As interest rates have risen, Federal Home Loan Bank System advances have been called and replaced with shorter-term, but higher-cost borrowings, however, the investments have not been called. As a result of Equality Savings Bank's strategy, the increase in interest rates, Federal Home Loan Bank System advances exceeding core deposits, and a $2.0 million corporate bond that has been downgraded below investment grade, Equality Savings Bank now has considerable interest rate risk. Management is considering reducing Equality Bancorp's interest rate risk by selling a minimum of $60.0 million of available for sale investment securities. In connection with such a sale, Equality Bancorp estimates that it would likely report a pre-tax loss of approximately $2.0 million. See "Pro Forma Financial Information--Notes to Pro Forma Combined Consolidated Financial Statements--Subsequent Events."

     As a result of Equality Savings Bank's charter change on December 28, 1999 from a federally-chartered thrift to a Missouri state-chartered savings bank, Equality Savings Bank is required to maintain specific amounts of regulatory capital under federal regulations. The capital regulations require institutions to have Tier 1 leverage capital equal to 4.0% of adjusted total assets (as defined by regulation), a minimum Tier 1 risk-based capital ratio of 4.0% of risk-based total assets, and a total risk-based capital ratio of 8.0% of risk-based assets (as defined by regulation). The risk-based capital requirement is calculated based on the credit risk presented by both on-balance-sheet assets and off-balance-sheet commitments and obligations. Assets are assigned a credit-risk weighting based upon their relative risk ranging from 0% for assets backed by the full faith and credit of the United States or that pose no credit risk to the institution to 100% for assets such as delinquent or repossessed assets.

     The following table sets forth certain information concerning Equality Savings Bank's regulatory capital as of June 30, 2000:

                                                     REGULATORY CAPITAL
                                           ---------------------------------------
                                            TIER I         TIER I         TOTAL
                                           LEVERAGE      RISK-BASED     RISK-BASED
                                           CAPITAL        CAPITAL        CAPITAL
                                           -------        -------        -------
                                                   (DOLLARS IN THOUSANDS)
Stockholders' equity                       $ 24,371         24,371         24,371

Additional capital item - general
   loan loss reserves                            --             --            363
                                           --------       --------       --------

Total regulatory capital                     24,371         24,371         24,734

Minimum capital requirement                   9,543          6,563         13,126
                                           --------       --------       --------

Excess regulatory capital                  $ 14,828       $ 17,808       $ 11,608
                                           ========       ========       ========

Adjusted total assets                      $238,574       $164,073       $164,073

Regulatory capital ratio                      10.37%         14.85%         15.08%

     Management believes that under current regulations, Equality
Savings Bank will continue to meet its minimum capital requirements in the foreseeable future. Events beyond the control of Equality Savings Bank could adversely affect future earnings and as a result, the ability of Equality Savings Bank to meet its future minimum capital requirements.

REGULATORY AGREEMENT


     As a result of the FDIC's first regular examination following
Equality Savings Bank's conversion from a federally-chartered savings and loan association to a state-chartered savings bank on December 28, 1999, Equality Savings Bank entered into a Memorandum of Understanding with the FDIC and the Missouri Division of Finance on June 26, 2000. By signing the Memorandum of Understanding, Equality Savings Bank has agreed to take certain actions in response to concerns raised by the FDIC. The Memorandum of Understanding addresses: (1) the Board of Directors of Equality Savings Bank's assessment of Equality Savings Bank's management and staffing needs to ensure proper supervision of Equality Savings Bank's affairs; (2) Equality Savings Bank's review of its earnings performance, development of a written plan to improve earnings performance and preparation of a revised 2001 budget reflecting remedial actions to improve Equality Savings Bank's earnings; (3) Equality Savings Bank's implementation of a suitable method for measuring and monitoring Equality Savings Bank's interest rate risk, establish interest rate risk parameters and provide for independent review of the validity of the assumptions, data, and results of the method used; (4) Equality Savings Bank's development of a written funds management policy overseen by an Asset/Liability Committee, the membership of which shall include non-officer director representation and which shall report to the Board of Directors, and the establishment of goals and strategies for managing or improving Equality Savings
Bank's interest rate risk profile; (5) Equality Savings Bank's maintenance of a Tier I Leverage Ratio of not less than 7% while the Memorandum of Understanding is in effect; (6) Equality Savings Bank's refrain from declaring or paying any dividends and/or management fees to Equality Bancorp without prior written regulatory approval; (7) Equality
Savings Bank's presentation to the FDIC and the Missouri Division of Finance of periodic updates regarding Equality Savings Bank's asset growth objectives, particularly in light of capital and liquidity needs;
(8) Equality Savings Bank's provision of a revised investment policy, modify certain investment practices, and assurance that the policy is implemented and followed; (9) Equality Savings Bank's development of an internal audit program and appointment of an internal auditor who shall report to the Board of Directors; (10) Equality Savings Bank's efforts to correct and/or eliminate violations cited by the FDIC and the Missouri Division of Finance; (11) Equality Savings Bank's implementation of procedures to address regulatory concerns regarding the retail sale of nondeposit investment products by Equality Savings
Bank; and (12) Equality Savings Bank's submission of periodic progress reports to the FDIC and Missouri Division of Finance regarding Equality
Savings Bank's compliance with the Memorandum of Understanding.


     The Memorandum of Understanding is not a formal supervisory action by the FDIC but is an enforceable action. Failure to comply with the Memorandum of Understanding can lead to a formal enforcement action. Equality Savings Bank believes that it can comply with the Memorandum of Understanding and is currently taking the necessary steps to do so. Compliance with the Memorandum of Understanding is not expected to have a materially adverse impact on the operations and financial condition of Equality Savings Bank or Equality Bancorp. The Memorandum of Understanding will remain in effect until terminated by the Kansas City Regional Director of the FDIC or upon consummation of the proposed merger of Equality Savings Bank into Allegiant Bank.

        INFORMATION REGARDING ALLEGIANT BANCORP COMMON STOCK

     As a result of the conversion of shares of Equality Bancorp common stock to shares of Allegiant Bancorp common stock at the effective time, Equality Bancorp stockholders will become Allegiant Bancorp shareholders. Your rights as Allegiant Bancorp shareholders will be governed by Missouri law and Allegiant Bancorp's articles of incorporation and by-laws. This description of Allegiant Bancorp's capital stock, including the Allegiant Bancorp common stock to be issued in the merger, reflects the anticipated state of affairs at the effective time. The following summarizes the material terms of Allegiant Bancorp's capital stock but does not purport to be complete, and is qualified in its entirety by reference to the applicable provisions of federal law governing bank holding companies, Missouri law and Allegiant Bancorp's articles of incorporation and by-laws.

DESCRIPTION OF ALLEGIANT BANCORP COMMON STOCK

     Allegiant Bancorp is authorized to issue 20,000,000 shares of Allegiant Bancorp common stock. All of the issued and outstanding shares of Allegiant Bancorp common stock are, and upon the issuance of Allegiant Bancorp common stock in connection with the merger will be, validly issued, fully paid and non-assessable except for possible assessment in limited circumstances required by Delaware law. See "Comparative Rights of Shareholders."

     VOTING AND OTHER RIGHTS. The holders of Allegiant Bancorp common stock are entitled to one vote per share, and in general, a majority of votes cast with respect to a matter will be sufficient to authorize action upon routine matters. Directors are to be elected by a plurality of the votes cast, and, unlike Equality Bancorp stockholders, Allegiant Bancorp shareholders may cumulate their votes in the election of directors.

     * amendments to Allegiant Bancorp's articles of incorporation will be approved if the votes cast within a voting group favoring the action exceed the votes cast within the voting group opposing the action; and

     * a merger or dissolution of Allegiant Bancorp, or the sale of all or substantially all of its assets, must be approved by the affirmative vote of the holders of at least two-thirds of the voting power of the outstanding voting shares and the affirmative vote of the holders of a majority of the outstanding shares of each class entitled to vote on the matter as a class.

     NO PREEMPTIVE OR CONVERSION RIGHTS. Allegiant Bancorp common stock does not entitle its holders to any preemptive rights, redemption privileges, sinking fund privileges or conversion rights.

     ASSETS UPON DISSOLUTION. In the event of liquidation, holders of Allegiant Bancorp common stock would be entitled to receive proportionately any assets legally available for distribution to shareholders of Allegiant Bancorp with respect to shares held by them, subject to any prior rights of any Allegiant Bancorp preferred stock then outstanding.

     DISTRIBUTIONS. Allegiant Bancorp shareholders are entitled to receive the dividends or distributions that Allegiant Bancorp's board of directors may declare out of funds legally available for these payments. The payment of distributions by Allegiant Bancorp is subject to the restrictions of Missouri law applicable to the declaration of distributions by a corporation. A corporation generally may not authorize and make distributions if, after giving effect to the distribution, it would be unable to meet its debts as they become due in the usual course of business or if the corporation's total assets would be less than the sum of its total liabilities plus, unless the corporation's articles of incorporation provide otherwise, the amount that would be needed, if it were to be dissolved at the time of distribution, to satisfy the preferential rights upon dissolution of shareholders whose preferential rights are superior to the rights of those receiving the distribution.

     As a bank holding company, the ability of the Allegiant Bancorp to pay distributions will be affected by the ability of its banking subsidiary to pay dividends. The ability of Allegiant Bank, as well as of Allegiant Bancorp, to pay dividends in the future currently is, and could be further, influenced by bank regulatory requirements and capital guidelines. See "Supervision and Regulation" for a more detailed description.

     RESTRICTIONS ON OWNERSHIP. The Bank Holding Company Act requires any bank holding company to obtain the approval of the Federal Reserve Board prior to the acquisition of 5% or more of Allegiant Bancorp common stock. Any person, other than a bank holding company, is required to obtain prior approval of the Federal Reserve Board to acquire 10% or more of Allegiant Bancorp common stock under the Change in Bank Control Act. Any holder of 25% or more of Allegiant Bancorp common stock (or a holder of 5% or more if such holder otherwise exercises a controlling influence over Allegiant Bancorp) is subject to regulation as a bank holding company under the Bank Holding Company Act. See "Supervision and Regulation--Control Acquisitions" for further description of the effects of the Change in Bank Control Act.

RESTRICTIONS ON RESALES BY AFFILIATES

     The shares of Allegiant Bancorp common stock to be issued to Equality Bancorp stockholders in the merger have been registered under the Securities Act. They may be traded freely and without restriction by you if you are not deemed to be an affiliate of Equality Bancorp under the Securities Act. An "affiliate" of Equality Bancorp, as defined by the rules promulgated under the Securities Act, is a person who directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, Equality Bancorp. Any subsequent transfer of these shares by any person who is an affiliate of Equality Bancorp at the time of the merger is submitted for vote of the Equality Bancorp stockholders will, under existing law, require one of the following:

     * the further registration under the Securities Act of the proposed transfer of these shares of Allegiant Bancorp common stock, however, Allegiant Bancorp is not bound to effect any such registration and has no plans to do so;

     *    compliance with Rule 145 under the Securities Act
          (permitting limited sales in some circumstances); or

     * the availability of another exemption from the registration requirements of the Securities Act.

     We expect these restrictions to apply to the directors and executive officers of Equality Bancorp, some of their family members and to entities in which they may have a substantial ownership interest. Stop transfer instructions will be given by Allegiant Bancorp to its transfer agent with respect to the Allegiant Bancorp common stock to be received by persons subject to the restrictions described above, and the certificates for this stock will bear appropriate legends.

     Equality Bancorp has agreed in the merger agreement to cause each person who is an affiliate of Equality Bancorp to deliver to Allegiant Bancorp a written agreement intended to ensure compliance with the Securities Act.

                   COMPARATIVE RIGHTS OF SHAREHOLDERS


     Following the merger, Equality Bancorp stockholders will become shareholders of Allegiant Bancorp. The rights of Equality Bancorp stockholders currently are governed by the Delaware General Corporation Law and Equality Bancorp's certificate of incorporation and by-laws. The rights of Allegiant Bancorp shareholders currently are governed by the Missouri Business and General Corporation Law, and by Allegiant Bancorp's articles of incorporation and by-laws. The following is a summary of the material differences between Delaware law and Equality Bancorp's certificate of incorporation and by-laws, on the one hand, and Missouri law and Allegiant Bancorp's articles of incorporation and by-laws, on the other hand. This summary does not purport to be a complete discussion of, and is qualified in its entirety by reference to, Equality Bancorp's certificate of incorporation and by-laws, Allegiant Bancorp's articles of incorporation and by-laws, Delaware law and Missouri law.


                                  AUTHORIZED CAPITAL STOCK
             Allegiant Bancorp                                  Equality Bancorp
*  20,000,000 shares of common stock, $0.01        *  4,000,000 shares of common stock, $0.01
   par value per share                                par value per share

                                                   *  200,000 shares of preferred stock, $0.01
                                                      par value per share

                                 SIZE OF BOARD OF DIRECTORS

             Allegiant Bancorp                                  Equality Bancorp
Allegiant Bancorp's articles of incorporation      Equality Bancorp's by-laws provide that its
provide for the number of members of the board     board of directors shall fix the number of
of directors to be set by Allegiant Bancorp's      members of the Board, within a minimum of
by-laws.  Allegiant Bancorp's by-laws provide      seven and a maximum of 12 member limitation.
that the Board shall consist of not less than      Currently, Equality Bancorp has nine members
six nor more than 24 directors.  Currently,        of its board of directors.
Allegiant Bancorp has nine members of its
board of directors.

                    CUMULATIVE VOTING FOR DIRECTORS

     Cumulative voting entitles each shareholder to cast an aggregate number of votes equal to the number of voting shares held, multiplied by the number of directors to be elected. Each shareholder may cast all of their votes for one nominee or distribute them among two or more nominees, thus permitting holders of less than a majority of the outstanding shares of voting stock to achieve board representation. Where cumulative voting is not permitted, holders of all outstanding shares of voting stock of a corporation elect the entire board of directors of the corporation, thereby precluding the election of any directors by the holders of less than a majority of the outstanding shares of voting stock.

             Allegiant Bancorp                                  Equality Bancorp
Missouri law requires cumulative voting,           Under Delaware law, a corporation's
unless a corporation's articles of                 certificate of incorporation may provide
incorporation or by-laws provide otherwise.        that stockholders have a right to cumulate
Allegiant Bancorp's shareholders have a            their votes for directors.  Equality
right to cumulative voting because Allegiant       Bancorp's certificate of incorporation
Bancorp's articles of incorporation and            does not provide for cumulative voting.
by-laws are silent on cumulative voting.

                                    CLASSES OF DIRECTORS

             Allegiant Bancorp                                  Equality Bancorp
Allegiant Bancorp's articles of incorporation      Equality Bancorp's certificate of
and by-laws provide that Allegiant Bancorp's       incorporation contains a substantially
board of directors is divided into three           identical provision.
classes of directors as nearly equal in
number as possible, with each class being
elected to a staggered three-year term.

                                 QUALIFICATIONS OF DIRECTORS

             Allegiant Bancorp                                  Equality Bancorp
Allegiant Bancorp's by-laws provide that for       Equality Bancorp's by-laws set forth no age
directors appointed or elected in the year         requirement for directors.
2000 or later, their term shall expire at the
first annual shareholders' meeting following
that director's 70th birthday; provided that
such limitation does not apply to directors
elected to Allegiant Bancorp's board prior
to 2000.

                               FILLING VACANCIES ON THE BOARD

             Allegiant Bancorp                                  Equality Bancorp
Allegiant Bancorp's by-laws provide that, if       Equality Bancorp's certificate of
authorized by a resolution of the board of         incorporation and by-laws provide that a
directors, shareholders may fill a vacancy         majority vote of the directors in office,
on Allegiant Bancorp's Board by election at        even if only one sole director, may fill any
any shareholders' meeting.                         vacancy occurring on Equality Bancorp's
                                                   board of directors.


                              - 134 -



                                    REMOVAL OF DIRECTORS

             Allegiant Bancorp                                  Equality Bancorp
Any director of a Missouri corporation may be      Equality Bancorp's certificate of
removed for cause by a majority of the board       incorporation provides that a director may be
of directors if that director fails to meet        removed at any time, but only for cause and
the qualifications for director or is in           only by the affirmative vote of the holders
breach of any agreement with the corporation       of at least 80% of the outstanding shares of
relating to the director's service to the          all classes of stock.
corporation as a director or employee.
Allegiant Bancorp's articles of incorporation
and by-laws are silent on the removal of
directors.

                            NOMINATION OF DIRECTORS FOR ELECTION

             Allegiant Bancorp                                  Equality Bancorp
Allegiant Bancorp's by-laws provide that           Under Equality Bancorp's certificate of
shareholders may elect directors at the            incorporation, nominations for Equality
shareholders' annual meeting but do not            Bancorp's board may be made by the board
contain notice provisions.                         of directors or by any stockholder who
                                                   complies with the notice procedures described
                                                   in Equality Bancorp's certificate of
                                                   incorporation.  These procedures require the
                                                   notice to be received by Equality Bancorp no
                                                   later than the 40th nor earlier than the 70th
                                                   day prior to the first anniversary of the
                                                   preceding year's annual meeting.  The content
                                                   of the stockholder's notice to Equality
                                                   Bancorp's secretary must:

                                                   *  comply with the SEC's proxy rules
                                                      (including the nominee's written consent
                                                      to being named in the proxy statement and
                                                      to serving as a director, if elected); and

                                                   *  provide the stockholder's name and address
                                                      and class, series (if applicable) and
                                                      number of shares owned beneficially by the
                                                      stockholder and such beneficial owner.

                                                   Equality Bancorp's certificate of
                                                   incorporation further provides that if the
                                                   number of directors is increased and there is
                                                   no public announcement naming the nominees or
                                                   specifying the size of the increased board at
                                                   least 50 days before the first anniversary
                                                   of the preceding year's annual meeting, a
                                                   notice for a nominee for the new position
                                                   must be received within ten business days
                                                   following the announcement.

                                                   Equality Bancorp's certificate of
                                                   incorporation also provides that stockholders
                                                   may nominate candidates for the board of
                                                   directors at a special meeting of
                                                   stockholders at which directors are to be
                                                   elected according to the corporation's notice
                                                   of meeting (1) by or at the direction of the
                                                   board of directors, or (2) provided that the
                                                   board of directors has determined that


                              - 135 -

             Allegiant Bancorp                                  Equality Bancorp

                                                   directors shall be elected at such special
                                                   meeting, by any stockholder of record at the
                                                   time of the giving of notice of the special
                                                   meeting who is entitled to vote for the
                                                   election of directors at the meeting and who
                                                   complies with the notice procedures set forth
                                                   above.

                                                   A stockholder must deliver notice to
                                                   Equality Bancorp's Secretary at the principal
                                                   executive offices not later than the 14th day
                                                   following the earlier of:  (1) the date of
                                                   public disclosure of the date of such meeting
                                                   and of the nominees proposed by the board of
                                                   directors, or (2) the date on which notice of
                                                   such meeting is mailed to the stockholders
                                                   unless notice mailed more than 21 days before
                                                   the date of such special meeting, then notice
                                                   is due by the 7th day following the earlier
                                                   of public disclosure or notice is mailed to
                                                   the stockholders.


          ANTI-TAKEOVER PROVISIONS--BUSINESS COMBINATIONS

     Both Missouri law and Delaware law contain business combination statutes that protect domestic corporations from hostile takeovers, and from actions following such a takeover, by prohibiting some transactions once an acquirer has gained a significant holding in the corporation.


             Missouri law                                       Delaware law
Under Missouri law, during the five-year           Delaware law contains a business combination
period after a person becomes an interested        statute similar to that contained in Missouri
shareholder, no business combination may           law.  However, in accordance with the
occur unless the business combination, or the      Delaware statute, Equality Bancorp elected
transaction in which an interested shareholder     in its certificate of incorporation not to
becomes an interested shareholder, was             be governed by such business combination
approved by the board of directors before the      statute.
person became an interested shareholder,
business combinations may occur following this
five-year period if one of these conditions is
met:

*  before the stock acquisition by the
   interested shareholder, the board of
   directors approves the transaction in
   which the interested shareholder became
   an interested shareholder or approves
   the business combination;

* the holders of a majority of the outstanding voting stock, other than stock owned by the interested shareholder, approve the business combination; or

* the business combination satisfies "fair price" and procedural requirements detailed in the statute.


Under Missouri law, a BUSINESS COMBINATION includes mergers, sales of corporate assets or stock; dissolutions or liquidations proposed by or as a result of an agreement with an interested shareholder; and certain



                              - 136 -



             Missouri law                                       Delaware law

reclassifications and recapitalizations
involving the corporation or any subsidiary of the corporation. An INTERESTED SHAREHOLDER includes any person or entity which beneficially owns or controls 20% or more of the outstanding voting shares of the corporation, or is an affiliate or associate of the corporation and had such ownership within the past five years.


     In addition, the charters of both of our companies also contain provisions regulating business combinations with persons who own a specified portion of our stock.


             Allegiant Bancorp                                  Equality Bancorp
The Allegiant Bancorp articles of                  Equality Bancorp's certificate of
incorporation provide that, in addition to         incorporation prohibits business combinations
any shareholder vote required under Missouri       with an interested party who or which,
law, the affirmative vote of the holders of        together with its associates is the
not less than 75% of the total votes of the        beneficial owner of 10% or more of the voting
then outstanding shares of capital stock of        shares in connection with business
Allegiant Bancorp voting together as a single      combinations, amending certificate of
class is required for the approval of any          incorporation or the determination of
business combination.  An INTERESTED PERSON        interested directors unless the transaction
is any person that is, or at any time within       is approved by an affirmative vote of the
the previous two years was, the beneficial         holders of at least that number of voting
owner of 5% or more of the voting power of         shares equal to the sum of:
Allegiant Bancorp's outstanding voting stock.
If, however, at least two-thirds of Allegiant      *  at least 80% of the voting power of all
Bancorp's board of directors approves the             the shares of capital stock of Equality
business combination, the 75% vote                    Bancorp not beneficially owned by an
requirement does not apply.  Similar                  interested person, plus
supermajority vote requirements apply to
amendments of this provision.                      *  the number of voting shares
                                                      beneficially owned by all interested
                                                      persons.

                                                   The higher vote described above is not
                                                   required for any business combination if:

                                                   *  prior to the acquisition of beneficial
                                                      ownership of 10% or more of the voting
                                                      shares by all interested parties with
                                                      respect to the Business Transaction, a
                                                      majority (or at least 662/3% of non-
                                                      interested directors) of the board of
                                                      directors approved and adopted the
                                                      business combination; or

                                                   *  all of the following conditions have been
                                                      met:

                                                      (1) the aggregate amount of consideration
                                                      for each share of common stock in the
                                                      business combination by holders is not
                                                      less than the highest of (A) the highest
                                                      per share price (including any brokerage
                                                      commissions, transfer taxes, soliciting
                                                      dealer's fees, dealer-management
                                                      compensation and similar expenses) paid or
                                                      payable by the interested party within the
                                                      five-year period immediately prior to the
                                                      record date, (B) the per share book value
                                                      of common stock at the end of the fiscal
                                                      quarter immediately preceding the record
                                                      date, and (C) the highest market price per
                                                      share of common stock


                              - 137 -


             Allegiant Bancorp                                  Equality Bancorp

                                                      during the two-year period ending
                                                      immediately prior to the first public
                                                      announcement of the proposal of the
                                                      business combination;

                                                      (2) the non-interested party holders of
                                                      common stock receive cash or the same form
                                                      of consideration used by the interested
                                                      party to acquire the largest number of
                                                      shares of common stock from non-interested
                                                      parties;

                                                      (3) at the record date, there shall be one
                                                      or more non-interested directors with
                                                      respect to the business combination; and

                                                      (4) a proxy or information statement
                                                      (complying with the requirements of the
                                                      Securities Exchange Act of 1934 and the
                                                      rules and regulations thereunder) shall be
                                                      mailed to the holders of voting shares as
                                                      of the record date at least 30 days prior
                                                      to the consummation of such business
                                                      combination (whether or not such proxy or
                                                      information statement is required to be
                                                      mailed pursuant to such Act or subsequent
                                                      provisions), and such proxy or information
                                                      statement shall contain in a prominent
                                                      place (I) any recommendations as to the
                                                      advisability (or inadvisability) of the
                                                      business combination that those members of
                                                      the board of directors who are not
                                                      themselves interested directors with
                                                      respect to the business combination may
                                                      choose to state, and (II) the opinion of
                                                      an investment banking firm as to both (x)
                                                      the fair market value of any consideration
                                                      other than cash to be received by holders
                                                      of common stock, and (y) the fairness (or
                                                      not) of the terms of the business
                                                      combination from a financial point of view
                                                      to the holders of common stock other than
                                                      interested parties.

                                                   For this purpose, Equality Bancorp's
                                                   certificate of incorporation defines
                                                   "BUSINESS COMBINATION" to include
                                                   substantially the same events included under
                                                   Delaware law, but also includes any other
                                                   transaction involving the corporation or any
                                                   subsidiary (whether or not with or otherwise
                                                   involving an interested party) which has the
                                                   effect, directly or indirectly, of increasing
                                                   the proportionate interest of any interested
                                                   party or any associate of an interested party
                                                   in the equity securities or assets of the
                                                   corporation or any subsidiary and an adoption
                                                   of any plan or proposal with respect to any
                                                   business combination.

                              - 138 -



                    ANTI-TAKEOVER PROVISIONS--CONTROL SHARE ACQUISITIONS

             Allegiant Bancorp                                  Equality Bancorp
The Missouri control share acquisition             Unlike Missouri law, Delaware law does not
statute provides that an acquiring person          contain control share acquisition provisions.
who, after any acquisition of shares of a
publicly traded corporation, has voting
power, when added to all shares of the same
corporation already owned or controlled by
the acquiring person, to exercise or direct
the exercise of:

*  20% or more but less than 33-1/3%,

* 33-1/3% or more but less than a majority, or

*  a majority,

of the voting power of outstanding stock of the corporation, must obtain shareholder approval for the purchase of these "control shares." If approval is not given, the acquiring person loses the right to vote the control shares. The statute prohibits an acquiring person from voting its shares unless specific disclosure requirements are met and the retention or restoration of voting rights is approved by both holders of
(1) a majority of the outstanding voting stock, and (2) a majority of the outstanding voting stock after exclusion of interested shares.

"INTERESTED SHARES" are shares owned by
the acquiring person, by directors who
are also employees, and by officers of
the corporation. Shareholders are given dissenters' rights with respect to the vote on control share acquisitions and may demand payment of the fair value of their shares by following the procedures set forth in the control share acquisition statute.

A number of acquisitions of shares are deemed not to constitute control share acquisitions, including:

* purchases in connection with an issuance of shares by the corporation

*  mergers involving the corporation which
   satisfy the other requirements of Missouri law

*  transactions with a person who owned a
   majority of the voting power of the
   corporation within the prior year

*  purchases by or from a person who has
   previously satisfied the provisions of the control share acquisition statute, so long as the transaction does not result in the purchasing party having voting power after the purchase in the percentage range

                              - 139 -



             Allegiant Bancorp                                  Equality Bancorp

   beyond the range for which the selling
   party previously satisfied the provisions of the statute.

A corporation may exempt itself from
application of the statute by including a provision in its articles of incorporation or by-laws expressly electing not to be covered by the statute. Allegiant Bancorp's articles of incorporation and by-laws do not "opt out" of the control share acquisition statute.

                            SHAREHOLDER ACTION WITHOUT A MEETING

             Allegiant Bancorp                                  Equality Bancorp
Under Missouri law and Allegiant Bancorp's         Under Equality Bancorp's certificate of
by-laws, written action of shareholders in         incorporation and by-laws, all action by its
lieu of a meeting is permitted only if the         stockholders must be effected at a duly
consent is signed by all of the shareholders       called stockholder meeting and may not be
entitled to vote with respect to the subject       effected by consent.
matter.

                          CALLING SPECIAL MEETINGS OF SHAREHOLDERS

             Allegiant Bancorp                                Equality Bancorp
Allegiant Bancorp's by-laws provide that           Under Equality Bancorp's certificate of
special meetings of shareholders may be            incorporation, only the chairman of the
called by the chairman of the board or by          board, the president or a majority of
the board of directors upon the written            Equality Bancorp's board of directors may
request of shareholders owning at least 50%        call a special meeting upon not less than
in the entire issued and outstanding capital       ten days' nor more than 60 days' notice.
stock.

                             SUBMISSION OF SHAREHOLDER PROPOSALS

             Allegiant Bancorp                                  Equality Bancorp
Allegiant Bancorp's by-laws provide that in        Equality Bancorp's by-laws provide that in
order for a shareholder to bring business          order for a stockholder to bring business
before the annual meeting, the shareholder         before the annual meeting, the shareholder
must give timely notice of the proposal to         must give timely notice of the proposal to
Allegiant Bancorp.  To be timely, the notice       Equality Bancorp.  To be timely, a notice
must be received not later than the 60th day       must be received no later than the close of
nor earlier than the 90th day prior to the         business on the 60th day prior to the first
first anniversary of the preceding year's          anniversary of the preceding year's annual
annual meeting.  However, if the annual            meeting, and no sooner than the close of
meeting is more than 30 days before or more        business on the 90th day prior to the first
than 60 days after the anniversary of the          anniversary of the preceding year's annual
prior year's annual meeting, to be timely          meeting.
the notice must be delivered no earlier than
90 days prior to the annual meeting and no
later than the later of 60 days prior to
the annual meeting or 10 days after the
first public announcement of the meeting
date.


                              - 140 -



                            SHAREHOLDER VOTE REQUIRED FOR MERGERS

   Allegiant Bancorp                                  Equality Bancorp
Missouri law provides that a plan of merger        Delaware law requires that a merger,
or consolidation requires the affirmative          consolidation, disposition of all the assets
vote of holders of at least two-thirds of          or voluntary dissolution of a corporation be
the outstanding shares entitled to vote in         approved by the affirmative vote of holders
order to be approved.                              of a majority of the outstanding shares
                                                   entitled to vote thereon.  However,
                                                   shareholder approval is not required for
                                                   mergers in which

                                                   *  the certification of incorporation of the
                                                      surviving corporation is not amended,

                                                   *  shares of the surviving corporation
                                                      outstanding before the merger are
                                                      unchanged, and

                                                   *  new shares to be issued in the merger do
                                                      not exceed twenty percent of the shares
                                                      outstanding before the merger.

                                          DIVIDENDS

             Allegiant Bancorp                                  Equality Bancorp
Under Missouri law, a Missouri corporation         Delaware law provides that a corporation may
may not pay cash dividends at a time when          pay dividends out of the corporation's
the net assets of the corporation are less         surplus or, if the corporation has no
than its stated capital or when the payment        available surplus, out of net profits for
of the dividend would reduce the net assets        the fiscal year in which the dividend is
below stated capital.  The Missouri law            declared or the preceding fiscal year.
places additional restrictions on dividends
that are payable in shares of the
corporation's stock.  In addition, under
Missouri law, a dividend paid out of paid-in
capital cannot be paid:

*  unless all cumulative dividends on
   preferred or special classes of stock
   have been paid,

*  when net assets are less than stated
   capital or the dividend would reduce
   net assets below stated capital, and

*  unless identified as a liquidating
   dividend.

                                DISSENTERS' APPRAISAL RIGHTS

             Allegiant Bancorp                                  Equality Bancorp
Under Missouri law, a shareholder of any           Delaware law does not grant approval rights
corporation which is a party to a merger           where the dissenting shares are listed on a
or consolidation, or which sells all or            national securities exchange.
substantially all of its assets, has the
right to dissent from this corporate action
and to demand payment of the fair value of
his shares.


                              - 141 -



                               SHAREHOLDERS' PREEMPTIVE RIGHTS

             Allegiant Bancorp                                  Equality Bancorp
Missouri law allows preemptive rights to be        Under Delaware law, unless otherwise provided
limited or denied to the extent provided in        in a corporation's articles of incorporation,
a corporation's articles of incorporation.         stockholders do not have preemptive rights.
Allegiant Bancorp's articles of incorporation      Equality Bancorp's articles of incorporation
expressly eliminate preemptive rights.             do not provide for preemptive rights.

                               SHAREHOLDER CLASS VOTING RIGHTS

             Allegiant Bancorp                                  Equality Bancorp
Missouri law permits holders of a particular       Similar to Missouri law, Delaware law permits
class of shares are entitled to vote as a          holders of a particular class of shares to
separate class if the rights of that class         vote as a separate class if an amendment to
are affected in various respects by                the certificate of incorporation:
amendments to the articles of incorporation.
Missouri law does not treat mergers and            *  alters or changes the powers, preferences
consolidations as an amendment to the                 or special rights of that class; or
articles of incorporation.  If the amendment
affects only a part of a class, that affected      *  would increase or decrease the authorized
part is entitled to vote as a class.                  shares or par value of that class.

                                    AMENDMENTS TO CHARTER

             Allegiant Bancorp                                  Equality Bancorp
Under Missouri law, shareholders must approve      The Delaware law requires that an amendment
a proposed amendment to the articles of            to a Delaware corporation's certificate of
incorporation by a vote of the holders of a        incorporation first be adopted by the board
majority of the outstanding shares entitled        of directors before the amendment is
to vote.                                           submitted to the stockholders for approval by
                                                   the affirmative vote of holders of a majority
                                                   of the outstanding shares entitled to vote
                                                   and a majority of the adversely affected
                                                   shareholders.

                                                   In addition, any amendment, alteration or repeal
                                                   of certain provisions of Equality Bancorp's
                                                   certificate of incorporation requires the
                                                   affirmative vote of the holders of at least 80%
                                                   of the outstanding shares of all classes of stock
                                                   generally entitled to vote for directors. These
                                                   include the provisions for the following:

                                                   *  election and terms of directors;

                                                   *  special meetings and actions by
                                                      stockholders;

                                                   *  amending Equality Bancorp's by-laws;

                                                   *  indemnification of Equality Bancorp's
                                                      directors and officers;

                                                   *  elimination of directors' personal
                                                      liability required for sales and
                                                      takeovers, or change in control;


                              - 142 -


             Allegiant Bancorp                                  Equality Bancorp

                                                   *  board of director (and committee)
                                                      consideration; and

                                                   *  vote required for certain business
                                                      transactions however provided and
                                                      restrictions on beneficial ownership
                                                      of Equality Bancorp stock;

                                                   provided, that if a resolution to amend the
                                                   certificate of incorporation is adopted
                                                   by the holders of at least 66-2/3% of
                                                   disinterested directors, then no stockholder
                                                   vote is required.

                                    AMENDMENT OF BY-LAWS

             Allegiant Bancorp                                  Equality Bancorp
Missouri law vests the power to amend the          Delaware law provides that a corporation's
by-laws in the shareholders, unless and to         stockholders or board of directors may adopt,
the extent that this power is vested in the        amend or repeal the corporation's by-laws.
board of directors by the articles of              Equality Bancorp's certificate of
incorporation.  Allegiant Bancorp's articles       incorporation provides that the by-laws may
of incorporation do vest this power in the         be amended, altered or repealed only by the
Allegiant Bancorp board of directors.              affirmative vote of:

                                                   *  a majority of the members of the board of
                                                      directors then in office; or

                                                   *  the holders of at least 80% of the
                                                      outstanding shares entitled to vote for
                                                      directors.

                       SUPERVISION AND REGULATION

GENERAL

     The following discussion briefly describes the material elements of the regulatory framework governing bank holding companies and their subsidiaries, and provides specific information relevant to our companies. This regulatory framework is intended primarily for the protection of depositors and the federal deposit insurance funds and not for the protection of security holders. To the extent that the following information describes statutory and regulatory provisions, it is qualified in its entirety by reference to those provisions. A change in the statutes, regulations or regulatory policies applicable to our companies or our subsidiaries may have a material effect on our businesses.

     As a bank holding company, Allegiant Bancorp is subject to regulation under the Bank Holding Company Act, and to inspection, examination and supervision by the Federal Reserve Board. Under the Bank Holding Company Act, bank holding companies generally may not acquire the ownership or control of more than 5% of the voting shares, or substantially all the assets, of any company, including a bank or another bank holding company, without the Federal Reserve Board's prior approval. Also, bank holding companies generally may engage only in banking and other activities that are determined by the Federal Reserve Board to be closely related to banking.

     Allegiant Bank is subject to primary federal regulation and examination by the FDIC. In addition, the bank is regulated and examined by the Missouri Division of Finance. Allegiant Bancorp and its subsidiaries also are affected by general economic conditions, the fiscal and monetary policies of the federal government and the Federal Reserve Board, and by various other governmental requirements and regulations.

LIABILITY FOR BANK SUBSIDIARIES

     Under current Federal Reserve Board policy, a bank holding company is expected to act as a source of financial and managerial strength to each of its subsidiary banks and to maintain resources adequate to support each subsidiary bank. This support may be required at times when the bank holding company may not have the resources to provide it. In the event of a bank holding company's bankruptcy, any commitment by the bank holding company to a U.S. federal bank regulatory agency to maintain the capital of a subsidiary bank would be assumed by the bankruptcy trustee and entitled to priority of payment.

     Allegiant Bank is a FDIC-insured depository institution. Any depository institution insured by the FDIC can be held liable for any loss incurred, or reasonably expected to be incurred, by the FDIC due to the default of an FDIC-insured depository institution controlled by the same bank holding company, or for any assistance provided by the FDIC to an FDIC-insured depository institution controlled by the same bank holding company that is in danger of default.

     "Default" generally means the appointment of a conservator or receiver. "In danger of default" generally means the existence of certain conditions indicating that a default is likely to occur in the absence of regulatory assistance.

     Also, if a default occurred with respect to a bank, any capital loans to the bank from its parent holding company would be subordinate in right of payment to payment of the bank's depositors and certain of its other obligations.

CAPITAL REQUIREMENTS

     GENERAL. The Federal Reserve Board imposes risk-based capital requirements and guidelines on Allegiant Bancorp which are substantially similar to the capital requirements and guidelines imposed by the Federal Reserve Board and the FDIC on the depository institutions under their jurisdictions. For this purpose, the Federal Reserve Board assigns a depository institution's or holding company's assets, and some of its specified off-balance sheet commitments and obligations to various risk categories. A depository institution's or holding company's capital, in turn, is classified in one of three tiers, depending on type:

       Core ("Tier 1") capital                  Supplementary ("Tier 2") capital          Market risk ("Tier 3") capital
---------------------------------------     --------------------------------------    -----------------------------------------
*  common equity                             among other items:                        among other items:
*  retained earnings                            *  perpetual preferred stock not          *  qualifying unsecured subordinated
*  qualifying non-cumulative perpetual             meeting the tier 1 definition             debt
   preferred stock                              *  qualifying mandatory
*  a limited amount of qualifying                  convertible securities
   cumulative perpetual preferred               *  qualifying subordinated debt
   stock at the holding company level           *  allowances for loan and lease
*  minority interests in equity                    losses, subject to limitations
   accounts of consolidated
   subsidiaries
*  less goodwill and most intangible
   assets

     Allegiant Bancorp currently is required to maintain Tier 1 capital and "total capital" (the sum of Tier 1, Tier 2 and Tier 3 capital) equal to at least 4% and 8%, respectively, of its total risk-weighted assets (including various off-balance-sheet items, such as standby letters of credit). For a holding company to be considered "well capitalized" for regulatory purposes, its Tier 1 and total capital ratios must be at least 6% and 10% on a risk-adjusted basis, respectively. At June 30, 2000, Allegiant Bancorp was well capitalized for Tier 1 capital purposes with Tier 1 capital to total risk-weighted assets of 8.12% and adequately capitalized for total capital purposes with total capital to total risk-weighted assets of 9.47%.

     Federal Reserve Board and FDIC rules requires Allegiant Bancorp to incorporate market and interest rate risk components into their risk-based capital standards. Under these market risk requirements, capital is allocated to support the amount of market risk related to a financial institution's ongoing trading activities.

     The Federal Reserve Board also requires bank holding companies to maintain a minimum "leverage ratio" (Tier 1 capital to adjusted total assets) of at least 3% if the holding company has the highest regulatory rating and meets other requirements, or of at least 3% plus an additional "cushion" of at least 100 to 200 basis points (one to two percentage points) if the holding company does not meet these requirements. At June 30, 2000, Allegiant Bancorp's leverage ratio was 6.93%.

     The Federal Reserve Board may set capital requirements higher than the minimums described above for holding companies whose circumstances warrant it. For example, holding companies experiencing or anticipating significant growth may be expected to maintain capital positions substantially above the minimum supervisory levels without significant reliance on intangible assets. The Federal Reserve Board has also indicated that it will consider a "tangible Tier 1 capital leverage ratio" (deducting all intangibles) and other indications of capital strength in evaluating proposals for expansion or new activities.

     Allegiant Bank is subject to similar risk-based and leverage capital requirements adopted by its applicable federal banking agency. Allegiant Bank was in compliance with the applicable capital requirements as of June 30, 2000.


     Failure to meet capital requirements could subject a bank to a variety of enforcement remedies, including the termination of deposit insurance by the FDIC, and to restrictions on its business, which are described below under "--Federal Deposit Insurance Corporation
Improvement Act of 1991."


     FEDERAL DEPOSIT INSURANCE CORPORATION IMPROVEMENT ACT OF 1991.
The FDICIA, among other things, identifies five capital categories for insured depository institutions: well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized and critically undercapitalized. It requires U.S. federal bank regulatory agencies to implement systems for "prompt corrective action" for insured depository institutions that do not meet minimum capital requirements based on these categories. The FDICIA imposes progressively more restrictive constraints on operations, management and capital distributions, depending on the category in which an institution is classified. Unless a bank or thrift is well capitalized, it is subject to restrictions on its ability to offer brokered deposits and on other aspects of its operations. An undercapitalized bank or thrift must develop a capital restoration plan and its parent holding company must guarantee the bank's or thrift's compliance with the plan up to the lesser of 5% of the bank's or thrift's assets at the time it became undercapitalized and the amount needed to comply with the plan.

     As of June 30, 2000 Allegiant Bancorp's bank subsidiary was well capitalized, based on the prompt corrective action ratios and guidelines described above. You should note, however, that a bank's capital category is determined solely for the purpose of applying the FDIC's prompt corrective action regulations and that the capital category may not constitute an accurate representation of the bank's overall financial condition or prospects for other purposes.

DIVIDEND RESTRICTIONS

     Federal and state laws limit the amount of dividends Allegiant
Bank can pay to Allegiant Bancorp without regulatory approval. Dividend payments by a Missouri state-chartered trust company are limited to the lesser of (1) the level of undivided profits and (2) absent regulatory approval, an amount not more than net income for the current year combined with retained net income for the preceding two years. At
June 30, 2000, $23.8 million of the total shareholders' equity of Allegiant Bank was available for payment of dividends to Allegiant Bancorp without approval by the applicable regulatory authority.

     In addition, federal bank regulatory authorities have authority to prohibit Allegiant Bank from engaging in unsafe or unsound practices in conducting its business. The payment of dividends, depending upon the financial condition of the bank in question, could be deemed an unsafe or unsound practice. The ability of Allegiant Bank to pay dividends in the future is currently, and could be further, influenced by bank regulatory policies and capital guidelines.

DEPOSIT INSURANCE ASSESSMENTS

     The deposits of Allegiant Bank are insured up to regulatory limits by the FDIC, and, accordingly, are subject to deposit insurance assessments to maintain the Bank Insurance Fund and/or the Savings Association Insurance Fund administered by the FDIC. The FDIC has adopted regulations establishing a permanent risk-related deposit insurance assessment system. Under this system, the FDIC places each insured bank in one of nine risk categories based on the bank's capitalization and supervisory evaluations provided to the FDIC by the institution's primary federal regulator. Each insured bank's insurance assessment rate is then determined by the risk category in which it is classified by the FDIC.

SUPERVISORY ASSESSMENTS

     All Missouri banks are required to pay supervisory assessments to the Missouri Division of Finance to fund the operations of the Missouri Division of Finance. The amount of the assessment is calculated based on a formula established by the Missouri Division of Finance which takes into account the institution's total assets.

DEPOSITOR PREFERENCE STATUTE

     In the "liquidation or other resolution" of the institution by any receiver, federal legislation provides that deposits and certain claims for administrative expenses and employee compensation against the insured depository institution would be afforded a priority over other general unsecured claims against that institution, including federal funds and letters of credit.

BROKERED DEPOSITS

     Under FDIC regulations, no FDIC-insured depository institution can accept brokered deposits unless it is well capitalized or both is adequately capitalized and receives a waiver from the FDIC. In addition, these regulations prohibit any depository institution that is not well capitalized from paying an interest rate on deposits in excess of 75 basis points over certain prevailing market rates or, unless it provides certain notice to affected depositors, offering "pass through" deposit insurance on certain employee benefit plan accounts.

INTERSTATE BANKING AND BRANCHING

     Under the Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994, subject to certain concentration limits and other requirements:

     * bank holding companies such as Allegiant Bancorp and Equality Bancorp can acquire banks and bank holding companies located in any state

     * any subsidiary bank of a bank holding company can receive deposits, renew time deposits, close loans, service loans and receive loan payments as an agent for any other bank subsidiary of that bank holding company

     * banks can acquire branch offices outside their home states by merging with out-of-state banks, purchasing branches in other states and establishing de novo branch offices in other states. The ability of banks to acquire branch offices through purchase or opening of other branches is contingent, however, on the host state having adopted legislation "opting in" to those provisions of Riegle-Neal. In addition, the ability of a bank to merge with a bank located in another state is contingent on the host state not having adopted legislation "opting out" of that provision of Riegle-Neal.

     Our combined company might use Riegle-Neal to acquire banks in additional states and to consolidate its bank subsidiaries under a smaller number of separate charters.

CONTROL ACQUISITIONS

     The Change in Bank Control Act prohibits a person or group of persons from acquiring "control" of a bank holding company, unless the Federal Reserve Board has been notified and has not objected to the transaction. Under a rebuttable presumption established by the Federal Reserve Board, the acquisition of 10% or more of a class of voting stock of a bank holding company with a class of securities registered under
Section 12 of the Securities Exchange Act of 1934, such as Allegiant Bancorp, would, under the circumstances set forth in the presumption, constitute acquisition of control of the bank holding company.

     In addition, a company is required to obtain the approval of the Federal Reserve Board under the Bank Holding Company Act before acquiring 25% (5% in the case of an acquirer that is a bank holding company) or more of any class of outstanding common stock of a bank holding company, or otherwise obtaining control or a "controlling influence" over that bank holding company.

GRAMM-LEACH-BLILEY

     On November 12, 1999, President Clinton signed legislation that could have a far-reaching impact on the financial services industry.
The Gramm-Leach-Bliley Financial Services Modernization Act authorizes affiliations between banking, securities and insurance firms and authorizes bank holding companies and national banks to engage in a variety of new financial activities. Among the new activities that will be permitted to bank holding companies are securities and insurance brokerage, securities underwriting, insurance underwriting and merchant banking. The Federal Reserve Board, in consultation with the Department of Treasury, may approve additional financial activities. National bank subsidiaries will be permitted to engage in similar financial activities but only on an agency basis unless they are one of the 50 largest banks in the country. National bank subsidiaries will be prohibited from insurance underwriting, real estate development and merchant banking.
We are unable to predict the impact of the Gramm-Leach-Bliley Act on our operations at this time. Although the Gramm-Leach-Bliley Act reduces the range of companies with which we may affiliate, it may facilitate affiliations with companies in the financial services industry.

FUTURE LEGISLATION

     Various legislation is from time to time introduced in the U.S. Congress that may change banking statutes and the operating environment of Allegiant Bancorp and/or Allegiant Bank in substantial and unpredictable ways. We cannot accurately predict whether this potential legislation will ultimately be enacted, and, if enacted, the ultimate effect that it, or implementing regulations, would have upon the financial, condition or results of operations of Allegiant Bancorp and/or Allegiant Bank.

FDIC AND EQUALITY SAVINGS BANK MEMORANDUM OF UNDERSTANDING

     As a result of the FDIC's first regular examination following Equality Savings Bank's conversion from a federally-chartered savings and loan association to a state-chartered bank on December 28, 1999, Equality Savings Bank entered into a memorandum of understanding with the FDIC and the Missouri Division of Finance on June 26, 2000. By signing the memorandum of understanding, Equality Savings Bank agreed to take certain actions in response to concerns raised by the FDIC.

     The memorandum of understanding is not a formal supervisory action by the FDIC but is an enforceable action. Failure to comply with the memorandum of understanding can lead to a formal enforcement action. Equality Savings Bank believes that it can comply with the memorandum of understanding and currently is taking the necessary steps to do so. Compliance with the memorandum of understanding is not expected to have a material adverse impact on the operations and financial condition of Equality Savings Bank. The memorandum of understanding will remain in effect until terminated by the Kansas City Regional Director of the FDIC or upon consummation of the proposed merger of Equality Savings Bank into Allegiant Bank.

                             LEGAL MATTERS

     The legality of the Allegiant Bancorp common stock offered by this Joint Proxy Statement/Prospectus and the qualification of the merger as a reorganization under the Internal Revenue Code will be passed upon for Allegiant Bancorp by Thompson Coburn LLP, St. Louis, Missouri. Certain legal matters will be passed upon for Equality Bancorp by Schiff Hardin & Waite, Chicago, Illinois.


                                EXPERTS

     The consolidated financial statements of Allegiant Bancorp and its subsidiaries as of December 31, 1999 and 1998 and for each of the years in the two-year period ended December 31, 1999, included and incorporated by reference in this Joint Proxy Statement/Prospectus and in the registration statement on Form S-4, have been included and incorporated by reference herein and in the registration statement in reliance upon the report of Ernst & Young LLP, independent certified public accountants, and upon the authority of Ernst & Young LLP as experts in accounting and auditing.


     The consolidated financial statements of Allegiant Bancorp and subsidiaries for the year ended December 31, 1997, included and incorporated by reference in this Joint Proxy Statement/Prospectus and in the registration statement on Form S-4, have been included and incorporated by reference herein and in the registration statement in reliance upon the report of BDO Seidman, LLP, independent certified public accountants, and upon the authority of BDO Seidman, LLP as experts in accounting and auditing.


     The consolidated financial statements of Equality Bancorp and subsidiaries as of March 31, 2000 and 1999 and for each of the years in the three-year period ended March 31, 2000, included in this Joint Proxy Statement/Prospectus and in the registration statement on Form S-4, have been included herein and in the registration statement in reliance upon the report of KPMG LLP, independent certified public accountants, and upon the authority of KPMG LLP as experts in accounting and auditing.


                     INDEPENDENT PUBLIC ACCOUNTANTS

ALLEGIANT BANCORP


     Ernst & Young LLP served as Allegiant Bancorp's independent public accountants for 1999 and has been selected by Allegiant Bancorp's board of directors to continue in such capacity during 2000. Allegiant
Bancorp's board of directors retained Ernst & Young based upon the board's determination that Allegiant Bancorp would benefit from Ernst & Young's local expertise in financial institutions and in matters involving the Securities and Exchange Commission. Representatives of Ernst & Young are not expected to be present at Allegiant Bancorp's special meeting called to vote upon the issuance of shares of Allegiant Bancorp common stock in the merger.


EQUALITY BANCORP

     On March 15, 2000, the board of directors of Equality Bancorp engaged the accounting firm of Rubin Brown Gornstein & Co. LLP as its independent accountants, for the year commencing April 1, 2000 and ending March 31, 2001, replacing KPMG LLP as Equality Bancorp's independent accountant. KPMG completed its audit of Equality Bancorp's consolidated financial statements for the year ended March 31, 2000 and issued its report thereon. Rubin Brown Gornstein previously performed the audit work solely for Equality Mortgage Corporation, a subsidiary of Equality Savings Bank. Equality Bancorp decided to engage Rubin Brown Gornstein for all of its audit and tax work. The decision to change accountants was approved by Equality Bancorp's board of directors.

     During the years ended March 31, 2000 and 1999, there were no disagreements between Equality Bancorp and KPMG on any matter of accounting principles or practices, financial statement disclosure, auditing scope or procedure, which, if not resolved to KPMG's satisfaction, would have caused KPMG to make reference to the subject matter of the disagreement.

     KPMG's audit report on the consolidated financial statements of Equality Bancorp and subsidiaries for the years ended March 31, 2000 and 1999 contained no adverse opinion or disclaimer of opinion and was not modified as to uncertainty, audit scope of accounting principles, except as follows: KPMG's audit reports on the consolidated financial statements of Equality Bancorp and subsidiaries as of and for the years ended March 31, 2000 and 1999, state they "did not audit the financial statements of Equality Mortgage Corporation, which statements reflect total assets constituting 2% and 3% in 2000 and 1999, respectively, and total interest income and non-interest income constituting 13%, 20%, and 19% in 2000, 1999, and 1998, respectively, and total interest income and non-interest income constituting 20%, 19%, and 16% in 1999, 1998 and 1997, respectively, of the related consolidated totals. Those statements were audited by other auditors whose report has been furnished to us, and in our opinion, insofar as it relates to the amounts included for Equality Mortgage Corporation, is based solely on the report of the other auditors."

     None of the following events has occurred within Equality
Bancorp's two most recent fiscal years:

     (A) KPMG has not advised Equality Bancorp that the internal controls necessary for Equality Bancorp to develop reliable financial statements did not exist;

     (B) KPMG has not advised Equality Bancorp that information had come to its attention that made it unwilling to rely on management's representations, or that it made it unwilling to be associated with the financial statements prepared by management;

     (C) KPMG has not advised Equality Bancorp that the scope of its audit should be expanded significantly, or that information has come to its attention that it has concluded will, or if further investigated might, materially impact the fairness or reliability of a previously issued audit report or the underlying financial statements, or the financial statements issued or to be issued covering the fiscal periods subsequent to the date of the most recent audited financial statements (including information that might preclude the issuance of an unqualified audit report) and KPMG has not advised Equality Bancorp of any issue that was not resolved to KPMG's satisfaction prior to its dismissal.

     During the two most recent fiscal years, except for the current and sole past performance by Rubin Brown Gornstein of Equality Mortgage Corporation's audit work, neither Equality Bancorp nor anyone on its behalf consulted Rubin Brown Gornstein regarding either: (1) the application of accounting principles to a specific competed or contemplated transaction, or the type of audit opinion that might be rendered on Equality Bancorp's financial statements, where either written or oral advice was provided that was an important factor considered by Equality Bancorp in reaching a decision as to the accounting, auditing or financial reporting issue; or (2) any matter that was the subject of a disagreement as defined in paragraph 304(a)(1)(iv) of Regulation S-B.


                         SHAREHOLDER PROPOSALS

ALLEGIANT BANCORP

     Allegiant Bancorp's shareholders will not be entitled to submit proposals for consideration at the special meeting except to the extent the proposals relate directly to the matters to come before the special meeting as set forth in this Joint Proxy Statement/Prospectus.

     Allegiant Bancorp's by-laws provide that shareholder proposals which do not appear in the proxy statement may be considered at a meeting of shareholders only if written notice of the proposal is received by the Secretary of Allegiant Bancorp not less than 80 and not more than 100 days before the anniversary of the preceding year's annual meeting. However, if the date of the annual meeting is more than 30 days before or more than 60 days after that anniversary date, the notice of a shareholder proposal, to be timely, must be received by the Secretary not later than the close of business on the later of the 80th day prior to the annual meeting or the tenth day following the day on which public announcement of the meeting date is first made. Any notice of a shareholder proposal by a shareholder to the Secretary of Allegiant Bancorp must be accompanied by:

     * the name and address of the shareholder who intends to present the proposal for a vote;

     * a representation that the shareholder is a holder of record of shares entitled to vote at the meeting;

     * a description of all agreements, arrangements or understandings between the shareholder and any other shareholder relating to the proposal to be voted on and any financial or contractual interest of either shareholder in the outcome of the vote; and


     * all other information regarding the proposal to be voted on and the shareholder intending to present the proposal for a vote as would be required to be included in a proxy statement soliciting the vote of shareholders in respect of the proposal according to the proxy rules of the Securities and Exchange Commission.

     Allegiant Bancorp's board of directors will consider and include in Allegiant Bancorp's proxy statement for the 2001 annual meeting of Allegiant Bancorp shareholders proposals which meet the regulations of the Securities and Exchange Commission and Missouri law and which comply with Allegiant Bancorp's by-laws. In order to be eligible for inclusion, proposals were required to be addressed to Allegiant
Bancorp's Secretary and must have been received on or before February 19, 2001.


EQUALITY BANCORP

     Equality Bancorp stockholders will not be entitled to submit proposals for consideration at the special meeting except to the extent the proposals relate directly to the matters to come before the special meeting as set forth in this Joint Proxy Statement/Prospectus. If the merger is completed, we do not anticipate that there will be any future meetings of Equality Bancorp stockholders.

     Equality Bancorp's by-laws provide that stockholder proposals which do not appear in the proxy statement may be considered at a meeting of stockholders only if written notice of the proposal is received by the Secretary of Equality Bancorp not less than 60 and not more than 90 days before the anniversary of the preceding year's annual meeting. However, if the date of the annual meeting is more than 30 days before or more than 60 days after that anniversary date, the notice of a stockholder proposal, to be timely, must be received by the Secretary not later than the close of business on the later of the 80th day prior to the annual meeting or the tenth day following the day on which public announcement of the meeting date is first made. Any notice of a stockholder proposal by a stockholder to the Secretary of Equality Bancorp must be accompanied by:

     * name and address of stockholder (and beneficial owner, if any), who intends to present the proposal for a vote;

     * the class and number of shares of Equality Bancorp's capital stock beneficially owned and of record by such stockholder;

     * a brief description of the business proposed to come before meeting;

     * the reasons for conducting such business at the annual meeting;

     *    any material interest in such business to such stockholder;
          and


     * all other information regarding the proposal to be voted on and the shareholder intending to present the proposal for a vote as would be required to be included in a proxy statement soliciting the vote of shareholders in respect of the proposal according to the proxy rules of the Securities and Exchange Commission.

                             OTHER MATTERS

     Neither Allegiant Bancorp's nor Equality Bancorp's board of directors is aware of any business to come before their respective special meetings, other than those matters described in this Joint Proxy Statement/Prospectus. However, if any other matters should properly come before the special meeting, the proxy holders intend to vote on those matters with their reasonable business judgment.

                  WHERE YOU CAN FIND MORE INFORMATION

     Allegiant Bancorp filed with the SEC under the Securities Act of 1933 the registration statement which registers the shares of Allegiant Bancorp common stock to be issued to Equality Bancorp stockholders in connection with the merger. The registration statement, including the attached exhibits and schedules, contains additional relevant information about Allegiant Bancorp and Allegiant Bancorp common stock. The rules and regulations of the Securities and Exchange Commission allow us to omit certain information included in the registration statement from this Joint Proxy Statement/Prospectus.

     In addition, Allegiant Bancorp (File No. 0-26350) and Equality Bancorp (File No. 1-13413) file reports, proxy statements and other information with the SEC under the Securities Exchange Act of 1934. You may read and copy this information at the following locations of the
SEC:

      Public Reference Room         New York Regional Office      Chicago Regional Office
      450 Fifth Street, N.W.        7 World Trade Center          Citicorp Center
      Room 1024                     Suite 1300                    500 West Madison Street
      Washington, D.C. 20549        New York, New York 10048      Suite 1400
                                                                  Chicago, Illinois 60661-2511

     You may also obtain copies of this information by mail from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, at prescribed rates.

     The SEC also maintains an Internet world wide web site that contains reports, proxy statements and other information about issuers, like Allegiant Bancorp and Equality Bancorp, who file electronically with the SEC. The address of that site is http://www.sec.gov.

     You can also inspect reports, proxy statements and other information about Equality Bancorp at the offices of the American Stock Exchange, 86 Trinity Place, New York, New York 10006.

     The Securities and Exchange Commission allows Allegiant Bancorp to "incorporate by reference" information into this Joint Proxy Statement/Prospectus. This means that we can disclose important information to you by referring you to another document filed separately with the Securities and Exchange Commission. The information incorporated by reference is considered to be a part of this Joint Proxy Statement/Prospectus, except for any information that is superseded by information that is included directly in this document.

     This Joint Proxy Statement/Prospectus incorporates by reference the documents listed below that Allegiant Bancorp has previously filed with the Securities and Exchange Commission.

      Annual Report on Form 10-K          Year ended December 31, 1999
      Quarterly Reports on Form 10-Q      Quarters ended March 31, 2000 and
                                            June 30, 2000
      Current Report on Form 8-K          Report dated July 26, 2000

     You may read and copy any materials we file with the Securities and Exchange Commission at the Securities and Exchange Commission's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the Securities and Exchange Commission at 1-800-SEC-0330. The Securities and Exchange Commission maintains an Internet site that contains reports, proxy and information statements and other information regarding issuers that file electronically with the Securities and Exchange Commission. The address of the Securities and Exchange Commission's website is http://www.sec.gov. You can obtain additional copies of the documents incorporated by reference in this Joint Proxy Statement/Prospectus by requesting them in writing or by telephone from the following address:

                    Allegiant Bancorp, Inc.
                    Attention:  Investor Relations
                    2122 Kratky Road
                    St. Louis, Missouri  63114
                    Telephone:  (314) 692-8200


     If you would like to request additional copies of the documents, please do so by October 12, 2000 to receive them before the special meeting. If you request any documents from us, we will mail them to you by first class mail, or another equally prompt means, within one business day after we receive your request.


     We have not authorized anyone to give any information or make any representation about the merger or our companies that is different from, or in addition to, that contained in this Joint Proxy Statement/
Prospectus or in any of the materials that we have incorporated into this document. Therefore, if anyone does give you information of this sort, you should not rely on it. Information in this Joint Proxy Statement/Prospectus about Allegiant Bancorp has been supplied by Allegiant Bancorp and information about Equality Bancorp has been supplied by Equality Bancorp. The information contained in this document speaks only as of the date of this document unless the information specifically indicates that another date applies.

                           ALLEGIANT BANCORP AND EQUALITY BANCORP
                              CONSOLIDATED FINANCIAL STATEMENTS

                                            INDEX
                                            -----
                                                                                          Page
                                                                                          ----
ALLEGIANT BANCORP
Report of Independent Auditors                                                             F-1
Consolidated Balance Sheets as of December 31, 1999 and 1998                               F-2
Consolidated Statements of Income for the years ended December 31, 1999,
   1998 and 1997                                                                           F-3
Consolidated Statements of Shareholders' Equity for the years ended
   December 31, 1999, 1998 and 1997                                                        F-4
Consolidated Statements of Cash Flows for the years ended December 31, 1999,
   1998 and 1997                                                                           F-5
Notes to Consolidated Financial Statements                                                 F-6
Unaudited Consolidated Balance Sheet as of June 30, 2000                                  F-26
Unaudited Consolidated Statements of Income for the three months and six months
   ended June 30, 2000 and 1999                                                           F-27
Unaudited Consolidated Statements of Cash Flows for the six months ended June 30,
   2000 and 1999                                                                          F-28
Note to Unaudited Consolidated Financial Statements                                       F-29

EQUALITY BANCORP
Independent Auditors' Report                                                              F-30
Consolidated Balance Sheets as of March 31, 2000 and 1999                                 F-31
Consolidated Statements of Income for the years ended March 31, 2000,
   1999 and 1998                                                                          F-32
Consolidated Statements of Stockholders' Equity for the years ended March 31, 2000,
   1999 and 1998                                                                          F-33
Consolidated Statements of Cash Flows for the years ended March 31, 2000,
   1999 and 1998                                                                          F-36
Consolidated Statements of Comprehensive Income (Loss) for the years ended
   March 31, 2000, 1999 and 1998                                                          F-38
Notes to Consolidated Financial Statements                                                F-39
Consolidated Balance Sheet (Unaudited) as of June 30, 2000                                F-64
Consolidated Statements of Income (Unaudited) for the three months ended
   June 30, 2000 and 1999                                                                 F-65
Consolidated Statement of Stockholders' Equity (Unaudited) for the three months
   ended June 30, 2000                                                                    F-66
Consolidated Statements of Cash Flows (Unaudited) for the three months ended
   June 30, 2000 and 1999                                                                 F-67
Consolidated Statements of Comprehensive Income (Unaudited) for the three months
   ended June 30, 2000 and 1999                                                           F-69
Note to Unaudited Consolidated Financial Statements                                       F-70

                     REPORT OF INDEPENDENT AUDITORS


Shareholders and Board of Directors
Allegiant Bancorp, Inc.

We have audited the accompanying consolidated balance sheets of Allegiant Bancorp, Inc. as of December 31, 1999 and 1998 and the related consolidated statements of income, shareholders' equity and cash flows for both of the years ended December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits. The consolidated statements of income, shareholders' equity and cash flows for the year ended December 31, 1997 were audited by other auditors whose report dated March 13, 1998 expressed an unqualified opinion on those statements.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Allegiant Bancorp, Inc. at December 31, 1999 and 1998 and the consolidated results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States.

St. Louis, Missouri                     /s/ Ernst & Young
January 19, 2000

ALLEGIANT BANCORP, INC.
CONSOLIDATED BALANCE SHEETS

                                                                             DECEMBER 31,
                                                                      -----------------------
                                                                        1999           1998
                                                                      --------       --------
                                                                           (IN THOUSANDS)
ASSETS
Cash and due from banks                                               $ 16,842       $ 13,693
Federal funds sold and other overnight investments                       9,927          3,430
Investment securities
    Available for sale (at estimated market value)                      49,129         42,740
    Held-to-maturity (estimated market value of $11,284
      and $12,132, respectively)                                        11,668         12,040
Loans, net of allowance for loan losses of $8,315
    and $6,442, respectively                                           606,876        489,227
Premises and equipment                                                   9,896         11,010
Accrued interest and other assets                                       12,430         11,438
Cost in excess of fair value of net assets acquired                     11,724         12,696
                                                                      --------       --------
Total assets                                                          $728,492       $596,274
                                                                      ========       ========

LIABILITIES AND SHAREHOLDERS' EQUITY
Deposits:
    Non-interest bearing                                              $ 51,845       $ 55,417
    Interest bearing                                                   449,071        364,176
    Certificates of deposit over $100,000                               47,550         31,173
                                                                      --------       --------
Total deposits                                                         548,466        450,766
                                                                      --------       --------
Short-term borrowings                                                   75,861         53,542
Long-term debt                                                          35,860         40,275
Guaranteed preferred beneficial interest in
    subordinated debentures                                             17,250             --
Accrued expenses and other liabilities                                   3,064          3,587
                                                                      --------       --------
Total liabilities                                                      680,501        548,170
                                                                      --------       --------

SHAREHOLDERS' EQUITY
    Common Stock, $.01 par value - authorized 20,000,000
      shares; issued 6,208,102 shares and 6,536,164 shares,
      respectively                                                          66             65
    Capital surplus                                                     42,373         41,898
    Retained earnings                                                   10,482          6,058
    Accumulated other comprehensive income (loss)                         (754)            83
    Treasury stock, at cost, 419,260 shares                             (4,176)            --
                                                                      --------       --------
Total shareholders' equity                                              47,991         48,104
                                                                      --------       --------
Total liabilities and shareholders' equity                            $728,492       $596,274
                                                                      ========       ========


See accompanying notes to consolidated financial statements.

ALLEGIANT BANCORP, INC.
CONSOLIDATED STATEMENTS OF INCOME

                                                                               YEARS ENDED DECEMBER 31,
                                                                       -------------------------------------
                                                                         1999           1998           1997
                                                                       -------        -------        -------
                                                                       (IN THOUSANDS, EXCEPT PER SHARE DATA)
INTEREST INCOME
Interest and fees on loans                                             $48,604        $44,412        $33,473
Investment securities                                                    3,361          4,295          3,966
Federal funds sold and other overnight investments                         147            511            326
                                                                       -------        -------        -------
    Total interest income                                               52,112         49,218         37,765
                                                                       -------        -------        -------

INTEREST EXPENSE
Interest on deposits                                                    20,595         21,948         17,253
Interest on short-term borrowings                                        3,002          2,625          2,895
Interest on long-term debt                                               2,271          2,694          1,318
Interest on guaranteed beneficial interest in
  subordinated debentures                                                  733             --             --
                                                                       -------        -------        -------
    Total interest expense                                              26,601         27,267         21,466
                                                                       -------        -------        -------
    Net interest income                                                 25,511         21,951         16,299
Provision for loan losses                                                2,546          2,420          2,397
                                                                       -------        -------        -------
    Net interest income after provision for loan losses                 22,965         19,531         13,902
                                                                       -------        -------        -------

OTHER INCOME
Service charges on deposits                                              1,888          1,387            913
Net gain on sale of securities                                              --             68              2
  Other income                                                           2,955          7,869          2,383
                                                                       -------        -------        -------
    Total other income                                                   4,843          9,324          3,298
                                                                       -------        -------        -------

OTHER EXPENSES
Salaries and employee benefits                                           9,717          9,663          6,192
Occupancy and furniture and equipment                                    2,994          3,275          1,681
Other expense                                                            6,051          8,357          5,196
                                                                       -------        -------        -------
    Total other expenses                                                18,762         21,295         13,069
                                                                       -------        -------        -------

Income before income taxes                                               9,046          7,560          4,131

Provision for income taxes                                               3,644          3,026          1,716
                                                                       -------        -------        -------

    Net income                                                         $ 5,402        $ 4,534        $ 2,415
                                                                       =======        =======        =======

Basic earnings per share                                               $  0.84        $  0.72        $  0.54

Diluted earnings per share                                                0.83           0.68           0.49


See accompanying notes to consolidated financial statements.

ALLEGIANT BANCORP, INC.
CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY



                                                                    COMMON               STOCK          TREASURY          CAPITAL
                                                                    SHARES                PAR            STOCK            SURPLUS
                                                                    ------                ---            -----            -------
                                                                                            (IN THOUSANDS)
Balance January 1, 1997                                           3,405,696               $34           $    --           $15,972
 Net income                                                              --                --                --                --
 Change in net unrealized gains (losses)
   on available for sale securities                                      --                --                --                --
 Comprehensive income
 Cash dividends declared                                                 --                --                --                --
 Issuance of Common Stock for:
   Rights offerings                                               1,523,037                15                --            11,226
   Acquisition of Reliance Financial, Inc.                          898,689                 9                --            10,578
   Exercise of stock warrants/options                               260,414                 3                --             1,509
   Various stock issuance plans                                      23,907                --                --               199
                                                                  ---------               ---           -------           -------
Balance December 31, 1997                                         6,111,743                61                --            39,484
                                                                  ---------               ---           -------           -------
 Net income                                                              --                --                --                --
 Change in net unrealized gains (losses)
   on available for sale securities                                      --                --                --                --
 Comprehensive income
 Cash dividends declared                                                 --                --                --                --
 Issuance of Common Stock for:
   Exercise of stock warrants/options                               384,785                 4                --             2,112
   Various stock issuance plans                                      39,636                --                --               302
                                                                  ---------               ---           -------           -------
Balance December 31, 1998                                         6,536,164                65                --            41,898
                                                                  ---------               ---           -------           -------
 Net income                                                              --                --                                  --
 Change in net unrealized gains (losses)
   on available for sale securities                                      --                --                                  --
 Comprehensive income
 Issuance of Common Stock for:
   Exercise of stock warrants/options                                86,703                 1                --               423
   Various stock issuance plans                                       4,495                --                --                52
 Repurchase of common stock                                        (419,260)               --            (4,176)               --
 Cash dividends declared                                                 --                --                --                --
                                                                  ---------               ---           -------           -------
Balance December 31, 1999                                         6,208,102               $66           $(4,176)          $42,373
                                                                  =========               ===           =======           =======


                                                                                     ACCUMULATED
                                                                                        OTHER             TOTAL
                                                                    RETAINED        COMPREHENSIVE     SHAREHOLDERS'    COMPREHENSIVE
                                                                    EARNINGS           INCOME            EQUITY            INCOME
                                                                    --------        -------------     -------------    -------------
                                                                                            (IN THOUSANDS)
Balance January 1, 1997                                             $   357             $  23           $16,386
 Net income                                                           2,415                --             2,415            $2,415
 Change in net unrealized gains (losses)
   on available for sale securities                                      --                62                62                62
                                                                                                                           ------
 Comprehensive income                                                                                                      $2,477
                                                                                                                           ======
 Cash dividends declared                                               (331)               --              (331)
 Issuance of Common Stock for:
   Rights offerings                                                      --                --            11,241
   Acquisition of Reliance Financial, Inc.                               --                --            10,587
   Exercise of stock warrants/options                                    --                --             1,512
   Various stock issuance plans                                          --                --               199
                                                                    -------             -----           -------
Balance December 31, 1997                                             2,441                85            42,071
                                                                    -------             -----           -------
 Net income                                                           4,534                --             4,534            $4,534
 Change in net unrealized gains (losses)
   on available for sale securities                                      --                (2)               (2)               (2)
                                                                                                                           ------
 Comprehensive income                                                                                                      $4,532
                                                                                                                           ======
 Cash dividends declared                                               (917)               --              (917)
 Issuance of Common Stock for:
   Exercise of stock warrants/options                                    --                --             2,116
   Various stock issuance plans                                          --                --               302
                                                                    -------             -----           -------
Balance December 31, 1998                                             6,058                83            48,104
                                                                    -------             -----           -------
 Net income                                                           5,402                --             5,402            $5,402
 Change in net unrealized gains (losses)
   on available for sale securities                                      --              (837)             (837)             (837)
                                                                                                                           ------
 Comprehensive income                                                                                                      $4,565
                                                                                                                           ======
 Issuance of Common Stock for:
   Exercise of stock warrants/options                                    --                --               424
   Various stock issuance plans                                          --                --                52
 Repurchase of common stock                                              --                --            (4,176)
 Cash dividends declared                                               (978)               --              (978)
                                                                    -------             -----           -------
 Balance December 31, 1999                                          $10,482             $(754)          $47,991
                                                                    =======             =====           =======


                                                                               YEARS ENDED DECEMBER 31,
                                                                     ------------------------------------------
                                                                      1999               1998              1997
                                                                     -----               ----              ----
                                                                                    (IN THOUSANDS)
Reclassification adjustments:
 Unrealized gains (losses) on
   available for sale securities                                     $(837)              $39               $63
 Less:
   Reclassification adjustment for gains
     realized included in net income                                    --                41                 1
                                                                     -----               ---               ---
 Net unrealized gains (losses) on
   available for sale securities                                     $(837)              $(2)              $62
                                                                     =====               ===               ===


See accompanying notes to consolidated financial statements.

ALLEGIANT BANCORP, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                           YEARS ENDED DECEMBER 31,
                                                                  ---------------------------------------
                                                                     1999          1998           1997
                                                                  ---------      ---------      ---------
OPERATING ACTIVITIES                                                          (IN THOUSANDS)
  Net income                                                      $   5,402      $   4,534      $   2,415
  Adjustments to reconcile net income to
   net cash provided by operating activities:
    Depreciation and amortization                                     2,610          4,366          1,057
    Provision for loan losses                                         2,546          2,420          2,397
    Net realized gains on securities available for sale                  --            (68)            (2)
    Deferred tax benefit                                               (934)          (496)          (685)
    Net gain on sale of mortgage loans                                   --         (1,112)            --
    Net gain on disposition of branches                                  --         (2,370)            --
    Other changes in assets and liabilities:
      Accrued interest receivable and
        other assets                                                   (999)           811         (1,077)
      Accrued expenses and other liabilities                           (523)          (745)           623
                                                                  ---------      ---------      ---------
      Cash provided by operating activities                           8,102          7,340          4,728
                                                                  ---------      ---------      ---------

INVESTING ACTIVITIES
  Net cash received in acquisition of Reliance Financial, Inc.           --             --          1,533
  Net cash received in acquisition of branches                           --             --         83,596
  Net cash paid in disposition of branches                               --        (22,662)            --
  Proceeds from maturities of securities held-to-maturity             4,043         22,885         17,019
  Purchase of investment securities held-to-maturity                 (3,671)        (2,974)       (10,396)
  Proceeds from maturities of securities available for sale          16,225         87,840         25,020
  Proceeds from sales of securities available for sale                   --          8,989          2,949
  Purchase of investments securities available for sale             (23,924)       (94,586)       (39,211)
  Loans made to customers, net of repayments                       (120,195)      (102,815)      (175,387)
  Proceeds from sale of mortgage loans                                   --         78,374             --
  Purchases of assets held for operating leases, net                  1,414         (2,959)        (2,992)
  Additions to premises and equipment                                  (524)        (3,186)        (4,710)
                                                                  ---------      ---------      ---------
      Cash used in investing activities                            (126,632)       (31,094)      (102,579)
                                                                  ---------      ---------      ---------

FINANCING ACTIVITIES
  Net increase in deposits                                           97,700          5,201         57,518
  Net increase in short-term borrowings                              16,819            338         17,442
  Proceeds from issuance of long-term debt                            1,085         31,150          8,625
  Repayment of long-term debt                                            --        (13,650)           (13)
  Proceeds from issuance of guaranteed preferred
   beneficial interest in subordinated debentures                    17,250             --             --
  Proceeds from issuance of common stock                                476          2,283         12,753
  Repurchase of common stock                                         (4,176)            --             --
  Payment of dividends                                                 (978)          (917)          (331)
                                                                  ---------      ---------      ---------
      Cash provided by financing activities                         128,176         24,405         95,994
                                                                  ---------      ---------      ---------
  Net (decrease) increase in cash and cash equivalents                9,646            651         (1,857)
  Cash and cash equivalents, beginning of year                       17,123         16,472         18,329
                                                                  ---------      ---------      ---------
  Cash and cash equivalents, end of year                          $  26,769      $  17,123      $  16,472
                                                                  =========      =========      =========

See accompanying notes to consolidated financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1.  ACCOUNTING POLICIES:

     BASIS OF PRESENTATION. The accompanying consolidated financial statements include the accounts of Allegiant Bancorp, Inc. and its subsidiaries. The financial statements have been prepared in accordance with accounting principles generally accepted in the United States and reporting practices applicable to the banking industry. All significant intercompany transactions and balances have been eliminated. The significant accounting policies are summarized below.

     BUSINESS. Our bank subsidiary, Allegiant Bank, operates within one segment, the banking industry, and provides a full range of banking services to individual and corporate customers in the St. Louis, Missouri metropolitan area. Our bank is subject to intense competition from other financial institutions. Our bank also is subject to the regulations of certain federal and state agencies and undergoes periodic examination by those regulatory authorities.

     ACCOUNTING ESTIMATES. The preparation of financial statements in accordance with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from estimates.

     RECLASSIFICATIONS. Certain reclassifications have been made to the 1997 and 1998 financial statements to conform to the 1999 presentation. These reclassifications had no effect on net income.

     INVESTMENT SECURITIES. Securities are classified as held-to-maturity or available for sale. Only those securities which management has the intent and ability to hold to maturity are classified as held-to-maturity and are reported at amortized cost. Securities that are purchased with the intent to hold for an indefinite period of time, including securities that management intends to use as part of its asset/liability strategy or that may be sold to meet liquidity needs, are classified as available for sale securities. Available for sale securities are reported at fair value with unrealized gains and losses, net of related deferred income taxes, reported in other comprehensive income. Interest and dividends on securities, including amortization of premium and accretion of discounts, are reported in interest income using the interest method. Realized securities gains or losses are reported in the Consolidated Statements of Income. Gains and losses on securities are determined on an identified certificate basis.

     LOANS HELD-FOR-SALE. In our lending activities, we originate residential mortgage loans intended for sale in the secondary market. Loans held-for-sale are carried at the lower of cost or fair value, which is determined on an aggregate basis. Gains or losses on the sale of loans held-for-sale are determined on a specific identification method.

     LOANS. Interest income on loans is generally accrued on a simple interest basis. Loan fees and direct costs of loan originations are deferred and amortized over the estimated life of the loans under methods approximating the interest method.

     When, in management's opinion, the collection of interest on a loan will not be collected in the normal course of business, or when either principal or interest is past due over 90 days, that loan is generally placed on a non-accrual status. When a loan is placed on non-accrual status, accrued interest for the current year is reversed and charged against current earnings, and accrued interest from prior years is charged against the reserve for loan losses. Interest payments received on non-accrual loans are applied to principal if there is doubt as to the collectibility of such principal; otherwise, these receipts are recorded as interest income. A loan remains on non-accrual status until the loan is current as to payment of both principal and interest, and/or the borrower demonstrates the ability to pay and remain current.

     All non-accrual and renegotiated loans are considered impaired. Impaired loans are measured based on the present value of expected future cash flows discounted at the loan's effective interest rate, or at the loan's observable market price, or the fair value of the collateral, if the loan is collateral dependent.

     ALLOWANCE FOR LOAN LOSSES. We maintain an allowance to absorb possible loan losses inherent in the portfolio. Credit losses are charged and recoveries are credited to the reserve. Provisions for credit losses are credited to the allowance in an amount that we consider necessary to maintain an appropriate allowance given the risk identified in the portfolio. The allowance is based on ongoing monthly assessments of the possible estimated losses inherent in the loan portfolio. Our monthly evaluation of the adequacy of the allowance is comprised of the following elements.

     Larger commercial loans and any additional loans that exhibit potential or observed credit weaknesses are subject to individual review. Where appropriate, specific allowances are made for individual loans based on our estimate of the borrower's ability to repay the loan given the availability of collateral, other sources of cash flow and collection options available to us.

     Included in the review of individual loans are those that are impaired as provided in Statement of Financial Accounting Standards ("SFAS") No. 114, Accounting by Creditors for Impairment of a Loan. Any reserves for impaired loans are measured based on the present value of expected future cash flows discounted at the loans' effective interest rate or fair value of the underlying collateral. We evaluate the collectibility of both principal and interest when assessing the need for loss accrual.

     Loans are graded on a risk rating system that encompasses ten categories. Collateral protection and the borrower's ability to repay loan obligations define each category. Historic loss rates and observed industry standards are utilized to determine the appropriate allocation percentage for each loan grade.

     Homogenous loans, such as consumer installment or home equity credit, are given a standard risk rating that is adjusted on a delinquency basis. Residential mortgage loans are not individually risk rated, but are identified as a "pool" of loans. Delinquent mortgage loans are segregated and reserve allocations are determined based on the same factors utilized for risk rated loans.

     An unallocated allowance is maintained to recognize the imprecision in estimating and measuring loss when evaluating reserves for individual loans or pool of loans.

     Historical loss rates for commercial and consumer loans may be adjusted for significant factors that, in our judgment, reflect the impact of any current conditions on loss recognition. Factors that we consider in the analysis include the effects of the national and local economies, trends in the nature and volume of loans (delinquencies, charge-offs, nonaccrual and problem loans), changes in the internal lending policies and credit standards, collection practices and examination results from bank regulatory agencies and our internal loan reviews.

     Allowance for individual loans are reviewed monthly and adjusted as necessary based on changing borrower and/or collateral conditions and actual collection and charge-off experience.

     PREMISES AND EQUIPMENT. Premises and equipment are stated at cost less accumulated depreciation. The provision for depreciation is computed using the straight-line method over the estimated useful lives of the individual assets for book purposes and accelerated methods for tax purposes. Ordinary maintenance and repairs are charged to expense as incurred.

     REAL ESTATE OWNED. Real estate acquired in foreclosure or other settlement of loans is initially recorded at the lower of fair market value of the assets received (less estimated selling costs) or the recorded investment in the loan at the date of transfer. Any adjustment to fair market value at the date of transfer is charged against the allowance for loan losses. Subsequent write-downs are charged to operating expense including charges relating to operating, holding or disposing of the property.

     COST IN EXCESS OF FAIR VALUE OF NET ASSETS ACQUIRED. Intangible assets consist primarily of goodwill. Goodwill, the excess of cost over the fair value of net assets acquired in business combinations accounted for as purchases, is amortized using the straight-line method over the estimated period to be benefited, but not exceeding 15 years.
Management reviews goodwill for impairment if there is a significant event that detrimentally affects operations. Impairment is measured using estimates of the undiscounted future earnings potential of the entity or assets acquired.

     INCOME TAXES. Income taxes are accounted for under the liability method in which deferred income taxes are recognized as a result of temporary differences between the financial reporting basis and the tax basis of our assets and liabilities.

     CASH EQUIVALENTS. For purposes of the Consolidated Statements of Cash Flows, we consider cash and due from banks, federal funds sold and other overnight investments to be cash equivalents.

     NEW ACCOUNTING PRONOUNCEMENTS. In June 1998, the FASB issued SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, which established accounting and reporting standards for derivative instruments and hedging activities and requires recognition of all derivatives as either assets or liabilities measured at fair value. The accounting for changes in the fair value of a derivative depends on the intended use of the derivative and the resulting designation. SFAS No. 137, Accounting for Derivative Instruments and Hedging Activities - Deferral of the Effective Date of SFAS No. 133, amends SFAS No. 133 to be effective for us beginning January 1, 2001. Although we have not completed our analysis of these pronouncements, we do not anticipate that the adoption of SFAS No. 133, as amended by SFAS No. 137, will have a significant effect on our results of operations or financial position.


NOTE 2.  ACQUISITIONS AND DIVESTITURES:

     In August 1997, we acquired all the outstanding capital stock of Reliance Financial, Inc. in exchange for 599,126 shares of our common stock. In September 1997, we purchased two bank branch offices from Roosevelt Bank. As part of the agreement, we assumed deposits of $96.1 million in exchange for loans of $3.0 million, premises and equipment of $537,000 and cash of $84.0 million. Total goodwill recorded by us in connection with this acquisition was $8.8 million. Both acquisitions were recorded using the purchase method of accounting. Results of operations of companies and branches acquired in purchase business combinations are included from the date of acquisition.

     In December 1998, we sold three out-of-market branches to another financial institution. The book value of assets disposed of totaled $17.5 million, the book value of liabilities transferred totaled $40.0 million and the net cash paid for the divestiture was $22.7 million. A $2.4 million gain was recognized from the sale.


NOTE 3.  INVESTMENT SECURITIES:

     Debt and equity securities have been classified in the Consolidated Balance Sheets according to management's intent to have these securities available for sale or held-to-maturity. The carrying amount of securities and their approximate fair values were as follows:


                                           SECURITIES AVAILABLE FOR SALE                    SECURITIES HELD-TO-MATURITY
                                                 DECEMBER 31, 1999                               DECEMBER 31, 1999
                                   -------------------------------------------     -------------------------------------------
                                                  GROSS      GROSS                                GROSS       GROSS
                                    AMOR-        UNREAL-    UNREAL-                 AMOR-        UNREAL-     UNREAL-
                                    TIZED         IZED       IZED        FAIR       TIZED        IZED        IZED       FAIR
                                    COST          GAINS     LOSSES      VALUE        COST         GAINS      LOSSES     VALUE
                                   -------       -------    -------    -------     -------       -------     -------   -------
                                                                         (IN THOUSANDS)
U.S. government and
 agency securities                 $34,553         $ 3     $(1,032)    $33,524     $ 5,500         $ 1       $ (15)    $ 5,486
State and municipal securities         598          --         (14)        584       4,210           4        (418)      3,796
Mortgage-backed securities           7,558          13        (132)      7,439       1,958          44          --       2,002
Federal Home Loan Bank
 stock                               7,124          --          --       7,124          --          --          --          --
Other securities                       458          --          --         458          --          --          --          --
                                   -------         ---     -------     -------     -------         ---       -----     -------
  Total                            $50,291         $16     $(1,178)    $49,129     $11,668         $49       $(433)    $11,284
                                   =======         ===     =======     =======     =======         ===       =====     =======


                                  F-8




NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONT'D

                                           SECURITIES AVAILABLE FOR SALE                    SECURITIES HELD-TO-MATURITY
                                                 DECEMBER 31, 1998                               DECEMBER 31, 1998
                                   -------------------------------------------      -------------------------------------------
                                                  GROSS      GROSS                                GROSS       GROSS
                                    AMOR-        UNREAL-    UNREAL-                  AMOR-       UNREAL-     UNREAL-
                                    TIZED         IZED       IZED       FAIR         TIZED        IZED        IZED       FAIR
                                    COST          GAINS     LOSSES      VALUE         COST        GAINS      LOSSES      VALUE
                                   -------       -------    -------    -------      -------      -------     -------    -------
                                                                         (IN THOUSANDS)
U.S. government and
 agency securities                 $29,269        $217      $ (51)     $29,435      $ 7,585        $ 30       $(21)     $ 7,594
State and municipal securities         598           9         --          607          858          28         --          886
Mortgage-backed securities           8,360          38        (65)       8,333        3,597          55         --        3,652
Federal Home Loan Bank
 stock                               3,574          --         --        3,574           --          --         --           --
Other securities                       791          --         --          791           --          --         --           --
                                   -------        ----      -----      -------      -------        ----       ----      -------
Total                              $42,592        $264      $(116)     $42,740      $12,040        $113       $(21)     $12,132
                                   =======        ====      =====      =======      =======        ====       ====      =======


     Proceeds from the sale of securities totaled $8.9 million in 1998. There were gross realized gains and losses on the sale of securities available for sale of $71,000 and $3,000, respectively, in 1998. There were no sales in 1999.

     Held-to-maturity and available for sale securities with a carrying value of $36.6 million and $33.6 million at December 31, 1999 and 1998, respectively, were pledged to secure public deposits and short-term borrowings.

     The contractual maturities of securities (other than Federal Home Loan Bank stock and other securities), available for sale and securities held-to-maturity at December 31, 1999 were as follows:

                                                          DECEMBER 31, 1999
                                        -----------------------------------------------------
                                               SECURITIES                    SECURITIES
                                           AVAILABLE FOR SALE             HELD-TO-MATURITY
                                        -----------------------       -----------------------
                                        AMORTIZED        FAIR         AMORTIZED        FAIR
                                           COST          VALUE           COST          VALUE
                                        ---------       -------       ---------       -------
                                                            (IN THOUSANDS)
Due in one year or less                  $ 4,294        $ 4,296        $ 5,585        $ 5,571
Due from one year to five years           23,688         23,003            176            163
Due from five years to ten years           7,386          7,034            729            701
Due after ten years                          198            190          3,220          2,847
                                         -------        -------        -------        -------
 Subtotal                                 35,566         34,523          9,710          9,282
Mortgage-backed securities                 7,558          7,439          1,958          2,002
                                         -------        -------        -------        -------
 Total                                   $43,124        $41,962        $11,668        $11,284
                                         =======        =======        =======        =======

NOTE 4.  LOANS:

     The components of loans in the Consolidated Balance Sheets were as follows:

                                                                    DECEMBER 31,
                                                       --------------------------------------
                                                         1999           1998           1997
                                                       --------       --------       --------
                                                                   (IN THOUSANDS)
Commercial                                             $150,259       $126,239       $109,937
Real estate-construction                                 65,310         36,590         27,181
Real estate-mortgage
  One- to four-family residential                       141,264        116,291        195,964
  Multi-family and commercial                           235,158        196,545        135,452
Consumer and other                                       24,152         20,908         16,821
Net deferred loan fees, premiums and discounts             (952)          (904)          (493)
                                                       --------       --------       --------
Total loans                                             615,191        495,669        484,862
Allowance for loan losses                                (8,315)        (6,442)        (5,193)
                                                       --------       --------       --------
Net loans                                              $606,876       $489,227       $479,669
                                                       ========       ========       ========

     An analysis of the change in the allowance for loan losses follows:

                                                                     DECEMBER 31,
                                                         ------------------------------------
                                                          1999           1998           1997
                                                         ------         ------         ------
                                                                    (IN THOUSANDS)
Balance, beginning of year                               $6,442        $ 5,193         $3,100
Acquired subsidiary balance                                  --             --            403
Loans charged off                                          (860)        (1,226)          (759)
Recoveries                                                  188             55             52
                                                         ------        -------         ------
Net loans charged off                                      (672)        (1,171)          (707)
Provision for loan losses                                 2,545          2,420          2,397
                                                         ------        -------         ------
Balance, end of year                                     $8,315        $ 6,442         $5,193
                                                         ======        =======         ======

      The recorded investment in loans that were considered to be impaired under SFAS No. 114, as amended by SFAS No. 118, was $628,000 in 1999, $1.8 million in 1998 and $1.7 million in 1997 (these impaired loans were all classified as non-accrual loans). The related allowance for these impaired loans was $82,000 in 1999, $269,000 in 1998 and $86,000 in 1997. Interest income that would have been recognized for non-accrual loans was $84,000 in 1999, $72,000 in 1998 and $57,000 in
1997. Cash basis income on non-accrual loans was not significant for 1999, 1998 or 1997. Other real estate owned and foreclosed assets were approximately $402,000, $0 and $33,000 at December 31, 1999, 1998 and
1997, respectively.

      We and Allegiant Bank have entered into transactions with our directors, significant shareholders and affiliates (related parties). Such transactions were made in the ordinary course of business on substantially the same terms and conditions, including interest rates and collateral, as those prevailing at the same time for comparable transactions with other customers, and did not, in the opinion of management, involve more than normal credit risk or present other unfavorable features. The aggregate amount of loans to such related parties at December 31, 1999, 1998 and 1997 was $35.5 million, $35.9 million and $16.4 million, respectively. During 1999, $11.5 million of new loans and $11.9 million of repayments were made on related party loans. As of December 31, 1999, no related party loans were past due 90 days or more. At December 31, 1998, our bank had $166,000 in related party loans that were past due more than 90 days.


NOTE 5.  PREMISES AND EQUIPMENT:

      Components of premises and equipment as of December 31, 1999 and 1998 were as follows:

                                                              DECEMBER 31,
                                                        ----------------------
                                                          1999           1998
                                                        -------        -------
                                                            (IN THOUSANDS)
       Land                                             $ 2,654        $ 2,546
       Bank premises                                      5,601          5,657
       Furniture, equipment and automobiles               6,802          6,537
                                                        -------        -------
       Total cost                                        15,057         14,740
       Less accumulated depreciation                     (5,161)        (3,730)
                                                        -------        -------
       Net book value                                   $ 9,896        $11,010
                                                        =======        =======

      The bank leases various banking facilities and one piece of equipment under agreements which expire at various dates through September 2012. These agreements have options to renew. Future minimum lease payments required under operating leases which have initial or remaining non-cancelable terms in excess of one year as of December 31, 1999 were approximately as follows:

            YEARS ENDED                         MINIMUM
            DECEMBER 31,                        RENTAL
            ------------                        -------
                                            (IN THOUSANDS)
                2000                            $  352
                2001                               372
                2002                               362
                2003                               292
                2004                               292
                2005 and later                   1,207
                                                ------
                   Total                        $2,877
                                                ======

      Rental expense for all operating leases was $352,000 in 1999, $327,000 in 1998 and $210,000 in 1997.


NOTE 6.  DEPOSITS:

      Deposits consisted of the following:

                                                            DECEMBER 31,
                                                      -----------------------
                                                        1999           1998
                                                      --------       --------
                                                           (IN THOUSANDS)
      Non-interest bearing                            $ 51,845       $ 55,417
      Interest bearing demand                           24,492         19,075
      Money market accounts                            160,701        123,827
      Savings                                           13,052         14,917
      Time and IRA certificates under $100,000         202,826        206,357
                                                      --------       --------
        Total core deposits                            452,916        419,593
      Time certificates over $100,000                   47,550         31,173
      Brokered deposits over $100,000                   48,000             --
                                                      --------       --------
        Total deposits                                $548,466       $450,766
                                                      ========       ========

         AMOUNTS AND MATURITIES OF BROKERED DEPOSITS AND TIME DEPOSITS

                                                DECEMBER 31, 1999
                                                -----------------
                                                  (IN THOUSANDS)

      2000                                           $223,510
      2001                                             55,236
      2002                                             10,496
      2003                                              5,477
      2004                                              2,871
      2005 and later                                      787
                                                     --------
        Total                                        $298,376
                                                     ========

NOTE 7.  INCOME TAXES:

      Our results include income tax expense (benefit) as follows:

                                             YEARS ENDED DECEMBER 31,
                                      ------------------------------------
                                       1999           1998           1997
                                      ------         ------         ------
                                                 (IN THOUSANDS)
      Current                         $4,578         $3,522         $2,401
      Deferred                          (934)          (496)          (685)
                                      ------         ------         ------
         Total                        $3,644         $3,026         $1,716
                                      ======         ======         ======

      The tax effects of temporary differences that gave rise to the deferred tax assets and liabilities are presented below:

                                                   DECEMBER 31,
                                      ------------------------------------
                                       1999           1998           1997
                                      ------         ------         ------
                                                 (IN THOUSANDS)
DEFERRED TAX ASSETS
Reserve for loan losses               $3,000         $2,217         $1,536
Deferred loan fees                       175             --            194
Deferred compensation                     --             --             74
Accrued expenses                          --             --             63
Investments in debt and equity
 securities - SFAS No. 115               465            (50)            44
Other                                     --            116             72
                                      ------         ------         ------
   Total deferred tax assets           3,640          2,283          1,983
                                      ------         ------         ------

DEFERRED TAX LIABILITIES
Depreciation                            (203)          (119)          (461)
Discount accretion                       (23)           (83)            --
Other                                    (57)           (10)           (29)
                                      ------         ------         ------
   Total deferred tax liabilities       (283)          (212)          (490)
                                      ------         ------         ------
   Net deferred tax assets            $3,357         $2,071         $1,493
                                      ======         ======         ======


      A valuation allowance would be provided on deferred tax assets when it is more likely than not that some portion of the assets will not be realized. We had not established a valuation allowance as of December 31, 1999, 1998 or 1997, due to management's belief that all criteria for recognition had been met, including the existence of a history of taxes paid sufficient to support the realization of the deferred tax assets.

      Income tax expense as reported differs from the amounts computed by applying the statutory federal income tax rate to pre-tax income as follows:

                                             YEARS ENDED DECEMBER 31,
                                      ------------------------------------
                                       1999           1998           1997
                                      ------         ------         ------
                                                 (IN THOUSANDS)
      Computed expected tax expense   $3,166         $2,646         $1,405
      Tax-exempt income                  (93)          (157)           (38)
      State and local income taxes,
       net of federal tax benefits       137            314            258
      Goodwill amortization              392            318             24
      Other, net                          42            (95)            67
                                      ------         ------         ------
         Total tax expense            $3,644         $3,026         $1,716
                                      ======         ======         ======

NOTE 8.  SHORT-TERM BORROWINGS:

      Short-term borrowings were as follows at year end:

                                                                                   DECEMBER 31,
                                                                      -------------------------------------
                                                                        1999           1998           1997
                                                                      -------        -------        -------
                                                                                  (IN THOUSANDS)
      Securities sold under agreements to repurchase                  $18,361        $14,042        $ 8,252
      Federal funds purchased                                              --             --          6,500
      Federal Home Loan Bank advances                                  57,000         39,500         37,850
      Other short-term borrowings                                         500             --            977
                                                                      -------        -------        -------
           Total short-term borrowings                                $75,861        $53,542        $53,579
                                                                      =======        =======        =======

      As collateral for the Federal Home Loan Bank advances, our bank has entered into a blanket agreement that pledges first mortgage loans with principal balances aggregating 130% of the outstanding advances.

NOTE 9.  LONG-TERM DEBT:

      Long-term debt consisted of the following at year-end:

                                                                                                  DECEMBER 31,
                                                                                     -------------------------------------
                                                                                       1999           1998           1997
                                                                                     -------        -------        -------
                                                                                                 (IN THOUSANDS)
      Notes payable to a financial institution, interest payable quarterly (7% on December 31, 1999), matures on
        November 12, 2001, secured by Bank stock                                     $12,650        $13,650        $    --
      Note payable to a financial institution                                             --             --         10,400
      Notes payable to FHLB, interest payable monthly at rates
        varying from 5.05% to 6.95%, principal balance due at maturity ranging from December 13, 2002 to December 31, 2019,
        secured by stock in FHLB and certain loans                                    23,210         26,625          9,625
      Subordinated debentures with certain shareholders,
        interest payable quarterly at prime plus 3% (with a
        minimum floor of 10%), called in 1998                                             --             --          3,250
                                                                                     -------        -------        -------
           Total long-term debt                                                      $35,860        $40,275        $23,275
                                                                                     =======        =======        =======

      Under the terms of the current notes payable to a financial institution, we and/or our subsidiaries are required to maintain certain financial ratios and are limited with respect to cash dividends, capital expenditures and the incurrence of additional indebtedness without prior approval. Principal payments are required as follows: $500,000 payable on October 1, 2000; $1.0 million payable on October 1, 2001; and the balance outstanding payable on November 12, 2001.

      A summary of annual principal reductions of long-term debt as of December 31, 1999 was as follows:

                                                ANNUAL
                                               PRINCIPAL
               YEAR                           REDUCTIONS
               ----                           ----------
                                            (IN THOUSANDS)
               2001                             $12,650
               2002                                 625
               2003                               1,500
               2004                                  --
               2005 and later                    21,085
                                                -------
                  Total                         $35,860
                                                =======


NOTE 10.  CAPITAL SECURITIES OF SUBSIDIARY TRUST:

      During 1999, we formed Allegiant Capital Trust I, a statutory business trust. We purchased all the common securities of Allegiant Capital Trust for $672,080. Allegiant Capital Trust sold 1,725,000 preferred securities, having a liquidation value of $10 per security, for $17.3 million. The sole assets of Allegiant Capital Trust are our subordinated debentures totaling $17.9 million which are due August 2, 2029. The distributions payable on the preferred securities are fixed at 9.875%. All accounts of Allegiant Capital Trust are included in our consolidated financial statements. The preferred securities are entitled "Guaranteed preferred beneficial interest in subordinated debentures" for financial reporting purposes. The preferred securities are traded on the American Stock Exchange under the symbol ACT.pr. Cash distributions on the securities are made to the extent interest on the debentures is received by Allegiant Capital Trust. The securities are redeemable in whole at any time on or after August 2, 2004, or earlier in the event of certain changes or amendments to regulatory requirements or federal tax rules.


NOTE 11.  COMMON STOCK AND EARNINGS PER SHARE:

      On July 1, 1998, our board of directors declared a six-for-five stock split (in the form of a stock dividend) of our common stock to shareholders of record on January 8, 1999, payable January 29, 1999. Common stock was credited and capital surplus was charged for the aggregate par value of shares that were issued. The stated par value of each share was not changed from $.01.

      On September 19, 1997, our board of directors declared a five-for-four stock split (in the form of a stock dividend) of our common stock to shareholders of record on January 7, 1998, payable on January 21, 1998. Common stock was credited and capital surplus was charged for the aggregate par value of the shares that were issued. The stated par value of each share was not changed from $0.01.

      On September 19, 1996, our board of directors declared a 10% stock dividend to shareholders of record on January 2, 1997, payable on January 15, 1997. The transaction was valued based on the closing market price of our common stock at the date of declaration.

      All per share data in this report have been restated to reflect the aforementioned stock splits and stock dividend.

      Basic earnings per share is computed by dividing income available to common shareholders by the weighted average number of common shares outstanding during the year. Diluted earnings per share gives effect to all dilutive potential common shares that were outstanding during the year. The components of basic and diluted earnings per share as prescribed by SFAS No. 128 were as follows:

                                                                           YEARS ENDED DECEMBER 31,
                                                                 ----------------------------------------
                                                                    1999            1998          1997
                                                                 ----------     ----------     ----------
                                                                   (IN THOUSANDS, EXCEPT PER SHARE DATA)
Net income                                                       $    5,402     $    4,534     $    2,415
                                                                 ==========     ==========     ==========
Denominator:
   Weighted average shares outstanding                            6,450,639      6,256,715      4,481,724
   Effect of dilutive securities:
      Stock options and warrants                                     59,406        390,450        403,579
                                                                 ----------     ----------     ----------
Denominator for diluted earnings per
   share-adjusted weighted average shares                         6,510,045      6,647,165      4,885,303
                                                                 ==========     ==========     ==========

Basic earnings per share                                         $     0.84     $     0.72     $     0.54
Diluted earnings per share                                             0.83           0.68           0.49


NOTE 12.  EMPLOYEE BENEFITS:

      PENSION PLAN. We have a defined contribution pension plan in effect for substantially all full-time employees. Salaries and employee benefits expense includes $209,000 in 1999, $124,000 in 1998 and $39,000 in 1997 for such plans. Contributions under the defined contribution plan are made at the discretion of our management and board of directors.

      PHANTOM STOCK PLAN. In December 1994, our board of directors approved a Phantom Stock Plan for our president. All benefits under the Phantom Stock Plan have been paid and the plan terminated in 1999. The annual provision under this plan for the years ended December 31, 1999, 1998 and 1997 were approximately $0, $47,000 and $225,000, respectively. Deferred compensation for this plan included in accrued expenses and other liabilities totaled $0, $365,000 and $318,000 at December 31, 1999, 1998 and 1997, respectively.


NOTE 13.  STOCK OPTION PLANS AND DIRECTORS STOCK PURCHASE PLAN:

      We have reserved 1,454,000 shares of our common stock for issuance under various stock option plans offered to our directors and certain of our key employees. Options are granted, by action of our board of directors, to acquire stock at 110% of fair market value at the date of the grant, for a term of up to ten years.

      At December 31, 1999, approximately 397,000 shares remained available for option grants under these programs. The following tables summarize option activity over the last three years and the current options outstanding and exercisable:

                                                                     YEARS ENDED DECEMBER 31,
                                        --------------------------------------------------------------------------------------
                                                   1999                         1998                          1997
                                        --------------------------   ---------------------------   ---------------------------
                                                        WEIGHTED-                     WEIGHTED-                     WEIGHTED-
                                                         AVERAGE                       AVERAGE                       AVERAGE
                                         SHARES       OPTION PRICE     SHARES       OPTION PRICE     SHARES       OPTION PRICE
                                        --------      ------------   ---------      ------------   ---------      ------------

Outstanding, beginning of year           431,336         $10.02        681,726         $ 6.42        605,483         $ 5.11
Granted                                  120,598          10.99        146,386          14.84        284,273           9.20
Exercised                                (34,666)          4.13       (378,767)          4.51       (204,580)          5.79
Canceled                                  (6,896)          4.19        (18,009)         11.28         (3,450)         10.00
                                        --------         ------      ---------         ------      ---------         ------
Outstanding, end of year                 510,372          10.59        431,336          10.02        681,726           6.42
                                        ========                     =========                     =========

Weighted-average fair value of
     options granted during the year    $   2.51                     $    3.59                     $    2.74
                                        ========                     =========                     =========

                              OPTIONS OUTSTANDING                              OPTIONS EXERCISABLE
         ------------------------------------------------------------       ------------------------
                                              WEIGHTED
                               NUMBER         AVERAGE        WEIGHTED           NUMBER      WEIGHTED
                           OUTSTANDING AT    REMAINING        AVERAGE       EXERCISABLE AT   AVERAGE
            RANGE OF        DECEMBER 31,    CONTRACTUAL      EXERCISE        DECEMBER 31,   EXERCISE
         EXERCISE PRICE         1999           LIFE            PRICE             1999         PRICE
         ------------------------------------------------------------       ------------------------

         $ 3.30 - $ 7.92       90,142        1.3 years        $ 6.95            90,412       $ 6.95
           8.78 -  10.45      157,284        1.9 years          8.70           128,914         9.30
          10.75 -  18.57      262,946        3.9 years         12.92           141,315        13.49
                              -------                                          -------
           3.30 -  18.57      510,372        2.9 years         10.59           360,641        10.35
                              =======                                          =======

     We have a directors stock purchase plan whereby our outside directors may elect to use their directors' fees to purchase shares of our common stock at market value. In 1999, 26,000 shares were purchased at an average price of $9.94. In 1998, 12,000 shares were purchased at an average price of $11.50 and in 1997, 13,000 shares were purchased at an average price of $10.74.

     We apply Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations in accounting for our plans. Accordingly, no compensation expense has been recognized for our stock-based compensation plans. Had compensation cost for our stock-based compensation plans been determined based upon the fair value of the grant date for the awards under these plans consistent with the methodology prescribed under SFAS No. 123, Accounting for Stock-Based Compensation, our net income and earnings per share would have been reduced to the pro forma amounts indicated below:

                                                                YEARS ENDED DECEMBER 31,
                                                         -------------------------------------
                                                          1999           1998           1997
                                                         ------         ------         ------
                                                         (IN THOUSANDS, EXCEPT PER SHARE DATA)
   Net income                     As reported            $5,402         $4,534         $2,415
                                  Pro forma               5,223          4,208          1,988

   Basic earnings per share       As reported              0.84           0.72           0.54
                                  Pro forma                0.81           0.67           0.44

   Diluted earnings per share     As reported              0.83           0.68           0.49
                                  Pro forma                0.80           0.63           0.41


      The fair value of each option granted is estimated on the date of the grant using the Black-Scholes option-pricing model using the following weighted-average assumptions:

                                                                 YEARS ENDED DECEMBER 31,
                                                         -------------------------------------
                                                           1999           1998           1997
                                                         -------        -------        -------
       Dividend yield                                       2.00%          1.80%          0.90%
       Volatility                                          28.80          30.80          16.38
       Risk-free interest rate                              5.41%          5.02%          6.44%
       Expected life                                     5 years        5 years        5 years


NOTE 14.  CONCENTRATIONS OF CREDIT:

      Substantially all of our loans, commitments and commercial and standby letters of credit have been granted to customers that are depositors of Allegiant Bank and in our market area. Investments in state and municipal securities also involve governmental entities within our market area. The concentrations of credit by type of loan are set forth in Note 4. The distribution of commitments to extend credit approximates the distribution of loans outstanding. Commercial and standby letters of credit were granted primarily to commercial borrowers.

NOTE 15.  FINANCIAL INSTRUMENTS:

      Allegiant Bank is a party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit, standby letters of credit and financial guarantees. These instruments involve, to varying degrees, elements of credit and interest-rate risk in excess of the amount recognized in the Consolidated Balance Sheets. The contract or notional amounts of these instruments reflect the extent of the bank's involvement in particular classes of financial instruments.

      Allegiant Bank's exposure to credit loss in the event of non-performance by the other party to the financial instrument for commitments to extend credit, standby letters of credit and financial guarantees written is represented by the contractual or notional amount of those instruments. The bank uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments.

      A summary of the notional amounts of Allegiant Bank's financial instruments with off-balance sheet risk at December 31, 1999, 1998 and 1997 follows:

                                                                     DECEMBER 31,
                                                       --------------------------------------
                                                         1999            1998           1997
                                                       --------        -------        -------
                                                                    (IN THOUSANDS)
       Commitments to extend credit                    $109,913        $82,530        $84,604
       Standby letters of credit                          4,213          6,496          3,868

      Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. Allegiant Bank evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained, if it is deemed necessary by the bank upon extension of credit, is based on management's credit evaluation of the counterparts. Collateral held varies but may include accounts receivable, inventory, property, plant, equipment and real estate.

      Standby letters of credit and financial guarantees written are conditional commitments issued by the bank to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to support contractual obligations of Allegiant Bank customers. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers.

      The carrying amount and estimated fair values of our financial instruments were as follows:

                                                          DECEMBER 31, 1999            DECEMBER 31, 1998
                                                       -----------------------       -----------------------
                                                       CARRYING         FAIR         CARRYING         FAIR
                                                        AMOUNT          VALUE         AMOUNT          VALUE
                                                       --------       --------       --------       --------
                                                                           (IN THOUSANDS)
FINANCIAL ASSETS
   Cash and due from banks, federal
      funds sold and other
      overnight investments                            $ 26,769       $ 26,769       $ 17,123       $ 17,123
   Securities available for sale                         49,129         49,129         42,740         42,740
   Securities held-to-maturity                           11,668         11,284         12,040         12,132
   Loans, net of allowance                              606,876        605,751        489,227        492,746

FINANCIAL LIABILITIES
   Deposits                                            $548,466       $545,869       $450,766       $452,788
   Short-term borrowings                                 75,861         75,859         53,542         53,566
   Long-term debt                                        35,860         35,368         40,275         40,219
   Guaranteed preferred beneficial
      interest in subordinated debentures                17,250         15,932             --             --

     The following methods and assumptions were used by us in estimating fair values of financial instruments as disclosed herein:

     CASH AND SHORT-TERM INSTRUMENTS: The carrying amounts of cash and due from banks and federal funds sold approximate their fair value.

     SECURITIES: Fair values for held-to-maturity and available for sale securities are based on quoted market prices or dealer quotes, where available. If quoted market prices are not available for a specific security, fair values are based on quoted market prices of comparable instruments.

     LOANS: For variable-rate loans that reprice frequently and with no significant change in credit risk, fair values are based on carrying values. The fair values for fixed-rate loans are estimated using discounted cash flow analyses and applying interest rates currently being offered for loans with similar terms to borrowers of similar credit quality. The fair values for non-performing loans are estimated using assumptions regarding current assessments of collectibility and historical loss experience.

     DEPOSITS: The fair values disclosed for deposits generally payable on demand, such as non-interest bearing checking accounts, savings accounts, NOW accounts and market rate deposit accounts, are by definition, equal to the amount payable on demand at the reporting date. The carrying amounts for variable-rate, fixed-term market rate deposit accounts and certificates of deposit approximate their fair values at the reporting date. Fair values for fixed-rate certificates of deposit are estimated using a discounted cash flow calculation that applies interest rates currently being offered on certificates of similar remaining maturities to a schedule of aggregated monthly maturities on time deposits.

     SHORT-TERM BORROWINGS: The carrying amounts of federal funds purchased, borrowings under repurchase agreements and other short-term borrowings approximate their fair values at the reporting date.

     LONG-TERM DEBT: The fair values of our long-term debt and guaranteed preferred beneficial interest in subordinated debentures are based on quoted market prices for similar issues or estimates using discounted cash flow analyses, based on our current incremental borrowing rates for similar types of debt instruments.

     OFF-BALANCE SHEET FINANCIAL INSTRUMENTS: The fair value of commitments to extend credit and standby letters of credit are estimated using the fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements, the likelihood of the counterparties drawing on such financial instruments and the present creditworthiness of such counterparties. We believe such commitments have been made on terms which are competitive in the markets in which we operate; however, no premium or discount is offered thereon and accordingly, we have not assigned a value to such instruments for the purposes of this disclosure.

     Fair value estimates are made at a specific point in time, based on relevant market information and information about the financial instrument. These estimates do not reflect any premium or discount that could result from offering for sale at one time our entire holdings of a particular financial instrument. Because no market exists for a significant portion of our financial instruments, fair value estimates are based on judgments regarding future expected loss experience, current economic conditions, risk characteristics of various financial instruments and other factors. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and, therefore, cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

     Fair value estimates are based on existing on- and off-balance sheet financial instruments without attempting to estimate the value of anticipated future business and the value of assets and liabilities that are not considered financial instruments. In addition, the tax ramifications related to the realization of the unrealized gains and losses can have a significant effect on fair value estimates and have not been considered in many of the estimates.


NOTE 16.  REGULATORY MATTERS:

     We and Allegiant Bank are subject to various regulatory capital requirements administered by federal and state banking agencies.
Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary, actions by regulators that, if undertaken, could have a direct material effect on our financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, we and Allegiant Bank must meet specific capital guidelines that involve quantitative measures of our and the bank's assets, liabilities and certain off-balance sheet items as calculated under regulatory accounting practices. Our and Allegiant Bank's capital amounts and classifications also are subject to qualitative judgments by the regulators about components, risk weightings and other factors.

     Quantitative measures established by regulators to ensure capital adequacy require us and Allegiant Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier 1 capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier 1 capital (as defined) to average assets (as defined). Management believes that, as of December 31, 1999 we and Allegiant Bank met all capital adequacy requirements to which they are subject.

     As of December 31, 1999, the date of the most recent notification from the regulatory agencies, the Bank was categorized as well capitalized under the regulatory framework.

     The actual and required capital amounts and ratios as of December 31, 1999 and 1998 for Allegiant and Allegiant Bank are listed in the following table:

                                                                                                       TO BE WELL
                                                                                                    CAPITALIZED UNDER
                                                                               FOR CAPITAL          PROMPT CORRECTIVE
                                                         ACTUAL             ADEQUACY PURPOSES       ACTION PROVISIONS
                                                  --------------------    --------------------    --------------------
                                                   AMOUNT       RATIO      AMOUNT       RATIO      AMOUNT       RATIO
                                                  -------      -------    --------     -------    --------     -------
                                                                         (DOLLARS IN THOUSANDS)
AS OF DECEMBER 31, 1999
Total Capital (to Risk-Weighted Assets)
      Allegiant Bancorp, Inc.                     $61,885       10.23%    $48,404        8.00%    $   N/A         N/A
      Allegiant Bank                               69,107       11.52      47,974        8.00      59,967       10.00%
Tier 1 Capital (to Risk-Weighted Assets)
      Allegiant Bancorp, Inc.                      53,269        8.80      24,202        4.00         N/A         N/A
      Allegiant Bank                               61,601       10.27      23,987        4.00      35,980        6.00
Tier 1 Capital (to Average Assets)
      Allegiant Bancorp, Inc.                      53,269        7.47      28,523        4.00         N/A         N/A
      Allegiant Bank                               61,601        8.89      27,716        4.00      34,645        5.00

AS OF DECEMBER 31, 1998
Total Capital (to Risk-Weighted Assets)
      Allegiant Bancorp, Inc.                     $41,272        8.68%    $38,059        8.00%    $   N/A         N/A
      Allegiant Bank                               51,931       10.93      37,999        8.00      47,499       10.00%
Tier 1 Capital (to Risk-Weighted Assets)
      Allegiant Bancorp, Inc.                      35,319        7.42      19,030        4.00         N/A         N/A
      Allegiant Bank                               45,991        9.68      18,999        4.00      28,499        6.00
Tier 1 Capital (to Average Assets)
      Allegiant Bancorp, Inc.                      35,319        5.83      24,221        4.00         N/A         N/A
      Allegiant Bank                               45,991        7.61      24,185        4.00      30,232        5.00


NOTE 17.  RESTRICTIONS ON CASH AND DUE FROM BANKS:

     At December 31, 1999, $6.1 million in cash and due from bank balances were maintained in accordance with the guidelines set forth by the Federal Reserve Bank to maintain certain average reserve balances.

NOTE 18.  OTHER INCOME AND EXPENSES:

     A summary of the components of other income and other expenses exceeding 1% of revenues in each of the years presented is as follows:

                                                                  YEARS ENDED DECEMBER 31,
                                                               ------------------------------
                                                                1999        1998        1997
                                                               ------      ------      ------
                                                                       (IN THOUSANDS)
      OTHER INCOME
         Leasing revenue                                       $1,077      $1,527      $  433
         Mortgage banking revenue                                 944       2,299       1,300
         Gain on sale of branches                                  --       2,370          --
         Gain on sale of mortgage loans                            --       1,112          27
      OTHER EXPENSES
         Furniture and equipment                                1,650       1,752         943
         Occupancy                                              1,344       1,523         738
         Goodwill amortization                                    980         910         358
         Depreciation of operating leases                         861       1,340         394
         Supplies                                                 274         489         428
         Operating losses - other                                  80         450         870
         Operating losses - overdrawn customer accounts            35         272          68


NOTE 19.  PARENT COMPANY CONDENSED FINANCIAL INFORMATION:

     Following are our condensed financial statements (parent company only) for the periods indicated:

BALANCE SHEETS
                                                                     DECEMBER 31,
                                                              ------------------------
                                                                1999             1998
                                                              -------          -------
                                                                    (IN THOUSANDS)
ASSETS
Cash                                                          $ 4,962          $ 1,044
Investment securities                                              43               --
Loans and lease financing receivables                              73               --
Investment in subsidiaries                                     73,201           60,046
Other assets                                                    1,222            1,707
                                                              -------          -------
   Total assets                                               $79,501          $62,797
                                                              =======          =======

LIABILITIES AND SHAREHOLDERS' EQUITY
Short-term borrowings                                         $   500          $    --
Long-term debt                                                 12,650           13,650
Other liabilities                                                 438            1,043
Balances due to nonbank subsidiaries                           17,922               --
                                                              -------          -------
   Total liabilities                                           31,510           14,693

Total shareholders' equity                                     47,991           48,104
                                                              -------          -------
   Total liabilities and
      shareholders' equity                                    $79,501          $62,797
                                                              =======          =======

STATEMENTS OF INCOME
                                                                         YEARS ENDED DECEMBER 31,
                                                              -------------------------------------------
                                                                1999              1998              1997
                                                              -------           -------            ------
                                                                             (IN THOUSANDS)
INCOME
Management and service fees from subsidiaries                 $ 1,116           $    --            $   --
Dividends from subsidiaries                                        --             1,000             1,475
Other operating income                                             53                --                --
                                                              -------           -------            ------
     Total Income                                               1,169             1,000             1,475
                                                              -------           -------            ------

EXPENSE
Interest on long-term debt                                      1,699             1,183               812
Salaries and employee benefits                                    800             1,674               350
Other operating expenses                                          832               799               248
                                                              -------           -------            ------
     Total Expense                                              3,331             3,656             1,410
                                                              -------           -------            ------

Income (loss) before income tax benefit and equity
   in undistributed income of subsidiaries                     (2,162)           (2,656)               65
Income tax benefit                                                866             1,448               490
                                                              -------           -------            ------
Income (loss) before equity in undistributed
   income of subsidiaries                                      (1,296)           (1,208)              555
Equity in undistributed income of subsidiaries                  6,698             5,742             1,860
                                                              -------           -------            ------
     Net income                                               $ 5,402           $ 4,534            $2,415
                                                              =======           =======            ======

STATEMENTS OF CASH FLOWS
                                                                        YEARS ENDED DECEMBER 31,
                                                              --------------------------------------------
                                                                1999              1998              1997
                                                              -------           --------          --------
                                                                             (IN THOUSANDS)
OPERATING ACTIVITIES
Net income                                                    $ 5,402           $  4,534          $  2,415
Adjustment to reconcile net income to net cash
   used by operating activities
      Net income of subsidiaries                               (6,698)            (6,742)           (3,335)
      Dividends from subsidiaries                                  --              1,000             1,475
      Net loss on disposition of subsidiary                        20                 --                --
      Other, net                                                 (118)               346              (558)
                                                              -------           --------          --------
      Cash used by operating activities                        (1,394)              (862)               (3)
                                                              -------           --------          --------

INVESTING ACTIVITIES
Contributions of capital to subsidiaries                       (8,000)            (1,000)          (13,979)
Net cash received in disposition of subsidiary                  1,348                 --                --
Other, net                                                       (108)               (15)               --
                                                              -------           --------          --------
   Cash used in investing activities                           (6,760)            (1,015)          (13,979)
                                                              -------           --------          --------

FINANCING ACTIVITIES
Payment of dividends                                             (978)              (917)             (331)
Proceeds from issuance of common stock                            476              2,418            12,753
Repurchase of common stock                                     (4,176)                --                --
Net decrease in short-term borrowings                            (500)                --                --
Proceeds from issuance of long-term debt                           --             13,650             3,000
Repayment of long-term debt                                        --            (13,650)               --
Proceeds from issuance of guaranteed preferred
   beneficial interest in subordinated debentures              17,250                 --                --
                                                              -------           --------          --------
      Cash provided by financing activities                    12,072              1,366            15,422
                                                              -------           --------          --------
Net increase (decrease) in cash and cash equivalents            3,918               (511)            1,440
Cash and cash equivalents, beginning of year                    1,044              1,555               115
                                                              -------           --------          --------
Cash and cash equivalents, end of year                        $ 4,962           $  1,044          $  1,555
                                                              =======           ========          ========


NOTE 20.  RESTRICTIONS ON SUBSIDIARY DIVIDENDS:

     Subsidiary bank dividends are the principal source of funds for payment of dividends by us to our shareholders. The payment of dividends by Allegiant Bank is subject to regulation by the Federal Deposit Insurance Corporation. Allegiant Bank is also subject to regulation by the State of Missouri. These payments are not restricted as to the amount of dividends that can be paid, other than what prudent and sound banking principles permit and what must be retained to meet minimum legal capital requirements. Accordingly, approximately $18.6 million at December 31, 1999, in addition to net income in 2000, could be paid without prior regulatory approval.

     Extensions of credit by subsidiaries to us are permitted by regulatory authorities but are limited in amount and subject to collateral requirement. At December 31, 1999 approximately $5.1 million would have been available under Federal Reserve guidelines.

NOTE 21.  SUPPLEMENTAL DISCLOSURE FOR THE CONSOLIDATED STATEMENT OF CASH
          FLOWS:

     Supplemental disclosures of noncash investing and financing activities, and additional disclosures including details of cash and cash equivalents from acquisitions accounted for as purchases and dispositions of branches, were as follows:

                                                                                    YEARS ENDED DECEMBER 31,
                                                                          --------------------------------------------
                                                                            1999              1998              1997
                                                                          -------           --------          --------
                                                                                         (IN THOUSANDS)
Fair value of assets purchased                                            $   473           $ 17,492          $ 46,682
Liabilities assumed (transferred)                                              99            (40,154)          119,691
Issuance of common stock                                                       --                --             10,587
                                                                          -------           --------          --------
Net cash received (paid) for acquisitions and dispositions                    374            (22,662)           83,596
Cash and cash equivalents acquired                                            974                --              1,533
                                                                          -------           --------          --------
                                                                          $ 1,348           $(22,662)         $ 85,129
                                                                          =======           ========          ========

CASH PAID DURING THE YEAR FOR
Interest on deposits and borrowings                                       $25,619           $ 28,096          $ 20,930
Income taxes                                                                4,081              3,345             2,768

NONCASH TRANSACTIONS
Transfers to other real estate owned in settlement of loans               $   402           $     --          $    330
Loans securitized                                                              --                 --             7,102
Common stock issued in acquisition of Reliance Financial, Inc.                 --                 --            10,587
Conversion of directors' fees to common stock                                 258                135               136
Conversion of employee stock bonus to common stock                             --                 --                63


NOTE 22.  SUMMARY OF QUARTERLY FINANCIAL INFORMATION (UNAUDITED):

     The following is a summary of quarterly operating results for the years ended December 31, 1999 and 1998:

                                                         FIRST            SECOND             THIRD           FOURTH
                                                        QUARTER           QUARTER           QUARTER          QUARTER
                                                        -------           -------           -------          -------
                                                                    (IN THOUSANDS, EXCEPT PER SHARE DATA)
1999
----

Interest income                                         $11,925           $12,308           $13,250          $14,629
Interest expense                                          6,088             6,150             6,798            7,565
                                                        -------           -------           -------          -------
   Net interest income                                    5,837             6,158             6,452            7,064
Provision for loan losses                                   562               450               580              954
Other income                                              1,254             1,188             1,207            1,194
Other expense                                             4,858             4,654             4,705            4,545
Income taxes                                                669               897               945            1,133
                                                        -------           -------           -------          -------
   Net income                                           $ 1,002           $ 1,345           $ 1,429          $ 1,626
                                                        =======           =======           =======          =======

EARNINGS PER SHARE
Basic                                                   $  0.15           $  0.20           $  0.22          $  0.27
Diluted                                                    0.15              0.20              0.22             0.26

1998
----

Interest income                                         $12,270           $12,288           $12,452           $12,208
Interest expense                                          6,841             7,052             6,835             6,539
                                                        -------           -------           -------           -------
   Net interest income                                    5,429             5,236             5,617             5,669
Provision for loan losses                                   400               315               465             1,240
Securities transactions                                      12                46                 4                 6
Other income                                              1,097             2,130             1,946             4,083
Other expense                                             5,118             5,295             5,112             5,770
Income taxes                                                393               725               783             1,125
                                                        -------           -------           -------           -------
   Net income                                           $   627           $ 1,077           $ 1,207           $ 1,623
                                                        =======           =======           =======           =======

EARNINGS PER SHARE
Basic                                                   $  0.10           $  0.17           $  0.19           $  0.26
Diluted                                                    0.09              0.16              0.18              0.25

ALLEGIANT BANCORP, INC. CONSOLIDATED BALANCE SHEET (UNAUDITED)


                                                                      JUNE 30, 2000
                                                                      -------------
                                                                      (IN THOUSANDS)
ASSETS
Cash and due from banks                                                  $ 22,042
Federal funds sold and overnight investments                                  320
Investment securities:
   Available for sale (at estimated market value)                          54,394
   Held-to-maturity (estimated market value of $6,399)                      6,574
Loans, net of allowance for loan losses of $9,580                         694,185
Premises and equipment                                                      9,809
Accrued interest and other assets                                          28,609
Cost in excess of fair value and net assets acquired                       11,249
                                                                         --------
      Total assets                                                       $827,182
                                                                         ========

LIABILITIES AND SHAREHOLDERS' EQUITY
Deposits:
   Non-interest bearing                                                  $ 65,925
   Interest bearing                                                       510,958
   Certificate of deposit of $100,000 or more                              62,523
                                                                         --------
      Total deposits                                                      639,406
                                                                         --------
Short-term borrowings                                                      86,490
Long-term debt                                                             30,860
Guaranteed preferred beneficial interest in
   Subordinated debentures                                                 17,250
Accrued expenses and other liabilities                                      4,084
                                                                         --------
      Total liabilities                                                   778,090
                                                                         --------

SHAREHOLDERS' EQUITY
   Common Stock, $0.01 par value - authorized
   20,000,000 shares, outstanding 6,208,102 shares                       $     66
Capital surplus                                                            42,373
Retained earnings                                                          13,058
Accumulated other comprehensive loss                                         (790)
Treasury stock, at cost, 554,775 shares                                    (5,615)
                                                                         --------
      Total shareholders' equity                                           49,092
                                                                         --------
      Total liabilities and shareholders' equity                         $827,182
                                                                         ========

See Note to Consolidated Financial Statements.

ALLEGIANT BANCORP, INC. CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

                                                           THREE MONTHS ENDED                  SIX MONTHS ENDED
                                                                JUNE 30,                           JUNE 30,
                                                     ----------------------------        ----------------------------
                                                        2000              1999              2000              1999
                                                     ----------        ----------        ----------        ----------
                                                              (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)
INTEREST INCOME
Interest and fees on loans                           $   16,085        $   11,470        $   30,683        $   22,543
Investment securities                                       938               815             1,874             1,588
Federal funds sold and overnight
   investments                                                6                23                41               102
                                                     ----------        ----------        ----------        ----------
      Total interest income                              17,029            12,308            32,598            24,233
                                                     ----------        ----------        ----------        ----------

INTEREST EXPENSE
Interest on deposits                                      7,233             4,938            13,677             9,794
Interest on short-term borrowings                         1,462               647             2,526             1,286
Interest on long-term debt                                  407               565               857             1,158
Interest on guaranteed preferred beneficial
   interest in subordinated debentures                      442                --               885                --
                                                     ----------        ----------        ----------        ----------
      Total interest expense                              9,544             6,150            17,945            12,238
                                                     ----------        ----------        ----------        ----------

Net interest income                                       7,485             6,158            14,653            11,995
Provision for loan losses                                   850               450             1,565             1,012
                                                     ----------        ----------        ----------        ----------
Net interest income after provision
   for loan losses                                        6,635             5,708            13,088            10,983
                                                     ----------        ----------        ----------        ----------

OTHER INCOME
Service charges and other fees                              336               161               564               309
Net gain on sale of securities                              137                --               173                --
Other income                                              1,138             1,027             2,123             2,133
                                                     ----------        ----------        ----------        ----------
      Total other income                                  1,611             1,188             2,860             2,442
                                                     ----------        ----------        ----------        ----------

OTHER EXPENSES
Salaries and employee benefits                            2,868             2,401             5,379             4,846
Occupancy and furniture
   and equipment                                            700               741             1,604             1,508
Other operating expenses                                  2,008             1,512             3,523             3,158
                                                     ----------        ----------        ----------        ----------
      Total other expenses                                5,576             4,654            10,506             9,512
                                                     ----------        ----------        ----------        ----------

Income before income taxes                                2,670             2,242             5,442             3,913
Provision for income taxes                                1,084               897             2,221             1,566
                                                     ----------        ----------        ----------        ----------
      Net income                                     $    1,586        $    1,345        $    3,221        $    2,347
                                                     ==========        ==========        ==========        ==========

PER SHARE DATA
Net income:
   Basic                                             $     0.26        $     0.20        $     0.53        $     0.36
   Diluted                                                 0.26              0.20              0.52              0.35
Weighted average common shares
   Outstanding:
   Basic                                              6,072,588         6,581,451         6,106,169         6,566,643
   Diluted                                            6,094,261         6,625,764         6,138,101         6,653,125

See Note to Consolidated Financial Statements.

ALLEGIANT BANCORP, INC. CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

                                                                              SIX MONTHS ENDED
                                                                                  JUNE 30,
                                                                        ---------------------------
                                                                           2000              1999
                                                                        ---------          --------
                                                                               (IN THOUSANDS)
OPERATING ACTIVITIES
Net income                                                              $   3,221          $  2,347
Adjustments to reconcile net income to
  net cash provided by operating activities:
    Depreciation and amortization                                           1,298             1,743
    Provision for loan losses                                               1,565             1,012
    Net realized losses on securities available for sale                     (173)               --
    Other changes in assets and liabilities:
      Accrued interest receivable and other assets                           (911)              230
      Accrued expenses and other liabilities                                1,020            (1,127)
                                                                        ---------          --------
      Cash provided by operating activities                                 6,020             4,205
                                                                        ---------          --------

INVESTING ACTIVITIES
Proceeds from maturities of securities held-to-maturity                     5,594             2,648
Purchase of investment securities held-to-maturity                           (500)             (918)
Proceeds from maturities of securities available for sale                   2,590            11,859
Proceeds from sales of securities available for sale                        8,066                --
Purchase of investment securities available for sale                      (15,803)          (16,306)
Loans made to customers, net of repayments                                (88,874)          (48,327)
Purchase of bank-owned life insurance                                     (15,249)               --
Additions to premises and equipment                                          (736)             (525)
                                                                        ---------          --------
    Cash used in investing activities                                    (104,912)          (51,569)
                                                                        ---------          --------

FINANCING ACTIVITIES
Net increase in deposits                                                   90,940            39,050
Net increase in short-term borrowings                                         629             5,122
Net increase (decrease) of long-term debt                                   5,000            (3,000)
Proceeds from issuance of common stock                                         --               417
Repurchase of common stock                                                 (1,439)               --
Payment of dividends                                                         (645)             (331)
                                                                        ---------          --------
    Cash provided by financing activities                                  94,485            41,258
                                                                        ---------          --------


Net decrease in cash and cash equivalents                                  (4,407)           (6,106)
Cash and cash equivalents, beginning of period                             26,769            17,123
                                                                        ---------          --------
Cash and cash equivalents, end of period                                $  22,362          $ 11,017
                                                                        =========          ========


See Note to Consolidated Financial Statements.

                       ALLEGIANT BANCORP, INC.
                          AND SUBSIDIARIES

              NOTE TO CONSOLIDATED FINANCIAL STATEMENTS

                    SIX MONTHS ENDED JUNE 30, 2000



NOTE A.  BASIS OF PRESENTATION:

    The unaudited consolidated financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments considered necessary for a fair presentation have been included.

                         [letterhead of KPMG]


                     INDEPENDENT AUDITORS' REPORT


The Board of Directors
Equality Bancorp, Inc.
St. Louis, Missouri:

We have audited the accompanying consolidated balance sheets of Equality Bancorp, Inc. and subsidiaries (Equality Bancorp) as of March 31, 2000 and 1999, and the related consolidated statements of income, stockholders' equity, cash flows and comprehensive income (loss) for each of the years in the three-year period ended March 31, 2000. These consolidated financial statements are the responsibility of Equality Bancorp's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We did not audit the financial statements of Equality Mortgage Corporation (a consolidated subsidiary), which statements reflect total assets constituting 2% and 3% in 2000 and 1999, respectively, and total interest income and noninterest income constituting 13%, 20% and 19%, in 2000, 1999 and 1998, respectively, of the related consolidated totals. Those statements were audited by other auditors whose report has been furnished to us, and our opinion, insofar as it relates to the amounts included for Equality Mortgage Corporation, is based solely on the report of the other auditors.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits, and the report of the other auditors, provide a reasonable basis for our opinion.

In our opinion, based on our audits and the report of the other auditors, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Equality Bancorp, Inc. and subsidiaries as of March 31, 2000 and 1999, and the results of their operations and their cash flows for each of the years in the three-year period ended March 31, 2000, in conformity with generally accepted accounting principles.

                                     /s/ KPMG LLP

St. Louis, Missouri
June 26, 2000

EQUALITY BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

                                                                                MARCH 31,
                                                                     ------------------------------
                                                                         2000               1999
                                                                     ------------       -----------
ASSETS
Cash, primarily interest-bearing demand accounts                     $  9,080,509         6,449,613
Interest-bearing deposits                                                 198,000         1,085,000
Investment securities:
   Available for sale, at fair value                                  120,575,542        81,635,339
   Held to maturity, at amortized cost (fair value of $548,000
      at March 31, 2000 and $531,000 at March 31, 1999)                   600,000           600,000
Mortgage-backed securities available for sale, at fair value           64,137,674        90,810,783
Loans receivable, net                                                 105,315,729        90,230,677
Investment in real estate                                                  58,054            58,054
Stock in Federal Home Loan Bank                                         7,987,100         6,911,100
Mortgage servicing rights                                               1,273,768         1,479,631
Office properties and equipment, net                                    6,935,115         6,451,357
Deferred tax asset                                                      2,775,937                --
Accrued interest receivable and other assets                            4,397,879         2,725,620
                                                                     ------------       -----------

                                                                     $323,335,307       288,437,174
                                                                     ============       ===========

LIABILITIES AND STOCKHOLDERS' EQUITY
Savings deposits                                                     $140,885,244       128,953,826
Accrued interest payable on savings deposits                              147,711           200,280
Borrowed money                                                        161,435,160       132,010,050
Advance payments by borrowers for taxes and insurance                      35,800            69,634
Income taxes payable                                                      276,568           203,588
Deferred income taxes                                                          --           873,343
Accrued expenses and other liabilities                                    629,822           518,723
                                                                     ------------       -----------
      Total liabilities                                               303,410,305       262,829,444
                                                                     ------------       -----------

Commitments and contingencies
Stockholders' equity:
   Preferred stock, $1 par value per share; 1,000,000
      shares authorized; none issued and outstanding                           --                --
   Common stock, $.01 par value per share;
      4,000,000 shares authorized; 2,544,094 shares
      and 2,519,793 shares issued at March 31, 2000
      and 1999, respectively                                               25,441            25,198
   Additional paid-in capital                                          16,192,342        16,108,269
   Retained earnings                                                   11,849,449        11,255,324
   Accumulated other comprehensive income (loss)                       (5,447,058)          139,464
   Treasury stock, at cost; 158,055 shares and 18,500 shares
      at March 31, 2000 and 1999, respectively                         (1,233,799)         (166,431)
   Unearned Employee Stock Ownership Plan shares                         (989,864)       (1,134,769)
   Unamortized restricted stock awards                                   (471,509)         (619,325)
                                                                     ------------       -----------
      Total stockholders' equity                                       19,925,002        25,607,730
                                                                     ------------       -----------

                                                                     $323,335,307       288,437,174
                                                                     ============       ===========

        See accompanying notes to consolidated financial statements.

EQUALITY BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME

                                                                                    YEARS ENDED MARCH 31,
                                                                      -----------------------------------------------
                                                                          2000              1999              1998
                                                                      -----------        ----------        ----------
INTEREST INCOME
Loans receivable                                                      $ 7,753,559         7,703,347         8,103,429
Investment securities and interest-bearing
   deposits                                                             8,214,465         4,121,848         5,163,526
Mortgage-backed securities                                              4,570,590         5,321,365         1,153,512
Other                                                                     504,838           411,861           259,843
                                                                      -----------        ----------        ----------

   Total interest income                                               21,043,452        17,558,421        14,680,310
                                                                      -----------        ----------        ----------

INTEREST EXPENSE
Savings deposits                                                        5,596,459         5,458,146         5,633,692
Advances from Federal Home Loan Bank                                    8,694,309         6,821,775         4,031,314
Other borrowed money                                                       70,382            71,507            60,376
                                                                      -----------        ----------        ----------

      Total interest expense                                           14,361,150        12,351,428         9,725,382
                                                                      -----------        ----------        ----------

      Net interest income                                               6,682,302         5,206,993         4,954,928

Provision for losses on loans                                                  --                --           115,513
                                                                      -----------        ----------        ----------

      Net interest income after provision
        for losses on loans                                             6,682,302         5,206,993         4,839,415
                                                                      -----------        ----------        ----------

NONINTEREST INCOME
Gain on sales of mortgage loans                                           771,172         1,994,800         1,349,712
Loan servicing fees and late charges                                    1,253,125         1,289,571           919,884
Gain on sale of mortgage servicing rights                                 451,298                --                --
Gain (loss) on sale of investment and mortgage-
   backed securities available for sale, net                              (43,016)          166,388            41,044
Equity in loss of joint venture                                                --           (54,430)          (44,109)
Rental income                                                             189,470           142,802           126,811
Gain on sale of real estate                                                    --           148,391             1,154
Other                                                                     684,616           549,710           486,988
                                                                      -----------        ----------        ----------

      Total noninterest income                                          3,306,665         4,237,232         2,881,484
                                                                      -----------        ----------        ----------

NONINTEREST EXPENSE
Salaries and employee benefits                                          4,502,096         4,531,202         3,399,859
Occupancy                                                                 851,325           598,632           533,378
Data processing                                                           441,995           332,438           261,397
Advertising                                                               359,607           282,103           123,707
Federal insurance premiums                                                 70,150            72,422            81,428
Other                                                                   1,873,340         1,790,501         1,304,296
                                                                      -----------        ----------        ----------

      Total noninterest expense                                         8,098,513         7,607,298         5,704,065
                                                                      -----------        ----------        ----------

      Income before income tax expense                                  1,890,454         1,836,927         2,016,834

Income tax expense                                                        738,544           707,647           777,668
                                                                      -----------        ----------        ----------

      Net income                                                      $ 1,151,910         1,129,280         1,239,166
                                                                      ===========        ==========        ==========

EARNINGS PER SHARE
Basic                                                                 $      0.50              0.48              0.51
Diluted                                                                      0.49              0.47              0.51
                                                                      ===========        ==========        ==========

   See accompanying notes to consolidated financial statements.

                                                EQUALITY BANCORP, INC. AND SUBSIDIARIES

                                            CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                                               YEARS ENDED MARCH 31, 2000, 1999 AND 1998

                                                                                                    UNEARNED
                                                                            ACCUMULATED             EMPLOYEE
                                                                             OTHER COM-              STOCK    UNAMORTIZED  TOTAL
                                 COMMON STOCK        ADDITIONAL              PREHENSIVE            OWNERSHIP  RESTRICTED   STOCK-
                              --------------------    PAID-IN     RETAINED     INCOME    TREASURY     PLAN      STOCK     HOLDERS'
                               SHARES      AMOUNT     CAPITAL     EARNINGS     (LOSS)     STOCK      SHARES     AWARDS     EQUITY
                              ---------   --------   ----------  ---------- -----------  --------  ---------- ----------- ---------
Balance, March 31, 1997         836,400   $836,400    2,768,548   9,674,676    (509,523)       --    (135,840)       --  12,634,261
Net income                           --         --           --   1,239,166          --        --          --        --   1,239,166
Net proceeds from sale of
  common stock of
  Equality Bancorp, Inc.      1,322,500     13,225   12,297,206          --          --        --  (1,198,060)       --  11,112,371
Cancellation of Equality
  Bancorp
  Savings and Loan
  Association, F.A.
  Common stock owned
  by First Missouri
  Financial, M.H.C.            (445,000)  (445,000)     445,000          --          --        --          --        --          --
Cancellation of Equality
  Bancorp
  Savings and Loan
  Association, F.A.
  common stock owned
  by minority
  stockholders                 (391,400) (391,400)      391,400          --          --        --          --        --          --
Issuance of common stock
  of Equality Bancorp, Inc.
  to minority stockholders
  of Equality Bancorp Savings
  and Loan Association, F.A.  1,163,402    11,634       (11,634)         --          --        --          --        --          --
Capital contribution from
  First Missouri
  Financial, M.H.C.                  --        --            --      50,000          --        --          --        --      50,000
Exercise of
  stock options                  19,953       200        68,716          --          --        --          --        --      68,916
Tax benefit of stock
  options exercised                  --        --        10,328          --          --        --          --        --      10,328
Amortization of
  Employee Stock Ownership
    Plan awards                      --        --        27,677          --          --        --      56,796        --      84,473



                               F-33


                                                                                                    UNEARNED
                                                                            ACCUMULATED             EMPLOYEE
                                                                             OTHER COM-              STOCK    UNAMORTIZED  TOTAL
                                  COMMON STOCK       ADDITIONAL              PREHENSIVE            OWNERSHIP  RESTRICTED   STOCK-
                              --------------------    PAID-IN     RETAINED     INCOME    TREASURY     PLAN      STOCK     HOLDERS'
                                SHARES     AMOUNT     CAPITAL     EARNINGS     (LOSS)     STOCK      SHARES     AWARDS     EQUITY
                              ---------   --------   ----------  ---------- -----------  --------  ---------  ----------- ---------
Dividend declared on
  nonmutual holding
  company owned
  common stock at
  $.34 per share                     --         --           --    (128,322)         --        --          --        --    (128,322)
Dividend declared on
  common stock of
  Equality Bancorp,
  Inc. at $.06 per
  share                              --         --           --    (141,120)         --        --          --        --    (141,120)
Other comprehensive
  Income (loss),
  net of tax                         --         --           --          --     907,742        --          --        --     907,742
                              ---------   --------   ----------  ---------- -----------  --------  ----------  --------  ----------

Balance, March 31, 1998       2,505,855     25,059   15,997,241  10,694,400     398,219        --  (1,277,104)       --  25,837,815
Net income                           --         --           --   1,129,280          --        --          --        --   1,129,280
Exercise of stock options        13,938        139       60,594          --          --        --          --        --      60,733
Tax benefit of stock
  options exercised                  --         --        4,247          --          --        --          --        --       4,247
Purchase of stock for
  restricted stock awards            --         --           --          --          --        --          --  (739,456)   (739,456)
Purchase of treasury
  stock                              --         --           --          --          --  (166,431)         --        --    (166,431)
Amortization of stock
  awards                             --         --           --          --          --        --          --   120,131     120,131
Amortization of Employee Stock
  Ownership Plan awards              --         --       46,187          --          --        --     142,335        --     188,522
Dividend declared on
  common stock of
  Equality Bancorp,
  Inc. at $.24 per share             --         --           --    (568,356)         --        --          --        --    (568,356)
Other comprehensive
  income (loss), net
  of tax                             --         --           --          --    (258,755)       --          --        --    (258,755)
                              ---------   --------   ----------  ---------- -----------  --------  ----------  --------  ----------

Balance, March 31, 1999       2,519,793     25,198   16,108,269  11,255,324     139,464  (166,431) (1,134,769) (619,325) 25,607,730
Net income                           --         --           --   1,151,910          --        --          --        --   1,151,910
Exercise of stock
  options                        24,301        243       81,818          --          --        --          --        --      82,061



                               F-34


                                                                                               UNEARNED
                                                                     ACCUMULATED               EMPLOYEE
                                                                     OTHER COM-                 STOCK     UNAMORTIZED   TOTAL
                            COMMON STOCK     ADDITIONAL              PREHENSIVE               OWNERSHIP   RESTRICTED    STOCK-
                         ------------------   PAID-IN     RETAINED     INCOME      TREASURY      PLAN        STOCK     HOLDERS'
                           SHARES   AMOUNT    CAPITAL     EARNINGS     (LOSS)       STOCK       SHARES       AWARDS     EQUITY
                         ---------  -------  ----------  ----------  -----------  ----------  ----------  ----------- ----------
Dividends paid on
  Unvested stock awards         --       --      14,184          --           --          --          --         --       14,184
Purchase of treasury
  stock                         --       --          --          --           --  (1,067,368)         --         --   (1,067,368)
Amortization of stock
  awards                        --       --          --          --           --          --          --    147,816      147,816
Amortization of Employee
  Stock Ownership Plan
    awards                      --       --     (11,929)         --           --          --     144,905         --      132,976
Dividend declared on
  common stock of
  Equality Bancorp,
  Inc. at $.24 per
  share                         --       --          --    (557,785)          --          --          --         --     (557,785)
Other comprehensive
  income (loss), net of
  tax                           --       --          --          --   (5,586,522)         --          --         --   (5,586,522)
                         ---------  -------  ----------  ----------  -----------  ----------  ----------   --------   ----------
Balance, March 31, 2000  2,544,094  $25,441  16,192,342  11,849,449   (5,447,058) (1,233,799)   (989,864)  (471,509)  19,925,002
                         =========  =======  ==========  ==========  ===========  ==========  ==========   ========   ==========

     See accompanying notes to consolidated financial statements.

EQUALITY BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                             YEARS ENDED MARCH 31,
                                                                              ------------------------------------------------
                                                                                  2000              1999              1998
                                                                              ------------      ------------      ------------
Cash flows from operating activities:
   Net income                                                                 $  1,151,910         1,129,280         1,239,166
   Adjustments to reconcile net income to net cash
      provided by (used in) operating activities:
         Depreciation and amortization:
            Office properties and equipment                                        441,029           237,834           272,470
            Real estate investments                                                     --             7,508            11,261
            Premiums and discounts, net                                         (1,266,977)         (366,626)           26,339
            Mortgage servicing rights                                              632,055           680,338           383,812
            Stock awards                                                           147,816           120,131                --
         (Increase) decrease in accrued interest
            receivable                                                            (726,157)         (291,773)           52,687
         Provision for losses on loans                                                  --                --           115,513
         Gain on sale of mortgage loans                                           (771,172)       (2,673,260)       (1,722,985)
         Increase (decrease) in valuation reserve on
            loans held for sale                                                         --           (10,517)           53,652
         Gain on sale of mortgage servicing rights                                (451,298)               --                --
         Gain on sale of real estate                                                    --          (148,391)           (1,154)
         Gain (loss) on the sale of investment and
            mortgage-backed securities available
            for sale, net                                                           43,016          (166,388)          (41,044)
         (Decrease) increase in accrued interest
            payable on savings deposits                                            (52,569)           66,077              (396)
         Change in income taxes payable                                             72,980          (492,604)          596,329
         Equity in loss of joint venture                                                --            54,430            44,109
         Other, net                                                               (815,950)       (2,429,385)        2,735,473
   Origination and purchases of loans held for sale                            (87,659,092)     (177,318,757)     (115,459,407)
   Proceeds from sales of loans held for sale                                   92,810,614       187,521,731       107,056,970
                                                                              ------------      ------------      ------------

            Net cash provided by (used in)
               operating activities                                              3,556,205         5,919,628        (4,637,205)
                                                                              ------------      ------------      ------------

Cash flows from investing activities:
   Net (increase) decrease in loans receivable                                 (19,418,651)       10,711,331        (2,546,296)
   Decrease in interest-bearing deposits                                           887,000           293,000         2,441,744
   Principal repayments on investment securities
      available for sale                                                            13,742            40,641                --
   Principal repayments on mortgage-backed securities
      available for sale                                                        18,301,427        33,071,367         3,134,164
   Proceeds from maturities of investment securities
      available for sale                                                        21,190,000        67,770,704        66,524,057
   Proceeds from the sale of investment securities
      available for sale                                                        27,014,541        41,459,748        50,716,621
   Proceeds from the sale of mortgage-backed securities
      available for sale                                                        10,517,271        26,459,805        10,035,942
   Proceeds from maturities of investment securities
      held to maturity                                                                  --         2,000,000         2,250,000
   Purchase of investment securities available for sale                        (91,934,130)     (120,808,643)     (114,672,471)
   Purchase of mortgage-backed securities available
      for sale                                                                  (5,300,430)      (92,917,447)      (56,569,108)
   Net increase in mortgage servicing rights                                      (181,181)       (1,322,372)         (708,134)
   Proceeds from the sale of mortgage servicing rights                             206,287                --                --
   Proceeds from the sale of real estate acquired
      through foreclosure                                                               --                --            83,995



                               F-36


                                                                                             YEARS ENDED MARCH 31,
                                                                              ------------------------------------------------
                                                                                  2000              1999              1998
                                                                              ------------      ------------      ------------
   Proceeds from the sale of real estate held
      for investment                                                                    --           344,290                --
   Decrease in joint venture borrowings                                                 --           649,047            13,865
   Purchase of stock in Federal Home Loan
      Bank System                                                               (1,076,000)       (1,711,100)       (1,850,000)
   Purchase of office properties and equipment, net                               (924,787)       (1,114,904)       (2,913,166)
                                                                              ------------      ------------      ------------

            Net cash used in investing activities                              (40,704,911)      (35,074,533)      (44,058,787)
                                                                              ------------      ------------      ------------

Cash flows from financing activities:
   Net increase (decrease) in savings deposits                                  11,931,418         9,652,450        (3,681,578)
   Proceeds from Federal Home Loan Bank
      System advances                                                           30,000,000        36,500,000       106,500,000
   Repayment of Federal Home Loan Bank
      System advances                                                             (443,641)      (10,315,733)      (65,500,000)
   Proceeds from other borrowed money                                                   --           147,089           565,730
   Repayment of other borrowed money                                              (131,249)               --          (135,840)
   (Decrease) increase in advance payments by
      borrowers for taxes and insurance                                            (33,834)          (36,316)           19,174
   Cash dividends paid                                                            (557,785)         (568,356)         (269,442)
   Proceeds from sale of common stock                                                   --                --        11,112,371
   Capital contribution from First Missouri
      Financial, M.H.C.                                                                 --                --            50,000
   Proceeds from exercise of stock options                                          82,061            60,733            68,916
   Purchase of stock for restricted stock awards                                        --          (739,456)               --
   Purchase of treasury stock                                                   (1,067,368)         (166,431)               --
                                                                              ------------      ------------      ------------

            Net cash provided by financing activities                           39,779,602        34,533,980        48,729,331
                                                                              ------------      ------------      ------------

            Net increase in cash and cash
               equivalents                                                       2,630,896         5,379,075            33,339

Cash and cash equivalents, beginning of year                                     6,449,613         1,070,538         1,037,199
                                                                              ------------      ------------      ------------

Cash and cash equivalents, end of year                                        $  9,080,509         6,449,613         1,070,538
                                                                              ============      ============      ============

Supplemental disclosure of cash flow information:
   Interest paid                                                              $ 14,329,859        12,285,351         9,725,778
   Income taxes paid                                                               680,660         1,030,012            75,958
   Noncash transfers of loans to real estate
      acquired through foreclosure                                                      --                --            19,674
                                                                              ============      ============      ============



        See accompanying notes to consolidated financial statements.


EQUALITY BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

                                                                                            YEARS ENDED MARCH 31,
                                                                              ------------------------------------------------
                                                                                  2000               1999              1998
                                                                              ------------         ---------         ---------
Net income                                                                    $  1,151,910         1,129,280         1,239,166
Other comprehensive income (loss):
   Net unrealized gain (loss) on investment and
      mortgage-backed securities available for
      sale, net of tax                                                          (5,612,762)         (157,258)          932,779
   Less adjustment for loss (gain) on sale of
      Investment and mortgage-backed securities
      available for sale realized in net income, net of
      tax (credit) of $(16,776), $64,891, and $16,007
      in 2000, 1999, and 1998, respectively                                         26,240          (101,497)          (25,037)
                                                                              ------------         ---------         ---------

         Total other comprehensive income (loss)                                (5,586,522)         (258,755)          907,742
                                                                              ------------         ---------         ---------

Comprehensive income (loss)                                                   $ (4,434,612)          870,525         2,146,908
                                                                              ============         =========         =========



See accompanying notes to consolidated financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

     Following are the significant accounting policies which Equality Bancorp, Inc. and subsidiaries (Equality Bancorp) follow in preparing and presenting their consolidated financial statements:

     REORGANIZATION TO A STOCK CORPORATION. On December 1, 1997, First Missouri Financial, M.H.C., a federally chartered mutual holding company whose primary asset was 445,000 shares, or 53.2%, of the total issued and outstanding shares of Equality Bancorp Savings and Loan Association, F.A. (the Association), completed its conversion (the Conversion) from a mutual holding company to a Delaware stock corporation (Equality Bancorp, Inc.) with Equality Bancorp Savings and Loan Association, F.A., changing its name to Equality Savings Bank (Equality Savings Bank). At the date of the Conversion, Equality Bancorp completed the sale of 1,322,500 shares of common stock, $.01 par value, at a price of $10.00 per share to the Association's depositors, Employee Stock Ownership Plan, and minority stockholders in a subscription offering. Net proceeds from the sale of common stock were $11,112,371, after deducting $914,569 of offering expenses and $1,198,060 related to the sale of 119,806 shares to the Employee Stock Ownership Plan.

     In conjunction with the subscription offering, an additional 1,163,402 shares of common stock were issued by Equality Bancorp to convert 391,400 shares of the Association's common stock held by minority stockholders into common stock of Equality Bancorp. Each share of common stock in the above transaction was converted into the right to receive 2.9724 shares of Equality Bancorp's common stock. All prior year per share data has been restated to give effect to this exchange of common stock.

     On December 28, 1999, the Bank converted from a federally chartered savings and loan association, regulated by the Office of Thrift Supervision, to a state chartered savings bank, regulated by the Missouri Division of Finance and the Federal Deposit Insurance
Corporation. Equality Bancorp, a unitary thrift holding company, remains regulated by the Office of Thrift Supervision.

     BUSINESS. Equality Bancorp provides a full range of banking services to individual and corporate customers from its home office and five branch locations in the St. Louis area. In addition, Equality Bancorp provides mortgage lending services from two additional locations. Equality Bancorp is subject to competition from other financial institutions, is subject to the regulations of certain regulatory agencies, and undergoes periodic examinations by those regulatory authorities.

     BASIS OF FINANCIAL STATEMENT PRESENTATION. The consolidated financial statements have been prepared in conformity with generally accepted accounting principles. In the normal course of business, Equality Bancorp encounters two significant types of risk: economic and regulatory. Economic risk is comprised of interest rate risk, credit risk and market risk. Equality Bancorp is subject to interest rate risk to the degree that its interest-bearing liabilities reprice on a different basis than its interest-earning assets. Credit risk is the risk of default on Equality Bancorp's loan and investment portfolios that results from the borrowers' inability or unwillingness to make contractually required payments. Market risk reflects changes in the value of collateral underlying loans receivable, the value of Equality Bancorp's investment in real estate, and the value of Equality Bancorp's investment securities.

     Management has made a number of estimates and assumptions relating to the reporting of assets and liabilities and the disclosure of contingent assets and liabilities to prepare the consolidated financial statements in conformity with generally accepted accounting principles. Actual results could differ from those estimates. The determination of the allowance for loan losses is based on estimates that are particularly susceptible to changes in the economic environment and market conditions. This balance may be adjusted in the future based on such changes, or based on the results of regulatory examinations.

     PRINCIPLES OF CONSOLIDATION. The consolidated financial statements include the accounts of Equality Bancorp, Inc. and its wholly-owned subsidiary, Equality Savings Bank. Equality Savings Bank has two wholly-owned subsidiaries, Equality Commodity Corporation and Equality Mortgage Corporation. All significant intercompany accounts and transactions have been eliminated in consolidation.

     Equality Commodity Corporation operates under the name of Equality Insurance Agency and Flood Information Specialists and is a wholly-owned subsidiary of Equality Savings Bank. Equality Commodity Corporation's services and activities include sales of multiple lines of insurance to the general public and the issuance of flood plain certificates. Equality Mortgage Corporation operates as a mortgage banker and is a wholly-owned subsidiary of Equality Savings Bank.

     INVESTMENT AND MORTGAGE-BACKED SECURITIES. At the time of purchase, investment and mortgage-backed securities are classified as available for sale or held to maturity. Held to maturity securities are those securities which Equality Bancorp has the ability and intent to hold until maturity. All equity securities, and debt securities not classified as held to maturity, are classified as available for sale.

     Available for sale securities are recorded at fair value. Held to maturity securities are recorded at amortized cost, adjusted for the amortization of premiums or discounts. Unrealized gains and losses, net of the related tax effect, on available for sale securities are excluded from earnings and reported as a separate component of stockholders' equity until realized. Gains and losses on the sale of available for sale securities are determined using the specific identification method.

     A decline in the fair value of any available for sale or held to maturity security below cost that is deemed to be other than temporary is charged to earnings and results in the establishment of a new cost basis for the security.

     LOANS RECEIVABLE AND RELATED FEES. Loans receivable, other than loans held for sale, are carried at cost because Equality Bancorp has both the intent and the ability to hold them for the foreseeable future. Mortgage loans held for sale are valued at the lower of cost or market, on an aggregate loan basis. Interest is credited to income as earned; however, interest receivable is accrued only if deemed collectible. Loans are placed on nonaccrual status when management believes that the borrower's financial condition, after consideration of economic conditions and collection efforts, is such that collection of interest is doubtful. A loan remains on nonaccrual status until the loan is current as to payment of both principal and interest and/or the borrower demonstrates the ability to pay and remain current.

     Equality Mortgage Corporation derives income primarily from the origination and subsequent sale of mortgage loans and from the servicing of mortgage loans. Equality Mortgage Corporation recognizes the fees charged as income upon receipt of proceeds from the sale of the mortgage from the investor. Mortgages are sold at such times as management deems appropriate. Equality Mortgage Corporation's activities are performed primarily in the St. Louis metropolitan area.

     Equality Mortgage Corporation capitalizes the cost of originated mortgage servicing rights retained as assets. The cost of the mortgage servicing rights is being amortized over periods ranging up to eight years using the straight-line method. A valuation allowance is established when the carrying value of the mortgage servicing rights exceeds the fair value.

     The allowance for loan losses is increased by provisions charged to expense and is reduced by loan charge-offs, net of recoveries. Management utilizes a systematic, documented approach in determining the appropriate level of the allowance for loan losses. Management's approach, which provides for general and specific valuation allowances, considers numerous factors including general economic conditions, loan portfolio composition, prior loss experience, independent appraisals and such other factors which, in management's judgment, deserve current recognition in estimating loan losses. Management believes the allowance for loan losses is adequate to absorb probable losses in the loan portfolio. While management uses available information to recognize loan losses, future additions to the allowance may be necessary based on changes in economic conditions. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the allowance for loan losses. Such agencies may require Equality Bancorp to increase the allowance for loan losses based on their judgment about information available to them at the time of their examination.

     PREMIUMS AND DISCOUNTS. Premiums and discounts on investment securities, mortgage-backed securities and purchased loans and unearned discounts on property improvement loans are amortized using the interest method over the period to maturity, adjusted for anticipated prepayments.

     Equality Mortgage Corporation holds funds belonging to investors in separate bank accounts which are offset by liabilities for escrow and other fiduciary funds. These funds and the related liabilities are not included in the consolidated balance sheets. These amounts totaled $3,004,227 and $2,931,756 at March 31, 2000 and 1999, respectively.

     At March 31, 2000 and 1999, escrow funds related to loans serviced by Equality Mortgage Corporation for Equality Savings Bank totaled $565,420 and $537,434, respectively, and are included in savings deposits in the consolidated balance sheets.

     INVESTMENT IN REAL ESTATE. Investment in real estate includes real estate held for investment and real estate acquired through foreclosure.

     Real estate held for investment is recorded at the lower of cost, net of accumulated depreciation, or net realizable value. Depreciation is charged to expense using the straight-line method over an estimated useful life of 30 years.

     Real estate acquired through foreclosure is initially recorded at fair value. If the fair value of the real estate declines subsequent to foreclosure, the difference is recorded as a valuation allowance through a charge to expense. Subsequent increases in fair value are recorded through a reversal of the valuation allowance. Expenses incurred in maintaining the properties are charged to expense.

     Profit on sales of real estate is recognized when title has passed, minimum down payment requirements have been met, the terms of any notes received are such to satisfy initial and continuing payment requirements, and Equality Bancorp is relieved of any requirement for continued involvement in the real estate.

     STOCK IN FEDERAL HOME LOAN BANK. Equality Bancorp, as a member of the Federal Home Loan Bank System administered by the Federal Housing Finance Board, is required to maintain an investment in the capital stock of the Federal Home Loan Bank of Des Moines (Federal Home Loan Bank System) in an amount equal to the greater of 1% of Equality Bancorp's total mortgage-related assets at the beginning of each year, 0.3% of Equality Bancorp's total assets at the beginning of each year or 5% of advances from the Federal Home Loan Bank System to Equality Bancorp. The stock is recorded at cost which represents redemption value.

     OFFICE PROPERTIES AND EQUIPMENT. Land is carried at cost. Office buildings and improvements, furniture and equipment and automobiles are carried at cost, less accumulated depreciation and amortization. Depreciation and amortization are charged to expense using the straight-line method over the estimated useful lives of the related assets. Useful lives are 10 to 50 years for office buildings and improvements, 7 to 10 years for furniture and equipment and 5 years for automobiles.

     INCOME TAXES. Equality Bancorp files a consolidated federal income tax return. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

     RECLASSIFICATIONS. Certain reclassifications of 1999 and 1998 information have been made to conform with the 2000 presentation. Such reclassifications have no effect on previously reported net income.

     EARNINGS PER SHARE. Basic earnings per share was computed based upon weighted average common shares outstanding of 2,328,762, 2,371,240, and 2,414,131 for 2000, 1999, and 1998, respectively. Diluted earnings per share was computed based upon weighted average common shares and dilutive potential common shares outstanding of 2,349,442, 2,404,607, and 2,443,395 for 2000, 1999, and 1998, respectively. Stock options are the only dilutive potential common shares.


     Earnings per share information for 1998 has also been adjusted to reflect the Conversion and the exchange of each share of common stock of Equality Bancorp Savings and Loan Association, F.A. for 2.9724 shares of Equality Bancorp's common stock. Only Employee Stock Ownership Plan shares committed to be released are considered outstanding for purposes of computing earnings per share. Employee Stock Ownership Plan shares totaling 78,499, 61,621, and 45,014 are considered outstanding for earnings per share calculation purposes at March 31, 2000, 1999, and 1998, respectively.


     TREASURY STOCK. The purchase of Equality Bancorp's common stock is recorded at cost. Any subsequent reissuance is recorded at the average cost basis of such common stock.

     SEGMENT INFORMATION. In 1999, Equality Bancorp adopted Statement of Financial Accounting Standards No. 131, Disclosures about Segments of an Enterprise and Related Information, which established standards for the way that public enterprises report information about operating segments in annual financial statements. The services provided by Equality Bancorp are classified into two industry segments - retail banking and mortgage banking.

     The retail banking operations of Equality Bancorp are executed by Equality Savings Bank, while the mortgage banking operations are carried out by Equality Mortgage Corporation. Separate financial statements are maintained for each segment, which identifies each segment's assets and net income. Revenue from the retail banking segment is derived primarily from net interest revenue, which includes both interest income and expense. Revenue from the mortgage banking segment is derived primarily from the fee income generated from gain on sale of mortgage loans and loan servicing fees and late charges.

NOTE 2.  REGULATORY CAPITAL:

     As a result of Equality Savings Bank's charter change on December 28, 1999 from a federally-chartered thrift to a state-chartered savings bank, Equality Savings Bank is required to maintain specific amounts of regulatory capital under federal regulations. The capital regulations require institutions to have Tier 1 leverage capital equal to 4.0% of adjusted total assets (as defined by regulation), a minimum Tier 1 risk-based capital ratio of 4.0% of risk-based total assets, and a total risk-based capital ratio of 8.0% of risk-based assets (as defined by regulation). The risk-based capital requirement is calculated based on the credit risk presented by both on-balance-sheet assets and off-balance-sheet commitments and obligations. Assets are assigned a credit-risk weighting based upon their relative risk ranging from 0% for assets backed by the full faith and credit of the United States or that pose no credit risk to the institution to 100% for assets such as delinquent or repossessed assets.

     Equality Savings Bank is also subject to the regulatory framework for prompt corrective action as established by the Federal Deposit Insurance Corporation Improvement Act. To be categorized as well-capitalized, an institution must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the table below. At March 31, 2000, Equality Savings Bank is considered well capitalized.

     The actual and required capital amounts and ratios for Equality Savings Bank as of March 31, 2000 are as follows:

                                                             2000
                                   -----------------------------------------------------------
                                                                                TO BE WELL
                                                                            CAPITALIZED UNDER
                                                            CAPITAL         PROMPT CORRECTIVE
                                         ACTUAL           REQUIREMENTS       ACTION PROVISION
                                   -----------------   ------------------   ------------------
                                    AMOUNT    RATIO     AMOUNT     RATIO     AMOUNT     RATIO
                                    ------    -----     ------     -----     ------     -----
                                                    (DOLLARS IN THOUSANDS)
Total capital
   (to risk-weighted assets)       $24,508    15.17%    $12,928     8.00%    $16,160    10.00%

Tier I capital
   (to risk-weighted assets)        24,144    14.94       6,464     4.00       9,696     6.00

Tier I capital
   (to adjusted average assets)     24,144     7.27      13,292     4.00      16,615     5.00
                                   =======    =====     =======     ====     =======    =====

     Management believes that under current regulations, Equality
Savings Bank will continue to meet its minimum capital requirements in the foreseeable future. Events beyond the control of Equality Savings Bank could adversely affect future earnings and as a result, the ability of Equality Savings Bank to meet its future minimum capital requirements.

     As a result of the FDIC's first regular examination following Equality Savings Bank's conversion from a federally-chartered savings and loan association to a state-chartered savings bank on December 28, 1999, Equality Savings Bank entered into a Memorandum of Understanding with the FDIC and the Missouri Division of Finance on June 26, 2000. By signing the Memorandum of Understanding, Equality Savings Bank has agreed to take certain actions in response to concerns raised by the FDIC. The Memorandum of Understanding addresses: (1) the Board of Directors of Equality Savings Bank to assess Equality Savings Bank's management and staffing needs to ensure proper supervision of Equality Savings Bank's affairs; (2) Equality Savings Bank to review its earnings performance, to develop a written plan to improve earnings performance, and to prepare a revised 2001 budget reflecting remedial actions to improve Equality Savings Bank's earnings; (3) Equality Savings Bank to implement a suitable method for measuring and monitoring Equality Savings Bank's interest rate risk, establish interest rate risk parameters and provide for independent review of the validity of the assumptions, data and results of the method used; (4) Equality Savings Bank to develop a written funds management policy overseen by an Asset/Liability Committee, the membership of which shall include non-officer director representation and which shall report to the Board of Directors, and to establish goals and strategies for managing or improving Equality Savings Bank's interest rate risk profile; (5) Equality Savings Bank to maintain a Tier I Leverage Ratio of not less than 7% while the Memorandum of Understanding is in effect; (6) Equality Savings Bank to refrain from declaring or paying any dividends and/or management fees to Equality Bancorp without prior written regulatory approval; (7) Equality Savings Bank to present to the FDIC and the Missouri Division of Finance periodic updates concerning Equality Savings Bank's asset growth objectives, particularly in light of capital and liquidity needs; (8) Equality Savings Bank to provide a revised investment policy, modify certain investment practices and ensure the policy is implemented and followed; (9) Equality Savings Bank to develop an internal audit program and appoint an internal auditor who shall report to the Board of Directors; (10) Equality Savings Bank to take steps to correct and/or eliminate regulatory violations cited by the FDIC and the Missouri Division of Finance; (11) Equality Savings Bank to implement procedures to address regulatory concerns regarding the retail sale of nondeposit investment products by Equality Savings Bank; and
(12) Equality Savings Bank to submit periodic progress reports to the FDIC and the Missouri Division of Finance regarding Equality Savings Bank's compliance with the Memorandum of Understanding.

     The Memorandum of Understanding is not a formal supervisory action by the FDIC, but is an enforceable action. Failure to comply with the Memorandum of Understanding can lead to enforcement action. Equality Savings Bank believes that it can comply with the Memorandum of Understanding and is currently taking the necessary steps to do so. Compliance with the Memorandum of Understanding is not expected to have a materially adverse impact on the operations or the financial condition of Equality Savings Bank or Equality Bancorp. The Memorandum of Understanding will remain in effect until terminated by the Kansas City Regional Director of the FDIC.

     At March 31, 1999, Equality Savings Bank was subject to the capital regulations of the Office of Thrift Supervision which, as a result of the Financial Institutions Reform, Recovery, and Enforcement Act of 1989, require savings institutions to have minimum tangible capital equal to 1.5% of total adjusted assets, a minimum 3% leverage (core capital) ratio, and an 8% risk-based capital ratio. The risk-based capital requirement is calculated based on the credit risk presented by both on-balance-sheet assets and off-balance-sheet commitments and obligations. Assets are assigned a credit-risk weighting based upon their relative risk ranging from 0% for assets backed by the full faith and credit of the United States or that pose no credit risk to the institution to 100% for assets such as delinquent or repossessed assets. As of March 31, 1999, Equality Savings Bank met all Office of Thrift Supervision capital requirements.

                                                              1999
                                    -----------------------------------------------------------
                                                             MINIMUM FOR         TO BE WELL
                                                             OTS CAPITAL       CAPITALIZED FOR
                                                              ADEQUACY        PROMPT CORRECTIVE
                                         ACTUAL               PURPOSES        ACTION PROVISIONS
                                    ----------------       ---------------    -----------------
                                     RATIO   AMOUNT         RATIO  AMOUNT       RATIO  AMOUNT
                                     -----   ------         -----  ------       -----  ------
                                                      (DOLLARS IN THOUSANDS)
Stockholders' equity ratio
   to total assets                    8.51% $ 24,290
Unrealized gain on
   investment and
   mortgage-backed
   securities available
   for sale, net of tax                         (139)
                                     -----   -------

Tangible capital, and ratio
   to adjusted total assets           8.39    24,151        1.50%  $4,319
Tier I (core) capital, and
   ratio to adjusted assets           8.39    24,151        3.00    8,637        5.00% $14,395
Tier I capital, and ratio to
   risk-weighted assets              24.77    24,151                             6.00    5,849
Allowance for loan losses
   (general valuation
   allowance                                     366
                                     -----  --------
                                     25.15% $ 24,517        8.00    7,799       10.00    9,748
                                     =====  ========

      Total assets                          $288,129

Adjusted total assets                        287,900

Risk-weighted assets                          97,483

NOTE 3.  INVESTMENT SECURITIES:

     The amortized cost and fair value of investment securities classified as available for sale at March 31, 2000 and 1999 are as follows:

                                                              2000
                                    ---------------------------------------------------------
                                                         GROSS         GROSS
                                      AMORTIZED        UNREALIZED    UNREALIZED       FAIR
                                        COST             GAINS         LOSSES        VALUE
                                    ------------       ----------    ----------   -----------
U.S. Government and agency
   obligations                      $ 68,716,508         33,780      3,944,668     64,805,620
Corporate obligations                 58,012,955             --      2,330,763     55,682,192
                                    ------------         ------      ---------    -----------

      Total debt securities          126,729,463         33,780      6,275,431    120,487,812

Marketable equity securities              87,730             --             --         87,730
                                    ------------         ------      ---------    -----------
                                    $126,817,193         33,780      6,275,431    120,575,542
                                    ============         ======      =========    ===========

     Included in corporate obligations at March 31, 2000 is a $2,000,000 corporate security, with a fair value of $1,060,000 at March 31, 2000 and a maturity date of March 15, 2003, which was investment grade when originally purchased but has been subsequently downgraded below investment grade due to restructurings of the debt issuer and an accumulation of debt in the aggressive acquisition of businesses; however, the security continues to meet its interest payment obligations. Management believes the decline in fair value of this security is temporary. Equality Bancorp has the ability and it is management's intent to hold this security until maturity.

                                                               1999
                                     ---------------------------------------------------------
                                                          GROSS         GROSS
                                       AMORTIZED        UNREALIZED    UNREALIZED       FAIR
                                         COST             GAINS         LOSSES        VALUE
                                     ------------       ----------    ----------   -----------
U.S. Government and agency
   obligations                       $59,922,329        663,274         85,362     60,500,241
Corporate obligations                 21,068,452          4,558         25,642     21,047,368
                                     -----------        -------        -------     ----------

      Total debt securities           80,990,781        667,832        111,004     81,547,609

Marketable equity securities              87,730             --             --         87,730
                                     -----------        -------        -------     ----------
                                     $81,078,511        667,832        111,004     81,635,339
                                     ===========        =======        =======     ==========

     The amortized cost and fair value of debt securities classified as available for sale at March 31, 2000, by contractual maturity, are as follows:

                                                     AMORTIZED        FAIR
                                                       COST           VALUE
                                                   ------------    -----------
Due in one year or less                            $  4,213,761      4,181,558
Due after one year through five years                56,419,506     54,184,533
Due after five years through ten years               40,434,621     38,889,389
Due after ten years                                  25,661,575     23,232,332
                                                   ------------    -----------
                                                   $126,729,463    120,487,812
                                                   ============    ===========

     Proceeds from sales of investment securities during 2000, 1999, and 1998 were approximately $27.0 million, $41.5 million, and $50.7 million, respectively. During 2000, 1999, and 1998, gross gains of $38,662,

$179,282, and $391,171, respectively, and gross losses of $85,108, $0, and $266,974, respectively, were recognized on these sales.

     The amortized cost and fair value of investment securities classified as held to maturity at March 31, 2000 and 1999 are as follows:

                                                          GROSS         GROSS
                                        AMORTIZED      UNREALIZED     UNREALIZED       FAIR
                                          COST            GAINS         LOSSES         VALUE
                                        --------       ----------     ----------      -------
U.S. Government and agency
   obligations
   2000                                 $600,000             --         52,000        548,000
   1999                                  600,000             --         69,000        531,000
                                        ========          =====         ======        =======

     The investment security classified as held to maturity at March 31, 2000 matures on July 30, 2003.

NOTE 4.  MORTGAGE-BACKED SECURITIES:

     The amortized cost and fair value of mortgage-backed securities classified as available for sale at March 31, 2000 and 1999 are as follows:

                                                              2000
                                     --------------------------------------------------------
                                                          GROSS        GROSS
                                      AMORTIZED        UNREALIZED    UNREALIZED       FAIR
                                         COST             GAINS        LOSSES        VALUE
                                     -----------       ----------    ----------    ----------
Federal National
   Mortgage Association              $37,872,779             --      1,532,626     36,340,153
Federal Home Loan
   Mortgage Corporation               12,108,350             --        422,130     11,686,220
Government National
   Mortgage Association               16,844,498             --        733,197     16,111,301
                                     -----------          -----      ---------     ----------
                                     $66,825,627             --      2,687,953     64,137,674
                                     ===========          =====      =========     ==========

Weighted average interest rate at March 31         6.68%
                                                   ====

                                                               1999
                                     ----------------------------------------------------------
                                                         GROSS          GROSS
                                      AMORTIZED        UNREALIZED     UNREALIZED     FAIR
                                        COST             GAINS          LOSSES       VALUE
                                     -----------       ----------     ----------   ----------
Federal National
   Mortgage Association              $49,511,993         84,140        231,294     49,364,839
Federal Home Loan
   Mortgage Corporation               17,203,265          8,191         91,914     17,119,542
Government National
   Mortgage Association               24,423,724         51,481        148,803     24,326,402
                                     -----------        -------        -------     ----------
                                     $91,138,982        143,812        472,011     90,810,783
                                     ===========        =======        =======     ==========

Weighted average interest rate at March 31        6.28%
                                                  ====

     The amortized cost and fair value of mortgage-backed securities classified as available for sale at March 31, 2000, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities due to scheduled repayments and because borrowers have the right to prepay obligations with or without prepayment penalties. The following table does not take into consideration the effects of scheduled repayments or the effects of possible prepayments.

                                                     AMORTIZED         FAIR
                                                        COST           VALUE
                                                    -----------     ----------
Due in one year or less                             $    29,253         28,933
Due after one year through five years                 3,930,427      3,764,578
Due after five years through ten years                5,644,233      5,439,493
Due after ten years                                  57,221,714     54,904,670
                                                    -----------     ----------
                                                    $66,825,627     64,137,674
                                                    ===========     ==========

     Proceeds from the sale of mortgage-backed securities during 2000, 1999, and 1998 were approximately $10.5 million, $26.5 million, and $10.0 million, respectively. During 2000, 1999, and 1998, gross gains of $40,012, $32,802, and $5,880, respectively, and gross losses of $36,600,
$45,696, and $89,033, respectively, were recognized on these sales.

NOTE 5.  LOANS RECEIVABLE:

                                                       2000            1999
                                                   ------------     ----------
Loans secured by real estate:
   Residential:
      One- to four-family:
         Conventional                              $ 68,183,215     54,525,316
            Federal Housing Administration and
               Veterans Administration               10,758,016     10,629,163
      Multifamily                                     1,342,797      1,429,600
   Commercial:                                        4,096,761      4,381,981
   Loans held for sale                                2,640,972      7,021,322
                                                   ------------     ----------

               Total Loans secured by real estate  $ 87,021,761     77,987,382

   Commercial business                               14,475,913      9,642,046
   Loans secured by savings deposits                    256,856        254,014
   Property improvement                               1,633,263      1,481,520
   Automobiles                                        1,762,952      1,042,031
   Other                                                562,905        267,739
                                                   ------------     ----------

               Total loans                          105,713,650     90,674,732

   Less:
      Deferred loan fees, net                            20,809         25,086
      Unearned discounts                                 13,065          4,999
      Allowance for loan losses                         364,047        366,032
      Valuation reserve on loans held for sale               --         47,938
                                                   ------------     ----------

                                                   $105,315,729     90,230,677
                                                   ============     ==========
Weighted average interest rate at March 31                 7.77%          7.63%
                                                   ============     ==========

     Adjustable rate mortgages at March 31, 2000 and 1999 totaled approximately $44.3 million and $39.0 million, respectively.

     At March 31, 2000 and 1999, loans secured by real estate contractually delinquent 90 days or more totaled $626,484 and $700,889, respectively. Of these amounts, $387,879 and $485,574, respectively, were insured by the Federal Housing Administration or guaranteed by the Veterans Administration. No loans were deemed by management to be impaired at March 31, 2000, 1999 or 1998.

     Equality Mortgage Corporation had no commitments to sell loans at March 31, 2000 and $9.0 million in commitments to sell loans at March 31, 1999.

     Loans serviced by Equality Mortgage Corporation at March 31, 2000, 1999, and 1998 were $334,391,036, $369,247,163 and $340,054,031, respectively. Of these amounts, $249,382,195, $297,751,904 and $254,415,299 were serviced for unaffiliated institutions at March 31, 2000, 1999 and 1998, respectively.

     Activity in the allowance for loan losses is summarized as follows:

                                          2000           1999           1998
                                        --------        -------        -------
Balance, beginning of year              $366,032        374,200        283,000
Provision charged to expense                  --             --        115,513
Charge-offs                               (3,206)        (8,168)       (24,313)
Recoveries                                 1,221             --             --
                                        --------        -------        -------

Balance, end of year                    $364,047        366,032        374,200
                                        ========        =======        =======

     Following is a summary of activity for 2000 of loans made to executive officers and directors or to entities in which such individuals had beneficial interest. Such loans were made in the normal course of business on substantially the same terms, including interest and collateral requirements, as those prevailing at the same time for comparable transactions with other persons and did not involve more than the normal risk of collectibility or present unfavorable features.

         Balance at March 31, 1999                   $1,429,747
         New loans and advances                         296,650
         Payments received                             (159,504)
                                                     ----------

         Balance at March 31, 2000                   $1,566,893
                                                     ==========

NOTE 6.  MORTGAGE SERVICING RIGHTS:

     The activity in mortgage servicing rights is summarized as follows:

                                                        2000           1999           1998
                                                     ----------      ---------      ---------
Mortgage servicing rights:
   Balance at beginning of year                      $1,689,595        977,433        592,444
   Purchases                                            466,253             --             --
   Originated                                           290,858      1,392,501        768,801
   Amortization                                        (632,055)      (680,339)      (383,812)
   Sales                                               (540,883)            --             --
                                                     ----------      ---------      ---------

   Balance at end of year, before allowance           1,273,768      1,689,595        977,433
                                                     ----------      ---------      ---------

Allowance for impairment of mortgage
   servicing rights:
   Balance at beginning of year                        (209,964)      (139,836)       (66,022)
   Reductions (additions)                               209,964        (70,128)       (73,814)
                                                     ----------      ---------      ---------

   Balance at end of year                                    --       (209,964)      (139,836)
                                                     ----------      ---------      ---------

   Mortgage servicing rights, net                    $1,273,768      1,479,631        837,597
                                                     ==========      =========      =========

   Fair value of mortgage servicing rights           $2,654,000      2,597,000      1,513,000
                                                     ==========      =========      =========

     The fair value was estimated based on quoted market prices for mortgage servicing rights of a similar nature. Note rate and loan type are the predominant characteristics used to evaluate the carrying and fair value of the capitalized mortgage servicing rights.

NOTE 7.  OFFICE PROPERTIES AND EQUIPMENT:

     Office properties and equipment are summarized as follows:

                                                        2000           1999
                                                    -----------      ---------
Land                                                $ 1,885,358      1,583,358
Office buildings and improvements                     5,070,900      4,427,565
Furniture and equipment                               2,820,069      2,449,769
Automobiles                                              63,365         63,365
Property held for future expansion                      742,726      1,133,574
                                                    -----------      ---------
                                                     10,582,418      9,657,631

Less accumulated depreciation and amortization        3,647,303      3,206,274
                                                    -----------      ---------
                                                    $ 6,935,115      6,451,357
                                                    ===========      =========

     Depreciation and amortization expense for 2000, 1999, and 1998 was $441,029, $237,834, and $272,470, respectively.

     Equality Savings Bank is obligated under a certain noncancellable lease on a property which expires on April 8, 2009. The future minimum lease payments under this lease total $90,000 per year for the next 9 years.

NOTE 8.  ACCRUED INTEREST RECEIVABLE AND OTHER ASSETS:

     Accrued interest receivable and other assets are summarized as follows:

                                                        2000           1999
                                                     ----------      ---------
Accrued interest receivable:
   Loans receivable                                  $  611,426        461,779
   Interest-bearing deposits                                 --          4,008
   Investment securities                              1,605,505        927,600
   Mortgage-backed securities                           497,096        594,483
                                                     ----------      ---------

      Total accrued interest receivable               2,714,027      1,987,870

Accounts receivable                                   1,090,011        296,977
Prepaid expenses                                        233,022        164,946
Other                                                   360,819        275,827
                                                     ----------      ---------
                                                     $4,397,879      2,725,620
                                                     ==========      =========

NOTE 9.  SAVINGS DEPOSITS:

   Savings deposits are summarized as follows:

                                                   2000                                         1999
                                 -----------------------------------------    -----------------------------------------
                                                   WEIGHTED                                     WEIGHTED
                                                   AVERAGE        PERCENT                       AVERAGE        PERCENT
                                                   INTEREST       OF TOTAL                      INTEREST       OF TOTAL
                                    AMOUNT           RATE         SAVINGS        AMOUNT           RATE         SAVINGS
                                 ------------        ----         -------     ------------        ----         -------
Demand deposits:
   Checking                      $ 19,054,570        1.23%          13.6%     $ 16,082,858        1.13%          12.5%
   Passbook savings                20,073,849        2.51           14.2        20,766,651        2.51           16.1
   Money market                    12,459,248        4.34            8.8         8,236,660        4.31            6.4
                                 ------------        ----          -----      ------------        ----          -----

Total demand deposits              51,587,667        2.44           36.6        45,086,169        2.34           35.0
                                 ------------        ----          -----      ------------        ----          -----

Certificates of deposit:
   Negotiated rate
    ($100,000 or more)              1,598,807        5.84            1.1         2,111,581        5.79            1.6
   Other                           87,698,770        5.51           62.3        81,756,076        5.45           63.4
                                 ------------        ----          -----      ------------        ----          -----

Total certificates of
   deposit                         89,297,577        5.52           63.4        83,867,657        5.46           65.0
                                 ------------        ----          -----      ------------        ----          -----

                                 $140,885,244        4.39%         100.0%     $128,953,826        4.37%         100.0%
                                 ============        ====          =====      ============        ====          =====

     Certificates of deposit by interest rate ranges are as follows:

                                             2000                        1999
                                  --------------------------   --------------------------
                                                    WEIGHTED                     WEIGHTED
                                                    AVERAGE                      AVERAGE
                                    AMOUNT           RATE        AMOUNT           RATE
                                  -----------       --------   -----------       --------
3.00% to 3.99%                    $    16,680        3.00%     $    16,307        3.00%
4.00% to 4.99%                     24,331,202        4.62       17,288,243        4.59
5.00% to 5.99%                     35,357,419        5.48       49,392,324        5.40
6.00% to 6.99%                     28,850,239        6.23       13,634,306        6.26
7.00% to 7.99%                        164,269        7.00        2,981,837        7.00
8.00% and greater                     577,768        9.74          554,640        9.75
                                  -----------        ----      -----------        ----
                                  $89,297,577        5.52%     $83,867,657        5.46%
                                  ===========        ====      ===========        ====

     Certificates of deposit at March 31, 2000 and 1999 are scheduled to mature as follows:

                                            2000                      1999
                                  -------------------------  ------------------------
                                                   PERCENT                   PERCENT
                                     AMOUNT        OF TOTAL     AMOUNT       OF TOTAL
                                  -----------      --------  -----------     --------
Within one year                   $34,466,576        38.6%   $46,478,826        55.4%
Second year                        25,803,920        28.9     12,329,265        14.7
Third year                         14,419,530        16.1      4,943,112         5.9
Fourth year                         7,312,317         8.2     13,108,564        15.6
Thereafter                          7,295,234         8.2      7,007,890         8.4
                                  -----------       -----    -----------       -----
                                  $89,297,577       100.0%   $83,867,657       100.0%
                                  ===========       =====    ===========       =====

     Interest expense on savings deposits by type is summarized as follows:

                                                2000           1999           1998
                                             ----------     ---------      ---------
Checking and money market demand             $  648,195       431,004        342,468
Passbook savings                                522,725       506,352        663,498
Certificates of deposit                       4,425,539     4,520,790      4,627,726
                                             ----------     ---------      ---------
                                             $5,596,459     5,458,146      5,633,692
                                             ==========     =========      =========

NOTE 10.  BORROWED MONEY:

     Borrowed money at March 31, 2000 and 1999 is summarized as follows:

                                            2000                        1999
                                 --------------------------   --------------------------
                                                   WEIGHTED                     WEIGHTED
                                                   AVERAGE                      AVERAGE
                                                   INTEREST                     INTEREST
                                    AMOUNT           RATE        AMOUNT           RATE
                                 ------------      --------   ------------      --------
Note payable to bank             $  1,694,534        2.25%    $  1,825,783        2.25%
Advances from the Federal Home
   Loan Bank System:
Due in 2000                        76,000,000        6.08               --          --
Due in 2001                        25,000,000        6.88               --          --
Due in 2003, repaid                        --          --       71,000,000        5.35
Due in 2008                        49,500,000        5.28       23,000,000        5.22
Due in 2009, repaid                        --          --       26,500,000        5.22
Due in 2013                         9,240,626        6.00        9,684,267        6.00
                                 ------------        ----     ------------        ----
                                 $161,435,160        5.91%    $132,010,050        5.35%
                                 ============        ====     ============        ====

     At March 31, 2000, callable advances at the Federal Home Loan Bank System, all of which are due in 2008, are as follows:

               Presently callable             $        --
               2001                            26,500,000
               2002                                    --
               2003                            23,000,000
                                              -----------
                                              $49,500,000
                                              ===========

     The note payable to bank, which is tied to average collected funds of Equality Mortgage Corporation on deposit at such bank, is due
April 24, 2000. Investment securities with an amortized cost of $4,682,018 and a fair value of $4,048,447 secure the note payable to bank at March 31, 2000.

     Federal Home Loan Bank System advances are secured under a blanket agreement which assigns all Federal Home Loan Bank System stock, certain investment securities equal to 105% of the outstanding advances balance and mortgage loans equal to 130% of the outstanding advances balance. Investment securities with an amortized cost of $127,132,254 and a fair value of $119,544,754 are pledged to secure advances from the Federal Home Loan Bank System at March 31, 2000. Equality Savings Bank maintains a line of credit of approximately $12,332,000 available from the Federal Home Loan Bank System of Des Moines at March 31, 2000.

NOTE 11.  INCOME TAXES:

     Prior to 1997, if certain conditions were met, savings and loan associations and savings banks were allowed special bad debt deductions in determining taxable income based on either specified experience formulas or on a percentage of taxable income before such deduction. Bad debt deductions in excess of actual losses were tax-preference items, and were subject to a minimum tax.


     The special bad debt deduction accorded thrift institutions is covered under Section 593 of the Internal Revenue Code (IRC). On
August 20, 1996, the Small Business Job Protection Act of 1996 (the Act) was signed into law. The Act included the repeal of certain portions of
Section 593 effective for tax years beginning after December 31, 1995. As a result, Equality Savings Bank is no longer allowed a percentage method bad debt deduction. The repeal of the thrift reserve method generally requires thrift institutions to recapture into income the portion of tax bad debt reserves accumulated since 1987 (base year reserve). The recapture at Equality Savings

Bank began in the tax year ended March 31, 1999 and will continue ratably through the tax year ending March 31, 2004. At March 31, 2000, Equality Savings Bank had bad debts deducted for tax purposes in excess of the base year reserve of approximately $163,000. Equality Savings Bank has recognized a deferred income tax liability on this amount.


     Certain events covered by IRC Section 593(e), which was not repealed, will trigger a recapture of the base year reserve. The base year reserve of thrift institutions would be recaptured if a thrift ceases to qualify as a "bank" for federal income tax purposes. The base year reserves of thrift institutions also remain subject to income tax penalty provisions which, in general, require recapture upon certain stock redemptions of, and excess distributions to, stockholders. At March 31, 2000, retained earnings included approximately $2.6 million of base year reserves for which no deferred federal income tax liability has been recognized.

     The composition of income tax expense for 2000, 1999, and 1998 is as follows:

                                                         2000           1999           1998
                                                       --------        -------        -------
Current:
Federal                                                $737,870        499,690        613,427
State                                                    78,244         45,397         69,277
                                                       --------        -------        -------
Total current                                           816,114        545,087        682,704

Deferred                                                (77,570)       162,560         94,964
                                                       --------        -------        -------
Total income tax expense                               $738,544        707,647        777,668
                                                       ========        =======        =======

   Applicable income taxes for financial reporting purposes differ from the amount computed by applying the statutory federal income tax rate of 34% for the reasons noted in the table below:

                                                         2000           1999           1998
                                                       --------        -------        -------
Tax at statutory federal income tax rate               $642,754        624,555        685,724
State income tax, net of federal tax benefit             51,641         29,962         45,723
Other, net                                               44,149         53,130         46,221
                                                       --------        -------        -------
                                                       $738,544        707,647        777,668
                                                       ========        =======        =======

     The components of deferred tax assets and deferred tax liabilities at March 31, 2000 and 1999 were as follows:

                                                        2000           1999
                                                     ----------      ---------
Deferred tax assets:
   Available for sale securities                     $3,482,546             --
   General loan loss allowance                          135,134        135,871
   Deferred compensation                                 86,329         72,871
   Excess servicing gains                                 8,747         11,605
   Other                                                    890          1,553
                                                     ----------      ---------

   Total deferred tax assets                          3,713,646        221,900
                                                     ----------      ---------

Deferred tax liabilities:
   Tax depreciation in excess of that recorded for
      book purposes                                     237,309        221,266
   Federal Home Loan Bank System stock dividends        154,162        154,162
   Allowance for loan losses in excess
      of base-year reserve                               55,437         69,296
   Mortgage servicing rights                            469,337        545,057
   Available for sale securities                             --         89,165
   Other                                                 21,464         16,297
                                                     ----------      ---------

   Total deferred tax liabilities                       937,709      1,095,243
                                                     ----------      ---------

   Net deferred tax asset (liability)                $2,775,937       (873,343)
                                                     ==========      =========

     The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income and tax planning strategies in making this assessment. Based upon the level of historical taxable income and projections for future taxable income over the periods in which the deferred tax assets are deductible, management believes it is more likely than not that Equality Bancorp will realize the benefits of these temporary differences at March 31, 2000 and, therefore, has not established a valuation reserve.

NOTE 12. EMPLOYEE STOCK OWNERSHIP PLAN, STOCK OPTION AND INCENTIVE PLAN, MANAGEMENT RECOGNITION PLAN, OFFICERS RETIREMENT PLAN AND 401(K) PLAN:

     During 1993, Equality Bancorp established an employee stock ownership plan for the exclusive benefit of participating employees. Employees age 21 or older who have completed one year of service are eligible to participate. The Employee Stock Ownership Plan is to be funded by contributions made in cash or common stock.

   In connection with the mutual holding company conversion, the Employee Stock Ownership Plan purchased 26,600 shares (3.2% of total shares issued) of the Association's common stock at a subscription price of $10.00 per share using funds loaned by a third party. As a result of the Conversion, these Employee Stock Ownership Plan shares were converted into 79,065 shares based on the Exchange Ratio. In connection with the Conversion, the Employee Stock Ownership Plan purchased an additional 119,806 shares of common stock at a subscription price of $10.00 per share using funds loaned by Equality Bancorp. During 1998, the third party loan was repaid and added to the Equality Bancorp loan which is being repaid with level principal payments over 10 years. All shares are held in a suspense account for allocation among the participants as the loan is repaid. Shares released from the suspense account are allocated among the participants based upon their pro rata annual compensation. The purchases of the shares by the Employee Stock Ownership Plan were recorded by Equality Bancorp as unearned Employee Stock Ownership Plan shares in a contra equity account. As Employee Stock Ownership Plan shares are committed to be released to compensate employees, the contra equity account is reduced and Equality Bancorp recognizes compensation expense equal to the fair market value of the shares committed to be released. Dividends on allocated Employee Stock Ownership Plan shares are recorded as a reduction of retained earnings; dividends on unallocated Employee Stock Ownership Plan shares are recorded as a reduction of debt. Compensation expense related to the Employee Stock Ownership Plan totaled $119,368, $187,784, and $67,142 for 2000, 1999, and 1998, respectively.

     The Employee Stock Ownership Plan shares as of March 31, 2000 are as follows:

            Allocated shares                             78,499
            Unreleased shares                           120,372
                                                       --------
               Total Employee Stock
                  Ownership Plan shares                 198,871
                                                       --------
            Fair value of unreleased shares            $782,418
                                                       ========

     In connection with the mutual holding company conversion, Equality Bancorp adopted the 1993 Stock Option and Incentive Plan which provided for the granting of options for a maximum of 38,000 shares of common stock at $10.00 per share to directors and key officers. As a result of the Conversion, the stock options and the price per share were converted based on the Exchange Ratio.

     Equality Bancorp accounts for stock-based compensation under the stock option plan in accordance with Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees, and, accordingly, recognizes no compensation expense as the exercise price of employee stock options equals the market price of the underlying stock on the date of grant.

     Information on Equality Bancorp's stock options is summarized as follows:

                                                        AVERAGE         PER SHARE
                                                         PRICE            OPTION
                                         SHARES        PER SHARE       PRICE RANGE
                                         ------        ---------       -----------
Outstanding and exercisable at
   March 31, 1997                        112,951         $ 3.73         3.36-4.37
Exercised                                 19,953           3.45         3.36-4.37

Outstanding and exercisable at
   March 31, 1998                         92,998           3.79         3.36-4.37
Exercised                                 13,938           3.61         3.36-4.37

Outstanding and exercisable at
   March 31, 1999                         79,060           3.82         3.36-4.37
Exercised                                 24,301           3.43         3.36-4.37
Forfeitures                                 (551)          3.91         3.36-4.37
Options granted                           26,850          13.02        8.00-13.90
                                         -------         ------        ----------

Outstanding and exercisable at
   March 31, 2000                         81,058         $ 7.00        3.36-13.90
                                         =======         ======        ==========

     The number of options granted that are not exercisable as of March 31, 2000 were 111,400.

     In conjunction with the conversion, Equality Bancorp established a management recognition plan (the Management Recognition Plan) which acquired 65,550 shares of common stock during 1999 at an average price of $11.28 per share. The Management Recognition Plan provides that such common stock can be issued to employees in key management positions to encourage such employees to remain with Equality Bancorp. Interest in the Management Recognition Plan for each participant vests over a five year period. Compensation expense related to vesting in the Management Recognition Plan totaled $147,816 for 2000 and $120,131 for 1999.

     Equality Bancorp maintains a retirement plan for certain officers. Upon retirement at age 65, each participating officer will receive $50,000 on an annual basis for a period of 10 years following retirement. Benefits to be paid for future service will be accrued over the remaining period of service of each officer. The plan has been funded through the purchase of life insurance contracts on each officer. The cash surrender value of the life insurance contracts totaled $211,783 and $121,636 at March 31, 2000 and 1999, respectively, and is included in other assets in the consolidated balance sheet. The related accrued liability totaled $136,386 and $87,600 at March 31, 2000 and 1999, respectively. Compensation expense related to the plan totaled $39,271 for 2000, 1999 and 1998.

     Equality Bancorp sponsors a defined contribution plan qualifying under Section 401(k) of the Internal Revenue Code. Participants may designate up to 15% of their annual compensation as their contribution to the plan, which is partially matched by Equality Bancorp. Compensation expense related to the plan totaled $26,442, $24,459, and $27,064 for 2000, 1999, and 1998, respectively.

NOTE 13.  DISCLOSURES ABOUT FINANCIAL INSTRUMENTS:

     Equality Bancorp is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments, which are solely made up of commitments to extend credit, may involve, to varying degrees, elements of credit risk in excess of the amount recognized in the consolidated balance sheets. The contractual amounts of these instruments reflect the extent of involvement Equality Bancorp has in this particular class of financial instruments.

     Equality Bancorp's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit is represented by the contractual amount of these instruments. Equality Bancorp uses the same credit policies in making commitments as they do for financial instruments recorded in the consolidated balance sheets.

     Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. At March 31, 2000 and 1999, Equality Bancorp had outstanding commitments to extend credit of $5.5 million and $4.8 million, respectively. Since certain of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. Equality Bancorp evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by Equality Bancorp upon extension of credit, is based on management's credit evaluation of the counterparty.

     A summary of the carrying amounts and fair values of Equality Bancorp's financial instruments at March 31, 2000 and 1999 is as follows:


                                                2000                                 1999
                                    ------------------------------       -----------------------------
                                       CARRYING           FAIR             CARRYING            FAIR
                                        AMOUNT            VALUE             AMOUNT             VALUE
                                        ------            -----             ------             -----
ASSETS

Cash, primarily interest-
   bearing demand deposits          $  9,080,509         9,080,509         6,449,613         6,449,613
Interest-bearing deposits                198,000           197,427         1,085,000         1,105,697
Investment securities                121,175,542       121,123,542        82,235,339        82,166,339
Mortgage-backed securities            64,137,674        64,137,674        90,810,783        90,810,783
Loans receivable                     105,315,729       103,618,960        90,230,677        90,929,267
Stock in Federal Home Loan
   Bank                                7,987,100         7,987,100         6,911,100         6,911,100
Accrued interest receivable            2,714,027         2,714,027         1,987,870         1,987,870
                                    ------------       -----------       -----------       -----------
                                    $310,608,581       308,859,239       279,710,382       280,360,669
                                    ============       ===========       ===========       ===========

LIABILITIES

Savings deposits                    $140,885,244       140,885,244       128,953,826       131,196,066
Accrued interest payable
   on savings deposits                   147,711           147,711           200,280           200,280
Borrowed money                       161,435,160       160,145,915       132,010,050       133,302,453
Advance payments by
   borrowers for taxes
   and insurance                          35,800            35,800            69,634            69,634
                                    ------------       -----------       -----------       -----------
                                    $302,503,915       301,214,670       261,233,790       264,768,433
                                    ============       ===========       ===========       ===========

     The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate such value:

     CASH, PRIMARILY INTEREST-BEARING DEMAND DEPOSITS. For cash, primarily interest-bearing demand deposits, the carrying amount is a reasonable estimate of fair value, as such instruments reprice in a short time period.

     INTEREST-BEARING DEPOSITS. The fair value of interest-bearing deposits is based on the discounted value of contractual cash flows. The discount rate is estimated using the rates currently offered for deposits of similar remaining maturity.

     INVESTMENT AND MORTGAGE-BACKED SECURITIES. Fair values are based on quoted market prices or dealer quotes.

     LOANS RECEIVABLE. Fair values are estimated for portfolios of loans receivable with similar financial characteristics. Loans are segregated by type such as residential, commercial and consumer. Each loan receivable category is further segmented into fixed and adjustable rate interest terms. The fair value of loans receivable is calculated by discounting scheduled cash flows through the estimated maturity using estimated market discount rates equal to rates at which loans, similar in type, would be originated at March 31, 2000 and 1999. Estimated maturities are based upon the average remaining contractual lives for each loan receivable classification.

     STOCK IN FEDERAL HOME LOAN BANK. Fair value is equal to cost, which represents redemption value.

     ACCRUED INTEREST RECEIVABLE, ACCRUED INTEREST PAYABLE ON SAVINGS DEPOSITS, AND ADVANCE PAYMENTS BY BORROWERS FOR TAXES AND INSURANCE.
For accrued interest receivable, accrued interest payable on savings deposits and advance payments by borrowers for taxes and insurance, the carrying amount is a reasonable estimate of fair value because of the short maturity for these financial instruments.

     SAVINGS DEPOSITS. The fair value of savings deposits with no stated maturity is equal to the amount payable on demand. The fair value of time deposits is based on the discounted value of contractual cash flows, but will not be less than carrying value. The discount rate is estimated using the rates currently offered for savings deposits of similar remaining maturities.

     BORROWED MONEY. The fair value of borrowed money is based on the discounted value of contractual cash flows. The discount rate is estimated using rates on borrowed money with similar remaining maturities.

     The fair value estimates provided are made at a point in time based on market information and information about the financial instruments. Because no market exists for a portion of Equality Bancorp's financial instruments, fair value estimates are based on judgments regarding future expected loss experience, current economic conditions, risk characteristics of various financial instruments and other factors. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and, therefore, cannot be determined with precision. Changes in assumptions could significantly affect the fair value estimates.

NOTE 14.  INDUSTRY SEGMENT INFORMATION:

     The business segment results which follow are consistent with Equality Bancorp's internal reporting system which is consistent, in all material respects, with generally accepted accounting principles.

                                                                  2000
                                    ------------------------------------------------------------------
                                       EQUALITY          EQUALITY
                                       SAVINGS           MORTGAGE          CORPORATE
                                        BANK            CORPORATION        AND OTHERS          TOTAL
                                    ------------        -----------        ----------          -----
Balance sheet information:
   Investment and mortgage-
      backed securities             $185,225,486                --            87,730       185,313,216
   Loans receivable, net             103,756,961         2,627,907        (1,069,139)      105,315,729
   Total assets                      320,923,750         5,420,707        (3,009,150)      323,335,307
   Savings deposits                  141,725,442                --          (840,198)      140,885,244
   Stockholders' equity               18,857,512         2,374,382        (1,306,892)       19,925,002
                                    ============         =========        ==========       ===========


                              F-58

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONT'D


Statement of income
   information:
   Total interest income            $ 20,603,889           532,011           (92,448)       21,043,452
   Total interest expense             14,404,790           352,869          (396,509)       14,361,150
                                    ------------         ---------        ----------       -----------

      Net interest income              6,199,099           179,142           304,061         6,682,302

   Provision for losses on loans              --                --                --                --
   Noninterest income                    367,152         2,672,139           267,374         3,306,665
   Noninterest expense                 4,718,057         2,673,927           706,529         8,098,513
   Income tax expense                    685,245            69,168           (15,869)          738,544
                                    ------------         ---------        ----------       -----------
      Net income (loss)             $  1,162,949           108,186          (119,225)        1,151,910
                                    ============         =========        ==========       ===========

   Capital expenditures             $    908,206             9,355             7,226           924,787
                                    ============         =========        ==========       ===========

                                                                    1999
                                    ------------------------------------------------------------------
                                      EQUALITY           EQUALITY
                                      SAVINGS            MORTGAGE          CORPORATE
                                        BANK            CORPORATION        AND OTHERS         TOTAL
                                    ------------        -----------       -----------      -----------
Balance sheet information:
   Investment and mortgage-
      backed securities             $172,985,392                --            87,730       173,046,122
   Loans receivable, net              87,676,452         6,968,384        (4,414,159)       90,230,677
   Total assets                      285,539,615         9,243,476        (6,345,917)      288,437,174
   Savings deposits                  130,028,064                --        (1,074,238)      128,953,826
   Stockholders' equity               24,290,744         2,272,196          (955,210)       25,607,730
                                    ============         =========        ==========       ===========

Statement of income
   information:
      Total interest income         $ 17,012,620           924,685          (378,884)       17,558,421
      Total interest expense          12,417,420           635,835          (701,827)       12,351,428
                                    ------------         ---------        ----------       -----------
      Net interest income              4,595,200           288,850           322,943         5,206,993

   Provision for losses on loans              --                --                --                --
   Noninterest income                    863,796         3,477,136          (103,700)        4,237,232
   Noninterest expense                 3,949,862         3,066,286           591,150         7,607,298
   Income tax expense                    406,449           272,823            28,375           707,647
                                    ------------         ---------        ----------       -----------

      Net income (loss)             $  1,102,685           426,877          (400,282)        1,129,280
                                    ============         =========        ==========       ===========

   Capital expenditures             $  1,010,704           104,200                --         1,114,904
                                    ============         =========        ==========       ===========



                              F-59

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONT'D


                                                                    1998
                                    ------------------------------------------------------------------
                                      EQUALITY           EQUALITY
                                      SAVINGS            MORTGAGE          CORPORATE
                                        BANK            CORPORATION        AND OTHERS         TOTAL
                                    ------------        -----------        ----------       ----------
Statement of income
   Information
      Total interest income         $ 14,345,013           810,591          (475,294)       14,680,310
      Total interest expense           9,707,997           530,656          (513,271)        9,725,382
                                    ------------         ---------          --------        ----------
      Net interest income              4,637,016           279,935            37,977         4,954,928

   Provision for losses on loans         115,513                --                --           115,513
   Noninterest income                    554,469         2,489,439          (162,424)        2,881,484
   Noninterest expense                 3,209,980         2,407,612            86,473         5,704,065
   Income tax expense                    635,257           141,087             1,324           777,668

      Net income (loss)             $  1,230,735           220,675          (212,244)        1,239,166
                                    ============         =========          ========         =========
   Capital expenditures             $  2,790,356           122,810                --         2,913,166
                                    ============         =========          ========         =========

NOTE 15.  CONTINGENCIES:

     Equality Bancorp is involved in various litigation arising in the ordinary course of business. In the opinion of management, at the present time, disposition of the suits and claims will not have a material effect on the financial position of the Company.

NOTE 16.  SELECTED QUARTERLY FINANCIAL DATA (UNAUDITED):

   Selected quarterly financial data for 2000 and 1999 is as follows:

                                                                 QUARTER ENDED
                                         ---------------------------------------------------------------
                                         JUNE 30,        SEPTEMBER 30,      DECEMBER 31,       MARCH 31,
                                           1999              1999               1999             2000
                                         --------        -------------      ------------       ---------
                                                  (THOUSANDS OF DOLLARS EXCEPT PER SHARE DATA)
Total interest income                     $4,814             5,247             5,486             5,497
Total interest expense                     3,206             3,500             3,673             3,982
                                          ------             -----             -----             -----

      Net interest income                  1,608             1,747             1,813             1,515

Provision for losses on loans                 --                --                --                --
Noninterest income                           851               758               665             1,033
Noninterest expense                        2,044             2,068             2,038             1,949
                                          ------             -----             -----             -----

      Income before income tax
         expense                             415               437               440               599
Income tax expense                           170               167               175               227
                                          ------             -----             -----             -----

      Net income                          $  245               270               265               372
                                          ======             =====             =====             =====

Earnings per share:
   Basic                                  $ 0.10              0.12              0.11              0.17
   Diluted                                  0.10              0.11              0.11              0.17
                                          ======             =====             =====             =====




                              F-60

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONT'D

                                                                 QUARTER ENDED
                                         ---------------------------------------------------------------
                                         JUNE 30,        SEPTEMBER 30,      DECEMBER 31,       MARCH 31,
                                           1998              1998               1998             1999
                                         --------        -------------      ------------       ---------
                                                  (THOUSANDS OF DOLLARS EXCEPT PER SHARE DATA)

Total interest income                     $4,361             4,343             4,426             4,428
Total interest expense                     2,881             3,087             3,221             3,162
                                          ------             -----             -----             -----

   Net interest income                     1,480             1,256             1,205             1,266

Provision for losses on loans                 --                --                --                --
Noninterest income                           836               970             1,273             1,158
Noninterest expense                        1,736             1,909             2,009             1,953
                                          ------             -----             -----             -----

   Income before income tax
      expense                                580               317               469               471
Income tax expense                           229               120               180               179
                                          ------             -----             -----             -----

      Net income                          $  351               197               289               292
                                          ======             =====             =====             =====

Earnings per share:
   Basic                                  $ 0.15              0.08              0.12              0.13
   Diluted                                  0.15              0.08              0.12              0.12
                                          ======             =====             =====             =====

NOTE 17.  CONDENSED FINANCIAL INFORMATION OF PARENT COMPANY:

   The condensed balance sheet as of March 31, 2000 and 1999 and the related condensed statements of income and cash flows for the years ended March 31, 2000 and 1999 and from the date of inception through March 31, 1998 of Equality Bancorp are as follows:

                           CONDENSED BALANCE SHEETS

                                                           2000              1999
                                                       -----------        ----------
ASSETS

Cash                                                   $   763,939           995,648
Investment in subsidiary                                18,857,512        24,290,744
Other assets                                               429,763           497,290
                                                       -----------        ----------
   Total assets                                        $20,051,214        25,783,682
                                                       ===========        ==========

LIABILITIES AND STOCKHOLDERS' EQUITY

Other liabilities                                      $   126,212           175,952
Stockholders' equity                                    19,925,002        25,607,730
                                                       -----------        ----------

   Total liabilities and stockholders' equity          $20,051,214        25,783,682
                                                       ===========        ==========

                              CONDENSED STATEMENTS OF INCOME

                                                             YEAR ENDED MARCH 31,            FOUR MONTHS
                                                             --------------------               ENDED
                                                                                              MARCH 31,
                                                           2000              1999               1998
                                                        ----------         ---------         -----------
REVENUE
Interest income                                         $  112,480           134,243            34,007
Rental income                                               70,750            46,800                --
Dividends from subsidiary                                1,000,000         1,000,000                --
Other                                                        7,767               817                --
                                                        ----------         ---------           -------
                                                         1,190,997         1,181,860            34,007
                                                        ----------         ---------           -------

EXPENSES
Legal                                                       57,277            81,193            12,183
Other                                                      135,101            74,072            13,393
                                                        ----------         ---------           -------
                                                           192,378           155,265            25,576
                                                        ----------         ---------           -------

      Income before equity in
         undistributed income of subsidiary                998,619         1,026,595             8,431

Equity in undistributed income of subsidiary               153,291           102,685           486,138
                                                        ----------         ---------           -------

      Net income                                        $1,151,910         1,129,280           494,569
                                                        ==========         =========           =======

                               CONDENSED STATEMENTS OF CASH FLOWS

CASH FLOWS FROM OPERATING ACTIVITIES
   Net income                                          $ 1,151,910         1,129,280           494,569
   Adjustments to reconcile net income to net
      cash used in operating activities:
         Equity in undistributed income
            of subsidiary                                 (153,291)         (102,685)         (486,138)
         Depreciation expense                               22,367            22,367                --
         Amortization of Employee Stock
            Ownership Plan awards                          144,905           188,522            84,473
         Amortization of stock awards                      147,816           120,131                --
         (Decrease) increase in
            income taxes payable                           (58,160)          162,184                --
         Other, net                                         55,836           (72,785)         (170,927)
                                                       -----------        ----------       -----------
            Net cash provided by (used in)
               operating activities                      1,311,383         1,447,014           (78,023)
                                                       -----------        ----------       -----------

Cash flows from investing activities -
   investment in subsidiary                                     --                --       (10,000,000)
                                                       -----------        ----------       -----------

CASH FLOWS FROM FINANCING ACTIVITIES
   Proceeds from stock offering                                 --                --        11,112,371
   Proceeds from exercise of stock options                  82,061            60,733            68,916
   Purchase of treasury stock                           (1,067,368)         (166,431)               --
   Purchase of stock for restricted stock awards                --          (739,456)               --
   Cash dividends paid                                    (557,785)         (568,356)         (141,120)
                                                       -----------        ----------       -----------

      Net cash (used in) provided by financing
         activities                                     (1,543,092)       (1,413,510)       11,040,167
                                                       -----------        ----------       -----------
      Net (decrease) increase in cash                     (231,709)           33,504           962,144
Cash at beginning of year                                  995,648           962,144                --
                                                       -----------        ----------       -----------
Cash at end of year                                    $   763,939           995,648           962,144
                                                       ===========        ==========       ===========

EQUALITY BANCORP, INC. AND SUBSIDIARIES CONSOLIDATED BALANCE SHEET (UNAUDITED)

                                                                          JUNE 30,
                                                                            2000
                                                                        ------------
ASSETS
Cash, primarily interest-bearing demand accounts                        $ 13,749,604
Interest-bearing deposits                                                    198,000
Investment securities:
   Available for sale, at fair value                                     116,519,529
   Held to maturity, at amortized cost                                       600,000
Mortgage-backed securities available
   for sale, at fair value                                                62,184,092
Loans receivable, net                                                    114,019,602
Investment in real estate                                                     58,054
Stock in Federal Home Loan Bank                                            7,285,200
Mortgage servicing rights                                                  1,156,211
Office properties and equipment, net                                       7,008,424
Deferred tax asset                                                         2,475,269
Accrued interest receivable and other assets                               3,880,971
                                                                        ------------

      Total assets                                                      $329,134,956
                                                                        ============

LIABILITIES AND STOCKHOLDERS' EQUITY
Savings deposits                                                        $159,739,909
Accrued interest payable on savings deposits                                 137,146
Federal Home Loan Bank advances                                          145,625,505
Other borrowed money                                                       2,367,867
Advance payments by borrowers for taxes and
   insurance                                                                  42,152
Income tax payable                                                           194,705
Accrued expenses and other liabilities                                       599,061
                                                                        ------------

      Total liabilities                                                  308,706,345
                                                                        ------------

COMMITMENTS AND CONTINGENCIES
Stockholders' equity
   Preferred stock, $.01 par value per share;
      200,000 shares authorized; none issued                                      --
   Common stock, $.01 par value per share;
      4,000,000 shares authorized; 2,544,094
      shares issued and outstanding                                           25,441
   Additional paid-in capital                                             16,188,613
   Retained earnings                                                      11,947,728
   Accumulated other comprehensive loss                                   (5,098,109)
   Treasury stock, at cost, 160,105 shares                                (1,246,136)
   Unamortized restricted stock awards                                      (435,788)
   Unearned ESOP shares                                                     (953,138)
                                                                        ------------

      Total stockholders' equity                                          20,428,611
                                                                        ------------

      Total liabilities and stockholders' equity                        $329,134,956
                                                                        ============

See accompanying note to consolidated financial statements.

EQUALITY BANCORP, INC. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

                                                         THREE MONTHS ENDED JUNE 30
                                                           2000              1999
                                                        ----------        ----------
INTEREST INCOME
   Loans receivable                                     $2,181,803         1,824,517
   Investment securities                                 2,234,579         1,614,286
   Mortgage-backed securities                            1,096,509         1,255,743
   Interest-bearing deposits                                35,579             9,920
   Other                                                   129,762           109,633
                                                        ----------        ----------

      Total interest income                              5,678,232         4,814,099
                                                        ----------        ----------

INTEREST EXPENSE
   Savings deposits                                      1,713,698         1,373,683
   Advances from the Federal Home Loan Bank              2,273,056         1,820,977
   Other borrowed money                                     11,242            11,802
                                                        ----------        ----------

      Total interest expense                             3,997,996         3,206,462
                                                        ----------        ----------

         Net interest income                             1,680,236         1,607,637
Provision for losses on loans                                   --                --
                                                        ----------        ----------

         Net interest income after provision
            for losses on loans                          1,680,236         1,607,637
                                                        ----------        ----------

NONINTEREST INCOME
   Gain on sale of mortgage loans                          244,344           331,133
   Loan servicing fees and late charges                    249,152           311,123
   Gain on sale of investment and mortgage-
      backed securities available for sale                     174            30,703
   Rental income                                            42,226            36,326
   Other                                                   229,682           141,606
                                                        ----------        ----------

      Total noninterest income                             765,578           850,891
                                                        ----------        ----------

NONINTEREST EXPENSE
   Salaries and employee benefits                        1,125,749         1,159,866
   Occupancy                                               196,180           183,612
   Data processing                                          99,606            91,131
   Advertising                                             131,980            79,536
   Federal insurance premiums                                7,207            18,512
   Other                                                   507,531           511,105
                                                        ----------        ----------

      Total noninterest expense                          2,068,253         2,043,762
                                                        ----------        ----------

   Income before income tax expense                        377,561           414,766
Income tax expense                                         143,481           169,440
                                                        ----------        ----------

         Net income                                        234,080           245,326
                                                        ==========        ==========

Basic earnings per share                                $      .10        $      .10
                                                        ==========        ==========

Diluted earnings per share                              $      .10        $      .10
                                                        ==========        ==========

See accompanying note to consolidated financial statements.

EQUALITY BANCORP, INC. AND SUBSIDIARIES CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY (UNAUDITED)

                                                                        ACCUMULATED
                                                                          OTHER                  UNAMORTIZED
                               COMMON STOCK     ADDITIONAL             COMPREHENSIVE              RESTRICTED UNEARNED      TOTAL
                               ------------      PAID-IN     RETAINED     INCOME      TREASURY      STOCK      ESOP    STOCKHOLDERS'
                             SHARES    AMOUNT    CAPITAL     EARNINGS     (LOSS)        STOCK       AWARDS    SHARES       EQUITY
                            ---------  -------  ----------  ---------- ------------- ----------  ----------- --------  -------------
Balance, March 31, 2000     2,544,094  $25,441  16,192,342  11,849,449  (5,447,058)  (1,233,799)  (471,509)  (989,864)  $19,925,002
Net income                                                     234,080                                                      234,080
Dividend paid on
   unvested stock
   options                                           3,159                                                                    3,159
Purchase of Treasury
   stock, at cost                                                                       (12,337)                            (12,337)
Amortization of
   restricted stock
   awards                                                                                           35,721                   35,721
Amortization of
   ESOP awards                                      (6,888)                                                    36,726        29,838
Dividend declared on
   common stock at
   $.06 per share                                             (135,801)                                                    (135,801)
Change in accumulated
   other comprehensive
   income (loss),
   net of tax                                                              348,949                                          348,949
                            ---------  -------  ----------  ----------  ----------   ----------   --------   --------   -----------
Balance, June 30, 2000      2,544,094  $25,441  16,188,613  11,947,728  (5,098,109)  (1,246,136)  (435,788)  (953,138)  $20,428,611
                            =========  =======  ==========  ==========  ==========   ==========   ========   ========   ===========

See accompanying note to consolidated financial statements.

EQUALITY BANCORP, INC. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

                                                                             THREE MONTHS ENDED JUNE 30
                                                                            2000                    1999
                                                                        ------------             -----------
CASH FLOWS FROM OPERATING ACTIVITIES
   Net income                                                           $    234,080                 245,326
   Adjustments to reconcile net income to net cash
      provided by (used in) operating activities:
      Depreciation and amortization:
         Office properties and equipment                                     101,822                 104,620
         Premiums and discounts, net                                        (362,083)               (237,357)
         Restricted stock awards                                              35,721                  39,194
         Mortgage servicing rights                                           122,374                 153,610
      Increase in accrued interest receivable                               (127,722)               (371,453)
      Gain on sale of mortgage loans                                        (244,344)               (331,133)
      Gain on sale of investment and mortgage-
         Backed securities available for sale                                   (174)                (30,703)
      Decrease in accrued interest payable on savings
         deposits                                                            (10,565)                   (400)
      Change in income tax payable                                           (81,863)                 41,501
      Other, net                                                             724,518                 (78,821)
   Origination and purchase of loans held for sale                       (23,057,795)            (35,379,780)
   Proceeds from sales of loans held for sale                             21,628,401              28,534,090
                                                                        ------------             -----------

            Net cash provided by (used in) operating
               activities                                                 (1,037,630)              7,311,306
                                                                        ------------             -----------

CASH FLOWS FROM INVESTING ACTIVITIES
   Net change in loans receivable                                         (7,047,607)             (4,771,815)
   Decrease in interest-bearing deposits                                          --                  95,000
   Principal repayments on investment securities, AFS                            936                   5,146
   Principal repayments on mortgage-backed
      securities, AFS                                                      2,228,623               7,568,074
   Proceeds from the sale of investment securities,
      AFS                                                                  6,957,510               2,018,000
   Proceeds from the maturity of investment
      securities, AFS                                                      1,650,000              15,110,000
   Proceeds from the sale of mortgage-backed
      securities, AFS                                                             --               1,278,561
   Purchase of investment securities, AFS                                 (3,875,780)            (35,547,815)
   Sale (purchase) of stock in Federal Home Loan
      Bank                                                                   701,900                (519,600)
   Increase in cost of mortgage servicing rights                              (4,817)               (353,140)
   Purchase of office properties and equipment, net                         (175,131)               (529,309)
                                                                        ------------             -----------

         Net cash provided by (used in) investing
            Activities                                                       435,634             (15,646,898)
                                                                        ------------             -----------


                              F-67


CASH FLOWS FROM FINANCING ACTIVITIES
   Net increase (decrease) in savings deposits                            18,854,665                (278,680)
   Proceeds from Federal Home Loan Bank advances                                  --              18,000,000
   Repayment of Federal Home Loan Bank
      advances                                                           (14,115,121)               (108,434)
   Proceeds from other borrowed money                                        673,333               1,060,436
   Cash dividends paid                                                      (135,801)               (140,525)
   Purchase of treasury stock                                                (12,337)               (242,668)
   Proceeds from exercise of stock options                                        --                   3,300
   Increase in advance payments by borrowers
      for taxes and insurance                                                  6,352                  65,062
                                                                        ------------             -----------

         Net cash provided by financing activities                         5,271,091              18,358,491
                                                                        ------------             -----------

            Net increase (decrease) in cash and cash
               equivalents                                                 4,669,095              (4,599,713)

Cash and cash equivalents, beginning of period                             9,080,509               6,449,613
                                                                        ------------             -----------

Cash and cash equivalents, end of period                                $ 13,749,604               1,849,900
                                                                        ============             ===========

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
   Interest paid                                                        $  4,092,421               3,206,862
   Income taxes paid, net                                                    193,606                 110,452


See accompanying note to consolidated financial statements.

EQUALITY BANCORP, INC. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
(UNAUDITED)

                                                                               THREE MONTHS ENDED JUNE 30
                                                                              2000                    1999
                                                                            --------                --------

Net Income                                                                  $234,080                 245,326
Other comprehensive income (loss):
   Net unrealized gain (loss) on investment and
      mortgage-backed securities available for sale,
      net of tax                                                             349,055                (814,128)
   Less adjustment for gain on sale of investment and
      mortgage-backed securities available for sale
      realized in net income, net of tax of $68
      and $11,974 for the three months ended June 30,
      2000 and 1999, respectively                                               (106)                (18,729)
                                                                            --------                --------

Total other comprehensive income (loss)                                      348,949                (832,857)
                                                                            --------                --------

Comprehensive income (loss)                                                 $583,029                (587,531)
                                                                            ========                ========


See accompanying note to consolidated financial statements.

                       EQUALITY BANCORP, INC.
                          AND SUBSIDIARIES

        NOTE TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

                  THREE MONTHS ENDED JUNE 30, 2000


NOTE A.  BASIS OF PRESENTATION:

     The unaudited consolidated financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments considered necessary for a fair presentation have been included.

                                                             ANNEX A
                                                             -------

                   AGREEMENT AND PLAN OF MERGER

   This Agreement and Plan of Merger (this "Agreement") is made and
                                            ---------
entered into as of the 26th day of July, 2000, by and among ALLEGIANT BANCORP, INC., a Missouri corporation ("Allegiant"), ALLEGIANT
                                        ---------
ACQUISITION CORPORATION, a Delaware corporation and wholly-owned subsidiary of Allegiant ("Acquisition Corp."), and EQUALITY BANCORP,
                          -----------------
INC., a Delaware corporation ("Equality").
                               --------

   WHEREAS, the respective Boards of Directors of the parties hereto deem it advisable and in the best interests of the parties hereto and their respective shareholders to consummate the Merger (as defined in
Section 1.1), upon the terms and subject to the conditions of this
-----------
Agreement;

   WHEREAS, as an inducement to Allegiant and Acquisition Corp. to enter into this Agreement, concurrently with the execution hereof, Equality has entered into an Option Agreement in the form attached hereto as Exhibit A (the "Option Agreement") pursuant to which
          ---------       ----------------
Equality has granted to Allegiant an option to purchase from Equality, upon the terms and conditions described in the Option Agreement, shares of Equality Common Stock (as defined below);

   WHEREAS, as an inducement to Allegiant and Acquisition Corp. to enter into this Agreement, concurrently with the execution hereof, Equality and each director of Equality in his or her capacity as a shareholder of Equality has entered into a Voting Agreement in the form attached hereto as Exhibit B (each a "Voting Agreement") pursuant to
                   ---------          ----------------
which, among other things, each such shareholder has agreed to vote in favor of this Agreement and the Merger; and

   WHEREAS, the parties hereto desire to make certain representations, warranties, covenants and agreements in connection with this Agreement and the Merger;

   NOW THEREFORE, in consideration of the premises and the mutual representations, warranties, covenants, agreements and conditions herein contained, the parties hereto covenant and agree as follows.

                             ARTICLE I

                             THE MERGER

   1.1  The Merger.  At the Effective Time (as defined in Section
        ----------                                        -------
1.2) and subject to and upon the terms and conditions of this Agreement
---
and the Delaware General Corporation Law ("Delaware Law"), Acquisition
                                           ------------
Corp. shall merge with and into Equality (the "Merger"), the separate
                                                ------
corporate existence of Acquisition Corp. shall cease, and Equality shall continue as the surviving corporation (as such, the "Surviving
                                                     ---------
Corporation"), which shall be a wholly-owned subsidiary of Allegiant.
-----------
Pursuant to the Merger:

        (a) the Certificate of Incorporation of Equality, as in effect immediately before the Effective Time, shall be, from and after the Effective Time, the Certificate of Incorporation of the Surviving Corporation, until thereafter amended as provided therein and under Delaware Law;

        (b) the Bylaws of Equality, as in effect immediately before the Effective Time, shall be, from and after the Effective Time, the Bylaws of the Surviving Corporation, until thereafter amended as provided therein and under Delaware Law;

        (c) the directors of Acquisition Corp. immediately before the Effective Time shall be, from and after the Effective Time, the directors of the Surviving Corporation, each to serve until his or her death, resignation or removal or until his or her successor is duly elected and qualified; and

        (d) the officers of Acquisition Corp. immediately before the Effective Time shall be, from and after the Effective Time, the officers of the Surviving Corporation, each to serve until his or her death, resignation or removal or until his or her successor is duly elected and qualified.

   1.2  Effective Time.  As promptly as practicable on the Closing
        --------------
Date (as hereinafter defined), the parties shall cause the Merger to be consummated by filing a Certificate of Merger (the "Certificate of
                                                    --------------
Merger") with the Delaware Secretary of State with respect to the
------
Merger, in such form as required by, and executed in accordance with, the relevant provisions of Delaware Law. The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Delaware Secretary of State, or at such later date or time as may be set forth in the Certificate of Merger (such time as the Merger becomes effective being hereinafter referred to as the "Effective Time").
                                                --------------

   1.3  Effects of the Merger.  At the Effective Time, the effect of the
        ---------------------
Merger shall be as provided in the applicable provisions of Delaware Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the property, rights, privileges, powers and franchises of Equality and Acquisition Corp. shall continue with, or vest in, as the case may be, Equality as the Surviving Corporation, and all debts, liabilities and duties of Equality and Acquisition Corp. shall continue to be, or become, as the case may be, the debts, liabilities and duties of Equality as the Surviving Corporation. At the Effective Time, the Surviving Corporation shall be a direct wholly-owned subsidiary of Allegiant.

   1.4  Effect on Capital Stock.
        -----------------------

        (a)  At the Effective Time, subject to Section 2.2, by
                                               -----------
virtue of the Merger and without any action on the part of Equality, or the holder of any securities of Equality, each share of common stock, $.01 par value per share, of Equality (the "Equality Common Stock")
                                            ---------------------
issued and outstanding (other than shares canceled pursuant to Section
                                                               -------
1.4(c)), shall be converted into the right to receive 1.118 shares of
------
common stock, $.01 par value per share, of Allegiant ("Allegiant Common
                                                       ----------------
Stock"), provided that holders of fractional shares shall be entitled
-----
to receive cash in lieu of fractional shares pursuant to Section
                                                         -------
2.2(d).  The conversion of each share of Equality Common Stock into
------
1.118 shares of Allegiant Common Stock shall be hereinafter referred to as the "Exchange Ratio." The Exchange Ratio shall be appropriately
        --------------
adjusted to eliminate the effect of any dividend (whether in cash, securities or other property, but excluding any regular, quarterly cash dividend of Allegiant), stock split, reclassification, recapitalization, reverse split, or similar event, announced or occurring, with respect to Allegiant Common Stock and with a record date after execution of this Agreement and before the Effective Time. The parties hereby acknowledge and agree that the Exchange Ratio shall be adjusted after the date hereof to take into account any reconciliation adjustments with respect to the accounts of Equality described on Schedule 1.4 hereto if the
                                         ------------
impact of such adjustments to Equality's consolidated shareholders' equity, including any relevant tax effecting adjustments, results in an increase or decrease of greater than $50,000 in the aggregate. The amount by which such adjustment exceeds $50,000, whether as an increase or a decrease to Equality's consolidated shareholders' equity, is the "Adjusting Amount." If the Exchange Ratio is subject to adjustment
 ----------------
pursuant to the above provision, the Exchange Ratio, for all purposes of this Agreement, shall equal 1.118 plus or minus (as appropriate) the amount determined by dividing (x) the quotient of (A) the Adjusting Amount and (B) $9.25 by (y) the total number of shares of Equality Common Stock issued and outstanding as of the date hereof. The Exchange Ratio shall be rounded to three decimal places. Equality will assist Allegiant in obtaining the specified reconciliations and supporting information and any proposed adjustments must be submitted by Allegiant to Equality within three weeks from the date of this Agreement.

        (b)  All of the shares of Equality Common Stock converted
into Allegiant Common Stock pursuant to this Article I shall no longer be outstanding, shall automatically be canceled and shall cease to exist as of the Effective Time, and each certificate (each an "Equality
                                                         --------
Common Stock Certificate") previously representing any such shares of
------------------------
Equality Common Stock shall thereafter represent only the right to receive (i) a certificate representing the number of whole shares of Allegiant Common Stock (each an "Allegiant Common Stock Certificate")
                                 ----------------------------------
and (ii) cash in lieu of any fractional shares of Allegiant Common Stock into which such shares of Equality Common Stock have been converted pursuant to this Section 1.4 and Section 2.2. Equality Common Stock
                 -----------     -----------
Certificates previously representing shares of Equality Common Stock shall be exchanged for Allegiant Common Stock Certificates representing whole shares of Allegiant Common Stock and cash in lieu of fractional shares issued in consideration therefor upon the surrender of such Equality Common Stock Certificates in accordance with Section 2.2,
                                                      -----------
without any interest thereon.

        (c)  At the Effective Time, (i) each share of Equality
Common Stock held in the treasury of Equality, (ii) each share of Equality Common Stock held under the Equality 1997 Management Development and Recognition Plan (the "Equality MRP") that, as of the
                                       ------------
Effective Time, is not subject to an outstanding plan share award under the Equality MRP, (iii) each share of Equality Common Stock held by any of Equality's Subsidiaries (as hereinafter defined) other than in a fiduciary capacity and (iv) each share of Equality Common Stock owned by Allegiant, Acquisition Corp. or any other Subsidiary (as hereinafter defined) of Allegiant other than in a fiduciary capacity shall be canceled and retired and no shares of stock or other securities of Allegiant or the Surviving Corporation shall be issuable, and no payment or other consideration shall be made, with respect thereto.

        (d) At the Effective Time, the shares of common stock, par value $.01 per share, of Acquisition Corp. issued and outstanding immediately before the Effective Time, and all rights in respect thereof, shall, without any action on the part of Allegiant, forthwith cease to exist and be converted into an aggregate of 1,000 validly issued, fully paid and nonassessable shares of common stock of the Surviving Corporation, par value $.01 per share (the "Surviving
                                                      ----------
Corporation Common Stock"). Immediately after the Effective Time and
------------------------
upon surrender by Allegiant of the certificate representing the shares of the common stock of Acquisition Corp., the Surviving Corporation shall deliver to Allegiant an appropriate certificate or certificates representing the shares of Surviving Corporation Common Stock created by conversion of the common stock of Acquisition Corp. owned by Allegiant.

   1.5  Stock Options.
        -------------

        (a) Allegiant shall, as of the Closing Date, convert the outstanding and unexercised options granted by Equality under the terms of the Equality 1993 Stock Option and Incentive Plan and the Equality 1997 Stock Option and Incentive Plan (collectively, the "Equality
                                                         --------
Option Plans") for the purchase of shares of Equality Common Stock
------------
(each an "Option" and collectively the "Options"), whether or not
          ------                        -------
the option is then exercisable under the terms of the applicable Equality Option Plan, into options to purchase shares of Allegiant Common Stock on the following terms (the "Converted Options"):
                                          -----------------

                    (i) The number of shares of Allegiant Common Stock to be subject to the Converted Option shall be equal to the number of shares of Equality Common Stock subject to the original option multiplied by the Exchange Ratio;

                    (ii) The exercise price per share of Allegiant Common Stock under the converted option shall be equal to the exercise price per share of Equality Common Stock under the original option divided by the Exchange Ratio, provided that such exercise price shall be rounded up to the nearest cent; and

                    (iii) Converted Options shall be immediately exercisable on and after the Effective Time.

        (b) The adjustment provided herein with respect to any options that are "incentive stock options" (as defined in Section 422 of the Code (as defined in Section 3.10(a)(i) hereof)) shall be and is intended to be effected in a manner that is consistent with Section 424(a) of the Code and is not intended as a modification of such option (as defined in Section 424(h)(3) of the Code).

        (c)  Allegiant may, at its option, merge the Equality
Option Plans with its own plan or continue the Equality Option Plans after the Effective Time. If Allegiant merges the Equality Option Plans with its own option plan, each Converted Option shall be subject to the terms, benefits, rights and features of

Allegiant's option plan and the related agreement evidencing the grant of such option thereunder from and after the Closing Date, provided that the terms, benefits, rights and features of the Equality Option Plans and of the agreements evidencing the grant of the option under Equality Option Plans shall continue to apply to the Converted Option to the extent that such terms, benefits, rights and features are more favorable to the holder of the Converted Option than the terms, benefits, rights and features of the stock option plan of Allegiant.

          (d)  Attached hereto as Schedule 1.5 of the disclosure
                                  ------------
schedules to this Agreement prepared and delivered by Equality (the "Equality Disclosure Schedules") is a list that includes the name of
 -----------------------------
each optionee and the number of shares of Equality Common Stock subject to, and the exercise price of, all Options held by each such Optionee as of the date hereof.

     1.6  MRP Awards.  At the Effective Time, all unearned plan
          ----------
shares subject to outstanding awards under the Equality MRP shall be deemed earned, and the holders thereof shall receive Allegiant Common Stock in the manner set forth in Section 1.4 of this Agreement. No
                                 -----------
additional plan share awards shall be granted after the date of this Agreement pursuant to the Equality MRP. Attached hereto as Schedule
                                                           --------
1.6 of the Equality Disclosure Schedules is a list that includes the
---
names of all individuals holding outstanding awards under the Equality MRP and the number of unearned shares subject thereto as of the date hereof.

     1.7  Tax Consequences.  It is intended that the Merger shall
          ----------------
constitute a reorganization within the meaning of Sections 368(a)(1)(A) and 368(a)(2)(E) of the Code, and that this Agreement shall constitute a "plan of reorganization" for purposes of Section 368 of the Code. Each of the parties hereto agrees to file any and all tax Returns (as hereinafter defined) in a manner consistent with the qualification of the Merger as a reorganization under Section 368 of the Code unless advised by its principal tax advisors that substantial authority does not exist for such qualification.

     1.8  The Closing.  Unless otherwise mutually agreed in writing
          -----------
by Allegiant and Equality, subject to the terms and conditions of this Agreement, the consummation of the transactions contemplated by this Agreement shall take place at a closing (the "Closing") to be held on
                                              -------
such date (the "Closing Date") as Allegiant shall notify Equality in
                ------------
writing (such notice to be at least five business days in advance of the Closing Date) but (A) not earlier than the satisfaction or waiver of all of the conditions to the Merger set forth herein, and (B) not later than the first business day of the first month following the month in which all the conditions to the Merger set forth herein have been satisfied or waived or have become capable of being satisfied. The Closing shall take place at 10:00 a.m., local time, at the offices of Thompson Coburn LLP, St. Louis, Missouri (or at such other place upon which the parties may agree).

                             ARTICLE II

                      EXCHANGE OF CERTIFICATES

     2.1  Allegiant to Make Shares Available.  At or before the
          ----------------------------------
Effective Time, Allegiant shall deposit, or shall cause to be deposited, with UMB Bank, Kansas City, Missouri (the "Exchange Agent"), for the
                                           --------------
benefit of the holders of Equality Common Stock Certificates for exchange in accordance with this Article II, Allegiant Common Stock Certificates and cash in lieu of any fractional shares of Allegiant Common Stock (such cash and Allegiant Common Stock Certificates, together with any dividends or distributions with respect thereto paid after the Effective Time, being hereinafter referred to as the "Conversion Fund") to be issued pursuant to Section 1.4 and paid
 ---------------                            -----------
pursuant to Section 2.2(a) in exchange for outstanding shares of
            --------------
Equality Common Stock.

     2.2  Exchange of Certificates.
          ------------------------

          (a) As soon as practicable after the Effective Time, the Surviving Corporation shall cause the Exchange Agent to mail to each holder of record of one or more Equality Common Stock Certificates a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Equality Common Stock Certificates shall pass, only upon delivery of the Equality Common Stock Certificates to the Exchange Agent) and instructions for use in effecting the surrender of the Equality Common Stock Certificates in exchange for Allegiant Common Stock Certificates and any cash in lieu of fractional shares into which the shares of Equality Common Stock represented by such Equality Common Stock Certificate or Certificates shall have been converted pursuant to this Agreement. Upon proper surrender of an Equality Common Stock Certificate for exchange and cancellation to the Exchange Agent, together with such properly completed letter of transmittal, duly executed, the holder of such Equality Common Stock Certificate shall be entitled to receive in exchange therefor, as applicable, (i) an Allegiant Common Stock Certificate representing that number of whole shares of Allegiant Common Stock to which such holder of Equality Common Stock shall have become entitled pursuant to the provisions of Section 1.4 hereof (after
                                       -----------
taking into account all shares of Equality Common Stock then held by such holder), and (ii) a check representing the amount of any cash in lieu of fractional shares that such holder has the right to receive in respect of such Equality Common Stock Certificate, and the Equality Common Stock Certificate so surrendered shall forthwith be canceled. No interest will be paid or accrued on any cash in lieu of fractional shares payable to holders of Equality Common Stock Certificates.

          (b) If any Allegiant Common Stock Certificate is to be issued in a name other than that in which the Equality Common Stock Certificate surrendered in exchange therefor is registered, it shall be a condition of the issuance thereof that the Equality Common Stock Certificate so surrendered shall be properly endorsed or accompanied by an appropriate instrument of transfer and otherwise in proper form for transfer, and that the person requesting such exchange shall pay to the Exchange Agent in advance any transfer or other taxes required by reason of the issuance of an Allegiant Common Stock Certificate in any name other than that of the registered holder of the Equality Common Stock Certificate surrendered, or required for any other reason, or shall establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

          (c) As of the close of business on the day immediately preceding the Closing Date, there shall be no transfers on the stock transfer books of Equality of the shares of Equality Common Stock. If a transfer of ownership of Equality Common Stock is not registered in the transfer records before the closing of such record books, the Conversion Fund issuable or payable with respect to such stock may be delivered to the transferree only if the Certificate or Certificates representing such stock is presented to the Exchange Agent accompanied by all documents required to evidence and effect such transfer with all applicable stock transfer taxes paid. Equality shall cause its transfer agent to provide to Allegiant as soon as possible after the Effective Time a complete and verified list of registered holders of Equality Common Stock as of the Effective Time, including, to the extent available, names addresses, certificate numbers and tax pay identification numbers for all such holders.

          (d) Notwithstanding anything to the contrary contained herein, no certificates or scrip representing fractional shares of Allegiant Common Stock shall be issued upon the surrender for exchange of Equality Common Stock Certificates, no dividend or distribution with respect to Allegiant Common Stock shall be payable on or with respect to any fractional share, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a shareholder of the Surviving Corporation. In lieu of the issuance of any such fractional share, the Surviving Corporation shall pay to each former shareholder of

Equality, who otherwise would be entitled to receive such fractional share, an amount of cash equal to the product obtained by multiplying the fractional share interest to which such holder would otherwise be entitled by the average closing price of Allegiant Common Stock on the Nasdaq National Market, for the twenty trading days ending on the fifth trading day before the date of the Effective Time.

          (e) Any portion of the Conversion Fund that remains unclaimed by the shareholders of Equality for twelve (12) months after the Effective Time shall be paid to the Surviving Corporation. Any shareholders of Equality who have not theretofore complied with this
Article II shall thereafter look only to the Surviving Corporation for the issuance of certificates representing shares of Allegiant Common Stock and the payment of cash in lieu of any fractional shares and any unpaid dividends and distributions on Allegiant Common Stock deliverable in respect of each share of Equality Common Stock such shareholder holds as determined pursuant to this Agreement, in each case, without any interest thereon. Notwithstanding the foregoing, none of Allegiant, Equality, the Exchange Agent or any other person shall be liable to any former holder of shares of Equality Common Stock, for any amount delivered in good faith to a public official pursuant to applicable abandoned property, escheat or similar laws.

          (f) If any Equality Common Stock Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Equality Common Stock Certificate to be lost, stolen or destroyed and, if reasonably required by the Surviving Corporation, the posting by such person of a bond in such amount as the Exchange Agent may determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such Equality Common Stock Certificate, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Equality Common Stock Certificate an Allegiant Common Stock Certificate representing the shares of Allegiant Common Stock and any cash in lieu of fractional shares deliverable in respect thereof pursuant to this Agreement.

                            ARTICLE III

             REPRESENTATIONS AND WARRANTIES OF EQUALITY

     Equality hereby represents and warrants to Allegiant and Acquisition Corp. as follows:


     3.1  Corporate Organization.
          ----------------------

          (a) Equality is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware. Equality has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not have a Material Adverse Effect (as defined below) on Equality. Equality is duly registered as a savings and loan holding company under the Home Owners' Loan Act ("HOLA"). Attached hereto as Schedule 3.1(a) of the Equality
  ----                        ---------------
Disclosure Schedules are true and complete copies of the Certificate of Incorporation and Bylaws of Equality, and the Charter and Bylaws of Equality Savings Bank, each as in effect as of the date of this Agreement. As used in this Agreement, the term "Material Adverse
                                                 ----------------
Effect" means, with respect to Equality or Allegiant, as the case may
------
be, a material adverse effect (i) on the business, assets, properties, results of operations, financial condition, or (insofar as they can reasonably be foreseen) prospects of such party and its Subsidiaries, taken as a whole, or (ii) on the consummation of the Merger. The word "Subsidiary" when used with respect to any party means any bank,
 ----------
corporation, partnership, limited liability company, or other organization, whether incorporated or unincorporated, which is consolidated with such party for financial reporting purposes.

          (b) As of the date of this Agreement, Equality has, as its sole direct or indirect Subsidiaries, Equality Savings Bank (the "Savings Bank"), a Missouri state chartered savings bank, Equality
 ------------
Mortgage Corporation, a Missouri corporation, Equality Commodity Corporation, a Missouri corporation, Dutch Town Development Co., a Missouri corporation, and Charles J. Wolter & Co., a Missouri corporation (together with the Savings Bank, the "Equality
                                                  --------
Subsidiaries").  Except as set forth in Schedule 3.1(b) of the
------------                            ---------------
Equality Disclosure Schedules, neither Equality nor any Equality Subsidiary owns, directly or indirectly, any voting stock or equity securities or interests of any bank, corporation, partnership, joint venture, limited liability company, or other organization, whether incorporated or unincorporated, other than the Equality Subsidiaries.

          (c) Each Equality Subsidiary (i) is duly organized and validly existing as a business corporation or depository institution, as the case may be, under the laws of its jurisdiction of organization,
(ii) is duly licensed and qualified to do business and is in good standing in all jurisdictions (whether federal, state, local or foreign) where its ownership or leasing of property or the conduct of its business requires it to be so qualified and in which the failure to be so qualified would have a Material Adverse Effect on Equality, and (iii) has all requisite corporate power and authority to own or lease its properties and assets and to carry on its business as now conducted. The deposits of the Savings Bank are insured under the Federal Deposit Insurance Corporation (the "FDIC") under the Federal
                                            ----
Deposit Insurance Act of 1950, as amended.

     3.2  Capitalization.
          --------------

          (a) The authorized capital stock of Equality consists of 4,000,000 shares of Equality Common Stock, $.01 par value per share, of which, as of the date hereof, 2,385,177 shares were issued and outstanding, and 200,000 shares of Preferred Stock, $.01 par value per share, of which, as of the date hereof, none were issued and outstanding. As of the date hereof, 160,105 shares of Equality Common Stock were held in treasury. All of the issued and outstanding shares of Equality Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights. As of the date hereof, Equality has reserved 245,163 shares of Equality Common Stock for issuance under the Equality Option Plans, pursuant to which Options covering 186,269 shares of Equality Common Stock were outstanding as of the date hereof. Except for the Equality Option Plans and the Option Agreement, Equality does not have and is not bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the issuance of any shares of Equality Common Stock or any other equity securities of Equality or any securities representing the right to purchase or otherwise receive any shares of the capital stock of Equality. No shares of Equality Common Stock have been reserved for issuance, other than the shares of Equality Common Stock reserved for issuance under the Equality Option Plan and the Option Agreement.

          (b)  Equality owns, directly or indirectly, all of the
issued and outstanding shares of capital stock of each of the Equality Subsidiaries, free and clear of any liens, claims, pledges, charges, options, encumbrances, mortgage, restriction or security interests whatsoever ("Liens"). All of the shares of capital stock of each
             -----
Equality Subsidiary are duly authorized and validly issued and are fully paid and nonassessable. No Equality Subsidiary has or is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such Equality Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Equality Subsidiary.

     3.3  Authority.
          ---------

          (a) Equality has full corporate power and authority to execute and deliver this Agreement, the Option Agreement and the Voting Agreement, and, subject to shareholder and regulatory approvals, to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement, the Option Agreement and the Voting Agreement, and the consummation of the transactions contemplated hereby and thereby have been duly and validly approved by the Board of Directors of Equality. Except for the adoption of this Agreement by the affirmative vote of the holders of a majority of the outstanding shares of Equality Common Stock, no other corporate proceedings on the part of Equality are necessary to approve this Agreement, the Option Agreement and the Voting Agreement, and to consummate the transactions contemplated hereby and thereby. This Agreement, the Option Agreement and the Voting Agreement have been duly and validly executed and delivered by Equality and (assuming due authorization, execution and delivery by the other parties hereto and thereto) each constitutes a valid and binding obligation of Equality, enforceable against Equality in accordance with its terms.

          (b)  Except as disclosed on Schedule 3.3(b) of the
                                      ---------------
Equality Disclosure Schedules, neither the execution nor delivery nor performance by Equality of this Agreement, the Option Agreement or the Voting Agreement, nor the consummation by Equality of the transactions contemplated hereby or thereby, nor compliance by Equality with any of the provisions hereof or thereof, will violate, conflict with, or result in a breach of any provisions of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration of, or result in the creation of any Lien upon any of the properties or assets of Equality or any of the Equality Subsidiaries under any of the terms, conditions or provisions of, (i) its Certificate or Articles of Incorporation or Agreement as the case may be, and Bylaws or (ii) any note, bond, mortgage, indenture, deed of trust, license, lease, agreement, or other instrument or obligation to which Equality or any of the Equality Subsidiaries is a party, other than those as to which any such violation, conflict, breach, event, termination, acceleration or creation would not have a Material Adverse Effect, or violate any judgment, ruling, order, writ, injunction, or decree applicable to Equality or the Equality Subsidiaries or any of their respective properties or assets.

     3.4  Consents and Approvals.  No consents or approvals of or
          ----------------------
filings or registrations with any court, administrative agency or commission or other governmental authority or instrumentality (each a

"Governmental Entity") or with any third party are necessary in
 -------------------
connection with the execution and delivery by Equality of this Agreement, the Option Agreement or the Voting Agreement, and the consummation by Equality of the Merger and the other transactions contemplated hereby and thereby except for (a) the filing by Allegiant of applications with the Board of Governors of the Federal Reserve System under the Bank Holding Company Act of 1956, as amended, and the Office of Thrift Supervision (the "OTS") under 12 CFR Section
                                   ---
563b.3(i)(3) and the approval of such applications (the "Regulatory
                                                         ----------
Applications"), (b) the filing with the Securities and Exchange
------------
Commission (the "SEC") of a joint proxy statement in definitive form
                 ---
and a registration statement on Form S-4 relating to the Equality Shareholders Meeting (as defined in Section 5.4(a)) and the Allegiant
                                    --------------
Shareholders Meeting (as defined in Section 5.4(b)) (the "Joint Proxy
                                    --------------        -----------
Statement/Prospectus"), (c) the filing of the Certificate of Merger
--------------------
with the Delaware Secretary of State under Delaware Law, (d) such filings and approvals as are required to be made or obtained under the securities or "blue sky" laws of various states in connection with the issuance of the shares of Allegiant Common Stock pursuant to this Agreement, and (e) the approval of this Agreement and the transactions contemplated hereby by the requisite vote of the shareholders of Equality and by Allegiant, as sole shareholder of Acquisition Corp., and the approval of the issuance of Allegiant Common Stock in the Merger by the requisite vote of the shareholders of Allegiant.

     3.5  Reports. Except as set forth on Schedule 3.5 of the
          -------                         ------------
Equality Disclosure Schedules, Equality and each of the Equality Subsidiaries have filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file during the five years preceding the date hereof with (i) the OTS, (ii) the FDIC, (iii) any state regulatory authority, (iv) the SEC, and (v) any self-regulatory organization with jurisdiction over any of the activities of Equality or any of the Equality Subsidiaries (collectively "Regulatory Agencies"), and all
                                     -------------------
other reports, registrations, and statements required to be filed by them during the five years preceding the date hereof, including, without limitation, any report or statement required to be filed pursuant to the laws, rules or regulations of the United States, any state, or any Regulatory Agency, and have paid all fees and assessments due and payable in connection therewith, except where the failure to file such report, registration or statement or to pay such fees and assessments, either individually or in the aggregate, will not have a Material Adverse Effect on Equality. To the best of Equality's knowledge, as of each of their respective dates, such reports, registrations and statements complied in all material respects with the rules and regulations promulgated by the applicable Regulatory Agency. Except for normal examinations conducted by a Regulatory Agency in the regular course of the business of Equality and the Equality Subsidiaries and except as set forth in Schedule 3.5 of the Equality Disclosure
                       ------------
Schedules, no

Regulatory Agency has initiated any proceeding or, to the knowledge of Equality, investigation into the business or operations of Equality or any of the Equality Subsidiaries during the five years preceding the date hereof. Except as set forth in Schedule 3.5 of the Equality
                                     ------------
Disclosure Schedules, there is no unresolved written violation, written criticism, or written exception by any Regulatory Agency with respect to any report or statement relating to any examinations of Equality or any of the Equality Subsidiaries, which is reasonably likely, either individually or in the aggregate, to have a Material Adverse Effect on Equality.

     3.6  SEC Documents.  Equality has made available to Allegiant a
          -------------
true and complete copy of each report, schedule, registration statement and definitive proxy statement filed by Equality with the SEC (other than reports filed pursuant to Section 13(d) or 13(g) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") since the date
                                       ------------
Equality has been required to file such documents as such documents have since the time of their filing been amended, (the "Equality SEC
                                                   ------------
Documents"), which are all the documents (other than preliminary
---------
material and reports required pursuant to Section 13(d) or 13(g) of the Exchange Act and other than as described in Schedule 3.5) that
                                            ------------
Equality was required to file with the SEC since such date. As of their respective dates of filing with the SEC, the Equality SEC Documents complied in all material respects with the requirements of the Securities Act of 1933, as amended (the "Securities Act"), or the
                                         --------------
Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Equality SEC Documents, and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The consolidated financial statements of Equality included in the Equality SEC Documents complied as to form, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, including Item 310 of Regulation S-B as promulgated by the SEC, and have been prepared in accordance with generally accepted accounting principles applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of the unaudited statements, as permitted by Form 10-QSB of the SEC) and fairly present the consolidated financial position of Equality and the Equality Subsidiaries as of the dates thereof and the consolidated results of operations, changes in stockholders' equity and cash flows of such companies for the periods then ended. All material agreements, contracts and other documents required to be filed as exhibits to any of the Equality SEC Documents have been so filed.

     3.7   Broker's Fees.  Other than Equality's arrangement with RP
           -------------
Financial, LC. to serve as a financial advisor to Equality in connection with the Merger and related transactions contemplated by this Agreement, neither Equality nor any Equality Subsidiary nor any of their respective officers or directors has employed any financial advisor, broker or finder or incurred any liability for any financial advisory fees, broker's fees, commissions or finder's fees in connection with the Merger or related transactions contemplated by this Agreement. Attached hereto as Schedule 3.7 of the Equality Disclosure Schedules is a true
          ------------
and complete copy of the engagement letter between Equality and RP
Financial, LC.

     3.8   Absence of Certain Changes or Events.
           ------------------------------------

           (a) Except as publicly disclosed in the Equality SEC Documents filed before the date hereof or as set forth in Schedule
                                                          --------
3.8(a) of the Equality Disclosure Schedules, since March 31, 2000, (i)
------
Equality and the Equality Subsidiaries, taken as a whole, have not incurred any material liability, except in the ordinary course of their respective businesses, and (ii) no event has occurred which has had, individually or in the aggregate, a Material Adverse Effect on Equality or is reasonably likely to have a Material Adverse Effect on Equality.

           (b)  Except as publicly disclosed in the Equality SEC
Documents filed before the date hereof, since March 31, 2000, Equality and each Equality Subsidiary have conducted their respective businesses in all material respects in the ordinary and usual course.

     3.9   Legal Proceedings.
           -----------------

           (a)  Except as set forth in Schedule 3.9(a) of the
                                       ---------------
Equality Disclosure Schedules or otherwise disclosed in the Equality SEC Reports, there are no pending, or to Equality's knowledge threatened, legal, administrative, arbitration or other proceedings, claims, actions, suits or governmental or regulatory order, judgment, decree, investigations or proceedings of any nature against Equality or any of the Equality Subsidiaries, or challenging the validity or propriety of the transactions contemplated by this Agreement, except for matters which, in the aggregate, will not have or reasonably could not be expected to have a Material Adverse Effect on Equality. Without limiting the generality of the foregoing, there are no actions, suits or proceedings pending, or to the knowledge of Equality threatened, against Equality or the Equality Subsidiaries by any shareholder of Equality, or involving claims under the Community Reinvestment Act of 1977, as amended, the Bank Secrecy Act, the fair lending laws, or any other similar laws.

           (b)  Except as set forth in Schedule 3.9(b) of the
                                       ---------------
Equality Disclosure Schedules, there is no injunction, order, judgment, decree, or regulatory restriction (other than regulatory restrictions that apply to similarly situated savings and loan holding companies or savings associations) imposed upon Equality, any of the Equality Subsidiaries or the assets of Equality or any of the assets of the Equality Subsidiaries.

     3.10  Taxes and Tax Returns.
           ---------------------

           (a)  Definitions. For purposes of this Section 3.10:
                -----------

                (i)    the term "Code" shall mean the Internal
                                 ----
Revenue Code of 1986, as amended. All citations to the Code or to the regulations promulgated thereunder shall include any amendments or any substitute or successor provisions thereto.

                (ii)   the term "Group" shall mean, individually
                                 -----
and collectively, (A) Equality, (B) each Equality Subsidiary, and (C) any individual, trust, corporation, partnership, limited liability company or any other entity as to which any Equality Subsidiary is or may be liable for Taxes incurred by such individual or entity as a partner or member or as a transferee, or pursuant to Treasury Regulations Section 1.1502-6, or pursuant to any other provision of Federal, territorial, state, local, or foreign law or regulations.

                (iii)  the term "Returns" shall mean,
                                 -------
collectively, all material reports, declarations, estimates, returns, information statements, and similar documents, relating to or required to be filed in respect of, any Taxes, including information returns or reports with respect to back withholding or other payments to (or from) third parties, and the term "Return" means any one of the foregoing
                             ------
Returns.

                (iv)   the term "Taxes" shall mean (A) all
                                 -----
material taxes measured with respect to net income, gross income, gross receipts or taxable income, and all material sales, use, ad valorem, transfer, franchise, profits, license, registration, lease, service, service use, withholding, employment, payroll, excise, severance, stamp, occupation, environmental, premium, property, windfall, profits, customs, duties, and other material taxes, fees, assessments or charges of any kind whatever, together with any material interest, penalties, and other additions with respect thereto, imposed by any Federal, territorial, state, local or foreign government; (B) any material penalties, interest, or other additions to tax for the failure to collect, withhold or pay over any of the foregoing, or to accurately file any Return; and (C) other material taxes, fees assessments and charges of the same or of a similar nature to any of the foregoing and the term "Tax" mean any one of the foregoing Taxes.
          ---

     (b)   Each of Equality and the Equality Subsidiaries has duly
filed all material federal, state, county, foreign and local information Returns and material tax Returns required to be filed by it on or before the date hereof (all such returns being accurate and complete in all material respects) and has duly paid or made provisions for the payment of all Taxes and other governmental charges which have been incurred or are due or claimed to be due from it by federal, state, county, foreign or local taxing authorities on or before the date of this Agreement other than Taxes or other charges which are not yet delinquent or are being contested in good faith and have not been finally determined. Equality has made available to Allegiant true copies of the federal state and local income, sales, use and employment tax Returns (and amended Returns, revenue agents' reports and other notices from state taxing authorities) of Equality and each Equality Subsidiary for the last four taxable years. Except as provided in Schedule 3.10 of the
                                                -------------
Equality Disclosure Schedules, there are no disputes pending with respect to, or claims asserted for, Taxes or assessments upon Equality or any of the Equality Subsidiaries for which Equality does not have adequate reserves, nor has Equality or any of the Equality Subsidiaries given any currently effective waivers extending the statutory period of limitation applicable to any federal, state, county, foreign or local income tax return for any period. No audit of federal, state or local Returns for Taxes by any relevant taxing authority has been conducted for any Tax period beginning after December 31, 1996. Except where set forth in Schedule 3.10 of the Equality Disclosure Schedules, no claim
         -------------
has ever been made by any authority in any jurisdiction where Equality or the Group does not file Returns that is or may be subject to taxation by that jurisdiction. Equality and the Group have no knowledge of any basis for the assertion of any claim which, if adversely determined, would result in Liens on any of Equality's or the Group's assets relating to Taxes. In addition, proper and accurate amounts have been withheld by Equality and each of the Equality Subsidiaries from their employees for all prior periods in compliance in all respects with the tax withholding provisions of applicable federal, state, foreign and local laws. There are no Tax Liens upon any property or assets of Equality or any of the Equality Subsidiaries except Liens for Taxes not yet past due.

     (c)   (i)  Except as set forth in Schedule 3.10 of the
                                       -------------
Equality Disclosure Schedules or as reflected in Equality's consolidated federal income Tax Returns, there are no material elections with respect to Taxes affecting Equality or any Equality Subsidiary as of the date hereof.

           (ii) No member of the Group: (A) has agreed to make any adjustment under Section 481(a) of the Code by reason of a change in accounting method or otherwise; (B) has made an election, or is required, to treat any of its assets as owned by another person for federal income tax purposes or as tax-exempt bond financed property or tax-exempt use property within the meaning of Section 168 of the Code;
(C) has made any payments, is obligated to make any payments, or is a party to any agreement that could obligate it to make any payments that will not be deductible under Section 280G, 162, or 404 of the Code; (D) has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable periods specified in Section 897(c)(1)(A)(ii) of the Code; (E) has violated any of the COBRA (as defined in Section 5.19 hereof) continuation coverage
                            ------------
requirements set forth in Section 4980B of the Code; (F) has failed to disclose on its federal income Tax Return all positions taken therein that could give rise to substantial understatement of federal income Taxes within the meaning of Section 6662 of the Code; or (G) holds, or has acquired, any "Section 197 intangible" within the meaning of Section 197(c) of the Code that is not amortizable in the hands of such member by reason of having been acquired by such member pursuant to the nonrecognition transactions described in Section 197(f)(2)(B) of the Code or the anti-churning rules of Section 197(f)(9) of the Code and the regulations thereunder.

     (d) Except as part of the Group, neither Equality nor any Equality Subsidiary has ever been a member of any combined, consolidated, or unitary group for federal or state income or franchise tax purposes, or is required to file combined, consolidated, or unitary Returns for federal or state income or franchise tax purposes. The transactions contemplated by this Agreement are not subject to the Tax withholding provisions of Code Section 3406, or of subchapter A of Chapter 3 of the Code, or of any other comparable provision of law.

     3.11  Employee Benefit Plans.
           ----------------------

           (a)  (i)    Equality Plan.  The term "Equality Plan"
                       -------------             -------------
includes each bonus, deferred compensation, pension, retirement, profit sharing, thrift, savings, employee stock ownership, stock bonus, stock purchase, restricted stock and stock option plan, each employment or severance contract, each other material employee benefit plan, any applicable "change in control" or similar provisions in any plan, program, policy, contract or arrangement, and each other benefit plan, contract, program, policy or arrangement, including but not limited to, each employee benefit plan as defined in
Section 3(3) of ERISA (other than an Equality Multiemployer Plan) that currently or since January 1, 1999: (1) is or has been maintained for directors or employees of Equality or of any Equality Control Group member or (2) to which Equality or any Equality Control Group member made or was required to make contributions.

                (ii)   Equality Qualified Plan.  The term
                       -----------------------
"Equality Qualified Plan" means any Equality Plan which is an employee
 -----------------------
pension benefit plan as defined in Section 3(2) of ERISA and which is intended to meet the qualification requirements of the Code.

                (iii)  Equality Title IV Plan.  The term
                       ----------------------
"Equality Title IV Plan" means any Equality Qualified Plan that is a
 ----------------------
defined benefit plan (as defined in Section 3(35) of ERISA) and is subject to Title IV of ERISA.

                (iv)   Equality Multiemployer Plan.  The term
                       ---------------------------
"Equality Multiemployer Plan" means any employee benefit plan that is
 ---------------------------
a "multiemployer plan" within the meaning of Section 3(37) of ERISA and to which Equality or any Equality Control Group member has or had since January 1, 1998 any obligation to contribute.

                (v)    Equality Control Group.  The term
                       ----------------------
"Equality Control Group" means a controlled group of corporations of
 ----------------------
which Equality is a member within the meaning of Section 414(b) of the Code, any group of corporations or entities under common control with Equality within the meaning of Section 414(c) of the Code or any affiliated service group of which Equality is a member within the meaning of Section 414(m) of the Code.

                (vi)   ERISA.  The term "ERISA" means the
                       -----             -----
Employee Retirement Income Security Act of 1974, as amended.

           (b) A list and brief description of all Equality Plans are set forth in Schedule 3.11(b) of the Equality Disclosure
                 ----------------
Schedules.

           (c)  (i)    Each Equality Plan has been timely amended as
required by ERISA and the Code and has been administered in material compliance with its terms and with all filing, reporting, disclosure and other requirements of all applicable statutes (including but not limited to ERISA and the Code), regulations or interpretations thereunder.

                (ii)   Except as set forth in Schedule 3.11(c) of
                                              ----------------
the Equality Disclosure Schedules, either Equality nor any Equality Control Group member currently or at any time maintains or maintained, or contributes or contributed to, or is required to contribute to, any Equality Title IV Plan or any Equality Multiemployer Plan.

                (iii)  Neither Equality nor any Equality Control
Group member, nor to Equality's knowledge any of their respective employees or directors, has engaged in any transaction, including the execution and delivery of this Agreement and other agreements, instruments and documents for which execution and delivery by Equality is contemplated herein, in violation of Section 406(a) or (b) of ERISA or any "prohibited transaction" (as defined in Section 4975(c)(1) of the Code) for which no exemption exists under Section 408(b) of ERISA or
Section 4975(d) of the Code or for which no administrative exemption has been granted under Section 408(a) of ERISA.

                (iv) Each Equality Qualified Plan is the subject of a favorable Internal Revenue Service determination letter with respect to such qualification under 401(a) of the Code, and exemption under Section 501(a) of the Code and that Equality's Employee Stock Ownership Plan is an ESOP under Section 4975 of the Code and such letters have not been revoked by the Internal Revenue Service.

                (v) No matter is pending relating to any Equality Plan before any court or governmental agency and to Equality's knowledge, there are no issues which reasonably could be expected to give rise to such action.

                (vi) Equality has no material liability to provide death or health benefits (whether or not insured) with respect to any person beyond such person's retirement or other termination of service with Equality or any Equality Subsidiary other than (A) coverage mandated by Part 6 of Title I of ERISA or Section 4980B of the Code, (B) disability benefits under an Equality Plan that have been fully provided for by insurance or otherwise, or (C) benefits in the nature of severance payments.

                (vii) Equality is not a party to any collective bargaining agreement and there is no union organizing effort or campaign pending against or involving Equality and Equality has timely prepared and filed all required Immigration and Naturalization Service Forms I-9.

           (d)  (i)    Complete and correct copies of all current
and prior documents, including all amendments thereto, with respect to each Equality Plan, have been delivered to Allegiant. These documents include, but are not limited to, the following: Equality Plan documents, trust agreements, insurance contracts, annuity contracts, summary plan descriptions, filings with governmental agencies, investment manager and investment adviser contracts, and actuarial reports, audit reports, financial statements and annual reports (Form 5500) for the most recent three plan years ending before the date of this Agreement.

                (ii) All contributions payable to each Equality Qualified Plan for all benefits earned and other liabilities accrued through March 31, 2000, determined in accordance with the terms and conditions of such Equality Qualified Plan, ERISA and the Code, have been paid or otherwise provided for, and to the extent unpaid are reflected in the consolidated balance sheet of Equality and Equality Subsidiaries as of March 31, 2000.

     3.12  Compliance with Applicable Law.  Equality and each of the
           ------------------------------
Equality Subsidiaries hold all licenses, franchises, permits, approvals and authorizations necessary for the lawful conduct of their respective businesses under and pursuant to all, and have complied with and are not in default under any, applicable laws, statutes, orders, rules, regulations, policies and/or guidelines of any Governmental Entity relating to Equality or any of the Equality Subsidiaries, except where the failure to hold such license, franchise, permit or authorization or such noncompliance or default would not, individually or in the aggregate, have a Material Adverse Effect on Equality. To the knowledge of Equality, all such licenses, franchises, permits or authorizations are in full force and effect and no suspension or cancellation of any of these licenses, franchises, permits, approvals and authorizations is threatened.

     3.13  Certain Contracts.
           -----------------

           (a)  Except as listed on Schedule 3.13(a) of the
                                    ----------------
Equality Disclosure Schedules or as an exhibit to the Equality SEC Documents, as of the date of this Agreement, neither Equality nor any of the Equality Subsidiaries is a party to or is bound by any:

                (i)    contract, arrangement, commitment or
understanding (whether written or oral) with respect to the employment or compensation of any directors, officers, employees, agents or consultants or with any labor union;

                (ii) material franchise or license agreement, excluding those such agreements entered into in the ordinary course of business;

                (iii)  material agreement, arrangement or commitment
(A) not made in the ordinary course of business and (B) pursuant to which Equality or any Equality Subsidiary is or will become obligated to invest in or contribute to any Equality Subsidiary other than pursuant to the Equality Plans (as that term is defined in Section
                                                           -------
3.11 hereof) or agreements relating to joint ventures or partnerships
----
set forth in Schedule 3.1(b) of the Equality Disclosure Schedules,
             ---------------
true and complete copies of which, if any, have been furnished to Allegiant;

                (iv)   any material contract, arrangement,
commitment or understanding (whether written or oral), including any stock option plan, stock appreciation rights plan, restricted stock plan or stock purchase plan, (A) not made in the ordinary course of business, and (B) pursuant to which any of the benefits of which will be increased or be required to be paid, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement, or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement;

                (v) contract containing covenants which limit the ability of Equality or any of the Equality Subsidiaries to compete in any line of business or with any person or which involves any restrictions on the geographical area in which, or method by which, Equality or any of the Equality Subsidiaries may carry on their respective businesses (other than as may be required by law or any applicable Governmental Entity);

                (vi) contract or agreement which is a "material contract" within the meaning of item 601(b)(10) of Regulations S-B as promulgated by the SEC to be performed after the date of this Agreement that has not been filed or incorporated by reference in the Equality SEC Documents;

                (vii) lease with annual rental payments aggregating $50,000 or more;

                (viii) loans or other obligations payable or owing to any officer, director or employee except (A) salaries, wages and directors' fees or other compensation incurred and accrued in the ordinary course of business and (B) obligations due in respect of any depository accounts maintained by any of the foregoing with Equality or any of the Equality Subsidiaries in the ordinary course of business; or

                (ix) other agreement, contract, arrangement, understanding or commitment involving an obligation by Equality or any of the Equality Subsidiaries of more than $50,000 and extending beyond six months from the date hereof that cannot be canceled without cost or penalty upon notice of 30 days or less, other than contracts entered into in respect of deposits, loan agreements and commitments, notes security agreements, repurchase and reverse repurchase agreements, bankers' acceptances, outstanding letters of credit, participation agreements and other documents relating to transactions entered into by Equality or any of Equality Subsidiaries in the ordinary course of business.

           (b) To the knowledge of Equality, each of the agreements, contracts, leases, insurance policies and other documents referred to in Schedules 3.13(a) of the Equality Disclosure Schedules is a valid,
   -----------------
binding and enforceable obligation of the parties sought to be bound thereby, except as the enforceability thereof against the parties thereto (other than Equality or any of the Equality Subsidiaries) may be limited by bankruptcy, insolvency, reorganization, moratorium, and other laws now or hereafter in effect relating to the enforcement of creditors' rights generally, and except that equitable principles may limit the right to obtain specific performance or other equitable remedies.

     3.14  Agreements with Regulatory Agencies.  Except as set forth
           -----------------------------------
in Schedule 3.14 of the Equality Disclosure Schedules, neither
   -------------
Equality nor any of the Equality Subsidiaries is subject to any cease-and-desist or other order issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been during the five years preceding the date hereof, a recipient of any supervisory letter from, or during the five years preceding the date hereof, has adopted any board resolutions at the request of any Regulatory Agency or other Governmental Entity that currently restricts the conduct of its business or that relates to its capital adequacy, compliance with laws, its credit policies, its management or its business (each, whether or not set forth in the Equality Disclosure Schedules, a "Equality Regulatory
                                                   -------------------
Agreement"), nor has
---------

Equality or any of the Equality Subsidiaries been advised during the five years preceding the date hereof by any Regulatory Agency or other Governmental Entity that it is considering issuing or requesting any such Equality Regulatory Agreement.

     3.15  Investment Securities.  Each of Equality and the Equality
           ---------------------
Subsidiaries has good and marketable title to all securities held by it (except securities sold under repurchase agreements or held in any fiduciary or agency capacity), free and clear of any Lien, except to the extent such securities are pledged in the ordinary course of business consistent with prudent banking practices to secure obligations of Equality or any of the Equality Subsidiaries. Such securities are valued on the books of Equality and the Equality Subsidiaries in accordance with GAAP.

     3.16  Undisclosed Liabilities.  Except for those liabilities
           -----------------------
that are fully reflected or reserved against on the consolidated statement of financial condition of Equality included in the Equality Form 10-KSB for fiscal year ended March 31, 2000, liabilities disclosed in Schedule 3.16 of the Equality Disclosure Schedules, and liabilities
   -------------
incurred in the ordinary course of business consistent with past practice since March 31, 2000, neither Equality nor any of the Equality Subsidiaries has incurred any liability of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due) that, either alone or when combined with all similar liabilities, has had, or could reasonably be expected to have, a Material Adverse Effect on Equality.

     3.17  Insurance.  A list of all policies of insurance in which
           ---------
Equality or any of the Equality Subsidiaries is named as an insured party or which otherwise relate to or cover any assets or properties of Equality or any of the Equality Subsidiaries has been made available to Allegiant (the "Equality Policies"). Each Equality Policy is in full
                -----------------
force and effect, and the coverage provided thereunder complies with the requirements of any contracts binding on Equality or any of the Equality Subsidiaries relating to such assets or properties. Neither Equality nor any of the Equality Subsidiaries has received any notice of cancellation or termination with respect to any material Equality Policy.

     3.18 Allowance for Loan Losses. The allowance for loan
                -------------------------
losses set forth in the March 31, 2000 financial statements of Equality is adequate in all material respects under the requirements of GAAP to provide for possible losses, net of recoveries relating to loans previously charged off, on loans outstanding, (including accrued interest receivable) as of March 31, 2000. The aggregate loan balances of the Savings Bank at such date in excess of such allowance are, to the knowledge and belief of Equality, collectible in accordance with their terms.

     3.19  Environmental Liability.  Except as set forth in
           -----------------------
Schedule 3.19 of the Equality Disclosure Schedules, to Equality's
-------------
knowledge, there are no legal, administrative, arbitration or other proceedings, claims, actions, causes of action, private environmental investigations or remediation activities or governmental investigations of any nature pending or threatened against Equality or any Equality Subsidiary seeking to impose, or that could reasonably result in the imposition, on Equality or any Equality Subsidiary of any liability or obligation arising under common law or under any local, state, federal or foreign environmental statute, regulation or ordinance including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended ("CERCLA") which,
                                                     ------
insofar as reasonably can be foreseen, could have a Material Adverse Effect on Equality. Except as set forth in Schedule 3.19 of the
                                            -------------
Equality Disclosure Schedules, to Equality's knowledge, there is no reasonable basis for any proceeding, claim, action or governmental investigation that would impose any such liability or obligation which, insofar as reasonably can be foreseen, could have a Material Adverse Effect on Equality. Neither Equality nor any Equality Subsidiary is not subject to any agreement, order, judgment, decree, letter or memorandum by or with any court, governmental authority, regulatory agency or third party imposing any such liability or obligation which, insofar as reasonably can be foreseen, could have a Material Adverse Effect on Equality.

     3.20  Approval Delays.  Equality knows of no reason why any of
           ---------------
the regulatory approvals referenced in Sections 6.1(c) and 6.2(c)
                                       --------------------------
should be denied or unduly delayed.

     3.21  Vote Required.  The approval by the holders of a majority
           -------------
of the votes entitled to be cast by all holders of Equality Common Stock to approve this Agreement and the Merger and the transactions contemplated hereby, is the only vote of the holders of any class or series of the capital stock of Equality required for any of the transactions contemplated by this Agreement, the Option Agreement and the Voting Agreement.
--------------------

     3.22  Title and Condition of Assets.
           -----------------------------

           (a) Except as may be reflected in the Equality SEC Documents or as set forth on Schedule 3.22(a) of the Equality
                             ----------------
Disclosure Schedules and with the exception of all "Real Property"
(which
is the subject of Section 3.23 hereof), Equality and the Equality
                  ------------
Subsidiaries have, good and marketable title to their owned properties and assets, free and clear of any Lien, except for Liens for (i) taxes, assessments or other governmental charges not yet delinquent, (ii) as set forth or described in the Equality SEC Documents, and (iii) pledges to secure deposits and other Liens incurred in the ordinary course of business.

           (b) No material properties or assets that are reflected as owned by Equality or any of the Equality Subsidiaries in the Equality SEC Documents have been sold, leased, transferred, assigned or otherwise disposed of since March 31, 2000, other than in the ordinary course of business.

     3.23  Real Property.
           -------------

           (a) A list of each parcel of real property owned by Equality or any of the Equality Subsidiaries is set forth in Schedule
                                                             --------
3.23(a) of the Equality Disclosure Schedules under the heading "Owned
-------
Real Property" (such real property being herein referred to as the "Owned Real Property"). A list of each parcel of real property leased
 -------------------
by Equality or any of the Equality Subsidiaries is also set forth in
Schedule 3.23(a) under the heading "Leased Real Property" (such real
----------------
property being herein referred to as the "Leased Real Property").
                                          --------------------
Collectively, the Owned Real Property and the Leased Real Property are herein referred to as the "Real Property."

           (b) To the knowledge of Equality, none of the buildings, structures or other improvements located on the Real Property encroaches upon or over any adjoining parcel of real estate or any easement or right-of-way or "setback" line, and to the knowledge of Equality, all such buildings, structures, and improvements are located and constructed in material conformity with all applicable zoning ordinances and building codes.

           (c)  Except as may be reflected in the Equality SEC
Documents or as set forth in Schedule 3.23(c) of the Equality
                             ----------------
Disclosure Schedules or with respect to such easements, Liens, defects or encumbrances as do not individually or in the aggregate materially adversely affect the use or value of the parcel of Owned Real Property, Equality and the Equality Subsidiaries have good and marketable title to their respective Owned Real Properties.

     3.24  Conduct of Equality to Date.     From and after March 31,
           ---------------------------
2000 through the date of this Agreement, except as set forth in the Equality SEC Documents: (i) Equality and the Equality Subsidiaries have conducted their respective businesses in the ordinary course consistent with past practices; (ii) neither Equality nor any of the Equality Subsidiaries has sold, assigned, transferred, leased, exchanged, or otherwise disposed of any of its properties or assets other than for a fair consideration in the ordinary course of business; (iii) except as required by contract or law, or as described in Schedule 3.24 of the
                                                -------------
Equality Disclosure Schedules, neither Equality nor any of the Equality Subsidiaries has (A) increased the rate of compensation of, or paid any bonus to, any of its directors, officers, or other employees, except in accordance with existing policy, (B) entered into any new, or amended or supplemented any existing, employment, management, consulting, deferred compensation, severance, or other similar contract, (C) entered into, terminated, or substantially modified any of the Equality Plans or (D) agreed to do any of the foregoing; (iv) neither Equality nor any Equality Subsidiary has suffered any material damage, destruction, or loss, whether as the result of fire, explosion, earthquake, accident, casualty, labor trouble, requisition, or taking of property by any Governmental Entity, flood, windstorm, embargo, riot, act of God or the enemy, or other casualty or event, and whether or not covered by insurance.

     3.25  Registration Obligations.  Except for the Option
           ------------------------
Agreement attached hereto as Exhibit A, neither Equality nor any of
                             ---------
the Equality Subsidiaries is subject to an agreement, contingent or otherwise, which will survive the Effective Time, to register any transaction involving its securities under the Securities Act.

                             ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF ALLEGIANT AND ACQUISITION CORP.

     Each of Allegiant and Acquisition Corp. jointly and severally represent and warrant to Equality as follows:

     4.1   Corporate Organization.
           ----------------------

           (a) Allegiant is a corporation duly organized, validly existing and in good standing under the laws of the State of Missouri. Allegiant has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not have a Material Adverse Effect on Allegiant. Allegiant is duly registered as a bank holding company under the Bank Holding Company Act of 1956, as amended. Attached hereto as Schedule 4.1(a) of the disclosure
                             ---------------
schedules to this Agreement prepared and delivered by Allegiant (the "Allegiant Disclosure Schedules") are true and complete copies of the
 ------------------------------
Articles of Incorporation and Bylaws of Allegiant, and the Articles of Incorporation and Bylaws of Allegiant Bank, as in effect as of the date of this Agreement, as well as true and complete copies of the Certificate of Incorporation and Bylaws of Acquisition Corp., as in effect as of the date of this Agreement.

           (b)  As of the date of this Agreement, Allegiant has, as
its sole direct or indirect subsidiaries, Allegiant Acquisition Corporation, a Delaware corporation, Allegiant Bank, a Missouri state-chartered bank, Allegiant Investment Company, a Delaware corporation, Allegiant Real Estate Investment Trust, a Delaware statutory business trust, Allegiant Insurance Services Co., a Missouri corporation, Kratky Road Inc., a Missouri corporation, and Allegiant Capital Trust I, a Delaware statutory business trust (the "Allegiant Subsidiaries").
                                        ----------------------
Except as set forth in Schedule 4.1(b) of the Allegiant Disclosure
                       ---------------
Schedules, and other than as a part of its or Allegiant Bank's investment portfolio, Allegiant does not own directly or indirectly any voting stock or equity securities or equity interests of any bank, corporation, partnership, joint venture, limited liability company, or other organization, whether incorporated or unincorporated, other than Allegiant Subsidiaries.

           (c) Each Allegiant Subsidiary (i) is duly organized and validly existing as a business corporation, business trust or depository institution, as the case may be, under the laws of its jurisdiction of organization, (ii) is duly qualified to do business and is in good standing in all jurisdictions (whether federal, state, local or foreign) where its ownership or leasing of property or the conduct of its business requires it to be so qualified and in which the failure to be so qualified would have a Material Adverse Effect on Allegiant, and
(iii) has all requisite corporate power and authority to own or lease its properties and assets and to carry on its business as now conducted.

     4.2   Capitalization.
           --------------

           (a) The authorized capital stock of Allegiant consists of 20,000,000 shares of common stock, $.01 par value per share, of which, as of the date hereof, 6,627,362 shares were issued and 6,072,587 shares were outstanding. As of the date hereof, Allegiant had reserved 1,454,000 shares of Allegiant Common

Stock for issuance under Allegiant's Dividend Reinvestment Plan and Stock Purchase Plan (the "Investment Plan") and various employee
                          ---------------
and/or director stock option, incentive and benefit plans, each described in Schedule 4.2(a) of the Allegiant Disclosure Schedules
             ---------------
under the heading "Allegiant Employee/Director Stock Grants"), pursuant to which options covering 598,121 shares of Allegiant Common Stock were outstanding as of the date hereof. All of the issued and outstanding shares of Allegiant Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights. Except as set forth in Schedule 4.2(a) of the Allegiant Disclosure
                       ---------------
Schedules, Allegiant does not have and is not bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the issuance of any shares of Allegiant Common Stock or any other equity securities of Allegiant or any securities representing the right to purchase or otherwise receive any shares of the capital stock of Allegiant. No shares of Allegiant Common Stock have been reserved for issuance, other than shares set forth in
Schedule 4.2(a).
---------------

           (b)  Except as set forth on Schedule 4.2(b) of the
                                       ---------------
Allegiant Disclosure Schedules, Allegiant owns, directly or indirectly, all of the issued and outstanding shares of capital stock of each of Allegiant Subsidiaries, free and clear of any Liens. All of the shares of capital stock of each Allegiant Subsidiary are duly authorized and validly issued and are fully paid and nonassessable. No Allegiant Subsidiary has or is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such Allegiant Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Allegiant Subsidiary.

     4.3   Authority.
           ---------

           (a) Each of Allegiant and Acquisition Corp. has full corporate power and authority to execute and deliver this Agreement and, in the case of Allegiant, the Option Agreement and the Voting Agreement, and, subject to shareholder and regulatory approvals, to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and, in the case of Allegiant, the Option Agreement and the Voting Agreement, and the consummation of the transactions contemplated hereby and thereby have been duly and validly approved by the Board of Directors of Allegiant and Acquisition Corp. Except for the adoption of this Agreement and the transactions contemplated hereby by Allegiant, as sole shareholder of Acquisition Corp., and the approval by the holders of a majority of the votes present in person or by proxy at the Allegiant Shareholders Meeting (as defined in
Section 5.4(b) hereof) of the issuance of shares of Allegiant Common
--------------
Stock in the Merger, no other corporate proceedings on the part of Allegiant or Acquisition Corp. are necessary to approve this Agreement, and, in the case of Allegiant, the Option Agreement and the Voting Agreement, and to consummate the transactions contemplated hereby and thereby. This Agreement, and, in the case of Allegiant, the Option Agreement and the Voting Agreement, have been duly and validly executed and delivered by Allegiant and Acquisition Corp. and (assuming due authorization, execution and delivery by each other party thereto) each constitutes a valid and binding obligation of Allegiant and Acquisition Corp., as the case may be, enforceable against Allegiant and Acquisition Corp., respectively, in accordance with its terms.

           (b)  Except as set forth on Schedule 4.3(b) of the
                                       ---------------
Allegiant Disclosure Schedules, neither the execution nor delivery nor performance by Allegiant of this Agreement, the Option Agreement or the Voting Agreement, nor the consummation by Allegiant of the transactions contemplated hereby or thereby, nor compliance by Allegiant with any of the provisions hereof or thereof will violate, conflict with, or result in a breach of any of the provisions of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration of, or result in the creation of any Lien upon any of the properties or assets of Allegiant or any of the Allegiant Subsidiaries under any of the terms, conditions or provisions of, (i) its Certificate or Articles of Incorporation, charter or Bylaws or (ii) any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Allegiant or any of the Allegiant Subsidiaries is a party, other than those as to which any such violation, conflict, breach, event, termination, acceleration or creation would not have a Material Adverse Effect, taken as a whole, or violate any judgment, ruling, order, writ, injunction or decree applicable to Allegiant or any of the Allegiant Subsidiaries or any of their respective properties or assets.

     4.4   Consents and Approvals.  No consents or approvals of or
           ----------------------
filings or registrations with any Governmental Entity or with any third party are necessary in connection with the execution and delivery by each of Allegiant and Acquisition Corp. of this Agreement and, in the case of Allegiant, the Option Agreement and the Voting Agreement and the consummation by Acquisition Corp. of the Merger and the other transactions contemplated hereby and thereby except for (a) the filing by Allegiant and Acquisition Corp. of the Regulatory Applications and the approval of the Regulatory Applications, (b) the filing with the SEC of the Joint Proxy Statement/Prospectus, (c) the filing of the Certificate of Merger with the Delaware Secretary of State under Delaware Law, (d) such filings and approvals as are required to be made or obtained under the securities or "blue sky" laws of various states in connection with the issuance of the shares of Allegiant Common Stock pursuant to this Agreement, and (e) the approval of this Agreement by the requisite vote of the shareholders of Equality and by Allegiant, as sole shareholder of Acquisition Corp., and the approval of the issuance of Allegiant Common Stock in the Merger by the requisite vote of the shareholders of Allegiant.

     4.5   Reports.  Allegiant and each of the Allegiant
           -------
Subsidiaries have filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file during the five years preceding the date hereof with the Regulatory Agencies, and all other reports and statements required to be filed by them during the five years preceding the date hereof, including, without limitation, any report or statement required to be filed pursuant to the laws, rules or regulations of the United States, any state, or any Regulatory Agency, and have paid all fees and assessments due and payable in connection therewith, except where the failure to file such report, registration or statement or to pay such fees and assessments, either individually or in the aggregate, will not have a Material Adverse Effect on Allegiant. Except for normal examinations conducted by a Regulatory Agency in the regular course of the business of Allegiant or the Allegiant Subsidiaries, no Regulatory Agency has initiated any proceeding or, to the knowledge of Allegiant, investigation into the business or operations of Allegiant or any of the Allegiant Subsidiaries during the five years preceding the date hereof. There is no unresolved written violation, written criticism, or written exception by any Regulatory Agency with respect to any report or statement relating to any examinations of Allegiant or any of the Allegiant Subsidiaries, which is reasonably likely, either individually or in the aggregate, to have a Material Adverse Effect on Allegiant.

     4.6   SEC Documents.  Allegiant has made available to Equality
           -------------
a true and complete copy of each report, schedule, registration statement and definitive proxy statement filed by Allegiant with the SEC (other than reports filed pursuant to Section 13(d) or 13(g) of the Exchange Act) since December 31, 1995 as such documents have since the time of their filing been amended, (the "Allegiant SEC Documents"),
                                         -----------------------
which are all the documents (other than preliminary material and reports required pursuant to Section 13(d) or 13(g) of the Exchange Act) that Allegiant was required to file with the SEC since such date. As of their respective dates of filing with the SEC, the Allegiant SEC Documents complied in all material respects with the requirements of the Securities Act, or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Allegiant SEC Documents, and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The consolidated financial statements of Allegiant included in the Allegiant SEC Documents complied as to form, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of the unaudited statements, as permitted by Form 10-Q or 10-QSB of the SEC) and fairly present in all material respects the consolidated financial position of Allegiant and its consolidated Subsidiaries as of the dates thereof and the consolidated results of operations, changes in shareholders' equity and cash flows of such companies for the periods then ended. All material agreements, contracts and other documents required to be filed as exhibits to any of the Allegiant SEC Documents have been so filed.

     4.7   Broker's Fees.  Other than Allegiant's arrangement with
           -------------
Howe Barnes Investments, Inc. to serve as a financial advisor to Allegiant in connection with the Merger and the related transactions contemplated by this Agreement, neither Allegiant nor any Allegiant Subsidiary nor any of their respective officers or directors has employed any financial advisor, broker or finder or incurred any liability for any financial advisory fees, broker's fees, commissions or finder's fees in connection with the Merger or related transactions contemplated by this Agreement.

     4.8   Absence of Certain Changes or Events.
           ------------------------------------

           (a)  Except as publicly disclosed in Allegiant SEC
Documents filed before the date hereof or as set forth in Schedule
                                                          --------
4.8(a) of Allegiant Disclosure Schedules, since December 31, 1999, (i)
------
Allegiant and the Allegiant Subsidiaries, taken as a whole, have not incurred any material liability, except in the ordinary course of their businesses, and (ii) no event has occurred which has had, individually or in the aggregate, a Material Adverse Effect on Allegiant or will have a Material Adverse Effect on Allegiant.

           (b)  Except as publicly disclosed in Allegiant SEC
Documents filed before the date hereof, since December 31, 1999, Allegiant and each Allegiant Subsidiary have carried on their respective businesses in all material respects in the ordinary and usual course.

     4.9   Legal Proceedings.
           -----------------

           (a)  Except as set forth in Schedule 4.9(a) of the
                                       ---------------
Allegiant Disclosure Schedules or otherwise disclosed in the Allegiant SEC Reports, there are no pending, or to Allegiant's knowledge threatened, legal, administrative, arbitration or other proceedings, claims, actions or governmental or regulatory investigations of any nature against Allegiant or any of the Allegiant Subsidiaries or challenging the validity or propriety of the transactions contemplated by this Agreement, except for matters which, in the aggregate, will not have or reasonably could not be expected to have a Material Adverse Effect on Allegiant. Without limiting the generality of the foregoing, there are no actions, suits, or proceedings pending, or to the knowledge of Allegiant threatened, against Allegiant or Allegiant Subsidiaries, by any shareholder of Allegiant or involving claims under the Community Reinvestment Act of 1977, as amended, the Bank Secrecy Act, the fair lending laws, or any other similar laws.

           (b)  Except as set forth in Schedule 4.9(b), there is
                                       ---------------
no injunction, order, judgment, decree, or regulatory restriction (other than regulatory restrictions that apply to similarly situated bank holding companies or Missouri chartered trust companies) imposed upon Allegiant, any of the Allegiant Subsidiaries or the assets of Allegiant or any of the assets of the Allegiant Subsidiaries.

     4.10  Taxes and Tax Returns.
           ---------------------

           (a)  Definitions.  For purposes of this Section 4.10:
                -----------                        ------------

                (i)    the term "Code" shall mean the Internal
                                 ----
Revenue Code of 1986, as amended. All citations to the Code or to the regulations promulgated thereunder shall include any amendments or any substitute or successor provisions thereto.

                (ii)   the term "Group" shall mean, individually
                                 -----
and collectively, (A) Allegiant, (B) each Allegiant Subsidiary, and (C) any individual, trust, corporation, partnership, limited liability company or any other entity as to which any Allegiant Subsidiary is or may be liable for Taxes incurred by such individual or entity as a partner or member or as a transferee, or pursuant to Treasury Regulations Section 1.1502-6, or pursuant to any other provision of Federal, territorial, state, local or foreign law or regulations.

                (iii)  the term "Returns" shall mean, collectively,
                                 -------
all material reports, declarations, estimates, returns, information statements, and similar documents relating to, or required to be filed in respect of, any Taxes, including information returns or reports with respect to backup withholding or other payments to (or from) third parties, and the term "Return" means any one of the foregoing
                             ------
Returns.

                (iv)   the term "Taxes" shall mean (A) all
                                 -----
material taxes measured with respect to net income, gross income, gross receipts or taxable income, and all material sales, use, ad valorem, transfer, franchise, profits, license, registration, lease, service, use, withholding, employment, payroll, excise, severance, stamp, occupation, environmental, premium, property, windfall, profits, customs, duties, and other material taxes, fees, assessments or charges of any kind whatever, together with any material interest, penalties and other additions with respect thereto, imposed by any Federal, territorial, state, local or foreign government; (B) any material penalties, interest, or other additions to tax for the failure to collect, withhold, or pay over any of the foregoing, or to accurately file any Return; and (C) other material taxes, fees, assessments and charges of the same or of a similar nature to any of the foregoing, and the term "Tax" mean any one of the foregoing Taxes.
          ---

           (b)  Each of Allegiant and the Allegiant Subsidiaries has
duly filed all material federal, state, county, foreign and local information Returns and material tax Returns required to be filed by it on or before the date hereof (all such returns being accurate and complete in all material respects) and has duly paid or made provisions for the payment of all Taxes and other governmental charges which have been incurred or are due or claimed to be due from it by federal, state, county, foreign or local taxing authorities on or before the date of this Agreement other than Taxes or other charges which are not yet delinquent or are being contested in good faith and have not been finally determined. Allegiant has made available to Equality true copies of the federal state and local income, sales, use and employment tax Returns (and amended Returns, revenue agents' reports and other notices from state taxing authorities) of Allegiant and each Allegiant Subsidiary for the last four taxable years. Except as provided in
Schedule 4.10 of the Allegiant Disclosure Schedules, there are no disputes
-------------
pending with respect to, or claims asserted for, Taxes or assessments upon Allegiant or any of the Allegiant Subsidiaries for which Allegiant does not have adequate reserves, nor has Allegiant or any of the Allegiant Subsidiaries given any currently effective waivers extending the statutory period of limitation applicable to any federal, state, county, foreign or local income tax return for any period. No audit of federal, state or local Returns for Taxes by any relevant taxing authority has been conducted for any Tax period beginning after December 31, 1996. Except where set forth in Schedule 4.10 of the Allegiant
         -------------

Disclosure Schedules, no claim has ever been made by any authority in any jurisdiction where Allegiant or the Group does not file Returns that is or may be subject to taxation by that jurisdiction. Allegiant and the Group have no knowledge of any basis for the assertion of any claim which, if adversely determined, would result in Liens on any of Allegiant's or the Group's assets relating to Taxes. In addition, proper and accurate amounts have been withheld by Allegiant and each of the Allegiant Subsidiaries from their employees for all prior periods in compliance in all respects with the tax withholding provisions of applicable federal, state, foreign and local laws.
There are no Tax Liens upon any property or assets of Allegiant or any of the Allegiant Subsidiaries except Liens for Taxes not yet past due.

           (c)  (i)    Except as set forth in Schedule 4.10 of the
                                              -------------
Allegiant Disclosure Schedules or as reflected in Allegiant's consolidated federal income Tax Returns, there are no material elections with respect to Taxes affecting Allegiant or any Allegiant Subsidiary as of the date hereof.

                (ii) No member of the Group: (A) has agreed to make any adjustment under Section 481(a) of the Code by reason of a change in accounting method or otherwise; (B) has made an election, or is required, to treat any of its assets as owned by another person for federal income tax purposes or as tax-exempt bond financed property or tax-exempt use property within the meaning of Section 168 of the Code;
(C) has made any payments, is obligated to make any payments, or is a party to any agreement that could obligate it to make any payments that will not be deductible under Section 280G, 162, or 404 of the Code; (D) has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable periods specified in Section 897(c)(1)(A)(ii) of the Code; (E) has violated any of the COBRA continuation coverage requirements set forth in Section 4980B of the Code; (F) has failed to disclose on its federal income Tax Return all positions taken therein that could give rise to substantial understatement of federal income Taxes within the meaning of Section 6662 of the Code; or (G) holds, or has acquired, any "Section 197 intangible" within the meaning of Section 197(c) of the Code that is not amortizable in the hands of such member by reason of having been acquired by such member pursuant to the nonrecognition transactions described in Section 197(f)(2)(B) of the Code or the anti-churning rules of Section 197(f)(9) of the Code and the regulations thereunder.

           (d) Except as part of the Group, neither Allegiant nor any Allegiant Subsidiary has ever been a member of any combined, consolidated, or unitary group for federal or state income or franchise tax purposes, or is required to file combined, consolidated, or unitary Returns for federal or state income or franchise tax purposes. The transactions contemplated by this Agreement are not subject to the Tax withholding provisions of Code Section 3406, or of subchapter A of Chapter 3 of the Code, or of any other comparable provision of law.

     4.11  Employee Benefit Plans.
           ----------------------

           (a)  (i)    Allegiant Plan.  The term "Allegiant
                       --------------             ---------
Plan" includes each bonus, deferred compensation, pension, retirement,
----
profit sharing, thrift savings, employee stock ownership, stock bonus, stock purchase, restricted stock and stock option plan, each employment or severance contract, each other material employee benefit plan, any applicable "change in control" or similar provisions in any plan, program, policy, contract or arrangement, and each other benefit plan, contract, program, policy or arrangement, including but not limited to, each employee benefit plan, as defined in Section 3(3) of ERISA (other than a Allegiant Multiemployer Plan) which currently or since January 1, 1999: (1) is or has been maintained for directors or employees of Allegiant or of any Allegiant Control Group member or (2) to which Allegiant or any Allegiant Control Group member made or was required to make contributions.

                (ii)   Allegiant Qualified Plan.  The term
                       ------------------------
"Allegiant Qualified Plan" means any Allegiant Plan which is an
 ------------------------
employee pension benefit plan as defined in Section 3(2) of ERISA and which is intended to meet the qualification requirements of the Code.

                (iii)  Allegiant Title IV Plan.  The term
                       -----------------------
"Allegiant Title IV Plan" means any Allegiant Qualified Plan that is a
 -----------------------
defined benefit plan (as defined in Section 3(35) of ERISA) and is subject to Title IV of ERISA.

                (iv)   Allegiant Multiemployer Plan.  The term
                       ----------------------------
"Allegiant Multiemployer Plan" means any employee benefit plan that is
 ----------------------------
a "multiemployer plan" within the meaning of Section 3(37) of ERISA and to which Allegiant or any Allegiant Control Group member has or had since January 1, 1998 any obligation to contribute.

                (v)    Allegiant Control Group.  The term
                       -----------------------
"Allegiant Control Group" means a controlled group of corporations of
 -----------------------
which Allegiant is a member within the meaning of Section 414(b) of the Code, any group of corporations or entities under common control with Allegiant within the meaning of

Section 414(c) of the Code or any affiliated service group of which Allegiant is a member within the meaning of Section 414(m) of the Code.

           (b) A list and brief description of all Allegiant Plans are set forth in Schedule 4.11(b) of Allegiant Disclosure Schedules.
                 ----------------

           (c)  (i)    Each Allegiant Plan has been timely amended
as required by ERISA and the Code and has been administered in material compliance with its terms and with all filing, reporting, disclosure and other requirements of all applicable statutes (including but not limited to ERISA and the Code), regulations or interpretations thereunder.

                (ii) Neither Allegiant nor any Allegiant Control Group member currently or at any time maintains or maintained, or contributes or contributed to, or is required to contribute to, any Allegiant Title IV Plan or any Allegiant Multiemployer Plan.

                (iii)  Neither Allegiant nor any Allegiant Control
Group member, nor to Allegiant's knowledge any of their respective employees or directors, has engaged in any transaction, including the execution and delivery of this Agreement and other agreements, instruments and documents for which execution and delivery by Allegiant is contemplated herein, in violation of Section 406(a) or (b) of ERISA or any "prohibited transaction" (as defined in Section 4975(c)(1) of the Code) for which no exemption exists under Section 408(b) of ERISA or
Section 4975(d) of the Code or for which no administrative exemption has been granted under Section 408(a) of ERISA.

                (iv) Each Allegiant Qualified Plan is the subject of a favorable Internal Revenue Service determination with respect to qualification under 401(a) of the Code and exemption under Section 501(a) of the Code and such letters have not been revoked by the Internal Revenue Service.

                (v)    No matter is pending relating to any
Allegiant Plan before any court or governmental agency and to Allegiant's knowledge, there are no issues which reasonably could be expected to give rise to such action.

           (d)  (i)    Complete and correct copies of all current
and prior documents, including all amendments thereto, with respect to each Allegiant Plan, have been made available to Equality. These documents include, but are not limited to, the following: Allegiant Plan documents, trust agreements, insurance contracts, annuity contracts, summary plan descriptions, filings with governmental agencies, investment manager and investment adviser contracts, and actuarial reports, audit reports, financial statements and annual reports (Form
5500) for the most recent three plan years ending before the date of this Agreement.

                (ii) All contributions payable to each Allegiant Qualified Plan for all benefits earned and other liabilities accrued through December 31, 1999, determined in accordance with the terms and conditions of such Allegiant Qualified Plan, ERISA and the Code, have been paid or otherwise provided for, and to the extent unpaid are reflected in the consolidated balance sheet of Allegiant or any Allegiant Subsidiaries as of December 31, 1999.

     4.12  Compliance with Applicable Law.  Allegiant and each of
           ------------------------------
the Allegiant Subsidiaries hold all licenses, franchises, permits, approvals and authorizations necessary for the lawful conduct of their respective businesses under and pursuant to all, and have complied with and are not in default under any, applicable laws, statutes, orders, rules, regulations, policies and/or guidelines of any Governmental Entity relating to Allegiant or any of the Allegiant Subsidiaries, except where the failure to hold such license, franchise, permit or authorization or such noncompliance or default would not, individually or in the aggregate, have a Material Adverse Effect on Allegiant. To the knowledge of Allegiant, no suspension or cancellation of any of these licenses, franchises, permits, approvals and authorizations is threatened.

     4.13  Certain Contracts.
           -----------------

           (a)  Except as listed on Schedule 4.13(a) of the
                                    ----------------
Allegiant Disclosure Schedules or as an exhibit to the Allegiant SEC Documents, as of the date of this Agreement, neither Allegiant nor any of the Allegiant Subsidiaries is a party to or is bound by any:

                (i)    contract, arrangement, commitment or
understanding (whether written or oral) with respect to the employment or compensation of any directors, officers, employees, agents or consultants or with any labor union;

                (ii) material franchise or license agreement, excluding those such agreements entered into in the ordinary course of business;

                (iii)  material agreement, arrangement or commitment
(A) not made in the ordinary course of business and (B) pursuant to which Allegiant or any Allegiant Subsidiary is or will become obligated to invest in or contribute to any Allegiant Subsidiary other than pursuant to the Allegiant Plans (as that term is defined in Section
                                                            -------
4.11 hereof) or agreements relating to joint ventures or partnerships
----
set forth in Schedule 4.1(b) of the Allegiant Disclosure Schedules
             ---------------
true and complete copies of which, if any, have been furnished to Allegiant;

                (iv)   any material contract, arrangement,
commitment or understanding (whether written or oral), including any stock option plan, stock appreciation rights plan, restricted stock plan or stock purchase plan, (A) not made in the ordinary course of business, and (B) pursuant to which any of the benefits of which will be increased or be required to be paid, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement, or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement;

                (v) contract containing covenants which limit the ability of Allegiant or any of the Allegiant Subsidiaries to compete in any line of business or with any person or which involves any restrictions on the geographical area in which, or method by which, Allegiant or any of the Allegiant Subsidiaries may carry on their respective businesses (other than as may be required by law or any applicable Governmental Entity);

                (vi) contract or agreement which is a "material contract" within the meaning of item 601(b)(10) of Regulations S-K as promulgated by the SEC to be performed after the date of this Agreement that has not been filed or incorporated by reference in the Allegiant SEC Documents;

                (vii) lease with annual rental payments aggregating $100,000 or more;

                (viii) loans or other obligations payable or owing to any officer, director or employee except (A) salaries, wages and directors' fees or other compensation incurred and accrued in the ordinary course of business and (B) obligations due in respect of any depository accounts maintained by any of the foregoing with Allegiant or any of the Allegiant Subsidiaries in the ordinary course of business; or

                (ix) other agreement, contract, arrangement, understanding or commitment involving an obligation by Allegiant or any of the Allegiant Subsidiaries of more than $100,000 and extending beyond six months from the date hereof that cannot be canceled without cost or penalty upon notice of 30 days or less, other than contracts entered into in respect of deposits, loan agreements and commitments, notes security agreements, repurchase and reverse repurchase agreements, bankers' acceptances, outstanding letters of credit, participation agreements and other documents relating to transactions entered into by Allegiant or any of the Allegiant Subsidiaries in the ordinary course of business.

           (b) To the knowledge of Allegiant, each of the agreements, contracts, leases, insurance policies and other documents referred to in Schedule 4.13(a) of the Allegiant Disclosure Schedules is a valid,
   ----------------
binding and enforceable obligation of the parties sought to be bound thereby, except as the enforceability thereof against the parties thereto (other than Allegiant or any of the Allegiant Subsidiaries) may be limited by bankruptcy, insolvency, reorganization, moratorium, and other laws now or hereafter in effect relating to the enforcement of creditors' rights generally, and except that equitable principles may limit the right to obtain specific performance or other equitable remedies.

     4.14  Agreements with Regulatory Agencies.  Neither Allegiant
           -----------------------------------
nor any of the Allegiant Subsidiaries is subject to any cease-and-desist or other order issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been during the five years preceding the date hereof, a recipient of any supervisory letter from, or during the five years preceding the date hereof has adopted any board resolutions at the request of any Regulatory Agency or other Governmental Entity that currently restricts the conduct of its business or that relates to its capital adequacy, compliance with laws, its credit policies, its management or its business (each, whether or not set forth in the Allegiant Disclosure Schedules, an "Allegiant Regulatory Agreement")
                                    ------------------------------
nor has Allegiant or any of Allegiant Subsidiaries been advised during the five years preceding the date hereof by any Regulatory Agency or other Governmental Entity that it is considering issuing or requesting any such Allegiant Regulatory Agreement.

     4.15  Investment Securities.  Each of Allegiant and the Allegiant
           ---------------------
Subsidiaries has good and marketable title to all securities held by them (except securities sold under repurchase agreements or held in any fiduciary or agency capacity), free and clear of any Lien, except to the extent such securities are pledged in the ordinary course of business consistent with prudent banking practices to secure obligations of Allegiant or any of the Allegiant Subsidiaries. Such securities are valued on the books of Allegiant and the Allegiant Subsidiaries in accordance with GAAP.

     4.16  Undisclosed Liabilities.  Except for those liabilities
           -----------------------
that are fully reflected or reserved against on the consolidated statement of financial condition of Allegiant included in the Allegiant Form 10-K for the fiscal year ended December 31, 1999, liabilities disclosed in Schedule 4.16 of the Allegiant Disclosure Schedules, and
             -------------
liabilities incurred in the ordinary course of business consistent with past practice since December 31, 1999, neither Allegiant nor any of the Allegiant Subsidiaries has incurred any liability of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due) that, either alone or when combined with all similar liabilities, has had, or could reasonably be expected to have, a Material Adverse Effect on Allegiant.

     4.17  Insurance.  A list of policies of insurance in which
           ---------
Allegiant or any of the Allegiant Subsidiaries is named as an insured party or which otherwise relate to or cover any assets or properties of Allegiant or any of the Allegiant Subsidiaries has been made available to Equality (the "Allegiant Policies"). Each Allegiant Policy is in
                  ------------------
full force and effect, and the coverage provided thereunder complies with the requirements of any contracts binding on Allegiant or any of the Allegiant Subsidiaries relating to such assets or properties. Neither Allegiant nor any of the Allegiant Subsidiaries has received any notice of cancellation or termination with respect to any material Allegiant Policy.

     4.18  Allowance for Loan Loss.  The allowance for loan losses
           -----------------------
set forth in the December 31, 1999 financial statements of Allegiant is adequate in all material respects under the requirements of GAAP to provide for possible losses, net of recoveries relating to loans previously charged off, on loans outstanding (including accrued interest receivable) as of December 31, 1999. The aggregate loan balances of Allegiant Bank at such date in excess of such allowance are, to the knowledge and belief of Allegiant, collectible in accordance with their terms.

     4.19  Environmental Liability.  Except as set forth in
           -----------------------
Schedule 4.19 of the Allegiant Disclosure Schedules, to Allegiant's
-------------
knowledge, there are no legal, administrative, arbitration or other proceedings, claims, actions, causes of action, private environmental investigations or remediation activities or governmental investigations of any nature pending or threatened against Allegiant seeking to impose, or that could reasonably result in the imposition, on Allegiant of any liability or obligation arising under common law or under any local, state, federal or foreign environmental statute, regulation or ordinance including, without limitation, CERCLA which, insofar as reasonably can be foreseen, could have a Material Adverse Effect on Allegiant. Except as set forth in Schedule 4.19 of the Allegiant Disclosure Schedules,
                -------------
to Allegiant's knowledge, there is no reasonable basis for any such proceeding, claim, action or governmental investigation that would impose any such liability or obligation which, insofar as reasonably can be foreseen, could have a Material Adverse Effect on Allegiant. Allegiant is not subject to any agreement, order, judgment, decree, letter or memorandum by or with any court, governmental authority, regulatory agency or third party imposing any such liability or obligation which, insofar as reasonably can be foreseen, could have a Material Adverse Effect on Allegiant.

     4.20  Approval Delays.  Allegiant knows of no reason why any of
           ---------------
the regulatory approvals referenced to in Sections 6.1(c) and 6.2(c)
                                          --------------------------
should be denied or unduly delayed.

     4.21  Vote Required.  The only votes of the holders of any
           -------------
class or series of the capital stock of Allegiant or Acquisition Corp. required for any of the transactions contemplated by this Agreement, the Option Agreement and the Voting Agreement are the following: (i) the approval by the holders of a majority of the votes present in person or by proxy at the Allegiant Shareholders Meeting (as defined in Section
                                                              -------
5.4(b) hereof) of the issuance of shares of Allegiant Common Stock in
------
the Merger; and (ii) the approval by Allegiant, as sole shareholder of Acquisition Corp., of this Agreement and the Merger.

     4.22  Title and Condition of Assets.
           -----------------------------

           (a) Except as may be reflected in the Allegiant SEC Documents or as set forth on Schedule 4.22(a) of the Allegiant
                             ----------------
Disclosure Schedules and with the exception of all "Real Property" (which is the subject of Section 4.23 hereof), Allegiant and the
                         ------------
Allegiant Subsidiaries have good and marketable title to their owned properties and assets, free and clear of any Lien, except for Liens for
(i) taxes, assessments or other governmental charges not yet delinquent,
(ii) as set forth or described in the Allegiant SEC Documents, and (iii) pledges to secure deposits and other Liens incurred in the ordinary course of business.

           (b) No material properties or assets that are reflected as owned by Allegiant or any of the Allegiant Subsidiaries in the Allegiant SEC Documents have been sold, leased, transferred, assigned or otherwise disposed of since December 31, 1999, other than in the ordinary course of business.

     4.23  Real Property.
           -------------

           (a) A list of each parcel of real property owned by Allegiant or any of the Allegiant Subsidiaries is set forth in Schedule
                                                               --------
4.23(a) of the Allegiant Disclosure Schedules under the heading "Owned
-------
Real Property" (such real property being herein referred to as the "Owned Real Property"). A list of each parcel of real property leased
 -------------------
by Allegiant or any of the Allegiant Subsidiaries is also set forth in
Schedule 4.23(a) under the heading "Leased Real Property" (such real
----------------
property being herein referred to as the "Leased Real Property").
                                          --------------------
Collectively, the Owned Real Property and the Leased Real Property are herein referred to as the "Real Property."
                           -------------

           (b) To the knowledge of Allegiant, none of the buildings, structures or other improvements located on the Real Property encroaches upon or over any adjoining parcel of real estate or any easement or right-of-way or "setback" line, and to the knowledge of Allegiant all such buildings, structures, and improvements are located and constructed in material conformity with all applicable zoning ordinances and building codes.

           (c) Except as may be reflected in the Allegiant SEC Documents or as set forth in Schedule 4.23(c) of the Allegiant
                             ----------------
Disclosure Schedules or with respect to such easements, Liens, defects or encumbrances as do not individually or in the aggregate materially adversely affect the use or value of the parcel of Owned Real Property, Allegiant and the Allegiant Subsidiaries have good and marketable title to their respective Owned Real Properties.

     4.24  Conduct of Allegiant to Date. From and after December 31,
           ----------------------------
1999 through the date of this Agreement, except as set forth in the Allegiant SEC Documents: (i) Allegiant and the Allegiant Subsidiaries have conducted their respective businesses in the ordinary course consistent with past practices; (ii) neither Allegiant nor any of the Allegiant Subsidiaries has sold, assigned, transferred, leased, exchanged, or otherwise disposed of any of its properties or assets other than for a fair consideration in the ordinary course of business;

(iii) except as required by contract or law, neither Allegiant nor any of the Allegiant Subsidiaries has (A) increased the rate of compensation of, or paid any bonus to, any of its directors, officers, or other employees, except in accordance with existing policy, (B) entered into any new, or amended or supplemented any existing, employment, management, consulting, deferred compensation, severance, or other similar contract, (C) entered into, terminated, or substantially modified any of the Allegiant Plans or (D) agreed to do any of the foregoing; and (iv) neither Allegiant nor any Allegiant Subsidiary has suffered any material damage, destruction, or loss, whether as the result of fire, explosion, earthquake, accident, casualty, labor trouble, requisition, or taking of property by any Governmental Entity, flood, windstorm, embargo, riot, act of God or the enemy, or other casualty or event, and whether or not covered by insurance.


                             ARTICLE V

                       ADDITIONAL AGREEMENTS

     5.1   Conduct of Business.  Except for any potential business
           -------------------
combination transactions or similar acquisitions to be entered into by Allegiant and except for any Allegiant capital formation transaction, between the date hereof and the Closing Date, the parties shall conduct their respective businesses and shall cause their Subsidiaries to conduct their businesses in the usual and ordinary course consistent in all material respects with past and current practices and prudent banking practices, and shall use their best efforts to maintain and preserve their business organization and advantageous business relationships.

     5.2   Negative Covenants.   Without the prior written consent
           ------------------
of Allegiant, between the date hereof and the Effective Time, Equality shall not and shall not permit any of the Equality Subsidiaries to:

           (a) except upon the exercise of Options under the Equality Option Plans, make any changes in the number of their issued and outstanding shares or in their respective charters or bylaws;

           (b)  increase the compensation of their directors,
officers or key employees, provided, however, that the compensation
                           --------  -------
of officers and key employees of Equality and each Equality Subsidiary may be increased in a manner consistent with prior practice of Equality and each Equality Subsidiary, provided that the combined amount of the increases paid to all such officers and key employees shall not exceed, in the aggregate, $20,000;

           (c) make any loan for $300,000 or more, except for loans currently committed to be made pursuant to written commitment letters, and Equality shall, and shall cause each Equality Subsidiary to, make no other loans, or renewals or restructuring of loans regardless of amount except in the ordinary course of business and consistent in all material respects with prudent banking practices and applicable rules and regulations of regulatory authorities with respect to amount, terms, security and quality of the borrower's credit;

           (d) declare, set aside or pay any stock dividend, cash dividend or other distribution, provided, however, that until the
                                --------  -------
Closing Date, Equality may continue to declare and pay its regular quarterly cash dividend to its shareholders in the amount of $.06 per share of Equality Common Stock, except that Equality shall coordinate with Allegiant the payment of Equality's regular quarterly cash dividend for the quarter in which the Closing will occur so as to avoid receipt by shareholders of Equality of a cash dividend from both Equality and Allegiant for such quarterly period.

           (e) except for Equality's proposed sale of its current mortgage servicing rights as described in Schedule 3.13(a) of the
                                          ----------------
Equality Disclosure Schedules, make any significant changes, outside the ordinary course of business, in the general nature of the business conducted by Equality and each Equality Subsidiary, including, but not limited to, the investment or use of their assets, the liabilities they incur, or the facilities they operate;

           (f) enter into any employment, consulting or other similar agreements that are not terminable on 30 days' notice or less without penalty or obligation (beyond the notice period of 30 days or less), amend any existing employment, severance, or similar agreement or arrangement with any director, officer or employee or modify any of the Equality Plans or increase any employee benefit (including incentive or bonus payments or severance amounts);

           (g) take any action that would result in a termination, partial termination, curtailment, discontinuance or merger into another plan or trust of any Equality Plan, except as contemplated by this Agreement or as disclosed in the Equality Disclosure Schedules;

           (h)  except as already reflected in the consolidated
financial statements referred to in Section 3.6 hereof, make any
                                    -----------
expenditure for fixed assets in excess of $10,000 for any single item, or $50,000 in the aggregate, or enter into any lease of fixed assets, if the monthly rental payment under such lease exceeds $1,000;

           (i) except for Equality's proposed sale of its current mortgage servicing rights as described in Schedule 3.13(a) of the
                                          ----------------
Equality Disclosure Schedules, and except for dispositions of other real estate owned, incur any liabilities or obligations, make any commitments or disbursements, acquire or dispose of any property or asset, make any contract or agreement, or engage in any transaction, except in the ordinary course consistent in all material respects with past practices and prudent banking practices;

           (j) do or fail to do anything that will cause a breach of, or default under, any contract, agreement, commitment, obligation, appointment, plan, trust or other arrangement to which Equality or each Equality Subsidiary is a party or by which either Equality or each Equality Subsidiary is otherwise bound where such breach would have a Material Adverse Effect on Equality;

           (k) make any change of a material nature in their accounting procedures, methods, policies or practices or the manner in which they conduct their businesses and maintain their records;

           (l)  accept or renew any brokered deposits; and

           (m) agree, in writing or otherwise, to take any of the foregoing actions.

     5.3   Access to Information and Due Diligence.
           ---------------------------------------

           (a) Upon reasonable notice and subject to applicable laws relating to the exchange of information, each of Equality and Allegiant shall, and shall cause the Equality Subsidiaries and the Allegiant Subsidiaries, respectively, to, afford to the officers, employees, accountants, counsel and other representatives of the other party, access, during normal business hours during the period before the Effective Time, to all its properties, books, contracts, commitments and records and, during such period, each of Equality and Allegiant shall, and shall cause the Equality Subsidiaries and the Allegiant Subsidiaries, respectively, to, make available to the other party (i) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal securities laws or federal or state banking laws, and (ii) all other information concerning its business, properties and personnel as such party may reasonably request. Neither Equality, Allegiant, the Equality Subsidiaries nor the Allegiant Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would (A) violate or prejudice the rights of Equality's or Allegiant's, as the case may be, customers or contravene any law, rule, regulation, order, judgment, decree, fiduciary duty or binding agreement entered into before the date of this Agreement, or (B) impair any attorney-client privilege of the disclosing party. The parties hereto shall make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.

           (b) Each of Equality and Allegiant shall hold all information furnished by or on behalf of the other party or the Equality Subsidiaries or Allegiant Subsidiaries, as the case may be, or their representatives pursuant to Section 5.3(a) in confidence and, upon
                            --------------
termination of this Agreement, shall promptly return all documents containing any information concerning the properties, business and assets of each other party that may have been obtained in the course of negotiations or examination of the affairs of each other party either before or after the execution of this Agreement (other than such information as shall be in the public domain or otherwise ascertainable from public sources) and shall destroy any information, analyses or the like derived from such confidential information. Each of Equality and Allegiant shall use such information solely for the purpose of conducting business, legal and financial reviews of the other party and for such other purposes as may be related to this Agreement.

           (c) No investigation by either of the parties or their respective representatives shall affect the representations and warranties of the other set forth herein.

     5.4   Shareholder Approvals.
           ---------------------

           (a) As soon as practicable after the date of this Agreement, Equality shall call and convene a meeting of its shareholders and shall submit to its shareholders for approval this Agreement and the Merger in accordance with Equality's Certificate of Incorporation, its bylaws and Delaware Law (the "Equality Shareholders Meeting"). If such
                       -----------------------------
recommendation is consistent with the fiduciary duties of the Board of Directors of Equality, the Board of Directors of Equality shall recommend to the shareholders of Equality approval of this Agreement and the Merger. Equality shall submit this Agreement and the Merger to its shareholders whether or not the Board of Directors of Equality determines at any time after the date hereof that this Agreement and the Merger are no longer advisable and recommends that the shareholders of Equality reject this Agreement and the Merger.

           (b) As soon as practicable after the date of this Agreement, Allegiant shall call and convene a meeting of its shareholders and shall submit to its shareholders for approval the issuance of Allegiant Common Stock in the Merger (the "Allegiant
                                                       ---------
Shareholders Meeting").  If such recommendation is consistent with the
--------------------
fiduciary duties of the Board of Directors of Allegiant, the Board of Directors of Allegiant shall recommend to the shareholders of Allegiant approval of such issuance of Allegiant Common Stock. Allegiant, as the owner of all of the outstanding shares of capital stock of Acquisition Corp., shall cause this Agreement and the Merger to be approved in accordance with Delaware Law.

     5.5   Registration Statement and Regulatory Filings.
           ---------------------------------------------

           (a)  Allegiant shall file with the SEC as soon as
practicable after the execution of this Agreement, using its best efforts, a Registration Statement on an appropriate form under the Securities Act covering Allegiant Common Stock to be issued pursuant to this Agreement and shall use its reasonable best efforts to cause the same to become effective, and thereafter, until the Effective Time or termination of this Agreement, to keep the same effective and, if necessary, amend and supplement the same. Such Registration Statement and any amendments and supplements thereto are referred to herein as the "Registration Statement." The Registration Statement shall include
 ----------------------
the Joint Proxy Statement/Prospectus reasonably acceptable to Allegiant and Equality, prepared by Allegiant and Equality for use in connection with the Equality Shareholders Meeting and the Allegiant Shareholders Meeting, all in accordance with the rules and regulations of the SEC. Allegiant shall, as soon as practicable after the execution of this Agreement, make all filings, if any, required to obtain all blue sky permits, authorizations, consents or approvals required for the issuance of Allegiant Common Stock. In advance of filing the Registration Statement, Allegiant shall provide Equality and its counsel with a copy of the Registration Statement and provide an opportunity to comment thereon, and thereafter shall promptly advise Equality and its counsel of any material communication received by Allegiant or its counsel from the SEC with respect to the Registration Statement. Each of Allegiant and Equality covenant that none of the information furnished by Allegiant or Equality, respectively, for inclusion in the Registration Statement, the Joint Proxy Statement/Prospectus or any other document filed with the SEC or any state securities commission, at the respective times at which such documents are filed with the SEC or such state securities commission, or, in the case of the Registration Statement, when it becomes effective, or in the case of the Joint Proxy Statement/Prospectus, when mailed or at the time of the Equality Shareholders Meeting or the Allegiant Shareholders Meeting, shall be false or misleading with respect to any material fact or shall omit to state any material fact necessary to make the statements therein, in light of the circumstances in which they were made, not misleading.

           (b)  Allegiant, as soon as practicable after the
execution of this Agreement, using its best efforts, shall take all appropriate actions necessary to obtain the regulatory approvals referred to in Sections 6.1(c) and 6.2(c) hereof including making all
               --------------------------
appropriate initial filings necessary to obtain such regulatory approvals, and Equality shall cooperate fully in the process of obtaining all such approvals. Allegiant shall provide Equality with copies of all applications filed and all approvals when received.

     5.6   Reasonable Efforts.  The parties to this Agreement agree
           ------------------
to use their reasonable efforts in good faith to satisfy the various conditions to Closing and to consummate the Merger as soon as practicable. None of the parties hereto shall intentionally take or intentionally permit to be taken any action that would be in breach of the terms or provisions of this Agreement or that would cause any of the representations contained herein to be or to become untrue.

     5.7   Business Relations and Publicity.  Equality shall use
           --------------------------------
reasonable efforts to preserve its reputation and relationship with suppliers, clients, depositors, customers, employees and others having business relations with it. No press release or other communication in connection with or relating to this Agreement or the transactions contemplated hereby (other than communications with appropriate regulatory authorities) shall be issued or made except as mutually agreed upon, provided that either party hereto, after consultation with the other party, may make such disclosures concerning the transactions provided for herein as the disclosing party reasonably believes are required by law.

     5.8   Listing of Shares.  Allegiant shall use all reasonable
           -----------------
efforts to cause the shares of Allegiant Common Stock issuable in the Merger to be approved for listing on the Nasdaq National Market.

     5.9   Maintenance of Insurance.  Equality shall, and shall
           ------------------------
cause the Equality Subsidiaries to use their best efforts to maintain their present insurance coverage in respect to their respective properties and businesses.

     5.10  Affiliate Letters.  Equality shall provide Allegiant with
           -----------------
such information as may be reasonably necessary to determine the identity of those persons who may be deemed to be "affiliates" of Equality within the meaning of Rule 145 (or any successor rule) promulgated by the SEC under the Securities Act and a list of those persons whom Equality believes may be deemed to be affiliates. Within 45 days of the execution of this Agreement, Equality shall obtain and deliver to Allegiant affiliate letters, substantially in the form of Exhibit C to this Agreement, from each of the directors and principal
---------
officers of Equality with respect to any shares over which they possess sole investment power and Equality shall use its best efforts to obtain an affiliate letter from any other affiliate identified by Equality pursuant to this Section 5.10.
                 ------------

     5.11  No Conduct Inconsistent with this Agreement.
           -------------------------------------------

           (a) Except for Equality's proposed sale of its current mortgage servicing rights as described in Schedule 3.13(a) of the
                                          ----------------
Equality Disclosure Schedules, Equality agrees that it shall not, during the term of this Agreement, (i) solicit, encourage or authorize any individual, corporation or other entity to solicit from any third party any inquiries or proposals relating to the disposition of its business or assets, other than in the ordinary course of business, or the acquisition of its capital stock, or the merger of it or any of the Equality Subsidiaries with any corporation or other entity other than as provided by this Agreement except pursuant to a written direction from a regulatory authority; or (ii) negotiate with, furnish information to, or entertain any proposals from any other person for any such transaction wherein the business, assets or capital stock of it or the Equality Subsidiaries would be acquired, directly or indirectly, by any party other than as provided by this Agreement, except pursuant to a written direction from any regulatory authority or upon the receipt of an unsolicited offer from a third party where the Board of Directors of Equality reasonably believes, upon the written opinion of counsel, that its fiduciary duties require it to enter into discussions with, or furnish information to, such party. Equality shall promptly notify Allegiant of all of the relevant details relating to all inquiries and proposals that it may receive relating to any proposed disposition of its business or assets, or the acquisition of its capital stock, or the merger of it or the Equality Subsidiaries with any corporation or other entity other than as provided by this Agreement and shall keep Allegiant informed of the status and details of any such inquiry or proposal (including the identity of all involved parties), and shall give Allegiant at least five days' advance notice of any agreement to be entered into with, or any information to be supplied to, any person making such inquiry or proposal.

           (b)  Nothing contained in Section 5.10(a) shall
                                     ---------------
prohibit Equality from disclosing to its shareholders a position contemplated by Rule 14e-2(a) under the Exchange Act with respect to a tender offer for Equality's Common Stock.

     5.12  Board of Directors' Notices, Minutes, Etc.  Equality
           ------------------------------------------
shall give reasonable notice to Allegiant of all meetings of the Board of Directors and Board committees of Equality and each Equality Subsidiary, and if known, the agenda for or business to be discussed at such meeting. Equality shall transmit to Allegiant, promptly, copies of all notices, minutes, consents and other materials that Equality or each Equality Subsidiary provides to their directors to the extent permissible under law, other than materials relating to any proposed acquisition of Equality or each Equality Subsidiary. Allegiant agrees to hold in confidence and trust and to act in a fiduciary manner with respect to such information.

     5.13  Untrue Representations and Warranties.  During the term
           -------------------------------------
of this Agreement, if a party hereto becomes aware of any facts or of the occurrence or impending occurrence of any event that would cause one or more of such party's representations and warranties contained in this Agreement to be or to become untrue as of the Closing Date, then such party shall immediately give detailed written notice thereof to the other party.

     5.14  Indemnification; Directors' and Officers' Insurance.
           ---------------------------------------------------

           (a)  In the event of any threatened or actual claim,
action, suit, proceeding or investigation, whether civil, criminal or administrative, including, without limitation, any such claim, action, suit, proceeding or investigation in which any individual who is now, or has been at any time before the date of this Agreement, or who becomes before the Effective Time, a director or officer or employee of Equality or the Equality Subsidiaries (the "Indemnified Parties"), is, or is
                                   -------------------
threatened to be, made a party based in whole or in part on, or arising in whole or in part out of, or pertaining to (i) the fact that he or she is or was a director, officer or employee of Equality or the Equality Subsidiaries or any of their respective predecessors, or (ii) this Agreement or any of the transactions contemplated hereby, whether in any case asserted or arising before or after the Effective Time, Allegiant agrees to cooperate and use reasonable efforts to defend against and respond thereto. It is understood and agreed that after the Effective Time, Allegiant shall (and shall cause the Surviving Corporation to) defend, indemnify and hold harmless, as and to the fullest extent permitted by law, each such Indemnified Party against any losses, claims, damages, liabilities, costs, expenses (including payment of reasonable attorney's fees and expenses and other costs in advance of the final disposition of any claim, suit, proceeding or investigation incurred by each Indemnified Party to the fullest extent permitted by law upon receipt of any undertaking required by applicable law), judgments, fines and amounts paid in settlement in connection with any such threatened or actual claim, action, suit, proceeding or investigation, and in the event of any such threatened or actual claim, action, suit, proceeding or investigation (whether asserted or arising before or after the Effective Time), the Indemnified Parties may retain counsel reasonably satisfactory to them after consultation with the Surviving Corporation; provided, however, that
                                             --------  -------
(A) Allegiant shall have the right to assume the defense thereof and upon such assumption Allegiant shall not be liable to any Indemnified Party for any legal expenses of other counsel or any other expenses subsequently incurred by any Indemnified Party in connection with the defense thereof, except that if Allegiant elects not to assume such defense or if any Indemnified Party furnishes Allegiant with a written legal opinion reasonably acceptable to Allegiant that there are issues that raise conflicts of interest between Allegiant and the Indemnified Party, such Indemnified Party may retain counsel reasonably satisfactory to it after consultation with Allegiant, and Allegiant shall pay the reasonable fees and expenses of such counsel for such Indemnified Party (provided that if Allegiant assumes the defense thereof, Allegiant shall not settle any claim, action, suit, proceeding or investigation or consent to any legal judgment without first obtaining the consent of the Indemnified Party, which consent shall not be unreasonably withheld or delayed), (B) Allegiant shall be obligated pursuant to this Section
                                                            -------
5.14(a) to pay for only one firm of counsel for all Indemnified
-------
Parties, unless an Indemnified Party shall have furnished to Allegiant a written legal opinion reasonably acceptable to Allegiant that there is a material conflict of interest between the interests of such Indemnified Party and the interests of one or more other Indemnified Parties and that the interests of such Indemnified Party will not be adequately represented unless separate counsel is retained, in which case, Allegiant shall be obligated to pay such separate counsel, (C) Allegiant shall not be liable for any settlement effected without its prior written consent (which consent shall not be unreasonably withheld or delayed) and (D) Allegiant shall have no obligation hereunder to any Indemnified Party when and if a court of competent jurisdiction shall ultimately determine, and such determination shall have become final and nonappealable, that indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable law. Any Indemnified Party wishing to claim Indemnification under this Section
                                                              -------
5.14, upon learning of any such claim, action, suit, proceeding or
----
investigation, shall notify Allegiant thereof, provided that the failure to so notify shall not affect the obligations of Allegiant under this
Section 5.14 except to the extent such failure to notify materially
------------
prejudices Allegiant.

           (b)  Allegiant shall use reasonable efforts (i) to
obtain, after the Effective Time, directors' and officers' liability insurance coverage for the officers and directors of the Surviving Corporation, and (ii)
either (A) to cause any individual who had served as an officer or director of Equality or the Equality Subsidiaries at any time during the three years before the Effective Time to be covered for a period of three years from the Effective Time by the directors' and officers' liability insurance policies maintained by the Surviving Corporation, or to (B) substitute therefor policies of at least the same coverage and amounts containing terms and conditions that are not less advantageous than the policies previously maintained by Equality and the Equality Subsidiaries, respectively, with respect to acts or omissions occurring before the Effective Time that were committed by such officers and directors in their capacity as such; provided, however, that
                                     --------  -------
Allegiant's reasonable efforts under this Section 5.13(b) shall not be
                                          ---------------
deemed to include obtaining any such coverage beyond an aggregate cost greater than 1.5 times Equality's current annual premium for directors' and officers' liability insurance coverage.

     5.15  Employee Benefit and Incentive Plans.
           ------------------------------------

           (a)  At the Effective Time, each employee of Equality and
the Equality Subsidiaries ("Equality Employee") shall immediately
                            -----------------
become eligible to participate in all Allegiant Plans on the same terms and conditions that Allegiant and its subsidiaries may make available to their similarly situated officers and employees (provided, however, that participation need not extend to split dollar life insurance or other nonqualified deferred compensation plans). The period of employment and compensation of each Equality Employee accrued with Equality or any Equality Subsidiary before the Closing Date shall be counted for all purposes under Allegiant Plans, including, without limitation, for purposes of service credit, eligibility and vesting. Allegiant shall waive any pre-existing condition exclusions and actively-at-work requirements contained in any Allegiant Plan as they apply to Equality Employees, former Equality Employees and their dependents, and Allegiant shall provide that any expenses incurred on or before the Closing by a Equality Employee or a Equality Employee's covered dependent or spouse shall be taken into account for purposes of satisfying any applicable deductible, coinsurance and maximum out-of-pocket provisions of the year in which the Closing occurs.

           (b)  At the Effective Time, the Savings Bank Employee
Stock Ownership Plan (the "ESOP") shall be terminated as Allegiant and
                           ----
Equality shall mutually determine, and the loan between Equality and the ESOP shall be repaid in full with an amount of unallocated shares of Allegiant Common Stock (which shall have been converted from shares of Equality Common Stock pursuant to this Agreement) held in the ESOP having an aggregate fair market value equal to the balance of such loan at the Effective Time.

The fair market value of Allegiant Common Stock for this purpose shall be determined by the trustees of the ESOP in the exercise of their fiduciary duties. Any remaining unallocated shares of Allegiant Common Stock after such repayment shall be allocated in kind to the ESOP accounts of those Equality Employees or former Equality Employees who are participants, or their beneficiaries, (the "ESOP Participants") in
                                                -----------------
accordance with the terms of the ESOP as amended with respect to such termination and as in effect on the Effective Time. All ESOP Participants shall fully vest and have a nonforfeitable interest in their accounts under the ESOP determined as of the Effective Time. As soon as practicable after the receipt of a favorable determination letter from the Internal Revenue Service ("IRS") as to the tax
                                           ---
qualified status of the ESOP upon its termination under Section 401(a) and 4975(e) of the Code (the "Final Determination Letter"),
                              --------------------------
distributions of the benefits under the ESOP shall be made to the ESOP Participants. From and after the date of this Agreement, in anticipation of such termination and distribution, Equality shall cause the Savings Bank and its representatives before the Effective Time to use, and Allegiant and its representatives after the Effective Time shall use, their best efforts to apply for and to obtain such favorable Final Determination Letter from the IRS. If the Savings Bank and its representatives, before the Effective Time, and Allegiant and its representatives after the Effective Time, reasonably determine that the ESOP cannot obtain a favorable Final Determination Letter, or that the amounts held therein cannot be so applied, allocated or distributed without causing the ESOP to lose its tax qualified status, Equality, or the Savings Bank at the direction of Equality, before the Effective Time and Allegiant after the Effective Time shall take such action as they may reasonably determine with respect to the distribution of benefits to the ESOP Participants, provided that the assets of the ESOP shall be held or paid for the benefit of the ESOP Participants and provided further that in no event shall any portion of the amounts held in the ESOP revert, directly or indirectly, to Equality or any affiliate thereof, or to Allegiant or any affiliate thereof. Equality Employees shall become eligible to participate in any employee stock ownership plan maintained by Allegiant or any affiliate thereof at any time after the Effective Time ("Allegiant ESOP"), and each Equality Employee's
                     --------------
period of employment with Equality or any Equality Subsidiary shall be counted for all purposes under Allegiant ESOP, including without limitation, for purposes of eligibility and vesting. The compensation of each participant attributable to employment with Equality or a Equality Subsidiary before the Effective Time shall be counted for all purposes under the Allegiant ESOP.

           (c) Allegiant acknowledges and agrees that all participants in the Savings Bank's Profit Sharing 401(k) Plan (the "401(k) Plan") shall be fully vested as of the Effective Time in their
 -----------
accounts under the 401(k) Plan. If Allegiant maintains a defined contribution plan subject to a favorable IRS letter as to its tax qualified status under Section 401(a) of the Code (the "Allegiant
                                                        ---------
Plan") on or after the Effective Time, the
----

401(k) Plan may be merged with and into Allegiant Plan or may be continued by Allegiant, as Allegiant shall determine. As of the Effective Time, Equality Employees shall become eligible to participate in Allegiant Plan, and each Equality Employee's period of employment with Equality or any Equality Subsidiary shall be counted for all purposes under Allegiant Plan, including, without limitation, for purposes of eligibility and vesting. The compensation of each 401(k) Plan participant attributable to employment with Equality or a Equality Subsidiary before the Effective Time shall be counted for all purposes under the Allegiant Plan, including without limitation, for purposes of contribution allocations.

           (d) Allegiant shall credit each Equality Employee with the amount of such vacation, sick time and personal time that is accrued but unused as of the Effective Time. Equality Employees may use such vacation, sick time and personal time during the remainder of 2000 and any subsequent period as permitted by Allegiant's policies. Allegiant's vacation, sick time and personal time policies shall apply on and after the Effective Time and shall include Equality Employees' employment with Equality or any Equality Subsidiary for purposes of determining vacation, sick time and personal time entitlement.

     5.16  Employment Agreements.  Allegiant acknowledges and
           ---------------------
agrees that pursuant to the Merger it is assuming all obligations of Equality and/or the Savings Bank under, and it agrees to honor all the provisions of, the present employment agreements, as amended, between each of Richard C. Fellhauer, Michael A. Deelo, Leonard O. Wolter and John L. Tacke on one hand and Equality and/or the Savings Bank on the other hand, including those that relate to a termination of employment following a change-in-control of Equality. Attached hereto as Schedule
                                                               --------
5.16 of the Equality Disclosure Schedules are true and complete copies
----
of each such employment agreement, as amended.

     5.17  Deferred Compensation Agreements.  Allegiant acknowledges
           --------------------------------
and agrees that pursuant to the Merger it is assuming all obligations of Equality and/or the Savings Bank under, and it agrees to honor all of the provisions of, the present deferred compensation agreements between Richard C. Fellhauer, Michael A. Deelo and Leonard O. Wolter on one hand and Equality and/or the Savings Bank on the other hand. The employment of such persons with Equality and its affiliates before the Effective Time, and with Allegiant and its affiliates from and after the Effective Time, shall be considered employment for all purposes of the deferred compensation agreements. Attached hereto as
Schedule 5.17 of the Equality Disclosure Schedules are true and
-------------
complete copies of each such deferred compensation agreement, as amended.

     5.18  Severance Program and Stay Bonus Program.  Allegiant
           ----------------------------------------
Agrees to honor the Severance Program and Stay Bonus Program of
Equality.  Attached hereto as Schedule 5.18 of the Equality Disclosure
                              -------------
Schedules is a true and complete copy of the Severance Program and the Stay Bonus Program. Equality agrees to consult with Allegiant before awarding any bonus under its Stay Bonus Program.

     5.19  COBRA and HIPAA.  Until the Effective Time, Equality
           ---------------
shall be liable for all obligations for continued health coverage pursuant to Section 4980B of the Code and Section 601 through 609 of ERISA ("COBRA") with respect to each qualified beneficiary (as defined
        -----
in COBRA) of Equality or any Equality Subsidiary who incurs a qualifying event (as defined in COBRA) before the Effective Time and for all obligations to provide certificates pursuant to Section 701(e) of ERISA and Section 9801(e) of the Code. As of the Effective Time, Allegiant shall be liable for (i) all obligations for continued health coverage under COBRA with respect to each qualified beneficiary (as defined in COBRA) of Equality or any Equality Subsidiary who incurs a qualifying event (as defined in COBRA) from and after the Effective Time, and (ii) for continued health coverage under COBRA from and after the Effective Time for each qualified beneficiary of Equality or any Equality Subsidiary who incurs a qualifying event before the Effective Time.

     5.20  Filing and Other Fees.  Each party hereto shall bear its
           ---------------------
own expenses incident to preparing, entering into and carry out this Agreement and to consummating the Merger; provided, however, that all filing and other fees paid to the SEC, the OTS or any other Government Entity in connection with the Merger and the transactions contemplated by this Agreement and the costs and expenses of printing and mailing the Joint Proxy/Statement Prospectus shall be borne by Allegiant.

     5.21 Board Seat.  Before the Closing Date, the directors of Allegiant
          ----------
shall take such action as may be necessary to elect to the Board of Directors of Allegiant, effective at the Effective Time, Richard C. Fellhauer ("New Director"). Allegiant shall then nominate such New
            ------------
Director for election at the 2001 Annual Meeting of Allegiant's shareholders for a three-year term.

                             ARTICLE VI

                        CONDITIONS PRECEDENT

     6.1   Conditions Precedent to Obligations of Allegiant and
           -----------------------------------------------------
Acquisition Corp.  Unless the conditions are waived by Allegiant or
-----------------
Acquisition Corp., all obligations of Allegiant and Acquisition Corp. under this Agreement are subject to the fulfillment, before or at the Closing, of each of the following conditions:

           (a)  Representations and Warranties; Performance of
                -----------------------------------------------
Agreements.  The representations and warranties of Equality contained
----------
in Article III of this Agreement, or in any documents, certificates, schedules or exhibits delivered by, or on behalf, of Equality to Allegiant pursuant to this Agreement shall be true and correct as of this date and shall be true and correct as of the Closing Date as though made on and as of the Closing Date, except where the failure of such representations and warranties to be so true and correct would not have, individually or in the aggregate, a Material Adverse Effect on Allegiant or Equality shall have performed all agreements herein required to be performed by it on or before the Closing Date.

           (b)  Closing Certificate.  Allegiant shall have received
                -------------------
a certificate signed by the Chief Executive Officer of Equality, dated as of the Closing Date, certifying in such detail as Allegiant may reasonably request, as to the fulfillment of the conditions to the obligations of Allegiant as set forth in this Agreement and required to be fulfilled by Equality on or before the Closing Date.

           (c)  Regulatory and Other Approvals.  Allegiant shall
                ------------------------------
have obtained the approval of all appropriate regulatory entities (including, without limitation, the approval of the Regulatory Applications) of the transactions contemplated by this Agreement, all required regulatory waiting periods shall have expired, and there shall have been no motion for rehearing or appeal from such approval or commencement of any suit or action seeking to enjoin the transaction provided for herein or to obtain substantial damages in respect of them.

           (d)  Shareholder Approvals and Delivery of this Agreement.
                ----------------------------------------------------
This Agreement and the transactions contemplated herein shall have been approved by the Board of Directors and the shareholders of Equality in accordance with applicable law and the Certificate of Incorporation and Bylaws of Equality, and the proper officers of Equality shall have executed and delivered to Allegiant copies of this Agreement and the Certificate of Merger, in form suitable for filing with the Delaware Secretary of State, and shall have executed and delivered all such other certificates, statements or other instruments as may be necessary or appropriate to effect such filings. The issuance of Allegiant Common Stock in the Merger shall have been approved by the requisite vote of the shareholders of Allegiant.

           (e)  Effectiveness of the Registration Statement.  The
                -------------------------------------------
Registration Statement shall have become effective with respect to all shares of Allegiant Common Stock to be issued in the Merger, no stop order suspending the effectiveness of such Registration Statement shall have been issued, no proceeding for that purpose shall have been instituted or threatened, and all requests for additional information on the part of the SEC shall have been complied with to Allegiant's satisfaction.

           (f)  No Litigation with Respect to Transactions.  No suit
                ------------------------------------------
or other legal proceeding shall have been instituted or threatened seeking to enjoin the consummation of the transactions contemplated hereby, which reasonably could be expected to result in the issuance of a court order enjoining such transactions;

           (g)  Opinion of Counsel.  Allegiant shall have received
                ------------------
an opinion of Schiff Hardin & Waite, counsel for Equality, dated as of the Closing Date, and in form and substance satisfactory to Allegiant and its counsel as follows:

                (i) Equality is a corporation validly existing and in good standing under the laws of the State of Delaware and has the corporate power and authority to execute, deliver and perform its obligations under the Agreement. Equality is a registered savings and loan holding company under the Home Owners' Loan Act.

                (ii) The Savings Bank is validly existing as a savings association under the laws of the State of Missouri.

                (iii) The authorized capitalization of Equality consists of 4,000,000 shares of common stock, $.01 par value per share, and 200,000 shares of preferred stock, $.01 par value per share.

                (iv) The execution, delivery and performance of the Agreement and the consummation of the transactions contemplated hereby have been duly authorized by the Board of Directors of Equality, and, to the best of counsel's knowledge, in the case of the Agreement, by the shareholders of Equality, these being the only corporate authorizations required under the Certificate of Incorporation and Bylaws of Equality and Delaware Law. The Agreement has been duly executed and delivered by Equality and constitutes the valid and binding obligation of Equality, enforceable against Equality in accordance with its terms.

                (v) The execution, delivery and performance by Equality of the Agreement do not violate the Certificate of Incorporation or Bylaws of Equality.

                (vi) No consents or approvals of, or filings or registrations with, any Governmental Entity are necessary in connection with the execution and delivery by Equality of the Agreement and the consummation by Equality of the Merger and the other transactions contemplated hereby that have not been received or obtained as of the date hereof, except where the failure to obtain such consent or approval or to make such filing or registration will not have or will not be reasonably likely to have a Material Adverse Effect on Equality.

                (vii) The Registration Statement and Joint Proxy Statement/Prospectus set forth therein and any amendments and supplements thereto made before the Closing Date (other than the financial statements and related schedules and other financial information contained or incorporated by reference therein, as to which such counsel need express no opinion) comply as to form in all material respects with the requirements of the Securities Act and the Exchange Act, as applicable, and the rules and regulations thereunder; and such counsel has no reason to believe that, as of the effective date of the Registration Statement, the date of the Equality Shareholders Meeting, the date of the Allegiant Shareholders Meeting and the Closing Date, the Registration Statement or Joint Proxy Statement/Prospectus (other than the financial statements and related schedules and other financial and statistical information contained or incorporated by reference therein, as to which such counsel need express no opinion) or, as of its date, any further amendment or supplement thereto made before the Closing Date, contained an untrue statement of material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

           In rendering its opinion, such counsel may rely as to matters of fact upon such certificates of the officers of Equality or the Equality Subsidiaries or governmental officials as such counsel deems appropriate.

           (h)  No Adverse Changes.  Between the date of this
                ------------------
Agreement and the Closing Date, the business of Equality and the Equality Subsidiaries, taken as a whole, shall have been conducted in the ordinary course consistent in all respects with prudent banking practices, and there shall not have occurred any material adverse change or any condition, event, circumstance, fact or occurrence (other than general economic or competitive conditions) that may reasonably be expected to result in a material adverse change in the business, properties, financial condition, loan portfolio, operations or prospects of Equality and the Equality Subsidiaries, taken as a whole.

           (i)  Consents.  Equality and the Savings Bank shall have
                --------
obtained all such written consents, permissions and approvals as required under any agreements, contracts, appointments, indentures, plans, trusts or other arrangements with third parties required to effect the transactions contemplated by this Agreement.

           (j)  Fairness Opinion.  Allegiant shall have received
                ----------------
from Howe Barnes Investments, Inc. a fairness opinion updating as of a date approximately the date of mailing the Joint Proxy Statement/ Prospectus the opinion delivered on the date of this Agreement and in form and substance reasonably satisfactory to Allegiant to the effect that the consideration to be delivered to the shareholders of Equality is fair from a financial point of view to the shareholders of Allegiant.

           (k)  Other Documents.  Allegiant shall have received at
                ---------------
the Closing all such other documents, certificates or instruments as it may have reasonably requested evidencing compliance by Equality with the terms of this Agreement.

     6.2   Conditions Precedent to Obligations of Equality.  Unless
           -----------------------------------------------
the conditions are waived by Equality, all obligations of Equality under this Agreement are subject to the fulfillment, before or at the Closing, of each of the following conditions:

           (a)  Representations and Warranties; Performance of
                -----------------------------------------------
Agreements.  The representations and warranties of Allegiant and
----------
Acquisition Corp. contained in Article IV of this Agreement, or in any documents, certificates, schedules or exhibits delivered by them, or on their behalf to Equality pursuant to this Agreement shall be true and correct as of this date and shall be true and correct as of the Closing Date as though made on and as of the Closing Date, except where the failure of such representations and warranties to be so true and correct would not have, individually or in the aggregate, a Material Adverse Effect on Equality or Allegiant. Allegiant and Acquisition Corp. shall have performed all agreements herein required to be performed by them on or before the Closing Date.

           (b)  Closing Certificate.  Equality shall have received
                -------------------
a certificate signed by the Chief Executive Officer of Allegiant, dated as of the Closing Date, certifying in such detail as Equality may reasonably request, as to the fulfillment of the conditions to the obligations of Equality as set forth in this Agreement and required to be fulfilled by Allegiant or Acquisition Corp. on or before the Closing.

           (c)  Regulatory and Other Approvals.  Allegiant shall
                ------------------------------
have obtained the approval of all appropriate regulatory entities (including, without limitation, the approval of the Regulatory Applications) of the transactions contemplated by this Agreement; all required regulatory waiting periods shall have expired, and there shall have been no motion for rehearing or appeal from such approval or commencement of any suit or action seeking to enjoin the transaction provided for herein or to obtain substantial damages in respect of them.

           (d)  Shareholder Approvals and Delivery of this Agreement.
                ----------------------------------------------------
This Agreement and the transactions contemplated herein shall have been approved by the Board of Directors of Allegiant and Acquisition Corp., and Allegiant, as the sole shareholder of Acquisition Corp., in accordance with applicable law and the Certificate of Incorporation and Bylaws of Acquisition Corp., and the proper officers of Allegiant and Acquisition Corp. shall have executed and delivered to Equality copies of this Agreement and the Certificate of Merger, in form suitable for filing with the Delaware Secretary of State, and shall have executed and delivered all such other certificates, statements or other instruments as may be necessary or appropriate to effect such filings. The issuance of Allegiant Common Stock in the Merger shall have been approved by the requisite vote of the shareholders of Allegiant. This Agreement and the transactions contemplated herein shall have been approved by the shareholders of Equality in accordance with Delaware Law and the Certificate of Incorporation and Bylaws of Equality.

           (e)  Effectiveness of the Registration Statement.  The
                -------------------------------------------
Registration Statement shall have become effective with respect to all shares of Allegiant Common Stock to be issued in the Merger, no stop order suspending the effectiveness of such Registration Statement shall have been issued, no proceeding for that purpose shall have been instituted or threatened, and all requests for additional information on the part of the SEC shall have been complied with to Equality's satisfaction.

           (f)  No Litigation with Respect to Transactions.  No
                ------------------------------------------
suit or other legal proceeding shall have been instituted or threatened seeking to enjoin the consummation of the transactions contemplated hereby, which reasonably could be expected to result in the issuance of a court order enjoining such transactions.

           (g)  Opinion of Counsel. Equality shall have received
                ------------------
an opinion of Thompson Coburn LLP, counsel for Allegiant, dated as of the Closing Date, and in form and substance satisfactory to Equality and its counsel as follows.

                (i) Allegiant is a corporation validly existing and in good standing under the laws of the State of Missouri and has the corporate power and authority to execute, deliver and perform its obligations under the Agreement. Acquisition Corp. is a corporation validly existing under the laws of the State of Delaware and has the corporate power and authority to execute, deliver and perform its obligations under the Agreement. Allegiant is a registered bank holding company under the Bank Holding Company Act of 1956, as amended.

                (ii) The shares of common stock of Allegiant deliverable pursuant to this Agreement will be duly authorized and, upon issuance and delivery in accordance with the terms hereof and thereof, will be validly issued, fully paid, and nonassessable, with no liability attaching to the ownership thereof arising from Allegiant, and will have been registered under the Securities Act and will have been registered or qualified under the securities laws of all jurisdictions in which such registration or qualification is required, based on information provided by Equality, and will be qualified for listing on the Nasdaq National Market.

                (iii) The execution, delivery and performance of the Agreement and the consummation of the transactions contemplated hereby have been duly authorized by the Board of Directors of Allegiant and Acquisition Corp., and, in the case of the Agreement, by Allegiant as the sole shareholder of Acquisition Corp., and, in the case of the issuance of Allegiant Common Stock in the Merger, to the best of such counsel's knowledge, by the shareholders of Allegiant, these being the only corporate authorizations required under the Articles and Certificate of Incorporation, as the case may be, and Bylaws of Allegiant and Acquisition Corp., Delaware Law, the laws of the State of Missouri and the rules of The Nasdaq Stock Market. The Agreement has been duly executed and delivered by Allegiant and Acquisition Corp. and constitutes the valid and binding obligation of Allegiant and Acquisition Corp. enforceable against Allegiant and Acquisition Corp. in accordance with its terms.

                (iv) The execution, delivery and performance by Allegiant and Acquisition Corp. of the Agreement do not violate the Articles and Certificate of Incorporation, respectively, or Bylaws of Allegiant or Acquisition Corp.

                (v) No consents or approvals of, or filings or registrations with, any Governmental Entity are necessary in connection with the execution and delivery by Allegiant or Acquisition Corp. of the Agreement and the consummation by Allegiant and Acquisition Corp. of the Merger and the other transactions contemplated hereby, that have not been received or obtained as of the date hereof, except where the failure to obtain such consent or approval or to make such filing or registration will not have or be reasonably likely to have a Material Adverse Effect on Allegiant or Equality.

                (vi) No consent, approval, authorization, order, registration or qualification of or with any court or Governmental Entity are necessary for the issuance of the shares of Allegiant Common Stock in connection with the Merger.

                (vii) The Registration Statement and Joint Proxy Statement/Prospectus set forth therein and any amendments and supplements thereto made before the Closing Date (other than the financial statements and related schedules and other financial information contained or incorporated by reference therein, as to which such counsel need express no opinion) comply as to form in all material respects with the requirements of the Securities Act and the Exchange Act, as applicable, and the rules and regulations thereunder; and such counsel has no reason to believe that, as of the effective date of the Registration Statement, the date of the Equality Shareholders Meeting, the date of the Allegiant Shareholders Meeting and the Closing Date, the Registration Statement or Joint Proxy Statement/Prospectus (other than the financial statements and related schedules and other financial and statistical information contained or incorporated by reference therein, as to which such counsel need express no opinion) or, as of its date, any further amendment or supplement thereto made before the Closing Date, contained an untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

           In rendering its opinion, such counsel may rely as to matters of fact upon such certificates of the officers of Allegiant or governmental officials as such counsel deems appropriate.

           (h)  No Adverse Changes.  Between the date of this
                ------------------
Agreement and the Closing Date, the business of Allegiant and the Allegiant Subsidiaries, taken as a whole, shall have been conducted in the ordinary course consistent in all respects with prudent banking practices, and there shall not have occurred any material adverse change or any condition, event, circumstance, fact or occurrence (other than general economic or competitive conditions) that may reasonably be expected to result in a material adverse change in the business, properties, financial condition, loan portfolio, operations or prospects of Allegiant and the Allegiant Subsidiaries, taken as a whole.

           (i)  Fairness Opinion.  Equality shall have received
                ----------------
from RP Financial, LC. a fairness opinion updating as of a date approximately the date of mailing the Joint Proxy Statement/Prospectus the opinion delivered on the date of this Agreement and in form and substance reasonably satisfactory to Equality to the effect that the consideration to be received in the Merger by the shareholders of Equality is fair from a financial point of view to the shareholders of Equality.

           (j)  Tax Opinion.  Equality shall have received an
                -----------
opinion of Thompson Coburn LLP, in form and substance reasonably satisfactory to it, dated as of the Closing Date, substantially to the effect that the Merger will constitute a tax free reorganization under Sections 368(a)(1)(A) and 368(a)(2)(E) of the Code.

           (k)  Listing of Shares.  The shares of Allegiant Common
                -----------------
Stock issuable in the Merger shall be approved for listing upon notice of issuance on the Nasdaq National Market.

           (l)  Other Documents.  Equality shall have received at
                ---------------
the Closing all such other documents, certificates or instruments as it may have reasonably requested evidencing compliance by Allegiant and Acquisition Corp. with the terms of this Agreement.

                            ARTICLE VII

                TERMINATION, EXPENSES AND AMENDMENT

     7.1   Termination.  This Agreement may be terminated before
           -----------
the Effective Time:

           (a) at any time, by written agreement between Allegiant and Equality, if the Board of Directors of each so determines;

           (b)  at any time, by Equality if any of the conditions
set forth in Section 6.2 shall have become incapable of fulfillment,
             -----------
and shall not have been waived by Equality;

           (c) at any time, by Allegiant if any of the conditions set forth in Section 6.1 shall have become incapable of fulfillment,
             -----------
and shall not have been waived by Allegiant;

           (d) at any time, by either the Board of Directors of Equality or the Board of Directors of Allegiant and Acquisition Corp. if
(i) any Governmental Entity that must grant a requisite regulatory approval has denied approval of the Merger and such denial has become final and nonappealable or (ii) any Governmental Entity of competent jurisdiction shall have issued a final nonappealable order permanently enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement;

           (e) by either the Board of Directors of Equality or the Board of Directors of Allegiant if the Merger shall not have been consummated on or before March 31, 2001, unless the failure of the Closing to occur by such date shall be due to the breach by the party seeking to terminate this Agreement of the covenants and agreements of such party set forth herein;

           (f) by Allegiant or Equality if any approval of the shareholders of Equality or the shareholders of Allegiant required for the consummation of the Merger shall not have been obtained by reason of the failure to obtain the required vote at a duly held meeting of shareholders or at any adjournment or postponement thereof;

           (g) by Equality, upon at least two days' prior notice to Allegiant, if, as a result of a tender offer by a party other than Allegiant or its affiliates or any written offer or proposal with respect to a merger, share exchange, sale of a material portion of its assets or other business combination (each, a "Business Combination
                                               ---------------------
Proposal") by a party other than Allegiant or its affiliates, the Board
--------
of Directors of Equality determines in good faith that its fiduciary obligations under applicable law require that such Business Combination Proposal be accepted; provided, however, that
                      --------  -------

                (x) the Board of Directors of Equality shall have been advised in a written opinion of outside counsel that notwithstanding a binding commitment to consummate an agreement of the nature of this Agreement entered into in the proper exercise of its applicable fiduciary duties, and notwithstanding all concessions that may be offered by Allegiant in negotiations entered into pursuant to clause (y) below, such fiduciary duties would require the directors to reconsider such commitment as a result of such tender offer or other written offer or proposal;

                (y) before any such termination, Equality shall, and shall cause its financial and legal advisors to, negotiate with Allegiant for five business days to make such adjustments in the terms and conditions of this Agreement as would enable Equality to proceed with the transactions contemplated herein on such adjusted terms; and

                (z)    Equality shall not have breached its
obligations under Section 5.11 of this Agreement.
                  ------------

           (h)  by Equality, by written notice to Allegiant, if

                (x) there exists any material breach or breaches of the representations and warranties of Allegiant made herein, and such breaches shall not have been remedied within 30 days after receipt by Allegiant of notice in writing from Equality, specifying the nature of such breaches and requesting that they be remedied; or

                (y) Allegiant shall have failed to perform and comply with, in all material respects, its agreements and covenants hereunder and such failure to perform or comply shall not have been remedied within 30 days after receipt by Allegiant of notice in writing from Equality, specifying the nature of such failure and requesting that it be remedied; or

           (i)  by Allegiant, by written notice to Equality, if

                (x) there exists any material breach or breaches of the representations and warranties of Equality made herein, and such breaches shall not have been remedied within 30 days after receipt by Equality of notice in writing from Allegiant, specifying the nature of such breaches and requesting that they be remedied;

                (y) Equality shall have failed to perform and comply with, in all material respects, its agreements and covenants hereunder and such failure to perform or comply shall not have been remedied within 30 days after receipt by Equality of notice in writing from Allegiant, specifying the nature of such failure and requesting that it be remedied; or

                (z) the Board of Directors of Equality or any committee thereof:

                       (A)    shall withdraw or modify in any
manner adverse to Allegiant its approval or recommendation of this Agreement or the Merger,

                       (B)    shall fail to reaffirm such approval
or recommendation upon Allegiant's request,

                       (C) shall approve or recommend any Business Combination Proposal involving Equality other than the Merger involving Equality, in each case, by or involving a party other than Allegiant or any of its affiliates or

                       (D)    shall resolve to take any of the
actions specified in clause (A), (B) or (C).

     7.2   Effect of Termination.  Subject to Section 7.3, in the
           ---------------------              -----------
event of termination of this Agreement by Equality or Allegiant pursuant to Section 7.1 there shall be no liability on the part of either
   -----------
Equality or Allegiant or their respective officers or directors hereunder, except that Section 5.3(b), Section 5.20, this Section 7.2
                       --------------  ------------       -----------
and Section 7.3 shall survive the termination.
    -----------

     7.3   Termination Fee; Expenses.
           -------------------------

           (a)  If this Agreement is terminated at such time that
this Agreement is terminable pursuant to one (but not both) of (A)
Section 7.1(h)(x) or (y) or (B) Section 7.1(i)(x) or (y), then the
------------------------        ------------------------
non-terminating party shall promptly (but no later than five (5) business days after receipt of notice from the terminating party) pay to the terminating party in cash an amount equal to all documented out-of-pocket expenses and fees incurred by the terminating party (including, without limitation, fees and expenses payable to all legal, accounting, financial, public relations and other professional advisors arising out of, in connection with or related to the Merger or the transactions contemplated by this Agreement) not in excess of $250,000; provided, however, that, if this Agreement is
                    --------  -------
terminated by a party as a result of a willful breach by the other party of any representation, warranty, agreement or covenant contained in this Agreement, the terminating party may pursue any remedies available to it at law or in equity and shall, in addition to its documented out-of-pocket expenses and fees (which shall be paid as specified above and shall not be limited to $250,000), be entitled to recover such additional amounts as such terminating party may be entitled to receive at law or in equity.

           (b)  The parties agree that the agreements contained in
this Section 7.3 are an integral part of the transactions contemplated
     -----------
by this Agreement and constitute liquidated damages and not a penalty. If one party fails to promptly pay to any other party any fee due hereunder, the defaulting party shall pay the costs and expenses (including legal fees and expenses) in connection with any action, including the filing of any lawsuit or other legal action, taken to collect payment, together with interest on the amount of any unpaid fee at the publicly announced prime rate as published in The Wall Street
                                                     ---------------
Journal (Midwest Edition) from the date such fee was required to be
-------------------------
paid.

     7.4   Amendment.  Subject to compliance with applicable law,
           ---------
this Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with the Merger by the shareholders of Equality; provided, however, that after any
                                 --------  -------
approval of the transactions contemplated by this Agreement by the shareholders of Equality, there may not be, without further approval of such shareholders, any amendment of this Agreement that changes the amount or the form of the consideration to be delivered to the holders of Equality Common Stock hereunder other than as contemplated by this Agreement. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

     7.5   Extension; Waiver.  At any time before the Effective Time,
           -----------------
the parties hereto, by action taken or authorized by their respective Board of Directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, and (c)
waive compliance with any of the agreements or conditions contained herein; provided, however, that after any approval of the
        --------  -------
transactions contemplated by this Agreement by the shareholders of Equality, there may not be, without further approval of such shareholders, any extension or waiver of this Agreement or any portion thereof which reduces the amount or changes the form of the consideration to be delivered to the holders of Equality Common Stock hereunder other than as contemplated by this Agreement. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

                            ARTICLE VIII

                         GENERAL PROVISIONS

     8.1   Non-survival of Representations, Warranties and Agreements.
           ----------------------------------------------------------
None of the representations, warranties, covenants and agreements in this Agreement (or in any instrument delivered pursuant to this Agreement, which shall terminate in accordance with its terms) shall survive the Effective Time, except for those covenants and agreements contained herein which by their terms apply in whole or in part after the Effective Time. Without by implication limiting the foregoing, none of the directors or officers of the parties hereto shall have any liability for any of the representations, warranties, covenants and agreements contained herein.

     8.2   Notices.  All notices and other communications hereunder
           -------
shall be in writing and shall be deemed given if delivered personally, telecopied (with confirmation), mailed by registered or certified mail (return receipt requested) or delivered by an express courier (with confirmation) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

      If to Allegiant addressed to:          If to Equality addressed to:

      Allegiant Bancorp, Inc.                Equality Bancorp, Inc.
      2122 Kratky Road                       4131 South Grand Blvd.
      St. Louis, Missouri 63114              St. Louis, Missouri 63118
      Attention: Shaun R. Hayes              Attention: Richard C. Fellhauer
      Telephone: (314) 692-8200              Telephone: (314) 352-3333
      Facsimile: (314) 692-8500              Facsimile: (314) 352-7768
      with a copy to:                        with a copy to:

      Thomas A. Litz, Esq.                   Christopher J. Zinski, Esq.
      Thompson Coburn LLP                    Schiff Hardin & Waite
      One Firstar Plaza                      6600 Sears Tower
      St. Louis, Missouri 63101              Chicago, Illinois 60606
      Telephone: (314) 552-6000              Telephone: (312) 258-5548
      Facsimile: (314) 552-7000              Facsimile: (312) 258-5700


     8.3   Interpretation.  When a reference is made in this
           --------------
Agreement to Sections, Exhibits or Schedules, such reference shall be to a section of or exhibit or schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." No provision of this Agreement shall be construed to require Equality, the Equality Subsidiaries, Allegiant or Allegiant Subsidiaries or affiliates to take any action that would violate any applicable law, rule or regulation.

     8.4   Counterparts.  This Agreement may be executed in
           ------------
counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

     8.5   Entire Agreement.  This Agreement (including the documents
           ----------------
and the instruments referred to herein) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties hereto with respect to the subject matter hereof.

     8.6   Governing Law.  This Agreement and the exhibits attached
           -------------
hereto shall be governed and construed in accordance with the laws of the State of Illinois, without regard to any applicable conflicts of law.

     8.7   Severability.  Any term or provision of this Agreement
           ------------
which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If, however, any provision of this Agreement is declared invalid or unenforceable by a court of competent jurisdiction, then the parties hereto shall in good faith amend this Agreement to include an alternative provision that accomplishes a similar result.

     8.8   Publicity.  Except as otherwise required by applicable
           ---------
law or the rules of The Nasdaq Stock Market or the American Stock Exchange or any other applicable securities exchange, neither Equality nor Allegiant shall, nor shall Equality or Allegiant permit the Equality Subsidiaries or Allegiant Subsidiaries, respectively, to issue or cause the publication of any press release or other public announcement with respect to, or otherwise make any public statement concerning, the transactions contemplated by this Agreement without the consent of the other party, which consent shall not be unreasonably withheld or delayed.

     8.9   Assignment; Third Party Beneficiaries.  Neither this
           -------------------------------------
Agreement nor any of the rights, interests or obligations of the parties under this Agreement shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by the parties and their respective successors and assigns. Except as otherwise specifically provided in this Section 8.9 and in
                                                  -----------
Section 5.10, this Agreement (including the documents and instruments
------------
referred to herein) is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.



            [remainder of page intentionally left blank]

     IN WITNESS WHEREOF, Allegiant, Acquisition Corp. and Equality have executed this Agreement as of the day and year hereinabove first written.

                                 ALLEGIANT BANCORP, INC.


                                 By: /s/ Shaun R. Hayes
                                     -------------------------------
                                     Name: Shaun R. Hayes
                                     Title: President and Chief
                                            Executive Officer



                                 ALLEGIANT ACQUISITION CORPORATION


                                 By: /s/ Shaun R. Hayes
                                    --------------------------------
                                    Name: Shaun R. Hayes
                                    Title: President



                                 EQUALITY BANCORP, INC.


                                 By: /s/ Richard C. Fellhauer
                                     -------------------------------
                                     Name: Richard C. Fellhauer
                                     Title: President and Chief
                                            Executive Officer

Howe Barnes Investments, Inc.                                    ANNEX B
Member of the New York Stock Exchange                            -------

                                                135 South LaSalle Street
                                                 Chicago, Illinois 60603
                                                            312-655-3000
                                                          (800) 800-4693



                         September 15, 2000



Board of Directors
Allegiant Bancorp, Inc.
2122 Kratky Road
St. Louis, Missouri  63114

Members of the Board:

You have requested our opinion as to the fairness, from a financial point of view, to the holders of the outstanding shares of common stock of Allegiant Bancorp, Inc. ("Allegiant Bancorp") of the consideration (the "Consideration") to be paid for the exchange of common shares in the merger (the "merger") of Equality Bancorp, Inc. ("Equality") with Allegiant Bancorp, pursuant to the Agreement and Plan of Merger, dated July 26, 2000 by and between Allegiant Bancorp and Equality (the "merger agreement").

Pursuant to the merger agreement, Equality will merge with and into Allegiant Bancorp, and Allegiant Bancorp shall be the surviving corporation in the merger. Each share of Equality common stock outstanding immediately prior to the effective time of the merger (other than shares as to which statutory dissenters' appraisal rights have been exercised) will be converted into and exchanged for 1.118 shares of Allegiant Bancorp common stock. The maximum aggregate number of shares of Allegiant Bancorp common stock to be issued as part of the merger is 2,665,000. The terms of the merger are more fully set forth in the merger agreement.

For purposes of this opinion and in connection with our review of the proposed transaction, we have, among other things:

     1. Participated in discussions with representatives of Allegiant Bancorp concerning Allegiant Bancorp's and
          Equality's financial condition, businesses, assets, earnings, prospects, and such senior management's views as to its future financial performance;

     2.   Reviewed the terms of the merger agreement;

     3. Reviewed certain publicly available financial statements, both audited (where available) and unaudited, and related financial information of Allegiant Bancorp and Equality, including those included in their respective Annual Reports on Form 10-K and Form 10-KSB for the past two years and the respective Quarterly Reports on Form 10-Q and Form 10-QSB for the periods ended March 31, 2000 and June 30, 2000, as well as other internally generated reports relating to asset/liability management, asset quality, and so forth;

     4. Reviewed certain financial forecasts and projections of Allegiant Bancorp and Equality prepared by its management and reviewed publicly available information for Allegiant Bancorp and Equality;

Board of Directors
Allegiant Bancorp, Inc.
Page 2

     5. Discussed and reviewed certain aspects of the past and current business operations, financial condition, and future prospects of Allegiant Bancorp and Equality with certain members of management;

     6. Reviewed reported market prices and historical trading activity of Allegiant Bancorp and Equality common stock;

     7. Reviewed certain aspects of the financial performance of Allegiant Bancorp and Equality and compared such financial performance of Allegiant Bancorp and Equality, together with stock market data relating to Allegiant Bancorp and Equality common stock, with similar data available for certain other financial institutions and certain of their publicly traded securities; and

     8. Reviewed certain of the financial terms, to the extent publicly available, of certain recent business combinations involving other financial institutions.

We have assumed and relied, without independent verification, upon the accuracy and completeness of all of the financial and other information that has been provided to us by Allegiant Bancorp, Equality, and their respective representatives, and of the publicly available information that was reviewed by us. We are not experts in the evaluation of allowances for loan losses and have not independently verified such allowances, and have relied on and assumed that the aggregate allowances for loan losses set forth in the balance sheets of each of Allegiant Bancorp and Equality at June 30, 2000 are adequate to cover such losses and complied fully with applicable law, regulatory policy and sound banking practice as of the date of such financial statements. We were not retained to and we did not conduct a physical inspection of any of the properties or facilities of Allegiant Bancorp or Equality, did not make any independent evaluation or appraisal of the assets, liabilities or prospects of Allegiant Bancorp or Equality, were not furnished with any such evaluation or appraisal, and did not review any individual credit files. Our opinion is necessarily based on economic, market, and other conditions as in effect on, and the information made available to us as of, the date hereof.

Howe Barnes Investments, Inc., as part of its investment banking business, is regularly engaged in the valuation of banks and bank holding companies, thrifts and thrift holding companies, and various other financial services companies, in connection with mergers and acquisitions, initial and secondary offerings of securities, and valuations for other purposes. In rendering this fairness opinion, we have acted on behalf of the board of directors of Allegiant Bancorp and will receive a fee for our services.

Howe Barnes Investments' opinion as expressed herein is limited to the fairness, from a financial point of view, of the consideration to be received by holders of Equality common stock in the merger and does not address Allegiant Bancorp's underlying business decision to proceed with the merger. We have been retained on behalf of the board of directors of Allegiant Bancorp, and our opinion does not constitute a recommendation to any holder of Allegiant Bancorp common stock as to how such holder should vote with respect to the merger agreement at any meeting of holders of Allegiant Bancorp common stock.

Board of Directors
Allegiant Bancorp, Inc.
Page 3

Subject to the foregoing and based on our experience as investment bankers, our activities as described above, and other factors we have deemed relevant, we are of the opinion as of the date hereof that the Consideration is fair, from a financial point of view, to the holders of Allegiant Bancorp common stock.



                         Sincerely,
                         HOWE BARNES INVESTMENTS, INC.




                         /s/ Daniel E. Coughlin
                         -------------------------------------------------
                         Daniel E. Coughlin, Senior Vice President

RP FINANCIAL, LC.
-----------------------------------------------                   ANNEX C
Financial Services Industry Consultants                           -------



                           September 15, 2000



Board of Directors
Equality Bancorp, Inc.
4131 South Grand Boulevard
St. Louis, Missouri 63118

Members of the Board:


     You have requested RP Financial, LC. ("RP Financial") to provide you with its opinion as to the fairness from a financial point of view to the shareholders of Equality Bancorp, Inc., St. Louis, Missouri, a Delaware Corporation ("Equality"), of the Agreement and Plan of merger (the "Agreement"), dated July 26, 2000, by and among Allegiant Bancorp, Inc., St. Louis, Missouri, a Missouri Corporation ("Allegiant"), Allegiant Acquisition Corporation, a Delaware corporation and wholly-owned subsidiary of Allegiant ("Acquisition Corp.") and Equality. The Agreement is incorporated herein by reference. Unless otherwise defined, all capitalized terms incorporated herein have the meanings ascribed to them in the Agreement.

Summary Description of Consideration
------------------------------------

     At the Effective Time, by virtue of the merger and without any action on the part of Equality or the holder of any securities of Equality, each share of common stock, $.01 par value per share, of Equality (the "Equality common stock") issued and outstanding (other than shares held in the treasury of Equality, shares in the Equality MRP not subject to an award under the Equality MRP, shares held by any of Equality's Subsidiaries other than in a fiduciary capacity, and shares owned by Allegiant, Acquisition Corp or any other Subsidiary of Allegiant other than in a fiduciary capacity) shall be converted into the right to receive 1.118 shares of common stock, $.01 par value per share, of Allegiant ("Allegiant common stock"), provided that holders of fractional shares shall be entitled to receive cash in lieu of fractional shares. The conversion of each share of Equality Common Stock into 1.118 shares of Allegiant Common Stock shall hereinafter be referred to as the "exchange ratio."


RP Financial Background and Experience
--------------------------------------

     RP Financial, as part of its financial institution valuation and consulting practice, is regularly engaged in the valuation of financial institution securities in connection with mergers and acquisitions of commercial banks and thrift institutions, initial and secondary stock offerings, mutual-to-stock conversions of thrift institutions, and business valuations for other corporate purposes for financial institutions. As specialists in the securities of financial institutions, RP Financial has experience in, and knowledge of, the Missouri and Midwest U.S. markets for bank securities and financial institutions operating in Missouri.

Materials Reviewed
------------------


     In rendering this fairness opinion, RP Financial reviewed the following material: (1) the Agreement; (2) the Joint Proxy Statement/ Prospectus and related Annexes included in the Form S-4 Registration Statement; (3) financial and other information for Equality, all with regard to balance sheet and off-balance sheet composition, profitability, interest rates, volumes, maturities, trends, credit risk, interest rate risk, liquidity risk and operations including: (a) audited financial statements for the fiscal years ended March 31, 1997 through 2000, (b) Form 10-KSB as of March 31, 2000, (c) shareholder, regulatory and internal financial and other reports through June 30, 2000, (d) the most recent proxy materials for Equality, (e) internal budgets, financial projections and business plan forecasts prepared by management, (f) the

-------------------------------------------------------------------------
Washington Headquarters                         Telephone: (703) 528-1700
Rosslyn Center                                    Fax No.: (703) 528-1788
1700 North Moore Street, Suite 2210          E-Mail: mail@rpfinancial.com
Arlington, VA 22209

Board of Directors
September 15, 2000
Page 2


memorandum of understanding in effect between Equality and the Federal
Deposit Insurance Corporation, and (g) Equality's management comments regarding past and current business, operations, financial condition, and future prospects; and (4) financial and other information for Allegiant Bancorp including: (a) audited financial statements for the fiscal years ended
December 31, 1997 through 1999, incorporated in Annual Reports to shareholders and Form 10-Ks; (b) Forms 10-Q as of March 31, 2000 and June 30, 2000 and interim results and developments through June 30, 2000 released in press release form; (c) regulatory and internal financial and other reports through June 30, 2000, (d) internal budgets and financial projections prepared by management of Allegiant Bancorp, (e) recent research materials concerning Allegiant prepared by third party financial analysts, and,
(f) Allegiant's management comments regarding past and current business, operations, financial condition, and future prospects.

     In addition, RP Financial reviewed financial, operational, market area and stock price and trading characteristics for Allegiant and Equality relative to publicly-traded banks and bank holding companies and savings institutions, respectively, with comparable resources, financial condition, earnings, operations and markets. RP Financial also considered the economic and demographic characteristics in the local market area, and the potential impact of the regulatory, legislative and economic environments on operations for Allegiant and Equality and the public perception of the thrift and banking industries.
RP Financial also considered: (a) a transaction summary of the financial terms of the merger, including the aggregate consideration represented by the exchange ratio relative to book value, fully diluted earnings, assets, and deposit liabilities of Equality; (b) the financial terms, financial condition, operating performance, and market areas of other recently completed mergers and acquisitions of comparable financial institution entities, including evaluating Midwest U.S. transactions both generally and specifically and U.S. transactions nationwide where the selling institution's financial condition and operations were comparable to those of Equality; (c) discounted cash flow analyses for Equality on a stand-alone basis, incorporating the current business plan should Equality determine to remain and operate as an independent institution and future prospects of operating as an independent institution; and (d) the pro forma impact of the merger to the holders of Equality Common Stock incorporating the exchange ratio, estimated transaction adjustments, and potential earnings improvements resulting from consolidation, including the resulting impact to the market value per share, tangible book value per share, earnings per share, and dividends per share of Equality Common Stock. RP Financial also considered the more attractive liquidity characteristics of Allegiant Common Stock relative to Equality Common
Stock, the enhanced competitive position of Allegiant resulting from the merger, the greater return on equity of Allegiant relative to Equality, and the opportunities for Allegiant to increase earnings in the future, and the results of Equality's strategic planning activities including expressions of interest received from other potential acquirers of Equality. The results of these analyses and the other factors considered were evaluated as a whole, with the aggregate results indicating a range of financial parameters utilized to assess the Exchange Ratio as described in the Agreement.

     In rendering its opinion, RP Financial relied, without independent verification, on the accuracy and completeness of the information concerning Equality and Allegiant furnished by the respective institutions to RP Financial for review, as well as publicly-available information regarding other financial institutions and economic and demographic data. Neither Equality nor Allegiant restricted RP Financial as to the material it was permitted to review. RP Financial did not perform or obtain any independent appraisals or evaluations of the assets and liabilities and potential and/or contingent assets of liabilities of Equality or Allegiant. The financial forecasts and budgets reviewed by RP Financial were prepared by the respective management teams of Equality and Allegiant. Neither Equality nor Allegiant publicly discloses internal management forecasts or budgets of the type provided to RP Financial in connection with the review of the Merger, and such financial forecasts were not prepared with a view towards public disclosure. The financial forecasts and budgets were based upon numerous variables and assumptions that are inherently uncertain, including without limitation factors related to general economic and competitive conditions, as well as trends in asset quality. Accordingly, actual results could vary significantly from those set forth in such financial forecasts.

     RP Financial expresses no opinion on matters of a legal, regulatory, tax or accounting nature or the ability of the Merger as set forth in the Agreement to be consummated. In rendering its opinion, RP Financial assumed that, in the course of obtaining the necessary regulatory and governmental approvals for the proposed merger, no restriction will be imposed on Allegiant that would have a material adverse effect on the ability of the merger to be consummated as set forth in the Agreement.

Board of Directors
September 15, 2000
Page 3



Opinion
-------

     It is understood that this letter is directed to the board of directors of Equality in its consideration of the Agreement, and does not constitute a recommendation to any shareholder of Equality as to any action that such shareholder should take in connection with the Agreement, or otherwise.

     It is understood that this opinion is based on market conditions and other circumstances existing on the date hereof.


     It is understood that this opinion may be included in its entirety in any communication by Equality or its board of directors to the stockholders of Equality. It is also understood that this opinion may be included in its entirety in any regulatory filing by Allegiant or Equality, and that RP Financial consents to the summary of the opinion in the proxy materials of Equality, and any amendments thereto. Except as described above, this opinion may not be summarized, excerpted from or otherwise publicly referred to without RP Financial's prior written consent.


     Based upon and subject to the foregoing, and other such matters considered relevant, it is RP Financial's opinion that, as of the date hereof, the exchange ratio, as described in the Agreement, is fair to such shareholders from a financial point of view.


                              Respectfully submitted,

                              RP FINANCIAL, LC.

                              /s/ RP FINANCIAL, LC.

PROXY
                      ALLEGIANT BANCORP, INC.
                          2122 KRATKY ROAD
                     ST. LOUIS, MISSOURI 63114

   For the Special Meeting of Shareholders to be held October 19, 2000

          THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS


     The undersigned shareholder(s) of ALLEGIANT BANCORP, INC., does hereby nominate, constitute and appoint Shaun R. Hayes and Thomas A. Daiber, or each of them (with full power to act alone), true and lawful proxies and attorneys-in-fact, with full power of substitution, for the undersigned and in the name, place and stead of the undersigned to vote all of the shares of common stock, $0.01 par value, of Allegiant Bancorp, Inc. standing in the name of the undersigned on its books at the close of business on September 1, 2000 at the Special Meeting of Shareholders to be held at Allegiant Bancorp's headquarters, 2122 Kratky Road, St. Louis, Missouri, on Thursday, October 19, 2000, at 3:00 p.m., Central Time, and at any adjournments or postponements thereof, with all the powers the undersigned would possess if personally present, as follows:

1. To consider and vote upon the approval of the issuance of shares of common stock, $0.01 par value, of Allegiant Bancorp, Inc. in connection with the consummation of the transactions contemplated by the Agreement and Plan of Merger, dated as of July 26, 2000, by and among Allegiant Bancorp, Inc., Allegiant Acquisition Corporation and Equality Bancorp, Inc. The merger agreement provides that (a) Allegiant Bancorp, Inc. will acquire Equality Bancorp, Inc. through the merger of Allegiant Acquisition Corporation with and into Equality Bancorp, Inc.,
     (b) in connection with the merger, each issued and outstanding share of common stock, $0.01 par value, of Equality Bancorp, Inc. will be converted into and become the right to receive 1.118 shares of Allegiant Bancorp, Inc. and (c) each outstanding option to acquire shares of common stock of Equality Bancorp will be converted into an option to acquire shares of common stock of Allegiant Bancorp, upon the terms and subject to the conditions contained in the merger agreement.


               /  /  FOR /  /  AGAINST  /  /  ABSTAIN

2. To transact such other business as may properly come before the special meeting or any adjournments or postponements thereof.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" APPROVAL OF
         THE PROPOSAL TO ISSUE SHARES OF ALLEGIANT BANCORP
           COMMON STOCK PURSUANT TO THE MERGER AGREEMENT.

     The undersigned hereby revokes any other proxies to vote at such meeting and hereby ratifies and confirms all that the proxies and attorneys-in-fact, or each of them, appointed hereunder may lawfully do by virtue hereof. Said proxies and attorneys-in-fact, without limiting their general authority, are specifically authorized to vote in accordance with their best judgment with respect to all matters incident to the conduct of the special meeting.

     THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER(S). IF NO DIRECTION IS GIVEN HEREIN, THIS PROXY WILL BE VOTED "FOR" THE PROPOSAL LISTED ABOVE.

     PLEASE PROMPTLY COMPLETE, DATE, SIGN AND MAIL THIS PROXY.
                 RETURN USING THE ENVELOPE PROVIDED



Check appropriate box       Date _______________, 2000
Indicate changes below:
Address Change?  /  /   Name Change?  /  /

                                        -------------------------
                                        /                       /
                                        /                       /
                                        -------------------------
                                        Signature(s) In Box
                                        When signing as attorney,
                                        executor, administrator,
                                        trustee or guardian, please
                                        give your full title.  If more
                                        than one person holds the
                                        power to vote the same shares,
                                        all must sign.  All joint
                                        owners must sign.  The
                                        undersigned hereby
                                        acknowledges receipt of the
                                        notice of Special Meeting and
                                        the Joint Proxy Statement/
                                        Prospectus (with all
                                        enclosures and attachments),
                                        dated September 15, 2000,
                                        relating to the special meeting.

PROXY
                       EQUALITY BANCORP, INC.
                     4131 SOUTH GRAND BOULEVARD
                     ST. LOUIS, MISSOURI 63118

                                      (Please sign and date on reverse side)

  For the Special Meeting of Shareholders to be held October 19, 2000

         THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

     The undersigned shareholder(s) of EQUALITY BANCORP, INC., does hereby nominate, constitute and appoint RICHARD C. FELLHAUER AND MICHAEL
A. DEELO, or each of them (with full power to act alone), true and lawful proxies and attorneys-in-fact, with full power of substitution, for the undersigned and in the name, place and stead of the undersigned to vote all of the shares of common stock, $0.01 par value, of Equality Bancorp, Inc. standing in the name of the undersigned on its books at the close of business on September 6, 2000 at the Special Meeting of Shareholders to be held at 558 Gravois Road, Fenton, Missouri 63026, on Thursday, October 19, 2000, at 10:00 a.m., Central Time, and at any adjournments or postponements thereof, with all the powers the undersigned would possess if personally present, as follows:

1. To approve and adopt the Agreement and Plan of Merger, dated as of July 26, 2000, by and among Allegiant Bancorp, Inc., a Missouri corporation, Allegiant Acquisition Corporation, a
     Delaware corporation and wholly-owned subsidiary of Allegiant
     Bancorp, and Equality Bancorp, Inc., and the related transactions, pursuant to which, among other things, (i) Allegiant Bancorp Corporation will be merged with and into Equality Bancorp, Inc., with Equality Bancorp being the surviving corporation in the merger, and (ii) each outstanding share of our common stock, $0.01 par value, will be canceled and converted into the right to receive 1.118 shares of common stock, $0.01 par value, of Allegiant Bancorp, upon the terms and subject to the conditions set forth in the merger agreement.

              /  /  FOR /  /  AGAINST  /  /  ABSTAIN

2. To transact such other business as may properly come before the Special Meeting or any adjournments or postponements thereof.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" APPROVAL OF
                     THE PROPOSAL LISTED ABOVE.

-----------------------------------------------------------------------------



                            PLEASE LIST
                     NAMES OF PERSONS ATTENDING


--------------------------------------------------------------------


--------------------------------------------------------------------


--------------------------------------------------------------------


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

                         [LOGO] EQUALITY
                                BANCORP, INC.
                                SPECIAL MEETING


           THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS
               PLEASE COMPLETE, DATE, SIGN AND MAIL THE
     DETACHED PROXY CARD IN THE ENCLOSED POSTAGE-PREPAID ENVELOPE.



                         DETACH PROXY CARD HERE
--------------------------------------------------------------------------
     The undersigned hereby revokes any other proxies to vote at such meeting and hereby ratifies and confirms all that the proxies and attorneys-in-fact, or each of them, appointed hereunder may lawfully do by virtue hereof. Said proxies and attorneys-in-fact, without limiting their general authority, are specifically authorized to vote in accordance with their best judgment with respect to all matters incident to the conduct of the special meeting.
THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER
DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER(S). IF NO DIRECTION IS GIVEN HEREIN, THIS PROXY WILL BE VOTED "FOR" THE PROPOSAL LISTED ON THE REVERSE SIDE.


                                  Signed:
                                         ------------------------------


                                         ------------------------------



                                  Dated:                         , 2000
                                         ------------------------


IMPORTANT: When signing as attorney, executor, administrator, trustee or guardian, please give your full title. If more than one person holds the power to vote the same shares, all must sign. All joint owners must sign. The undersigned hereby acknowledges receipt of the notice of Special Meeting and the Joint Proxy Statement/Prospectus (with all enclosures and attachments), dated September 15, 2000, relating to the Special Meeting.


--------------------------------------------------------------------------



                         [LOGO] EQUALITY
                                BANCORP, INC.
                                SPECIAL MEETING

If you personally plan to attend the Special Meeting of Shareholders, please check the box below and list names of attendees on reverse aide.

Return this stub in the enclosed envelope with your completed proxy card.

I/We do plan to attend the
Special Meeting.             /    /